 Filed pursuant to Rule 424(b)(3)
 Registration No. 333-286660
MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

Dear stockholders of Alumis Inc. and stockholders of ACELYRIN, Inc.:
As previously announced, the board of directors of Alumis Inc. (“Alumis”) and the board of directors of ACELYRIN, Inc. (“ACELYRIN”), each with Alan Colowick and Patrick Machado recused, have approved the merger of ACELYRIN and Alumis. Alumis, ACELYRIN and Arrow Merger Sub, Inc (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of February 6, 2025, which was amended on April 20, 2025 (as amended, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into ACELYRIN, with ACELYRIN continuing as a direct wholly owned subsidiary of Alumis (the “Merger”).
If the transaction is completed, ACELYRIN stockholders will have the right to receive, for each issued and outstanding share of common stock, par value $0.00001 per share, of ACELYRIN (“ACELYRIN common stock”) held by such stockholder immediately prior to the effective time of the Merger, 0.4814 shares of common stock, par value $0.0001 per share, of Alumis (“Alumis common stock”), without interest (the number of shares of Alumis common stock issued in exchange for each share of ACELYRIN common stock, the “Exchange Ratio”), with cash paid in lieu of fractional shares. Alumis stockholders will continue to own their existing shares of Alumis common stock. The Exchange Ratio is fixed and will not reflect changes in the market price of ACELYRIN common stock or Alumis common stock between the date of signing of the Merger Agreement and consummation of the Merger. We urge Alumis stockholders and ACELYRIN stockholders to obtain current stock price quotations for Alumis common stock and ACELYRIN common stock.
Immediately following the Merger, Alumis stockholders as of immediately prior to the Merger are expected to collectively own approximately 52% of the combined company and ACELYRIN stockholders as of immediately prior to the Merger are expected to collectively own approximately 48% of the combined company, in each case, calculated on a fully diluted basis as of January 31, 2025. Alumis common stock and ACELYRIN common stock are both currently traded on the Nasdaq Global Select Market under the symbols “ALMS” and “SLRN,” respectively. Upon completion of the Merger, the ACELYRIN common stock will cease to be traded on the Nasdaq Global Select Market.
At the special meeting of Alumis stockholders to be held virtually on May 13, 2025, Alumis stockholders will be asked to vote on (i) a proposal to approve the issuance of shares of Alumis common stock to ACELYRIN stockholders, which is a condition to completion of the Merger (the “Alumis stock issuance proposal”), and (ii) a proposal to approve the adjournment from time to time of the Alumis virtual special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of Alumis common stock in the Merger (the “Alumis adjournment proposal”).
At the special meeting of ACELYRIN stockholders to be held virtually on May 13, 2025, ACELYRIN stockholders will be asked to vote on (i) a proposal to adopt the Merger Agreement (the “ACELYRIN merger proposal”) and (ii) a proposal to approve the adjournment from time to time of the ACELYRIN virtual special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement (the “ACELYRIN adjournment proposal”).
Only holders of record of Alumis common stock on April 1, 2025 (including shares of Alumis common stock held through a bank, broker or other nominee that is a stockholder of record of Alumis) and holders of record of ACELYRIN common stock on April 1, 2025 (including shares of ACELYRIN common stock held through a bank, broker or other nominee that is a stockholder of record of ACELYRIN) are entitled to attend and vote at the virtual special meeting of Alumis stockholders or the virtual special meeting of ACELYRIN stockholders, respectively, or any adjournment or postponement thereof.
We cannot complete the Merger unless the ACELYRIN stockholders and the Alumis stockholders approve the respective proposals related to the Merger. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Alumis virtual special meeting or ACELYRIN virtual special meeting, as applicable, please vote your shares as promptly as possible by (1) accessing the internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card, or (3) signing and returning all proxy cards that you receive in the postage-paid envelope provided, so that your shares may be represented and voted at the Alumis virtual special meeting or the ACELYRIN virtual special meeting, as applicable. If you are an Alumis stockholder, please note that a failure to vote your shares may result in a failure to establish a quorum for the Alumis virtual special meeting. If you are an ACELYRIN stockholder, please note that a failure to vote your shares is the equivalent of a vote against the Merger.
The Alumis board of directors, with Alan Colowick and Patrick Machado recused, recommends that Alumis stockholders vote “FOR” the Alumis stock issuance proposal and, if necessary, “FOR” the Alumis adjournment proposal. The ACELYRIN board of directors, with Alan Colowick and Patrick Machado recused, recommends that ACELYRIN stockholders vote “FOR” the ACELYRIN merger proposal and, if necessary, “FOR” the ACELYRIN adjournment proposal.
The obligations of Alumis and ACELYRIN to complete the Merger are subject to the satisfaction or waiver of several conditions set forth in the Merger Agreement. More information about Alumis, ACELYRIN and the Merger is contained in this joint proxy statement/prospectus. Alumis and ACELYRIN encourage you to read this entire joint proxy statement/prospectus carefully, including the section titled “Risk Factors” beginning on page 37 of this joint proxy statement/prospectus.
We look forward to the successful Merger of Alumis and ACELYRIN.
Sincerely,	Sincerely,
/s/ Martin Babler Martin Babler President and Chief Executive Officer Alumis Inc.	/s/ Mina Kim Mina Kim Chief Executive Officer ACELYRIN, Inc.
NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED THAT THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
This joint proxy statement/prospectus is dated April 23, 2025 and is first being mailed to the stockholders of Alumis and stockholders of ACELYRIN on or about April 23, 2025.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS
This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”), by Alumis, constitutes a prospectus of Alumis under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Alumis voting common stock (referred to as “Alumis common stock” in this joint proxy statement/prospectus) proposed to be issued to ACELYRIN stockholders pursuant to the Merger Agreement. This document also constitutes a joint proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also includes a notice of meeting with respect to the special meeting of Alumis stockholders, at which Alumis stockholders will be asked to vote upon the Alumis stock issuance proposal, and a notice of meeting with respect to the special meeting of ACELYRIN stockholders, at which ACELYRIN stockholders will be asked to vote on the ACELYRIN merger proposal.
Alumis has supplied all information contained in this joint proxy statement/prospectus relating to Alumis and Merger Sub. ACELYRIN has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to ACELYRIN. Alumis and ACELYRIN have both contributed information relating to the proposed transactions.
Before casting your vote, you should carefully review all the information contained or incorporated by reference into this joint proxy statement/prospectus. Neither Alumis nor ACELYRIN has authorized anyone to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated April 23, 2025. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than the date on the front cover of those documents. Neither our mailing of this joint proxy statement/prospectus to Alumis stockholders or ACELYRIN stockholders nor the issuance by Alumis of Alumis common stock in connection with the Merger will create any implication to the contrary.
In deciding how to vote with respect to any of the proposals discussed herein, you must make your own independent examination of the merits and risks of the proposal. You should not construe anything included in this joint proxy statement/prospectus as investment, legal, business or tax advice, and should consult with your own advisors if you have questions concerning any of the matters described herein.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information you can find in Alumis’ registration statement or its exhibits. For further information pertaining to Alumis and the shares of Alumis common stock to be issued in connection with the Merger, reference is made to that registration statement and its exhibits. Statements contained in this document or in any document incorporated into this document by reference as to the contents of any contract or other document referred to in this document or in other documents that are incorporated by reference into this document are not necessarily complete and, in each instance, reference is made to the copy of the applicable contract or other document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each statement contained in this document is qualified in its entirety by reference to the underlying documents. You are encouraged to read the entire registration statement. You may obtain copies of the registration statement on Form S-4 including documents incorporated by reference into the registration statement (and any amendments to those documents) by following the instructions under the section titled “Where You Can Find More Information.”
All references in this joint proxy statement/prospectus to “ACELYRIN” refer to ACELYRIN, Inc., a Delaware corporation (except that in connection with the description of its operations or business under the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors,” such term refers to the consolidated operations of ACELYRIN and its wholly owned subsidiary); all references in this joint proxy statement/prospectus to “Alumis” refer to Alumis Inc., a Delaware corporation; all references to “Merger Sub” refer to Arrow Merger Sub, Inc, a Delaware corporation and a wholly owned subsidiary of Alumis, formed for the purpose of effecting the Merger. Unless otherwise indicated or as the context requires, all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of

February 6, 2025, as amended on April 20, 2025, by and among Alumis, ACELYRIN and Merger Sub, a copy of which is included as Annexes A-1 and A-2 to this joint proxy statement/prospectus.
TRADEMARKS AND SERVICE MARKS
Alumis and ACELYRIN own or have rights to various trademarks, logos, service marks and trade names that each uses in connection with the operation of its business. Alumis and ACELYRIN each also own or have the rights to copyrights that protect the content of their respective products. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this joint proxy statement/prospectus are listed without the ™, ® and © symbols, but such references do not constitute a waiver of any rights that might be associated with the respective trademarks, service marks, trade names and copyrights included or referred to in this joint proxy statement/prospectus.
ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates important business and financial information about ACELYRIN from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a listing of documents incorporated by reference into this joint proxy statement/prospectus, please see the section titled “Where You Can Find More Information.” This information is available to you without charge upon your request.
You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from ACELYRIN at the following addresses and telephone numbers:
ACELYRIN, Inc.
4149 Liberty Canyon Road
Agoura Hills, California 91301
(805) 730-0360
Attn: Investor Relations
Investors may also consult Alumis’ or ACELYRIN’s website for more information concerning the Merger described in this joint proxy statement/prospectus. Alumis’ website is www.alumis.com. ACELYRIN’s website is www.acelyrin.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.
In addition, if you have questions about the Merger or the accompanying joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, for Alumis stockholders, please call Mackenzie Partners, Inc., the proxy solicitor for Alumis, toll-free at (800) 322-3885 or email proxy@mackenziepartners.com, or, for ACELYRIN stockholders, please call Sodali & Co, the proxy solicitor for ACELYRIN, toll-free at (800) 662-5200 or email SLRN@investor.sodali.com. You will not be charged for any of these documents that you request.
If you would like to request any documents, please do so no later than five business days before the date of the relevant special meeting in order to receive timely delivery of such documents before such special meeting. Therefore, if you would like to request documents from Alumis, please do so by May 6, 2025 and if you would like to request documents from ACELYRIN, please do so by May 6, 2025 in order to receive such documents before the Alumis and ACELYRIN virtual special meetings, respectively.

280 East Grand Avenue
South San Francisco, California 94080
(650) 231-6625
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 13, 2025
Virtual Meeting Only — No Physical Meeting Location
Dear Alumis stockholders:
We are pleased to invite you to attend the special meeting of the Alumis stockholders, which will be held on May 13, 2025, at 9:00 a.m. (Pacific Time) (the “Alumis virtual special meeting”). The Alumis virtual special meeting will be conducted via live webcast at www.virtualshareholdermeeting.com/ALMS2025SM for the following purposes:
•
Alumis Proposal 1:   To approve the issuance of shares of Alumis common stock to ACELYRIN stockholders in connection with the Merger contemplated by the Agreement and Plan of Merger, dated February 6, 2025, amended on April 20, 2025, among Alumis Inc., Arrow Merger Sub, Inc. and ACELYRIN, Inc., as may be further amended from time to time (as amended, the “Merger Agreement”). A copy of the Merger Agreement is attached as Annexes A-1 and A-2 to the joint proxy statement/prospectus accompanying this notice. We refer to this proposal as the “Alumis stock issuance proposal.”

•
Alumis Proposal 2:   To approve the adjournment from time to time of the Alumis virtual special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Alumis stock issuance proposal. We refer to this proposal as the “Alumis adjournment proposal.”

Alumis will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the Alumis virtual special meeting.
In order to attend the Alumis virtual special meeting, as well as vote and submit your questions during the live webcast of the meeting, you will need to visit www.virtualshareholdermeeting.com/ALMS2025SM and enter the 16-digit Control Number shown on your proxy card. Please be sure to follow the instructions found on your proxy card and/or voting authorization form.
At a meeting of the board of directors of Alumis with Alan Colowick and Patrick Machado recused (the “Alumis Board”) held on April 20, 2025, the Alumis Board, acting on the unanimous recommendation of a special committee, consisting solely of independent and disinterested directors of Alumis (the “Alumis Special Committee”), determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Alumis and its stockholders, approved the Merger Agreement, the execution of the Merger Agreement and the consummation of the transactions contemplated thereby, including the issuance of shares of Alumis common stock to the ACELYRIN stockholders, and resolved to recommend that the Alumis stockholders vote to approve the Alumis stock issuance proposal.
The Alumis Board, acting on the unanimous recommendation of the Alumis Special Committee, recommends that Alumis stockholders vote “FOR” the Alumis stock issuance proposal and “FOR” the Alumis adjournment proposal.
Holders of record of shares of Alumis common stock, at the close of business on April 1, 2025 (the “Alumis record date”), are entitled to notice of, and may vote at, the Alumis virtual special meeting and any adjournment of the special meeting. A list of Alumis stockholders entitled to vote at the Alumis virtual special meeting will be available for inspection at Alumis’ principal executive offices, located at 280 East Grand Avenue, South San Francisco, California 94080, at least 10 days prior to the date of the Alumis virtual special meeting and continuing through the date thereof for any purpose germane to the Alumis virtual special meeting, between the hours of 9:00 a.m. and 4:30 p.m., local time.
Approval of the Alumis stock issuance proposal requires the affirmative vote of the holders of shares of Alumis common stock representing a majority of the votes cast on such matter at the Alumis virtual special meeting (provided that a quorum exists). Approval of the Alumis adjournment proposal requires the affirmative vote of the holders of shares of Alumis common stock representing a majority of the votes cast on such matter at the Alumis virtual special meeting (whether or not a quorum is present).
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to Be Held on May 13, 2025 starting at 9:00 a.m. (Pacific Time) via live webcast at www.virtualshareholdermeeting.com/ALMS2025SM
The proxy statement is available at www.virtualshareholdermeeting.com/ALMS2025SM
Your vote is important. Whether or not you expect to attend the Alumis virtual special meeting virtually, we urge you to vote your shares as promptly as possible by (1) accessing the internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Alumis virtual special meeting. If your shares are held in “street name” through a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder. In lieu of receiving a proxy card, participants in certain benefit plans of Alumis and certain participating Alumis subsidiaries have been furnished with voting instruction cards, which are described in greater detail in the accompanying joint proxy statement/prospectus. If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are considered, with respect to those shares, the stockholder of record. In such case, these proxy materials are being sent directly to you.
If you have any questions or need assistance voting your shares, please call our proxy solicitor,
Mackenzie Partners, Inc., toll-free at (800) 322-3885.
By Order of the Board of Directors,
/s/ Martin Babler

Martin Babler
President and Chief Executive Officer
South San Francisco, California
April 23, 2025
We are pleased to invite you to attend the Alumis virtual special meeting, conducted via live webcast, at www.virtualshareholdermeeting.com/ALMS2025SM. You will not be able to attend the special meeting in person. Whether or not you expect to attend the virtual special meeting, please complete, date, sign and return the proxy card that may be delivered to you or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the virtual special meeting. Even if you have voted by proxy, you may still vote if you attend the virtual special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you may be instructed to obtain a legal proxy form from your broker, bank or other nominee and to submit a copy in advance of the special meeting.

4149 Liberty Canyon Road
Agoura Hills, California 91301
(805) 730-0360
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 13, 2025
Virtual Meeting Only — No Physical Meeting Location
Dear ACELYRIN stockholders:
We are pleased to invite you to attend the special meeting of the ACELYRIN stockholders, which will be held on May 13, 2025, at 9:00 a.m. (Pacific Time) (the “ACELYRIN virtual special meeting”). The ACELYRIN virtual special meeting will be conducted via live webcast at www.virtualshareholdermeeting.com/SLRN2025SM for the following purposes:
•
ACELYRIN Proposal 1:   To adopt the Agreement and Plan of Merger, dated February 6, 2025, among Alumis Inc., Arrow Merger Sub, Inc. and ACELYRIN, Inc., as amended on April 20, 2025 and as may be further amended from time to time. A copy of the Merger Agreement is attached as Annexes A-1 and A-2 to the joint proxy statement/prospectus accompanying this notice. We refer to this proposal as the “ACELYRIN merger proposal.”

•
ACELYRIN Proposal 2:   To approve the adjournment from time to time of the ACELYRIN virtual special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the ACELYRIN merger proposal. We refer to this proposal as the “ACELYRIN adjournment proposal.”

ACELYRIN will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the ACELYRIN virtual special meeting.
In order to attend the ACELYRIN virtual special meeting, as well as vote and submit your questions during the live webcast of the meeting, you will need to visit www.virtualshareholdermeeting.com/SLRN2025SM and enter the 16-digit Control Number shown on your proxy card. Please be sure to follow instructions found on your proxy card and/or voting authorization form.
At a meeting of the board of directors of ACELYRIN with Alan Colowick and Patrick Machado recused (the “ACELYRIN Board”) held on February 6, 2025, the ACELYRIN Board, acting on the unanimous recommendation of a transaction committee, consisting solely of independent and disinterested directors of ACELYRIN (the “ACELYRIN Transaction Committee”), determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of ACELYRIN and its stockholders, approved the Merger Agreement and the Merger, the execution of the Merger Agreement and the consummation of the transactions contemplated thereby and resolved to recommend that ACELYRIN’s stockholders adopt the Merger Agreement. At a meeting of the ACELYRIN Board with Alan Colowick and Patrick Machado recused held on April 20, 2025, the ACELYRIN Board, acting on the unanimous recommendation of the ACELYRIN Transaction Committee (other than Mr. Cozadd, who was unable to attend due to a scheduling conflict), determined that the amendment to the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of ACELYRIN and its stockholders, approved the amendment to the Merger Agreement, the execution of the amendment to the Merger Agreement and the consummation of the transactions contemplated thereby and resolved to recommend that ACELYRIN’s stockholders adopt the amendment to the Merger Agreement.

The ACELYRIN Board, acting on the unanimous recommendation of the ACELYRIN Transaction Committee, recommends that ACELYRIN stockholders vote “FOR” the ACELYRIN merger proposal and “FOR” the ACELYRIN adjournment proposal.
Holders of record of shares of ACELYRIN common stock, at the close of business on April 1, 2025 (the “ACELYRIN record date”) are entitled to notice of, and may vote at, the ACELYRIN virtual special meeting and any adjournment thereof. A list of ACELYRIN stockholders entitled to vote at the ACELYRIN virtual special meeting will be available for inspection at ACELYRIN’s principal executive offices, located at 4149 Liberty Canyon Road, Agoura Hills, California 91301, for a period of 10 days ending on the date before the date of the ACELYRIN virtual special meeting date for any purpose germane to the ACELYRIN virtual special meeting, during ordinary business hours.
Approval of the ACELYRIN merger proposal requires the affirmative vote of holders of ACELYRIN common stock representing a majority of the outstanding shares of ACELYRIN common stock entitled to vote on such matter at the ACELYRIN virtual special meeting. Approval of the ACELYRIN adjournment proposal requires the affirmative vote of holders of ACELYRIN common stock representing a majority of votes cast on such matter at the ACELYRIN virtual special meeting (whether or not a quorum is present).
Your vote is important. Whether or not you expect to attend the ACELYRIN virtual special meeting virtually, we urge you to vote your shares as promptly as possible by (1) accessing the internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the ACELYRIN virtual special meeting. If your shares are held in “street name” through a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder. In lieu of receiving a proxy card, participants in certain benefit plans of ACELYRIN and certain participating ACELYRIN subsidiaries have been furnished with voting instruction cards, which are described in greater detail in the accompanying joint proxy statement/prospectus. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record. In such case, these proxy materials are being sent directly to you.
If you have any questions or need assistance voting your shares, please contact our proxy solicitor, Sodali & Co, at (800) 662-5200 or by email at SLRN@investor.sodali.com.
By Order of the Board of Directors,
/s/ Mina Kim

Mina Kim
Chief Executive Officer
Agoura Hills, California
April 23, 2025
We are pleased to invite you to attend the ACELYRIN virtual special meeting, conducted via live webcast, at www.virtualshareholdermeeting.com/SLRN2025SM. You will not be able to attend the special meeting in person. Whether or not you expect to attend the virtual special meeting, please complete, date, sign and return the proxy card that may be delivered to you or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the virtual special meeting. Even if you have voted by proxy, you may still vote if you attend the virtual special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you may be instructed to obtain a legal proxy form from your broker, bank or other nominee and to submit a copy in advance of the special meeting.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE VIRTUAL SPECIAL MEETINGS
The following are brief answers to certain questions that Alumis stockholders and ACELYRIN stockholders may have regarding the Merger, the Merger Agreement, the issuance of shares of Alumis common stock in connection with the Merger, the Alumis virtual special meeting, the ACELYRIN virtual special meeting, and other matters to be considered at the Alumis virtual special meeting and at the ACELYRIN virtual special meeting. Alumis and ACELYRIN urge you to carefully read the remainder of this joint proxy statement/prospectus and additional important information contained in the annexes and exhibits to, and the documents incorporated by reference into, this joint proxy statement/prospectus because the information in this section may not provide all of the information that might be important to you in determining how to vote. See the section titled “Where You Can Find More Information.”
Q:
What is the proposed transaction?

A:
On February 6, 2025, Alumis, ACELYRIN and Merger Sub entered into the Merger Agreement, which was subsequently amended on April 20, 2025. A copy of the Merger Agreement is attached to this joint proxy statement/prospectus as Annexes A-1 and A-2.

Under the terms of the Merger Agreement, Merger Sub will merge with and into ACELYRIN, with ACELYRIN continuing as a direct, wholly owned subsidiary of Alumis. If the Merger is completed, holders of ACELYRIN common stock (other than shares held by (i) ACELYRIN, including in treasury, (ii) ACELYRIN’s subsidiaries, (iii) Alumis or (iv) Alumis’ subsidiaries, if any) (“ACELYRIN stockholders”) will have the right to receive for each share of ACELYRIN common stock held by such ACELYRIN stockholder 0.4814 shares of Alumis common stock, without interest (the number of shares of Alumis common stock in exchange for each share of ACELYRIN common stock, the “Exchange Ratio”). The Exchange Ratio will not reflect changes in the market price of ACELYRIN common stock or Alumis common stock between the date of signing of the Merger Agreement and consummation of the Merger.
Q:
Why am I receiving this joint proxy statement/prospectus?

A:
In order to complete the Merger, among other things:

•
Alumis stockholders must vote to approve the issuance of shares of Alumis common stock to ACELYRIN stockholders in connection with the Merger (the “Alumis stock issuance proposal”); and

•
ACELYRIN stockholders must vote to adopt the Merger Agreement (the “ACELYRIN merger proposal”).

Alumis is holding a virtual special meeting of stockholders in order to obtain the stockholder approval necessary to approve the Alumis stock issuance proposal. Alumis stockholders will also be asked to approve the adjournment from time to time of the Alumis virtual special meeting if necessary to solicit additional proxies if there are not sufficient votes at the time of the Alumis virtual special meeting, or any adjournment or postponement thereof, to approve the stock issuance. It is important that Alumis stockholders vote on each of these matters, regardless of the number of shares owned.
ACELYRIN is holding a virtual special meeting of stockholders to obtain the stockholder approval necessary to approve the ACELYRIN merger proposal. In addition, ACELYRIN stockholders will also be asked to approve the adjournment from time to time of the ACELYRIN virtual special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the ACELYRIN merger proposal at the time of the ACELYRIN virtual special meeting or any adjournment or postponement thereof. It is important that ACELYRIN stockholders vote their ACELYRIN common stock on each of these matters, regardless of the number of shares owned.
Your vote is important. We encourage you to vote as soon as possible.

Q:
Who is soliciting my proxy?

A:
Proxies in the form enclosed with this joint proxy statement/prospectus are being solicited from the Alumis stockholders by the Alumis Board. Proxies in the form enclosed with this joint proxy statement/prospectus are being solicited from the ACELYRIN stockholders by the ACELYRIN Board.

Q:
When and where will the meetings be held?

A:
The Alumis virtual special meeting will be held virtually on May 13, 2025, at 9:00 a.m. (Pacific Time). There will be no physical meeting location. In order to attend the Alumis virtual special meeting, as well as vote and submit your questions during the live webcast of the meeting, you will need to visit www.virtualshareholdermeeting.com/ALMS2025SM and enter the 16-digit Control Number shown on your proxy card. Please be sure to follow instructions found on your proxy card and/or voting authorization form.

The ACELYRIN virtual special meeting will be held virtually on May 13, 2025, at 9:00 a.m. (Pacific Time). There will be no physical meeting location. In order to attend the ACELYRIN virtual special meeting, as well as vote and submit your questions during the live webcast of the meeting, you will need to visit www.virtualshareholdermeeting.com/SLRN2025SM and enter the 16-digit Control Number shown on your proxy card. Please be sure to follow instructions found on your proxy card and/or voting authorization form.
Q:
What will ACELYRIN stockholders receive in the Merger?

A:
In connection with the closing of the Merger, ACELYRIN stockholders will have the right to receive for each share of ACELYRIN common stock held by such ACELYRIN stockholder 0.4814 shares of Alumis common stock, without interest, plus any cash payable in lieu of fractional shares of Alumis’ common stock. The Exchange Ratio will not reflect changes in the market price of ACELYRIN common stock or Alumis common stock between the date of signing of the Merger Agreement and consummation of the Merger.

We encourage you to obtain current market quotations of Alumis common stock and ACELYRIN common stock before voting.
Alumis stockholders will continue to own their existing shares of Alumis common stock. Alumis common stock and ACELYRIN common stock are both currently traded on the Nasdaq Global Select Market (“Nasdaq”) under the symbols “ALMS” and “SLRN,” respectively.
Q:
After applying the Exchange Ratio, how will fractional shares be handled?

A:
No certificate or scrip representing fractional shares of Alumis common stock will be issued in connection with the Merger, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of an Alumis stockholder. Equiniti Trust Company, LLC, acting as agent for the holders of ACELYRIN common stock otherwise entitled to receive fractional shares of Alumis common stock at the Closing, will aggregate all fractional shares of Alumis common stock that would otherwise have been required to be distributed and cause them to be sold in the open market for the accounts of such holders. Each holder of ACELYRIN common stock who would otherwise have been entitled to receive a fraction of a share of Alumis common stock will receive cash, rounded to the nearest whole cent and without interest, in an amount equal to the proceeds from such sale by Equiniti Trust Company, LLC, if any, less applicable fees and expenses, including broker fees.

Q:
How does the Exchange Ratio affect the ownership of Alumis after completion of the Merger?

A:
Following the completion of the Merger, Alumis stockholders as of immediately prior to the Merger are expected to collectively own approximately 52% of the outstanding capital stock of the combined company and ACELYRIN stockholders as of immediately prior to the Merger are expected to collectively own approximately 48% of the outstanding capital stock of the combined company, in each case calculated on a fully diluted basis as of January 31, 2025. The exact ownership interests of Alumis stockholders and ACELYRIN stockholders in the combined company immediately following the Merger will depend on the number of Alumis common stock and the number of ACELYRIN common stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”).
Q:
How do ACELYRIN stockholders vote?

A:
Stockholder of Record; Shares Registered in Your Name
If you are a stockholder of record of ACELYRIN, you may vote at the ACELYRIN virtual special meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using the proxy card that may be delivered to you. Whether or not you plan to attend the ACELYRIN virtual special meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual special meeting and vote even if you have already voted by proxy.
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VOTE DURING THE SPECIAL MEETING:   To vote during the live webcast of the ACELYRIN virtual special meeting, you will need to visit www.virtualshareholdermeeting.com/SLRN2025SM and enter the 16-digit Control Number shown on your proxy card. Please be sure to follow instructions found on your proxy card and/or voting authorization form. Stockholders will be able to attend the ACELYRIN virtual special meeting platform beginning at 9:00 a.m. (Pacific Time) on May 13, 2025, by visiting www.virtualshareholdermeeting.com/SLRN2025SM.

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TO VOTE BY PHONE:   To vote over the telephone, dial 1-800-690-6903 using any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. (Eastern Time) on May 12, 2025. Have your proxy card in hand when you call and then follow the instructions.

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TO VOTE BY INTERNET:   You can vote over the internet at www.proxyvote.com. Vote by 11:59 p.m. (Eastern Time) on May 12, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to crease an electronic voting instruction form.

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TO VOTE BY PROXY CARD:   To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered to you and return it promptly in the postage-prepaid envelope we have provided or return it to: Broadridge, 51 Mercedes Way, Edgewood, NY 11717, c/o Vote Processing. If you return your signed proxy card to us before the ACELYRIN virtual special meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your brokerage firm, bank or other agent, you should have received a voting instruction form with the proxy card delivered to you from that organization rather than from ACELYRIN. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker, bank or other agent. To vote at the ACELYRIN virtual special meeting, you will need to visit www.virtualshareholdermeeting.com/SLRN2025SM. You may be instructed to obtain a legal proxy from your broker, bank or other nominee and to submit a copy in advance of the ACELYRIN virtual special meeting. Further instruction will be provided to you as part of your registration process.
If you are a stockholder of record, internet proxy voting allows you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Q:
How do Alumis stockholders vote?

A:
Stockholder of Record; Shares Registered in Your Name
If you are a stockholder of record of Alumis, you may vote at the Alumis virtual special meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using the proxy card that may be delivered to you. Whether or not you plan to attend the Alumis virtual special meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual special meeting and vote even if you have already voted by proxy.
•
VOTE DURING THE SPECIAL MEETING:   To vote during the live webcast of the Alumis virtual special meeting, you will need to visit www.virtualshareholdermeeting.com/ALMS2025SM and enter the 16-digit Control Number included in your proxy card. Please be sure to follow instructions found on your proxy card and/or voting authorization form.

Stockholders will be able to attend the Alumis virtual special meeting platform beginning at 9:00 a.m. (Pacific Time) on May 13, 2025, by visiting www.virtualshareholdermeeting.com/ALMS2025SM.
•
TO VOTE BY PHONE:   To vote over the telephone, dial 1-800-690-6903 using any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. (Eastern Time) on May 12, 2025. Have your proxy card in hand when you call and then follow the instructions.

•
TO VOTE BY INTERNET:   You can vote over the internet at www.proxyvote.com. Vote by 11:59 p.m. (Eastern Time) on May 12, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to crease an electronic voting instruction form.

•
TO VOTE BY PROXY CARD:   To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered to you and return it promptly in the postage-prepaid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you return your signed proxy card to us before the Alumis virtual special meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your brokerage firm, bank or other agent, you should have received a voting instruction form with the proxy card delivered to you from that organization rather than from Alumis. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker, bank or other agent. To vote at the Alumis virtual special meeting, you will need to visit www.virtualshareholdermeeting.com/ALMS2025SM. You may be instructed to obtain a legal proxy from your broker, bank or other nominee and to submit a copy in advance of the Alumis virtual special meeting. Further instruction will be provided to you as part of your registration process.
If you are a stockholder of record, internet proxy voting allows you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
Q:
What are the voting deadlines?

A:
If you are an Alumis stockholder, the deadline for submitting a proxy using the internet or the telephone is 11:59 p.m. (Eastern Time) on May 12, 2025. If you received your special meeting materials by mail, you may complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. All holders of Alumis common stock as of the close of business on the record date for the Alumis virtual special meeting may vote virtually at the Alumis virtual special meeting. For detailed information, see the section titled “The Alumis Virtual Special Meeting.”

If you are an ACELYRIN stockholder, the deadline for submitting a proxy using the internet or the telephone is 11:59 p.m. (Eastern Time) on May 12, 2025. If you received your special meeting materials by mail, you may complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. All holders of ACELYRIN common stock as of the close of business on the record date may vote virtually at the ACELYRIN virtual special meeting. For detailed information, see the section titled “The ACELYRIN Virtual Special Meeting.”
Q:
What vote is required to approve each proposal at the Alumis virtual special meeting?

A:
Alumis Stock Issuance Proposal.   Approval of the stock issuance proposal requires the affirmative vote of the holders of Alumis common stock representing a majority of the votes cast at the Alumis virtual special meeting (provided that a quorum exists). Failure to vote virtually or by proxy at the special meeting, abstentions, and broker non-votes (if any) will have no effect on the outcome of the Alumis stock issuance proposal. Shares of Alumis common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon.

Alumis Adjournment Proposal.   Approval of the Alumis adjournment proposal requires the affirmative vote of the holders of Alumis common stock representing a majority of the votes cast at the Alumis virtual special meeting (whether or not a quorum is present). Failure to vote virtually or by proxy at the special meeting, abstentions, and broker non-votes (if any) will have no effect on the outcome of the Alumis adjournment proposal. Shares of Alumis common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon.
Q:
What vote is required to approve each proposal at the ACELYRIN virtual special meeting?

A:
ACELYRIN Merger Proposal.   Approval of the ACELYRIN merger proposal requires the affirmative vote of a majority of the outstanding shares of ACELYRIN’s common stock entitled to vote at the ACELYRIN virtual special meeting. Failure to vote virtually or by proxy at the special meeting, abstentions, and broker non-votes (if any) will have the same effect as a vote against the ACELYRIN merger proposal. Shares of ACELYRIN common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon.

ACELYRIN Adjournment Proposal.   Approval of the ACELYRIN adjournment proposal requires the affirmative vote of the holders of ACELYRIN common stock representing a majority of the votes cast at the ACELYRIN virtual special meeting (whether or not a quorum is present). Failure to vote virtually or by proxy at the special meeting, abstentions, and broker non-votes (if any) will have no effect on the outcome of the ACELYRIN adjournment proposal. Shares of ACELYRIN common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon.
Q:
How does the ACELYRIN Board recommend that ACELYRIN stockholders vote?

A:
At a meeting of the ACELYRIN Board held on February 6, 2025, the non-recused members of the ACELYRIN Board, acting on the unanimous recommendation of the ACELYRIN Transaction Committee, (i) determined that the Merger Agreement, the ACELYRIN Voting Agreements and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of ACELYRIN and its stockholders, (ii) approved the Merger Agreement, the ACELYRIN Voting Agreements and the Merger, the execution of the Merger Agreement and the consummation of the transactions contemplated thereby and (iii) resolved to recommend that ACELYRIN’s stockholders adopt the Merger Agreement. At a meeting of the ACELYRIN Board held on April 20, 2025, the ACELYRIN Board, acting on the unanimous recommendation of the ACELYRIN Transaction Committee (other than Mr. Cozadd, who was unable to attend due to a scheduling conflict), (i) determined that the amendment to the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of ACELYRIN and its stockholders, (ii) approved the amendment to the Merger Agreement, the execution of the amendment to the Merger Agreement and the consummation of the transactions contemplated thereby and (iii) resolved to recommend that ACELYRIN’s stockholders adopt the amendment to the Merger Agreement. The ACELYRIN

Board recommends that ACELYRIN stockholders vote “FOR” the ACELYRIN merger proposal and “FOR” the ACELYRIN adjournment proposal.
Q:
Why did the ACELYRIN Board form a transaction committee and what was the role of the ACELYRIN Transaction Committee?

A:
Alan Colowick and Patrick Machado each sit on the boards of directors of both Alumis and ACELYRIN and therefore have interests in the transactions contemplated by the Merger Agreement that are different from, or in addition to, the interests of the ACELYRIN stockholders. Dr. Colowick and Mr. Machado were recused from all discussions and meetings of the ACELYRIN Board (or portions thereof) regarding a potential transaction with Alumis or any alternative thereto.

To assist the ACELYRIN Board in reviewing potential business combinations, on September 7, 2023, the ACELYRIN Board established the ACELYRIN Transaction Committee, consisting entirely of independent and disinterested directors of ACELYRIN, with exclusive authority to, among other things, evaluate the risks and merits of, and assist the officers of ACELYRIN with the negotiation of the terms of, any proposed transaction involving ACELYRIN that would require ACELYRIN Board or committee approval, and to make recommendations to the ACELYRIN Board with respect to any such transaction. On January 23, 2025, the ACELYRIN Board expanded the authority of the ACELYRIN Transaction Committee to, among other things, (i) address the potential conflicts that may arise in the negotiation of the combination, (ii) oversee the process for evaluation and negotiation of any transaction with Alumis or any alternative to that transaction, (iii) make recommendations to the ACELYRIN Board regarding the Alumis transaction (it being understood that the ACELYRIN Board must approve any potential transaction) and (iv) engage legal counsel and financial advisors to assist with the transaction as it deems appropriate.
On February 6, 2025, after extensive consultation with, and acting with the advice of, legal and financial advisors, the ACELYRIN Transaction Committee unanimously (i) determined that the terms of the Merger Agreement, ACELYRIN Voting Agreements and the transactions contemplated by the Merger Agreement, including the Merger were advisable, fair to and in the best interests of ACELYRIN and its stockholders, (ii) recommended that the ACELYRIN Board approve and declare advisable the Merger Agreement, the ACELYRIN Voting Agreements and the transactions contemplated by the Merger Agreement, in each case on the terms and subject to the conditions set forth in the Merger Agreement and ACELYRIN Voting Agreements, as applicable, (iii) recommended that the ACELYRIN Board authorize and approve the execution, delivery and performance by ACELYRIN of the Merger Agreement and the Voting Agreement and the consummation by ACELYRIN of the transactions contemplated by the Merger Agreement and (iv) recommended that the ACELYRIN Board recommend that ACELYRIN’s stockholders adopt the Merger Agreement and direct that the Merger Agreement be submitted to a vote at a meeting of the stockholders of ACELYRIN.
On April 20, 2025, after extensive consultation with, and acting with the advice of, legal and financial advisors, the ACELYRIN Transaction Committee unanimously (other than Mr. Cozadd, who was unable to attend due to a scheduling conflict) (i) determined that the terms of the amendment to the Merger Agreement and the transactions contemplated thereby were advisable, fair to and in the best interests of ACELYRIN and its stockholders, (ii) recommended that the ACELYRIN Board approve and declare advisable the amendment to the Merger Agreement and the transactions contemplated thereby, (iii) recommended that the ACELYRIN Board authorize and approve the execution, delivery and performance by ACELYRIN of the amendment to the Merger Agreement and the consummation by ACELYRIN of the transactions contemplated thereby and (iv) recommended that the ACELYRIN Board recommend that ACELYRIN’s stockholders adopt the amendment to the Merger Agreement and direct that the amendment to the Merger Agreement be submitted to a vote at a meeting of the stockholders of ACELYRIN.
Q:
How does the Alumis Board recommend that Alumis stockholders vote?

A:
At a meeting of the Alumis Board held on April 20, 2025, the Alumis Board, acting on the unanimous recommendation of the Alumis Special Committee, determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Alumis and its stockholders, and approved the Merger Agreement, the execution of the Merger Agreement and the consummation of the transactions contemplated thereby, including the issuance of shares of Alumis common stock to the ACELYRIN stockholders, and resolved to recommend that the Alumis stockholders vote to approve the Alumis stock issuance proposal. The Alumis Board recommends that Alumis stockholders vote “FOR” the Alumis stock issuance proposal and “FOR” Alumis adjournment proposal.
Q:
Why did the Alumis Board form a special committee and what was the role of the Alumis Special Committee?

A:
Alan Colowick and Patrick Machado each sit on the Alumis Board and the ACELYRIN Board and therefore have interests in the transactions contemplated by the Merger Agreement that are different from, or in addition to, the interests of the Alumis stockholders.

To address the potential conflicts of interest that may arise in the negotiation of a potential transaction with ACELYRIN, Dr. Colowick and Mr. Machado recused themselves from any Alumis Board or committee discussions about a potential transaction with ACELYRIN or potential strategic alternatives. Further, on January 12, 2025, the Alumis Board (as referred to hereinafter, with Dr. Colowick and Mr. Machado recused) established special committee of the Alumis Board, consisting entirely of independent and disinterested directors of Alumis (the “Alumis Special Committee”), with exclusive authority to, among other things, (i) review and to evaluate the terms and conditions, and determine the advisability, of a potential buy-side strategic transaction or a proposal for a potential buy-side strategic transaction (“potential transaction”) and any alternatives thereto that the Special Committee deems appropriate, (ii) establish, approve, modify, monitor and direct the process and procedures related to the review and evaluation of a potential transaction and any alternatives thereto, including, the authority to determine not to proceed with any such process, procedures, review or evaluation, or to recommend any of the foregoing to the Alumis Board, (iii) make or accept, reject, negotiate or seek to modify the price, structure, form, terms and conditions of a potential transaction, the form, terms and conditions of any definitive agreements in connection therewith and review and comment on any and all materials to be filed with the SEC, if any, and other governmental and non-governmental persons and entities, (iv) determine whether a potential transaction or any alternative thereto negotiated by the Alumis Special Committee is fair to, and in the best interests of, Alumis and its stockholders and (v) with respect to any actions required to be taken by the Alumis Board with respect to a potential transaction or any alternative thereto, recommend to the Alumis Board what action, if any, should be taken by the Alumis Board (it being understood that the Alumis Board must also approve any potential transaction).
On April 20, 2025, after extensive consultation with, and acting with the advice of, legal and financial advisors, the Alumis Special Committee unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Alumis and its stockholders, (ii) recommended to the Alumis Board that it approve the Merger and the transactions contemplated by the Merger Agreement, including the Alumis stock issuance, and (iii) recommended to the Alumis Board that it submit, and recommend the approval of the Alumis stock issuance proposal, to Alumis’ stockholders.
Q:
How many votes do I have?

A:
Alumis.   You are entitled to one vote for each share of Alumis common stock that you owned as of the Alumis record date. As of the close of business on April 1, 2025, there were 47,222,419 outstanding shares of Alumis common stock. As of that date, 63% of the outstanding shares of Alumis common stock were beneficially owned by the directors and executive officers of Alumis.

ACELYRIN.   You are entitled to one vote for each share of ACELYRIN common stock that you owned as of the ACELYRIN record date. As of the close of business on April 1, 2025, there were 100,907,206 outstanding shares of ACELYRIN common stock. As of that date, 10% of the outstanding shares of ACELYRIN common stock were beneficially owned by the directors and executive officers of ACELYRIN.

Q:
What will happen if I fail to vote or I abstain from voting?

A:
Alumis.   If you are an Alumis stockholder, abstentions and broker “non-votes” have no effect on the outcome of the Alumis stock issuance proposal or the Alumis adjournment proposal. Shares of Alumis common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon.

Your failure to cast a vote virtually will also make it more difficult to meet the quorum requirement for the Alumis virtual special meeting.
ACELYRIN.   If you are an ACELYRIN stockholder, failure to vote virtually or by proxy at the ACELYRIN virtual special meeting, abstentions, and broker non-votes (if any) will have the same effect as a vote against the ACELYRIN merger proposal and will have no effect on the ACELYRIN adjournment proposal. Shares of ACELYRIN common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon.
Q:
What are “broker non-votes”?

A:
Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the Alumis stock issuance proposal and the ACELYRIN merger proposal, and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes, if any, will be treated as shares that are present at the virtual special meeting for purposes of determining whether a quorum exists but will not be counted or deemed present virtually or by proxy for the purpose of voting on the Alumis stock issuance proposal or the ACELYRIN merger proposal. Broker non-votes, if any, will have the same effect as a vote against the ACELYRIN merger proposal.

Q:
What constitutes a quorum?

A:
Alumis.   The holders of a majority of the voting power of Alumis’ outstanding shares of common stock entitled to vote as of the close of business on the Alumis record date must be virtually present or represented by proxy to constitute a quorum to conduct the Alumis virtual special meeting. All shares of Alumis common stock represented at the Alumis virtual special meeting, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum to conduct the Alumis virtual special meeting.

ACELYRIN.   The holders of a majority of the voting power of ACELYRIN’s outstanding shares of common stock entitled to vote as of the close of business on the ACELYRIN record date must be virtually present or represented by proxy to constitute a quorum to conduct the ACELYRIN virtual special meeting. All shares of ACELYRIN common stock represented at the ACELYRIN virtual special meeting, including abstentions and broker non-votes will be treated as present for purposes of determining the presence or absence of a quorum to conduct the ACELYRIN virtual special meeting.
Q:
What is the difference between a stockholder of record and a “street name” holder?

A:
If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust company or other nominee, then the broker, bank, trust company or other nominee is considered to be the stockholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In the latter case, your shares are said to be held in “street name.”

Q:
If I am a beneficial owner of shares held in street name, how do I vote?

A:
If you are not a stockholder of record but instead hold your shares in a stock brokerage account, or if your shares are held by a bank, trust company or other nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. If you are an

Alumis stockholder but not a stockholder of record and you do not instruct your broker on how to vote your shares, your broker may not vote your shares on the Alumis stock issuance proposal or any adjournment proposal, which will have no effect on the vote on this proposal, assuming a quorum is present. If you are an ACELYRIN stockholder but not a stockholder of record and you do not instruct your broker on how to vote your shares, your broker may not vote your shares, which will have the same effect as a vote against the ACELYRIN merger proposal and, assuming a quorum is present, will have no effect on the outcome of the ACELYRIN adjournment proposal.
Please follow the voting instructions provided by your broker or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Alumis or ACELYRIN or by voting virtually at your special meeting. Further, brokers who hold shares of Alumis common stock or ACELYRIN common stock on behalf of their customers may not give a proxy to Alumis or ACELYRIN to vote those shares without specific instructions from their customers.
Q:
What will happen if I return my proxy card without indicating how to vote?

A:
If you are an Alumis stockholder of record and you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Alumis common stock represented by your proxy will be counted as present for purposes of determining the presence of a quorum for the Alumis virtual special meeting and will be voted “FOR” the Alumis stock issuance proposal and “FOR” the Alumis adjournment proposal.

If you are an ACELYRIN stockholder of record and you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of ACELYRIN common stock represented by your proxy will be counted as present for purposes of determining the presence of a quorum for the ACELYRIN virtual special meeting and will be voted “FOR” the ACELYRIN merger proposal and “FOR” the ACELYRIN adjournment proposal.
Q:
Can I change my vote after I have returned a proxy or voting instruction card?

A:
Yes. You can change your vote at any time before your proxy is voted at the Alumis virtual special meeting or the ACELYRIN virtual special meeting, as applicable. You can do this in one of four ways:

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you can send a signed notice of revocation;

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you can grant a new, valid proxy bearing a later date;

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you can vote again by telephone or the internet at a later time; or

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if you are a holder of record, by voting at the Alumis virtual special meeting or ACELYRIN virtual special meeting, as applicable, which will automatically cancel any proxy previously given, or you may revoke your proxy by attending such virtual special meeting, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must provide your notice of revocation or your new proxy to the Secretary of Alumis or corporate secretary of ACELYRIN, as applicable, prior to your shares being voted. If your shares are held in street name by your broker or nominee, you should contact them to change your vote.
Q:
What should I do if I receive more than one set of voting materials?

A:
Please vote each proxy card and voting instruction card that you receive. You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account will receive a separate voting instruction card for each brokerage account in which shares are held. If shares are held in more than one name, stockholders will receive more than one proxy or voting instruction card. In addition, if you are a stockholder of both Alumis and ACELYRIN, you may receive one or more proxy cards or voting instruction cards for Alumis and one or more proxy cards or voting instruction cards for ACELYRIN. If you are a stockholder of both Alumis and ACELYRIN, please note that a vote for the issuance of shares of Alumis common stock in the

Merger pursuant to the terms of the Merger Agreement for the Alumis virtual special meeting will not constitute a vote for the proposal to adopt the Merger Agreement for the ACELYRIN virtual special meeting, and vice versa. Therefore, please vote each proxy and voting instruction card you receive, whether from Alumis or ACELYRIN.
Q:
Is there a list of stockholders entitled to vote at the Alumis and ACELYRIN virtual special meetings?

A:
The names of stockholders of record entitled to vote at the Alumis virtual special meeting will be available at the Alumis virtual special meeting and for 10 days prior to the Alumis virtual special meeting for any purpose germane to the special meeting, between the hours of 9:00 a.m. and 4:30 p.m. (Pacific Time), at Alumis’ principal executive offices located at 280 East Grand Avenue, South San Francisco, California 94080, or by contacting Alumis’ corporate secretary.

The names of stockholders of record entitled to vote at the ACELYRIN virtual special meeting will be available for inspection at ACELYRIN’s principal executive offices, located at 4149 Liberty Canyon Road, Agoura Hills, California 91301, for a period of 10 days ending on the day before the date of the ACELYRIN virtual special meeting date for any purpose germane to the ACELYRIN virtual special meeting, during ordinary business hours.
Q:
What happens if I am an ACELYRIN stockholder who sells my shares of ACELYRIN common stock before the ACELYRIN virtual special meeting?

A:
The record date for the ACELYRIN virtual special meeting is earlier than the ACELYRIN virtual special meeting. If you transfer your shares of ACELYRIN common stock after the ACELYRIN record date but before the ACELYRIN virtual special meeting, you will retain your right to vote at the ACELYRIN virtual special meeting, but will have transferred the right to receive the merger consideration in the Merger. In order to receive the merger consideration, you must hold your shares through the Effective Time.

Q:
What happens if I am an Alumis stockholder who sells my shares of Alumis common stock before the Alumis virtual special meeting?

A:
The record date for the Alumis virtual special meeting is earlier than the Alumis virtual special meeting. If you transfer your shares of Alumis common stock after the Alumis record date but before the Alumis virtual special meeting, you will retain your right to vote at the Alumis virtual special meeting.

Q:
What will happen to my ACELYRIN stock options, restricted stock units and/or performance restricted stock units at the time of the Merger?

A:
Treatment of Stock Options.   At the Effective Time, each ACELYRIN option that is outstanding and unexercised immediately prior to the Effective Time and that has a per share exercise price of $18.00 or less will be converted into an option award to purchase a number of shares of Alumis common stock, referred to as a converted option, equal to the product of (a) the number of shares of ACELYRIN common stock subject to such ACELYRIN option immediately prior to the Merger and (b) the Exchange Ratio (rounded down to the nearest whole share). The per share exercise price of each converted option will be equal to (i) the per share exercise price of such ACELYRIN option immediately prior to the Merger divided by (ii) the Exchange Ratio (with the resulting price per share rounded up to the nearest whole cent). Except for the changes made to the number and type of shares and the exercise price, each converted option will be subject to the same terms and conditions, including accelerated vesting upon certain qualifying terminations of service, as were applicable to such ACELYRIN option immediately prior to the Merger. At the Effective Time, each ACELYRIN option that is outstanding and unexercised as of immediately prior to such time and that has a per share exercise price of more than $18.00 will be cancelled without payment of any consideration and will cease to exist.

Treatment of Restricted Stock Unit Awards.   At the Effective Time, each ACELYRIN restricted stock unit (“RSU”) that is outstanding and unvested immediately prior to such time, will be converted into an RSU with respect to a number of shares of Alumis common stock, referred to as a converted RSU, equal to the product of (a) the number of shares of ACELYRIN common stock subject to such

ACELYRIN RSU immediately prior to the Merger and (b) the Exchange Ratio (with any fractional shares rounded down to the nearest whole share). Except for the change to the number and type of shares, each converted RSU will be subject to the same terms and conditions, including accelerated vesting upon certain qualifying terminations of service, as were applicable to such ACELYRIN RSU immediately prior to the Merger. Any withholding obligations arising in connection with the settlement of such converted RSU will be satisfied through a net settlement mechanism.
At the Effective Time, each ACELYRIN RSU that is outstanding and vested immediately prior to such time (including any ACELYRIN RSU that becomes vested as a result of the Merger), will be converted into a right to receive the number of shares of Alumis common stock equal to the product of (a) the number of shares of ACELYRIN common stock subject to such ACELYRIN RSU immediately prior to the Merger and (b) the Exchange Ratio (with any fractional shares rounded down to the nearest whole share). Any withholding obligations arising in connection with such settlement will be satisfied through a net settlement mechanism.
Treatment of Performance Restricted Stock Unit Awards.   At the Effective Time, each ACELYRIN performance RSU that is outstanding and unvested immediately prior to such time, will have any performance-based conditions deemed met at 100% of the target level of performance and will be converted into an RSU with respect to a number of shares of Alumis common stock, referred to as a converted performance RSU, equal to the product of (a) the target number of shares of ACELYRIN common stock subject to such ACELYRIN performance RSU immediately prior to the Merger and (b) the Exchange Ratio (with any fractional shares rounded down to the nearest whole share). Each converted performance RSU will not have any vesting conditions based on performance metrics and will vest in three equal installments on May 15 of calendar years 2025, 2026 and 2027, unless the closing of the Merger occurs after May 15, 2025, in which case the converted performance RSU will vest in two equal installments on May 15 of calendar years 2026 and 2027, subject to the holder of the converted performance RSU remaining in service with Alumis or any of its subsidiaries on such date. Except for the change to the number and type of shares and the vesting, each converted performance RSU will be subject to the same terms and conditions as were applicable to such ACELYRIN performance RSU immediately prior to the Merger, including accelerated vesting upon certain qualifying terminations of service. Any withholding obligations arising in connection with the settlement of such converted performance RSU will be satisfied through a net settlement mechanism.
Treatment of the Employee Stock Purchase Plan.   Following the date of the Merger Agreement, ACELYRIN has taken actions with respect to the ACELYRIN Employee Stock Purchase Plan (the “ACELYRIN ESPP”) to provide that with respect to the current purchase period, (i) no employee who is not a participant in the ACELYRIN ESPP as of the date of the Merger Agreement may become a participant in the ACELYRIN ESPP, and (ii) no employee participating in the current purchase period may increase his or her payroll contribution rate pursuant to the ACELYRIN ESPP from the rate in effect immediately prior to the date of the Merger Agreement, except as required by applicable law. In addition, (A) if any current purchase period is still in effect at the Effective Time, then the last day of such current purchase period will be accelerated to a specified trading day occurring within 10 business days prior to the date on which the Merger is expected to close; (B) if the current purchase period terminates prior to the Effective Time, then the ACELYRIN ESPP will be suspended and there will be no new offering periods following the current purchase period and (C) in all events, subject to the consummation of the Merger, ACELYRIN will terminate the ACELYRIN ESPP immediately prior to the Effective Time.
Q:
How will the rights of ACELYRIN stockholders change after the Merger?

A:
ACELYRIN stockholders will receive shares of Alumis common stock in connection with the Merger and will no longer be stockholders of ACELYRIN following the Merger. Their rights as holders of Alumis common stock will be governed by the amended and restated certificate of incorporation of Alumis and Alumis’ amended and restated bylaws. For additional information on stockholder rights, see the section titled “Description of Capital Stock and Comparison of Rights of Alumis Stockholders and ACELYRIN Stockholders.”

The rights of Alumis stockholders will remain the same as prior to the Merger.

Q:
What are the material U.S. federal income tax consequences of the Merger to U.S. holders of ACELYRIN common stock?

A:
Certain material U.S. federal income tax consequences that may be relevant to you in respect of the Merger are discussed in more detail in the section titled “Certain Material U.S. Federal Income Tax Consequences.” The discussion of the U.S. federal income tax consequences contained in this joint proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all the U.S. federal income tax considerations that are applicable to you in respect of the Merger, nor does it address any tax considerations arising under U.S. state or local or non-U.S. tax laws.

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.
Q:
Are there any risks that I should consider in deciding how to vote?

A:
Yes. You should read and carefully consider the risk factors set forth in the section titled “Risk Factors.” You also should read and carefully consider the risk factors of ACELYRIN contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:
What happens if the Merger is not completed?

A:
If the Merger is not completed for any reason, ACELYRIN stockholders will not receive the merger consideration issuable under the Merger Agreement. Instead, Alumis and ACELYRIN will remain separate public companies, and ACELYRIN expects that its common stock will continue to be registered under the Exchange Act and traded on Nasdaq. In specified circumstances, either Alumis or ACELYRIN may be required to pay to the other party a termination fee, as described below.

Q:
Does ACELYRIN have to pay anything to Alumis if the Merger Agreement is terminated?

A:
In certain circumstances, depending on the reasons for termination of the Merger Agreement, ACELYRIN may have to pay Alumis a termination fee of $10.0 million. For a discussion of the circumstances under which a termination fee is payable by ACELYRIN applies, see the section titled “The Merger Agreement — Termination Fees.”

Q:
Does Alumis have to pay anything to ACELYRIN if the Merger Agreement is terminated?

A:
In certain circumstances, depending on the reasons for termination of the Merger Agreement, Alumis may have to pay ACELYRIN a termination fee of $10.0 million. For a discussion of the circumstances under which a termination fee is payable by Alumis applies, see the section titled “The Merger Agreement — Termination Fees.”

Q:
Is the completion of the Merger subject to a financing condition?

A:
No. The completion of the Merger is not subject to any financing condition.

Q:
How will I know when the other conditions to completion of the Merger have been satisfied or waived?

A:
As of the date of this joint proxy statement/prospectus, the parties have not satisfied the closing conditions to the Merger. If the closing conditions are satisfied or waived (to the extent permitted by applicable law), ACELYRIN and Alumis will each announce the closing of the Merger via the filing of a Current Report on Form 8-K with the SEC. There is also a possibility that the closing conditions to the Merger will not be satisfied or waived (to the extent applicable by law) prior to the outside date of July 7, 2025, after which date either party may elect to terminate the Merger Agreement, subject to certain caveats or extension of the outside date in accordance with the Merger Agreement. As a result, it is possible that factors outside the control of both companies could result in the Merger being completed at a different time or not at all.

Q:
When do you expect the Merger to be completed?

A:
ACELYRIN and Alumis intend to complete the Merger as soon as reasonably practicable and currently anticipate the closing of the Merger to occur in the second quarter of 2025, following the satisfaction of all the conditions to completion of the Merger. However, the Merger is subject to the satisfaction or waiver of certain conditions and it is possible that factors outside the control of ACELYRIN and Alumis could result in the Merger being completed at a later time or not at all. There can be no assurances as to when or if the Merger will close. See the section titled “The Merger Agreement — Conditions to Completion of the Merger.”

Q:
What do I need to do now?

A:
You should carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes. Even if you plan to attend the Alumis virtual special meeting or the ACELYRIN virtual special meeting virtually, after carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote promptly to ensure that your shares are represented at the Alumis virtual special meeting or the ACELYRIN virtual special meeting, as applicable.

Q:
Do I need to do anything with my ACELYRIN common stock certificates now?

A:
No. After the Merger is completed, if you held certificates representing shares of ACELYRIN common stock prior to the Merger, Alumis’ exchange agent, Equiniti Trust Company, LLC (the “exchange agent”), will send you a letter of transmittal and instructions for exchanging your shares of ACELYRIN common stock for the merger consideration. Upon surrender of the certificates for cancellation along with the executed letter of transmittal and other required documents described in the instructions, an ACELYRIN stockholder will receive the merger consideration. The shares of Alumis common stock you receive in the Merger will be issued in book-entry form.

If you are an Alumis stockholder, you are not required to take any action with respect to your Alumis stock certificates.
Q:
Do I need to do anything with my ACELYRIN common stock held in book-entry form now?

A:
No. After the Merger is completed, if you held shares of ACELYRIN common stock in book-entry form prior to the Merger, Alumis’ exchange agent will send you a letter of transmittal and instructions for exchanging your shares of ACELYRIN common stock for the merger consideration. Upon receipt of an agent’s message in customary form (or such other evidence, if any, as the exchange agent may reasonably request), along with the executed letter of transmittal and other required documents described in the instructions, an ACELYRIN stockholder will receive the merger consideration. The shares of Alumis common stock you receive in the Merger will be issued in book-entry form.

Q:
Are stockholders entitled to appraisal rights?

A:
Under Delaware law, the ACELYRIN stockholders are not entitled to appraisal rights in connection with the ACELYRIN merger proposal.

Under Delaware law, the Alumis stockholders are not entitled to appraisal rights in connection with the Alumis stock issuance proposal.
Q:
How can I contact Alumis’ or ACELYRIN’s transfer agent?

A:
You may contact Alumis’ transfer agent by writing to Equiniti Trust Company, LLC, 55 Challenger Road, Ridgefield Park, New Jersey 07660, or by telephoning (212) 778-8752. You may contact ACELYRIN’s transfer agent by writing to Computershare Trust Company, N.A., 150 Royall Street, Canton, MA 02021, or by telephoning (877) 373-6374.

Q:
Who should I contact if I have any questions about the proxy materials or about voting?

A:
If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should, if you are an Alumis stockholder, contact Mackenzie Partners, Inc., Alumis’ proxy solicitor, by telephone toll-free at (800) 322-3885 or by email at proxy@mackenziepartners.com, and, if you are an ACELYRIN stockholder, contact Sodali & Co, ACELYRIN’s proxy solicitor, by telephone toll-free at (800) 662-5200, by email at SLRN@investor.sodali.com, or by mail at 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902.

Q:
Who is the exchange agent in the Merger?

A:
Equiniti Trust Company, LLC will be the exchange agent for the Merger.

Q:
Where can I find more information about Alumis and ACELYRIN?

A:
You can find more information about Alumis and ACELYRIN from the various sources described under the section titled “Where You Can Find More Information.”

SUMMARY
This summary highlights selected information contained elsewhere in this joint proxy statement/prospectus and may not contain all the information that is important to you with respect to the Merger and the related matters being considered at the applicable special meeting. Alumis and ACELYRIN urge you to carefully read the remainder of this joint proxy statement/prospectus, including the annexes and exhibits attached to and the documents incorporated by reference into this joint proxy statement/prospectus. For a description of, and instructions as to how to obtain, this information, see the section titled “Where You Can Find More Information.” Certain items in this summary include a page reference directing you to a more complete description of that item.
Parties to the Merger (see page 145)
Alumis Inc.
280 East Grand Avenue
South San Francisco, CA 94080
(650) 231-6625
Alumis was incubated by Foresite Labs, LLC (“Foresite Labs”) and incorporated on January 29, 2021 as a Delaware corporation under the name FL2021-001, Inc. FL2021-001, Inc.’s name was changed to Esker Therapeutics, Inc. in March 2021 and to Alumis Inc. in January 2022.
Alumis is a clinical stage biopharmaceutical company with an initial focus on developing its two Tyrosine Kinase 2 (“TYK2”) inhibitors: ESK-001, a second-generation inhibitor that Alumis is developing to maximize target inhibition and optimize tolerability, and A-005, a central nervous system (“CNS”) penetrant molecule. ESK-001 has demonstrated significant therapeutic effect in Alumis’ Phase 2 program in patients with PsO, which Alumis defines as moderate-to-severe plaque psoriasis (“PsO”), and is currently being evaluated in an additional Phase 2 clinical trial in patients with systemic lupus erythematosus (“SLE”), for which Alumis expects to report results in 2026. With the favorable results in its Phase 2 clinical trial in PsO, Alumis has initiated its Phase 3 ONWARD clinical program, which consists of two parallel Phase 3 clinical trials of ESK-001 in this indication and for which Alumis expects to report topline results in the first quarter of 2026. These parallel Phase 3 clinical trials also include one long-term extension (“LTE”) study, ONWARD3. In addition, the open label extension (“OLE”) of Alumis’ Phase 2 clinical trial in PsO remains ongoing. TYK2 genetic mutations are associated with a strong protective effect in multiple sclerosis (“MS”), motivating Alumis to develop its second product candidate, A-005, as a CNS-penetrant, allosteric TYK2 inhibitor for neuroinflammatory and neurodegenerative diseases. In April 2024, Alumis initiated its Phase 1 program of A-005 in healthy volunteers and reported its initial results in December 2024.
Since its inception, Alumis has devoted substantially all of its efforts to organizing the company, hiring personnel, business planning, acquiring and developing its product candidates, performing research and development, conducting preclinical studies and clinical trials, establishing and protecting its intellectual property portfolio, raising capital and providing general and administrative support for these activities. Alumis does not have any products approved for sale and has not generated any revenue from product sales. Alumis expects to continue to incur significant and increasing expenses and increasing substantial losses for the foreseeable future as it continues its development of and seek regulatory approvals for its product candidates and commercialize any approved products, seek to expand its product pipeline and invest in the organization. Alumis’ ability to achieve and sustain profitability will depend on its ability to successfully develop, obtain regulatory approval for and commercialize its product candidates. There can be no assurance that Alumis will ever earn revenue or achieve profitability, or if achieved, that the revenue or profitability will be sustained on a continuing basis. Alumis has incurred significant operating losses and negative cash flows since inception.
See the sections titled “Description of Alumis’ Business” and “Alumis’ Management’s Discussion and Analysis of Financial Condition and Results of Operation,” as well as the consolidated financial statements of Alumis included in this joint proxy statement/prospectus, for further business and financial information about Alumis.

Arrow Merger Sub, Inc.
280 East Grand Avenue
South San Francisco, CA 94080
(650) 231-6625
Arrow Merger Sub, Inc., a direct wholly owned subsidiary of Alumis, is a Delaware corporation formed on January 31, 2025, for the purposes of effecting the Merger. Upon completion of the Merger, Merger Sub will be merged with and into ACELYRIN, with ACELYRIN continuing as a direct wholly owned subsidiary of Alumis.
Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement.
ACELYRIN, Inc.
4149 Liberty Canyon Road
Agoura Hills, CA 91301
(805) 730-0360
ACELYRIN is a late-stage clinical biopharma company focused on identifying, acquiring, and accelerating the development and commercialization of transformative medicines.
ACELYRIN’s lead product candidate is lonigutamab, a subcutaneously delivered, monoclonal antibody targeting IGF-1R for the treatment of Thyroid Eye Disease (“TED”), TED is a potentially vision-threatening progressive autoimmune ocular disease in which the eye muscles, eyelids, tear glands and fatty tissues behind the eye become inflamed. Recurrent inflammation, scarring and fibrosis lead to pathological changes in the tissues surrounding the eyeball. Initial TED symptoms include redness, irritation, and discomfort of the eyes and eyelids, pain and headaches. As the fat and muscle tissues surrounding the eye continue to swell, disabling symptoms include double vision and corneal erosions due to eye bulging and the subsequent inability to close the eyelids. Elevated ocular pressure can occur with compression of the retinal nerve, leading to blindness, or optic neuropathy. The most obvious feature of TED is the protrusion of the eye outward from the eye socket, or proptosis.
ACELYRIN’s Common Stock is listed on Nasdaq under the symbol “SLRN.”
This joint proxy statement/prospectus incorporates important business and financial information about ACELYRIN from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a list of the documents that are incorporated by reference, see the section titled “Where You Can Find More Information.”
Risk Factors; Risk Factors Summary (see page 37)
Both Alumis and ACELYRIN are subject to various risks associated with their businesses and their industries. In addition, the Merger, including the possibility that the Merger may not be completed, poses a number of risks to each company and its respective stockholders. Before voting at the Alumis virtual special meeting or the ACELYRIN virtual special meeting, you should carefully consider all of the information contained in or as incorporated by reference into this joint proxy statement/prospectus, as well as the specific factors under the section titled “Risk Factors.”
Some of the more significant risks include the following:
Risk Factors Relating to the Merger (see page 37)
•
The Merger may not be completed on the terms or timeline currently contemplated, or at all.

•
The Exchange Ratio is fixed and will not be adjusted based on the market price of Alumis common stock, so the consideration at the closing of the Merger may have a greater or lesser value than at the time the Merger Agreement was signed.

•
Litigation relating to the Merger, if any, could result in an injunction preventing the completion of the Merger and/or substantial costs to Alumis and ACELYRIN.

•
Alumis or ACELYRIN may waive one or more of the closing conditions to the Merger without re-soliciting stockholder approval.

•
The Merger Agreement contains provisions that could discourage a potential competing acquiror of either Alumis or ACELYRIN or could result in any competing proposal being at a lower price than it might otherwise be.

•
The pendency of the Merger could adversely affect the business and operations of Alumis and ACELYRIN.

•
Current Alumis stockholders will have a reduced ownership interest and voting power in the combined company after the Merger.

•
Directors and executive officers of Alumis and ACELYRIN have interests in the Merger that may be different from, or in addition to, those of other Alumis stockholders and ACELYRIN stockholders, which could have influenced their decisions to support or approve the Merger.

•
The opinions obtained by the Alumis Special Committee and the ACELYRIN Board from their respective financial advisors do not and will not reflect changes in circumstances after the date of such opinions.

•
Financial projections regarding Alumis and ACELYRIN may not prove accurate.

•
If the Merger does not qualify as a “reorganization” under Section 368(a) of the Code, U.S. holders of ACELYRIN common stock may be required to pay additional U.S. federal income taxes.

Risk Factors Relating to the Combined Company (see page 43)
•
Alumis expects to incur substantial costs and expenses related to the integration of the combined company upon the consummation of the Merger, which costs and expenses are difficult to estimate accurately.

•
The combined company may fail to realize the anticipated benefits of the Merger.

•
Failure to attract, motivate and retain executives and other key employees could diminish the anticipated benefits of the Merger.

•
If the combined company is unable to compete effectively, the results of operations of the combined company will be materially and adversely affected.

•
The historical and unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus may not be representative of Alumis’ results after the Merger, and accordingly, you have limited financial information on which to evaluate the combined company.

•
The combined company’s quarterly and annual operating results may fluctuate significantly or may fall below the expectations of investors or securities analysts or any guidance it may publicly provide, each of which may cause Alumis’ common stock price to fluctuate or decline.

Risk Factors Relating to Alumis (see page 48)
For purposes of this subsection only, “Alumis,” “the Company,” “we,” “us” or “our” refer to Alumis, unless the context otherwise requires.
•
We are a clinical stage biopharmaceutical company with a limited operating history and no products approved for commercial sale, and have incurred substantial losses since our inception and anticipate incurring substantial and increasing losses for the foreseeable future.

•
Enrollment and retention of participants in clinical trials is an expensive and time-consuming process and could be made more difficult or rendered impossible by multiple factors outside our control, including difficulties in identifying patients, the availability of competitive products, and significant competition for recruiting participants in clinical trials.

•
Preclinical and clinical development involves a lengthy and expensive process, with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results. We may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our current product candidates or any future product candidates.

•
Our clinical trials may reveal significant adverse events not seen in our preclinical studies or prior clinical trials and may result in a safety or tolerability profile that could delay or prevent regulatory approval or market acceptance of ESK-001, A-005 or any future product candidates.

•
Our business is highly dependent on the success of our most advanced product candidate, ESK-001, and we cannot guarantee that ESK-001 will successfully complete development, receive regulatory approval or be successfully commercialized. If we are unable to develop, receive regulatory approval for and ultimately successfully commercialize our product candidates, or if we experience significant delays in doing so, our business will be materially harmed.

•
If we are unable to obtain and maintain sufficient intellectual property protection for our product candidates and any future product candidates we may develop, or if the scope of the intellectual property protection obtained is not sufficiently broad, our competitors or other third parties could develop and commercialize products similar or identical to ours, and our ability to successfully develop and commercialize our product candidates may be adversely affected.

•
The regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business will be substantially harmed.

•
Even if we receive regulatory approval for our product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense. Additionally, our product candidates, if approved, could be subject to labeling and other restrictions and market withdrawal. We may also be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our product candidates.

The Merger (see page 145)
A copy of the Merger Agreement is attached as Annexes A-1 and A-2 to this joint proxy statement/prospectus. Alumis and ACELYRIN encourage you to read the entire Merger Agreement carefully because it is the principal document governing the Merger. For more information on the Merger Agreement, see the section titled “The Merger Agreement.”
Effects of the Merger; Merger Consideration (see page 125)
If the conditions set forth in the Merger Agreement are satisfied or waived, Merger Sub will merge with and into ACELYRIN. ACELYRIN will survive the Merger and will continue as a wholly owned subsidiary of Alumis.
In the Merger, each share of ACELYRIN common stock issued and outstanding immediately prior to the Effective Time will be automatically converted at the Effective Time into the right to receive the Exchange Ratio, with cash paid in lieu of fractional shares. The Exchange Ratio will not reflect changes in the market price of ACELYRIN common stock and will not reflect changes in the market price of Alumis common stock. Alumis stockholders will not receive any merger consideration and will continue to hold their existing shares of Alumis common stock.
Treatment of ACELYRIN Equity Awards (see page 138)
For a description of the treatment of ACELYRIN equity awards, see the section titled “The Merger Agreement — Treatment of ACELYRIN Equity Awards.”
Certain Material U.S. Federal Income Tax Consequences of the Merger (see page 194)
The Merger is intended to qualify, and the parties have agreed to report the Merger for tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended

(the “Code”), as described in this joint proxy statement/prospectus. No assurance can be given that the Merger will so qualify, that the Internal Revenue Service (the “IRS”) will not challenge such qualification or that a court will not sustain such a challenge. The closing of the Merger is not conditioned upon achieving, or receiving a ruling from the IRS or opinion of counsel with respect to, such qualification; however, ACELYRIN has obtained a tax opinion from its counsel, Fenwick & West LLP.
If the Merger qualifies as a “reorganization,” a U.S. holder (as defined in the section titled “Certain Material U.S. Federal Income Tax Consequences” of this joint proxy statement/prospectus) of ACELYRIN common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of ACELYRIN common stock for Alumis common stock in the Merger, except with respect to cash received by such holder in lieu of fractional shares of Alumis common stock.
It is the opinion of Fenwick & West LLP, counsel to ACELYRIN, that it is more likely than not that the Merger qualifies as a “reorganization.” Such opinion of counsel is based on, among other things, certain factual representations made by ACELYRIN and Alumis and certain assumptions, all of which must be consistent with the state of facts existing at the time of the Merger. If any of these representations and assumptions are, or become, inaccurate or incomplete, such opinion may be invalid. Further, an opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or the courts, which may not agree with the conclusions set forth in such opinion.
If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the exchange of ACELYRIN common stock for Alumis common stock in the Merger will be a taxable transaction for U.S. federal income tax purposes. See the section titled “Certain Material U.S. Federal Income Tax Consequences” of this joint proxy statement/prospectus for a more complete description of certain material U.S. federal income tax consequences of the Merger. Please consult your tax advisors as to the specific tax consequences to you of the Merger, including the consequences if the Merger does not qualify as a “reorganization.”
Alumis’ Reasons for the Merger; Recommendation of the Alumis Board (see page 163)
At a meeting of the Alumis Board held on April 20, 2025, the Alumis Board, acting on the unanimous recommendation of the Alumis Special Committee, determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Alumis and its stockholders, and approved the Merger Agreement, the execution of the Merger Agreement and the consummation of the transactions contemplated thereby, including the issuance of shares of Alumis common stock to the ACELYRIN stockholders and resolved to recommend that the Alumis stockholders vote to approve the Alumis stock issuance proposal.
For the factors considered by the Alumis Special Committee and Alumis Board in reaching its decision to approve the Merger Agreement, see the section titled “The Merger — Alumis’ Reasons for the Merger; Recommendation of the Alumis Board.”
The Alumis Board recommends that Alumis stockholders vote “FOR” the proposal to issue shares of Alumis common stock in connection with the Merger and “FOR” the Alumis adjournment proposal.
ACELYRIN’s Reasons for the Merger; Recommendation of the ACELYRIN Board (see page 167)
At a meeting of the ACELYRIN Board held on February 6, 2025, the ACELYRIN Board, after consideration and consultation with its senior management and its financial and legal advisors, determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of ACELYRIN and its stockholders, and approved the Merger Agreement and the Merger, the execution of the Merger Agreement and the consummation of the transactions contemplated thereby and declared advisable and resolved to recommend that ACELYRIN’s stockholders adopt the Merger Agreement. At a meeting of the ACELYRIN Board, held on April 20, 2025, the ACELYRIN Board, after consideration and consultation with its senior management and its financial and legal advisors, determined that the amendment to the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of ACELYRIN and its stockholders, approved the amendment to the Merger Agreement, the execution of the amendment to the Merger Agreement and the consummation of the transactions contemplated thereby and resolved to recommend that ACELYRIN’s stockholders adopt the amendment to the Merger Agreement.
For the factors considered by the ACELYRIN Board in reaching its decision to approve the Merger Agreement, see the section titled “The Merger — ACELYRIN’s Reasons for the Merger; Recommendation of the ACELYRIN Board.”
The ACELYRIN Board recommends that ACELYRIN stockholders vote “FOR” the ACELYRIN merger proposal and “FOR” the ACELYRIN adjournment proposal.
Opinion of Alumis’ Financial Advisor (see page 174)
The Alumis Special Committee retained Morgan Stanley & Co. LLC (“Morgan Stanley”) as its financial advisor in connection with the Merger. On April 20, 2025, Morgan Stanley rendered its oral opinion to the Alumis Special Committee, which was subsequently confirmed in writing by delivery of Morgan Stanley’s written opinion to the Alumis Special Committee, dated April 20, 2025, to the effect that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth in Morgan Stanley’s written opinion, the Exchange Ratio pursuant to the Merger Agreement was fair, from a financial point of view, to Alumis.
The full text of Morgan Stanley’s written opinion, dated April 20, 2025, which sets forth the qualifications, assumptions, limitations and other matters considered by Morgan Stanley in connection with the opinion, is attached as Annex D to this joint proxy statement/prospectus. The summary of Morgan Stanley’s opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Alumis’ stockholders are encouraged to read the Morgan Stanley opinion carefully in its entirety. Morgan Stanley provided its opinion for the information of the Alumis Special Committee, in connection with its consideration of the Merger. Morgan Stanley’s opinion addressed only the fairness from a financial point of view to Alumis of the Exchange Ratio pursuant to the Merger Agreement as of the date of such opinion. Morgan Stanley’s opinion did not address any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith. Morgan Stanley’s opinion did not in any manner address the prices at which Alumis’ common stock will trade following consummation of the Merger or at any time, and Morgan Stanley expressed no opinion or recommendation as to how the stockholders of Alumis and ACELYRIN should vote at the stockholders’ meetings to be held in connection with the Merger or in connection with any other matter.
For a description of the opinion that the Alumis Special Committee received from Morgan Stanley, see the section titled “The Merger — Opinion of Alumis’ Financial Advisor.”
Opinion of ACELYRIN’s Financial Advisor (see page 182)
ACELYRIN retained Guggenheim Securities, LLC (“Guggenheim Securities”) as its financial advisor in connection with ACELYRIN’s exploration of strategic and financial alternatives. In connection with the Merger, Guggenheim Securities delivered its oral opinion, subsequently confirmed in writing, to the ACELYRIN Board that, as of February 6, 2025 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the number of shares of Alumis common stock proposed to be issued in exchange for each share of ACELYRIN common stock as set forth in the Agreement and Plan of Merger, dated February 6, 2025, prior to giving effect to the April 20, 2025 amendment (0.4274, the “Original Exchange Ratio”) was fair, from a financial point of view, to the stockholders of ACELYRIN.
The full text of Guggenheim Securities’ opinion, which is attached as Annex E to this joint proxy statement/prospectus and which you should read carefully and in its entirety, is subject to the assumptions made, procedures followed, matters considered and limitations, qualifications and other conditions contained in such opinion and necessarily based on economic, business, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion.
In rendering its opinion, Guggenheim Securities did not express any view or opinion as to (i) the prices at which the shares of common stock or other securities or financial instruments of or relating to ACELYRIN or Alumis may trade or otherwise be transferable at any time, (ii) the potential effects of volatility in the credit, financial or equity markets on ACELYRIN or Alumis, their respective securities or other financial instruments or the Merger or (iii) the impact of the Merger on the solvency or viability of ACELYRIN, Alumis or Merger Sub or the ability of ACELYRIN, Alumis or Merger Sub to pay their respective obligations when they come due. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of rendering the opinion. Guggenheim Securities did not opine on the fairness of the Exchange Ratio, from a financial point of view, to the stockholders of ACELYRIN.
Guggenheim Securities’ opinion was provided to the ACELYRIN Board (in its capacity as such) for its information and assistance in connection with its evaluation of the Original Exchange Ratio. Guggenheim Securities’ opinion and any materials provided in connection therewith did not constitute a recommendation to the ACELYRIN Board with respect to the Merger, nor does Guggenheim Securities’ opinion or the summary of its underlying financial analyses elsewhere in this joint proxy statement/prospectus constitute advice or a recommendation to any stockholder of ACELYRIN or Alumis as to how to vote or act in connection with the Merger or otherwise. Guggenheim Securities’ opinion addresses only the fairness, from a financial point of view and as of the date of such opinion, of the Original Exchange Ratio to the stockholders of ACELYRIN to the extent expressly specified in such opinion and does not address any other term, aspect or implication of the Merger (including, without limitation, the form or structure of the Merger or the Merger Agreement) or any other agreement, transaction document or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the Merger.
This summary is qualified in its entirety by reference to the full text of such opinion. For a description of the opinion that the ACELYRIN Board received from Guggenheim Securities, see the section titled “The Merger — Opinion of ACELYRIN’s Financial Advisor.”
Voting Agreements (see page 263)
In connection with the execution of the Merger Agreement, Alumis entered into Voting and Support Agreements (the “Alumis Voting Agreements”) with certain of ACELYRIN’s stockholders, including certain entities affiliated with Westlake Village BioPartners, certain entities affiliated with AyurMaya Capital Management, certain entities affiliated with Access Industries, Beth Seidenberg, Dan Becker and Mina Kim (collectively, the “ACELYRIN Specified Stockholders”). Pursuant to the Alumis Voting Agreements, the ACELYRIN Specified Stockholders have agreed, among other things, to (i) vote or cause to be voted all of their shares of ACELYRIN common stock in favor of (A) the adoption of the Merger Agreement and approval of the transactions contemplated thereby, (B) any other proposals presented by ACELYRIN to its stockholders to effect or facilitate the transactions contemplated by the Merger Agreement and (C) any proposal to adjourn or postpone any meeting of the holders of shares of ACELYRIN common stock at which the matters described in clause (A) are submitted for the consideration and vote of the holders of shares of ACELYRIN common stock to a later date if there are not sufficient votes for approval of such matters on the date on which the meeting is held; and (ii) against (A) any ACELYRIN acquisition proposal or any of the transactions contemplated thereby, (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of ACELYRIN under the Merger Agreement or of such ACELYRIN Specified Stockholder under its Alumis Voting Agreement and (C) any action, proposal, transaction, or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the timely consummation of the transactions contemplated by the Merger Agreement. A copy of the form of Alumis Voting Agreement is included as Annex B to this joint proxy statement/prospectus.
The shares of ACELYRIN common stock owned by the ACELYRIN Specified Stockholders represented approximately 24% of the outstanding shares of ACELYRIN common stock as of January 31, 2025.
In connection with the execution of the Merger Agreement, ACELYRIN entered into Voting and Support Agreements (the “ACELYRIN Voting Agreements”) with certain of Alumis’ stockholders, including certain entities affiliated with Foresite Capital management, certain entities affiliated with AyurMaya Capital Management, certain entities affiliated with Samsara BioCapital and Martin Babler (collectively, the “Alumis Specified Stockholders”). Pursuant to the ACELYRIN Voting Agreements, the

Alumis Specified Stockholders have agreed, among other things, to (i) vote or cause to be voted all of their shares of Alumis common stock in favor of (A) the Alumis stock issuance proposal, (B) any other proposals presented by Alumis to its stockholders in connection with the transactions contemplated by the Merger Agreement, and (C) any proposal to adjourn or postpone any meeting of the holders of Alumis common stock at which the matters described in clause (A) are submitted for the consideration and vote of the holders of Alumis common stock to a later date if there are not sufficient votes for approval of such matters on the date on which the meeting is held or to constitute a quorum; and (ii) against (A) any Alumis acquisition proposal or any of the transactions contemplated thereby, (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of ACELYRIN under the Merger Agreement or of such Alumis Specified Stockholder under its ACELYRIN Voting Agreement and (C) any action, proposal, transaction, or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the timely consummation of the transactions contemplated by the Merger Agreement. A copy of the form of ACELYRIN Voting Agreement is included as Annex C to this joint proxy statement/prospectus.
The shares of Alumis common stock owned by the Alumis Specified Stockholders represented approximately 62% of the outstanding Alumis common stock as of January 31, 2025.
The Merger Agreement (see page 125)
The terms and conditions of the Merger are contained in the Merger Agreement, which is attached to this joint proxy statement/prospectus as Annexes A-1 and A-2. You should read the Merger Agreement carefully, as it is the legal document that governs the Merger.
Conditions to Completion of the Merger (see page 140)
As more fully described in this joint proxy statement/prospectus and in the Merger Agreement, the completion of the Merger depends on a number of conditions being satisfied or, where legally permissible, waived, including:
•
approval of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of ACELYRIN common stock entitled to vote thereon;

•
approval of the Alumis stock issuance by the affirmative vote of the holders of a majority of the outstanding shares of Alumis common stock present in person or by proxy and entitled to vote thereon at the Alumis stockholder meeting;

•
no governmental entity of competent jurisdiction will have issued, enacted, promulgated, enforced or entered any law or judgment (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger;

•
shares of Alumis common stock issuable to ACELYRIN’s stockholders pursuant to the Merger Agreement will have been approved for listing on Nasdaq, subject to official notice of issuance; and

•
the Form S-4 registration statement of which this joint proxy statement/prospectus forms a part has been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of such Form S-4 has been issued.

The respective obligation of each party to close is also conditioned on the satisfaction or waiver of the following conditions (among other things): (i) the other party’s representations and warranties being true and correct (subject to certain materiality and material adverse effect qualifications), (ii) the other party having performed in all material respects its obligations under the Merger Agreement and (iii) no material adverse effect on the other party having occurred.
Termination of the Merger Agreement (see page 141)
At any time before the Effective Time, whether before or after Alumis’ or ACELYRIN’s respective stockholder votes, the parties may terminate the Merger Agreement by mutual written consent.

At any time before the Effective Time, either party may terminate the Merger Agreement:
•
if the Merger is not consummated by 11:59 p.m. (Eastern Time) on July 7, 2025, or the termination date (provided that this termination right is not available to a party whose material breach of the Merger Agreement is the primary cause of, or resulted in, such failure to close by the termination date);

•
if the ACELYRIN stockholder approval is not obtained (provided that this termination is not available to ACELYRIN if its material breach of any provision of the Merger Agreement is the primary cause of, or resulted in, such failure to obtain the ACELYRIN stockholder approval);

•
if the Alumis stockholder approval is not obtained (provided that this termination right is not available to Alumis if its material breach of the Merger Agreement is the primary cause of, or resulted in, such failure to obtain the Alumis stockholder approval); or

•
if any law or judgment permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (provided that this termination right is not available to a party if its material breach of any provision under the Merger Agreement has been the cause of, or resulted in the failure of the Merger to be consummated).

At any time before the Effective Time, ACELYRIN may terminate the Merger Agreement if, (a) prior to the time the Alumis stockholder approval is obtained, (i) the Alumis Board effects a change in recommendation in relation to the stock issuance proposal contained in this joint proxy/prospectus statement mailed to its stockholders, (ii) Alumis failed to include the Alumis Board recommendation in this joint proxy statement/prospectus, (iii) Alumis Board failed to publicly reaffirm its recommendation to approve the Alumis stock issuance proposal within 10 business days after ACELYRIN so requests in writing following the public disclosure of any acquisition proposal with any person other than ACELYRIN, (iv) a tender offer or exchange offer for outstanding shares of Alumis capital stock has been commenced (other than by ACELYRIN or an affiliate of ACELYRIN) and Alumis Board shall have recommended that the stockholders of Alumis tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the Alumis Board will have failed to recommend against acceptance of such offer; or (v) Alumis materially breaches or fails to perform its non-solicitation obligations pursuant to the Merger Agreement (clauses (i) through (v) collectively, an “Alumis triggering event”); (b) prior to or after the time the ACELYRIN stockholder approval is obtained, Alumis or Merger Sub breaches any representation, warranty, covenant or agreement made by Alumis or Merger Sub under the Merger Agreement (subject to certain procedures and materiality exceptions) such that the closing condition related to the correctness of certain representations and warranties or performance of covenants or agreements of Alumis are not met; or (c) prior to the time the ACELYRIN stockholder approval is obtained, subject to compliance with certain terms and conditions, the ACELYRIN Board authorizes ACELYRIN to enter into an alternative acquisition agreement with respect to a superior proposal and ACELYRIN pays to Alumis the required termination fee.
At any time before the Effective Time, Alumis may terminate the Merger Agreement if, (a) prior to the time the ACELYRIN stockholder approval is obtained, (i) the ACELYRIN Board effects a change in recommendation in relation to the ACELYRIN merger proposal, (ii) ACELYRIN fails to include the ACELYRIN merger proposal in this joint proxy statement/prospectus, (iii) the ACELYRIN Board has failed to publicly reaffirm its recommendation to approve ACELYRIN merger proposal within 10 business days after Alumis so requests in writing following the public disclosure of any acquisition proposal with any person other than Alumis, (iv) a tender offer or exchange offer for outstanding ACELYRIN common stock has been commenced (other than by Alumis or an Affiliate of Alumis) and the ACELYRIN Board shall have recommended that the stockholders of ACELYRIN tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the ACELYRIN Board shall have failed to recommend against acceptance of such offer, or (v) ACELYRIN materially breaches or fails to perform the non-solicitation provisions of the Merger Agreement (clauses (i) through (v), collectively, an “ACELYRIN triggering event”); (b) prior to or after the time the Alumis stockholder approval is obtained, ACELYRIN breaches any representation, warranty, covenant or agreement made by ACELYRIN under the Merger Agreement (subject to certain procedures and materiality exceptions) such that the closing condition related to the correctness of certain representations and warranties or performance of covenants or agreements of ACELYRIN are not met; or (c) prior to the time the Alumis stockholder approval is obtained, the Alumis Board authorizes Alumis to enter into an alternative acquisition agreement with respect to a superior proposal and Alumis pays to ACELYRIN the required termination fee.
Termination Fees (see page 143)
If the Merger Agreement is terminated (i) by Alumis following an ACELYRIN triggering event or (ii) by ACELYRIN to enter into a superior proposal, then ACELYRIN will, within two business days after such termination in the case of clause (i) or concurrently with such termination in the case of clause (ii), pay Alumis a fee equal to $10.0 million.
Further, if (i) the Merger Agreement is terminated (x) by Alumis or ACELYRIN due to a failure to close the Merger by July 7, 2025 or failure to obtain the ACELYRIN stockholder approval or (y) by Alumis due to a breach of the Merger Agreement by ACELYRIN, (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of the Merger Agreement, a bona fide acquisition proposal with respect to ACELYRIN will have been announced or publicly disclosed to ACELYRIN or its stockholders and not publicly withdrawn and (iii) within 12 months after the date of such termination, ACELYRIN consummates an acquisition proposal with respect to ACELYRIN or enters into an agreement contemplating an acquisition proposal with respect to ACELYRIN that is subsequently consummated, then ACELYRIN will pay Alumis a fee equal to $10.0 million, concurrently with such consummation, provided that solely for purposes of this provision, the term “acquisition proposal” will have the meaning assigned to such term with respect to ACELYRIN in the section titled “The Merger Agreement — No Solicitation of Alternative Proposals,” except that the references to “15% or more” will be deemed to be references to “50% or more.”
If the Merger Agreement is terminated (i) by ACELYRIN following an Alumis triggering event or (ii) by Alumis to enter into a superior proposal, then Alumis will, within two business days after such termination in the case of clause (i) or concurrently with such termination in the case of clause (ii), pay ACELYRIN a fee equal to $10.0 million.
Further, if (i) the Merger Agreement is terminated (x) by Alumis or ACELYRIN due to a failure to close the Merger by July 7, 2025 or failure to obtain the Alumis stockholder approval or (y) by ACELYRIN due to a breach of the Merger Agreement by Alumis, (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of the Merger Agreement, a bona fide acquisition proposal with respect to Alumis will have been publicly made or publicly disclosed to Alumis or its stockholders and not publicly withdrawn and (iii) within 12 months after the date of such termination, Alumis consummates an acquisition proposal with respect to Alumis or enters into an agreement contemplating an acquisition proposal with respect to Alumis that is subsequently consummated, then Alumis will pay ACELYRIN a fee equal to $10.0 million, concurrently with such consummation, provided that solely for purposes of this provision, the term “acquisition proposal” will have the meaning assigned to such term with respect to Alumis in the section titled “The Merger Agreement — No Solicitation of Alternative Proposals,” except that the references to “15% or more” will be deemed to be references to “50% or more.”
In no event will ACELYRIN or Alumis be required to pay a termination fee on more than one occasion.
Regulatory Matters (see page 193)
Neither Alumis nor ACELYRIN is aware of any material regulatory approvals or actions that are required for completion of the Merger. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Accounting Treatment (see page 193)
Alumis prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Based on the Alumis preliminary analysis, the Merger will be accounted for as a business combination using the acquisition method of accounting. Please see the section titled “The Merger — Accounting Treatment.”

Appraisal Rights (see page 282)
Under Delaware law, the ACELYRIN stockholders are not entitled to appraisal rights in connection with the Merger or any other transaction contemplated by the Merger Agreement.
Under Delaware law, the Alumis stockholders are not entitled to appraisal rights in connection with the issuance of shares of Alumis common stock in the Merger pursuant to the terms of the Merger Agreement. Please see the section titled “The Merger — Appraisal Rights.”
Alumis’ and ACELYRIN’s Executive Officers and Directors Have Interests in the Merger That Differ from the Interests of Alumis Stockholders and ACELYRIN Stockholders (see page 192)
In considering the information contained in this joint proxy statement/prospectus, you should be aware that certain of Alumis’ and ACELYRIN’s directors and executive officers may be deemed to have interests in the Merger that are in addition to, or different from, the interests of other Alumis or ACELYRIN stockholders generally. Each of the Alumis Board and the ACELYRIN Board was aware of these interests and considered them, among other matters, in approving the Merger and the Merger Agreement and in making the recommendation that you adopt the Merger Agreement. These potential interests include:
•
each of Alan Colowick, M.D., M.P.H. and Patrick Machado, J.D. serve on the board of directors of both Alumis and ACELYRIN;

•
entities affiliated with Alan Colowick, M.D., M.P.H., who serves on both the Alumis Board and ACELYRIN Board, beneficially owned 10,645,966 and 9,334,735 shares of outstanding Alumis common stock and ACELYRIN common stock, respectively, as of April 1, 2025 (and, after giving effect to the Merger on a pro forma basis as if the Merger closed on April 1, 2025, and assuming no vested ACELYRIN RSUs and no shares purchased under the ACELYRIN ESPP as of such date, would hold approximately 16% of the voting power of the combined company);

•
entities affiliated with Srinivas Akkaraju, M.D., Ph.D., who serves on the Alumis Board, beneficially owned 3,266,498 and 2,523,022 shares of outstanding Alumis common stock and ACELYRIN common stock, respectively, as of April 1, 2025 (and, after giving effect to the Merger on a pro forma basis as if the Merger closed on April 1, 2025, and assuming no vested ACELYRIN RSUs and no shares purchased under the ACELYRIN ESPP as of such date, would hold approximately 5% of the voting power of the combined company);

•
following the Effective Time, it is expected that two members of the ACELYRIN Board will be appointed to the Alumis Board and will be compensated as non-employee directors of Alumis pursuant to the Alumis non-employee director compensation policy;

•
ACELYRIN may, but is not obligated to, allocate certain cash bonuses to ACELYRIN employees, including its executive officers, in connection with the Merger;

•
accelerated vesting of equity awards upon the Effective Time and upon certain terminations of employment or service following the Effective Time;

•
extended time to exercise ACELYRIN options following a termination of employment in certain circumstances;

•
cash severance and other benefits upon certain terminations of employment or service following the Effective Time; and

•
indemnification by the combined company for liabilities for acts or omissions occurring at or prior to the Effective Time as well as certain obligations related to maintenance of directors’ and officers’ liability insurance.

For additional details about these interests, see the section titled “The Merger — Interests of Alumis and ACELYRIN Directors and Executive Officers in the Merger.”
Board of Directors and Management Following the Merger (see page 242)
In connection with the Merger, two additional directors of ACELYRIN will join the Alumis Board. For a description of the Alumis Board and management following the Merger, see the section titled “Management of Alumis Following the Merger.”

Rights of ACELYRIN Stockholders Will Change as a Result of the Merger (see page 275)
As a result of the Merger, ACELYRIN stockholders will become holders of shares of Alumis common stock, and their rights will be governed by the Amended and Restated Certificate of Incorporation of Alumis and Alumis’ Amended and Restated Bylaws (instead of the Amended and Restated Certificate of Incorporation of ACELYRIN and ACELYRIN’s Amended and Restated Bylaws) and the General Corporation Law of Delaware (the “DGCL”). Following the Merger, former ACELYRIN stockholders will have different rights as holders of Alumis common stock than they had as ACELYRIN stockholders due to differences in the organizational documents of Alumis and ACELYRIN. For additional information on stockholder rights, see the section titled “Description of Capital Stock and Comparison of Rights of Alumis Stockholders and ACELYRIN Stockholders.”
The Alumis Virtual Special Meeting (see page 111)
The Alumis virtual special meeting will be held by live webcast at 9:00 a.m.(Pacific Time), on May 13, 2025. There will be no physical meeting location. In order to attend the Alumis virtual special meeting, as well as vote and submit your questions during the live webcast of the meeting, you will need to visit www.virtualshareholdermeeting.com/ALMS2025SM and enter the 16-digit Control Number shown on your proxy card. At the Alumis virtual special meeting, Alumis stockholders will be asked to consider and vote upon the following proposals:
•
the Alumis stock issuance proposal; and

•
the Alumis adjournment proposal.

Only holders of record of shares of Alumis common stock at the close of business on April 1, 2025, the Alumis record date, will be entitled to notice of, and to vote at, the Alumis virtual special meeting and any postponements or adjournments thereof. Holders of Alumis common stock at the close of business on the Alumis record date may cast one vote for each share of Alumis common stock so held, including (i) shares held directly in the name of the holder of record and (ii) shares held on behalf of the holder as the beneficial owner in street name through a broker, bank, or other nominee. On the Alumis record date, there were outstanding a total of 47,222,419 shares of common stock entitled to vote at the Alumis virtual special meeting.
Approval of the Alumis stock issuance proposal requires the affirmative vote of the holders of shares of Alumis common stock representing a majority of the votes cast on such matter at the Alumis virtual special meeting (provided that a quorum exists). Approval of the Alumis adjournment proposal requires the affirmative vote of the holders of shares of Alumis common stock representing a majority of the votes cast on such matter at the Alumis virtual special meeting (whether or not a quorum is present).
The ACELYRIN Virtual Special Meeting (see page 118)
The ACELYRIN virtual special meeting will be held by live webcast at 9:00 a.m.(Pacific Time), on May 13, 2025. There will be no physical meeting location. In order to attend the ACELYRIN virtual special meeting, as well as vote and submit your questions during the live webcast of the meeting, you will need to visit www.virtualshareholdermeeting.com/SLRN2025SM and enter the 16-digit Control Number shown on your proxy card. At the ACELYRIN virtual special meeting, ACELYRIN stockholders will be asked to consider and vote upon the following proposals:
•
the ACELYRIN merger proposal; and

•
the ACELYRIN adjournment proposal.

Only holders of record of shares of ACELYRIN common stock at the close of business on April 1, 2025, the ACELYRIN record date, will be entitled to notice of, and to vote at, the ACELYRIN virtual special meeting and any postponements or adjournments thereof. Holders of ACELYRIN common stock at the close of business on the ACELYRIN record date may cast one vote for each share of ACELYRIN common stock so held, including (i) shares held directly in the name of the holder of record and (ii) shares held on behalf of the holder as the beneficial owner in street name through a broker, bank, or other nominee. On the ACELYRIN record date, there were outstanding a total of 100,907,206 shares of ACELYRIN common stock entitled to vote at the ACELYRIN virtual special meeting.
Completion of the Merger is conditioned on the approval of the ACELYRIN merger proposal. Approval of the ACELYRIN merger proposal requires the affirmative vote of the holders of ACELYRIN’s common stock representing a majority of the outstanding shares of ACELYRIN common stock entitled to vote on such matter at the ACELYRIN virtual special meeting. Approval of the ACELYRIN adjournment proposal requires the affirmative vote of the holders of shares of ACELYRIN common stock representing a majority of the votes cast on such matter at the ACELYRIN virtual special meeting (whether or not a quorum is present).

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information presents the combination of the historical consolidated financial statements of Alumis and ACELYRIN, adjusted to give effect to the transactions contemplated by the Merger Agreement. The Merger Agreement contemplates, among other things, the merger of Merger Sub with and into ACELYRIN, with ACELYRIN as the surviving entity and continuing as a direct, wholly owned subsidiary of Alumis. The Merger is anticipated to qualify as a tax-free reorganization for U.S. federal income tax purposes. As consideration for net assets acquired, subject to the terms and conditions of the Merger Agreement, and at the Effective Time, Alumis will (i) issue shares of its common stock in exchange for ACELYRIN issued and outstanding common stock shares and will pay cash for any fractional shares, (ii) assume options of ACELYRIN optionholders with an exercise price of $18.00 or less outstanding and unexercised immediately prior to the Effective Time, which will be exercisable in Alumis’ common stock, (iii) assume RSUs outstanding and unvested immediately prior to the Effective Time, and (iv) assume performance RSUs outstanding and unvested immediately prior to the Effective Time, which will be convertible into Alumis RSUs awards subject only to a service vesting condition.
Outstanding shares, options, RSUs and performance RSUs will be exchanged at the Exchange Ratio of 0.4814-for-one. ACELYRIN’s outstanding and unexercised options with exercise prices more than $18.00 will be cancelled. Exercise prices for the assumed options will be determined as the product of the original exercise prices multiplied by the reciprocal of the Exchange Ratio. Converted ACELYRIN options and RSUs will continue to vest in accordance with their original terms. Performance RSUs will be deemed to have 100% satisfied their performance conditions and will vest in three equal installments on May 15 of calendar years 2025, 2026 and 2027, unless the closing of the Merger occurs after May 15, 2025, in which case the converted performance RSUs will vest in two equal installments on May 15 of calendar years 2026 and 2027, subject to the holder of the converted performance RSUs remaining in service with Alumis or any of its subsidiaries on such date.
The following unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations give effect to the Merger assuming that it closed on December 31, 2024 and January 1, 2024, respectively, and are based upon and derived from:
•
the historical audited consolidated financial statements of Alumis for the year ended December 31, 2024 included elsewhere in this joint proxy statement/prospectus;

•
the historical audited consolidated financial statements of ACELYRIN for the year ended December 31, 2024 contained in its Annual Report on Form 10-K for the year ended December 31, 2024;

The pro forma adjustments are preliminary and are based upon available information and certain assumptions, as described in the accompanying notes to the unaudited pro forma condensed combined financial information, which Alumis believes are reasonable under the circumstances. Actual results and valuations may differ materially from the assumptions within the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information has been prepared in accordance with the regulations of the SEC and is not necessarily indicative of the financial position or results of operations to be expected in future periods or the results that actually would have been realized had Alumis and ACELYRIN been a combined company during the specified periods. The unaudited pro forma condensed combined financial information also does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the Merger or any integration costs. The unaudited pro forma condensed combined financial information also does not include any future integration costs.
The assumptions and estimates underlying the adjustments to the unaudited pro forma condensed combined financial information are described in the accompanying notes, which should be read together with the unaudited pro forma condensed combined financial information as well as the historical consolidated financial statements and accompanying notes of Alumis, which are included elsewhere in this joint proxy statement/prospectus, and the historical consolidated financial statements and accompanying notes of ACELYRIN, which are incorporated by reference in this joint proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2024
(in thousands)
	Historical Alumis	Historical ACELYRIN	Reclassification Adjustments	Notes	Transaction Accounting Adjustments	Notes	Other Adjustments	Notes	Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$169,526	$73,890	$—		$(24,045)	B	$(8,611)	E	$207,260
	—	—	—		—		(3,500)	F	—
Marketable securities	118,737	373,990	—		—		—		492,727
Prepaid expenses and other current assets	—	33,107	(33,107)	A	—		—		—
Research and development prepaid expenses	13,424	—	881	A	—		—		14,305
Prepaid credit voucher for clinical manufacturing	—	—	24,265	A	—		—		24,265
Other prepaid expenses and current assets	4,501	—	7,961	A	—		—		12,462
Total current assets	306,188	480,987	—		(24,045)		$(12,111)		751,019
Prepaid expenses and other assets, non-current	—	1,223	(1,223)	A	—		—		—
Restricted cash, non-current	1,106	544	—		—		—		1,650
Property and equipment, net	20,968	1,635	—		—		—		22,603
Intangible assets	—	—	—		50,366	C	—		50,366
Operating lease right-of-use assets, net	12,723	6,752	—		(1,345)	C	—		18,130
Other long-term assets	7	—	1,223	A	(579)	C	—		651
Total assets	$340,992	$491,141	$—		$24,397		$(12,111)		$844,419
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$9,624	$4,888	$—		$—		$—		$14,512
Research and development accrued expenses	29,149	11,042	—		—		—		40,191
Accrued compensation and other current liabilities	—	9,297	(9,297)	A	—		—		—
Severance liability	—	1,351	—		—		—		1,351
Other accrued expenses and current liabilities	10,580	—	8,263	A	(56)	B	9,049	E	27,836
Operating lease liabilities, current	1,557	—	1,034	A	1,081	C	—		3,672
Total current liabilities	50,910	26,578	—		1,025		9,049		87,562
Operating lease liabilities, non-current	29,165	6,270	—		514	C	—		35,949
Share repurchase liability	813	—	—		—		—		813
Deferred income tax liability	—	—	—		2,000	C	—		2,000
Total liabilities	80,888	32,848	—		3,539		9,049		126,324
Stockholders’ equity
Preferred stock	—	—	—		—		—		—
Common stock, voting	4	1	—		4	C	—		9
Common stock, non-voting	1	—	—		—		—		1
Additional paid-in capital	918,610	1,195,243	—		(946,256)	C	10,743	D	1,178,340
Accumulated other comprehensive income (loss)	40	(6)	—		6	C	—		40
Accumulated deficit	(658,551)	(736,945)	—		(23,989)	B	(10,743)	D	(460,295)
	—	—	—		991,093	C	(17,660)	E	—
	—	—	—		—		(3,500)	F	—
Total stockholders’ equity	260,104	458,293	—		20,858		(21,160)		718,095
Total liabilities and stockholders’ equity	$340,992	$491,141	$—		$24,397		$(12,111)		$844,419
See the accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Information.”

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2024
(in thousands, except share and per share data)
	Historical Alumis	Historical ACELYRIN	Transaction Accounting Adjustments	Notes	Other Adjustments	Notes	Pro Forma Combined
Operating expenses:
Research and development expenses	$265,554	$238,055	$—		$3,257	CC	$515,314
	—	—	—		8,448	DD	—
General and administrative expenses	35,200	66,809	12,889	AA	7,486	CC	131,597
	—	—	—		9,213	DD	—
Restructuring charges	—	11,394	—		—		11,394
Total operating expenses	300,754	316,258	12,889		28,404		658,305
Loss from operations	(300,754)	(316,258)	(12,889)		(28,404)		(658,305)
Other income (expense):
Gain on bargain purchase	—	—	243,048	BB	—		243,048
Interest income	12,020	31,209	—		—		43,229
Change in fair value of derivative liability	(5,406)	—	—		—		(5,406)
Other income (expenses), net	(93)	36,823	—		—		36,730
Total other income (expense), net	6,521	68,032	243,048		—		317,601
Net loss	$(294,233)	$(248,226)	$230,159		$(28,404)		$(340,704)
Net loss per share attributable to common stockholders, basic and diluted	$(10.38)	$(2.50)				EE	$(4.43)
Weighted-average shares outstanding, basic and diluted	28,341,866	99,300,282				EE	76,897,916
See the accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Information.”

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.   Basis of Presentation
The unaudited pro forma condensed combined financial information has been prepared by Alumis in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information reflects transaction accounting adjustments and other adjustments Alumis management believes are necessary to state fairly Alumis’ pro forma financial information for the periods indicated.
The unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations give effect to the Merger assuming that it closed on December 31, 2024 and January 1, 2024, respectively. The transaction accounting adjustments depict the accounting for the Merger as required by U.S. GAAP. The unaudited pro forma combined condensed financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the Merger and integration costs that may be incurred. The pro forma adjustments represent Alumis’ best estimates and are based upon currently available information and certain assumptions that Alumis believes are reasonable under the circumstances.
Alumis and ACELYRIN prepare their respective consolidated financial statements in accordance with U.S. GAAP. The Merger will be accounted for as a business combination under the provisions of the Accounting Standards Codification Topic 805, Business Combinations, with Alumis being treated as the accounting acquirer. This determination is primarily based on a number of factors expected at the closing of the Merger, including: (i) which entity is issuing its equity interests, (ii) the expectation that following the Effective Time, the holders of shares of Alumis common stock will hold, in the aggregate, more than 50% of the issued and outstanding shares of Alumis common stock immediately following the Effective Time, (iii) the intended corporate governance structure of Alumis following the Effective Time, (iv) the intended senior management of Alumis following the Effective Time, and (v) the terms of the share exchange. No single factor was the sole determinant in the overall conclusion that Alumis is the acquirer for accounting purposes; rather, all factors were considered in arriving at such conclusion.
Preliminary Purchase Price Consideration
The initial allocation of the preliminary purchase price consideration reflected in these pro forma financial statements consists of equity consideration in the form of shares of Alumis common stock issued to ACELYRIN’s stockholders with a preliminary estimate of $241.8 million. The amount of equity consideration is based on 48,357,622 shares of Alumis common stock that Alumis would expect to issue to holders of ACELYRIN common stock in connection with the Merger, based on the ACELYRIN outstanding shares as of December 31, 2024. The preliminary equity consideration has been calculated based on the $5.00 share price of Alumis common stock on April 17, 2025. The consideration also includes additional stock-based compensation of $7.2 million related to fair value of replacement awards attributable to pre-combination services. The Merger Agreement does not contain any provision that would adjust the Exchange Ratio based on fluctuations in the market value of the Alumis common stock. The implied value of the merger consideration and the ACELYRIN stockholders’ ownership will fluctuate between the date hereof and the Effective Time as the market price of Alumis common stock fluctuates during the same period.
The preliminary consideration is calculated as follows (in thousands, except share and per share data):
Fair Value
Implied Alumis Shares of Common Stock Issued to ACELYRIN	48,357,622
Alumis closing share price as of April 17, 2025	$5.00
Consideration Transferred for Share Exchange	$241,788
Fair value of replacement awards attributable to pre-combination services	$7,204
Total Consideration Transferred	$248,992
The preliminary estimate of the consideration does not purport to represent the actual value of the total consideration that will be received by the ACELYRIN stockholders when the Merger is completed. The fair value of the equity securities comprising the consideration will be measured on the closing date at the then-current market price per share of Alumis common stock. This will likely result in a different amount of merger consideration to be paid to the ACELYRIN shareholders, and the difference may be material. For example, an increase or decrease of $1.00 per share in the price of the Alumis common stock on the closing date from the price of Alumis common stock assumed in these pro forma financial statements would change the value of the preliminary consideration by approximately $48.4 million.
Fair Value Estimate of Assets to be Acquired and Liabilities to be Assumed
The table below represents an initial allocation of the preliminary consideration to ACELYRIN’s tangible and intangible assets acquired and liabilities assumed based on management’s preliminary estimate of their respective fair values as of December 31, 2024 (in thousands):
	Historical	Transaction Accounting Adjustments	Fair Value
Cash and cash equivalents	$73,890	$—	$73,890
Marketable securities	373,990	—	373,990
Research and development prepaid expenses	881	—	881
Prepaid credit voucher for clinical manufacturing	24,265	—	24,265
Other prepaid expenses and current assets	7,961	—	7,961
Restricted cash, non-current	544	—	544
Property and equipment, net	1,635	—	1,635
Intangible assets – In-process research and development(1)	—	50,366	50,366
Operating lease right-of-use assets, net	6,752	(1,345)	5,407
Other long-term assets	1,223	(579)	644
Total assets	$491,141	$48,442	$539,583
Accounts payable	$(4,888)	$—	$(4,888)
Research and development accrued expenses	(11,042)	—	(11,042)
Severance liability	(1,351)	—	(1,351)
Other accrued expenses and current liabilities	(8,263)	—	(8,263)
Operating lease liabilities	(7,304)	(1,595)	(8,899)
Deferred income tax liability	—	(2,000)	(2,000)
Total liabilities	$(32,848)	$(3,595)	$(36,443)
Fair value of net assets			$503,140
Preliminary Purchase Price Consideration			(248,992)
ACELYRIN transaction expense adjustment			(11,100)
Gain on bargain purchase(2)			$243,048

(1)
In-process research and development represents incomplete research and development projects at ACELYRIN related to lonigutamab product candidates. The preliminary fair value of in-process research and development asset based on the present value of future discounted cash flows is $50.4 million, which are based on significant estimates. These estimates included the number of potential patients and market price of a future product candidates, costs required to conduct clinical trials, future milestones and royalties payable under the acquired license agreement, costs to receive regulatory approval and potentially commercialize produce candidates, as well as estimates for probability of success and the discount rate.

(2)
Gain on bargain purchase is calculated as a difference between the total consideration transferred and the fair value of net assets acquired. Gain on bargain purchase represents negative goodwill at the Effective Time, which primarily relates to the market value of ACELYRIN’s common stock trading below the carrying value of net assets and the Exchange Ratio agreed at the time when the Merger Agreement was signed and not adjusted for subsequent changes in the market price of Alumis’ common stock.
The acquisition method of accounting incorporates fair value measurements that can be highly subjective, and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances. The fair value of the identifiable assets acquired and liabilities assumed is preliminary, pending finalization of various estimates and analyses. The excess of the estimated fair value of identified net assets acquired and liabilities assumed over the purchase consideration is recognized as a gain on bargain purchase. The gain on bargain purchase is recognized as other income in the unaudited pro-forma combined statement of operations. Because the pro forma financial statements have been prepared based on preliminary estimates of consideration and fair values attributable to the Merger, the actual amounts eventually recorded for the Merger, including gain on bargain purchase, may differ materially from the information presented. The allocation of the purchase consideration may differ from the preliminary allocation at the Effective Time, and the difference may be material, reducing, increasing or eliminating the gain on bargain purchase described above.
Given Alumis’ and ACELYRIN’s history of net losses and valuation allowance, management estimated an annual effective income tax rate of 0%. Therefore, the pro forma adjustments to the pro forma condensed combined statements of operations resulted in no additional income tax adjustment.
2.   Pro Forma Balance Sheet Adjustments
The following adjustments have been reflected in the unaudited pro forma condensed combined balance sheet:
A.
Represents reclassification of ACELYRIN historical amounts to conform to Alumis’ financial statement presentation.

(in thousands)	As Originally Reported	Reclassified for Pro Forma
Prepaid expenses and other current assets	$33,107	$—
Research and development prepaid expenses	—	881
Prepaid credit voucher for clinical manufacturing	—	24,265
Other prepaid expenses and current assets	—	7,961
Prepaid expenses and other assets, non-current	1,223	—
Other long-term assets	—	1,223
Accrued compensation and other current liabilities	(9,297)	—
Other accrued expenses and current liabilities	—	(8,263)
Operating lease liabilities, current	—	(1,034)

B.
Represents direct and incremental transaction costs of $12.9 million and $11.1 million to be incurred by Alumis and ACELYRIN, respectively, prior to, or concurrent with, the Effective Time.

C.
Represents the recognition of preliminary changes between the fair value of assets acquired and liabilities assumed from their historical carrying values, which include a preliminary fair value of the acquired in process research and development asset of $50.4 million, changes in the right of use assets of ($1.3) million, changes in operating lease liabilities of ($1.6) million, changes in deferred income tax liability of ($2.0) million and changes in other long-term assets of $(0.6) million related to write-off of ACELYRIN’s deferred financing costs.

Equity adjustments include the following: i) elimination of ACELYRIN’s historical equity, ii) recognition of the preliminary purchase consideration, and iii) recognition of preliminary changes between the fair value of assets acquired and liabilities assumed as discussed above and the gain on bargain purchase of $243.0 million, as discussed in Note 1 above.

	Common stock, voting				Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit
	Alumis		ACELYRIN
(in thousands, except share amounts)	Shares	Amount	Shares	Amount
Elimination of ACELYRIN’s historical equity (i)	—	$—	(100,452,061)	$(1)	$(1,195,243)	$6	$736,945
Recognition of the preliminary purchase consideration (ii)	48,357,622	5	—	—	248,987	—	—
Elimination of ACELYRIN transaction expense (see Note B above)	—	—	—	—	—	—	11,100
Recognition of gain on bargain purchase (iii)	—	—	—	—	—	—	243,048
Pro-forma adjustment	48,357,622	$5	(100,452,061)	$(1)	$(946,256)	$6	$991,093

D.
Represents the adjustment to accumulated deficit and additional paid-in capital of $10.7 million related to compensation expense from acceleration of stock awards of ACELYRIN employees in connection with the Merger.

E.
Represents the adjustment to accumulated deficit of $17.7 million, which includes ACELYRIN severance obligations and additional retention bonuses of $16.5 million and Alumis transition bonuses of $1.2 million. As of December 31, 2024, ACELYRIN retention bonuses of $1.3 million were accrued and included in other accrued expenses and current liabilities. Alumis expects that $8.6 million will be paid at the Effective Time and the remaining $10.4 million will be paid within the year from the Effective Time.

F.
Represents payment of $3.5 million of the insurance premium for the ACELYRIN’s directors and officers liability insurance policy covering period ending on Effective Time and paid by ACELYRIN.

3.   Pro Forma Statement of Operations Adjustments
The following adjustments have been reflected in the unaudited pro forma condensed combined statement of operations:
AA.
Represents Alumis transaction costs of $12.9 million recorded to general and administrative expenses.

BB.
Represents the gain on bargain purchase of $243.0 million, calculated as the acquisition date amounts of the identifiable net assets acquired that exceed the value of consideration transferred.

CC.
Represents additional compensation expense of $10.7 million related to acceleration of stock awards of ACELYRIN employees in connection with the Merger, including $3.2 million recognized to research and development expenses and $7.5 million to general and administrative expenses. No additional compensation expense is recorded in pro forma condensed combined statement of operations related to continuing outstanding awards, as the fair value of these awards on the grant date was higher than their fair value at the Effective Time date.

DD.
Represents additional compensation expense of $17.7 million, which includes ACELYRIN severance obligations and additional retention bonuses of $16.5 million and Alumis transition bonuses of $1.2 million. The total amount includes $8.5 million recorded to research and development expenses and $9.2 million recorded to general and administrative expenses.

EE.
Pro-forma weighted average number of shares outstanding, basic and diluted, includes 28,341,866 shares as reported by Alumis, 48,357,622 shares issued by Alumis in exchange for ACELYRIN common stock shares outstanding as of December 31, 2024 at the Exchange Ratio and 198,428 shares of Alumis common stock to be issued as replacement awards for ACELYRIN vested RSUs at the Effective Time, assuming that the shares were outstanding since January 1, 2024. Unaudited basic and diluted pro forma net loss per share is computed by dividing pro forma net loss by the pro forma weighted average number of shares outstanding.

The following outstanding potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the period presented, because including them would have been anti-dilutive:
	Historical Alumis	ACELYRIN replacement awards(1)	Pro Forma Combined
Stock options issued and outstanding	9,458,788	5,763,379	15,222,167
Unvested restricted common stock, unvested restricted common stock units and early exercised stock options	149,266	604,602	753,868
Total	9,608,054	6,367,981	15,976,035

(1)
The ACELYRIN replacement awards represents Alumis’ stock options and unvested RSUs issued at the Effective Time.

COMPARATIVE STOCK PRICE DATA AND DIVIDENDS
Alumis common stock and ACELYRIN common stock are traded on Nasdaq under the symbols “ALMS” and “SLRN,” respectively. The following table presents the high and low price per share of Alumis common stock and ACELYRIN common stock on February 6, 2025, the last full trading day before public announcement that Alumis and ACELYRIN had entered into the Merger Agreement, and April 17, 2025, the last practicable trading day before the date of this joint proxy statement/prospectus.
	Alumis Common Stock			ACELYRIN Common Stock
Date	High	Low	Close	High	Low	Close
February 6, 2025	$7.24	$6.52	$6.59	$1.94	$1.87	$1.90
April 17, 2025	$5.31	$4.85	$5.00	$2.23	$2.17	$2.20
The market value of the shares of Alumis common stock to be issued in exchange of shares of ACELYRIN common stock upon the completion of the Merger will not be known at the time of the Alumis and ACELYRIN virtual special meetings. The above tables show only historical comparisons. Because the market prices of Alumis common stock and ACELYRIN common stock will likely fluctuate prior to the Merger, these comparisons may not provide meaningful information to (i) Alumis stockholders in determining whether to approve the issuance of shares of Alumis common stock to holders of ACELYRIN common stock in connection with the Merger pursuant to the Merger Agreement or (ii) ACELYRIN stockholders in determining whether to adopt the Merger Agreement. Alumis stockholders and ACELYRIN stockholders are encouraged to obtain current market quotations for shares of Alumis common stock and ACELYRIN common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference in this joint proxy statement/prospectus in considering whether to approve the issuance of shares of Alumis common stock in connection with the Merger pursuant to the terms of the Merger Agreement, in the case of Alumis stockholders, and whether to adopt the Merger Agreement, in the case of ACELYRIN stockholders. See the section titled “Where You Can Find More Information.”
Holders
As of 5:00 p.m. (Pacific Time) on the record date for the Alumis virtual special meeting, 47,222,419 shares of Alumis common stock, held by 67 holders of record, were outstanding and entitled to vote at the Alumis virtual special meeting. As of 5:00 p.m. (Pacific Time) on the record date for the ACELYRIN virtual special meeting, 100,907,206 shares of ACELYRIN common stock, held by 17 holders of record, were outstanding and entitled to vote at the ACELYRIN virtual special meeting.

RISK FACTORS
In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for the adoption and approval of the Merger Agreement, in the case of ACELYRIN stockholders, or for the issuance of shares of Alumis common stock in connection with the Merger, in the case of Alumis stockholders. In addition, you should read and consider the risks associated with each of the businesses of Alumis and ACELYRIN because these risks will also affect the combined company. These risks can be found below with respect to Alumis, and, with respect to ACELYRIN, in ACELYRIN’s Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on March 19, 2025 and is incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See the section titled “Where You Can Find More Information.”
Risk Factors Relating to the Merger
The Merger may not be completed on the terms or timeline currently contemplated, or at all. Alumis stockholders and ACELYRIN stockholders will be subject to a number of material risks if the Merger is not completed on the terms or timeline currently contemplated, or at all.
The consummation of the Merger is subject to numerous conditions, including (1) the approval by the ACELYRIN stockholders of the ACELYRIN Merger proposal, (2) the approval by the Alumis stockholders of the Alumis share issuance proposal, (3) the effectiveness of the Registration Statement on Form S-4 of which this joint proxy statement/prospectus forms a part, and (4) other customary closing conditions. For a more complete description of the conditions to the completion of the Merger, please see the section titled “The Merger Agreement — Conditions to Completion of the Merger.”
If the Merger is not completed for any reason, the price of Alumis common stock and/or the price of ACELYRIN common stock may decline to the extent that the market price thereof reflects or previously reflected positive market assumptions that the Merger would be completed, and the benefits of the Merger would be realized. In addition, Alumis and ACELYRIN have expended and will continue to expend significant management time and resources and have incurred and will continue to incur significant expenses due to legal, advisory, printing and financial services fees related to the Merger. These expenses must be paid regardless of whether the Merger is consummated. If the Merger is not consummated, Alumis may be required under certain circumstances to pay ACELYRIN a termination fee of $10.0 million and ACELYRIN may be required under certain circumstances to pay Alumis a termination fee of $10.0 million. There is no assurance that the Merger will be consummated. If the Merger is not timely completed, Alumis and ACELYRIN may have to materially alter their respective business plans, including pausing and/or terminating their current and planned clinical trials and the development of their respective product candidates. For example, Alumis will require substantial additional financing to achieve its goals and failure to obtain additional capital when needed, at all or on acceptable terms to it, could cause Alumis to delay, limit, reduce, or terminate its product development or future commercialization efforts. Further both Alumis and ACELYRIN may suffer negative reactions from their respective employees, partners and vendors in the event the Merger is not consummated. In addition, if the Merger is not completed, either or both of Alumis and ACELYRIN could become subject to litigation related to any failure to complete the Merger or to perform their respective obligations under the Merger Agreement.
If the Merger is not completed, Alumis and ACELYRIN cannot assure their stockholders that these risks will not materialize and will not materially affect the business, financial results and stock prices of Alumis or ACELYRIN. See the section titled “The Merger Agreement — Termination of the Merger Agreement.”
The Exchange Ratio is fixed and will not be adjusted based on the market price of Alumis common stock, so the consideration at the closing of the Merger may have a greater or lesser value than at the time the Merger Agreement was signed.
The relative proportion of the combined company that the Alumis stockholders and ACELYRIN stockholders will own when the Merger closes was fixed at the signing of the Merger Agreement and was subsequently adjusted on April 20, 2025 in connection with the amendment to the Merger Agreement, and will not change based on developments, including changes in the trading price of Alumis common stock, prior to the closing of the Merger. The market values of Alumis common stock and ACELYRIN common stock have varied since Alumis and ACELYRIN entered into the Merger Agreement and will continue to vary in the future due to changes in the business, operations or prospects of Alumis and ACELYRIN, market assessments of the Merger, market and economic considerations, and other factors both within and beyond the control of Alumis and ACELYRIN. Immediately following the Merger, Alumis stockholders as of immediately prior to the Merger are expected to hold approximately 52% of the combined company’s common stock and the ACELYRIN stockholders as of immediately prior to the Merger are expected to hold approximately 48% of the combined company’s common stock, in each case, calculated on a fully diluted basis as of January 31, 2025. For a more complete description of the Merger, please see the section titled “The Merger Agreement — Terms of the Merger; Merger Consideration.”
Litigation relating to the Merger, if any, could result in an injunction preventing the completion of the Merger and/or substantial costs to Alumis and ACELYRIN.
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements like the Merger Agreement. Even if such a lawsuit is without merit, defending against such claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Alumis’ and ACELYRIN’s respective liquidity and financial condition. Lawsuits that may be brought against Alumis, ACELYRIN or their respective directors and officers could also seek, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the Merger Agreement already implemented and to otherwise enjoin the parties from consummating the Merger. One of the conditions to the closing of the Merger is that no injunction by any governmental entity having jurisdiction over Alumis, ACELYRIN or Merger Sub has been entered and continues to be in effect and no law has been adopted, in either case, that prohibits the closing of the Merger. If a plaintiff is successful in obtaining an injunction prohibiting completion of the Merger, that injunction may delay or prevent the Merger from being completed within the expected time frame or at all, which may adversely affect Alumis’ and ACELYRIN’s respective business, financial position and results of operations.
There can be no assurance that any defendants will be successful in the outcome of any potential future lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Merger is completed may adversely affect the combined company’s business, financial condition, results of operations and cash flows.
Alumis or ACELYRIN may waive one or more of the closing conditions to the Merger without re-soliciting stockholder approval.
To the extent permitted by law, Alumis or ACELYRIN may determine to waive, in whole or part, one or more of the conditions to its obligations to consummate the Merger under the Merger Agreement. Alumis and ACELYRIN currently expect to evaluate the materiality of any waiver and its effect on Alumis and ACELYRIN stockholders, as applicable, in light of the facts and circumstances at the time to determine whether any amendment of this joint proxy statement/prospectus or any re-solicitation of proxies or voting cards is required in light of such waiver. Any determination as to whether to waive any condition to the Merger or as to re-soliciting stockholder approval or amending this joint proxy statement/prospectus as a result of any such waiver will be made by Alumis and/or ACELYRIN, as applicable, at the time of such waiver based on the facts and circumstances as they exist at that time.
ACELYRIN stockholders and Alumis stockholders will not be entitled to appraisal rights in the Merger.
Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.
Under the DGCL § 262(b), stockholders do not have appraisal rights if the shares of stock they hold, as of the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon a merger, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash instead of fractional shares or (d) any combination of clauses (a) through (c).
Alumis stockholders will not be entitled to appraisal rights in the Merger with respect to their Alumis shares. ACELYRIN shares are listed on Nasdaq and are expected to continue to be so listed on the record date for the ACELYRIN virtual special meeting. Because holders of shares of ACELYRIN common stock will receive shares of Alumis common stock in the Merger and cash in lieu of fractional shares, holders of shares of ACELYRIN common stock will also not be entitled to appraisal rights in the Merger with respect to their shares of ACELYRIN common stock.
The Merger Agreement contains provisions that could discourage a potential competing acquiror of either Alumis or ACELYRIN or could result in any competing proposal being at a lower price than it might otherwise be.
The Merger Agreement contains “no-shop” provisions that, subject to limited exceptions, restrict ACELYRIN’s and Alumis’ ability to solicit, encourage, facilitate or discuss competing third-party proposals to acquire all or a significant part of Alumis or ACELYRIN. In addition, each party generally has an opportunity to offer to modify the terms of the Merger in response to any competing acquisition proposals that may be made before the other party’s board of directors may withdraw or qualify its recommendation regarding the proposals described herein. In specified circumstances, Alumis or ACELYRIN may be required to pay a termination fee to the other party due to the termination of the Merger Agreement. See the section titled “The Merger Agreement — Termination of the Merger Agreement.”
These provisions could discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Alumis or ACELYRIN from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher value than that market value proposed to be received or realized in the Merger, or might result in a potential competing acquiror proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee under the Merger Agreement or expenses that may become payable in certain circumstances.
If the Merger Agreement is terminated and either Alumis or ACELYRIN attempts to seek another business combination, there is no assurance that either Alumis or ACELYRIN, as applicable, will be able to negotiate a transaction with another party on terms comparable or better than the terms of the Merger. See the section titled “The Merger Agreement — No Solicitation of Alternative Proposals.”
The pendency of the Merger could adversely affect the business and operations of Alumis and ACELYRIN.
In connection with the Merger, existing or prospective partners of each of Alumis and ACELYRIN may delay or defer decisions or reduce their level of business with either or both of the companies, any of which could negatively affect the business and financial results of Alumis and ACELYRIN, regardless of whether the Merger is completed. ACELYRIN intends to delay the initiation of its previously announced Phase 3 LONGITUDE program for the evaluation of subcutaneous lonigutamab in TED, which may adversely impact ACELYRIN’s (in the event the Merger is not consummated) or the combined company’s ability to develop lonigutamab. In addition, due to operating covenants in the Merger Agreement, each of Alumis and ACELYRIN may be unable, during the pendency of the Merger, to pursue strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions without the consent of the other party or as otherwise discussed elsewhere in these risk factors, even if such actions would prove beneficial. Alumis’ and ACELYRIN’s employees may experience uncertainty about their future roles with the combined company, which might adversely affect each company’s ability to retain and hire key managers and other employees. Moreover, the pursuit of the Merger and the preparation for the integration of the companies may place a significant burden on the management and personnel of both companies, and the attention of the combined company’s management may continue to be diverted to such matters even after consummation of the Merger. The diversion of management’s attention away from operating the companies in the ordinary course could adversely affect

Alumis’ and ACELYRIN’s financial results and the advancement of their respective product candidates. Any of these effects could adversely affect Alumis’ or ACELYRIN’s respective business prior to the completion of the Merger.
The Merger may be completed even if one of the parties is subject to material and adverse impacts that are excluded from the definition of material adverse effect in the Merger Agreement.
In general, neither Alumis nor ACELYRIN is obligated to complete the Merger if there is a material adverse effect affecting the other party between February 6, 2025, the date the Merger Agreement was originally entered into, and the consummation of the Merger. However, certain types of changes are excluded from the concept of a “material adverse effect.” Such exclusions include, but are not limited to:
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changes or conditions generally affecting the industries in which Alumis or ACELYRIN, as applicable, operate;

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general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction;

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any failure, in and of itself, by Alumis or ACELYRIN, as applicable, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period;

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the public announcement or pendency of the transactions contemplated hereby (including the impact on the relationships, contractual or otherwise, of such party or any of its subsidiaries with employees, labor unions, suppliers or partners);

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any change, in and of itself, in the market price or trading volume of Alumis’ or ACELYRIN’s, as applicable, securities or in its credit ratings;

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any change in applicable law, regulation or U.S. GAAP;

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geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation;

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any hurricane, tornado, flood, earthquake or other natural disaster;

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any epidemic, pandemic or disease outbreak (including COVID-19) and any action by a governmental entity in response thereto;

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any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to the Merger Agreement or the transactions contemplated thereby;

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any adverse effects, adverse events (“AEs”) or safety observations or reports of new side effects, AEs or safety observations with respect to Alumis’ or ACELYRIN’s, as applicable, product candidates;

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any regulatory, manufacturing or clinical effect or other action resulting from any non-clinical (including internal and external research and discovery) or clinical studies (including compassionate use studies) sponsored by Alumis or ACELYRIN, as applicable, or any competitor of such party;

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any results of meetings with the FDA or other governmental body (including any communications from any governmental body in connection with such meetings), or any increased incidence or severity of any previously identified side effects, adverse effects, AEs or safety observations or reports of new side effects, AEs or safety observations with respect to Alumis’ or ACELYRIN’s, as applicable, product candidates or any competitor’s product candidates; or

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any taking of any action required pursuant to the Merger Agreement, or not required by the Merger Agreement but taken at the written request or with the prior written consent of the other party.

If any such adverse changes occur and Alumis and ACELYRIN consummate the Merger, the stock price of the combined company may suffer. This in turn may reduce the value of the Merger to the stockholders of Alumis, ACELYRIN or both. For a more complete discussion of what constitutes a material adverse effect on Alumis or ACELYRIN, see the section titled “The Merger Agreement — Representations and Warranties.”

Current Alumis stockholders will have a reduced ownership interest and voting power in the combined company after the Merger.
Immediately following the Merger, the Alumis stockholders as of immediately prior to the Merger are expected to hold approximately 52% of the combined company’s common stock and ACELYRIN stockholders as of immediately prior to the Merger are expected to hold approximately 48% of the combined company’s common stock, in each case, calculated on a fully diluted basis as of January 31, 2025. For a more complete description of the Merger, please see the section titled “The Merger Agreement — Terms of the Merger; Merger Consideration.”
Alumis stockholders and ACELYRIN stockholders currently have the right to vote for their respective directors and on certain other matters affecting their respective companies. If and when the Merger occurs, each Alumis stockholder will remain a stockholder of Alumis with a percentage ownership of Alumis that will be smaller than the stockholder’s percentage of Alumis prior to the Merger (without considering such stockholder’s current ownership of ACELYRIN shares, if any). Correspondingly, each ACELYRIN stockholder who receives shares of Alumis common stock will become an Alumis stockholder with a percentage ownership of Alumis that will be smaller than the stockholder’s percentage ownership of ACELYRIN (without considering such stockholder’s current ownership of Alumis common stock, if any). Alumis stockholders will have less voting power in Alumis than they currently have, and former ACELYRIN stockholders will have less voting power in Alumis than they now have in ACELYRIN. Each of Alumis’ and ACELYRIN’s pre-Merger stockholders, respectively, as a group, will be able to exercise less influence over the management and policies of the combined company following the consummation of the Merger than they are able to exercise over Alumis or ACELYRIN, as applicable, immediately prior to the consummation of the Merger.
The market price of shares of Alumis common stock may be affected by factors different from those that historically have affected shares of ACELYRIN common stock and will continue to fluctuate after the Merger.
Upon completion of the Merger, holders of ACELYRIN common stock will become holders of Alumis common stock. Alumis’ business differs from that of ACELYRIN in certain respects, and, accordingly, the financial position or results of operations and/or cash flows of Alumis after the Merger, as well as the market price of shares of Alumis common stock, may be affected by factors different from those currently affecting the financial position or results of operations and/or cash flows of ACELYRIN. In addition, the stock market has experienced significant price and volume fluctuations in recent times which, if they continue to occur, could have a material adverse effect on the market for, or liquidity of, the Alumis common stock, regardless of Alumis’ actual operating performance. As a result, the market price of shares of Alumis common stock may fluctuate significantly following completion of the Merger, and holders of ACELYRIN common stock prior to the Merger could lose some or all of the value of their investment in Alumis common stock that they will hold upon consummation of the Merger.
Directors and executive officers of Alumis and ACELYRIN have interests in the Merger that may be different from, or in addition to, those of other Alumis stockholders and ACELYRIN stockholders, which could have influenced their decisions to support or approve the Merger.
In considering whether to approve the proposals at the Alumis virtual special meeting and the ACELYRIN virtual special meeting, as applicable, Alumis and ACELYRIN stockholders should recognize that directors and executive officers of Alumis and ACELYRIN have interests in the Merger that may differ from, or that are in addition to, their interests as stockholders of Alumis and stockholders of ACELYRIN. Dr. Colowick and Mr. Machado are members of each company’s board of directors and will continue as directors of the combined company after the Effective Time, and, following the Closing, will be eligible to be compensated as non-employee directors of the combined company pursuant to the Alumis non-employee director compensation policy that is expected to remain in place following the Effective Time. Certain of ACELYRIN’s directors have options, subject to vesting, to purchase shares of ACELYRIN common stock which, after the Effective Time, will be converted into and become options to purchase shares of the common stock of the combined company and all of ACELYRIN’S directors are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Merger Agreement. In addition, the directors and executive officers of ACELYRIN have other interests, which include, among others, severance benefits, continued indemnification and the right to accelerated vesting. For example, ACELYRIN’s severance policy provides employees with cash severance payments, certain health insurance coverage and the acceleration of outstanding equity awards in the event of an involuntary termination in connection with a change of control of ACELYRIN.
The Alumis Board and the ACELYRIN Board were aware of these interests at the time each approved the Merger Agreement. These interests may cause Alumis’ and ACELYRIN’s directors and executive officers to view the Merger differently than you may view it as a stockholder.
The opinions obtained by the Alumis Special Committee and the ACELYRIN Board from their respective financial advisors do not and will not reflect changes in circumstances after the date of such opinions.
The Alumis Special Committee received a an oral opinion (subsequently confirmed in writing) written opinion (the “Morgan Stanley Opinion”), dated April 20, 2025 from Morgan Stanley, its financial advisor, to the effect that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth in the Morgan Stanley Opinion, the Exchange Ratio pursuant to the Merger Agreement was fair, from a financial point of view, to Alumis. The Morgan Stanley Opinion did not constitute a recommendation to the Alumis Special Committee or the Alumis Board (or any member thereof) as to how it should vote with respect to the Merger or any other matter. The ACELYRIN Board received a written opinion (the “Guggenheim Securities Opinion”), dated February 6, 2025, from Guggenheim Securities, its financial advisor, as to the fairness, from a financial point of view and as of the date of the Guggenheim Securities Opinion, of the Original Exchange Ratio to the stockholders of ACELYRIN, which opinion was based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken. Changes in the operations or prospects of Alumis or ACELYRIN, general market and economic conditions and other factors that may be beyond the control of Alumis and ACELYRIN, and on which the above-described opinions were based, may alter the value of Alumis or ACELYRIN or the prices of shares of Alumis Common stock or ACELYRIN common stock by the time the Merger is completed. Alumis and ACELYRIN have not obtained, and do not expect to request, updated opinions from their respective financial advisors. Neither of the above-listed opinions speak to any date other than the date of such opinion. See the sections titled “The Merger Agreement — Opinion of Alumis’ Financial Advisor” and “The Merger Agreement — Opinion of ACELYRIN’s Financial Advisor.” A copy of the Morgan Stanley Opinion is attached hereto as Annex D and is incorporated by reference herein in its entirety. A copy of the Guggenheim Securities Opinion is attached hereto as Annex E and is incorporated by reference herein in its entirety.
Financial projections regarding Alumis and ACELYRIN may not prove accurate.
In connection with the Merger, Alumis and ACELYRIN prepared and considered internal financial forecasts for Alumis and ACELYRIN. These financial projections are based on several assumptions, including regarding future operating cash flows, expenditures and income of Alumis and ACELYRIN, including benefits to be realized from the Merger. These financial projections were not prepared with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties and may not be achieved in full, within projected timeframes or at all. The failure of Alumis and ACELYRIN to achieve projected results could have a material adverse effect on the price of each company’s common stock prior to consummation the Merger and the combined company’s financial position after the consummation of the Merger.
If the Merger does not qualify as a “reorganization” under Section 368(a) of the Code, U.S. holders of ACELYRIN common stock may be required to pay additional U.S. federal income taxes.
For U.S. federal income tax purposes, the Merger is intended to qualify, and the parties have agreed to report the Merger for tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Code.
It is the opinion of Fenwick & West LLP, counsel to ACELYRIN, that it is more likely than not that the Merger will qualify as a “reorganization.” Such opinion of counsel is based on, among other things, certain factual representations made by ACELYRIN and Alumis and certain assumptions, all of which must be consistent with the state of facts existing at the time of the Merger. If any of these representations and assumptions are, or become, inaccurate or incomplete, such opinion may be invalid. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or the courts, which may not agree with the conclusions set forth in such opinion. The closing of the Merger is not conditioned upon achieving, or receiving a ruling from the IRS or opinion of counsel with respect to, such qualification; however, ACELYRIN has obtained a tax opinion as described above from its counsel, Fenwick & West LLP.
If the Merger qualifies as a “reorganization,” a U.S. holder (as defined in the section titled “Certain Material U.S. Federal Income Tax Consequences”) of ACELYRIN common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of ACELYRIN common stock for Alumis common stock, except with respect to cash received by such holder in lieu of fractional shares of Alumis common stock. If the Merger does not so qualify, the exchange of ACELYRIN common stock for Alumis common stock in the Merger will be a taxable transaction for U.S. federal income tax purposes.
See the section titled “Certain Material U.S. Federal Income Tax Consequences” for a more complete description of certain material U.S. federal income tax consequences of the Merger. Please consult your tax advisors as to the specific tax consequences to you of the Merger, including the consequences if the Merger does not qualify as a “reorganization.”
Risk Factors Relating to the Combined Company
Alumis expects to incur substantial costs and expenses related to the integration of the combined company upon the consummation of the Merger, which costs and expenses are difficult to estimate accurately.
Alumis expects to incur substantial costs and expenses in connection with completing the Merger and integrating ACELYRIN’s business. While Alumis has assumed that a certain level of transaction and integration costs and expenses would be incurred, there are a number of factors beyond its control that could affect the total amount or the timing of its integration costs and expenses, including any ACELYRIN liabilities that arise, or become known, following the Closing. Many of the costs and expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and integration costs and expenses could be greater or could be incurred over a longer period of time than Alumis currently expects.
The combined company may fail to realize the anticipated benefits of the Merger.
The success of the Merger will depend on, among other things, the combined company’s ability to combine the Alumis and ACELYRIN businesses in a manner that realizes anticipated synergies and meets or exceeds the forecasted cash balances and expense levels anticipated by each company. On a combined basis, the combined company expects to benefit from each of Alumis’ and ACELYRIN’s product pipelines and the potential market opportunity for each company’s product candidates, if approved. If the combined company is not able to successfully achieve these objectives, then the anticipated benefits of the Merger may not be realized fully or at all or may take longer to realize than expected.
The failure to successfully integrate the businesses and operations of Alumis and ACELYRIN in the expected time frame may adversely affect the combined company’s future results.
Alumis and ACELYRIN have operated and, until the completion of the Merger, will continue to operate independently. There can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key Alumis employees or key ACELYRIN employees, the disruption of either company’s or both companies’ ongoing businesses, inconsistencies in standards, controls, procedures and policies, unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, the following issues, among others, must be addressed in integrating the operations of Alumis and ACELYRIN in order to realize the anticipated benefits of the Merger so the combined company performs as expected:
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combining the companies’ operations and corporate functions;

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reducing additional and unforeseen expenses such that integration costs more than anticipated;

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avoiding delays in connection with the Merger or the integration process;

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integrating personnel from the two companies and minimizing the loss of key employees;

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identifying and eliminating redundant and underperforming functions and assets;

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harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

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maintaining existing agreements with distributors, providers and vendors and avoiding delays in entering into new agreements with distributors, providers and vendors;

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addressing possible differences in business backgrounds, corporate cultures and management philosophies; and

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consolidating the companies’ administrative and information technology infrastructure and financial systems.

In addition, at times the attention of certain members of either company’s or both companies’ management and resources may be focused on completion of the Merger and the integration of the businesses of the two companies and diverted from day-to-day business operations or other opportunities that may have been beneficial to such company, which may disrupt each company’s ongoing business and the business of the combined company.
Failure to attract, motivate and retain executives and other key employees could diminish the anticipated benefits of the Merger.
The success of the Merger will depend in part on the retention of personnel critical to the business and operations of the combined company due to, for example, their technical skills or management expertise. Competition for qualified personnel can be intense.
Current and prospective employees of Alumis and ACELYRIN may experience uncertainty about their future role with Alumis, ACELYRIN or the combined company until strategies with regard to these employees are announced or executed, which may impair Alumis’ and ACELYRIN’s ability to attract, retain and motivate key management, sales, marketing, technical and field personnel, prior to and following the Merger. Employee retention may be particularly challenging during the pendency of the Merger, as employees of Alumis and ACELYRIN may experience uncertainty about their future roles with Alumis. If Alumis and ACELYRIN are unable to retain personnel, including Alumis’ and ACELYRIN’s key management, who are critical to the successful integration and future operations of the companies, Alumis and ACELYRIN could face disruptions in their operations, loss of key information, expertise or know-how, and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the Merger.
If key employees of Alumis or ACELYRIN depart, the integration of the companies may be more difficult and Alumis’ business following the Merger may be harmed. Furthermore, Alumis may have to incur significant costs in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent relating to the business of each of Alumis and ACELYRIN, and the combined company’s ability to realize the anticipated benefits of the Merger may be adversely affected. In addition, there could be disruptions to or distractions for the workforce and management associated with integrating employees into Alumis. No assurance can be given that, following completion of the Merger, Alumis will be able to attract or retain key employees of Alumis and ACELYRIN to the same extent that those companies have been able to attract or retain their own employees in the past.
If the combined company is unable to compete effectively, the results of operations of the combined company will be materially and adversely affected.
The competitors of the combined company include major pharmaceutical and biotechnology companies, academic institutions, government agencies, public and private research institutions, and smaller or early-stage companies, of which many are well-capitalized. The competitiveness of the combined company is based on factors including the efficacy, safety and convenience of its product candidates, its combined ability to raise capital and enter into strategic transactions, and recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials. If the combined company is unable to compete based on such factors, the combined company’s results of operations and business prospects could be harmed.
The combined company will have multiple product candidates, license and collaboration agreements and numerous ongoing clinical trials and will need to prioritize its research programs and focus development of its product candidates on the potential treatment of certain indications. As a result, the combined company may forego or delay pursuit of opportunities with other indications or for any future product candidates that later prove to have greater commercial potential. The resource allocation decisions of the combined company may cause it to fail to capitalize on viable commercial products or profitable market opportunities. Such failure may result in the combine company being unable to raise additional capital to continue to fund its existing programs and operations, and could lead to stockholders losing all or substantially all of their investment in Alumis.
The historical and unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus may not be representative of Alumis’ results after the Merger, and accordingly, you have limited financial information on which to evaluate the combined company.
Alumis and ACELYRIN will continue to operate as separate companies prior to the consummation of the Merger and have no prior history as a combined company. The historical financial statements of ACELYRIN may be different from those that would have resulted had ACELYRIN been operated as part of Alumis. The pro forma condensed combined financial information appearing elsewhere herein has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the Merger been completed as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to allocate the aggregate consideration to ACELYRIN assets and liabilities. The aggregate consideration allocation reflected in the pro forma condensed combined financial information included in this joint proxy statement/prospectus is preliminary, and the final allocation of the aggregate consideration will be based upon the actual aggregate consideration and the fair value of the assets and liabilities of ACELYRIN as of the date of the completion of the Merger. The unaudited pro forma condensed combined financial information does not reflect future events that may occur after the Merger, including the incurrence of costs related to the planned integration of ACELYRIN, any future non-recurring charges resulting from the Merger, or consider potential effects of future market conditions on expense efficiencies, if any. The unaudited pro forma financial information presented in this joint proxy statement/prospectus is based in part on certain assumptions regarding the Merger that Alumis believes are reasonable under the circumstances. Alumis cannot assure you that the assumptions will prove to be accurate over time.
The Alumis and ACELYRIN prospective financial information is inherently subject to uncertainties.
While presented with numeric specificity, the Alumis and ACELYRIN prospective financial information provided herein was prepared based on numerous estimates, variables and assumptions (including, but not limited to, those related to industry performance and competition and general business, economic, regulatory, market and financial conditions and other future events, and additional matters specific to Alumis’ or ACELYRIN’s business, as applicable, including the possibility of consummating certain other strategic transactions) that are inherently subjective and uncertain and are largely beyond the control of the respective management of each. As a result, actual results may differ from the prospective financial information. Since the prospective financial information covers multiple years, such information by its nature becomes less reliable with each successive year. The prospective financial information is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the prospective financial information constitutes forward-looking information and are subject to risks and uncertainties, including the various risks and uncertainties set forth in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
The Alumis and ACELYRIN prospective financial information was prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. None of Alumis’ independent registered accounting firm, ACELYRIN’s independent registered accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information. Furthermore, the Alumis and ACELYRIN prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. The inclusion of the Alumis and ACELYRIN prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that Alumis, ACELYRIN, their respective boards of directors, or their respective affiliates, advisors or other representatives considered, or now consider, such prospective financial information necessarily to be predictive of actual future results or to support or fail to support the ACELYRIN stockholder’s decision whether to vote for or against the ACELYRIN merger proposal. The Alumis and ACELYRIN prospective financial information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this information statement are cautioned not to place undue reliance on this information. Unfavorable changes in any of these or other factors, most of which are beyond Alumis’ or ACELYRIN’S control, could materially and adversely affect the combined company’s business, results of operations and financial results.
The combined company’s quarterly and annual operating results may fluctuate significantly or may fall below the expectations of investors or securities analysts or any guidance it may publicly provide, each of which may cause Alumis’ common stock price to fluctuate or decline.
The combined company expects its operating results to be subject to quarterly and annual fluctuations which may, in turn, cause the price of Alumis’ common stock to fluctuate substantially. The combined company’s net loss and other operating results will be affected by numerous factors, including:
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variations in the level of expense related to the ongoing development of the combined company’s product candidates and other development programs;

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results and timing of preclinical studies and ongoing and future clinical trials, or the addition or termination of any such clinical trials;

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the timing of payments the combined company may make or receive under future license and future collaboration arrangements or the termination or modification thereof;

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the combined company’s execution of any strategic transactions, including acquisitions, collaborations, licenses or similar arrangements, and the timing and amount of payments it may make or receive in connection with such transactions;

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any intellectual property infringement lawsuit or opposition, interference or cancellation proceeding in which combined company may become involved;

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recruitment and departures of key personnel;

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if the combined company’s product candidates receive regulatory approval, the terms of such approval and market acceptance and demand for such products;

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regulatory developments affecting combined company’s product candidates or those of its competitors;

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fluctuations in stock-based compensation expense;

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the impacts of inflation and rising interest rates on the combined company’s business and operations; and

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changes in general market and economic conditions.

If the combined company’s quarterly or annual operating results fall below the expectations of investors or securities analysts or any forecasts or guidance the combined company may provide to the market, the price of its common stock could decline substantially. Such a stock price decline could occur even when the combined company has met any previously publicly stated guidance it may provide. The combined company believes that quarterly or annual comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of its future performance.
Combined company stockholders may experience dilution in the future.
From time to time in the future, the combined company may issue additional shares of Alumis common stock or securities convertible into Alumis common stock pursuant to a variety of transactions, including acquisitions. The issuance by the combined company of additional shares of Alumis common stock or securities convertible into Alumis common stock would dilute your ownership and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of shares of Alumis common stock.
In the future, the combined company expect to obtain financing or to further increase its capital resources by issuing additional shares of Alumis capital stock or offering debt or other equity securities, including additional shares of common stock or warrants to purchase common stock, senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of Alumis capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights Alumis’ existing stockholders, reduce the market price of shares of Alumis common stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit Alumis’ ability to pay dividends to the holders of its common stock. Alumis’ decision to issue securities in any future offering will depend on market conditions and other factors, which may adversely affect the amount, timing or nature of Alumis’ future offerings. As a result, holders of Alumis common stock bear the risk that Alumis’ future offerings may reduce the market price of shares of Alumis common stock and dilute their percentage ownership.
The combined company’s ability to use net operating loss (“NOL”) carryforwards and other tax attributes may be limited, including as a result of the Merger.
Each of Alumis and ACELYRIN has incurred losses during its history, and the combined company does not expect to become profitable in the near future and may never achieve profitability. To the extent that the combined company continues to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire, if at all. As of December 31, 2023, Alumis had U.S. federal NOL carryforwards and state NOL carryforwards of $48.6 million and $4.4 million, respectively, and ACELYRIN had U.S. federal NOL carryforwards and state NOL carryforwards of $92.7 million and $6.8 million, respectively. Under current law, U.S. federal NOL carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such NOL carryforwards is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to federal law. In addition, under Sections 382 and 383 of the Code, U.S. federal NOL carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in ownership. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. The combined company’s ability to utilize its NOL carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with the Merger or other transactions. Similar rules may apply under state tax laws. If the combined company earns taxable income, such limitations could result in increased future income tax liability to the combined company, and the combined company’s future cash flows could be adversely affected.
The business operations of the combined company will be subject to various and changing federal, state, local and foreign laws and regulations that could result in costs or sanctions that adversely affect the business and results of operations of the combined company.
The combined company will operate in an increasingly complex regulatory environment. Businesses in the countries in which the combined company will operate are subject to local, legal and political environments and regulations including with respect to employment, tax, statutory supervision and reporting and trade restriction. These regulations and environments are also subject to change.
Adjusting business operations to changing environments and regulations may be costly and could potentially render the particular business operations uneconomical, which may adversely affect the profitability of the combined company or lead to a change in the business operations.
Notwithstanding the best efforts of the combined company, it may not be in compliance with all regulations in the countries in which it operates at all times and may be subject to sanctions, penalties or fines as a result. These sanctions, penalties or fines may materially and adversely impact the profitability of the combined.
Alumis and ACELYRIN may be targets of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Merger from being completed.
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims could result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Alumis’ and ACELYRIN’s respective liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Merger, then that injunction may delay or prevent the Merger from being completed, which may adversely affect Alumis’ and ACELYRIN’s respective business, financial position and results of operations.
Risk Factors Relating to Alumis’ Financial Position and Need for Capital
For purposes of this subsection only, “Alumis,” “the Company,” “we,” “us” or “our” refer to Alumis, unless the context otherwise requires.
We are a clinical stage biopharmaceutical company with a limited operating history and no products approved for commercial sale, and have incurred substantial losses since our inception and anticipate incurring substantial and increasing losses for the foreseeable future.
We are a clinical stage biopharmaceutical company with a limited operating history on which to base your investment decision. We have no product candidates approved for commercial sale and have not generated any revenue. Biopharmaceutical product development is a highly speculative undertaking. It entails substantial upfront capital expenditures and significant risk that any product candidate will fail to demonstrate adequate efficacy or an acceptable safety profile, gain regulatory approval or become commercially viable.
Our most advanced candidate is ESK-001, an oral, small molecule allosteric inhibitor of TYK2. We are currently conducting two parallel Phase 3 clinical trials of ESK-001 in PsO and a Phase 2b clinical trial of ESK-001 in SLE. In addition, we are advancing A-005, an investigational CNS-penetrant allosteric inhibitor of TYK2 that has a potential application in MS and other neuroinflammatory and neurodegenerative diseases, currently in Phase 1 clinical development. Our ability to achieve profitability in the future is dependent upon obtaining regulatory approval for and successfully commercializing our most advanced candidate, ESK-001, either alone or with third parties. However, our operations may not be profitable even if ESK-001 is successfully developed, approved and thereafter commercialized.
We have and will continue to incur significant development and other expenses related to our research and clinical development programs and ongoing operations. For the years ended December 31, 2024 and 2023, our net losses were $294.2 million and $155.0 million, respectively. As of December 31, 2024, we had an accumulated deficit of $658.6 million. Substantially all of our losses have resulted from expenses incurred in connection with the acquisition and development of our pipeline and from general and administrative costs associated with our operations. We expect to incur significant losses for the foreseeable future, and we expect these losses to increase as we continue our development of our product candidates. Likewise, we expect to incur substantial costs and expenses in connection with completing the Merger and integrating ACELYRIN’s business. While we expect that a certain level of transaction and integration costs and expenses would be incurred, there are a number of factors beyond our control that could affect the total amount or the timing of its integration costs and expenses, including any ACELYRIN liabilities that arise, or become known, following the Closing. Many of the costs and expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and integration costs and expenses could be greater or could be incurred over a longer period of time than we currently expect.
We anticipate that our expenses will increase substantially if, and as, we:
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conduct preclinical studies and clinical trials for ESK-001, A-005 and other programs;

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identify additional product candidates and acquire rights from third parties to those product candidates through licenses or other acquisitions, and conduct development activities, including preclinical studies and clinical trials;

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procure the manufacturing of preclinical, clinical and commercial supply of our current and future product candidates;

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seek regulatory approvals for our current or any future product candidates;

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commercialize our current or any future product candidates, if approved;

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take steps toward our goal of being an integrated biopharma company capable of supporting commercial activities, including establishing sales, marketing and distribution infrastructure;

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attract, hire and retain qualified clinical, scientific, operations and management personnel;

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add and maintain operational, financial and information management systems;

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protect, maintain, enforce and defend our rights in our intellectual property portfolio;

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defend against third-party interference, infringement and other intellectual property claims, if any;

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address any competing therapies and market developments;

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experience any delays in our preclinical studies or clinical trials and seeking regulatory approval for our product candidates due to public health concerns, macroeconomic conditions or geopolitical conflicts; and

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incur costs associated with operating as a public company.

Even if we succeed in commercializing one or more product candidates, we expect to incur substantial development costs and other expenditures to develop and market additional product candidates. We may also encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenue or raise additional capital. Our prior losses and expected future losses have had and will continue to have an adverse effect on our stockholders’ equity (deficit) and our working capital.
We could also encounter delays if a clinical trial is suspended, put on clinical hold or terminated by us, the institutional review boards (“IRBs”) or ethics committees of the institutions in which such trials are being conducted, the U.S. Food and Drug Administration (the “FDA”), or other comparable foreign regulatory authorities, or if a clinical trial is recommended for suspension or termination by the Data Safety Monitoring Board for such trial. A suspension, clinical hold or termination may be imposed due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, failure by our contract research organizations (“CROs”) or clinical trial sites to perform in accordance with Good Clinical Practice regulations (“GCPs”), or applicable regulatory guidelines in other countries, inspection of the clinical trial operations or trial site by the FDA or other comparable foreign regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to establish or achieve clinically meaningful trial endpoints, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. Clinical trials may also be delayed or terminated as a result of ambiguous or negative interim results. For example, we discontinued our proof-of-concept Phase 2a clinical trial of ESK-001 in patients with non-infectious uveitis in June 2024 based on the efficacy results of a data analysis prepared for a scheduled monitoring committee meeting, which efficacy results did not meet our clinical threshold for success despite safety results consistent with ESK-001’s safety profile in psoriasis patients. Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates. Further, the FDA or other comparable foreign regulatory authorities may disagree with our clinical trial design and our interpretation of data from clinical trials, or may change the requirements for approval even after they have reviewed and commented on the design for our clinical trials.
We may also, in the future, conduct preclinical and clinical research in collaboration with other academic, pharmaceutical and biotechnology entities in which we combine our research or development efforts with those of our collaborators. Such collaborations may be subject to additional delays because of the management of the trials, contract negotiations, the need to obtain agreement from multiple parties and may increase our future costs and expenses.
Our product development costs will increase if we experience delays in clinical testing or regulatory approvals. We do not know whether any of our clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. Significant clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidates and may allow our competitors to bring products to market before we do, potentially impairing our ability to successfully commercialize our product candidates. Any delays or increase in costs in our clinical development programs may harm our business, financial condition, results of operations and prospects.
Enrollment and retention of participants in clinical trials is an expensive and time-consuming process and could be made more difficult or rendered impossible by multiple factors outside our control, including difficulties in identifying patients, the availability of competitive products, and significant competition for recruiting participants in clinical trials.
Participant enrollment, a significant factor in the timing of clinical trials, is affected by many conditions, including the size and nature of the patient population, the number and location of clinical sites we enroll, the proximity of participants to clinical sites, the eligibility and exclusion criteria for the trial, the design of the clinical trial, the inability to obtain and maintain participant consents, the risk that enrolled participants will drop out before completion, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new drugs or biologics that may be approved for the indications being investigated by us. Risks related to patient enrollment are heightened in longer clinical trials, including the 48-week trial period contemplated by our ongoing Phase 2b clinical trial of ESK-001 in SLE. In particular, this trial has been and may continue to be challenging to enroll due to the fact that patients must be experiencing active disease at the time of screening to be eligible for enrollment. In addition, our clinical trials will compete with other clinical trials for product candidates that are in the same areas as our product candidates, and this competition will reduce the number and types of participants available to us, because some participants who might have opted to enroll in our trials may instead opt to enroll in a trial being conducted by one of our competitors, or to use currently marketed therapies. Additionally, participants, including participants in any control groups, may withdraw from the clinical trial if they are not experiencing improvement in their underlying disease or condition or if they experience other difficulties or issues. Additionally, we could encounter delays if treating clinicians encounter unresolved ethical issues associated with enrolling participants in clinical trials of our product candidates in lieu of prescribing existing treatments that have established safety and efficacy profiles.
We have in the past experienced and expect to continue to experience participant withdrawals or discontinuations from our trials. For example, as long-term treatment with ESK-001 continues to be evaluated in our STRIDE OLE, ONWARD3, LTE study and LUMUS Part B OLE, we expect to see discontinuation rates rise over time. Withdrawal of participants from our clinical trials may compromise the quality of our data. Even if we are able to enroll a sufficient number of participants in our clinical trials, delays in enrollment or small population size may result in increased costs or may affect the timing or outcome of our clinical trials. Any of these conditions may negatively impact our ability to complete such trials or include results from such trials in regulatory submissions, which could adversely affect our ability to advance the development of our product candidates.

We will require substantial additional financing to achieve our goals and failure to obtain additional capital when needed, or on acceptable terms to us, could cause us to delay, limit, reduce, or terminate our product development or future commercialization efforts.
Until such time, if ever, as we can generate substantial product revenue, we expect to finance our cash needs through equity offerings, debt financings, or other capital sources, including potential collaborations, licenses and other similar arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a holder of our common stock. Any future debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, selling or licensing our assets, making capital expenditures, declaring dividends or encumbering our assets to secure future indebtedness. Such restrictions could adversely impact our ability to conduct our operations and execute our business plan. We could also be required to seek collaborators for product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available or relinquish or license on unfavorable terms our rights to product candidates in markets where we otherwise would seek to pursue development or commercialization ourselves.
As a result of our recurring losses from operations and recurring negative cash flows from operations, our management concluded that there is a substantial doubt about our ability to maintain liquidity sufficient to operate our business effectively, which raises substantial doubt about our ability to continue as a going concern. See the risk factor below titled, “As a result of our history of losses and negative cash flows from operations, our consolidated financial statements contain a statement regarding a substantial doubt about our ability to continue as a going concern.” Based on our current operating plan, we will need to raise additional financing to continue our products’ development for the foreseeable future, and until we become profitable. Any additional fundraising efforts may divert our management from our day-to-day activities, which may adversely affect our ability to develop and commercialize product candidates. We cannot be certain that additional funding will be available on acceptable terms, or at all. If we are unable to obtain funding when and as needed on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any product candidate, or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations. Any of the above events could significantly harm our business, prospects, financial condition and results of operations and cause the price of our common stock to decline.
Risk Factors Relating to Alumis’ Product Candidate Development and Commercialization
For purposes of this subsection only, “Alumis,” “the Company,” “we,” “us” or “our” refer to Alumis, unless the context otherwise requires.
Preclinical and clinical development involves a lengthy and expensive process, with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results. We may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our current product candidates or any future product candidates.
Our product candidates are either in clinical or preclinical development, and their risk of failure is high. It is impossible to predict when or if our product candidates will receive regulatory approval. To obtain the requisite regulatory approvals to commercialize any product candidates, we must demonstrate through extensive preclinical studies and lengthy, complex and expensive clinical trials that our product candidates are safe and effective in humans for their intended uses. Before obtaining approval from regulatory authorities for the commercialization of any of our product candidates, we must conduct extensive clinical trials to demonstrate the safety and efficacy of the product candidate in humans. Before we can initiate clinical trials for any product candidates, we must submit the results of preclinical studies to the FDA or comparable foreign regulatory authorities along with other information, including information about product candidate chemistry, manufacturing and controls and our proposed clinical trial protocol, as part of an Investigational New Drug (“IND”) application or similar regulatory submission. The FDA or comparable foreign regulatory authorities may require us to conduct additional preclinical studies for any product candidate before allowing us to initiate clinical trials under any IND or similar regulatory submission, which may lead to delays and increase the costs of our preclinical development programs.
Once initiated, clinical testing can take many years to complete, and its outcome is inherently uncertain. The results of preclinical studies and early clinical trials of our product candidates may not be predictive of the results of later-stage clinical trials and results in one indication may not be predictive of results to be expected for the same product candidate in another indication. For example, notwithstanding extensive preclinical testing demonstrating that A-005 can penetrate the CNS, our clinical trials of A-005 may show that it cannot penetrate the human CNS as fully as was observed in preclinical testing. Differences in trial design between early-stage clinical trials and later-stage clinical trials make it difficult to extrapolate the results of earlier clinical trials to later clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or unfavorable safety profiles, notwithstanding promising results in earlier trials, and we have experienced and may experience setbacks in our programs in the future. For example, we discontinued our proof-of-concept Phase 2a clinical trial of ESK-001 in patients with non-infectious uveitis in June 2024 based on the efficacy results of a data analysis prepared for a scheduled monitoring committee meeting, which efficacy results did not meet our clinical threshold for success despite safety results consistent with ESK-001’s safety profile in psoriasis patients. Moreover, clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in clinical trials have nonetheless failed to obtain regulatory approval of such product candidates.
Commencing any future clinical trials is subject to finalizing the trial design and submitting an application to the FDA or a comparable foreign regulatory authority. Even after we make our submission, the FDA or comparable foreign regulatory authorities could disagree that we have satisfied their requirements to commence our clinical trials or disagree with our study design, which may require us to complete additional trials or amend our protocols or impose stricter conditions on the commencement of clinical trials. There is typically a high rate of failure of product candidates proceeding through clinical trials, and failure can occur at any time during the clinical trial process. Most product candidates that commence clinical trials are never approved as products and there can be no assurance that any of our current or future clinical trials will ultimately be successful or support the approval of our current or any future product candidates.
We expect to continue to rely on our CROs and clinical trial sites to ensure the proper and timely conduct of our clinical trials, including the participant enrollment process, and we have limited influence over their performance. We or any future collaborators may experience delays in initiating or completing clinical trials due to unforeseen events or otherwise, that could delay or prevent our ability to receive regulatory approval or commercialize our current and any future product candidates, including:
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we may be unable to generate sufficient preclinical, toxicology, or other in vivo or in vitro data to support the initiation or continuation of clinical trials;

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regulators, such as the FDA or comparable foreign regulatory authorities, may disagree with the design or implementation of our clinical trials;

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regulators, such as the FDA or comparable foreign regulatory authorities, IRBs, or ethics committees may impose additional requirements before permitting us to initiate a clinical trial, may not allow us or our investigators to commence or conduct a clinical trial at a prospective trial site, may not allow us to amend trial protocols, or regulators may require that we modify or amend our clinical trial protocols;

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we may experience delays in reaching, or fail to reach, agreement on acceptable terms with trial sites and CROs, the terms of which can be subject to extensive negotiation and may vary significantly;

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we may be unable to identify, recruit, or train suitable clinical investigators;

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clinical trial sites may deviate from trial protocol or drop out of a trial;

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we may be unable to complete our clinical trials due to trial participant withdrawals and discontinuations due to AEs;

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the number of participants required for clinical trials may be larger than we anticipate, enrollment in clinical trials may be slower than we anticipate or participants may drop out or fail to return for post-treatment follow-up at a higher rate than we anticipate;

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the cost of clinical trials may be greater than we anticipate, or we may have insufficient funds to initiate or complete a clinical trial or to pay the substantial user fees required by the FDA upon the submission of a New Drug Application (“NDA”) or comparable marketing authorization application in another jurisdiction;

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the quality or quantity of data relating to our product candidates or other materials necessary to conduct our clinical trials may be inadequate to initiate or complete a given clinical trial;

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reports from clinical testing of other therapies may raise safety, tolerability or efficacy concerns about our product candidates;

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clinical trials of our product candidates may fail to show appropriate safety, tolerability or efficacy, may produce negative or inconclusive results, or may otherwise fail to improve on the existing standard of care, and we may decide, or regulators may require us, to conduct additional clinical trials or we may decide to abandon product development programs;

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our CROs or clinical trial sites may fail to perform in accordance with GCP requirements or other applicable regulations, rules or guidelines;

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we may be unable to manufacture our product candidates from our contract manufacturing organizations (“CMOs”) in accordance with current Good Manufacturing Practice (“cGMP”) regulations or other applicable requirements in sufficient quantities for use in our clinical trials;

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serious adverse events (“SAEs”) may occur in our clinical trials or in trials of the same class of agents conducted by other companies that could be considered similar to our product candidates;

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we may select clinical endpoints that require prolonged periods of clinical observation or extended analysis of the resulting data;

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we may be required to transfer our manufacturing processes to larger-scale facilities operated by a different CMO, or may experience delays or failure by our CMOs or us to make any necessary changes to such manufacturing process; and

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third parties may be unwilling or unable to satisfy their contractual obligations to us in a timely manner.

In addition, we have historically leveraged our extensive analyses of immune-relevant genome-wide association study results from both the public domain and the UK Biobank biomedical resource to identify the right therapeutic target on which to focus our preclinical and clinical development efforts. If our access to GWAS results from the public domain or the UK Biobank biomedical resource were to be restricted, including as a result of any potential future legislative policies or regulations that may seek to restrict the sharing of genetic data, our ability to efficiently identify additional therapeutic targets may be limited.
In addition, the FDA’s and other regulatory authorities’ policies with respect to clinical trials may change and additional government regulations may be enacted. In the European Union (“EU”), the EU Clinical Trials Regulation (“CTR”) became applicable on January 31, 2022, repealing and replacing the Clinical Trials Directive (“CTD”). The CTR permits trial sponsors to make a single submission to both the competent authority and an ethics committee in each EU member state, leading to a single decision for each EU member state. The assessment procedure for the authorization of clinical trials has been harmonized as well, including a joint assessment of some elements of the application by all EU member states in which the trial is to be conducted, and a separate assessment by each EU member state with respect to specific requirements related to its own territory, including ethics rules. Each EU member state’s decision is communicated to the sponsor through a centralized EU portal, the Clinical Trial Information System. The CTR foresaw a three-year transition period that ended on January 31, 2025. Since this date, all new or ongoing trials are subject to the provisions of the CTR.
It is currently unclear to what extent the United Kingdom (the “UK”), will seek to align its regulations with the EU in the future. The UK regulatory framework in relation to clinical trials is derived from existing legislation (as implemented into UK law, through secondary legislation). On January 17, 2022, the UK Medicines and Healthcare products Regulatory Agency (“MHRA”) launched an eight-week consultation on reframing the UK legislation for clinical trials. The UK government published its response to the consultation outcome on March 21, 2023 confirming that it would bring forward changes to the legislation and such changes were laid in parliament on December 12, 2024. These resulting legislative amendments will, if implemented in their current form, bring the UK into closer alignment with the CTR. Failure of the UK to closely align its regulations with the EU may have an effect on the cost of conducting clinical trials in the UK as opposed to other countries and/or make it harder to seek a marketing authorization for our product candidates on the basis of clinical trials conducted in the UK.
Our clinical trials may reveal SAEs and AEs and may result in a safety or tolerability profile that could delay or prevent regulatory approval or market acceptance of ESK-001, A-005 or any future product candidates.
Undesirable or clinically unmanageable side effects observed in our clinical trials for our product candidates could occur and cause us or regulatory authorities to interrupt, delay or halt our clinical trials and could result in a more restrictive labeling or the delay or denial of regulatory approval by the FDA or comparable foreign regulatory authorities.
We have observed SAEs and AEs in our trials of ESK-001, and as more patients become exposed to ESK-001 over longer periods of time, we expect to see additional SAEs and AEs emerge. Further, long term treatment with ESK-001 continues to be evaluated in an OLE trial, and additional AEs and SAEs will continue to accumulate. Certain conditions occur more frequently in patients with psoriasis compared to the general population. Examples include obesity, cardiovascular disease, psoriatic arthritis, and depression. Immune modulating treatments including ESK-001 may result in increasing susceptibility to various infections, including serious or life-threatening infections, and there is a theoretical risk with immune-modulating agents that dampening immune responses could increase the risk of malignancies.
Other TYK2 inhibitors, such as deucravacitinib (marketed as Sotyktu), which is approved for the treatment of adults with PsO, have shown AEs such as hypersensitivity reactions, infections, tuberculosis, malignancy and rhabdomyolysis. The label for deucravacitinib includes a warning concerning the potential for JAK-related AEs, such as cardiovascular and thrombotic events. We have observed, and expect that additional AEs and SAEs consistent with known side effects of TYK2 inhibition may emerge in our ongoing and future clinical trials of ESK-001. The most common AEs observed in our Phase 2 STRIDE and OLE PsO trials that were considered related to ESK-001 treatment by the principal investigator include headaches, upper respiratory tract infections, nasopharyngitis, rash and nausea. As of December 31, 2024, there were four SAEs from the STRIDE OLE trial that were considered related to ESK-001 treatment by the investigator: one serious infection case (peritonsillar abscess), two malignancy cases (non-small cell lung cancer, renal cell carcinoma), and one arthritis case. We continue to evaluate the safety profile of ESK-001 in our ongoing Phase 2 OLE and Phase 3 trials.
If AEs, SAEs or other side effects are observed in any of our ongoing or future clinical trials that are atypical of, or more severe than, the known side effects of the respective class of agents that each of our product candidates are a part of, we may have difficulty recruiting participants to our clinical trials, participants may drop out of our trials, or we may be required to abandon those trials or our development efforts of one or more product candidates altogether. If such effects are more severe or less reversible than we expect, or not reversible at all, we may decide or be required to perform additional studies or to halt or delay further clinical development of ESK-001, A-005 or any future product candidates, which could result in the delay or denial of regulatory approval by the FDA or comparable foreign regulatory authorities.
If ESK-001 fails to demonstrate an acceptable benefit/risk profile versus current approved therapies or others in clinical development, then our opportunity to disrupt the current standard of care may be limited. AEs and SAEs that emerge during clinical investigation of or treatment with ESK-001, A-005, or any future product candidates have in the past been and may in the future be deemed to be related to our product candidates. This may require longer and more extensive clinical development, or regulatory authorities may increase the amount of data and information required to approve, market, or maintain ESK-001, A-005 or any future product candidates and could result in warnings and precautions in our product labeling or a restrictive REMS or comparable foreign strategies. This may also result in an inability to obtain approval of ESK-001, A-005 or any future product candidates. We, the FDA or other comparable foreign regulatory authorities, or an IRB or ethics committee, may suspend clinical trials of a product candidate at any time for various reasons, including a belief that participants in such trials are being exposed to unacceptable health risks or adverse side effects. Some potential product candidates developed in the biotechnology industry that initially showed promise in early-stage trials have later been found to cause side effects that prevented their further development. Even if the side effects do not preclude the product candidate from obtaining or maintaining regulatory approval, undesirable side effects, like those mentioned above, may limit market acceptance of the approved product due to its tolerability versus other therapies. Any of these developments could materially harm our business, financial condition, results of operations and prospects.
Additionally, if any of our product candidates receives regulatory approval, and we or others later identify undesirable side effects caused by such product, a number of potentially significant negative consequences could result. For example, the FDA could require us to adopt a REMS, to ensure that the benefits of treatment with such product candidate outweigh the risks for each potential patient, which may include, among other things, a communication plan to health care practitioners, patient education, extensive patient monitoring or distribution systems and processes that are highly controlled, restrictive and more costly than what is typical for the industry. We or our collaborators may also be required to adopt a REMS or comparable foreign strategies or engage in similar actions, such as patient education, certification of health care professionals or specific monitoring, if we or others later identify undesirable side effects caused by any product that we develop alone or with collaborators. Other potentially significant negative consequences associated with AEs include:
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we may be required to suspend marketing of a product, or we may decide to remove such product from the marketplace;

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regulatory authorities may withdraw, suspend or change their approvals of a product;

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regulatory authorities may require additional warnings on the label or limit access of a product to selective specialized centers with additional safety reporting and with requirements that patients be geographically close to these centers for all or part of their treatment; and

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we may be required to create a medication guide outlining the risks of a product for patients, or to conduct post-marketing studies.

Any of these events could diminish the usage or otherwise limit the commercial success of our product candidates and prevent us from achieving or maintaining market acceptance of our product candidates, if approved by the FDA or comparable foreign regulatory authorities.
Preliminary, “top-line” and interim data from our clinical trials that we announce or publish from time to time may change as more patient data become available or are subject to audit and verification procedures that could result in material changes in the final data.
From time to time, we may publicly disclose preliminary or top-line data from our preclinical studies and clinical trials, which are based on preliminary analyses of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular preclinical study or clinical trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the top-line or preliminary results that we report may differ from future results of the same studies or trials, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Top-line and preliminary data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, top-line and preliminary data should be viewed with caution until the final data are available.
From time to time, we may also disclose data from interim analyses from our clinical trials. Interim analyses from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as participants enrollment continues and more participant data become available or as participants from our clinical trials continue other treatments for their disease. Adverse differences between interim data, topline data, or preliminary data and final data could significantly harm our business prospects.
Further, others, including regulatory authorities, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate and could adversely affect the success of our business. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is material or otherwise appropriate information to include in our disclosure.
If the interim, top-line or preliminary data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our product candidates may be harmed, which could harm our business, financial condition, results of operations and prospects. Further, disclosure of interim, top-line or preliminary data by us or by our competitors could result in volatility in the price of our common stock.
We have conducted, are currently conducting, and may in the future conduct, clinical trials for current or future product candidates outside the United States, and the FDA and comparable foreign regulatory authorities may not accept data from such trials.
We have conducted, are currently conducting, and may in the future conduct, clinical trials outside the United States, including (without limitation) in the EU, the UK, Japan, Latin America and Asia-Pacific (“APAC”) countries. We expect to continue to conduct trials internationally in the future. The acceptance of data from clinical trials conducted outside the United States or another jurisdiction by the FDA or comparable foreign regulatory authorities may be subject to certain conditions or may not be accepted at all. In cases where data from foreign clinical trials are intended to serve as the sole basis for regulatory approval in the United States, the FDA will generally not approve the application on the basis of foreign data alone unless (i) the data are applicable to the U.S. population and U.S. medical practice and (ii) the trials were performed by clinical investigators of recognized competence and pursuant to GCP regulations and (iii) the data may be considered valid without the need for an on-site inspection by the FDA, or if the FDA considers such inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means. In addition, even where the foreign study data are not intended to serve as the sole basis for approval, the FDA will not accept the data as support for an application for regulatory approval unless the study is well-designed and well-conducted in accordance with GCP requirements and the FDA is able to validate the data from the study through an onsite inspection if deemed necessary. Many foreign regulatory authorities have similar requirements for clinical data gathered outside of their respective jurisdictions. In addition, such foreign trials are subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA or any comparable foreign regulatory authority will accept data from trials conducted outside of the United States or the applicable jurisdiction. If the FDA or any comparable foreign regulatory authority does not accept such data, it would result in the need for additional trials, which could be costly and time-consuming, and which may result in current or future product candidates that we may develop being delayed or not receiving approval for commercialization in the applicable jurisdiction.
Even if we receive regulatory approval for our current or future product candidates in the United States, we may never receive regulatory approval to market outside of the United States.
We plan to seek regulatory approval for our current and future product candidates outside of the United States and are currently conducting certain clinical trials internationally, including in the EU and Japan. In order to market any product outside of the United States, however, we must establish and comply with the numerous and varying safety, efficacy and other regulatory requirements of other applicable countries. Approval procedures vary among countries and can involve additional product candidate testing and additional administrative review periods. The time required to obtain approvals in other countries might differ substantially from that required to obtain FDA approval. The regulatory approval processes in other countries generally implicate all of the risks detailed above regarding FDA approval in the United States as well as other risks. In particular, in many countries outside of the United States, products must receive pricing and reimbursement approval before the product can be commercialized. Obtaining this approval can result in substantial delays in bringing products to market in such countries. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in others and would impair our ability to market our current or future product candidates in such foreign markets. Any such impairment would reduce the size of our potential market, which could adversely affect our business, financial condition, results of operations and prospects.
The successful commercialization of our product candidates, if approved, will depend in part on the extent to which governmental authorities and health payors and insurers establish coverage, adequate reimbursement levels and favorable pricing policies. Failure to obtain or maintain coverage and adequate reimbursement for our product candidates could limit our ability to market those products and decrease our ability to generate revenue.
The availability of coverage and the adequacy of reimbursement by governmental healthcare programs, such as Medicare and Medicaid, private health insurers and other third-party payors are essential for most patients to be able to afford prescription medications such as our product candidates, if approved. Our ability to achieve coverage and acceptable levels of reimbursement for our products by third-party payors will have an effect on our ability to successfully commercialize those products. Even if we obtain coverage for a given product by a third-party payor, the resulting reimbursement payment rates may not be adequate or may require co-payments that patients find unacceptably high. We cannot be sure that coverage and reimbursement in the United States, the EU, Japan or elsewhere will be available for any product that we may develop, and any reimbursement that may become available may be decreased or eliminated in the future.
Third-party payors increasingly are challenging prices charged for biopharmaceutical products and services, and many third-party payors may refuse to provide coverage and reimbursement for particular drugs when equivalent generic drugs, biosimilars or less expensive therapies are available. It is possible that a third-party payor may consider our product candidates, if approved, as substitutable and only be willing to cover the cost of the alternative product. Even if we show improved efficacy, safety or improved convenience of administration with ESK-001, A-005 or any of our future product candidates, if approved, pricing of competitive products may limit the amount we will be able to charge for our product candidates, if approved. Third-party payors may deny or revoke the reimbursement status of a given product or establish prices for new or existing marketed products at levels that are too low to enable us to realize an appropriate return on our investment in our product candidates. In some cases, when new competitor generic and biosimilar products enter the market, there are mandatory price reductions for the innovator compound. In other cases, payors employ “therapeutic category” price referencing and seek to lower the reimbursement levels for all treatments in the respective therapeutic category. Additionally, new competitor brand drugs can trigger therapeutic category reviews in the interest of modifying coverage and/or reimbursement levels. The potential of third-party payors to introduce more challenging price negotiation methodologies could have a negative impact on our ability to successfully commercialize our product candidates, if approved.
There is significant uncertainty related to third-party payor coverage and reimbursement of newly approved products. In the United States, third-party payors, including private and governmental payors, such as the Medicare and Medicaid programs, play an important role in determining the extent to which new drugs will be covered. Some third-party payors may require pre-approval of coverage for new or innovative devices or therapies before they will reimburse healthcare providers who use such therapies. It is difficult to predict at this time what third-party payors will decide with respect to the coverage and reimbursement for our products, if approved.
Obtaining and maintaining reimbursement status is time consuming, costly and uncertain. The Medicare and Medicaid programs increasingly are used as models for how private payors and other governmental payors develop their coverage and reimbursement policies for drugs. However, no uniform policy for coverage and reimbursement for products exists among third-party payors in the United States. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. As a result, the coverage determination process is often a time consuming and costly process that will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Furthermore, rules and regulations regarding reimbursement change frequently, in some cases on short notice, and we believe that changes in these rules and regulations are likely.

Outside the United States, biopharmaceutical products and services are generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost-containment initiatives in Europe and other countries will continue to put pressure on the pricing and usage of our product candidates. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. Some countries provide that products may be marketed only after an agreement on reimbursement price has been reached. Such pricing negotiations with governmental authorities can take considerable time after receipt of marketing approval for a product. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Other countries allow companies to establish their own prices for medical products but monitor and control company profits or control prescription volumes and issue guidance to physicians to limit prescriptions. In addition, some EU member states may require the completion of additional studies that compare the cost-effectiveness of a particular medicinal product candidate to currently available therapies. This Health Technology Assessment (“HTA”), process is the procedure according to which the assessment of the public health impact, therapeutic impact and the economic and societal impact of use of a given medicinal product in the national healthcare systems of the individual country is conducted. The outcome of HTA regarding specific medicinal products will often influence the pricing and reimbursement status granted to these medicinal products by the competent authorities of individual EU member states.
Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates, if approved. In December 2021, Regulation No 2021/2282 on HTA (“HTA Regulation”) was adopted. The HTA Regulation intends to boost cooperation among EU member states in assessing health technologies, including new medicinal products, and provide the basis for cooperation at EU level for joint clinical assessments in these areas. The HTA Regulation entered into application on January 12, 2025 and has a phased implementation. Individual EU member states continue to be responsible for assessing non-clinical (e.g., economic, social, ethical) aspects of health technologies, and making decisions on pricing and reimbursement.
Moreover, increasing efforts by governmental and third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for newly approved products and, as a result, they may not cover or provide adequate payment for our products. We expect to experience pricing pressures in connection with the sale of our product candidates due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs and surgical procedures and other treatments, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products. There can be no assurance that any country that has reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products, if approved in those countries.
We face competition from entities that have made substantial investments into the rapid development of competitor treatments for immunological indications, including large and specialty pharmaceutical and biotechnology companies, many of which already have approved therapies in our current indications.
The development and commercialization of therapies is highly competitive. Our product candidates, if approved, will face significant competition, including from well-established, currently marketed therapies, and our failure to demonstrate a meaningful improvement to the existing standard of care may prevent us from achieving significant market penetration. Many of our competitors have significantly greater resources and experience than we do, and we may not be able to successfully compete. We face substantial competition from multiple sources, including large and specialty pharmaceutical and biotechnology companies, academic research institutions and governmental agencies and public and private research institutions. Our competitors compete with us on the level of the technologies employed, or on the level of development of their products as compared to our product candidates. In addition, many small biotechnology companies have formed collaborations with large, established companies to (i) obtain support for their research, development and commercialization of products or (ii) combine several treatment approaches to develop longer lasting or more efficacious treatments that may potentially directly compete with our current or any future product candidates. We anticipate that we will continue to face increasing competition as new therapies and combinations thereof, and related data, emerge.

Our current product candidates initially under development for treatment of patients with immune-mediated diseases, if approved, would face competition from existing approved immunological treatments, many of which have achieved commercial success. For example, we are currently developing ESK-001 for the treatment of PsO and SLE. Other emerging and established life sciences companies have been focused on similar therapeutics and indications. If approved, ESK-001 would compete with several currently approved or late-stage oral clinical therapeutics in each such indication as well as other drugs used to treat such patients.
We are also developing A-005, which has potential applications in MS and other neuroinflammatory and neurodegenerative diseases. There are several therapies available for the treatment of relapsing forms of MS, including interferon beta regulators, monoclonal antibodies, synthetic immunomodulatory drugs and S1P receptor modulators.
To compete successfully, we need to disrupt these currently marketed drugs, meaning that we will have to demonstrate that the relative cost, method of administration, safety, tolerability and efficacy of our product candidates provide a better alternative to existing and new therapies. Our commercial opportunity and likelihood of success will be reduced or eliminated if our product candidates are not ultimately demonstrated to be safer, more effective, more conveniently administered, or less expensive than the current standard of care. Furthermore, even if our product candidates are able to achieve these attributes, acceptance of our products may be inhibited by the reluctance of physicians to switch from existing therapies to our products, or if physicians choose to reserve our products for use in limited circumstances.
Many of our competitors have significantly greater financial, technical, manufacturing, marketing, sales and supply resources or experience than we have. If we obtain regulatory approval for any product candidate, we will face competition based on many different factors, including the safety and effectiveness of our current or any future product candidates, the ease with which our current or any future product candidates can be administered and the extent to which participants accept relatively new routes of administration, the timing and scope of regulatory approvals for these product candidates, the availability and cost of manufacturing, marketing and sales capabilities, price, reimbursement coverage and patent position. Competing products could present superior treatment alternatives, including by being more effective, safer, less expensive or marketed and sold more effectively than any products we may develop. Competitive products may make any products we develop obsolete or noncompetitive before we recover the expense of developing and commercializing our current or any future product candidates. Such competitors could also recruit our employees, which could negatively impact our level of expertise and our ability to execute our business plan.
Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified management and other personnel in establishing clinical trial sites and enrolling patients in clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.
Risk Factors Relating to Alumis’ Business and Operations
For purposes of this subsection only, “Alumis,” “the Company,” “we,” “us” or “our” refer to Alumis, unless the context otherwise requires.
Our business is highly dependent on the success of our most advanced product candidate, ESK-001, and we cannot guarantee that ESK-001 will successfully complete development, receive regulatory approval or be successfully commercialized. If we are unable to develop, receive regulatory approval for, and ultimately successfully commercialize our product candidates, or if we experience significant delays in doing so, our business will be materially harmed.
We currently have no products approved for commercial sale or for which regulatory approval to market has been sought. We have invested a significant portion of our efforts and financial resources in the development of our most advanced product candidate, ESK-001, which is still in clinical development, and expect that we will continue to invest heavily in ESK-001, as well as our second product candidate, A-005, and any future product candidates we may develop. Additionally, in connection with the anticipated consummation of the Merger, we will be evaluating the development program for lonigutamab, ACELYRIN’s lead product candidate, and its potential differentiation in a capital efficient manner. Our business and our ability to generate revenue, which we do not expect will occur for many years, if ever, are substantially dependent on our ability to develop, obtain regulatory approval for, and then successfully commercialize our product candidates, which may never occur.
Our product candidates will require substantial additional preclinical and clinical development time, regulatory approval, commercial manufacturing arrangements, establishment of a commercial organization, significant marketing efforts, and further investment before we can generate any revenue from product sales. We currently generate no revenue, and we may never be able to develop or commercialize any products. We cannot assure you that we will meet our timelines for our current or future clinical trials, which may be delayed or not completed for a number of reasons, including the negative impacts of geopolitical instability, public health crises, labor shortages, inflation or other macroeconomic factors impacting our third-party CROs, CMOs, clinical trial sites, investigators or us. Our product candidates are susceptible to the risks of failure inherent at any stage of product development, including the appearance of unexpected AEs or failure to achieve primary endpoints in clinical trials. For example, we discontinued our proof-of-concept Phase 2a clinical trial of ESK-001 in patients with non-infectious uveitis in June 2024 based on the efficacy results of a data analysis prepared for a scheduled monitoring committee meeting, which efficacy results did not meet our clinical threshold for success despite safety results consistent with ESK-001’s safety profile in psoriasis patients. Additionally, we may in the future advance ESK-001, A-005 or future product candidates into clinical trials and terminate such trials prior to their completion.
Even if our product candidates are successful in clinical trials, we are not permitted to market or promote our product candidates before we receive regulatory approval from the FDA or comparable foreign regulatory authorities, and we may never receive sufficient regulatory approval that will allow us to successfully commercialize any product candidates. If we do not receive FDA or comparable foreign regulatory approval with the necessary conditions to allow commercialization, we will not be able to generate revenue from those product candidates in the United States or elsewhere in the foreseeable future, or at all. Any significant delays in obtaining approval for and commercializing our product candidates could adversely affect our business, financial condition, results of operations and prospects.
We have not previously submitted an NDA or similar marketing application to the FDA or comparable foreign regulatory authorities for any product candidate, and we cannot be certain that our current or any future product candidates will be successful in clinical trials or receive regulatory approval. The FDA may also consider its approvals of competing products, which may alter the treatment landscape concurrently with their review of any NDA we may submit, and which may lead to changes in the FDA’s review requirements that have been previously communicated to us and our interpretation thereof, including changes to requirements for clinical data or clinical study design. Such changes could delay approval or necessitate withdrawal of any such NDA submission. Similar risks may exist in foreign jurisdictions.
If approved for marketing by applicable regulatory authorities, our ability to generate revenue from our product candidates will depend on our ability to:
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price our products competitively such that third-party and government reimbursement permits broad product adoption;

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demonstrate the superiority of our products compared to the standard of care, as well as to other therapies in development;

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create market demand for our product candidates through our own marketing and sales activities, and any other arrangements to promote these product candidates that we may otherwise establish;

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receive regulatory approval for the targeted patient populations and claims that are necessary or desirable for successful marketing;

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effectively commercialize any of our products that receive regulatory approval;

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manufacture product candidates through CMOs in sufficient quantities and at acceptable quality and manufacturing cost to meet commercial demand at launch and thereafter;

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establish and maintain agreements with wholesalers, distributors, pharmacies, and group purchasing organizations on commercially reasonable terms;

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obtain, maintain, protect and enforce patent and other intellectual property protection and regulatory exclusivity for our products;

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achieve market acceptance of our products by patients, the medical community, and third-party payors;

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maintain a distribution and logistics network capable of product storage within our specifications and regulatory guidelines, and further capable of timely product delivery to commercial clinical sites; and

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assure that our product will be used as directed and that additional unexpected safety risks will not arise.

The regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business will be substantially harmed.
The clinical development, manufacturing, labeling, storage, record-keeping, advertising, promotion, import, export, marketing and distribution of our product candidates are subject to extensive regulation by the FDA in the United States and by comparable foreign regulatory authorities in foreign markets. In the United States, we are not permitted to market our product candidates. until we receive regulatory approval of an NDA from the FDA. Similar approvals are required in order to market product candidates in foreign countries. The process of obtaining such regulatory approval is expensive, often takes many years following the commencement of clinical trials and can vary substantially based upon the type, complexity and novelty of the product candidates involved, as well as the target indications and patient population. Approval policies or regulations may change, and the FDA and comparable foreign regulatory authorities have substantial discretion in the approval process, including the ability to delay, limit or deny approval of a product candidate for many reasons.
Prior to obtaining approval to commercialize a product candidate in the United States or abroad, we must demonstrate based on adequate and well-controlled clinical trials, and to the satisfaction of the FDA or comparable foreign regulatory authorities, that such product candidates are safe and effective for their intended uses. Clinical testing is expensive, time consuming and subject to uncertainty. We cannot guarantee that any current or future clinical trials will be conducted as planned or completed on schedule, if at all, or that our product candidates will receive regulatory approval. Our Phase 3 pivotal trials of ESK-001 in PsO, even if successfully completed, may not be sufficient for approval of ESK-001 in that disease. Although we have discussed and intend to further discuss our Phase 3 clinical trial design and overall development plan with the FDA to align on its sufficiency to support an NDA submission, the feedback is typically non-binding and dependent on the strength of the ultimate clinical data and the FDA’s perspective on the benefit-risk profile of the treatment in the intended population. For example, the Committee for Medicinal Products for Human Use in the EU provided comments on the length of our two pivotal 24-week Phase 3 trials, and we plan to address their feedback with our comparator trials. These modifications could delay our development timelines for EU regulatory approval and require substantially more resources. Phase 3 clinical trials typically involve hundreds of patients, have significant costs and take years to complete. In addition to our Phase 3 program in PsO, which we announced in July 2024 had commenced patient dosing, we have initiated a Phase 2b trial of ESK-001 in SLE. Even as these trials progress, issues may arise that could require us to suspend or terminate such clinical trials or could cause the results of one cohort to differ from a prior cohort. For example, we may experience slower than anticipated enrollment in our clinical trials, which may consequently delay our development timelines or permit competitors to obtain approvals that may alter our strategy. A failure of one or more clinical trials can occur at any stage of testing, and our future clinical trials may not be successful.
In addition, even if such clinical trials are successfully completed, we cannot guarantee that the FDA or comparable foreign regulatory authorities will interpret the results as we do, and more trials could be required before we submit our product candidates for approval. To the extent that the results of the clinical trials are not satisfactory to the FDA or comparable foreign regulatory authorities for support of a marketing application, we may be required to expend significant resources, which may not be available to us, to conduct additional clinical trials in support of potential approval of our product candidates.
In addition, if the FDA or comparable foreign regulatory authorities grant approval for our product candidates, then, as a condition for approval, the FDA or comparable foreign regulatory authorities may require us to perform costly post-marketing testing, including Phase 4 clinical trials or surveillance to monitor the effects of the marketed product.
Our clinical trial results may also not support approval. In addition, our product candidates could fail to receive regulatory approval for many reasons, including the following:
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the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials;

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we may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that our product candidates are safe and effective for any of their proposed indications;

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the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval, including due to the heterogeneity of patient populations, or apparent improvement in trial participants receiving placebo;

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we may be unable to demonstrate that our product candidates’ clinical and other benefits outweigh their safety risks;

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the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials;

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The data collected from clinical trials of our product candidates may not be sufficient to the satisfaction of the FDA or comparable foreign regulatory authorities to support the submission of an NDA or other comparable submission in foreign jurisdictions or to obtain regulatory approval in the United States or elsewhere;

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such authorities may disagree with us regarding the formulation, labeling and/or the product specifications of our product candidates;

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approval may be granted only for indications that are significantly more limited than those sought by us, and/or may include significant restrictions on distribution and use;

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the FDA or comparable foreign regulatory authorities will review CMOs’ manufacturing process and inspect our CMOs’ commercial manufacturing facilities and may not approve our CMOs’ manufacturing process or facilities with respect to our product candidates; and

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the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

Even if we eventually complete clinical trials and receive approval of an NDA or comparable foreign marketing application for our product candidates, the FDA or comparable foreign regulatory authority may grant approval contingent on the performance of costly additional clinical trials and/or the implementation of a REMS or comparable foreign strategies, which may be required because the FDA or comparable foreign regulatory authority believes it is necessary to ensure safe use of the product after approval. Any delay in obtaining, or inability to obtain, applicable regulatory approval would delay or prevent commercialization of that product candidate and would materially adversely impact our business and prospects.
In addition, FDA and foreign regulatory authorities may change their policies and new regulations may be enacted. For instance, on April 26, 2023, the European Commission adopted a proposal for a new Directive and Regulation to revise the existing pharmaceutical legislation and on April 10, 2024, the parliament adopted its related position. The proposed revisions remain to be agreed and adopted by the European Council. Moreover, on December 1, 2024, a new European Commission took office. The proposal could, therefore, still be subject to revisions. If adopted in the form proposed, the European Commission proposals to revise the existing EU laws governing authorization of medicinal products may result in a number of changes to the regulatory framework governing medicinal products, including a decrease in data and market exclusivity opportunities for our product candidates in the EU and make them open to generic or biosimilar competition earlier than is currently the case with a related reduction in reimbursement status.
Disruptions at the FDA and other government agencies or comparable foreign regulatory authorities caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, prevent new or modified products from being developed, review, approved or commercialized in a timely manner or at all, which could negatively impact our business.
The ability of the FDA and comparable foreign regulatory authorities to review and approve new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory, and policy changes, the FDA’s or comparable foreign regulatory authorities’ ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the FDA’s or comparable foreign regulatory authorities’ ability to perform routine functions. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA and other agencies or comparable foreign authorities may also slow the time necessary for new drugs or modifications to approved drugs to be reviewed and/or approved by necessary government agencies or regulatory authorities, which would adversely affect our business. For example, over the last several years, the U.S. government has shut down several times and certain regulatory authorities, such as the FDA, have had to furlough critical FDA employees and stop critical activities.
Separately, in response to the global COVID-19 pandemic, the FDA postponed most inspections of domestic and foreign manufacturing facilities at various points. Even though the FDA has since resumed standard inspection operations, any resurgence of the virus or emergence of new variants may lead to inspectional or administrative delays. If a prolonged government shutdown occurs, or if global health concerns prevent the FDA or other comparable foreign regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other comparable foreign regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on our business.
There is substantial uncertainty regarding the new administration’s initiatives and how these might impact the FDA, its implementation of laws, regulations, policies and guidance and its personnel. Similar initiatives may also be directed toward other government agencies. These initiatives could prevent, limit or delay development and regulatory approval of our product candidates, which would adversely affect our business.
FDA-regulated industries, such as ours, face substantial uncertainty with regard to the regulatory environment we will face as we proceed with research and development, and possibly in the future commercialization, efforts following the inauguration of President Trump in January 2025. Some of these efforts have manifested to date in the form of personnel measures that could impact the FDA’s ability to hire and retain key personnel, which could result in delays or limitations on our ability to obtain guidance from the FDA on our product candidates in development and obtain the requisite regulatory approvals in the future. Moreover, the new administration has proposed action to freeze or reduce the budget of the National Institute of Health (“NIH”) as related to its funding for medical research, which could decrease the ability of facilities that rely on NIH funding to enroll and conduct clinical trials or increase the costs to us of conducting clinical trials. There remains general uncertainty regarding future activities. The new administration could issue or promulgate executive orders, regulations, policies or guidance that adversely affect us or create a more challenging or costly environment to pursue the development of new therapeutic products. Alternatively, state governments may attempt to address or react to changes at the federal level with changes to their own regulatory frameworks in a manner that is adverse to our operations. If we become negatively impacted by future governmental orders, regulations, policies or guidance as a result of the new administration, there could be a material adverse effect on us and our business.
If our product candidates, if approved, do not achieve broad market acceptance, the revenue that we generate from their sales will be limited.
We have never commercialized a product candidate for any indication. Even if our product candidates are approved by the appropriate regulatory authorities for marketing and sale, they may not gain acceptance among physicians, patients, third-party payors and others in the medical community. If any product candidate for which we obtain regulatory approval does not gain an adequate level of market acceptance, we may not generate sufficient product revenue or become profitable.
The degree of market acceptance of our product candidates, if approved, will depend on a number of factors, some of which are beyond our control, including:
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the safety, efficacy, tolerability and ease of administration of our product candidates;

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the clinical indications for which the products are approved and the approved claims that we may make for the products;

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limitations or warnings contained in the product’s approved labeling, including potential limitations on the use of the product or warnings for such products that may be more restrictive than other competitive products;

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distribution and use restrictions imposed by the FDA or comparable foreign regulatory authorities with respect to such product candidates or to which we agree as part of a mandatory REMS or risk management plan;

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changes in the standard of care for the targeted indications for such product candidates;

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the relative difficulty of administration or compliance with administration instructions of such product candidates;

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cost of treatment as compared to the clinical benefit in relation to alternative treatments or therapies;

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the availability of adequate coverage and reimbursement by third parties, such as insurance companies and other healthcare payors, and by government healthcare programs, including Medicare and Medicaid or comparable foreign programs;

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the extent and strength of our marketing and distribution of such product candidates;

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the safety, efficacy and other potential advantages of, and availability of, alternative treatments already used or that may later be approved for any of our intended indications;

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the timing of market introduction of such product candidates, as well as competitive products;

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the reluctance of physicians to switch their patients’ current standard of care;

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the reluctance of patients to switch from their existing therapy regardless of the safety and efficacy of newer products;

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our ability to offer such product candidates for sale at competitive prices;

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the extent and strength of our third-party manufacturer and supplier support;

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adverse publicity about our product or favorable publicity about competitive products; and

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potential product liability claims.

Our efforts to educate the medical community and third-party payors as to the benefits of our product candidates may require significant resources and may never be successful. Even if the medical community accepts that our product candidates are safe and effective for their approved indications, physicians and patients may not immediately be receptive to such product candidates and may be slow to adopt them as an accepted treatment of the approved indications. If our current or future product candidates are approved, but do not achieve an adequate level of acceptance among physicians, patients, and third-party payors, we may not generate meaningful revenue from our product candidates and may never become profitable.
We may expend our limited resources to pursue a particular product candidate in specific indications and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.
Because we have limited financial and managerial resources, we focus our development efforts on certain selected product candidates in certain selected indications. For example, we are initially focused on our most advanced product candidate, ESK-001, currently in development for the treatment of PsO and SLE, and our second product candidate, A-005, currently in development for the treatment of neuroinflammatory and neurodegenerative diseases. As a result, we may forgo or delay pursuit of opportunities with other product candidates, or other indications for our existing product candidates that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future development programs and product candidates for specific indications may not yield any commercially viable product candidates. For example, we discontinued our proof-of-concept Phase 2a clinical trial of ESK-001 in patients with non-infectious uveitis in June 2024 based on the efficacy results of a data analysis prepared for a scheduled monitoring committee meeting, which efficacy results did not meet our clinical threshold for success despite safety results consistent with ESK-001’s safety profile in psoriasis patients. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.
We will need to grow our organization, and we may experience difficulties in managing our growth and expanding our operations, which could adversely affect our business.
As of December 31, 2024, we had 168 full-time employees. As our development and commercialization plans and strategies develop, we expect to expand our employee base for managerial, operational, financial and other resources, including in connection with the Merger. See “— Risk Factors Relating to the Merger — Failure to attract, motivate and retain executives and other key employees could diminish the anticipated benefits of the Merger.” In addition, we have limited experience in manufacturing and commercialization. As our product candidates enter and advance through preclinical studies and clinical trials, we expect to continue to expand our development and regulatory capabilities and contract with other organizations to provide manufacturing and other capabilities for us. In the future, we expect to have to manage additional relationships with future collaborators or partners, suppliers and other organizations. Our ability to manage our operations and future growth will require us to continue to improve our operational, financial and management controls, reporting systems and procedures. We may not be able to implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls. Our inability to successfully manage our growth and expand our operations could adversely affect our business, financial condition, results of operations and prospects.
We are dependent on the services of our management team and other clinical and scientific personnel, and if we are not able to retain these individuals or recruit additional management or clinical and scientific personnel, our business will suffer.
Our success depends in part on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel. We are highly dependent upon the members of our senior management team. The loss of services of any of these individuals could delay or prevent the successful development of our product pipeline, initiation or completion of our preclinical studies and clinical trials or the commercialization of our product candidates. Although we have executed employment agreements or offer letters with each member of our senior management team, these agreements are terminable at will with or without notice and, therefore, we may not be able to retain their services as expected. We do not currently maintain “key person” life insurance on the lives of our executives or any of our employees. This lack of insurance means that we may not have adequate compensation for the loss of the services of these individuals.
We will need to continue to expand and effectively manage our managerial, operational, financial and other resources in order to successfully pursue our clinical development and commercialization efforts. We may not be successful in maintaining our unique company culture and continuing to attract or retain qualified management and scientific and clinical personnel in the future due to the intense competition for qualified personnel among biopharmaceutical, biotechnology and other businesses, particularly in the greater San Francisco Bay Area. If we are not able to attract, integrate, retain and motivate necessary personnel to accomplish our business objectives, we may experience constraints that will significantly impede the achievement of our development objectives, our ability to raise additional capital and our ability to implement our business strategy.

Our employees, independent contractors, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.
We are exposed to the risk of employee fraud or other illegal activity by our employees, independent contractors, consultants, commercial partners, CROs, CMOs and other parties. Misconduct by these parties could include intentional, reckless and/or negligent conduct that fails to comply with FDA or other regulations, provide true, complete and accurate information to the FDA and other similar foreign regulatory bodies, respect our confidentiality and intellectual property rights, comply with manufacturing standards we may establish, comply with healthcare fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. If we obtain FDA approval for our product candidates and begin commercializing those products in the United States, our potential exposure under these laws will increase significantly, and our costs associated with compliance with these laws are likely to increase. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Similar requirements apply in foreign countries. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. Additionally, we are subject to the risk that a person could allege such fraud or other misconduct, even if none occurred. It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a material and adverse effect on our business, financial condition, results of operations and prospects, including the imposition of significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, the curtailment or restructuring of our operations, loss of eligibility to obtain approvals from the FDA or comparable foreign regulatory authorities, exclusion from participation in government contracting, healthcare reimbursement or other government programs, including Medicare and Medicaid or comparable foreign programs, integrity oversight and reporting obligations, or reputational harm.
International trade policies, including tariffs, sanctions and trade barriers may adversely affect our business, financial condition, results of operations and growth prospects.
We conduct business globally and our operations, including third-party suppliers, span numerous countries outside the U.S. There is inherent risk, based on the complex relationships among the U.S. and the countries in which we conduct our business, that political, diplomatic, and national security factors can lead to global trade restrictions and changes in trade policies and export regulations that may adversely affect our business and operations. The current international trade and regulatory environment is subject to significant ongoing uncertainty. The U.S. government has recently announced substantial new tariffs affecting a wide range of products and jurisdictions and has indicated an intention to continue developing new trade policies, including with respect to the pharmaceutical industry. In response, certain foreign governments have announced or implemented retaliatory tariffs and other protectionist measures. These developments have created a dynamic and unpredictable trade landscape, which is adversely impacting, and may continue to adversely impact, our business.
We do not own or operate, and currently have no plans to establish, any manufacturing facilities. We currently rely, and expect to continue to rely, on third parties for the manufacture of our product candidates for clinical testing, as well as for manufacture of any products that we may commercialize, if approved. Currently, most of our suppliers are located outside of the U.S., and our principal suppliers of critical raw materials are located in India and in Taiwan. We also rely on precursor compounds, other materials, and manufacturing services sourced from multiple countries, including the European Union and South Korea, to advance our research and development and manufacturing efforts.
Current or future tariffs will result in increased research and development expenses, including with respect to increased costs associated with APIs, raw materials, laboratory equipment and research materials and components. In addition, such tariffs will increase our supply chain complexity and could also potentially disrupt our existing supply chain. Trade restrictions affecting the import of materials necessary for clinical trials could result in delays to our development timelines. Increased development costs and extended development timelines could place us at a competitive disadvantage compared to companies operating in regions with more favorable trade relationships and could reduce investor confidence, negatively impacting our ability to secure additional financing on favorable terms or at all. In addition, as we advance toward commercialization, tariffs and trade restrictions could hinder our ability to establish cost-effective production capabilities, negatively impacting our growth prospects.
The complexity of announced or future tariffs may also increase the risk that we or our customers or suppliers may be subject to civil or criminal enforcement actions in the U.S. or foreign jurisdictions related to compliance with trade regulations. Foreign governments may also adopt non-tariff measures, such as procurement preferences or informal disincentives to engage with, purchase from or invest in U.S. entities, which may limit our ability to compete internationally and attract non-U.S. investment, employees, customers and suppliers. Foreign governments may also take other retaliatory actions against U.S. entities, such as decreased intellectual property protection, increased enforcement actions, or delays in regulatory approvals, which may result in heightened international legal and operational risks. In addition, the U.S. and other governments have imposed and may continue to impose additional sanctions, such as trade restrictions or trade barriers, which could restrict us from doing business directly or indirectly in or with certain countries or parties and may impose additional costs and complexity to our business.
Trade disputes, tariffs, restrictions and other political tensions between the U.S. and other countries may also exacerbate unfavorable macroeconomic conditions including inflationary pressures, foreign exchange volatility, financial market instability, and economic recessions or downturns. The ultimate impact of current or future tariffs and trade restrictions remains uncertain and could materially and adversely affect our business, financial condition, and prospects. While we actively monitor these risks, any prolonged economic downturn, escalation in trade tensions, or deterioration in international perception of U.S.-based companies could materially and adversely affect our business, results of operations and financial condition. In addition, trade developments have and may continue to heighten the risks related to the other risk factors described elsewhere in this join proxy statement/prospectus.
Our future growth may depend, in part, on our ability to operate in foreign markets, where we would be subject to additional regulatory burdens and other risks and uncertainties.
Our future growth may depend, in part, on our ability to develop and commercialize our product candidates in foreign markets, including in the EU, the UK and Japan, for which we may rely on collaboration with third parties. We are not permitted to market or promote our product candidates before we receive regulatory approval from the applicable regulatory authority in that foreign market and may never receive such regulatory approval for our product candidates. To obtain separate regulatory approval in many other countries, we must comply with numerous and varying regulatory requirements of such countries regarding safety and efficacy and governing, among other things, clinical trials and commercial sales, pricing and distribution of our product candidates, and we cannot predict success in these jurisdictions. If we fail to comply with the regulatory requirements in international markets and receive applicable regulatory approvals, our target market will be reduced, our ability to realize the full market potential of our product candidates will be harmed and our business will be adversely affected. We may not obtain foreign regulatory approvals on a timely basis, if at all. Our failure to obtain approval for our product candidates by regulatory authorities in another country may significantly diminish the commercial prospects of that product candidate and our business, financial condition, results of operations and prospects could be adversely affected. Moreover, even if we obtain approval of our product candidates and ultimately commercialize our product candidates in foreign markets, we would be subject to these risks and uncertainties, including the burden of complying with complex and changing foreign regulatory, tax, accounting and legal requirements and reduced protection of intellectual property rights in some foreign countries.
Our business entails a significant risk of product liability and our ability to obtain sufficient insurance coverage could adversely affect our business, financial condition, results of operations and prospects.
As we conduct clinical trials of our current or future product candidates, we are exposed to significant product liability risks inherent in the development, testing, manufacturing and marketing of new treatments.

Product liability claims could delay or prevent completion of our development programs. If we succeed in marketing products, such claims could result in FDA or other regulatory authority investigation of the safety and effectiveness of our future product candidates, our manufacturing processes and facilities or our marketing programs and potentially a recall of our products or more serious enforcement action, limitations on the approved indications for which they may be used or suspension, variation or withdrawal of approvals. Regardless of the merits or eventual outcome, liability claims may also result in decreased demand for our product candidates, termination of clinical trial sites or entire trial programs, withdrawal of clinical trial participants, injury to our reputation and significant negative media attention, significant costs to defend the related litigation, a diversion of management’s time and our resources from our business operations, substantial monetary awards to trial participants or patients, loss of revenue, the inability to commercialize and products that we may develop, and a decline in our stock price. We may need to obtain higher levels of product liability insurance for later stages of clinical development or marketing of our product candidates. Any insurance we may obtain may not provide sufficient coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, we may be unable to obtain sufficient insurance at a reasonable cost to protect us against losses caused by product liability claims that could adversely affect our business, financial condition, results of operations and prospects.
Our insurance policies are expensive and only protect us from some business risks, which will leave us exposed to significant uninsured liabilities.
We do not carry insurance for all categories of risk that our business may encounter. Some of the policies we currently maintain include commercial general liability, general liability, cyber liability, workers’ compensation, clinical trials and directors’ and officers’ liability insurance. We do not know, however, if we will be able to maintain insurance with adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our business, financial condition, results of operations and prospects.
We have engaged in and may in the future engage in strategic transactions in the future, which could impact our liquidity, increase our expenses and present significant distractions to our management.
We have in the past and may continue to enter into strategic transactions, including acquisitions of companies, asset purchases and in-licensing of intellectual property with the potential to acquire and advance new assets or product candidates where we believe we are well qualified to optimize the development of promising therapies. For example, we were founded in January 2021, and subsequently acquired ESK-001 via a stock purchase of FronThera U.S. Holdings, Inc. and its wholly owned subsidiary, FronThera U.S. Pharmaceuticals LLC (the “FronThera Acquisition”). Additionally, we have entered into the Merger Agreement. Additional potential transactions that we may consider in the future include a variety of business arrangements, including strategic partnerships, in-licensing or out-licensing of product candidates, strategic collaborations, joint ventures, restructurings, divestitures, business combinations and investments. Any such transactions, including the proposed Merger, could increase our near and long-term expenditures, result in potentially dilutive issuances of our equity securities, including our common stock, or the incurrence of debt, contingent liabilities, amortization expenses or acquired in-process research and development expenses, any of which could affect our financial condition, liquidity and results of operations. For more information regarding the risks related to the Merger, see “— Risk Factors Relating to the Merger.”
Future acquisitions may also require us to obtain additional financing, which may not be available on favorable terms or at all. These transactions may never be successful and may require significant time and attention of our management. In addition, the integration of any business that we may acquire, including the ACELYRIN business, may disrupt our existing business and may be a complex, risky and costly endeavor for which we may never realize the full benefits of the acquisition. Accordingly, although there can be no assurance that we will undertake or successfully complete any additional transactions of the nature described above, any additional transactions that we do complete could adversely affect our business, financial condition, results of operations and prospects.
Recent and future changes to tax laws could materially adversely affect our company.
The tax regimes we are subject to or operate under, including with respect to income and non-income taxes, are unsettled and may be subject to significant change. Changes in tax laws, regulations, or rulings, or changes in interpretations of existing laws and regulations, could materially adversely affect our company. For example, the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Coronavirus Aid, Relief, and Economic Security Act, and the Inflation Reduction Act (the “IRA”) enacted many significant changes to the U.S. tax laws. Future guidance from the IRS and other tax authorities with respect to such legislation may affect us, and certain aspects thereof could be repealed or modified in future legislation, possibly with retroactive effect. For example, the IRA includes provisions that will impact the U.S. federal income taxation of certain corporations, including imposing a 15% minimum tax on the book income of certain large corporations and an excise tax on certain corporate stock repurchases that would be imposed on the corporation repurchasing such stock. In addition, many countries in Europe, as well as a number of other countries and organizations (including the Organization for Economic Cooperation and Development and the European Commission), have proposed, recommended, or (in the case of countries) enacted or otherwise become subject to changes to existing tax laws or new tax laws that could significantly increase our tax obligations in the countries where we do business or require us to change the manner in which we operate our business.
If our information technology systems, or those used by our CROs, CMOs, clinical sites or other third parties with whom we work, or our data are or were compromised, become unavailable or suffer security breaches, loss or leakage of data or other disruptions, we could suffer material adverse consequences resulting from such compromise, including but not limited to, operational or service interruption, harm to our reputation, regulatory investigations or actions, litigation, fines, penalties and liability, and other adverse consequences to our business, results of operations, and financial condition.
In the ordinary course of our business, we, and the third parties with whom we work, process personal information and other sensitive data, including intellectual property, trade secrets, proprietary or confidential business information, preclinical and clinical trial data, personal information related to relevant stakeholders, third-party data, and other sensitive data (collectively, sensitive information) and as a result, we and the third parties with whom we work face a variety of evolving threats which could cause security incidents affecting or interruptions to our information technology systems and sensitive information.
Our information technology systems and those of our CROs, CMOs, clinical sites and other third parties with whom we work are vulnerable to attack, damage and interruption from a variety of evolving threats, including but not limited to computer viruses, misconfigurations, software bugs, worms, or other vulnerabilities and malicious codes, malware (including ransomware and as a result of advanced persistent threat intrusions), application security attacks, social engineering (including through phishing attacks and deep fakes, which may be increasingly more difficult to identify as fake), supply chain attacks and vulnerabilities through our third-party service providers, denial or degradation-of-service attacks (such as credential stuffing), credential harvesting, personnel misconduct or error, fraud, server malfunctions, software or hardware failures, loss of data or other information technology assets, attacks enhanced or facilitated by AI, adware, telecommunications and electrical failures, terrorism, war, earthquakes, fires, floods, and other similar threats. Such threats are prevalent, are occurring more often, are increasingly difficult to detect, and come from a variety of sources, including traditional computer “hackers,” threat actors, “hacktivists,” organized criminal threat actors, personnel (such as through theft or misuse), sophisticated nation states, and nation-state-supported actors. In particular, ransomware attacks, including those from organized criminal threat actors, nation-states and nation-state supported actors, are becoming increasingly prevalent and severe and can lead to significant interruptions, delays, or outages in our operations, loss of data (including sensitive information), loss of income, significant extra expenses to restore data or systems, reputational loss, the diversion of funds and other consequences. To alleviate the negative impact of a ransomware attack, it may be preferable to make extortion payments, but we may be unwilling or unable to do so (including, for example, if applicable laws or regulations prohibit such payments).
Some actors also now engage and are expected to continue to engage in cyberattacks, including without limitation nation-state actors, for geopolitical reasons and in conjunction with military conflicts and defense activities. During times of war and other major conflicts, we, and the third parties with whom we work, may be vulnerable to a heightened risk of these attacks, including retaliatory cyberattacks, that could materially disrupt our systems, operations and supply chain. In addition to experiencing a security incident, third parties may gather, collect, or infer sensitive data about us from public sources, data brokers, or other means that reveals competitively sensitive details about our organization and could be used to undermine our competitive advantage or market position.
Additionally, remote work has become more common and has increased risks to our information technology systems and data, as more of our personnel utilize network connections, computers and devices outside our premises or network, including working at home, while in transit and in public locations.
Furthermore, future or past business transactions (such as the proposed Merger or other acquisitions or integrations) could expose us to additional cybersecurity risks and vulnerabilities, as our systems could be negatively affected by vulnerabilities present in acquired or integrated entities’ systems and technologies. Additionally, we may discover security issues that were not found during due diligence of such acquired or integrated entities, and it may be difficult to integrate acquired entities into our information technology environment and security program.
We have in the past and may in the future expend significant resources and modify our business activities to try to protect against security incidents. While we take steps designed to anticipate, detect and remediate threats and vulnerabilities, because the threats and techniques used to exploit such vulnerabilities and gain unauthorized access to, to sabotage or otherwise compromise systems change frequently, are often sophisticated in nature, and are often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement and maintain adequate preventative measures. Therefore, such vulnerabilities have and could be exploited but may not be detected until after a security incident has occurred. We may also experience security breaches that may remain undetected for an extended period. Even if identified, we may experience delays in developing and deploying remedial measures designed to address any such identified vulnerabilities and we may be unable to adequately investigate or remediate incidents or breaches due to attackers increasingly using tools and techniques that are designed to circumvent controls, to avoid detection, and to remove or obfuscate forensic evidence. There can be no assurance that our information security policies, controls or procedures, will be fully implemented, complied with or effective in protecting our systems and sensitive information.
Our reliance on third-party service providers could introduce additional cybersecurity risks and vulnerabilities, including supply-chain attacks and other threats to our business operations. We rely on third-party service providers and technologies to operate critical business systems and to process sensitive information in a variety of contexts, including, without limitation, cloud-based infrastructure, data hosting, encryption and authentication technology, personnel email, human resource management, training and other functions. We also rely on third-party service providers to assist with our clinical trials or otherwise to operate our business, including to manage and store sensitive patient data from our clinical trials. Our ability to monitor these third parties’ information security practices is limited, and these third parties may not have adequate information security measures in place. Our third-party service providers have and may in the future experience a security incident or other interruption. While we may be entitled to damages if our third-party service providers fail to satisfy their privacy or security-related obligations to us, any award may be insufficient to cover our damages, or we may be unable to recover such award. In addition, supply-chain attacks have increased in frequency and severity, and we cannot guarantee that third parties and infrastructure in our supply chain or our third-party partners’ supply chains have not been compromised or that they do not contain exploitable defects or bugs that could result in a breach of or disruption to our information technology systems or the third-party information technology systems that support our operations.
We and certain of our service providers have been and are from time to time subject to cyberattacks and security incidents. Any of the previously identified or similar threats have or could cause a security incident or other interruption that resulted or results in unauthorized, unlawful, or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure, or other processing of, or access to our sensitive information or our information technology systems, or those of the third parties with whom we work. A security incident or other interruption could disrupt our ability (and that of third parties with whom we work) to conduct clinical trials. Additionally, sensitive information of the company could be leaked, disclosed, or revealed as a result of or in connection with our employees’, personnel’s, or vendors’ use of generative AI technologies.

The costs related to significant security breaches or disruptions could be material and cause us to incur significant expenses. If the information technology systems of our CROs, CMOs, clinical sites and other third parties become subject to disruptions or security incidents, we may have insufficient recourse against such third parties and we may have to expend significant resources to mitigate the impact of such an event, and to develop and implement protections to prevent future events of this nature from occurring. Further, our cyber liability insurance coverage may not be sufficient to cover the financial, legal, business reputational or other losses that may result from an interruption or breach.
Security incidents have and could result in a disruption of our business and development programs. For example, the loss of clinical trial data from completed or ongoing clinical trials for a product candidate could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data, or may limit our ability to effectively execute a product recall, if required in the future. To the extent that any disruption or security incident were to result in the loss of or damage to our data or applications, or inappropriate disclosure of sensitive information, we could incur liability and the further development of any product candidates could be delayed.
Applicable data privacy and security obligations may require us, or we may voluntarily choose, to notify relevant stakeholders, including affected individuals, regulators, and investors, of security incidents, or take other actions, such as providing credit monitoring and identify theft protection services. Such disclosures and related actions can be costly, and the disclosure or the failure to comply with such applicable requirements could lead to adverse consequences.
Security incidents (or perceived security incidents), may result in material adverse consequences such as legal claims or proceedings, liability including litigation exposure, penalties and fines under relevant legal obligations, enforcement actions and investigations by regulatory authorities, additional reporting requirements or oversight, restrictions on processing sensitive information (including personal information), indemnification obligations, monetary fund diversions, diversion of management attention, other financial loss, and damage to our reputation and a loss of confidence in us and our ability to conduct clinical trials, which could delay the clinical development of our product candidates, and of which may adversely affect our business, results of operations or financial condition.
Our operations are concentrated in one location, and we or the third parties upon whom we depend may be adversely affected by a wildfire, earthquake or other natural disasters and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.
Our current operations are predominantly located in California. Any unplanned event, such as flood, wildfire, explosion, earthquake, extreme weather condition, medical epidemic including the COVID-19 pandemic, power shortage, telecommunication failure or other natural or manmade accidents or incidents that result in us being unable to fully utilize our facilities may have a material and adverse effect on our ability to operate our business, particularly on a daily basis, and have significant negative consequences on our financial and operating conditions. Any similar impacts of natural or manmade disasters on our third-party service providers, such as our CMOs and CROs located globally, could cause delays in our clinical trials and may have a material and adverse effect on our ability to operate our business and have significant negative consequences on our financial and operating conditions. If a natural disaster, power outage or other event occurred that prevented us from using our clinical trial sites, impacted clinical supply or the conduct of our clinical trials, that damaged critical infrastructure, such as the manufacturing facilities of our third-party CMOs, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. The disaster recovery and business continuity plans that we and third parties upon whom we rely have or may have in place may prove inadequate in the event of a serious disaster or similar event. As part of our risk management policy, we maintain insurance coverage at levels that we believe are appropriate for our business. However, in the event of an accident or incident at these facilities, we cannot assure you that the amounts of insurance will be sufficient to satisfy any damages and losses. If our facilities, or the manufacturing facilities of our CMOs, are unable to operate because of an accident or incident or for any other reason, even for a short period of time, any or all of our development programs may be harmed. Any business interruption could adversely affect our business, financial condition, results of operations and prospects.

Our projections regarding the market opportunities for our product candidates may not be accurate, and the actual market for our products may be smaller than we estimate.
The precise incidence and prevalence for all the conditions we aim to address with our product candidates are unknown. Our projections of both the number of people who have these diseases, as well as the subset of people with these diseases who have the potential to benefit from treatment with our product candidates, are based on our beliefs and estimates. These estimates have been derived from a variety of sources, including sales of our competitors, scientific literature, surveys of clinics, patient foundations or market research, and may prove to be incorrect in general, or as to their applicability to our company. Further, new trials may change the estimated incidence or prevalence of these diseases. The total addressable market across all of our product candidates will ultimately depend upon, among other things, the diagnosis criteria included in the final labeling for each of our product candidates approved for sale for these indications, the ability of our product candidates to improve on the safety, convenience, cost and efficacy of competing therapies or therapies in development, acceptance by the medical community and patients, drug pricing and reimbursement. The number of patients in the United States and other major markets and elsewhere may turn out to be lower than expected, patients may not be otherwise amenable to treatment with our product candidates or new patients may become increasingly difficult to identify or gain access to, all of which would adversely affect our business, financial condition, results of operations and prospects. Further, even if we obtain significant market share for our product candidates, because some of our potential target populations are very small, we may never achieve profitability despite obtaining such significant market share.
Our cash and cash equivalents may be exposed to failure of our banking institutions.
While we seek to minimize our exposure to third-party losses of our cash and cash equivalents, we hold our balances in a number of large financial institutions. Notwithstanding, those institutions are subject to risk of failure. For example, on March 10, 2023, Silicon Valley Bank (“SVB”) was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver. Similarly, on March 12, 2023, Signature Bank was also swept into receivership. The U.S. Department of Treasury, the Federal Reserve Board (the “Federal Reserve”), and the FDIC released a statement that indicated that all depositors of SVB would have access to all of their funds, including funds held in uninsured deposit accounts, after only one business day of closure. The U.S. Department of Treasury, the FDIC and the Federal Reserve have announced a program to provide up to $25 billion of loans to financial institutions secured by certain of such government securities held by financial institutions to mitigate the risk of potential losses on the sale of such instruments, widespread demands for customer withdrawals or other liquidity needs of financial institutions for immediately liquidity may exceed the capacity of such program. There is no guarantee, however, that the U.S. Department of Treasury, the FDIC and the Federal Reserve will provide access to uninsured funds in the future in the event of the closure of other banks or financial institutions, or that they would do so in a timely fashion.
Although we expect to assess our banking relationships as we believe necessary or appropriate, our access to cash in amounts adequate to finance or capitalize our current and projected future business operations could be significantly impaired by factors that affect the financial institutions with which we have banking relationships, and in turn, us.
These factors could include, among others, events such as liquidity constraints or failures, the ability to perform obligations under various types of financial, credit or liquidity agreements or arrangements, disruptions or instability in the financial services industry or financial markets, or concerns or negative expectations about the prospects for companies in the financial services industry. These factors could also include factors involving financial markets or the financial services industry generally. The results of events or concerns that involve one or more of these factors could include a variety of material and adverse impacts on our current and projected business operations and our financial condition and results of operations. These could include, but may not be limited to, delayed access to deposits or other financial assets or the uninsured loss of deposits or other financial assets; or termination of cash management arrangements and/or delays in accessing or actual loss of funds subject to cash management arrangements.
In addition, widespread investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all. Any decline in available funding or access to our cash and liquidity resources could, among other risks, adversely impact our ability to meet our operating expenses, financial obligations or fulfill our other obligations, result in breaches of our financial and/or contractual obligations or result in violations of federal or state wage and hour laws. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors not described above, could have material adverse impacts on our liquidity and our current and/or projected business operations and financial condition and results of operations.
In addition, one or more of our critical vendors, third party manufacturers, or other business partners could be adversely affected by any of the liquidity or other risks that are described above, which in turn, could have a material adverse effect on our current and/or projected business operations and results of operations and financial condition. Any business partner bankruptcy or insolvency, or any breach or default by a business partner, or the loss of any significant supplier relationships, could result in material adverse impacts on our current and/or projected business operations and financial condition.
Public opinion and scrutiny of immunology treatments may impact public perception of our company and product candidates, or may adversely affect our ability to conduct our business and our business plans.
Public perception may be influenced by claims, such as claims that our product candidates are unsafe, unethical or immoral and, consequently, our approach may not gain the acceptance of the public or the medical community. Adverse public attitudes may also adversely impact our ability to enroll clinical trials. Moreover, our success will depend upon physicians specializing in the treatment of those diseases that our product candidates target prescribing, and their patients being willing to receive, treatments that involve the use of our product candidates in lieu of, or in addition to, existing treatments they are already familiar with and for which greater clinical data may be available. AEs in our clinical trials, even if not ultimately attributable to our product candidates, and the resulting publicity could result in withdrawal of clinical trial participants, increased governmental regulation, unfavorable public perception, potential regulatory delays in the testing or approval of our product candidates, stricter labeling requirements for those product candidates that are approved and a decrease in demand for any such product candidates. In addition, side effects generally associated with TYK2 or JAK inhibitors may negatively impact public perception of us or ESK-001 and A-005. More restrictive government regulations or negative public opinion could have an adverse effect on our business, financial condition, results of operations and prospects, and may delay or impair the development and, if approved, commercialization of our product candidates or demand for any products we may develop.
Risk Factors Relating to Alumis’ Intellectual Property
For purposes of this subsection only, “Alumis,” “the Company,” “we,” “us” or “our” refer to Alumis, unless the context otherwise requires.
If we are unable to obtain and maintain sufficient intellectual property protection for our product candidates and any future product candidates we may develop, or if the scope of the intellectual property protection obtained is not sufficiently broad, our competitors or other third parties could develop and commercialize products similar or identical to ours, and our ability to successfully develop and commercialize our product candidates may be adversely affected.
We rely upon a combination of patents, know-how and confidentiality agreements to protect the intellectual property related to our product candidates and technologies and to prevent third parties from copying and surpassing our achievements, thus eroding our competitive position in our market. Our success depends in large part on our ability to obtain and maintain patent protection in the United States and other countries for our product candidates and their uses, as well as our ability to operate without infringing, misappropriating or otherwise violating the proprietary rights of others. We seek to protect our proprietary position by filing patent applications in the United States and abroad related to our product candidates and novel discoveries that are important to our business. Our pending and future patent applications may not result in patents being issued. We cannot assure you that issued patents will afford sufficient protection of our product candidates or their intended uses against competitors, nor can there be any assurance that the patents issued will not be infringed, designed around, invalidated by third parties, or effectively prevent others from commercializing competitive products or product candidates.
Obtaining and enforcing patents is expensive and time-consuming, and we may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patent applications or maintain and/or enforce patents that may issue based on our patent applications, at a reasonable cost or in a timely manner. We may not be able to obtain or maintain patent applications and patents due to the subject matter claimed in such patent applications and patents being in disclosures in the public domain. It is also possible that we will fail to identify patentable aspects of our research and development results before it is too late to obtain patent protection. Although we have in the past and will continue to enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research and development output, such as our employees, corporate collaborators, outside scientific collaborators, CROs, CMOs, consultants, advisors and other third parties, any of these parties may breach these agreements and disclose such results before a patent application is filed, thereby jeopardizing our ability to seek patent protection. Consequently, we may not be able to prevent any third parties from using any of our technology that is in the public domain to compete with our product candidates.
Composition of matter patents for pharmaceutical product candidates often provide a strong form of intellectual property protection for those types of products, as such patents provide protection without regard to any method of use. However, we cannot be certain that the claims in our pending patent applications directed to composition of matter of our product candidates will be considered patentable by the USPTO or by patent offices in foreign countries, or that the claims in any of our issued patents will be considered valid and enforceable by courts in the United States or foreign countries. Method of use patents protect the use of a product for the specified method. This type of patent does not prevent a competitor from making and marketing a product that is identical to our product candidates for an indication that is outside the scope of the patented method. Moreover, even if competitors do not actively promote their product for our targeted indications, clinicians may prescribe these products “off-label.” Although off-label prescriptions may infringe or contribute to the infringement of method of use patents, the practice is common and such infringement is difficult to prevent or prosecute.
The patent position of biopharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation, resulting in court decisions, including Supreme Court decisions, which have increased uncertainties as to the ability to enforce patent rights in the future. As a result, the issuance, scope, validity, enforceability and commercial value of any patent rights are highly uncertain. Our pending and future owned or in-licensed patent applications may not result in issued patents that protect our product candidates effectively to prevent others from commercializing our product candidates or otherwise provide any competitive advantage. In fact, patent applications may not issue as patents at all. The coverage claimed in a patent application can also be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States, or vice versa.
The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability and our pending patent applications may be challenged in patent offices in the United States and abroad. Even issued patents may later be found invalid or unenforceable or may be modified or revoked in proceedings instituted by third parties before various patent offices or in courts. For example, our pending patent applications may be subject to third-party pre-issuance submissions of prior art to the USPTO, or our issued patents may be subject to post-grant review (“PGR”) proceedings, oppositions, derivations, reexaminations, interferences, inter partes review (“IPR”) proceedings or other similar proceedings, in the United States or elsewhere, challenging our patent rights or the patent rights of others. Such submissions may also be made prior to a patent’s issuance, precluding the granting of a patent based on one or more of our owned pending patent applications. An adverse determination in any such challenges may result in loss of exclusivity or in patent claims being narrowed, invalidated, or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical product candidates, or limit the duration of the patent protection of our product candidates. Such challenges also may result in substantial cost and require significant time from our scientists and management, even if the eventual outcome is favorable to us. Any of the foregoing could adversely affect our business, financial condition, results of operations and prospects.

A third party may also claim that our patent rights are invalid or unenforceable in a litigation. An adverse result in any legal proceeding could put one or more of our owned or patents at risk of being invalidated or interpreted narrowly and could allow third parties to commercialize our products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize our technology, products or product candidates without infringing third-party patent rights.
In addition, given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such product candidates might expire before or shortly after such candidates are commercialized. The degree of future protection for our proprietary rights is uncertain. Only limited protection may be available and may not adequately protect our rights or permit us to gain or keep any competitive advantage. Any failure to obtain or maintain patent protection with respect to our product candidates or their uses could adversely affect our business, financial condition, results of operations and prospects.
We cannot ensure that patent rights relating to inventions described and claimed in our or any future licensors pending patent applications will issue or that patents based on our or any future licensors patent applications will not be challenged and rendered invalid and/or unenforceable.
The patent application process is subject to numerous risks and uncertainties, and there can be no assurance that we or any potential future licensors or collaborators will be successful in protecting our product candidates by obtaining and defending patents. We have several pending United States and foreign patent applications in our portfolio. We cannot predict:
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if and when patents may issue based on our patent applications;

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the scope of protection of any patent issuing based on our patent applications;

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whether the claims of any patent issuing based on our patent applications will provide protection against competitors;

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whether or not third parties will find ways to invalidate or circumvent our patent rights;

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whether or not others will obtain patents claiming aspects similar to those covered by our patents and patent applications;

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whether we will need to initiate litigation or administrative proceedings to enforce and/or defend our patent rights which will be costly whether we win or lose;

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whether the patent applications that we own will result in issued patents with claims that cover our product candidates or uses thereof in the United States or in other foreign countries; or

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whether, if the COVID-19 pandemic continues to spread around the globe, we may experience patent office interruption or delays to our ability to timely secure patent coverage to our product candidates.

We cannot be certain that the claims in our or any future licensors’ pending patent applications directed to our product candidates will be considered patentable by the USPTO or by patent offices in foreign countries. There can be no assurance that any such patent applications will issue as granted patents. One aspect of the determination of patentability of our or any future licensors’ inventions depends on the scope and content of the “prior art,” information that was or is deemed available to a person of skill in the relevant art prior to the priority date of the claimed invention. There may be prior art of which we are not aware that may affect the patentability of our or any future licensors’ patent claims or, if issued, affect the validity or enforceability of a patent claim. Even if the patents do issue based on our or any future licensors’ patent applications, third parties may challenge the validity, enforceability or scope thereof, which may result in such patents being narrowed, invalidated or held unenforceable. Furthermore, even if they are unchallenged, patents in our or any future licensors’ portfolio may not adequately exclude third parties from practicing relevant technology or prevent others from designing around our claims. If the breadth or strength of our intellectual property position with respect to our product candidates is threatened, it could dissuade companies from collaborating with us to develop and threaten our ability to commercialize our product candidates. In the event of litigation or administrative proceedings, we cannot be certain that the claims in any of our issued patents will be considered valid by courts in the United States or foreign countries.

We may not be able to protect our intellectual property rights throughout the world.
Patents are of national or regional effect, and filing, prosecuting and defending patents on all of our research programs and product candidates in all countries throughout the world would be prohibitively expensive. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States, even in jurisdictions where we do pursue patent protection. Consequently, we may not be able to prevent third parties from practicing our or any future licensors’ inventions in all countries outside the United States, even in jurisdictions where we or any future licensors do pursue patent protection, or from selling or importing products made using our or any future licensors’ inventions in and into the United States or other jurisdictions. Competitors may use our or any future licensors’ technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we or any future licensors have patent protection, but enforcement is not as strong as that in the United States. These competitor products may compete with our product candidates, and our or any future licensors’ patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.
Various companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of many countries do not favor the enforcement of patents and other intellectual property protection, particularly those relating to pharmaceuticals, which could make it difficult for us to stop the infringement of our or any future licensors’ patents or marketing of competing products in violation of our proprietary rights.
Certain countries outside the United States have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. As a result, a patent owner may have limited remedies in certain circumstances, which could materially diminish the value of such patent. If we or any future licensors are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations and prospects may be adversely affected. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license in the future.
Further, the standards applied by the USPTO and foreign patent offices in granting patents are not always applied uniformly or predictably. As such, we do not know the degree of future protection that we will have on our product candidates. While we will endeavor to try to protect our product candidates with intellectual property rights, such as patents, as appropriate, the process of obtaining patents is time consuming, expensive and unpredictable.
Intellectual property rights do not necessarily address all potential threats to our competitive advantage.
The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:
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others may be able to make product candidates that are similar to ours but that are not covered by the pending patent applications that we own or any patents or patent applications that we may in-license in the future;

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we or any future licensors or collaborators might not have been the first to make the inventions covered by the pending patent application that we own or may in-license in the future;

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we or any future licensors or collaborators might not have been the first to file patent applications covering certain of our or their inventions;

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others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing or otherwise violating our owned intellectual property rights or any patent applications that we may license in the future;

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it is possible that noncompliance with the USPTO and foreign governmental patent agencies requirement for a number of procedural, documentary, fee payment and other provisions during the patent process can result in abandonment or lapse of a patent or patent application, and partial or complete loss of patent rights in the relevant jurisdiction;
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it is possible that our pending owned patent applications or those that we may own or license in the future will not lead to issued patents;

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issued patents, if any arise in the future, that we either own or that we may license in the future may be revoked, modified, or held invalid or unenforceable, as a result of legal challenges by our competitors;

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others may have access to the same intellectual property rights licensed to us in the future on a non-exclusive basis;

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our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

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we may not develop additional proprietary technologies that are patentable;

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we cannot predict the scope of protection of any patent issuing based on our or any future licensors’ patent applications, including whether the patent applications that we own, or, in the future, in-license will result in issued patents with claims directed to our product candidates or uses thereof in the United States or in other foreign countries;

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there may be significant pressure on the United States government and international governmental bodies to limit the scope of patent protection both inside and outside the United States for disease treatments that prove successful, as a matter of public policy regarding worldwide health concerns;

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countries other than the United States may have patent laws less favorable to patentees than those upheld by United States courts, allowing foreign competitors a better opportunity to create, develop and market competing product candidates; the claims of any patent issuing based on our patent applications may not provide protection against competitors or any competitive advantages, or may be challenged by third parties;

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if enforced, a court may not hold that our patents, if they issue in the future, are valid, enforceable and infringed;

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we may need to initiate litigation or administrative proceedings to enforce and/or defend our patent rights which will be costly whether we win or lose;

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we may choose not to file a patent application in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent application covering such intellectual property;

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we may fail to adequately protect and police our trademarks and trade secrets; and

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the patents of others may have an adverse effect on our business, including if others obtain patents claiming subject matter similar to or improving that covered by our patent applications.

Should any of these or similar events occur, they could significantly harm our business, financial condition, results of operations and prospects.
We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect our ability to develop and market our product candidates.
As the biopharmaceutical industry expands and more patents are issued, the risk increases that our product candidates may be subject to claims of infringement of the patent rights of third parties. There can be no assurance that our operations do not, or will not in the future, infringe, misappropriate or otherwise violate existing or future third-party patents or other intellectual property rights. Identification of third-party patent rights that may be relevant to our operations is difficult because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims. We cannot guarantee that any of our patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can we be certain that we have identified each and every third-party patent and pending application in the United States and abroad that is relevant to or necessary for the commercialization of our product candidates in any jurisdiction.
Numerous United States and foreign patents and pending patent applications exist in our market that are owned by third parties. Our competitors in both the United States and abroad, many of which have substantially greater resources and have made substantial investments in patent portfolios and competing technologies, may have applied for or obtained or may in the future apply for and obtain, patents that will prevent, limit or otherwise interfere with our ability to make, use and sell our product candidates. We do not always conduct independent reviews of pending patent applications and patents issued to third parties. Patent applications in the United States and elsewhere are typically published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Certain United States applications that will not be filed outside the United States can remain confidential until patents issue. In addition, patent applications in the United States and elsewhere can be pending for many years before issuance, or unintentionally abandoned patents or applications can be revived. Furthermore, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our product candidates or the use of our product candidates. As such, there may be applications of others now pending or recently revived patents of which we are unaware. These patent applications may later result in issued patents, or the revival of previously abandoned patents, that may be infringed by the manufacture, use or sale of our product candidates or will prevent, limit or otherwise interfere with our ability to make, use or sell our product candidates.
The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect. For example, we may incorrectly determine that our product candidates are not covered by a third-party patent or may incorrectly predict whether a third-party’s pending application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market our product candidates.
We cannot provide any assurances that third-party patents and other intellectual property rights do not exist which might be enforced against our current technology, including our research programs, product candidates, their respective methods of use, manufacture and formulations thereof, and could result in either an injunction prohibiting our manufacture or future sales, or, with respect to our future sales, an obligation on our part to pay royalties and/or other forms of compensation to third parties, which could be significant.
We may be involved in lawsuits to protect or enforce our patents or other intellectual property, which could be expensive, time-consuming and unsuccessful.
Competitors or other third parties may infringe our patents, trademarks or other intellectual property. To counter infringement or unauthorized use, we or any future licensors may be required to file infringement claims, which can be expensive and time consuming and divert the time and attention of our management and scientific personnel. Our or any future licensors’ pending patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their patents, in addition to counterclaims asserting that our patents or any future licensors’ patents are invalid or unenforceable, or both. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, non-enablement, insufficient written description or failure to claim patent-eligible subject matter. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO or made a misleading statement during prosecution. The outcome following legal assertions of invalidity and unenforceability is unpredictable. In any patent infringement proceeding, there is a risk that a court will decide that a patent of ours or any future licensors is invalid or unenforceable, in whole or in part, and that we do not have the right to stop the other party from using the invention at issue. There is also a risk that, even if the validity of such patents is upheld, the court will construe the patent’s claims narrowly or decide that we do not have the right to stop the other party from using the invention at issue on the grounds that our or any future licensors’ patent claims do not cover the invention, or decide that the other party’s use of our or any future licensors’ patented technology falls under the safe harbor to patent infringement under 35 U.S.C. §271(e)(1). An adverse outcome in a litigation or proceeding involving our or any future licensors’ patents could limit our ability to assert our or any future licensors’ patents against those parties or other competitors and may curtail or preclude our ability to exclude third parties from making and selling similar or competitive products. Any of these occurrences could adversely affect our competitive position, and our business, financial condition, results of operations and prospects. Similarly, if we assert trademark infringement claims, a court may determine that the marks we have asserted are invalid or unenforceable, or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In this case, we could ultimately be forced to cease use of such trademarks.
Even if we establish infringement, the court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may or may not be an adequate remedy. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could adversely affect the price of shares of our common stock. Moreover, we cannot assure you that we will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are concluded. Even if we ultimately prevail in such claims, the monetary cost of such litigation and the diversion of the attention of our management and scientific personnel could outweigh any benefit we receive as a result of the proceedings.
We may become involved in third-party claims of intellectual property infringement, which may prevent or delay our product discovery and development efforts.
Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. There is a substantial amount of litigation involving the infringement of patents and other intellectual property rights in the biotechnology and pharmaceutical industries. We may be exposed to, or threatened with, future litigation by third parties having patent or other intellectual property rights and who allege that our product candidates, uses and/or other proprietary technologies infringe their intellectual property rights. Numerous United States and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing our product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk that our product candidates may give rise to claims of infringement of the patent rights of others increases. Moreover, it is not always clear to industry participants, including us, which patents exist which may be found to cover various types of drugs, products or their methods of use or manufacture. Thus, because of the large number of patents issued and patent applications currently pending in our fields, there may be a risk that third parties may allege they have patent rights which are infringed by our product candidates, technologies or methods.
If a third party alleges that we infringe its intellectual property rights, we may face a number of issues, including, but not limited to:
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infringement and other intellectual property misappropriation which, regardless of merit, may be expensive and time-consuming to litigate and may divert our management’s attention from our core business;

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substantial damages for infringement or misappropriation, which we may have to pay if a court decides that the product candidate or technology at issue infringes on or violates the third-party’s rights, and, if the court finds we have willfully infringed intellectual property rights, we could be ordered to pay treble damages and the patent owner’s attorneys’ fees;

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an injunction prohibiting us from manufacturing, marketing or selling our product candidates, or from using our proprietary technologies, unless the third party agrees to license its patent rights to us;

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even if a license is available from a third party, we may have to pay substantial royalties, upfront fees and other amounts, and/or grant cross-licenses to intellectual property rights protecting our products; and

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we may be forced to try to redesign our product candidates or processes so they do not infringe third-party intellectual property rights, an undertaking which may not be possible or which may require substantial monetary expenditures and time.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations or could otherwise have a material adverse effect on our business, results of operations, financial condition and prospects.
Third parties may assert that we are employing their proprietary technology without authorization. Generally, conducting preclinical and clinical trials and other development activities in the United States is not considered an act of infringement. While we may believe that patent claims or other intellectual property rights of a third party would not have a materially adverse effect on the commercialization of our product candidates, we may be incorrect in this belief, or we may not be able to prove it in litigation. In this regard, patents issued in the United States by law enjoy a presumption of validity that can be rebutted only with evidence that is “clear and convincing,” a heightened standard of proof. There may be issued third-party patents of which we are currently unaware with claims to compositions, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our product candidates.
Patent applications can take many years to issue. There may be currently pending patent applications which may later result in issued patents that may be infringed by our product candidates. Moreover, we may fail to identify relevant patents or incorrectly conclude that a patent is invalid, not enforceable, exhausted, or not infringed by our activities. If any third-party patents, held now or obtained in the future by a third party, were found by a court of competent jurisdiction to cover the manufacturing process of our product candidates, the holders of any such patents may be able to block our ability to commercialize the product candidate unless we obtained a license under the applicable patents, or until such patents expire or they are finally determined to be held invalid or unenforceable. Similarly, if any third-party patent were held by a court of competent jurisdiction to cover any aspect of our formulations, any combination therapies or patient selection methods, the holders of any such patent may be able to block our ability to develop and commercialize the product candidate unless we obtained a license or until such patent expires or is finally determined to be held invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all. If we are unable to obtain a necessary license to a third-party patent on commercially reasonable terms, or at all, our ability to commercialize our product candidates, if approved, may be impaired or delayed, which could in turn significantly harm our business. Even if we obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.
Parties making claims against us may seek and obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize our product candidates. Defense of these claims, regardless of their merit, could involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing products, which may be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we may need or may choose to obtain licenses from third parties to advance our research or allow commercialization of our product candidates. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize our product candidates, which could harm our business significantly.
We may not be successful in obtaining or maintaining necessary rights to our product candidates through acquisitions and in-licenses.
Because our development programs may in the future require the use of proprietary rights held by third parties, the growth of our business may depend in part on our ability to acquire, in-license, or use these third-party proprietary rights. We may be unable to acquire or in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties that we identify as necessary for our product candidates on commercially reasonable terms or at all. Even if we are able to in-license any such necessary intellectual property, it could be on nonexclusive terms, thereby giving our competitors and other third parties access to the same intellectual property licensed to us, and it could require us to make substantial licensing and royalty payments. The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment or at all. If we are unable to successfully obtain rights to required third-party intellectual property rights or maintain the existing intellectual property rights we have obtained, we may have to abandon development of the relevant program or product candidate, which could adversely affect our business, financial condition, results of operations and prospects.
We may enter into license agreements in the future with others to advance our existing or future research or allow commercialization of our existing or future product candidates, if approved. These licenses may not provide exclusive rights to use such intellectual property and technology in all relevant fields of use and in all territories in which we may wish to develop or commercialize our technology and product candidates in the future. In that event, we may be required to expend significant time and resources to redesign our product candidates, or the methods for manufacturing them, all of which may not be feasible on a technical or commercial basis. If we are unable to do so, we may be unable to develop or commercialize the affected product candidates, if approved, which could harm our business, financial condition, results of operations, and prospects significantly. We cannot provide any assurances that third-party patents do not exist which might be enforced against our current manufacturing methods, product candidates, or future methods or product candidates resulting in either an injunction prohibiting our manufacture or future sales, or, with respect to our future sales, an obligation on our part to pay royalties and/or other forms of compensation to third parties, which could be significant.
We may become subject to claims challenging the inventorship or ownership of our or any future licensors’ patents and other intellectual property.
We may be subject to claims that former employees, collaborators or other third parties have an interest in our or any future licensors’ patents or other intellectual property as an inventor or co-inventor. The failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing our product candidates or as a result of questions regarding co-ownership of potential joint inventions. Litigation may be necessary to resolve these and other claims challenging inventorship or ownership. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in such intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could adversely affect our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.
Any future licensors may have relied on third-party consultants or collaborators or on funds from third parties, such as the United States government, such that these licensors are not the sole and exclusive owners of the patents we in-licensed. If other third parties have ownership rights or other rights to our in-licensed patents, they may be able to license such patents to our competitors, and our competitors could market competing products and technology. This could adversely affect our competitive position, business, financial condition, results of operations and prospects.
In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could adversely affect our business, financial condition, results of operations and prospects.
We may form or seek collaborations or strategic alliances or enter into licensing arrangements in the future, and we may neither enter into, nor realize the benefits of, such alliances or licensing arrangements.
Any future collaborations that we enter into may not be successful and we may not enter into such collaborations at all. The success of our collaboration arrangements will depend heavily on the efforts and activities of any future collaborators. Collaborations are subject to numerous risks, which may include that:
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collaborators have significant discretion in determining the efforts and resources that they will apply to collaborations;

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collaborators may not pursue development and commercialization of our product candidates or may elect not to continue or renew development or commercialization programs based on trial or test results, changes in their strategic focus due to the acquisition of competitive products, availability of funding or other external factors, such as a business combination that diverts resources or creates competing priorities;

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collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our product candidates;

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a collaborator with marketing, manufacturing and distribution rights to one or more products may not commit sufficient resources to or otherwise not perform satisfactorily in carrying out these activities;

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we could grant exclusive rights to our collaborators that would prevent us from collaborating with others;

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collaborators may not properly maintain or defend our intellectual property rights or may use our intellectual property or proprietary information in a way that gives rise to actual or threatened litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential liability;

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disputes may arise between us and a collaborator that causes the delay or termination of the research, development or commercialization of our future product candidates or that results in costly litigation or arbitration that diverts management attention and resources;

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collaborations may be terminated, and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable future product candidates;

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collaborators may own or co-own intellectual property covering our product candidates that results from our collaborating with them, and in such cases, we would not have the exclusive right to develop or commercialize such intellectual property; and

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a collaborator’s sales and marketing activities or other operations may not be in compliance with applicable laws, resulting in civil or criminal proceedings.

If we fail to comply with our obligations in agreements under which we in-license or acquire development or commercialization rights to product candidates, or data from third parties, we could lose such rights that are important to our business.
We may in the future in-license or otherwise acquire development or commercialization rights to product candidates or data from third parties, and any future licensors may rely upon third-party companies, consultants or collaborators, or on funds from third parties such that licensors are not the sole and exclusive owners of the patents we in-license. If any future licensors fail to prosecute, maintain, enforce, and defend such patents, or lose rights to those patents, the rights we have licensed may be reduced or eliminated, and our right to develop and commercialize future product candidates that may be subject of such licensed rights could be adversely affected. In spite of our efforts, any future licensors might conclude that we are in material breach of obligations under our license agreements and may therefore have the right to terminate the license agreements, thereby removing our ability to develop and commercialize product candidates and technology covered by such license agreements. If such in-licenses are terminated, or if the underlying patents fail to provide the intended exclusivity, our competitors will have the freedom to seek regulatory approval of, and to market, products identical to our product candidates and the licensors to such in-licenses could prevent us from developing or commercializing product candidates that rely upon the patents or other intellectual property rights which were the subject matter of such terminated agreements. Any of these events could adversely affect our business, financial condition, results of operations, and prospects.
Disputes may arise regarding intellectual property subject to a licensing agreement, including:
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the scope of rights granted under the license agreement and other interpretation-related issues;

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our financial or other obligations under the license agreement;

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the extent to which our processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

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the sublicensing of patent and other rights under our collaborative development relationships;

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our diligence obligations under the license agreement and what activities satisfy those obligations;

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the inventorship or ownership of inventions and know-how resulting from the joint creation or use of intellectual property by any future licensors and us and our partners; and

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the priority of invention of patented technology.

In addition, any future license agreements are likely to be complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could adversely affect our business, financial condition, results of operations, and prospects. Moreover, if disputes over intellectual property that we may license in the future prevent or impair our ability to maintain future licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates, which could adversely affect our business, financial condition, results of operations, and prospects.
Any license agreements we enter into in the future may be subject to certain rights retained by third parties.
Any future licensors may retain certain rights under the relevant agreements with us, including the right to use the underlying product candidates for academic and research use, to publish general scientific findings from research related to the product candidates, to make customary scientific and scholarly disclosures of information relating to the product candidates, or to develop or commercialize the licensed product candidates in certain regions.
In addition, the United States federal government retains certain rights in inventions produced with its financial assistance under the Patent and Trademark Law Amendments Act (the “Bayh-Dole Act”). The federal government retains a “nonexclusive, nontransferable, irrevocable, paid-up license” for its own benefit. The Bayh-Dole Act also provides federal agencies with “march-in rights.” March-in rights allow the government, in specified circumstances, to require the contractor or successors in title to the patent to grant a “nonexclusive, partially exclusive, or exclusive license” to a “responsible applicant or applicants.” If the patent owner refuses to do so, the government may grant the license itself. We may at times choose to collaborate with academic institutions to accelerate our preclinical research or development. While we do not currently engage, and it is our policy to avoid engaging, university partners in projects in which there is a risk that federal funds may be commingled, we cannot be sure that any co-developed intellectual property will be free from government rights pursuant to the Bayh-Dole Act. Although none of our licenses to date are subject to march-in rights, if, in the future, we co-own or license in technology which is critical to our business that is developed in whole or in part with federal funds subject to the Bayh-Dole Act, our ability to enforce or otherwise exploit patents covering such technology may be adversely affected.

Changes in patent law in the United States and other jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.
As is the case with other biopharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining, defending, maintaining and enforcing patents in the biopharmaceutical industry involves both technological and legal complexity and is therefore costly, time consuming and inherently uncertain. Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents, and may diminish our ability to protect our inventions, obtain, maintain, enforce and protect our intellectual property rights and, more generally, could affect the value of our intellectual property or narrow the scope of our future owned and licensed patents. Patent reform legislation in the United States and other countries, including the Leahy-Smith America Invents Act (the “Leahy-Smith Act”), signed into law on September 16, 2011, could increase those uncertainties and costs surrounding the prosecution of patent applications filed after March 2013 and the enforcement or defense of our future issued patents or claiming priority to patent applications filed after March 2023. The Leahy-Smith Act includes a number of significant changes to United States patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art and provide more efficient and cost-effective avenues for competitors to challenge the validity of patents. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including PGR, IPR, and derivation proceedings.
Further, because of a lower evidentiary standard in these USPTO post-grant proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our or any future licensors’ patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. Thus, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our or any future licensors’ patent applications and the enforcement or defense of our or any future licensors’ future issued patents, all of which could adversely affect our business, financial condition, results of operations and prospects.
After March 2013, under the Leahy-Smith Act, the United States transitioned to a first inventor to file system in which, assuming that the other statutory requirements are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third-party was the first to invent the claimed invention. A third party that files a patent application in the USPTO after March 2013, but before we file an application covering the same invention, could therefore be awarded a patent covering an invention of ours or any future licensors even if we had made the invention before it was made by such third party. This will require us to be cognizant going forward of the time from invention to filing of a patent application. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we or any future licensors were the first to either (i) file any patent application related to our product candidates and other proprietary technologies we may develop or (ii) invent any of the inventions claimed in our or any future licensors’ patents or patent applications. Even where we have a valid and enforceable patent, we may not be able to exclude others from practicing the claimed invention where the other party can show that they used the invention in commerce before our filing date or the other party benefits from a compulsory license. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our future issued patents, all of which could adversely affect our business, financial condition, results of operations and prospects.
In addition, the patent positions of companies in the development and commercialization of pharmaceuticals are particularly uncertain. The United States Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. Depending on future actions by the United States Congress, the United States courts, the USPTO and the relevant law-making bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that would weaken our or any future licensors’ ability to obtain new patents and patents that we or any future licensors might obtain in the future. We cannot predict how future decisions by the courts, the United States Congress or the USPTO may impact the value of our patents. Any similar adverse change in the patent laws of other jurisdictions could also adversely affect our business, financial condition, results of operations and prospects.
In 2012, the European Union Patent Package (“EU Patent Package”) regulations were passed with the goal of providing a single pan-European Unitary Patent and a new European Unified Patent Court (“UPC”) for litigation involving European patents. The EU Patent Package was implemented on June 1, 2023. As a result, all European patents, including those issued prior to ratification of the EU Patent Package, now by default automatically fall under the jurisdiction of the UPC. It is uncertain how the UPC will impact granted European patents in the biotechnology and pharmaceutical industries. Our European patent applications, if issued, could be challenged in the UPC. During the first seven years of the UPC’s existence, the UPC legislation allows a patent owner to opt its European patents out of the jurisdiction of the UPC. We may decide to opt out our future European patents from the UPC, but doing so may preclude us from realizing the benefits of the UPC. Moreover, if we do not meet all of the formalities and requirements for opt-out under the UPC, our future European could remain under the jurisdiction of the UPC. The UPC will provide our competitors with a new forum to centrally revoke our European patents, and allow for the possibility of a competitor to obtain pan-European injunction. Such a loss of patent protection could have a material adverse impact on our business and our ability to commercialize our technology and product candidates and, resultantly, on our business, financial condition, prospects and results of operations.
Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated as a result of noncompliance with these requirements.
Periodic maintenance fees, renewal fees, annuity fees and various other government fees on patents and/or applications will be due to be paid to the USPTO and various government patent agencies outside of the United States over the lifetime of our patents and patent applications. We rely on our outside patent counsel to pay these fees due to United States and non-United States patent agencies. The USPTO and various non-United States government patent agencies require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, potential competitors might be able to enter the market and this circumstance could adversely affect our business, financial condition, results of operations and prospects.
Patent terms may be inadequate to protect our competitive position on products or product candidates for an adequate amount of time.
Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest United States non-provisional or international patent application filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our products or product candidates are obtained, once the patent life has expired, we may be open to competition from competitive products, including generics or biosimilars. Given the amount of time required for the development, testing and regulatory review of products or new product candidates, patents protecting such products or candidates might expire before or shortly after such products or candidates are commercialized. As a result, our patent portfolio may not provide us with sufficient and continuing rights to exclude others from commercializing products similar or identical to ours.
If we do not obtain patent term extension for our product candidates, our business may be materially harmed.
Depending upon the timing, duration and specifics of any FDA regulatory approval of our product candidates, one or more of our issued United States patents or issued United States patents that we may own in the future may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Action of 1984 (the “Hatch-Waxman Amendments”). The Hatch-Waxman

Amendments permit a patent extension term of up to five years as compensation for patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent may be extended and only those claims covering the approved drug, a method for using it or a method for manufacturing it may be extended. Similar patent term restoration provisions to compensate for commercialization delay caused by regulatory review are also available in certain foreign jurisdictions, such as in Europe under SPC. However, we may not be granted any extensions for which we apply because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents, or otherwise failing to satisfy applicable requirements. In addition, to the extent we wish to pursue patent term extension based on a patent that we in-license from a third party, we would need the cooperation of that third party. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension, or the term of any such extension is less than we request, our competitors may obtain approval of competing products following our patent expiration, and our business, financial condition, results of operations and prospects could be materially harmed.
If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.
In addition to the protection afforded by patents, we seek to rely on trade secret protection to protect proprietary know-how that is not patentable, processes for which patents are difficult to enforce and any other elements of our product discovery and development processes that involve proprietary know-how, information, or technology that is not covered by our patents. We may not be able to meaningfully protect our trade secrets. Although we require all of our employees to assign their inventions to us, and require all of our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information, or technology to enter into confidentiality agreements, we cannot be certain that our trade secrets and other confidential proprietary information will not be disclosed to our competitors or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Furthermore, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws within the United States. We may need to share our trade secrets and proprietary know-how with current or future partners, collaborators, contractors and others located in countries at heightened risk of theft of trade secrets, including through direct intrusion by private parties or foreign actors, and those affiliated with or controlled by state actors. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent unauthorized material disclosure of our intellectual property to third parties, we will not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, operating results and financial condition.
Monitoring and detecting unauthorized disclosure or other compromise of trade secrets is difficult, and we do not know whether the steps we have taken to prevent such compromise are, or will be, adequate. If we were to enforce a claim that a third party had illegally obtained and was using our trade secrets, it would be expensive and time-consuming, and the outcome would be unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. If we choose to go to court to stop a third party from using any of our trade secrets, we may incur substantial costs. These lawsuits may consume our time and other resources even if we are successful. For example, significant elements of our business, including confidential aspects of sample preparation, methods of manufacturing, proprietary assays, computational-biological algorithms, data analytics and machine learning related to genetics, genomics, proteomics, biomarkers and samples, and related processes and software, are based on unpatented trade secrets, including those of our collaborators. For example, our collaborator, Foresite Labs, utilizes extensive trade secret algorithms, machine learning and AI analysis techniques, and we rely on their maintenance of these trade secrets. Although we take steps to protect our proprietary information and trade secrets, including through contractual means with our employees and consultants, third parties may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology.

We may be subject to claims asserting that our employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what we regard as our own intellectual property.
Certain of our employees, consultants or advisors have in the past and may in the future be employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that these individuals or we have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights. An inability to incorporate such technologies or features would harm our business and may prevent us from successfully commercializing our technologies or product candidates. In addition, we may lose personnel as a result of such claims and any such litigation, or the threat thereof, may adversely affect our ability to hire employees or contract with independent contractors. A loss of key personnel or their work product could hamper or prevent our ability to commercialize our technologies, or product candidates, which could adversely affect our business, financial condition, results of operations and prospects. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.
In addition, we may in the future be subject to claims by former employees, consultants or other third parties asserting an ownership right in our patents or patent applications. An adverse determination in any such submission or proceeding may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar technology and therapeutics, without payment to us, or could limit the duration of the patent protection covering our technologies and product candidates. Such challenges may also result in our inability to develop, manufacture or commercialize our technologies and product candidates without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future technologies and product candidates. Any of the foregoing could adversely affect our business, financial condition, results of operations and prospects.
If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.
Our unregistered trademarks, trade names or future registered trademarks may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. During trademark registration proceedings, we may receive rejections of our applications by the USPTO or in other foreign jurisdictions. Although we are given an opportunity to respond to such rejections, we may be unable to overcome them. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, which may not survive such proceedings. Moreover, any name we have proposed to use with our product candidate in the United States must be approved by the FDA, regardless of whether we have registered it, or applied to register it, as a trademark. Similar requirements exist in Europe. The FDA typically conducts a review of proposed product names, including an evaluation of potential for confusion with other product names. If the FDA or an equivalent administrative body in a foreign jurisdiction objects to any of our proposed proprietary product names, we may be required to expend significant additional resources in an effort to identify a suitable substitute name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA. Furthermore, in many countries, owning and maintaining a trademark registration may not provide an adequate defense against a subsequent infringement claim asserted by the owner of a senior trademark.
We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively, and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, trade names, domain name or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect our business, financial condition, results of operations and prospects.
Risk Factors Relating to Government Regulation for Alumis
For purposes of this subsection only, “Alumis,” “the Company,” “we,” “us” or “our” refer to Alumis, unless the context otherwise requires.
Even if we receive regulatory approval for our product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense. Additionally, our product candidates, if approved, could be subject to labeling and other restrictions and market withdrawal. We may also be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our product candidates.
Any regulatory approvals that we or our future collaborators obtain for our product candidates may also be subject to limitations on the approved indicated uses for which a product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing and surveillance to monitor the safety and efficacy of the product candidate.
In addition, if the FDA or a comparable foreign regulatory authority approves our product candidates, the manufacturing processes, labeling, packaging, distribution, post-approval monitoring and AE reporting, storage, import, export, advertising, promotion and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements. The FDA has significant post-market authority, including the authority to require labeling changes based on new safety information and to require post-market studies or clinical trials to evaluate safety risks related to the use of a product or to require withdrawal of the product from the market. The FDA also has the authority to require a REMS after approval, which may impose further requirements or restrictions on the distribution or use of an approved drug. Comparable foreign regulatory authorities may have similar authority. The manufacturing facilities we use to make a future product, if any, will also be subject to periodic review and inspection by the FDA and other regulatory authorities, including for continued compliance with cGMP requirements. The discovery of any new or previously unknown problems with our third-party manufacturers, manufacturing processes or facilities may result in restrictions on the product, manufacturer or facility, including withdrawal of the product from the market. As we expect to rely on third-party manufacturers, we will have limited control over compliance with applicable rules and regulations by such manufacturers.
In addition, any product promotion and advertising will also be subject to regulatory requirements and continuing regulatory review. For example, the FDA and comparable foreign regulatory authorities impose stringent restrictions on manufacturers’ communications regarding use of their products. Although clinicians may prescribe products for off-label uses, as the FDA and comparable foreign regulatory authorities do not regulate a physician’s choice of drug treatment made in the physician’s independent medical judgment, the FDA and such comparable foreign regulatory authorities do restrict promotional communications from companies or their sales force with respect to off-label uses of products. Specifically, any regulatory approval that the FDA grants is limited to those specific diseases and indications for which a product is deemed to be safe and effective by FDA, and our ability to promote any products will be narrowly limited to those indications that are specifically approved by the FDA. Similar restrictions apply in other countries. In the EU, applicable laws require that promotional materials and advertising in relation to medicinal products comply with the product’s Summary of Product Characteristics (“SmPC”) which may require approval by the competent national authorities in connection with a marketing authorization. The SmPC is the document that provides information to physicians concerning the safe and effective use of the product. Promotional activity that does not comply with the SmPC is considered off-label and is prohibited in the EU. If we are found to have promoted such off-label uses, we may become subject to significant liability. In addition, if we do not conduct head-to-head comparative clinical trials for our product candidates, we will be unable to make comparative claims regarding any other products in the promotional materials for our product candidates. If we promote our products, if approved, in a manner inconsistent with FDA-approved labeling, or the labeling approved by another comparable foreign regulatory authority, or otherwise not in compliance with FDA regulations or comparable foreign rules, we may be subject to enforcement action. The U.S. federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed.
Subsequent discovery of previously unknown problems with a product, including AEs of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure by us, our contract manufacturers or service providers, or collaborators to comply with regulatory requirements, may result in, among other things:
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restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market or voluntary or mandatory product recalls;

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restrictions on product distribution or use, or requirements to conduct post-marketing studies or clinical trials;

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operating restrictions;

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holds on clinical trials;

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warning or untitled letters;

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refusal by the FDA or comparable foreign regulatory authorities to approve, or delays in the approval of, pending applications or supplements to approved applications;

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suspension, variation or revocation of product approvals;

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product seizure or detention or refusal to permit the import or export of products; and

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injunctions, fines or the imposition of civil or criminal penalties.

The occurrence of any event or penalty described above may inhibit our ability to commercialize our product candidates and generate revenue and could require us to expend significant time and resources in response and could generate negative publicity.
The FDA’s and comparable foreign regulatory authorities’ policies may change and additional government regulations may be promulgated that could prevent, limit or delay marketing authorization of any product candidates we develop. We also cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. In addition, the U.S. Supreme Court’s July 2024 decision to overturn established case law giving deference to regulatory agencies’ interpretations of ambiguous statutory language has introduced uncertainty regarding the extent to which the FDA’s regulations, policies and decisions may become subject to increasing legal challenges, delays, and/or changes. As a result of the U.S. Supreme Court’s decision, the FDA and other agencies may be less inclined to engage in formal regulation and may rely to a greater degree on informal guidance, which may not always be susceptible to immediate challenge. We cannot predict the likelihood, nature or extent of government regulation or guidance that may arise from future court decisions, legislation, or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may be subject to enforcement action and we may not achieve or sustain profitability.
Recently enacted legislation, future legislation and other healthcare reform measures may increase the difficulty and cost for us to obtain regulatory approval for and commercialize our product candidates and may affect the prices we may set.
In the United States and some foreign jurisdictions, there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system, including cost-containment measures that may reduce or limit coverage and reimbursement for newly approved drugs and affect our ability to profitably sell any product candidates for which we obtain regulatory approval. In particular, there have been and continue to be a number of initiatives at the U.S. federal and state levels that seek to reduce healthcare costs and improve the quality of healthcare.
For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “ACA”) was enacted in the United States, which made a number of substantial changes in the way healthcare is financed by both governmental and private insurers. The ACA included a number of provisions that may reduce the profitability of drug products, including provisions intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for health care and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms.
In addition, other legislative changes have been proposed and adopted since the ACA was enacted. For example, the American Taxpayer Relief Act of 2021, effective January 1, 2024, eliminated the statutory cap on rebate amounts owed by drug manufacturers under the Medicaid Drug Rebate Program, which was previously capped at 100% of the Average Manufacturer Price for a covered outpatient drug.
Further, there has been heightened governmental scrutiny in the United States of pharmaceutical pricing practices in light of the rising cost of prescription drugs. Healthcare reform initiatives culminated in the enactment of the IRA in August 2022, which, among other things, allows HHS to directly negotiate the selling price of a statutorily specified number of drugs and biologics each year that the Centers for Medicare & Medicaid Services reimburses under Medicare Part B and Part D. Only high-expenditure single-source drugs that have been approved for at least 7 years for single-source drugs (11 years for biologics) are eligible to be selected by CMS for negotiation, with the negotiated price taking effect two years after the selection year. CMS selected the Medicare Part D products in 2023, negotiations began in 2024, and the negotiated maximum fair price for each product has been announced. These negotiations resulted in significant price reductions for the products from their 2023 list prices, ranging from 38 to 79 percent, with an average price reduction of 59.4 percent. The price cap for each of these products, which cannot exceed a statutory ceiling price, will take effect in 2026. Negotiations for Medicare Part B products will begin in 2026 with the negotiated price taking effect in 2028.
A drug or biological product that has an orphan drug designation for only one rare disease or condition are excluded from the IRA’s price negotiation requirements, but will lose that exclusion if it receives designations for more than one rare disease or condition, or if is approved for an indication that is not within that single designated rare disease or condition, unless such additional designation or such disqualifying approvals are withdrawn by the time CMS evaluates the drug for selection for negotiation. The negotiated prices have represented, and will continue to represent, a significant discount from average prices to wholesalers and direct purchasers. The law also imposes rebates on Medicare Part D and Part B drugs whose prices have increased at a rate greater than the rate of inflation, and in November 2024, CMS finalized regulations for the Medicare Part B and Part D inflation rebates. The IRA also extends enhanced subsidies for individuals purchasing health insurance coverage in ACA marketplaces through plan year 2025. The IRA permits the Secretary of HHS to implement many of these provisions through guidance, as opposed to regulation, for the initial years. Manufacturers that fail to comply with the IRA may be subject to various penalties, including civil monetary penalties. These provisions may be subject to legal challenges. For example, the provisions related to the negotiation of selling prices of high-expenditure single-source drugs and biologics have been challenged in multiple lawsuits brought by pharmaceutical manufacturers. Thus, while it is unclear how the IRA will be implemented, it will likely have a significant impact on the pharmaceutical industry.
At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, restrictions on certain product access, reporting on price increases and the introduction of high-cost drugs. In some states, laws have been enacted to encourage importation of lower cost drugs from other countries and bulk purchasing. For example, the FDA released a final rule in September 2020 providing guidance for states to build and submit proposals for importing drugs from Canada, and FDA authorized the first such plan in Florida in January 2024, which has been extended until July 6, 2025. It is unclear how this program will be implemented, including which drugs will be chosen, and whether it will be subject to legal challenges in the United States or Canada. Other states have also submitted proposals that are pending review by the FDA. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. This could reduce the ultimate demand for our drug products that we successfully commercialize or put pressure on our product pricing.
We expect that the ACA, the IRA, and any other healthcare reform measures that may be adopted in the future may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, new payment methodologies and additional downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost-containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our product candidates, if approved.
Moreover, in order to obtain reimbursement for our products in some European countries, including some EU member states, we may be required to compile additional data comparing the cost-effectiveness of our products to other available therapies. This of medicinal products is becoming an increasingly common part of the pricing and reimbursement procedures in some EU member states, including those representing the larger markets. The HTA process is the procedure to assess therapeutic, economic and societal impact of a given medicinal product in the national healthcare systems of the individual country. The outcome of an HTA will often influence the pricing and reimbursement status granted to these medicinal products by the competent authorities of individual EU member states. The extent to which pricing and reimbursement decisions are influenced by the HTA of the specific medicinal product currently varies between EU member states. In December 2021, Regulation No 2021/2282 on HTA amending Directive 2011/24/EU, was adopted in the EU. While the HTA Regulation entered into force in January 2022, it will only begin to apply from January 2025 onwards, with preparatory and implementation-related steps to take place in the interim.
Once applicable, it will have a phased implementation depending on the concerned products. The Regulation intends to boost cooperation among EU member states in assessing health technologies, including new medicinal products, and provide the basis for cooperation at EU level for joint clinical assessments in these areas. It will permit EU member states to use common HTA tools, methodologies, and procedures across the EU, working together in four main areas, including joint clinical assessment of the innovative health technologies with the most potential impact for patients, joint scientific consultations whereby developers can seek advice from HTA authorities, identification of emerging health technologies to identify promising technologies early, and continuing voluntary cooperation in other areas. Individual EU member states will continue to be responsible for assessing non-clinical (e.g., economic, social, ethical) aspects of health technologies, and making decisions on pricing and reimbursement. If we are unable to maintain favorable pricing and reimbursement status in EU member states for product candidates that we may successfully develop and for which we may obtain regulatory approval, any anticipated revenue from and growth prospects for those products in the EU could be negatively affected.
Our operations and relationships with healthcare providers, healthcare organizations and third-party payors will be subject to applicable anti-bribery, anti-kickback, fraud and abuse, transparency and other healthcare laws and regulations, which could expose us to, among other things, enforcement actions, criminal sanctions, civil penalties, contractual damages, reputational harm, administrative burdens and diminished profits and future earnings.
Our future arrangements with healthcare providers, healthcare organizations and third-party payors will expose us to broadly applicable anti-bribery, fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we research, market, sell and distribute our product candidates, if approved. Restrictions under applicable federal, state and foreign anti-bribery and healthcare laws and regulations, include the following:
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the federal Anti-Kickback Statute, which prohibits, among other things, individuals and entities from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made, in whole or in part, under a federal and state healthcare program such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;
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the federal criminal and civil false claims laws, including the federal False Claims Act, which can be enforced through civil whistleblower or qui tam actions against individuals or entities, and the Federal Civil Monetary Penalties Laws, which prohibit, among other things, knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent, knowingly making, using or causing to be made or used, a false record or statement material to a false or fraudulent claim, or from knowingly making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. In addition, certain marketing practices, including off-label promotion, may also violate false claims laws. Moreover, the government may assert that a claim including items and services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act;

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the Health Insurance Portability and Accountability Act (“HIPAA”), which imposes criminal and civil liability, prohibits, among other things, knowingly and willfully executing, or attempting to execute a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services; similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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the federal legislation commonly referred to as the Physician Payments Sunshine Act, enacted as part of the ACA, and its implementing regulations, which requires certain manufacturers of covered drugs, devices, biologics and medical supplies that are reimbursable under Medicare, Medicaid, or the Children’s Health Insurance Program, with certain exceptions, to report annually to CMS information on certain payments and other transfers of value to clinicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), teaching hospitals, and certain other health care providers (such as physician assistants and nurse practitioners), as well as ownership and investment interests held by the clinicians described above and their immediate family members;

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the U.S. Foreign Corrupt Practices Act of 1977, as amended, which prohibits, among other things, U.S. companies and their employees and agents from authorizing, promising, offering, or providing, directly or indirectly, corrupt or improper payments or anything else of value to foreign government officials, employees of public international organizations and foreign government owned or affiliated entities, candidates for foreign political office, and foreign political parties or officials thereof;

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analogous state and foreign laws and regulations, such as state and foreign anti-kickback and false claims laws, that may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; and

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certain state and foreign laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the government in addition to requiring drug manufacturers to report information related to payments to clinicians and other healthcare providers or marketing expenditures and drug pricing information, and state and local laws that require the registration of pharmaceutical sales representatives.

In the EU, interactions between pharmaceutical companies and healthcare professionals and healthcare organizations are governed by strict laws, regulations, industry self-regulation codes of conduct and physicians’ codes of professional conduct both at EU level and in the individual EU member states. The provision of benefits or advantages to physicians to induce or encourage the prescription, recommendation, endorsement, purchase, supply, order or use of pharmaceutical products is prohibited in the EU. Relationships with healthcare professionals and associations are subject to stringent anti-gift statutes and anti-bribery laws, the scope of which differs across the EU. In addition, national transparency and reporting rules may require pharmaceutical companies to report/publish transfers of value provided to healthcare professionals and associations on a regular (e.g. annual) basis.

If we or our future collaborators, manufacturers or service providers fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to enforcement actions, which could affect our ability to develop, market and sell our product candidates successfully and could harm our reputation and lead to reduced acceptance of our products, if approved by the market.
Efforts to ensure that our current and future business arrangements with third parties comply with applicable healthcare laws and regulations could involve substantial costs. It is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations, agency guidance or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any such requirements, we may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, the curtailment or restructuring of our operations, loss of eligibility to obtain approvals from the FDA or comparable foreign regulatory authorities, exclusion from participation in government contracting, healthcare reimbursement or other government programs, including Medicare and Medicaid or comparable foreign programs, integrity oversight and reporting obligations, or reputational harm, any of which could adversely affect our financial results. These risks cannot be entirely eliminated. Any action against us for an alleged or suspected violation could cause us to incur significant legal expenses and could divert our management’s attention from the operation of our business, even if our defense is successful. In addition, achieving and sustaining compliance with applicable laws and regulations may be costly to us in terms of money, time and resources.
Governments outside the United States tend to impose strict price controls, which may adversely affect our revenue, if any.
In some countries, particularly in the EU, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of regulatory approval for a drug. To obtain coverage and reimbursement or pricing approval in some countries, we may be required to conduct a study that compares the cost-effectiveness of our product candidate to other available therapies. In addition, many countries outside the United States have limited government support programs that provide for reimbursement of drugs such as our product candidates, with an emphasis on private payors for access to commercial products. If reimbursement of our products, if approved is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be materially harmed.
We and the third parties with whom we work are subject to stringent and evolving U.S. and foreign laws, regulations, rules; contractual obligations; policies; and other obligations related to data privacy and security. Our (including the third parties with whom we work) actual or perceived failure to comply with such obligations could lead to regulatory investigations or actions; litigation; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue or profits; and other adverse consequences for our business, results of operations and financial condition.
In the ordinary course of business, we collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect, secure, dispose of, transmit, and share (collectively, process or processing) personal information and other sensitive information, including proprietary and confidential business data, trade secrets, employee data, intellectual property, data we collect about trial participants in connection with clinical trials, and other sensitive third-party data (collectively, sensitive information). Our data processing activities presently and may in the future subject us to numerous data privacy and security obligations, such as various laws, regulations, guidance, industry standards, external and internal privacy and security policies, contractual requirements, and other obligations relating to data privacy and security.
Various federal, state, local and foreign legislative and regulatory bodies, or self-regulatory organizations, may expand current laws, rules or regulations, enact new laws, rules or regulations or issue revised rules or guidance regarding data privacy and security. Implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, and we cannot yet determine the impact future laws, regulations, standards, or perception of their requirements may have on our business.
In the United States, federal, state, and local governments have enacted numerous data privacy and security laws, including data breach notification laws, personal information privacy laws, and consumer protection laws. For example, HIPAA imposes specific requirements relating to the privacy, security, and transmission of individually identifiable health information. We may obtain health information from third parties (including research institutions from which we obtain clinical trial data) that are subject to privacy and security requirements under HIPAA. Depending on the facts and circumstances, we could be subject to significant penalties if we violate HIPAA.
Additionally, the California Consumer Privacy Act (“CCPA”) applies to personal information of California consumers, business representatives, and employees, and among other things requires regulated businesses to provide specific disclosures in privacy notices and honor requests of California residents to exercise certain privacy rights, including the right to opt out of certain disclosures of their information. The CCPA provides for civil penalties as well as a private right of action with statutory damages for certain data breaches, thereby potentially increasing risks associated with a data breach. In addition, although the CCPA includes limited exceptions, including for certain information collected as part of clinical trials, the CCPA may impact our processing of personal data and our compliance costs depending on how it is interpreted. Similar laws are being considered or have been enacted in several other states, as well as at the federal and local levels. While U.S. state privacy laws, like the CCPA, may also exempt some data processed in the context of clinical trials, these developments further complicate compliance efforts, and increase legal risk and compliance costs for us and the third parties with whom we work. In addition to government activity, privacy advocacy groups and technology and other industries are considering various new, additional or different self-regulatory standards that may place additional burdens on us.
There are also various laws, regulations and industry standards in other jurisdictions outside the United States relating to data privacy and security, with which we presently or in the future may need to comply. For example, the EU’s General Data Protection Regulation (“EU GDPR”) and the UK’s equivalent (“UK GDPR”), collectively, GDPR, impose strict requirements for processing personal information (referred to as “personal data” under the GDPR). Notably, under the GDPR, companies may face temporary or definitive bans on data processing and other corrective actions; fines of up to €20 million under the EU GDPR / £17.5 million under the UK GDPR, or, in each case, 4% of the annual global revenue of the noncompliant undertaking, whichever is greater. The GDPR also provides for private litigation related to processing of personal data brought by classes of data subjects or consumer protection organizations authorized at law to represent their interests. Additionally, EU member states may introduce further conditions, including limitations, and make their own laws and regulations further limiting the processing of “special categories of personal data,” including personal data related to health, biometric data used for unique identification purposes and genetic information, which could limit our ability to process such special categories of personal data, and could cause our compliance costs to increase, ultimately adversely affecting our business, financial condition, results of operations and prospects.
Certain of our employees, other personnel and/or vendors may use generative artificial intelligence (“AI”) technologies to perform their work, and the disclosure and use of personal information in generative AI technologies is subject to various privacy laws and other privacy obligations. Governments have passed and are likely to pass additional laws regulating generative AI. Our, or our vendors’, use of this technology could result in additional compliance costs, regulatory investigations and actions, and lawsuits. If we, or our vendors, are unable to use generative AI, it could make our business less efficient in some cases, and result in increased costs or competitive disadvantages.
In addition, we may be unable to transfer personal information from Europe and other jurisdictions to the United States or other countries due to data localization requirements or limitations on cross-border data flows. Europe and other jurisdictions have enacted laws requiring data to be localized or limiting the transfer of personal information to other countries. In particular, the European Economic Area (the “EEA”) and the UK have significantly restricted the transfer of personal information to the United States and other countries whose privacy laws it generally believes are inadequate. Although there are currently various mechanisms that may be used to transfer personal information from the EEA and UK to the United States in compliance with law, such as the EEA standard contractual clauses, the UK’s International Data Transfer Agreement / Addendum, the EU-US Data Privacy Framework, and the UK extension thereto (which allows for transfers to relevant U.S.-based organizations who self-certify compliance and participate in the Framework), these mechanisms are subject to legal challenges, and there is no assurance that we can satisfy or rely on these measures to lawfully transfer personal information to the United States.

Other jurisdictions may adopt or have already adopted similarly stringent data localization and cross-border data transfer laws. If there is no lawful manner for us to transfer personal information from the EEA, the UK or other jurisdictions to the United States, or if the requirements for a legally compliant transfer are too onerous, we could face significant adverse consequences, including the interruption or degradation of our operations, the need to relocate part of or all of our business or data processing activities to other jurisdictions at significant expense, increased exposure to regulatory actions, substantial fines and penalties, the inability to transfer data and work with partners, vendors and other third parties, and injunctions against our processing or transferring of personal information necessary to operate our business. Additionally, companies that transfer personal information out of the EEA and UK to other jurisdictions, particularly to the United States, are subject to increased scrutiny from regulators, individual litigants, and activist groups. Some European regulators have ordered certain companies to suspend or permanently cease certain transfers out of Europe for allegedly violating the GDPR’s cross-border data transfer limitations. Regulators in the United States are also increasingly scrutinizing certain personal information transfers and have enacted certain restrictions on cross-border personal information transfers.
In addition to data privacy and security laws, we are also bound by other contractual obligations related to data privacy and security, and our efforts to comply with such obligations may not be successful.
Each of these laws, rules, regulations and contractual obligations relating to data privacy and security, and any other such changes or new laws, rules, regulations or contractual obligations could impose significant limitations, require changes to our business, or restrict our collection, use, storage or processing of personal information, which may increase our compliance expenses and make our business more costly or less efficient to conduct. In addition, any such changes could compromise our ability to develop an adequate marketing strategy and pursue our growth strategy effectively or even prevent us from providing certain products in jurisdictions in which we currently operate and in which we may operate in the future or incur potential liability in an effort to comply with such legislation, which, in turn, could adversely affect our business, financial condition, results of operations and prospects. Complying with these numerous, complex and often changing regulations is expensive and difficult, and failure to comply with any data privacy or security laws, whether by us, one of our CROs, CMOs or another third party with whom we work, could adversely affect our business, financial condition, results of operations and prospects, including but not limited to: regulatory investigation costs; material fines and penalties; compensatory, special, punitive and statutory damages; litigation (including class claims); consent orders regarding our data privacy and security practices; requirements that we provide notices, bans on processing personal information (including clinical trial data), orders to destroy or not use personal information, credit monitoring services and/or credit restoration services or other relevant services to impacted individuals in the event of an information security incident impacting personal information; adverse actions against our licenses to do business; reputational damage; and injunctive relief. The implementation of the GDPR has increased our responsibility and liability in relation to sensitive information that we process, including in clinical trials, that is subject to the GDPR, and we may be required to put in place additional mechanisms to comply with the GDPR and other applicable laws and regulations, which could divert management’s attention and increase our cost of doing business. In addition, new regulation or legislative actions regarding data privacy and security (together with applicable industry standards) may increase our costs of doing business. For instance, in Europe, the second Network and Information Security Directive (“NIS2”) aims to improve the resilience and incident response capabilities of entities operating in a number of sectors, including the health sector. Non-compliance with NIS2, as applicable to us, may lead to administrative fines of a maximum of €10 million or up to 2% of the total worldwide turnover of the preceding financial year. In this regard, we expect that there will continue to be new proposed laws, regulations and industry standards relating to privacy, data protection and security in the United States, the EEA, the UK and other jurisdictions, and we cannot determine the impact such future laws, regulations and standards may have on our business.
We may at times fail (or be perceived to have failed) in our efforts to comply with our data privacy and security obligations. Moreover, despite our efforts, our personnel or third parties with whom we work may fail to comply with such obligations, which could negatively impact our business operations. Any actual or perceived failure by us or third parties with whom we work to comply with any federal, state or foreign laws, rules, regulations, industry self-regulatory principles, industry standards or codes of conduct, regulatory guidance, orders to which we (or third parties with whom we work) may be subject or other legal obligations relating to privacy, data protection, data security or consumer protection could adversely affect our reputation, brand and business. We may also be contractually required to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any laws, rules and regulations or other legal obligations relating to privacy or any inadvertent or unauthorized use or disclosure, or other compromise of data that we store or handle as part of operating our business. Any of these events could have a material adverse effect on our reputation, business, or financial condition, including but not limited to: interruptions or stoppages in our business operations (including clinical trials and the development of product candidates); inability to process personal information or to operate in certain jurisdictions; limited ability to develop or commercialize our products; expenditure of time and resources to defend any claim or inquiry; adverse publicity; or substantial changes to our business model or operations. In particular, plaintiffs have become increasingly more active in bringing privacy-related claims against companies, including class claims and mass arbitration demands. Some of these claims allow for the recovery of statutory damages on a per violation basis, and, if viable, carry the potential for monumental statutory damages, depending on the volume of data and the number of violations.
We cannot assure you that our CROs, CMOs or other third-party service providers with access to our or our suppliers’, manufacturers’, trial participants’, employees’ and others’ sensitive information in relation to which we are responsible will not breach contractual obligations imposed by us, or that they will not experience data security incidents, which could have a corresponding effect on our business, including putting us in breach of our obligations including under privacy laws and regulations and/or which could in turn adversely affect our business, financial condition, results of operations and prospects. We cannot assure you that our contractual measures and our own privacy and security-related safeguards will protect us from the risks associated with the third-party processing of such information. Any of the foregoing could adversely affect our business, financial condition, results of operations and prospects.
We also publicly post privacy policies, marketing materials, whitepapers, and other statements concerning data privacy, security, and our collection, use, disclosure and other processing of the personal information provided to us or that we collect. Although we endeavor to comply with our public statements and documentation, we may at times fail to do so or be perceived to have failed to do so. Regulators in the United States and elsewhere are increasingly scrutinizing these statements, and our publication of our privacy policies and other statements we publish that provide promises and assurances about data privacy and security can subject us to potential claims if they are found to be deceptive, unfair, misleading, or misrepresentative of our actual practices. Any actual or perceived failure by us to comply with federal, state or foreign laws, rules or regulations, industry standards, contractual or other legal obligations, or any actual, perceived or suspected cybersecurity incident, whether or not resulting in unauthorized access to, or acquisition, release, transfer or other compromise of personal information or other sensitive information, may result in enforcement actions and prosecutions, private litigation (including class action claims), significant fines, penalties (including bans on processing personal information or orders to destroy or not use personal information) and censure, claims for damages by affected individuals, regulatory inquiries and investigations or adverse publicity and could cause reputational harm, any of which could adversely affect our business, financial condition, results of operations and prospects. The successful assertion of one or more large data privacy or security claims against us that exceeds our available insurance coverage, or results in changes to our insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), could have an adverse effect on our business. In addition, we cannot be sure that our existing insurance coverage will continue to be available on acceptable terms or that our insurers will not deny coverage as to any future claim.
Risk Factors Relating to Alumis’ Reliance on Third Parties
For purposes of this subsection only, “Alumis,” “the Company,” “we,” “us” or “our” refer to Alumis, unless the context otherwise requires.
We may have conflicts with any future licensors or collaborators that could delay or prevent the development or commercialization of our product candidates.
We may enter into strategic transactions in the future, and we may have conflicts with any potential licensors or collaborators, such as conflicts concerning the interpretation of preclinical or clinical data, the achievement of milestones, the interpretation of contractual obligations, payments for services, development obligations or the ownership of intellectual property developed during our collaboration. If any conflicts arise with any of our future collaborators, such collaborator may act in a manner that is adverse to our best interests. Any such disagreement could result in one or more of the following, each of which could delay or prevent the development or commercialization of our product candidates, and in turn prevent us from generating revenue: disputes regarding milestone payments or royalties; uncertainty regarding ownership of intellectual property rights arising from our collaborative activities, which could prevent us from entering into future additional collaborations; unwillingness by such collaborator to cooperate in the development or manufacture of a product candidate, including providing us with data or materials; unwillingness on the part of a collaborator to keep us informed regarding the progress of its development and commercialization activities or to permit public disclosure of the results of those activities; initiating of litigation or alternative dispute resolution options by either party to resolve the dispute; or attempts by either party to terminate the agreement.
We have relied and expect to continue to rely on third parties to conduct our preclinical studies and clinical trials. If those third parties do not perform as contractually required, fail to satisfy legal or regulatory requirements, miss expected deadlines or terminate the relationship, our development programs could be delayed, more costly or unsuccessful, and we may never be able to seek or obtain regulatory approval for or commercialize our product candidates.
We rely and intend to rely in the future on third-party clinical investigators, CROs and clinical data management organizations to conduct, supervise and monitor preclinical studies and clinical trials of our current or future product candidates. Because we currently rely and intend to continue to rely on these third parties, we will have less control over the timing, quality and other aspects of preclinical studies and clinical trials than we would have had we conducted them independently. These parties are not, and will not be, our employees and we will have limited control over the amount of time and resources that they dedicate to our programs. Additionally, such parties may have contractual relationships with other entities, some of which may be our competitors, which may draw time and resources from our programs.
We have no experience as a company in submitting and supporting the applications necessary to gain regulatory approvals. Securing regulatory approval requires the submission of extensive preclinical and clinical data and supporting information to regulatory authorities for each indication to establish the product candidate’s safety or efficacy for that indication. Securing regulatory approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities and clinical trial sites by, applicable regulatory authorities.
Large-scale clinical trials require significant financial and management resources, and reliance on third-party clinical investigators, CROs, partners or consultants. Relying on third-party clinical investigators or CROs may force us to encounter delays and challenges that are outside of our control. We may not be able to demonstrate sufficient comparability between products manufactured at different facilities to allow for inclusion of the clinical results from participants treated with products from these different facilities, in our product registrations. Further, our third-party clinical manufacturers may not be able to manufacture our product candidates or otherwise fulfill their obligations to us because of interruptions to their business, including the loss of their key staff or interruptions to their raw material supply.
Our reliance on these third parties for development activities will reduce our control over these activities. Nevertheless, we are responsible for ensuring that each of our clinical trials is conducted in accordance with the applicable trial protocol and legal, regulatory and scientific standards, and our reliance on the CROs, clinical trial sites, and other third parties does not relieve us of these responsibilities. For example, we will remain responsible for ensuring that each of our preclinical studies are conducted in accordance with good laboratory practices, where applicable, and clinical trials are conducted in accordance with GCPs and applicable rules. Moreover, the FDA and comparable foreign regulatory authorities require us to comply with GCP for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. Regulatory authorities enforce these requirements through periodic inspections (including through inspections that may be conducted once we submit an NDA to the FDA) of trial sponsors, clinical investigators, trial sites and certain third parties including CROs. If we, our CROs, clinical trial sites, or other third parties fail to comply with applicable GCP or other regulatory requirements, we or they may be subject to enforcement or other legal actions, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with GCP regulations. Moreover, our business may be significantly impacted if our CROs, clinical investigators or other third parties violate federal or state healthcare fraud and abuse or false claims laws and regulations or healthcare privacy and security laws, and foreign equivalents.
In the event we need to repeat, extend, delay or terminate our clinical trials because these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, our clinical trials may need to be repeated, extended, delayed or terminated and we may not be able to obtain, or may be delayed in obtaining, regulatory approvals for our product candidates, and we will not be able to, or may be delayed in our efforts to, successfully commercialize our product candidates or we or they may be subject to regulatory enforcement actions. As a result, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenue could be delayed. To the extent we are unable to successfully identify and manage the performance of third-party service providers in the future, our business may be materially and adversely affected.
If any of our relationships with these third parties terminate, we may not be able to enter into alternative arrangements or do so on commercially reasonable terms. Switching or adding additional contractors involves additional cost and time and requires management time and focus. In addition, there is a natural transition period when a new third party commences work. As a result, delays could occur, which could compromise our ability to meet our desired development timelines. In addition, if an agreement with any of our future collaborators terminates, our access to technology and intellectual property licensed to us by that collaborator may be restricted or terminate entirely, which may delay our continued development of our product candidates utilizing the collaborator’s technology or intellectual property or require us to stop development of those product candidates completely.
In addition, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive compensation in connection with such services. Under certain circumstances, we may be required to report some of these relationships to the FDA or comparable foreign regulatory authorities. The FDA or comparable foreign regulatory authorities may conclude that a financial relationship between us and/or a principal investigator has created a conflict of interest or otherwise affected interpretation of the study. The FDA or comparable foreign regulatory authorities may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of our marketing applications by the FDA or comparable foreign regulatory authorities and may ultimately lead to the denial of regulatory approval of one or more of our product candidates.
We rely on third-party manufacturers and suppliers to supply our product candidates. The loss of our third-party manufacturers or suppliers, or their failure to comply with applicable regulatory requirements or to supply sufficient quantities at acceptable quality levels or prices, within acceptable timeframes, or at all, would materially and adversely affect our business.
We do not own or operate, and currently have no plans to establish, any manufacturing facilities for drug manufacturing, storage, distribution or quality testing. We currently rely, and expect to continue to rely, on third parties for the manufacture of active pharmaceutical ingredients (“API”), bulk drug substances, raw materials, samples, components and other materials for our product candidates for clinical testing, as well as for the manufacture of any products candidates that we commercialize, if approved. Reliance on third-party manufacturers may expose us to different risks than if we were to manufacture product candidates ourselves. There can be no assurance that our preclinical and clinical development product supplies will not be limited, interrupted, terminated or will be of satisfactory quality or be available at acceptable prices. In addition, if any biotechnology companies or CMOs become subject to trade restrictions, sanctions, or other regulatory requirements by the U.S. government, such actions could restrict or even prohibit our ability to work with such entities. Such disruption could have adverse effects on the development of our product candidates and our business operations. Also, any replacement of our manufacturer could require significant effort and time because there may be a limited number of qualified replacements.

We obtain our preclinical and clinical supplies from our manufacturers on a purchase order basis, and currently do not have long-term supply arrangements in place. The manufacturing process for our product candidates is subject to the FDA and foreign regulatory authority review. We, and our suppliers and manufacturers, must meet applicable manufacturing requirements and undergo rigorous facility and process validation tests required by regulatory authorities in order to comply with regulatory standards, such as cGMPs. If our CMOs cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or comparable foreign regulatory authorities, we may not be able to rely on their facilities for the manufacture of elements of our product candidates. Securing regulatory approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the FDA, and comparable foreign regulatory authorities. If the FDA or any comparable foreign regulatory authority determines that our third-party manufacturers’ facilities are not in compliance with applicable laws and regulations, including those governing cGMPs, they may deny any NDA or marketing application we submit until the deficiencies are corrected or we replace the manufacturer in our application with a manufacturer that is able to demonstrate a compliance status acceptable to the FDA or foreign regulatory authority. Moreover, we are dependent on our CMOs for manufacturing in compliance with cGMPs and other regulatory requirements. In the event that any of our manufacturers fails to comply with such requirements or to perform its obligations in relation to quality, timing or otherwise, or if our projected manufacturing capacity or supply of materials becomes limited, interrupted, or more costly than anticipated, we may be forced to enter into an agreement with another third party, which we may not be able to do timely or on reasonable terms, if at all. In some cases, the technical skills or technology required to manufacture our product candidates may be unique or proprietary to the original manufacturer and we may have difficulty transferring such to another third party. These factors would increase our reliance on such manufacturer or require us to obtain a license from such manufacturer in order to enable us, or to have another third party, manufacture our product candidates. We will be required to verify that the new manufacturer maintains facilities and procedures that comply with applicable quality standards and regulations and guidelines; and we may be required to repeat some of the development program. If we are required to change manufacturers, the delays and costs associated with the verification of a new manufacturer, whether due to failure to comply with regulatory requirements, or quality, timing and supply issues, or other reason, could negatively affect our ability to develop product candidates in a timely manner or within budget.
As part of our process development efforts, we also may make changes to the manufacturing processes at various points during development, for various reasons, such as controlling costs, achieving scale, decreasing processing time, improving product formulations, increasing manufacturing success rate or other reasons. For example, we are implementing certain manufacturing process changes for ESK-001 to increase scalability with respect to our Phase 3 clinical trials. Such changes carry the risk that they will not achieve their intended objectives, and any of these changes could cause our current or future product candidates to perform differently and affect the results of our future clinical trials. In some circumstances, changes in the manufacturing process may require us to perform ex vivo comparability studies or clinical bridging studies, and we may be required to collect additional data from participants prior to undertaking more advanced clinical trials. For instance, changes in our process during the course of clinical development may require us to show the comparability of the product used in earlier clinical phases or at earlier portions of a trial to the product used in later clinical phases or later portions of the trial.
We expect to continue to rely on third-party manufacturers if we receive regulatory approval for any product candidate. To the extent that we enter into future long-term manufacturing arrangements with third parties, we will depend on these third parties to perform their obligations in a timely manner consistent with contractual and regulatory requirements, including those related to quality control and assurance. Any manufacturing facilities used to produce our product candidates will be subject to periodic review and inspection by the FDA and comparable foreign regulatory authorities, including for continued compliance with cGMP requirements, quality control, quality assurance and corresponding maintenance of records and documents. If we are unable to obtain or maintain third-party manufacturing for product candidates, or to do so on commercially reasonable terms, we may not be able to develop and commercialize our product candidates successfully. Our or a third party’s failure to execute on our manufacturing requirements, comply with cGMPs or maintain a compliance status acceptable to the FDA or comparable foreign regulatory authorities could adversely affect our business in a number of ways, including:

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an inability to initiate or continue preclinical studies or clinical trials of product candidates;

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delay in submitting regulatory applications, or receiving regulatory approvals, for product candidates;

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loss of the cooperation of future collaborators;

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sanctions being imposed on us, including shutdown of the third-party vendor or invalidation of drug product lots or processes, fines, injunctions, civil penalties, delays, suspension, variation or withdrawal of approvals, license revocation, seizures of product candidates or drugs, operating restrictions and criminal prosecutions;

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requirements to cease distribution or to recall batches of our product candidates; and

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in the event of approval to market and commercialize a product candidate, an inability to meet commercial demands for our products.

Additionally, our CMOs may experience difficulties due to resource constraints or as a result of labor disputes or unstable political environments. If our CMOs were to encounter any of these difficulties, our ability to provide our product candidates to participants in preclinical and clinical trials, or to provide product for treatment of participants once approved, would be jeopardized.
We depend on limited source suppliers for certain raw materials used in our product candidates. If we are unable to source these supplies on a timely basis or establish redundancy in our manufacturing process or longer-term contracts with our CMOs, we will not be able to complete our clinical trials on time and the development of our product candidates may be delayed.
Certain of the raw materials necessary to produce ESK-001 and A-005 are in limited supply, and we generally rely on one CMO for each manufacturing stage. While we intend to identify and qualify additional suppliers and redundant manufacturers to provide the API, drug product and critical raw material prior to submission of an NDA to the FDA and/or a comparable marketing application outside the United States, there can be no assurance that we will be successful in doing so. Furthermore, any of the limited source suppliers upon whom we rely could stop producing our supplies, cease operations or be acquired by, or enter into exclusive arrangements with, our competitors. Establishing redundancy in CMOs and additional or replacement suppliers for these supplies, and obtaining regulatory authorizations that may result from adding or replacing CMOs and suppliers, could take a substantial amount of time, result in increased costs and impair our ability to produce our products, which would adversely impact our business, financial condition, results of operations and prospects. Any such interruption or delay may force us to seek similar supplies from alternative sources, which may not be available at reasonable prices, or at all. Any interruption in the supply of limited source components for our product candidates would adversely affect our ability to meet scheduled timelines and budget for the development and commercialization of our product candidates, could result in higher expenses and would harm our business. Although we have not experienced any significant disruption as a result of our reliance on limited source suppliers, we have a limited operating history and cannot assure you that we will not experience disruptions in our supply chain in the future as a result of such reliance or otherwise.
In addition, we do not currently have long-term supply contracts with our CMOs, and they are not obligated to supply drug products to us for any period, in any specified quantity or at any certain price beyond the delivery contemplated by the relevant purchase orders. As a result, our suppliers could stop selling to us at commercially reasonable prices, or at all. While we intend to enter into long-term master supply agreements with certain of our CMOs prior to any potential NDA submission, we may not be successful in negotiating such agreements on favorable terms or at all. If we do enter into such long-term master supply agreements, or enter into such agreements on less favorable terms than we currently have with such manufacturers, we could be subject to binding long-term purchase obligations that may be harmful to our business, including in the event that we do not conduct our trials on planned timelines, or at all, or utilize the drug products that we are required to purchase. Any change in our relationships with our CMOs or changes to the contractual terms of our agreements with them could adversely affect our business, financial condition, results of operations and prospects.

The operations of our suppliers, most of which are located outside of the United States, are subject to additional risks that are beyond our control and that could harm our business, financial condition, results of operations and prospects.
Currently, most of our suppliers are located outside of the United States. As a result of our global suppliers, we are subject to risks associated with doing business abroad, including:
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political unrest, terrorism, labor disputes, and economic instability resulting in the disruption of trade from foreign countries in which our products are manufactured;

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the imposition of new laws and regulations, including those relating to labor conditions, quality, and safety standards, imports, duties, taxes, and other charges on imports, as well as trade restrictions and restrictions on currency exchange or the transfer of funds, particularly new or increased tariffs imposed on imports from countries where our suppliers operate;

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greater challenges and increased costs with enforcing and periodically auditing or reviewing our suppliers’ and manufacturers’ compliance with cGMPs or status acceptable to the FDA or comparable foreign regulatory authorities;

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reduced protection for intellectual property rights, including trademark protection, in some countries particularly China;

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disruptions in operations due to global, regional, or local public health crises or other emergencies or natural disasters, including, for example, disruptions experienced during the COVID-19 pandemic;

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disruptions or delays in shipments; and

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changes in local economic conditions in countries where our manufacturers or suppliers are located.

These and other factors beyond our control could interrupt our suppliers’ production, influence the ability of our suppliers to export our clinical supplies cost-effectively or at all, and inhibit our suppliers’ ability to procure certain materials, any of which could harm our business, financial condition, results of operations and prospects.
Risk Factors Relating to Ownership of Our Common Stock
For purposes of this subsection only, “Alumis,” “the Company,” “we,” “us” or “our” refer to Alumis, unless the context otherwise requires.
As a result of our history of losses and negative cash flows from operations, our consolidated financial statements contain a statement regarding a substantial doubt about our ability to continue as a going concern.
Our history of operating losses and negative cash flows from operations combined with our anticipated use of cash to fund operations raises substantial doubt about our ability to continue as a going concern as our existing cash, cash equivalents and marketable securities of $288.3 million as of December 31, 2024 will not be sufficient to meet operating and capital requirements for at least 12 months from the date of issuance of our audited consolidated financial statements included in this joint proxy statement/prospectus were reissued. Based on our current operating plan, we will need to raise additional financing to continue our products’ development for the foreseeable future, and until we become profitable. Our future viability as an ongoing business is dependent on our ability to generate cash from our operating activities or to raise additional capital to finance our operations.
If we are unable to raise additional capital as and when needed, our business, financial condition and results of operations will be materially and adversely affected, and we may be forced to delay our development efforts, limit our activities and reduce research and development costs. If we are unable to continue as a going concern, we may have to liquidate our assets, and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. The inclusion of a going concern explanatory paragraph by our independent registered public accounting firm, our lack of cash resources and our potential inability to continue as a going concern may materially adversely affect our share price and our ability to raise new capital, enter into licensing and collaboration arrangements or other contractual relationships with third parties and otherwise execute our development strategy.

An active and liquid trading market for our common stock may not develop, and you may not be able to resell your shares of common stock at or above the price you paid for them.
An active trading market for our common stock may never develop or, if it is developed, be sustained. The market value of our common stock may decrease from the price you paid for them. As a result of these and other factors, including our limited public float, you may be unable to resell your shares of our common stock at or above the price you paid for them. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. Furthermore, an inactive market may also impair our ability to raise capital by selling shares of our common stock and may impair our ability to enter into strategic collaborations or acquire companies or products by using our shares of common stock as consideration.
Our stock price is likely to continue to be volatile, which could result in substantial losses for our investors.
The market price of our common stock is likely to continue to be volatile and could fluctuate widely in response to many factors, including but not limited to:
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volatility and instability in the financial and capital markets;

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announcements relating to our product candidates, including the results of clinical trials by us or any future collaborators;

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announcements by competitors that impact our competitive outlook;

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negative developments with respect to our product candidates, or similar products or product candidates with which we compete;

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developments with respect to patents or intellectual property rights;

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announcements of technological innovations, new product candidates, new products or new contracts by us or our competitors;

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announcements relating to the proposed Merger and any future strategic transactions, including acquisitions, collaborations, licenses or similar arrangements;

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actual or anticipated variations in our operating results due to the level of development expenses and other factors;

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changes in financial estimates by equities research analysts and whether our earnings (or losses) meet or exceed such estimates;

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announcement or expectation of additional financing efforts and receipt, or lack of receipt, of funding in support of conducting our business;

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sales of our common stock by us, our insiders, or other stockholders, or issuances by us of shares of our common stock in connection with strategic transactions such as the proposed Merger;

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conditions and trends in the pharmaceutical, biotechnology and other industries;

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regulatory developments within, and outside of, the United States, including changes in the structure of health care payment systems;

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litigation or arbitration;

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COVID-19 or other pandemics, natural disasters, or major catastrophic events;

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general economic, political and market conditions and other factors; and

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the occurrence of any of the risks described in this section titled “Risk Factors.”

In recent years, the stock market in general, and the market for pharmaceutical and biotechnology companies in particular, has experienced significant price and volume fluctuations that have often been unrelated or disproportionate to changes in the operating performance of the companies whose stock is experiencing those price and volume fluctuations. Broad market and industry factors may seriously affect the market price of our common stock, regardless of our actual operating performance.
Sales of a substantial number of shares of our common stock could cause our stock price to fall.
Sales of a substantial number of shares of our common stock in the public market could occur at any time. If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of our common stock in the public market, the market price of our common stock could decline significantly. Immediately following the Merger, Alumis stockholders as of immediately prior to the Merger are expected to hold approximately 52% of the combined company’s common stock and ACELYRIN stockholders as of immediately prior to the Merger are expected to hold approximately 48% of the combined company’s common stock, in each case, calculated on a fully diluted basis as of January 31, 2025. Upon consummation of the Merger, shares of our common stock issued in the Merger, will be freely tradeable in the public market.
We cannot predict what effect, if any, sales of our shares in the public market or the availability of shares for sale will have on the market price of our common stock. However, future sales of substantial amounts of our common stock in the public market, including shares issued upon exercise of outstanding options and any potential sales of shares of our common stock following consummation of the proposed Merger, or the perception that such sales may occur, could adversely affect the market price of our common stock.
We also expect that significant additional capital may be needed in the future to continue our planned operations, including conducting our planned clinical trials, manufacturing and commercialization efforts, expanded research and development activities and costs associated with operating as a public company. To raise capital, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.
Our principal stockholders and management own a significant percentage of our common stock and will be able to control matters subject to stockholder approval.
Based on the beneficial ownership of our capital stock as of December 31, 2024, our executive officers, directors, holders of 5% or more of our capital stock and their respective affiliates beneficially owned approximately 72% of our outstanding voting stock. The interests of these stockholders may not be the same as or may even conflict with your interests. For example, these stockholders could delay or prevent a change of control of our company, even if such a change of control would benefit our other stockholders, which could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company or our assets and might affect the prevailing market price of our common stock. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise. In addition, as a result of this concentration of ownership, there is a limited number of shares of our common stock that are not held by officers, directors and controlling stockholders (which is referred to as our public float), thereby adversely impacting the liquidity of our common stock and potentially depressing the price at which you may be able to sell shares of common stock.
We are an “emerging growth company” and a “smaller reporting company” and the reduced reporting requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (ii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (iii) exemptions from the requirements of holding nonbinding advisory stockholder votes on executive compensation and stockholder approval of any golden parachute payments not approved previously. We may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of reduced reporting obligations in this registration statement. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. These provisions allow an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies. We have elected to take advantage of such extended transition period. We cannot predict whether investors will find our common stock less attractive as a result of its reliance on these exemptions. If some investors find our common stock to be less attractive as a result, there may be a less active trading market for our common stock and the price of our common stock may be more volatile than the current trading market and price of our common stock.
Further, there is no guarantee that the exemptions available under the JOBS Act will result in significant savings. To the extent that we choose not to use exemptions from various reporting requirements under the JOBS Act, we will incur additional compliance costs, which may impact our financial condition.
We will remain an emerging growth company until the earliest of: (i) the end of the fiscal year in which we have a total annual gross revenue of $1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of our IPO; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the end of the fiscal year in which the market value of common stock held by non-affiliates exceeds $700 million as of the prior June 30. Even after we no longer qualify as an emerging growth company, we may continue to qualify as a smaller reporting company, which would allow us to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation. In addition, if we are a smaller reporting company with less than $100 million in annual revenue, we would not be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.
Anti-takeover provisions in our charter documents and under Delaware law could prevent or delay an acquisition of us that may be beneficial to our stockholders and may prevent attempts by our stockholders to replace or remove our current management.
Our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could delay or prevent a change in control of our company. These provisions could also make it difficult for stockholders to elect directors who are not nominated by current members of our board of directors or take other corporate actions, including effecting changes in our management. These provisions:
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establish a classified board of directors so that not all members of our board are elected at one time;

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permit only the board of directors to establish the number of directors and fill vacancies on the board;

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provide that directors may only be removed “for cause” and only with the approval of two-thirds of our stockholders;

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require super-majority voting to amend some provisions in our amended and restated certificate of incorporation and amended and restated bylaws;

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authorize the issuance of “blank check” preferred stock that our board could use to implement a stockholder rights plan;

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eliminate the ability of our stockholders to call special meetings of stockholders;

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prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

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prohibit cumulative voting; and

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establish advance notice requirements for nominations for election to our board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

In addition, Section 203 of the DGCL may discourage, delay or prevent a change in control of our company. Section 203 imposes certain restrictions on mergers, business combinations and other transactions between us and holders of 15% or more of our common stock.

The exclusive forum provisions in our organizational documents may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers or employees, or the underwriters of any offering giving rise to such claim, which may discourage lawsuits with respect to such claims.
Our amended and restated certificate of incorporation, to the fullest extent permitted by law, provides that the Court of Chancery of the State of Delaware is the exclusive forum for: any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our amended and restated certificate of incorporation, or our amended and restated bylaws; or any action asserting a claim that is governed by the internal affairs doctrine. This exclusive forum provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act.
This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, or the underwriters of any offering giving rise to such claims, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition, results of operations and prospects.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Our amended and restated bylaws provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (the Federal Forum Provision), including for all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While federal or other state courts may not follow the holding of the Delaware Supreme Court or may determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court, and our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. In addition, neither the exclusive forum provision nor the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court, and our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions in our amended and restated certificate of incorporation, including the Federal Forum Provision. These provisions may limit a stockholders’ ability to bring a claim, and may result in increased costs for a stockholder to bring such a claim, in a judicial forum of their choosing for disputes with us or our directors, officers, other employees or agents, which may discourage lawsuits against us and our directors, officers, other employees or agents.
Our board of directors is authorized to issue and designate shares of our preferred stock without stockholder approval.
Our amended and restated certificate of incorporation authorizes our board of directors, without the approval of our stockholders, to issue shares of preferred stock, subject to limitations prescribed by applicable law, rules and regulations and the provisions of our amended and restated certificate of incorporation, and to establish from time to time the number of shares of preferred stock to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The powers, preferences and rights of these additional series of convertible preferred stock may be senior to or on parity with our common stock, which may reduce our common stock’s value.
Because we do not anticipate paying any dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.
We have never declared nor paid dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development, operation and expansion of our business and we do not anticipate declaring or paying any dividends in the foreseeable future. As a result, capital appreciation of our common stock, which may never occur, will be your sole source of gain on your investment for the foreseeable future.
The dual class structure of our common stock may limit your ability to influence corporate matters and may limit your visibility with respect to certain transactions.
The dual class structure of our common stock may limit your ability to influence corporate matters. Holders of our common stock are entitled to one vote per share, while holders of our non-voting common stock are not entitled to any votes. Nonetheless, each share of our non-voting common stock may be converted at any time into one share of our common stock at the option of its holder by providing written notice to us, subject to the ownership and other limitations provided for in our certificate of incorporation. Consequently, if holders of our non-voting common stock exercise their option to make this conversion, this will have the effect of increasing the relative voting power of those prior holders of our non-voting common stock, and correspondingly decreasing the voting power of the holders of our common stock, which may limit your ability to influence corporate matters. Additionally, stockholders who hold, in the aggregate, more than 10% of our common stock and non-voting common stock, but 10% or less of our common stock, and are not otherwise an insider, may not be required to report changes in their ownership due to transactions in our non-voting common stock pursuant to Section 16(a) of the Exchange Act, and may not be subject to the short-swing profit provisions of Section 16(b) of the Exchange Act.
General Risk Factors
Unstable economic and market conditions may have serious adverse consequences on our business, financial condition and stock price.
Global economic and business activities continue to face widespread uncertainties, and global credit and financial markets have experienced extreme volatility and disruptions in the past several years, including severely diminished liquidity and credit availability, rising inflation and monetary supply shifts, rising interest rates, labor shortages, declines in consumer confidence, declines in economic growth, increases in unemployment rates, recession risks and uncertainty about economic and geopolitical stability (for example, related to the ongoing conflicts in Ukraine and Israel and the surrounding areas). The extent of the impact of these conditions on our operational and financial performance, including our ability to execute our business strategies and initiatives in the expected timeframe, as well as that of third parties upon whom we rely, will depend on future developments which are uncertain and cannot be predicted. There can be no assurance that further deterioration in economic or market conditions will not occur, or how long these challenges will persist. If the current equity and credit markets further deteriorate, or do not improve, it may make any necessary debt or equity financing more difficult, more costly, and more dilutive. Furthermore, our stock price may decline due in part to the volatility of the stock market and the general economic downturn.
If securities or industry analysts do not publish research or reports about our business, or if they publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.
The trading market for our common stock is influenced in part by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over the industry or securities analysts, or the content and opinions included in their reports and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of us, or if analysts cease coverage of us, we could lose visibility in the financial markets, and the trading price for our common stock could be impacted negatively. If any of the analysts who cover us publish inaccurate or unfavorable research or opinions regarding us, our business model, our intellectual property or our stock performance, or if our preclinical studies and clinical trials and operating results fail to meet the expectations of analysts, our stock price would likely decline.
We incur increased costs as a result of operating as a public company, and our management is required to devote substantial time to new compliance initiatives and corporate governance practices.
As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. The Securities Act, the Exchange Act, Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will continue to need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly, particularly after we are no longer an emerging growth company. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. The increased costs may require us to reduce costs in other areas of our business. Moreover, these rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.
Failure to establish and maintain effective internal control over financial reporting could adversely affect our business and if investors lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could be negatively affected.
We are not currently required to comply with the rules of the SEC implementing Section 404(b) of the Sarbanes-Oxley Act, which requires including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, we are required to comply with the SEC’s rules implementing Sections 302 and 404(a) of the Sarbanes-Oxley Act, which require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. Although we will be required to disclose changes made in our internal control over financial reporting on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting until our second annual report on Form 10-K. Furthermore, as an emerging growth company, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm would need to issue a report that is adverse in the event that there are material weaknesses in our internal control over financial reporting.
To comply with the requirements of being a public company, we have undertaken various actions, and will need to take additional actions, such as implementing numerous internal controls and procedures and hiring additional accounting or internal audit staff or consultants. Testing and maintaining internal controls can divert our management’s attention from other matters that are important to the operation of our business. Additionally, when evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404(b). If we identify any material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404(b) in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting once we are no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other comparable foreign regulatory authorities, which could require additional financial and management resources. In addition, if we fail to remedy any material weakness, our financial statements could be inaccurate, and we could face restricted access to capital markets.
Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.
We are subject to the periodic reporting requirements of the Exchange Act. We must design our disclosure controls and procedures to reasonably assure that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. Any disclosure controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.
These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. For example, our directors or executive officers could inadvertently fail to disclose a new relationship or arrangement causing us to fail to make any related party transaction disclosures. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected. In addition, we do not have a formal risk management program for identifying and addressing risks to our business in other areas.
We may be subject to securities litigation, which is expensive and could divert management attention.
The market price of our common stock is likely to be volatile. The stock market in general, and Nasdaq and biopharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation (including the cost to defend against, and any potential adverse outcome resulting from any such proceeding) can be expensive and time-consuming, damage our reputation and divert our management’s attention from other business concerns, which could seriously harm our business.
Other Risk Factors Related to Alumis’ Business and ACELYRIN’s Business
Alumis’ and ACELYRIN’s businesses are, and following completion of the transaction Alumis will continue to be, subject to the risks described above and in ACELYRIN’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as amended and as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and ACELYRIN’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024, as amended and as updated by subsequent Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See the section titled “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements. These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. These forward-looking statements should not be relied upon as predictions of future events as it cannot be assured that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “pro forma,” “should,” “will,” “would,” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include, but are not limited to statements about:
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expected timing, completion, effects and potential benefits of the Merger;

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statements of the plans, strategies and objectives of management with respect to the approval and consummation of the Merger;

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ACELYRIN’s and Alumis’ ability to solicit a sufficient number of votes to approve matters related to the consummation of the Merger;

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the relative ownership percentages of the stockholders of ACELYRIN and Alumis in the combined company following the consummation of the Merger;

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the expected board of directors of Alumis;

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any statements regarding future economic conditions, growth rate, market opportunity or performance of the combined company;

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Alumis’ plans with respect to the development of lonigutamab and the timing of the same;

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the financial projections prepared by each of ACELYRIN and Alumis;

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research and development plans, including planned preclinical studies and clinical trials;

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the ability to maintain the listing of the Alumis common stock on Nasdaq following the Merger;

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Alumis’ and ACELYRIN’s respective officers and directors potentially having conflicts of interest with respect to approving the Merger;

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economic, business, competitive, and/or regulatory factors affecting the business of Alumis and ACELYRIN;

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the occurrence of any other event, change or other circumstance that could give rise to the termination of the Merger Agreement;

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satisfaction or waiver (if applicable) of the conditions to the Merger; and

•
statements of belief and any statement of assumptions underlying any of the foregoing.

For a discussion of the factors that may cause Alumis, ACELYRIN or the combined company’s actual results, performance or achievements following the Closing to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of Alumis and ACELYRIN to complete the Merger and the effect of the Merger on the business of Alumis, ACELYRIN and the combined company following the completion of the Merger, see the section titled “Risk Factors” in this joint proxy statement/prospectus. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Alumis and ACELYRIN. See the section titled “Where You Can Find More Information” in this joint proxy statement/prospectus. There can be no assurance that the Merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the Merger will be realized.
If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of Alumis, ACELYRIN or the combined company following completion of the Merger could differ materially from the forward-looking statements. All forward-looking statements in this joint proxy statement/prospectus are current only as of the date on which the statements were made. Alumis and ACELYRIN do not undertake any obligation (and expressly disclaim any such obligation) to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events, except as required by applicable law.
In addition, statements that “Alumis believes” or “ACELYRIN believes” and similar statements reflect Alumis’ or ACELYRIN’s beliefs and opinions on the relevant subject. These statements are based upon information available to Alumis or ACELYRIN, as the case may be, as of the date of this joint proxy statement/prospectus, and while Alumis or ACELYRIN, as the case may be, believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that such party has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

THE ALUMIS VIRTUAL SPECIAL MEETING
This joint proxy statement/prospectus is being mailed on or about April 23, 2025, to holders of record of Alumis common stock as of the close of business on April 1, 2025, and constitutes notice of the Alumis virtual special meeting in conformity with the requirements of the DGCL.
This joint proxy statement/prospectus is being provided to Alumis stockholders as part of a solicitation of proxies by the Alumis Board for use at the Alumis virtual special meeting and at any adjournments or postponements of the Alumis virtual special meeting. Alumis stockholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this document, for more detailed information regarding the Merger Agreement.
Date, Time and Place of the Alumis virtual special meeting
The Alumis virtual special meeting will be held via live webcast on May 13, 2025, starting at 9:00 a.m. (Pacific Time). There will be no physical meeting location. In order to attend the Alumis virtual special meeting, as well as vote and submit your questions during the live webcast of the meeting, you will need to visit www.virtualshareholdermeeting.com/ALMS2025SM and enter the 16-digit Control Number shown on your proxy card. Please be sure to follow instructions found on your proxy card and/or voting authorization form.
Purpose of the Alumis virtual special meeting
At the Alumis virtual special meeting, Alumis stockholders will be asked to consider and vote upon the following proposals:
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Alumis Proposal 1:   To approve the Alumis stock issuance proposal.

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Alumis Proposal 2:   To approve the Alumis adjournment proposal.

Recommendation of the Alumis Board
At a meeting of the Alumis Board held on April 20, 2025, the Alumis Board, acting on the unanimous recommendation of the Alumis Special Committee, determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Alumis and its stockholders, and approved the Merger Agreement, the execution of the Merger Agreement and the consummation of the transactions contemplated thereby, including the issuance of shares of Alumis common stock to the ACELYRIN stockholders and resolved to recommend that the Alumis stockholders vote to approve the Alumis stock issuance proposal.
The Alumis Board, acting on the unanimous recommendation of the Alumis Special Committee, recommends that Alumis stockholders vote “FOR” the Alumis stock issuance proposal and “FOR” the Alumis adjournment proposal.
See also the section titled “The Merger — Reasons for the Merger; Recommendation of the Merger by the Alumis Board.”
Record Date for the Alumis virtual special meeting; Stock Entitled to Vote
Only holders of record of shares of Alumis common stock at the close of business on April 1, 2025, the record date for the Alumis virtual special meeting, will be entitled to notice of, and to vote at, the Alumis virtual special meeting and any postponements or adjournments thereof. Holders of Alumis common stock at the close of business on the Alumis record date may cast one vote for each share of Alumis common stock owned as of the Alumis record date, including (i) shares held directly in the name of the holder of record and (ii) shares held on behalf of the holder as the beneficial owner in street name through a broker, bank, or other nominee.
On the Alumis record date, there were outstanding a total of 47,222,419 shares of Alumis common stock entitled to vote at the Alumis virtual special meeting.

Solicitation of Proxies
The cost of proxy solicitation for the Alumis virtual special meeting, if any, and expenses for the filing, printing and mailing of this joint proxy statement/prospectus will be borne by Alumis. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Alumis, without additional remuneration, by personal interview, telephone, electronic communication or otherwise. Alumis will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the Alumis record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. Alumis has retained Mackenzie Partners, Inc. to assist in its solicitation of proxies and has agreed to pay them a fee of $35,000 and potentially additional fees under certain circumstances, plus reasonable expenses, for these services.
Quorum
The holders of a majority of the voting power of Alumis’ outstanding shares of common stock entitled to vote as of the close of business on the Alumis record date must be virtually present or represented by proxy to constitute a quorum to conduct the Alumis virtual special meeting. All shares of Alumis common stock represented at the Alumis virtual special meeting, including abstentions and broker non-votes (shares held by a broker or nominee that are represented at the meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal), will be treated as present for purposes of determining the presence or absence of a quorum to conduct the Alumis virtual special meeting.
Vote Required
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Alumis Stock Issuance Proposal.   Approval of the Alumis stock issuance proposal requires the affirmative vote of the holders of Alumis common stock representing a majority of the votes cast on such matter at the Alumis virtual special meeting (provided that a quorum exists).

•
Alumis Adjournment Proposal.   Approval of the Alumis adjournment proposal requires the affirmative vote of the holders of shares of Alumis common stock representing a majority of votes cast on such matter at the Alumis virtual special meeting (whether or not a quorum is present).

The chairperson of the Alumis virtual special meeting may, if necessary, adjourn the Alumis virtual special meeting for the purpose of soliciting additional proxies (whether or not a quorum exists).
Abstentions and Broker Non-Votes
If you are an Alumis stockholder, abstentions and broker “non-votes” have no effect on the outcome of the stock issuance proposal or the Alumis adjournment proposal. Shares of Alumis common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If you are an Alumis stockholder of record and you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Alumis common stock represented by your proxy will be counted as present for purposes of determining the presence of a quorum for the Alumis virtual special meeting and will be voted “FOR” that proposal. Your failure to cast a vote will also make it more difficult to meet the quorum requirement with respect to organizing the meeting.
Voting Power of Alumis’ Directors and Executive Officers
On the Alumis record date, 63% of the outstanding Alumis common stock was held by Alumis directors and executive officers and their respective affiliates. Alumis currently expects that its directors and executive officers will vote their shares in favor of Alumis stock issuance proposal and the Alumis adjournment proposal and certain directors and executive officers have entered into the Alumis Voting Agreement and agreed to, among other things, vote their shares in favor of the Alumis stock issuance proposal and the Alumis adjournment proposal.
Attending the Alumis Virtual Special Meeting
All holders of Alumis common stock, including stockholders of record and stockholders who hold shares through banks, brokers or other nominees, are invited to virtually attend the Alumis virtual special meeting. Stockholders of record can vote at the special meeting. In order to attend the Alumis virtual special meeting, as well as vote and submit your questions during the live webcast of the meeting, you will need to visit www.virtualshareholdermeeting.com/ALMS2025SM and enter the 16-digit Control Number shown on your proxy card. Please be sure to follow instructions found on your proxy card and/or voting authorization form.
Voting of Proxies by Record Stockholders
A proxy card is enclosed for use by Alumis stockholders of record. Alumis requests that its record stockholders sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. You may also vote your shares by telephone or through the internet. Information and applicable deadlines for voting by telephone or through the internet are set forth on the enclosed proxy card. Shares of Alumis common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If you are an Alumis stockholder of record and you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Alumis common stock represented by your proxy will be counted as present for purposes of determining the presence of a quorum for the Alumis virtual special meeting and will be voted “FOR” that proposal.
At the date hereof, Alumis management has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in Alumis’ accompanying Notice of Special Meeting of Stockholders. In accordance with Alumis’ bylaws and Delaware law, business transacted at the Alumis virtual special meeting will be limited to those matters set forth in such notice. Nonetheless, if any other matter is properly presented at the Alumis virtual special meeting for consideration, it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on such matter.
Your vote is important. Whether or not you expect to attend the Alumis virtual special meeting in person, we urge you to vote your shares as promptly as possible by (1) accessing the internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Alumis virtual special meeting.
Shares Held in Street Name
If you hold your shares of Alumis common stock in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares if you wish them to be counted. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Alumis or by voting at the Alumis virtual special meeting. Further, brokers who hold shares of Alumis common stock on behalf of their customers may not vote those shares without specific instructions from their customers.
If you hold your Alumis common stock in street name and you do not instruct your broker on how to vote any of your shares, your broker may not vote those shares. For a discussion of the consequences of such broker non-votes, see the section titled “The Alumis Virtual Special Meeting — Abstentions and Broker Non-Votes.”
Revocability of Proxies and Changes to an Alumis Stockholder’s Vote
If you are a holder of shares of Alumis common stock as of the record date for the Alumis virtual special meeting, you have the power to revoke your proxy at any time before your proxy is voted at the Alumis virtual special meeting. You can revoke your proxy in one of four ways:
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you can send a signed notice of revocation that is received by Alumis prior to your shares being voted, stating that you would like to revoke your proxy, to Alumis’ corporate secretary at Alumis’ corporate headquarters, 280 East Grand Avenue, South San Francisco, California 94080;

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you can grant a new, valid proxy bearing a later date (by internet, telephone or mail) that is received by Alumis prior to your shares being voted;

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you can vote again by telephone or the internet at a later time; or

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if you are a holder of record, by voting at the Alumis virtual special meeting, which will automatically cancel any proxy previously given, or you may revoke your proxy by attending the virtual special meeting, but your attendance alone will not revoke any proxy that you have previously given.

The latest dated completed proxy will be the one that counts. Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:
Alumis Inc.
280 East Grand Avenue
South San Francisco, California 94080
Attn: Corporate Secretary
If you are an Alumis stockholder whose shares of Alumis common stock are held in “street name” by a bank, broker, or other nominee, you may revoke your proxy or voting instructions and vote your shares in person at the Alumis virtual special meeting only in accordance with applicable rules and procedures as employed by your bank, broker, or other nominee. If your shares are held in “street name” in an account at a bank, broker, or other nominee, you must follow the directions you receive from your bank, broker, or other nominee in order to change or revoke your proxy or voting instructions and should contact your bank, broker, or other nominee to do so.
Adjournments
Although it is not currently expected, the Alumis virtual special meeting may be adjourned for the purpose of soliciting additional proxies if Alumis has not received sufficient proxies to constitute a quorum or sufficient votes for approval of the Alumis stock issuance proposal. Adjourning the Alumis virtual special meeting requires the affirmative vote of the holders of Alumis common stock representing a majority of the votes cast on such matter at the Alumis virtual special meeting (whether or not a quorum is present), or in the case that no Alumis stockholders are present at the Alumis virtual special meeting, any Alumis officer entitled to preside at or to act as secretary of the Alumis virtual special meeting may adjourn the Alumis virtual special meeting. Pursuant to the Alumis bylaws, notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which adjournment is taken. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the Alumis virtual special meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting. If the Alumis virtual special meeting is adjourned, stockholders who have already sent in their proxies will be allowed to revoke them at any time prior to their use. The Merger Agreement provides that the Alumis virtual special meeting will not be adjourned to a date that is more than 15 calendar days after the date for which the Alumis virtual special meeting was originally scheduled.
Postponements
At any time prior to convening the Alumis virtual special meeting, the Alumis Board may postpone the Alumis virtual special meeting for any reason without the approval of the Alumis stockholders. The Merger Agreement provides that the Alumis virtual special meeting will not be postponed to a date that is more than 15 calendar days after the date for which the Alumis virtual special meeting was originally scheduled. Although it is not currently expected, the Alumis Board may postpone the Alumis virtual special meeting for the purpose of soliciting additional proxies if Alumis has not received sufficient proxies to constitute a quorum or sufficient votes for approval of the Alumis stock issuance proposal. If the Alumis virtual special meeting is postponed, stockholders who have already sent in their proxies will be allowed to revoke them at any time prior to their use.

Stockholder List
A list of Alumis stockholders entitled to vote at the Alumis virtual special meeting will be available for inspection at Alumis’ principal executive offices, located at 280 East Grand Avenue, South San Francisco, California 94080, at least 10 days prior to the date of the Alumis virtual special meeting and continuing through the date thereof for any purpose germane to the Alumis virtual special meeting, between the hours of 9:00 a.m. and 4:30 p.m. (Pacific Time).
Tabulation of Votes
A representative of Alumis’ mailing and tabulating agent, Broadridge Financial Solutions, will tabulate the votes and Alumis’ corporate secretary will act as inspector of elections.
How You Can Reduce the Number of Copies of Alumis’ Proxy Materials You Receive
Alumis has adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, stockholders of record who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one copy of the proxy materials, unless one or more of these stockholders notifies Alumis that they wish to continue receiving individual copies. This procedure reduces Alumis’ printing costs and postage fees. Stockholders who wish to participate in householding will continue to receive separate proxy cards.
If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold stock in more than one account, and, in either case, you wish to receive only a single copy of the proxy materials for your household, please contact your broker.
If you participate in householding and wish to receive a separate copy of the proxy materials, or if you do not wish to continue to participate in householding and prefer to receive separate copies of the proxy materials in the future, please contact your broker or Alumis. Direct your written request to Alumis Inc., Investor Relations, 280 East Grand Avenue, South San Francisco, California 94080 or contact Investor Relations at ir@alumis.com.
Beneficial owners can request information about householding from their banks, brokers, or other holders of record.
Assistance
If you need assistance in completing your proxy card or have questions regarding the Alumis virtual special meeting, please contact Investor Relations at ir@alumis.com.

ALUMIS PROPOSALS
Alumis Proposal 1: The Alumis Stock Issuance Proposal
Alumis stockholders are asked to approve the issuance of shares of Alumis common stock to ACELYRIN stockholders in connection with the Merger contemplated by the Merger Agreement. Alumis stockholders should carefully read this joint proxy statement/prospectus in its entirety, including the documents incorporated by reference and the Merger Agreement, for more detailed information concerning the Merger Agreement and the Alumis stock issuance proposal. For a detailed discussion of the terms of the Merger Agreement and the Merger, including the proposed Alumis stock issuance, see the information about the Merger and the Merger Agreement throughout this joint proxy statement/prospectus, including the information set forth in the section titled “The Merger Agreement.” A copy of the Merger Agreement is attached as Annexes A-1 and A-2 to this joint proxy statement/prospectus.
Approval of the Alumis stock issuance proposal is a condition to completion of the Merger. If the Alumis stock issuance proposal is not approved, the Merger will not occur. For a detailed discussion of the conditions of the Merger, see the section titled “The Merger Agreement — Conditions to Completion of the Merger.”
Approval of the Alumis stock issuance proposal requires the affirmative vote of the holders of shares of Alumis common stock representing a majority of the votes cast on such matter at the Alumis virtual special meeting (provided that a quorum exists). For the Alumis stock issuance proposal, abstentions and broker “non-votes” will have no effect on the outcome of the proposal. If an Alumis stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Alumis common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Alumis virtual special meeting and all of such shares will be voted as recommended by the Alumis Board.
At a meeting of the Alumis Board held on April 20, 2025, the Alumis Board, acting on the unanimous recommendation of the Alumis Special Committee, determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Alumis and its stockholders, and approved the Merger Agreement, the execution of the Merger Agreement and the consummation of the transactions contemplated thereby, including the issuance of shares of Alumis common stock to the ACELYRIN stockholders and resolved to recommend that the Alumis stockholders vote to approve the Alumis stock issuance proposal.
IF YOU ARE AN ALUMIS STOCKHOLDER, THE ALUMIS BOARD
RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO ISSUE SHARES OF
ALUMIS COMMON STOCK IN THE MERGER.
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Alumis Proposal 2: The Alumis Adjournment Proposal
This proposal would permit the Alumis Board to adjourn from time to time the Alumis virtual special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Alumis stock issuance proposal.
Pursuant to Alumis’ bylaws, notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. If the adjournment is for more than 30 days or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to the Alumis stockholders of record entitled to vote at the adjourned meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.
Approval of the Alumis adjournment proposal requires the affirmative vote of the holders of Alumis common stock representing a majority of the votes cast on such matter at the Alumis virtual special meeting (whether or not a quorum is present). For the Alumis adjournment proposal, abstentions and broker “non-votes” will have no effect on the outcome of the proposal. Shares of Alumis common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If an Alumis stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Alumis common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Alumis virtual special meeting and all of such shares will be voted as recommended by the Alumis Board.
IF YOU ARE AN ALUMIS STOCKHOLDER, THE ALUMIS BOARD
RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO PERMIT THE
ALUMIS BOARD TO ADJOURN THE ALUMIS VIRTUAL SPECIAL MEETING.
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THE ACELYRIN VIRTUAL SPECIAL MEETING
This joint proxy statement/prospectus is being mailed on or about April 23, 2025, to holders of record of ACELYRIN common stock as of the close of business on April 1, 2025, and constitutes notice of the ACELYRIN virtual special meeting in conformity with the requirements of the DGCL.
This joint proxy statement/prospectus is being provided to ACELYRIN stockholders as part of a solicitation of proxies by the ACELYRIN board of directors for use at the ACELYRIN virtual special meeting and at any adjournments or postponements of the ACELYRIN virtual special meeting. ACELYRIN stockholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this document, for more detailed information regarding the Merger Agreement.
Date, Time and Place of the ACELYRIN Virtual Special Meeting
The ACELYRIN virtual special meeting will be held via live webcast on May 13, 2025, starting at 9:00 a.m. (Pacific Time). There will be no physical meeting location. In order to attend the ACELYRIN virtual special meeting, as well as vote and submit your questions during the live webcast of the meeting, you will need to visit www.virtualshareholdermeeting.com/SLRN2025SM and enter the 16-digit Control Number shown on your proxy card. Please be sure to follow instructions found on your proxy card and/or voting authorization form.
Purpose of the ACELYRIN Virtual Special Meeting
At the ACELYRIN virtual special meeting, ACELYRIN stockholders will be asked to consider and vote upon the following proposals:
•
ACELYRIN Proposal No. 1:   To adopt the ACELYRIN merger proposal; and

•
ACELYRIN Proposal No. 2:   To approve the ACELYRIN adjournment proposal.

Recommendation of the ACELYRIN Board
At a meeting of the ACELYRIN Board held on February 6, 2025, the ACELYRIN Board determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of ACELYRIN and its stockholders, and approved the Merger Agreement and the Merger, the execution of the Merger Agreement and the consummation of the transactions contemplated thereby and declared advisable and resolved to recommend that ACELYRIN’s stockholders adopt the Merger Agreement. At a meeting of the ACELYRIN Board held on April 20, 2025, the ACELYRIN Board determined that the amendment to the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of ACELYRIN and its stockholders, approved the amendment to the Merger Agreement, the execution of the amendment to the Merger Agreement and the consummation of the transactions contemplated thereby and declared advisable and resolved to recommend that ACELYRIN’s stockholders adopt the amendment to the Merger Agreement.
The ACELYRIN Board recommends that ACELYRIN stockholders vote “FOR” the ACELYRIN merger proposal and “FOR” the ACELYRIN adjournment proposal.
See also the section titled “The Merger — Reasons for the Merger; Recommendation of the Merger by the ACELYRIN Board.”
Record Date for the ACELYRIN Virtual Special Meeting; Stock Entitled to Vote
Only holders of record of shares of ACELYRIN common stock at the close of business on April 1, 2025, the record date for the ACELYRIN virtual special meeting, will be entitled to notice of, and to vote at, the ACELYRIN virtual special meeting and any postponements or adjournments thereof. Holders of ACELYRIN common stock at the close of business on the ACELYRIN record date may cast one vote for each share of ACELYRIN common stock owned as of the ACELYRIN record date, including (i) shares held directly in the name of the holder of record and (ii) shares held on behalf of the holder as the beneficial owner in street name through a broker, bank, or other nominee.

On the ACELYRIN record date, there were outstanding a total of 100,907,206 shares of ACELYRIN common stock entitled to vote at the ACELYRIN virtual special meeting.
Solicitation of Proxies
The cost of proxy solicitation for the ACELYRIN virtual special meeting will be borne by ACELYRIN. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of ACELYRIN, without additional remuneration, by personal interview, telephone, electronic communication or otherwise. ACELYRIN will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the ACELYRIN record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. ACELYRIN has retained Sodali & Co to assist in its solicitation of proxies and has agreed to pay them a fee of $30,000 and potentially additional fees under certain circumstances, plus reasonable expenses, for these services.
Quorum
The holders of a majority of the voting power of ACELYRIN’s outstanding shares of common stock entitled to vote as of the close of business on the ACELYRIN record date must be virtually present or represented by proxy to constitute a quorum to conduct the ACELYRIN virtual special meeting. All shares of ACELYRIN common stock represented virtually at the ACELYRIN virtual special meeting, including abstentions and broker non-votes (shares held by a broker or nominee that are represented at the meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal), will be counted for purposes of determining the presence or absence of a quorum to conduct the ACELYRIN virtual special meeting.
Vote Required
•
ACELYRIN Merger Proposal.   Approval of the ACELYRIN merger proposal requires the affirmative vote of a majority of the outstanding shares of ACELYRIN’s common stock entitled to vote at the ACELYRIN virtual special meeting.

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ACELYRIN Adjournment Proposal.   Approval of the ACELYRIN adjournment proposal requires the affirmative vote of a majority of the shares of ACELYRIN common stock present virtually at the or by proxy and voting affirmatively or negatively (whether or not a quorum is present).

Abstentions and Broker Non-Votes
If you are an ACELYRIN stockholder, failure to vote at the virtual special meeting or by proxy at the special meeting, abstentions, and broker non-votes (if any) will have the same effect as a vote against the ACELYRIN merger proposal. Assuming a quorum is present, a failure to vote at the virtual special meeting or vote by proxy at the ACELYRIN virtual special meeting, abstentions, and broker “non-votes” will have no effect on the outcome of the ACELYRIN adjournment proposal. Shares of ACELYRIN common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If you are an ACELYRIN stockholder of record and you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of ACELYRIN common stock represented by your proxy will be counted as present for purposes of determining the presence of a quorum for the ACELYRIN virtual special meeting and will be voted “FOR” that proposal.
Voting Power of ACELYRIN’s Directors and Executive Officers
On the ACELYRIN record date, 10% of the outstanding ACELYRIN common stock was held by ACELYRIN directors and executive officers and their respective affiliates. ACELYRIN currently expects that its directors and executive officers will vote their shares in favor of the ACELYRIN merger proposal and the ACELYRIN adjournment proposal and certain directors and executive officers have entered into the ACELYRIN Voting Agreement and agreed to, among other things, vote their shares in favor of the ACELYRIN merger proposal and the ACELYRIN adjournment proposal.

Attending the ACELYRIN Virtual Special Meeting
All holders of ACELYRIN common stock, including stockholders of record and stockholders who hold shares through banks, brokers or other nominees, are invited to virtually attend the ACELYRIN virtual special meeting. Stockholders of record can vote at the special meeting. In order to attend the ACELYRIN virtual special meeting, as well as vote and submit your questions during the live webcast of the meeting, you will need to visit www.virtualshareholdermeeting.com/SLRN2025SM and enter the 16-digit Control Number shown on your proxy card. Please be sure to follow instructions found on your proxy card and/or voting authorization form.
Voting of Proxies by Record Stockholders
A proxy card is enclosed for use by ACELYRIN stockholders of record. ACELYRIN requests that its record stockholders sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. You may also vote your shares by telephone or through the internet. Information and applicable deadlines for voting by telephone or through the internet are set forth on the enclosed proxy card. Shares of ACELYRIN common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If you are an ACELYRIN stockholder of record and you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of ACELYRIN common stock represented by your proxy will be counted as present for purposes of determining the presence of a quorum for the ACELYRIN virtual special meeting and will be voted “FOR” that proposal.
At the date hereof, ACELYRIN management has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in ACELYRIN’s accompanying Notice of Special Meeting of Stockholders. In accordance with ACELYRIN’s bylaws and Delaware law, business transacted at the ACELYRIN virtual special meeting will be limited to those matters set forth in such notice. Nonetheless, if any other matter is properly presented at the ACELYRIN virtual special meeting for consideration, it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on such matter.
Your vote is important. Whether or not you expect to attend the ACELYRIN virtual special meeting in person, we urge you to vote your shares as promptly as possible by (1) accessing the internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the ACELYRIN virtual special meeting.
Shares Held in Street Name
If you hold your shares of ACELYRIN common stock in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares if you wish them to be counted. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to ACELYRIN or by voting at the ACELYRIN virtual special meeting. Further, brokers who hold shares of ACELYRIN common stock on behalf of their customers may not vote those shares without specific instructions from their customers.
If you hold your ACELYRIN common stock in street name and you do not instruct your broker on how to vote any of your shares, your broker may not vote those shares. For a discussion of the consequences of such broker non-votes, see the section titled “The ACELYRIN Virtual Special Meeting — Abstentions and Broker Non-Votes.”
Revocability of Proxies and Changes to an ACELYRIN Stockholder’s Vote
If you are a holder of shares of ACELYRIN common stock as of the record date for the ACELYRIN virtual special meeting, you have the power to revoke your proxy at any time before your proxy is voted at the ACELYRIN virtual special meeting. You can revoke your proxy in one of four ways:

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you can send a signed notice of revocation that is received by ACELYRIN prior to your shares being voted, stating that you would like to revoke your proxy, to ACELYRIN’s corporate secretary at ACELYRIN’s corporate headquarters, 4149 Liberty Canyon Road, Agoura Hills, California 91301;

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you can grant a new, valid proxy bearing a later date (by internet, telephone or mail) that is received by ACELYRIN prior to your shares being voted;

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you can vote again by telephone or the internet at a later time; or

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if you are a holder of record, by voting at the ACELYRIN virtual special meeting, which will automatically cancel any proxy previously given, or you may revoke your proxy by attending the virtual special meeting, but your attendance alone will not revoke any proxy that you have previously given.

The latest dated completed proxy will be the one that counts. Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:
ACELYRIN, Inc.
4149 Liberty Canyon Road
Agoura Hills, California 91301
Attn: Corporate Secretary
If you are an ACELYRIN stockholder whose shares of common stock are held in “street name” by a bank, broker, or other nominee, you may revoke your proxy or voting instructions and vote your shares in person at the ACELYRIN virtual special meeting only in accordance with applicable rules and procedures as employed by your bank, broker, or other nominee. If your shares are held in “street name” in an account at a bank, broker, or other nominee, you must follow the directions you receive from your bank, broker, or other nominee in order to change or revoke your proxy or voting instructions and should contact your bank, broker, or other nominee to do so.
Adjournments
Although it is not currently expected, the ACELYRIN virtual special meeting may be adjourned for the purpose of soliciting additional proxies if ACELYRIN has not received sufficient proxies to constitute a quorum or sufficient votes for approval of the ACELYRIN merger proposal. Adjourning the ACELYRIN virtual special meeting requires the affirmative vote of the holders of ACELYRIN common stock representing a majority of the votes cast on such matter at the ACELYRIN virtual special meeting (whether or not a quorum is present), or in the case that no ACELYRIN stockholders are present at the ACELYRIN virtual special meeting, the chairperson of the ACELYRIN virtual special meeting may adjourn the ACELYRIN virtual special meeting. Pursuant to the ACELYRIN bylaws, notice need not be given of any such adjourned meeting if the time and place if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and may vote at such meeting are announced at the meeting at which adjournment is taken. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the ACELYRIN virtual special meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting. If the ACELYRIN virtual special meeting is adjourned, stockholders who have already sent in their proxies will be allowed to revoke them at any time prior to their use. The Merger Agreement provides that the ACELYRIN virtual special meeting will not be adjourned to a date that is more than 15 calendar days after the date for which the ACELYRIN virtual special meeting was originally scheduled.
Postponements
At any time prior to convening the ACELYRIN virtual special meeting, the ACELYRIN Board may postpone the ACELYRIN virtual special meeting for any reason without the approval of the ACELYRIN stockholders. The Merger Agreement provides that the ACELYRIN virtual special meeting will not be postponed to a date that is more than 15 calendar days after the date for which the ACELYRIN virtual special meeting was originally scheduled. Although it is not currently expected, the ACELYRIN Board may postpone the ACELYRIN virtual special meeting for the purpose of soliciting additional proxies if

ACELYRIN has not received sufficient proxies to constitute a quorum or sufficient votes for approval of the ACELYRIN merger proposal. If the ACELYRIN virtual special meeting is postponed, stockholders who have already sent in their proxies will be allowed to revoke them at any time prior to their use.
Stockholder List
A list of ACELYRIN stockholders entitled to vote at the ACELYRIN virtual special meeting will be available for inspection at ACELYRIN’s principal executive offices, located at 4149 Liberty Canyon Road, Agoura Hills, California 91301, for a period of 10 days ending on the date before the date of the ACELYRIN virtual special meeting date for any purpose germane to the ACELYRIN virtual special meeting, during ordinary business hours.
Tabulation of Votes
A representative of ACELYRIN’s mailing and tabulating agent, Broadridge Financial Solutions, will tabulate the votes and ACELYRIN’s corporate secretary will act as inspector of elections.
How You Can Reduce the Number of Copies of ACELYRIN’s Proxy Materials You Receive
ACELYRIN has adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, stockholders of record who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one copy of the proxy materials, unless one or more of these stockholders notifies ACELYRIN that they wish to continue receiving individual copies. This procedure reduces ACELYRIN’s printing costs and postage fees. Stockholders who wish to participate in householding will continue to receive separate proxy cards.
If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold stock in more than one account, and, in either case, you wish to receive only a single copy of the proxy materials for your household, please contact your broker.
If you participate in householding and wish to receive a separate copy of the proxy materials, or if you do not wish to continue to participate in householding and prefer to receive separate copies of the proxy materials in the future, please contact your broker or ACELYRIN. Direct your written request to ACELYRIN, Inc., 4149 Liberty Canyon Road, Agoura Hills, California 91301 by phone at (805) 730-0360.
Beneficial owners can request information about householding from their banks, brokers, or other holders of record.
Assistance
If you need assistance in completing your proxy card or have questions regarding the ACELYRIN virtual special meeting, please contact Sodali & Co, the proxy solicitor for ACELYRIN, by telephone toll-free at (800) 662-5200 or email SLRN@investor.sodali.com.

ACELYRIN PROPOSALS
ACELYRIN Proposal 1: The ACELYRIN Merger Proposal
ACELYRIN stockholders are asked to approve the adoption of the Merger Agreement. ACELYRIN stockholders should carefully read this joint proxy statement/prospectus in its entirety, including the documents incorporated by reference and the Merger Agreement, for more detailed information concerning the Merger Agreement and the ACELYRIN merger proposal. For a detailed discussion of the terms of the Merger Agreement and the Merger, see the information about the Merger and the Merger Agreement throughout this joint proxy statement/prospectus, including the information set forth in the section titled “The Merger Agreement.” A copy of the Merger Agreement is attached as Annexes A-1 and A-2 to this joint proxy statement/prospectus.
Approval of the ACELYRIN merger proposal is a condition to completion of the Merger. If the ACELYRIN merger proposal is not approved, the Merger will not occur. For a detailed discussion of the conditions of the Merger, see the section titled “The Merger Agreement — Conditions to Completion of the Merger.”
Approval of the ACELYRIN merger proposal requires the affirmative vote of a majority of the outstanding shares of ACELYRIN’s common stock entitled to vote at the ACELYRIN virtual special meeting. Failure to vote at the virtual special meeting or vote by proxy at the special meeting, abstentions, and broker non-votes (if any) will have the same effect as a vote against the ACELYRIN merger proposal. Shares of ACELYRIN common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If an ACELYRIN stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of ACELYRIN common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the ACELYRIN virtual special meeting and all of such shares will be voted as recommended by the ACELYRIN Board.
At a meeting of the ACELYRIN Board held on February 6, 2025, the ACELYRIN Board determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of ACELYRIN and its stockholders, and approved the Merger Agreement and the Merger, the execution of the Merger Agreement and the consummation of the transactions contemplated thereby and declared advisable and resolved to recommend that ACELYRIN’s stockholders adopt the Merger Agreement. At a meeting of the ACELYRIN Board held on April 20, 2025, the ACELYRIN Board determined that the amendment to the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of ACELYRIN and its stockholders, approved the amendment to the Merger Agreement, the execution of the amendment to the Merger Agreement and the consummation of the transactions contemplated thereby and declared advisable and resolved to recommend that ACELYRIN’s stockholders adopt the amendment to the Merger Agreement.
IF YOU ARE AN ACELYRIN STOCKHOLDER, THE ACELYRIN BOARD
RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO ADOPT
THE MERGER AGREEMENT.
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ACELYRIN Proposal 2: The ACELYRIN Adjournment Proposal
This proposal would permit the ACELYRIN Board to adjourn from time to time the ACELYRIN virtual special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the ACELYRIN merger proposal.
Pursuant to the ACELYRIN bylaws, notice need not be given of any such adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and may vote at such meeting are announced at the meeting at which adjournment is taken. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the ACELYRIN virtual special meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting. The Merger Agreement provides that the ACELYRIN virtual special meeting will not be adjourned to a date that is more than 15 calendar days after the date for which the ACELYRIN virtual special meeting was originally scheduled.
Approval of the ACELYRIN adjournment proposal requires the holders of ACELYRIN common stock representing a majority of the votes cast on such matter at the ACELYRIN virtual special meeting (whether or not a quorum exists). For the ACELYRIN adjournment proposal, abstentions and broker “non-votes” will have no effect on the outcome of the proposal. Shares of ACELYRIN common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If an ACELYRIN stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of ACELYRIN common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the ACELYRIN virtual special meeting and all of such shares will be voted as recommended by the ACELYRIN Board.
IF YOU ARE AN ACELYRIN STOCKHOLDER, THE ACELYRIN BOARD RECOMMENDS
THAT YOU VOTE “FOR” THE PROPOSAL TO PERMIT THE ACELYRIN BOARD TO
ADJOURN THE ACELYRIN VIRTUAL SPECIAL MEETING.
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THE MERGER AGREEMENT
The following section summarizes the material provisions of the Merger Agreement, which is included in this joint proxy statement/prospectus as Annexes A-1 and A-2 and is incorporated herein by reference in its entirety. The rights and obligations of Alumis and ACELYRIN are governed by the express terms and conditions of the Merger Agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. Alumis and ACELYRIN stockholders are urged to read the Merger Agreement carefully and in its entirety as well as this joint proxy statement/prospectus before making any decisions regarding the Merger, including the adoption by the ACELYRIN stockholders of the Merger Agreement or the approval by the Alumis stockholders of the issuance of shares of Alumis common stock in connection with the Merger. This summary is qualified in its entirety by reference to the Merger Agreement.
The Merger Agreement is described in this joint proxy statement/prospectus to provide you with information regarding its terms. The Merger Agreement is not intended to provide any other factual information about Alumis or ACELYRIN, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Merger or the other transactions contemplated therein. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto which were made only for purposes of such agreement and as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by confidential disclosure letters delivered by and to each of Alumis and ACELYRIN in connection with the Merger Agreement. The representations and warranties may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to stockholders or investors. Information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Alumis’ or ACELYRIN’s public disclosures.
Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See the section titled “Where You Can Find More Information.”
Terms of the Merger; Merger Consideration
Pursuant to the Merger Agreement, and in accordance with Delaware law, at the Effective Time, Merger Sub will be merged with and into ACELYRIN, with ACELYRIN continuing as a direct wholly owned subsidiary of Alumis.
At the Effective Time, each share of ACELYRIN common stock issued and outstanding (other than shares held by (i) ACELYRIN, including in treasury, (ii) ACELYRIN’s subsidiaries, (iii) Alumis or (iv) Alumis’ subsidiaries, if any), will be converted into the right to receive 0.4814 shares of Alumis common stock, without interest (the number of shares of Alumis common stock in exchange for each share of ACELYRIN common stock, the “Exchange Ratio” and the consideration to be received in respect of such share of ACELYRIN common stock, the “Merger Consideration”). In the event of any reclassification, stock split, reverse stock split, stock dividend, stock distribution, recapitalization, subdivision or other similar transaction with respect to the shares of ACELYRIN common stock or shares of Alumis common stock prior to the Effective Time, the Merger Consideration will be equitably adjusted to eliminate the effects of such event on the Merger Consideration as contemplated by the Merger Agreement.
Alumis will not issue fractional shares of Alumis common stock pursuant to the Merger Agreement. Instead, each ACELYRIN stockholder who otherwise would have been entitled to receive a fraction of a share of Alumis common stock will receive cash in lieu thereof, as provided in the Merger Agreement.
Procedures for Exchanging ACELYRIN Common Stock in the Merger
Prior to the Effective Time, the parties will designate Equiniti Trust Company, LLC, or if Equiniti Trust Company, LLC is unwilling or unable to serve, then such other mutually agreeable bank or trust company to act as the exchange agent in connection with the Merger (the “Exchange Agent”). At the Closing,

Alumis will issue and cause to be deposited with the Exchange Agent (i) non-certificated shares of Alumis common stock issuable pursuant to the Merger Agreement in book-entry form as the Merger Consideration and (ii) cash in immediately available funds in an amount sufficient to pay in lieu of fractional shares payable pursuant to the Merger Agreement, in each case, for the sole benefit of the holders of shares of ACELYRIN common stock.
Upon surrender of stock certificates, if such shares of ACELYRIN common stock are represented by a stock certificate, accompanied by an executed letter of transmittal and other documents described in the instructions or, in the case of uncertificated shares, an “agent’s message” in customary form, of ACELYRIN common stock for cancellation, an ACELYRIN stockholder will receive the following: (i) shares of Alumis common stock to which such ACELYRIN stockholder is entitled and (ii) cash in lieu of fractional shares of Alumis common stock, if any. ACELYRIN stockholders will not receive any fractional shares of Alumis common stock pursuant to the Merger. After the Effective Time, ACELYRIN will not register any transfers of the shares of ACELYRIN common stock. Shares of Alumis common stock issued in connection with the Merger will be issued in uncertificated, book-entry form.
After the Effective Time, shares of ACELYRIN common stock will no longer be issued and outstanding, will be canceled and will cease to exist, and (A) each certificate, if any, that previously represented ACELYRIN common stock and (B) each book-entry account formerly representing any uncertificated shares of ACELYRIN common stock will represent only the right to receive the Merger Consideration as described above. With respect to such shares of Alumis common stock deliverable upon the surrender of ACELYRIN share certificates, until holders of such ACELYRIN share certificates have surrendered such stock certificates to the exchange agent for exchange, those holders will not receive dividends or distributions with respect to such shares of Alumis common stock with a record date after the Effective Time.
Alumis stockholders need not take any action with respect to their stock certificates.
Completion of the Merger
The closing of the Merger will take place (a) via electronic exchange of deliverables on the third business day after the last of the conditions to the closing of the Merger have been satisfied or waived (other than conditions that by their nature cannot be satisfied until the closing of the Merger, which will be required to be so satisfied or waived in accordance with the Merger Agreement upon the closing date of the Merger) or (b) at such other time, date or place as Alumis and ACELYRIN may otherwise agree in writing. The Merger will become effective upon the filing of the certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the laws of Delaware as provided in the DGCL, or at such other time as may be agreed upon by the parties in writing and set forth in the certificate of merger in accordance with the DGCL.
Representations and Warranties
The Merger Agreement contains representations and warranties made by each of Alumis, Merger Sub and ACELYRIN related to, among other things:
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due organization, good standing and the requisite corporate power and authority to carry on their respective businesses;

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subsidiaries and equity interests;

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capital structure and related matters;

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corporate power and authority to enter into the Merger Agreement and due execution, delivery and enforceability of the Merger Agreement;

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absence of conflicts with organizational documents, breaches of contracts and agreements, liens upon assets and violations of applicable law resulting from the execution and delivery of the Merger Agreement and consummation of the transactions contemplated by the Merger Agreement;

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absence of required governmental or other third-party consents in connection with execution and delivery of the Merger Agreement and consummation of the transactions contemplated by the Merger Agreement other than as specified in the Merger Agreement;

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SEC filings, financial statement compliance and absence of undisclosed liabilities (other than certain specified exceptions);

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internal controls and procedures;

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absence of certain changes or events and conduct of business in the ordinary course since September 30, 2024;

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litigation;

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compliance with laws;

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material contracts;

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employee benefits matters and ERISA compliance;

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employee and labor matters;

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in the case of ACELYRIN, environmental matters and compliance with environmental laws;

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tax matters;

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intellectual property;

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data privacy and information security matters;

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regulatory matters, and in the case of ACELYRIN, possession of necessary permits;

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anti-corruption and anti-bribery matters.

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insurance and title to properties;

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in the case of Alumis and Merger Sub, valid issuance of shares of Alumis common stock when issued in accordance with the Merger Agreement;

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in the case of Alumis and Merger Sub, ownership and operations of Merger Sub;

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accuracy and completeness of information supplied for the inclusion or incorporation by reference in this joint proxy statement/prospectus and, in the case of Alumis, the registration statement on Form S-4;

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absence of brokers and other advisors besides Morgan Stanley, in the case of Alumis, and Guggenheim Securities, in the case of ACELYRIN; and

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opinions of financial advisors.

Many of the representations and warranties in the Merger Agreement are qualified by a “knowledge,” “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect). For purposes of the Merger Agreement, a “material adverse effect” means, with respect to a party, any fact, circumstance, effect, change, event or development that, individually or in the aggregate, materially adversely affects or would reasonably be expected to materially adversely affect the business, financial condition or results of operations of a party and its subsidiaries, taken as a whole.
None of the following facts, circumstances, effects, changes, events or developments will be deemed in and of themselves, either alone or in combination with any other effects existing at such time to constitute (or will be taken into account in determining whether there is) a “material adverse” effect:
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changes or conditions generally affecting the industries in which such party and any of its subsidiaries operate, except to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate adverse effect on such party and its subsidiaries, taken as a whole, relative to others in such industries in respect of the business conducted in such industries;

•
general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate adverse effect on such party and its subsidiaries, taken as a whole, relative to others in the industries in which such party or any of its subsidiaries operate in respect of the business conducted in such industries;

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any failure, in and of itself, by such party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a material adverse effect);

•
the public announcement or pendency of the transactions contemplated in the Merger Agreement, including the impact thereof on the relationships, contractual or otherwise, of such party and its subsidiaries with employees, labor unions, suppliers or partners;

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any change, in and of itself, in the market price or trading volume of such party’s securities or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a material adverse effect);

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any change in applicable law, regulation or U.S. GAAP (or authoritative interpretation thereof), except to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate adverse effect on such party and its subsidiaries, taken as a whole, relative to others in the industries in which such party and its subsidiaries operate in respect of the business conducted in such industries;

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geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the Merger Agreement, except to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate adverse effect on such party and its subsidiaries, taken as a whole, relative to others in the industries in which such party and any of its subsidiaries operate in respect of the business conducted in such industries;

•
any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent such effect has a materially disproportionate adverse effect on such party and its subsidiaries, taken as a whole, relative to others in the industries in which such party and any of its subsidiaries operate in respect of the business conducted in such industries;

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any epidemic, pandemic or disease outbreak (including COVID-19) and any action by a governmental entity in response thereto, except to the extent that such fact, circumstance, effect, change, event or development has a materially disproportionate adverse effect on such party and its subsidiaries, taken as a whole, relative to others in the industries in which such party and any of its subsidiaries operate in respect of the business conducted in such industries;

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any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to the Merger Agreement or the transactions contemplated thereby;

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any adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations with respect to such party’s product candidates;

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any regulatory, manufacturing or clinical effect or other action resulting from any non-clinical (including internal and external research and discovery) or clinical studies (including compassionate use studies) sponsored by such party or any competitor of such party, results of meetings with the FDA or other governmental body (including any communications from any governmental body in connection with such meetings), or any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations with respect to such party’s or any competitor’s product candidates; or

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any taking of any action required pursuant to the Merger Agreement or not required by the Merger Agreement, but in each case taken at the written request or with the prior written consent of the other party or parties thereto or any action expressly required to be taken under the Merger Agreement.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger, but they form the basis of specified conditions to the parties’ obligations to complete the Merger.

Conduct of Business
Each of Alumis and ACELYRIN has agreed to certain covenants in the Merger Agreement restricting the conduct of its business between the date of the Merger Agreement and the Effective Time. In general, each of Alumis and ACELYRIN has agreed to conduct its business in the ordinary course consistent with past practice in all material respects and use commercially reasonable efforts to preserve intact its business organization and material business relationships.
In addition, ACELYRIN has agreed to specific restrictions relating to the conduct of its business between the date of the Merger Agreement and the Effective Time, including not to do any of the following (subject, in each case, to exceptions specified below and in the Merger Agreement or previously disclosed in writing to Alumis as provided in the Merger Agreement) without Alumis’ prior written consent, which, subject to specified exceptions, may not be unreasonably withheld, conditioned or delayed:
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amend its organizational documents (including by merger, consolidation or otherwise), or amend in any material respect the charter or organizational documents of any of its subsidiaries (including by merger, consolidation or otherwise);

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(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or any combination thereof), in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned subsidiary to its parent; (ii) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its capital stock, other equity interests or voting securities, or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, ACELYRIN or any of its subsidiaries or any securities of ACELYRIN or any of its subsidiaries convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, ACELYRIN or any of its subsidiaries, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (1) withholding of shares of ACELYRIN common stock to satisfy the exercise price or tax obligations with respect to awards granted under the existing ACELYRIN stock plans, (2) the acquisition by ACELYRIN of awards granted pursuant to the existing ACELYRIN stock plans in connection with the forfeiture of such awards and (3) the acquisition by ACELYRIN of shares of ACELYRIN common stock outstanding as of the date of the Merger Agreement pursuant to ACELYRIN’s right (under written commitments in effect as of the date of the Merger Agreement) to acquire shares of ACELYRIN common stock held by any officer or other employee, or individual who is an independent contractor, consultant or director, of or to any of ACELYRIN or any of its subsidiaries upon termination of such person’s employment or engagement by ACELYRIN or any of its subsidiaries;

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issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien, other than liens permitted under the Merger Agreement (except for transactions among ACELYRIN and its wholly owned subsidiaries) (A) any shares of capital stock of ACELYRIN or any of its subsidiaries, (B) any other equity interests or voting securities of ACELYRIN or any of its subsidiaries, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, ACELYRIN or any of its subsidiaries or (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, ACELYRIN or its subsidiaries, except, in each case of (A) through (C), for issuing shares of ACELYRIN common stock upon the exercise of ACELYRIN options, or the settlement or vesting of ACELYRIN RSUs, ACELYRIN performance RSUs or other equity awards outstanding under ACELYRIN’s existing stock plans in accordance with their respective terms as of the date of the Merger Agreement;

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except as required by the terms of any ACELYRIN benefit plan previously disclosed in writing to Alumis as in effect on the date of the Merger Agreement: (A) increase the salaries, bonus opportunities, incentive compensation or other compensation or benefits payable to any current or former employee, consultant or independent contractor of ACELYRIN or any of its subsidiaries, (B) grant, award, announce or pay any bonus, retention, severance, change in control or other similar bonus or similar compensation to any current or former employee, consultant or independent contractor of

ACELYRIN or any of its subsidiaries, (C) establish, amend, terminate or increase the benefits or costs provided under any ACELYRIN benefit plan, (D) accelerate the vesting or payment of, or take any action to fund, any benefit or payment provided to any current or former employee, consultant or independent contractor of ACELYRIN or any of its subsidiaries, (E) hire, engage, promote or terminate (without cause) any employee, consultant or independent contractor of ACELYRIN or any of its subsidiaries, or (F) allow for the commencement of any new offering periods under the ACELYRIN ESPP;
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make any material change in financial accounting methods, principles or practices, except as required by a change in U.S. GAAP (after the date of the Merger Agreement);

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directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any person (other than any transaction solely between ACELYRIN and one of its wholly owned subsidiaries or between wholly owned subsidiaries of ACELYRIN);

•
sell, lease (as lessor), license, covenant not to assert, mortgage and leaseback or otherwise encumber or subject to any lien (other than any lien permitted under the Merger Agreement), or otherwise dispose of any properties, rights or assets (including any intellectual property of ACELYRIN) that are material to ACELYRIN and its subsidiaries, taken as a whole (other than sales and non-exclusive licenses of products or services in the ordinary course of business consistent with past practice), except (A) pursuant to contracts in effect on the date of the Merger Agreement and made available to Alumis prior to the date of the Merger Agreement (or entered into after the date of the Merger Agreement without violating the terms of the Merger Agreement), (B) any of the foregoing with respect to inventory in the ordinary course of business consistent with past practice, (C) any of the foregoing with respect to obsolete or worthless equipment in the ordinary course of business consistent with past practice, (D) for any transactions among ACELYRIN and its wholly owned subsidiaries in the ordinary course of business consistent with past practice or (E) with respect to the intellectual property of ACELYRIN, (1) abandonment in the ordinary course of prosecution at any intellectual property office or registrar, other than with respect to any issued or granted ACELYRIN registered intellectual property or (2) the grant of non-exclusive licenses in the ordinary course of business;

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incur any indebtedness;

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make or incur any capital investment or capital expenditure in excess of $100,000 individually or $500,000 in the aggregate;

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waive, release, assign, settle or compromise any claim, complaint, action or proceeding;

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enter into, modify, amend, extend, renew, replace or terminate any collective bargaining agreement or other contract with any labor union;

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subject to a lien (other than liens permitted under the Merger Agreement), assign, transfer, convey title (in whole or in part), license, covenant not to assert, grant any right or other licenses to, or otherwise dispose of, material trademarks, trademark rights, trade names or service marks, or enter into licenses or agreements that impose material restrictions upon ACELYRIN or any of its subsidiaries with respect to material trademarks, trademark rights, trade names or service marks owned by any third party, in each case other than non-exclusive licenses in the ordinary course of business consistent with past practice;

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(1) amend in any material respect, modify in any material respect or terminate or waive, release or assign any material right under any material contract or (2) enter into, amend in any material respect, modify in any material respect or terminate or waive, release or assign any material right under any contract that would be a material contract if it had been entered into prior to the date of the Merger Agreement;

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make, change or revoke any material tax election, change any method of tax accounting or annual tax accounting period, settle any claim, action or proceeding relating to any material taxes, waive any statute of limitations for any material tax claim or assessment (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business), obtain or request any material tax ruling or closing agreement or enter into any material tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements (A) exclusively between or among ACELYRIN and its subsidiaries or (B) with third parties made in the ordinary course of business, the principal purpose of which is not tax);
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enter any new line of business outside of ACELYRIN and its subsidiaries’ existing business;

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commence any clinical trial or any new stage of a clinical trial that is ongoing as of the date of the Merger Agreement;

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restructure, reorganize, dissolve or liquidate ACELYRIN or any of its subsidiaries; or

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authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

In addition, Alumis has agreed to specific restrictions relating to the conduct of its business between the date of the Merger Agreement and the Effective Time, including not to do any of the following (subject, in each case, to exceptions specified below and in the Merger Agreement or previously disclosed in writing to ACELYRIN as provided in the Merger Agreement) without ACELYRIN’s prior written consent, which, subject to specified exceptions, may not be unreasonably withheld, conditioned or delayed:
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amend its organizational documents (including by merger, consolidation or otherwise), or amend in any material respect the charter or organizational documents of any its subsidiaries (including by merger, consolidation or otherwise);

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(A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned subsidiary of Alumis to its parent, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Alumis or any of its subsidiaries or any securities of Alumis or any of its subsidiaries convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Alumis or any of its subsidiaries, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (1) the withholding of shares of Alumis common stock to satisfy the exercise price or tax obligations with respect to awards granted pursuant to Alumis’ stock plans, (2) the acquisition by Alumis of awards granted pursuant to Alumis’ stock plans in connection with the forfeiture of such awards and (3) the acquisition by Alumis of shares of its common stock outstanding as of the date of the Merger Agreement pursuant to its right (under written commitments in effect as of the date of the Merger Agreement) to acquire such shares of Alumis common stock held by any officer or other employee, or individual who is an independent contractor, consultant or director, of or to any of Alumis or any of its subsidiaries upon termination of such person’s employment or engagement by Alumis or any of its subsidiaries;

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issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien, other than permitted liens (except for transactions among Alumis and wholly owned subsidiaries of Alumis) and excluding shares issuable as Merger Consideration: (A) any shares of capital stock of Alumis or its subsidiaries, (B) any other equity interests or voting securities of Alumis or its subsidiaries, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Alumis or its subsidiaries, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Alumis or its subsidiaries except for compensatory grants in the ordinary course of business of Alumis consistent with past practice, and (y) in each case of (A) – (C), excluding shares of Alumis common stock issuable upon the exercise of options or other equity awards outstanding under Alumis’ equity incentive or stock purchase plans in accordance with their respective terms as of the date of the Merger Agreement;

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make any material change in financial accounting methods, principles or practices, except as required by a change in U.S. GAAP (after the date of the Merger Agreement);

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directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any person (other than any transaction solely between Alumis and one of its wholly owned subsidiaries or between wholly owned subsidiaries of Alumis);

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sell, lease (as lessor), license, covenant not to assert, mortgage and leaseback or otherwise encumber or subject to any lien (other than any lien permitted under the Merger Agreement), or otherwise dispose of any properties, rights or assets(including any intellectual property) that are material to Alumis and its subsidiaries taken as a whole (other than sales and non-exclusive licenses of products or services in the ordinary course of business consistent with past practice), except (A) pursuant to contracts in effect on the date of the Merger Agreement and made available to ACELYRIN (or entered into after the date of the Merger Agreement without violating the terms of the Merger Agreement), (B) any of the foregoing with respect to inventory in the ordinary course of business consistent with past practice, (C) any of the foregoing with respect to obsolete or worthless equipment in the ordinary course of business consistent with past practice, (D) for any transactions among Alumis and its wholly owned subsidiaries in the ordinary course of business consistent with past practice or (F) with respect to intellectual property of Alumis, (1) abandonment in the ordinary course of prosecution at any intellectual property office or registrar, other than with respect to any issued or granted Alumis registered intellectual property or (2) the grant of non-exclusive licenses in the ordinary course of business;

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incur any indebtedness;

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waive, release, assign, settle or compromise any claim, complaint, action or proceeding;

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enter into, modify, amend, extend, renew, replace or terminate any collective bargaining agreement or other contract with any labor union;

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subject to a lien (other than liens permitted under the Merger Agreement), assign, transfer, convey title (in whole or in part), license, covenant not to assert, grant any right or other licenses to, or otherwise dispose of, material trademarks, trademark rights, trade names or service marks or other material intellectual property of Alumis, or enter into licenses or agreements that impose material restrictions upon Alumis or any of its subsidiaries with respect to material trademarks, trademark rights, trade names or service marks or other material intellectual property rights owned by any third party, in each case other than non-exclusive licenses in the ordinary course of business consistent with past practice;

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make, change or revoke any material tax election, change any method of tax accounting or annual tax accounting period, settle any claim, action or proceeding relating to any material taxes, waive any statute of limitations for any material tax claim or assessment (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business), obtain or request any material tax ruling or closing agreement or enter into any material tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements (A) exclusively between or among Alumis and its subsidiaries or (B) with third parties made in the ordinary course of business, the principal purpose of which is not tax);

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enter into any new line of business outside of its and its subsidiaries existing business;

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commence any clinical trial or any new stage of a clinical trial that is ongoing as of the date of the Merger Agreement;

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restructure, reorganize, dissolve, or liquidate Alumis or any of its subsidiaries; or

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authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

See the section titled “Risk Factors” for a discussion of the risks associated with the exceptions from the above-described covenants.
No Solicitation of Alternative Proposals
Each of ACELYRIN and Alumis has agreed that, from the time of the execution of the Merger Agreement until the earlier of the termination of the Merger Agreement or the consummation of the Merger, it and its subsidiaries will not, and it will cause its and its subsidiaries’ directors and officers not to, and will not direct their respective employees, investment bankers, attorneys, accountants and other advisors, agents or representatives to, directly or indirectly: (i) solicit, initiate, knowingly induce, knowingly encourage or knowingly facilitate (including by way of granting a waiver under Section 203 of the DGCL)

any inquiries or the making of any proposal or offer that constitutes an acquisition proposal or that would reasonably be expected to lead to an acquisition proposal with respect to such party, (ii) participate in any negotiations or discussions or cooperate in any way (except as otherwise permitted under the terms of the Merger Agreement) with any person regarding any proposal or offer the consummation of which would constitute an acquisition proposal, (iii) provide any information or data concerning itself or any of its subsidiaries to any person in connection with any proposal that, if consummated, would constitute an acquisition proposal or for the purpose of soliciting, initiating, inducing, encouraging or facilitating an acquisition proposal; (iv) enter into any binding or nonbinding letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement with respect an acquisition proposal or any proposal or offer that could reasonably be expected to lead to an acquisition proposal; (v) adopt, approve, recommend, make any public statement approving or recommending any inquiry, proposal or offer that constitutes an acquisition proposal or that could reasonably be expected to lead to an acquisition proposal (including by approving any transaction, or approving any person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL) or take any action or exempt any person (other than Alumis and its subsidiaries or ACELYRIN and its subsidiaries, respectively) from the restriction on “business combinations” or any similar provision contained in applicable takeover laws or such party’s organizational or other governing documents; or (vi) resolve, publicly propose or agree to do any of the foregoing.
The Merger Agreement also requires both Alumis and ACELYRIN to, and to cause its each of its respective subsidiaries and representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussions and negotiations with any person conducted prior to the execution of the Merger Agreement with respect to any acquisition proposal or proposal that could reasonably be expected to lead to an acquisition proposal. As soon as reasonably practicable after the date of the Merger Agreement, ACELYRIN or Alumis, as applicable, will deliver a written notice to each person that entered into a confidentiality agreement in anticipation of potentially making an acquisition proposal within the last 30 days, to the effect that ACELYRIN or Alumis, as applicable, is ending all discussions and negotiations with such person with respect to any acquisition proposal, effective on the date of the Merger Agreement and requesting the prompt return or destruction of all confidential information previously furnished to such person. Each party will additionally take all actions necessary to enforce its rights under the provisions of any “standstill” agreement between such party and any person (other than Alumis and ACELYRIN, as applicable), and, subject to the terms of the Merger Agreement.
An “acquisition proposal” with respect to ACELYRIN means any proposal (other than an offer or proposal made by Alumis or any of its subsidiaries) for (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which a person or “group” (as defined in the Exchange Act) of persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than 15% of the outstanding shares of any class of securities of ACELYRIN; (ii) issuance or acquisition of securities representing more than 15% of the outstanding shares of any class of securities of ACELYRIN; (iii) any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any assets of ACELYRIN and of its subsidiaries that constitute or account for (A) more than 15% of the consolidated net revenues, consolidated net income or consolidated book value of ACELYRIN or (B) more than 15% of the fair market value of the assets of ACELYRIN; or (iv) any liquidation or dissolution of ACELYRIN.
An “acquisition proposal” with respect to Alumis means any proposal (other than an offer or proposal made by ACELYRIN or any of its subsidiaries) for (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which a person or “group”(as defined in the Exchange Act) of persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than 15% of the outstanding shares of any class of securities of Alumis; (ii) issuance or acquisition of securities representing more than 15% of the outstanding shares of any class of securities of Alumis; (iii) except as permitted pursuant to the terms of the Merger Agreement, any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any assets of Alumis and its subsidiaries that constitute or account for (A) more than 15% of the consolidated net revenues, consolidated net income or consolidated book value of Alumis; or (B) more than 15% of the fair market value of the consolidated assets of Alumis; or (iv) any liquidation or dissolution of Alumis.
Notwithstanding the restrictions described above, if, prior to obtaining the approval of its stockholders, ACELYRIN or Alumis receives an unsolicited, bona fide written acquisition proposal that was made after the date of the Merger Agreement and did not result from a breach, in any material respect, of the Merger Agreement from a third party and so long as ACELYRIN or Alumis, respectively, has provided prior written notice to the other party of the identity of such person and its intent to engage with such person, then such party may: (i) contact the third party making such acquisition proposal to clarify the terms and conditions thereof and information them of the terms of the Merger Agreement applicable to such acquisition proposal, (ii) provide access to non-public information regarding such party and its subsidiaries to such third party; provided that such information has previously been available to Alumis or ACELYRIN, respectively, or is provided to Alumis or ACELYRIN, respectively, substantially concurrently with the making of such information available to such third party and that, prior to furnishing any such non-public information, such party receives from such third party an executed confidentiality agreement with terms at least as restrictive in all material respects on such third party as the terms of the confidentiality agreement between ACELYRIN and Alumis (it being understood that such confidentiality agreement need not prohibit the making or amending of the acquisition proposal) and (iii) participate or engage in any negotiations or discussions with such third party if, and only if, prior to taking any action described in clause (ii) or (iii) above, the ACELYRIN Board or the Alumis Board, respectively, determines in good faith after consultation with outside legal counsel that (A) based on the information then available and after consultation with a financial advisor of nationally recognized reputation that such acquisition proposal constitutes, or would reasonably be expected to result in, a superior proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law.
A “superior proposal” means any bona fide, binding, written acquisition proposal on terms which the ACELYRIN Board or the Alumis Board, as the case may be, determines in its good faith judgment (after consultation with outside legal counsel and an independent financial advisor) would reasonably be expected to be consummated in accordance with its terms (taking into account all legal, financial and regulatory aspects of the proposal and the party making the proposal) and, if consummated, would result in a transaction more favorable to the ACELYRIN stockholders or Alumis stockholders, as the case may be, from a financial point of view than the Merger (including any changes to the terms of the Merger Agreement made in response to such offer in accordance with the Merger Agreement) and the time likely required to consummate the applicable acquisition proposal; provided that for purposes of the definition of “superior proposal,” the references to “15%” in the definition of “acquisition proposal” will be deemed to references to “80%.”
The Merger Agreement requires each party to notify the other (orally and in writing) promptly (and, in any event, within 24 hours) of, among other things, the receipt of any written or other inquiries, proposals or offers that is or could reasonably be expected to lead to an acquisition proposal, any non-public information requested in connection with such an acquisition proposal or any discussions or negotiation with respect to or that could reasonably be expected to lead to an acquisition proposal (indicating, in such notice, the identity of the potential counterparty and the material terms and conditions of any such proposal or offer, including proposed agreements and other material written communications). In addition, the Merger Agreement requires each party to continue to inform the other of the status of any such proposals or offers and the status of any such discussions or negotiations. The parties further agree that it and its subsidiaries will not enter into any confidentiality agreement with any person subsequent to the date of the Merger Agreement which prohibits either from providing any information to the other party in accordance with the terms of the Merger Agreement or otherwise prohibits such party from complying with its obligations under the Merger Agreement. The parties further agree that they will not provide information to any person pursuant to any confidentiality agreement entered into prior to the date of the Merger Agreement unless such person agrees prior to receipt of such information to waive any provision that would prohibit such party from providing any information to the other party in accordance with the terms of the Merger Agreement or otherwise prohibits such party from complying with its obligations under the terms of the Merger Agreement.

Changes in Board Recommendations
Each of Alumis and ACELYRIN has agreed that its board of directors and each committee of its board of directors will not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in any manner adverse to the other party, the recommendation by such board with respect to the transactions contemplated by the Merger Agreement, as applicable, or approve, recommend or otherwise declare advisable (or publicly propose or resolve to approve, recommend or otherwise declare advisable) any applicable acquisition proposal or make or authorize the making of any public statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification or remove the recommendation by such board from or fail to include the recommendation of the board in this joint proxy statement/prospectus (each such event is referred to as a “change in recommendation”), or (ii) cause Alumis or ACELYRIN, as the case may be, or any of its respective subsidiaries, to enter into any alternative acquisition agreement.
Notwithstanding the foregoing, each of the Alumis Board and the ACELYRIN Board may change its recommendation to its respective stockholders (subject to the other party’s rights to match competing proposals and right to terminate the Merger Agreement following such change in recommendation, as more fully described in the Merger Agreement) in response to a superior proposal or an intervening event if, subject to compliance with other provisions by the applicable company and its representatives, the Alumis Board or the ACELYRIN Board, as applicable, determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that the failure to change its recommendation to its stockholders would be inconsistent with the applicable directors’ fiduciary duties under applicable law.
An “alternative acquisition agreement” with respect to ACELYRIN or Alumis means any letter of intent, term sheet, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement relating to or that could reasonably be expected to lead to any acquisition proposal or requiring such party (or that would reasonably be expected to require such party) to abandon, terminate, or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement or that would otherwise materially impede, interfere with or be inconsistent with, the transactions contemplated thereby.
An “intervening event” with respect to ACELYRIN or Alumis means any event, occurrence, fact, condition, change, development or effect that has a material effect on either party and its subsidiaries taken as a whole, occurring or arising after the date of the Merger Agreement that (i) was not known to, or reasonably foreseeable by the ACELYRIN Board, with respect to ACELYRIN, or by the Alumis Board, with respect to Alumis, prior to the execution of the Merger Agreement, which event, occurrence, fact, condition, change, development or effect becomes known to, or reasonably foreseeable by, such party’s board prior to the receipt of such party’s stockholder approval and (ii) does not relate to (A) an acquisition proposal or (B)(1) any changes in the market price or trading volume of Alumis or ACELYRIN (it being understood that the cause of such change may be taken into consideration unless otherwise excluded pursuant thereto), (2) Alumis or ACELYRIN meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case in and of itself (it being understood that the cause of such change may be taken into consideration unless otherwise excluded pursuant hereto), (3) any events or developments relating to such party and its affiliates, (4) any event or development generally affecting the industries in which either party operates or in the economy generally or other general business, financial or market conditions, (5) any change in any applicable law and (iii) any event or development to the extent directly resulting from the announcement or pendency of, or any actions required to be taken by either party (or refrained to be taken by either party) pursuant to the Merger Agreement or the consummation of the transactions contemplated thereby.
Efforts to Obtain Required Stockholder Votes
Each of ACELYRIN and Alumis has agreed, subject to the qualifications described above, to use its reasonable best efforts to convene a meeting of its stockholders to consider and vote upon the adoption of the Merger Agreement after the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part is declared effective. Each of the ACELYRIN Board and Alumis Board has approved the Merger Agreement and determined the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of each of ACELYRIN and Alumis, respectively, and their respective stockholders, and has adopted resolutions directing that the Merger Agreement be submitted to their respective stockholders for their consideration. Notwithstanding the foregoing, (x) if on or before the date (1) the ACELYRIN stockholders meeting is scheduled to be held, ACELYRIN reasonably believes that (A) it will not receive proxies representing a sufficient number of shares of ACELYRIN common stock to adopt ACELYRIN merger proposal or (B) it will not have enough shares of ACELYRIN common stock to constitute a quorum, ACELYRIN has the right to (and, if requested by Alumis, must) on one or more occasions postpone or adjourn the ACELYRIN stockholders meeting and (2) the Alumis stockholders meeting is scheduled to be held, Alumis reasonably believes that (A) it will not receive proxies representing a sufficient number of shares of Alumis common stock to adopt the Alumis stock issuance proposal or (B) it will not have enough shares of Alumis common stock to constitute a quorum, Alumis has the right to (and if requested by ACELYRIN, must) on one or more occasions postpone or adjourn the Alumis stockholders meeting, and (y) either party may postpone or adjourn such party’s stockholders meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that such party has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by such party’s stockholders prior to the such party’s special meeting, as long as such party’s special meeting is not adjourned or postponed for more than an aggregate of 15 calendar days in connection with any such postponements or adjournments pursuant to either or both of the preceding clauses (x) and (y).
Notwithstanding any ACELYRIN change in recommendation, ACELYRIN will submit the Merger Agreement to its stockholders for adoption at the ACELYRIN stockholders meeting unless the Merger Agreement is terminated in accordance with its terms prior to such meeting. Without the prior written consent of Alumis, the adoption of the Merger Agreement will be the only matter (other than matters of procedure and matters required by law to be voted on by ACELYRIN’s stockholders in connection with the adoption of the Merger Agreement and the transactions contemplated thereby) that ACELYRIN will propose to be acted on by its stockholders at the ACELYRIN stockholders meeting.
Notwithstanding any Alumis change in recommendation, Alumis will seek the Alumis stockholder approval for the Alumis stock issuance at the Alumis stockholders meeting unless the Merger Agreement is terminated in accordance with its terms prior to such meeting. Without the prior written consent of ACELYRIN, the Alumis stock issuance will be the only matter (other than matters of procedure and matters required by law to be voted on by ACELYRIN’s stockholders in connection with the approval of the issuance of shares of Alumis common stock) that Alumis will propose to be acted on by its stockholders at the Alumis stockholders meeting.
Efforts to Complete the Merger
Alumis and ACELYRIN have agreed to use their respective commercially reasonable efforts to (i) take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated thereby; (ii) make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated thereby (iii) obtain each consent (if any) required to be obtained (pursuant to any applicable law or contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated hereby, including promptly seeking all such actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals required under any antitrust law.
Each party will use its commercially reasonable efforts (i) to cooperate with the other and to file or otherwise submit, as soon as practicable, all applications, notices, reports, filings and other documents required to be filed by such party with or otherwise submitted by such party to any governmental entity with respect to the transactions contemplated thereby under applicable law, (ii) to respond promptly to requests for information or documentary material requested by any governmental entity, (iii) to keep the other party promptly informed of any communication from or to any governmental entity and (iv) to consummate and make effective in the most expeditious manner practicable the transactions contemplated by the Merger Agreement. Alumis will control and lead all communications and strategy relating to any filing, submission, investigation or litigation in connection with any applicable antitrust laws or legal proceeding, considering in good faith the views of ACELYRIN.

Access
Between the date of the Merger Agreement and the Effective Time, upon reasonable notice, and except as may otherwise be required by applicable law, each of the Alumis and ACELYRIN will and will cause each of its subsidiaries to, afford the other party’s representatives reasonable access (at the requesting party’s cost) under the supervision of appropriate personnel of the other party, during normal business hours, to the other party’s, and each of its subsidiaries’ employees, properties, assets, books, records and contracts and, during such period, each of ACELYRIN and Alumis will and will cause each of its subsidiaries to, furnish promptly to the other all information concerning its or any of its subsidiaries’ capital stock, business and personnel as may reasonably be requested by the other; provided, that the foregoing will require neither the Alumis nor ACELYRIN to permit any invasive sampling or testing or to disclose any information to the extent that (i) in the reasonable good faith judgment of such party, any applicable law requires such party or its subsidiaries to restrict or prohibit access to any such properties or information, (ii) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further that with respect to clauses (i) through (iii), Alumis or ACELYRIN, as applicable, will use its commercially reasonable efforts to (1) obtain the required consent of any such third party to provide such inspection or disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Alumis and ACELYRIN and (3) in the case of clauses (i) and (iii), implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable law or jeopardizing such privilege. Any investigation will be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the other party. All requests for information will be directed in writing to an executive officer of Alumis or ACELYRIN, as applicable, or such person as may be designated by any such executive officer.
Indemnification and Insurance
The Merger Agreement requires that all rights to indemnification by ACELYRIN existing in favor of those persons who are current or former directors and officers of ACELYRIN, and any person becomes a director or officer of ACELYRIN prior to the Effective Time for their acts and omissions as directors and officers of ACELYRIN occurring prior to the effective, as provided in ACELYRIN’s amended and restated certificate of incorporation and amended and restated bylaws and as provided in any indemnification agreements between ACELYRIN and such officer or director (as in effect as of the date of the Merger Agreement, will survive the Merger and be observed, honored and fulfilled, in all respects, by the surviving company and its subsidiaries to the fullest extent permitted by law for a period of six year from the date the Merger becomes effective, or the Indemnification Period). During the Indemnification Period, the surviving company and its subsidiaries (and Alumis will cause the surviving company and its subsidiaries to) ensure that the organizational documents of the surviving company and its subsidiaries contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions in ACELYRIN’s organization documents on the date of the Merger Agreement. During the Indemnification Period or such period in which a party is asserting a claim for indemnification pursuant to the foregoing, whichever is long, the provision of the surviving corporation’s and its subsidiaries’ organization documents may not be repealed, amended or otherwise modified in any manner adverse to the indemnified party, except as required by law.
Without limiting the foregoing and without expanding (1) the obligations of Alumis and its affiliates, or (2) the rights of any indemnified person under ACELYRIN’s organization documents or any indemnification agreement between ACELYRIN and the indemnified person in effect as of the date of the Merger Agreement, during the Indemnification Period, the surviving corporation will indemnify and hold harmless each indemnified person from and against any costs, fees and expenses (including the advancement of attorney’s fees and investigation expenses), judgments, fined, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding to the extent such proceeding arises out of or pertains to (i) any actual or alleged action or omission in such indemnified person’s capacity as a director, officer, employee or agent of ACELYRIN or any of its subsidiaries; and (ii) the Merger. If any indemnified person delivers notice of a claim for indemnification, then the claim will survive the Indemnification Period until it is fully and finally resolved.
The Merger Agreement requires ACELYRIN to purchase a six-year “tail” prepaid officers’ and directors’ liability insurance policy prior to the Effective Time with benefits and levels of coverage at least as favorable as ACELYRIN’s existing policies with respect to matters existing or occurring at or prior to the Effective Time for an amount not to exceed 300% of ACELYRIN’s current annual premiums. The surviving corporation will (and Alumis will cause the surviving corporation to) maintain the tail policy in full force and effect and continue to honor its obligations thereunder for so long as the tail policy is in full force and effect. If ACELYRIN is unable to purchase a “tail” coverage on such terms, then, for a period of six years after the Effective Time, Alumis will cause to be maintained in effect for the benefit of the indemnified persons directors’ and officers’ liability insurance coverage with limits and on terms and conditions no less favorable to the indemnified persons than the D&O insurance.
Treatment of ACELYRIN Equity Awards
Treatment of Stock Options
At the Effective Time, each ACELYRIN option that is outstanding and unexercised immediately prior to the Effective Time and that has a per share exercise price of $18.00 or less will be converted into an option award to purchase the number of shares of Alumis common stock, a converted option, equal to the product of (a) the number of shares of ACELYRIN common stock subject to such ACELYRIN option immediately prior to the Merger and (b) the Exchange Ratio (rounded down to the nearest whole share). The per share exercise price of each converted option will be equal to (i) the per share exercise price of such ACELYRIN option immediately prior to the Merger divided by (ii) the Exchange Ratio (with the resulting price per share rounded up to the nearest whole cent). Except for the changes made to the number and type of shares and the exercise price, each converted option will be subject to the same terms and conditions, including accelerated vesting upon certain qualifying terminations of service, as were applicable to such ACELYRIN option immediately prior to the Merger. At the Effective Time, each ACELYRIN option that is outstanding and unexercised as of immediately prior to such time and that has a per share exercise price of more than $18.00 will be cancelled without payment of any consideration and will cease to exist.
Treatment of Restricted Stock Unit Awards
At the Effective Time, each ACELYRIN RSU that is outstanding and unvested immediately prior to such time, will be converted into an RSU with respect to a number of shares of Alumis common stock, a converted RSU, equal to the product of (a) the number of shares of ACELYRIN common stock subject to such ACELYRIN RSU immediately prior to the Merger and (b) the Exchange Ratio (with any fractional shares rounded down to the nearest whole share). Except for the change to the number and type of shares, each converted RSU will be subject to the same terms and conditions, including accelerated vesting upon certain qualifying terminations of service, as were applicable to such ACELYRIN RSU immediately prior to the Merger. Any withholding obligations arising in connection with the settlement of such converted RSU will be satisfied through a net settlement mechanism.
At the Effective Time, each ACELYRIN RSU that is vested (including any ACELYRIN RSU that becomes vested as a result of the Merger), will be converted into a right to receive the number of shares of Alumis common stock equal to the product of (a) the number of shares of ACELYRIN common stock subject to such ACELYRIN RSU immediately prior to the Merger and (b) the Exchange Ratio (with any fractional shares rounded down to the nearest whole share). Any withholding obligations arising in connection with such settlement will be satisfied through a net settlement mechanism.
Treatment of Performance Stock Unit Awards
At the Effective Time, each ACELYRIN performance RSU that is outstanding and unvested immediately prior to such time, will have any performance-based conditions deemed met at 100% of the target level of performance and will be converted into an RSU with respect to a number of shares of Alumis common stock, a converted performance RSU, equal to the product of (a) the target number of shares of ACELYRIN common stock subject to such ACELYRIN performance RSU immediately prior to the Merger and (b) the Exchange Ratio (with any fractional shares rounded down to the nearest whole share). Each converted performance RSU will not have any vesting conditions based on performance metrics and will vest in three equal installments on May 15 of calendar years 2025, 2026 and 2027, unless the closing of the Merger occurs after May 15, 2025, in which case the converted performance RSU will vest in two equal installments on May 15 of calendar years 2026 and 2027, subject to the holder of the converted performance RSU remaining in service with Alumis or any of its subsidiaries on such date. Except for the change to the number and type of shares and the vesting, each converted performance RSU will be subject to the same terms and conditions as were applicable to such ACELYRIN performance RSU immediately prior to the Merger, including accelerated vesting upon certain qualifying terminations of service. Any withholding obligations arising in connection with the settlement of such converted performance RSU will be satisfied through a net settlement mechanism.
Treatment of ACELYRIN ESPP
Following the date of the Merger Agreement, ACELYRIN has taken actions with respect to the ACELYRIN ESPP to provide that with respect to the current purchase period, (i) no employee who is not a participant in the ACELYRIN ESPP as of the date of the Merger Agreement may become a participant in the ACELYRIN ESPP, and (ii) no employee participating in the current purchase period may increase his or her payroll contribution rate pursuant to the ACELYRIN ESPP from the rate in effect immediately prior to the date of the Merger Agreement, except as required by applicable law. In addition, (A) if any current purchase period is still in effect at the Effective Time, then the last day of such current purchase period will be accelerated to a specified trading day occurring within 10 business days prior to the date on which the Merger is expected to close; (B)if the current purchase period terminates prior to the Effective Time, then the ACELYRIN ESPP will be suspended and there will be no new offering periods following the current purchase period and (C) in all events, subject to the consummation of the Merger, ACELYRIN will terminate the ACELYRIN ESPP immediately prior to the Effective Time.
Corporate Governance
The parties agree to take all actions that are reasonably necessary such that, from after the Effective Time, (1) the Alumis Board is increased to nine individuals and (2) two designees by ACELYRIN are elected or appointed to the position of director of Alumis.
Other Covenants and Agreements
The Merger Agreement contains certain other covenants and agreements, including covenants, among others, relating to:
•
Alumis using reasonable best efforts to cause the shares of Alumis common stock to be issued in the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time;

•
ACELYRIN taking all actions necessary to permit the shares of ACELYRIN common stock and any other security issued by ACELYRIN or one of its subsidiaries and listed on Nasdaq to be de-listed from Nasdaq and de-registered under the Exchange Act as soon as possible following the Effective Time;

•
both Alumis and ACELYRIN and their respective boards using reasonable best efforts to take all action reasonably appropriate to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger Agreement or the transactions contemplated thereunder, including the Merger, and, if any state takeover statute or similar statute or regulation becomes applicable to the Merger Agreement or the transactions contemplated thereunder, including the Merger, taking all action reasonably appropriate to ensure that the transactions contemplated by the Merger Agreement, including the Merger, may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement;

•
both Alumis and ACELYRIN providing prompt notification to the other party of any litigation related to the Merger that is brought or threatened against such party or its directors or officers and keeping the other party informed on a reasonably current basis with respect to the status thereof.

The parties agree to cooperate in the defense and settlement of any such litigation, and neither party will settle any such litigation without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed); and
•
Alumis shall prepare and file with the SEC a Form S-8 (or file such other appropriate form, including, if applicable, the Form S-4 or, once Alumis is eligible, a Form S-3) registering a number of shares of Alumis common stock subject to the converted options, converted RSUs and converted performance RSUs to the extent that such shares are not otherwise freely tradeable under Rule 144 or under an effective registration statement.

Conditions to Completion of the Merger
The obligations of each of Alumis and ACELYRIN to effect the Merger are subject to the satisfaction, or waiver, of the following conditions:
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approval of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of ACELYRIN common stock entitled to vote thereon;

•
approval of the Alumis stock issuance by the affirmative vote of the holders of a majority of the outstanding shares of Alumis common stock present in person or by proxy and entitled to vote thereon at the Alumis stockholder meeting;

•
no governmental entity of competent jurisdiction will have issued, enacted, promulgated, enforced or entered any law or judgment (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger;

•
shares of Alumis common stock issuable to ACELYRIN’s stockholders pursuant to the Merger Agreement will have been approved for listing on Nasdaq, subject to official notice of issuance; and

•
the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part has been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of such registration statement has been issued.

In addition, the obligations of Alumis and Merger Sub to effect the Merger are subject to the satisfaction, or waiver, of the following additional conditions:
•
the representations and warranties of ACELYRIN contained in the Merger Agreement (except for the representations and warranties relating to (i) organization, good standing and qualification, (ii) capital structure, (iii) corporate authority and approval, (iv) absence of changes, (v) brokers and finders and (vi) opinion of financial advisor) being true and correct as of the date of the Merger Agreement and as of the effective date of the Merger as if made at and as of such time (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date) except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth in such representations and warranties) individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect with respect to ACELYRIN;

•
the representations and warranties of ACELYRIN relating to (i) organization, good standing and qualification, (ii) capital structure, (iii) corporate authority and approval, (iv) brokers and finders and (v) opinion of financial advisor, being true and correct in all material respects at and as of the date of the Merger Agreement and as of the effective date of the Merger as if made at and as of such time (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date);

•
the representations and warranties of ACELYRIN relating to certain capitalization and related matters, being true and correct in all respects at and as of the date of the Merger Agreement, except for de minimis inaccuracies, and as of the effective date of the Merger as if made at and as of such time (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date);

•
the representations and warranties of ACELYRIN relating to absence of certain changes will be true and correct in all respects at and as of the date of the Merger Agreement and at and as of the effective date of the Merger as if made at an and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);
•
ACELYRIN having in all material respects performed all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time;

•
no fact, circumstance, effect, change, event or development occurring after the date of the Merger Agreement that, individually or in the aggregate with all other effects, has resulted in a material adverse effect on ACELYRIN; and

•
Alumis’ receipt of a certificate, dated as of the effective date of the Merger, from an ACELYRIN senior executive officer, confirming that the conditions in the previous bullet points above have been satisfied.

In addition, the obligations of ACELYRIN to effect the Merger are subject to the satisfaction, or waiver, of the following additional conditions:
•
the representations and warranties of Alumis contained in the Merger Agreement (except for the representations and warranties relating to (i) organization, good standing and qualification, (ii) capital structure, (iii) corporate authority and approval, (iv) absence of changes, (v) brokers and finders and (vi) opinion of financial advisor) being true and correct as of the date of the Merger Agreement and as of the effective date of the Merger as if made at and as of such time (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date) except where the failure of such representations and warranties to be true and correct individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect;

•
the representations and warranties of Alumis relating to (i) organization, good standing and qualification, (ii) capital structure, (iii) corporate authority and approval, (iv) brokers and finders and (v) opinion of financial advisor, being true and correct in all material respects, at and as of the date of the date of the Merger Agreement and as of the effective date of the Merger as if made at and as of such time (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date);

•
the representations and warranties of Alumis relating to certain capitalization and related matters, being true and correct in all respects at and as of the date of the Merger Agreement, except for de minimis inaccuracies, at and as of the date of the date of the Merger Agreement and as of the effective date of the Merger as if made at and as of such time (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date);

•
the representations and warranties of Alumis relating to the absence of certain changes will be true and correct in all respects at and as of the date of the Merger Agreement and at and as of the effective date of the Merger as if made at an and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•
each of Alumis and Merger Sub having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time;

•
no fact, circumstance, effect, change, event or development occurring after the date of the Merger Agreement that, individually or in the aggregate with all other effects, has resulted in a material adverse effect on Alumis;

•
ACELYRIN’s receipt of a certificate, dated as of the effective date of the Merger, from an Alumis senior executive officer, confirming that the conditions in the previous bullet points above have been satisfied; and

•
ACELYRIN’s receipt of evidence of the expansion of Alumis’ board to nine members.

Termination of the Merger Agreement
The Merger Agreement may be terminated and the merger abandoned at any time prior to the Effective Time, and, except as described below, under the following circumstances:
•
by mutual written consent of Alumis and ACELYRIN, whether before or after the receipt of the required stockholder approvals;

•
by either Alumis or ACELYRIN if the Merger is not consummated by 11:59 p.m. (Eastern Time) on July 7, 2025, provided that such right to terminate the Merger Agreement will not be available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that will have been the cause of, or resulted in, the failure of the Merger to be consummated by such time and date;

•
by either Alumis or ACELYRIN if any law or judgment permanently restraining, enjoining or otherwise prohibiting consummation of the Merger will become final and non-appealable, whether before or after the date of the Alumis stockholder approval or the ACELYRIN stockholder approval, provided that such right to terminate the Merger Agreement will not be available to any party if its material breach of any provision under the Merger has been the cause of, or resulted in the failure of the Merger to be consummated;

•
by either Alumis or ACELYRIN if the ACELYRIN stockholder approval has not been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the adoption of the Merger Agreement was taken, provided that such right to terminate the Merger Agreement will not be available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that will have been the cause of the failure of ACELYRIN to obtain the ACELYRIN stockholder approval; or

•
by either Alumis or ACELYRIN if the Alumis stockholder approval has not been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the issuance of shares of Alumis common stock in connection with the Merger was taken, provided that such right to terminate the Merger Agreement will not be available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that will have been the cause of the failure of Alumis to obtain the Alumis stockholder approval.

The Merger Agreement may be terminated and the Merger abandoned at any time before the Effective Time by ACELYRIN:
•
If, prior to the time the Alumis stockholder approval is obtained, an Alumis triggering event has occurred;

•
If, at any time prior to the Effective Time, whether before or after the ACELYRIN stockholder approval is obtained, by action of the ACELYRIN Board if there has been a breach of any representation, warranty, covenant or agreement made by Alumis or Merger Sub in the Merger Agreement, or any such representation and warranty will have become untrue after the date of the Merger Agreement, such that the closing conditions set forth in the Merger Agreement related to breaches of representations and warranties and performance of obligations would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) 30 days following notice to Alumis from ACELYRIN of such breach or failure and (ii) the date that is three business days prior to July 7, 2025; provided that ACELYRIN will not have the right to terminate the Merger Agreement pursuant to this provision if ACELYRIN is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement; or

•
To enter into a superior proposal in accordance with the terms of the Merger Agreement at any time prior to the ACELYRIN stockholder approval being obtained, provided that, prior to or concurrently with such termination, ACELYRIN pays to Alumis the required termination fee.

The Merger Agreement may be terminated and the Merger abandoned at any time before the Effective Time by Alumis:
•
If, prior to the time the ACELYRIN stockholder approval is obtained, an ACELYRIN triggering event has occurred;

•
If, at any time prior to the Effective Time, whether before or after the Alumis stockholder approval is obtained, by action of the Alumis Board, if there has been a breach of any representation, warranty, covenant or agreement made by ACELYRIN in the Merger Agreement, or any such representation and warranty will have become untrue after the date of the Merger Agreement, such that the closing conditions set forth in the Merger Agreement related to breaches of representations and warranties and performance of obligations would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) 30 days following notice to ACELYRIN from Alumis of such breach or failure and (ii) the date that is three business days prior to July 7, 2025; provided that Alumis will not have the right to terminate the Merger Agreement pursuant to this provision if Alumis is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement; or
•
To enter into a superior proposal in accordance with the terms of the Merger Agreement at any time prior to the Alumis stockholder approval being obtained, provided that, prior to or concurrently with such termination, Alumis pays to ACELYRIN the required termination fee.

Termination Fees
If the Merger Agreement is terminated (i) by Alumis following an ACELYRIN triggering event or (ii) by ACELYRIN to enter into a superior proposal, then ACELYRIN will, within two business days after such termination in the case of clause (i) or concurrently with such termination in the case of clause (ii), pay Alumis a fee equal to $10.0 million.
Further, if (i) the Merger Agreement is terminated (x) by Alumis or ACELYRIN due to a failure to close the Merger by July 7, 2025 or failure to obtain the ACELYRIN stockholder approval or (y) by Alumis due to a breach of the Merger Agreement by ACELYRIN, (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of the Merger Agreement, a bona fide acquisition proposal with respect to ACELYRIN will have been announced or publicly disclosed to ACELYRIN or its stockholders and not publicly withdrawn and (iii) within 12 months after the date of such termination, ACELYRIN consummates an acquisition proposal with respect to ACELYRIN or enters into an agreement contemplating an acquisition proposal with respect to ACELYRIN that is subsequently consummated, then ACELYRIN will pay Alumis a fee equal to $10.0 million, concurrently with such consummation, provided that solely for purposes of this provision, the term “acquisition proposal” will have the meaning assigned to such term with respect to ACELYRIN in the subsection titled “— No Solicitation of Alternative Proposals,” except that the references to “15% or more” will be deemed to be references to “50% or more.”
If the Merger Agreement is terminated (i) by ACELYRIN following an Alumis triggering event or (ii) by Alumis to enter into a superior proposal, then Alumis will, within two business days after such termination in the case of clause (i) or concurrently with such termination in the case of clause (ii), pay ACELYRIN a fee equal to $10.0 million.
Further, if (i) the Merger Agreement is terminated (x) by Alumis or ACELYRIN due to a failure to close the Merger by July 7, 2025 or failure to obtain the Alumis stockholder approval or (y) by ACELYRIN due to a breach of the Merger Agreement by Alumis, (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of the Merger Agreement, a bona fide acquisition proposal with respect to Alumis will have been publicly made or publicly disclosed to Alumis or its stockholders and not publicly withdrawn and (iii) within 12 months after the date of such termination, Alumis consummates an acquisition proposal with respect to Alumis or enters into an agreement contemplating an acquisition proposal with respect to Alumis that is subsequently consummated, then Alumis will pay ACELYRIN a fee equal to $10.0 million, concurrently with such consummation, provided that solely for purposes of this provision, the term “acquisition proposal” will have the meaning assigned to such term with respect to Alumis in the subsection titled “— No Solicitation of Alternative Proposals,” except that the references to “15% or more” will be deemed to be references to “50% or more.”
In no event will ACELYRIN or Alumis be required to pay a termination fee on more than one occasion.
Amendments and Waivers
The Merger Agreement may be amended, modified or supplemented in writing by the parties at any time prior to the Effective Time. At any time prior to the Effective Time, any party may waive any provision of the Merger Agreement if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective; provided, that, (a) after ACELYRIN has received the approval of the Merger

Agreement by its stockholders, no amendment can be made which by applicable law would require further approval of the stockholders of ACELYRIN without the further approval of such stockholders; and (b) after Alumis has received the approval of the Alumis stock issuance by its stockholders, no amendment can be made which by applicable law would require further approval of the stockholders of Alumis without approval of such stockholders.
Specific Performance
The parties agreed in the Merger Agreement that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages would not be an adequate remedy for such occurrence. The parties agreed that they will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the performance of terms and provisions of the Merger Agreement without proof of actual damages (and each party waived any requirement for the security or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity.

THE MERGER
This section and the section titled “The Merger Agreement” describe the material aspects of the Merger, including the Merger Agreement. While Alumis and ACELYRIN believe that the following description covers the material terms of the Merger, the description may not contain all of the information that is important to you. Alumis and ACELYRIN encourage you to read carefully this entire joint proxy statement/prospectus, including the Merger Agreement attached to this joint proxy statement/prospectus as Annexes A-1 and A-2, for a more complete understanding of the Merger.
Parties to the Merger
Alumis Inc.
280 East Grand Avenue
South San Francisco, CA 94080
(650) 231-6625
Alumis was incubated by Foresite Labs and incorporated on January 29, 2021 as a Delaware corporation under the name FL2021-001, Inc. FL2021-001, Inc.’s name was changed to Esker Therapeutics, Inc. in March 2021 and to Alumis Inc. in January 2022.
Alumis is a clinical stage biopharmaceutical company with an initial focus on developing its two TYK2 inhibitors: ESK-001, a second-generation inhibitor that Alumis is developing to maximize target inhibition and optimize tolerability, and A-005, a CNS-penetrant molecule. ESK-001 has demonstrated significant therapeutic effect in Alumis’ Phase 2 program in patients with moderate-to-severe PsO, and is currently being evaluated in an additional Phase 2 clinical trial in patients with SLE, for which Alumis expects to report results in 2026. With the favorable results in its Phase 2 clinical trial in PsO, Alumis has initiated its Phase 3 ONWARD clinical program, which consists of two parallel Phase 3 clinical trials of ESK-001 in this indication and for which Alumis expects to report topline results in the first quarter of 2026. These parallel Phase 3 clinical trials also include one long-term extension (“LTE”) study, ONWARD3. In addition, the OLE of Alumis’ Phase 2 clinical trial in PsO remains ongoing. TYK2 genetic mutations are associated with a strong protective effect in MS, motivating Alumis to develop its second product candidate, A-005, as a CNS-penetrant, allosteric TYK2 inhibitor for neuroinflammatory and neurodegenerative diseases. In April 2024, Alumis initiated its Phase 1 program of A-005 in healthy volunteers and reported initial results in December 2024.
Since its inception, Alumis has devoted substantially all of its efforts to organizing the company, hiring personnel, business planning, acquiring and developing its product candidates, performing research and development, conducting preclinical studies and clinical trials, establishing and protecting its intellectual property portfolio, raising capital and providing general and administrative support for these activities. Alumis does not have any products approved for sale and has not generated any revenue from product sales. Alumis expects to continue to incur significant and increasing expenses and increasing substantial losses for the foreseeable future as it continues its development of and seek regulatory approvals for its product candidates and commercialize any approved products, seek to expand its product pipeline and invest in the organization. Alumis’ ability to achieve and sustain profitability will depend on its ability to successfully develop, obtain regulatory approval for and commercialize its product candidates. There can be no assurance that Alumis will ever earn revenue or achieve profitability, or if achieved, that the revenue or profitability will be sustained on a continuing basis. Alumis has incurred significant operating losses and negative cash flows since inception.
See the sections titled “Description of Alumis’ Business” and “Alumis’ Management’s Discussion and Analysis of Financial Condition and Results of Operation,” as well as the consolidated financial statements of Alumis included in this joint proxy statement/prospectus, for further business and financial information about Alumis.
Arrow Merger Sub, Inc.
280 East Grand Avenue
South San Francisco, CA 94080
(650) 231-6625

Arrow Merger Sub, Inc., a direct wholly owned subsidiary of Alumis, is a Delaware corporation formed on January 31, 2025, for the purposes of effecting the Merger. Upon completion of the Merger, Merger Sub will be merged with and into ACELYRIN, with ACELYRIN continuing as a direct wholly owned subsidiary of Alumis.
Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement.
ACELYRIN, Inc.
4149 Liberty Canyon Road
Agoura Hills, CA 91301
(805) 730-0360
ACELYRIN is a late-stage clinical biopharma company focused on identifying, acquiring, and accelerating the development and commercialization of transformative medicines.
ACELYRIN’s lead product candidate is lonigutamab, a subcutaneously delivered, monoclonal antibody targeting IGF-1R for the treatment of TED. TED is a potentially vision-threatening progressive autoimmune ocular disease in which the eye muscles, eyelids, tear glands and fatty tissues behind the eye become inflamed. Recurrent inflammation, scarring and fibrosis lead to pathological changes in the tissues surrounding the eyeball. Initial TED symptoms include redness, irritation, and discomfort of the eyes and eyelids, pain and headaches. As the fat and muscle tissues surrounding the eye continue to swell, disabling symptoms include double vision and corneal erosions due to eye bulging and the subsequent inability to close the eyelids. Elevated ocular pressure can occur with compression of the retinal nerve, leading to blindness, or optic neuropathy. The most obvious feature of TED is the protrusion of the eye outward from the eye socket, or proptosis.
ACELYRIN’s Common Stock is listed on Nasdaq under the symbol “SLRN.”
This joint proxy statement/prospectus incorporates important business and financial information about ACELYRIN from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a list of the documents that are incorporated by reference, see the section titled “Where You Can Find More Information.”
Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. This chronology does not purport to catalog every conversation of or among the ACELYRIN Board, the Alumis Board, their respective representatives or other parties.
Each of the Alumis Board and the ACELYRIN Board with Alumis’ and ACELYRIN’s respective management teams regularly review and assess long-term plans and strategic opportunities to increase stockholder value, including seeking partnership and collaboration opportunities to fund the clinical development of their respective product candidates, the research and development of potential future drug candidates and the possible acquisitions of new product candidates.
On May 4, 2023, ACELYRIN priced its initial public offering at $18.00 per share and on May 5, 2023 began trading on the Nasdaq Global Select Market.
On September 7, 2023, the ACELYRIN Board held a regularly scheduled meeting at which members of ACELYRIN management and representatives of Cooley LLP (“Cooley (ACELYRIN)”), ACELYRIN’s then-current outside corporate counsel, were present where it reviewed ACELYRIN’s corporate model, including the total addressable market of its then-current product candidates. The ACELYRIN Board also reviewed then-current potential partnering considerations and illustrative valuation step-ups following the announcement of positive clinical data and recent biotech acquisition premiums. The ACELYRIN Board also established the ACELYRIN Transaction Committee as a standing committee of the ACELYRIN Board, consisting of Henry Gosebruch, as chair, Bruce Cozadd and Beth Seidenberg. The ACELYRIN Transaction Committee was established to evaluate and assist management with the negotiation of any proposed transaction involving ACELYRIN that would require ACELYRIN Board approval. The ACELYRIN Transaction Committee was also authorized (i) to approve transactions determined to not be material to ACELYRIN and (ii) to make recommendations to the ACELYRIN Board with respect to any transaction determined to be material to ACELYRIN. Members of the ACELYRIN Transaction Committee did not receive additional compensation for their service on the ACELYRIN Transaction Committee.
On September 11, 2023, ACELYRIN announced top-line results from Part B of its Phase 2b/3 trial evaluating izokibep for the treatment of moderate-to-severe Hidradenitis Suppurativa (“HS”). In these results, izokibep did not meet its primary endpoint with statistical significance.
On November 27, 2023, ACELYRIN announced an update on Part B of its Phase 2b/3 trial evaluating izokibep for the treatment of moderate-to-severe HS, noting that it had identified clinical execution errors involving its contract research organization resulting in an incorrect dosing sequence and that it was conducting a review of its ongoing izokibep trials.
On February 13, 2024, the ACELYRIN Transaction Committee met with members of ACELYRIN management to discuss potential partnering opportunities for izokibep, including identification of potential financial advisors to assist in such search.
On March 11, 2024, ACELYRIN announced (i) positive long-term data from its Phase 2b/3 trial evaluating izokibep for the treatment of moderate-to-severe HS and (ii) positive top-line results from its Phase 2b/3 trial evaluating izokibep for the treatment of psoriatic arthritis (“PsA”).
On March 20, 2024, ACELYRIN announced positive Phase 1/2 proof-of-concept data for its lonigutamab product candidate.
On April 10, 2024, the ACELYRIN Transaction Committee met with members of ACELYRIN management and agreed with ACELYRIN management to engage Aquilo Partners as its advisor to assist in exploring partnering opportunities for izokibep. The ACELYRIN Transaction Committee then met with representatives of Aquilo Partners to discuss the potential partnership outreach process for izokibep. The ACELYRIN Transaction Committee also discussed engaging an additional financial advisor to assist with other potential strategic corporate development transactions.
In April of 2024, Martin Babler, Chief Executive Officer of Alumis spoke with Dr. Shao-Lee Lin, Chief Executive Officer of ACELYRIN at the time. The discussion included whether a potential business combination of the two companies could make strategic sense and be of interest to both parties. Dr. Lin provided an update to the ACELYRIN Transaction Committee following this discussion.
On April 30, 2024, the ACELYRIN Transaction Committee met with members of ACELYRIN management and representatives of Aquilo Partners to further discuss the status of izokibep partnering discussions. The ACELYRIN Transaction Committee also reviewed potential financial advisors to engage for assistance with the exploration of broader strategic corporate development transactions. Throughout 2024, the ACELYRIN Transaction Committee and ACELYRIN Board explored various licensing opportunities to partner izokibep, ultimately contacting 32 parties, none of which ultimately proceeded to a term sheet or definitive agreement.
On May 7, 2024, the ACELYRIN Board held a meeting where it received an update on recent meetings of the ACELYRIN Transaction Committee, including discussions regarding the engagement of a potential strategic financial advisor and the status of exploration of partnering opportunities for izokibep.
On May 8, 2024, by mutual agreement with ACELYRIN, Dr. Lin stepped down as Chief Executive Officer of ACELYRIN and as a member of the ACELYRIN Board.
On May 9, 2024, Mina Kim, previously Chief Legal and Administrative Officer of ACELYRIN, was appointed as Chief Executive Officer of ACELYRIN and as a member of the ACELYRIN Board.
On May 10, 2024, ACELYRIN and Alumis entered into a mutual nondisclosure agreement to facilitate the exchange of confidential information, which nondisclosure agreement did not include a customary standstill provision.

On May 16, 2024, Ms. Kim and Gil Labrucherie, ACELYRIN’s Chief Financial Officer at the time, held an introductory meeting with Mr. Babler at ACELYRIN’s offices in South San Francisco to discuss potential interest in exploring a business combination of ACELYRIN and Alumis.
On May 17, 2024, the ACELYRIN Transaction Committee reviewed the financial advisors that ACELYRIN management interviewed and considered Guggenheim Securities as a potential financial advisor to assist and advise ACELYRIN given, among other things, Guggenheim Securities’ qualifications, expertise, reputation, and knowledge of ACELYRIN’s business and the industry in which it operates. In view of these considerations, the ACELYRIN Transaction Committee approved the engagement of Guggenheim Securities as financial advisor to ACELYRIN and authorized ACELYRIN management to negotiate the terms of Guggenheim Securities’ engagement.
During the week of May 20, 2024, ACELYRIN and Alumis held bilateral management presentations to assess mutual interest in a potential merger, in lieu of Alumis conducting an initial public offering.
In May 2024, given Cooley (ACELYRIN)’s representation of ACELYRIN, and the separate representation by representatives of Cooley LLP as counsel to Alumis (“Cooley (Alumis)”) on certain corporate matters, including with respect to certain financing matters, ACELYRIN engaged separate outside counsel to advise the Transaction Committee (“Initial Transaction Committee Counsel”) in connection with the exploration of a potential transaction with Alumis. Cooley (ACELYRIN) did not serve as corporate counsel to ACELYRIN on any matter related to a potential transaction with Alumis or an alternative thereto and Cooley LLP put procedures in place designed to prevent (i) the Cooley (Alumis) team from sharing information about Alumis with the Cooley (ACELYRIN) team and (ii) the Cooley (ACELYRIN) team from sharing information about ACELYRIN with the Cooley (Alumis) team.
On May 28, 2024, the ACELYRIN Transaction Committee met to discuss a potential transaction with Alumis with members of ACELYRIN management, representatives of Guggenheim Securities and representatives of Initial Transaction Committee Counsel. At this meeting, a representative of Initial Transaction Committee Counsel reviewed the fiduciary duties of the ACELYRIN Transaction Committee in the context of a potential transaction with Alumis and noted that a questionnaire had been circulated to ACELYRIN Transaction Committee members in advance of the meeting to identify potential conflicts of interest in respect of Alumis. It was also noted that Alan Colowick was a member of the Board of Alumis as well as a member of the Board of ACELYRIN and an affiliate of AyurMaya and Matrix, a significant stockholder of each of ACELYRIN and Alumis. Therefore, with respect to all discussions and meetings of the ACELYRIN Board (or portions thereof) regarding a potential transaction with Alumis or any alternative thereto, Dr. Colowick was recused and did not attend or participate in such discussions. A representative from Guggenheim Securities then disclosed to the ACELYRIN Transaction Committee that while Guggenheim Securities had not received any fees from Alumis during the preceding two years, Guggenheim Securities had been in discussions to provide investment banking services for a potential financing transaction for Alumis. The Guggenheim Securities representative also noted that Guggenheim Securities had put procedures in place designed to prevent the Guggenheim Securities teams representing Alumis and ACELYRIN from sharing information related to the parties or a possible transaction. Guggenheim Securities then reviewed certain preliminary financial information regarding a potential transaction with Alumis. The ACELYRIN Transaction Committee then authorized senior management and Guggenheim Securities to continue discussions with Alumis to evaluate a potential strategic combination as well as to explore the viability of a potential strategic transaction, whether a business combination, in-license or other asset acquisition, with other potential parties.
On May 29, 2024, Alumis delivered to ACELYRIN a written, non-binding indication of interest outlining the terms of a proposed all-stock business combination (the “May 29 Proposal”). The May 29 Proposal proposed a merger transaction where ACELYRIN would acquire all of the outstanding equity interests of Alumis, at the time a privately-held company, and issue to Alumis equityholders shares of ACELYRIN common stock representing approximately 60% of the pro forma combined company in the aggregate. ACELYRIN’s closing stock price on the date of the May 29 Proposal was $4.08 per share.
On May 30, 2024, the ACELYRIN Board held a regularly scheduled board meeting, with members of ACELYRIN management, and representatives of Guggenheim Securities, Initial Transaction Committee Counsel and Cooley (ACELYRIN) (as corporate counsel) in attendance for portions of the meeting. At this meeting, the ACELYRIN Board discussed the May 29 Proposal. With respect to all discussions and meetings of the ACELYRIN Board (or portions thereof) regarding a potential transaction, any representatives from Cooley (ACELYRIN) then present were recused from and did not participate in or attend any such discussions. During the portion of the meeting related to Alumis, a representative of Initial Transaction Committee Counsel reviewed the fiduciary duties of the ACELYRIN Board in the context of a potential transaction with Alumis. Representatives from Guggenheim Securities then reviewed certain preliminary financial analyses related to the May 29 Proposal along with a review of other strategic options. In addition, members of ACELYRIN management reviewed, and the ACELYRIN Board discussed, an updated long-range financial plan, including cash runway forecasts under alternative scenarios.
From May through December 2024 Ms. Kim held introductory meetings with several companies (both public and private) to explore the viability of a potential strategic transaction, whether a business combination, in-license or other asset acquisition.
On May 31, 2024, Ms. Kim and Mr. Babler met for further discussion regarding the May 29 Proposal. At this time, Ms. Kim communicated to Mr. Babler that Alumis’ May 29 Proposal undervalued ACELYRIN and lonigutamab, did not provide ACELYRIN stockholders with sufficient ownership of the pro forma combined company and that ACELYRIN would continue to pursue other alternatives unless Alumis provided a more attractive offer.
On June 5, 2024, Alumis management indicated to ACELYRIN management that, given the proximity to its potential initial public offering (“IPO”), Alumis was not likely to be able to complete diligence on ACELYRIN and that it intended to proceed with its IPO in lieu of further engagement with ACELYRIN regarding a potential business combination. Subsequently, on June 7, 2024, Alumis publicly filed a Form S-1 in connection with its IPO.
On June 18, 2024, the ACELYRIN Transaction Committee met with members of ACELYRIN management, representatives from Guggenheim Securities and Initial Transaction Committee Counsel in attendance for portions of the meeting. The ACELYRIN Transaction Committee reviewed the status of potential partnership opportunities for the izokibep program and potential strategic corporate development alternatives. The ACELYRIN Transaction Committee also discussed proposed updated terms of its engagement letter with Guggenheim Securities, which remained under discussion between ACELYRIN management and Guggenheim Securities. Representatives from Guggenheim Securities then joined the meeting and provided an overview of the strategic review framework and potential alternative courses of action and related timing considerations. Representatives of Guggenheim Securities also reviewed various potential counterparties for a strategic transaction with ACELYRIN. The ACELYRIN Transaction Committee then instructed Guggenheim Securities and management to continue to evaluate the potential counterparties for a potential strategic transaction reflecting the feedback provided by the ACELYRIN Transaction Committee.
In June of 2024, prior to Alumis’ IPO, Patrick Machado joined the Alumis Board. At such time, Mr. Machado was also serving as a member of the ACELYRIN Board.
On June 27, 2024, Alumis priced its IPO at $16.00 per share. The IPO was underwritten by Morgan Stanley & Co. LLC, Leerink Partners LLC, Cantor Fitzgerald & Co and Guggenheim Securities, LLC. Guggenheim Securities had put procedures in place designed to prevent the Guggenheim Securities teams underwriting the Alumis IPO and representing ACELYRIN from sharing information related to the parties or a possible transaction. Cooley (Alumis) acted as counsel to Alumis in its IPO. Alumis subsequently completed its IPO on July 1, 2024.
On June 28, 2024, Ms. Kim held introductory meetings with the chief executive officer of Company A to discuss a potential acquisition of Company A by ACELYRIN.
On July 2, 2024, the ACELYRIN Transaction Committee met with ACELYRIN management, with representatives from Guggenheim Securities, Aquilo Partners and Initial Transaction Committee Counsel in attendance for portions of the meeting. The ACELYRIN Transaction Committee discussed the status of outreach to potential counterparties for izokibep partnering discussions and potential counterparties for a strategic corporate development transaction, including Company A. The ACELYRIN Transaction Committee then further discussed the proposed terms of the Guggenheim Securities engagement letter and authorized

ACELYRIN management to engage Guggenheim Securities on the terms presented. Representatives of Guggenheim Securities then joined the meeting to provide an overview of potential counterparties for a strategic transaction with ACELYRIN and the ACELYRIN Transaction Committee instructed Guggenheim Securities and ACELYRIN management to continue to evaluate the potential counterparties for a potential strategic transaction reflecting the feedback provided by the ACELYRIN Transaction Committee.
On July 15, 2024, ACELYRIN and Company A entered into mutual nondisclosure agreement, which did not include a standstill provision, to facilitate the exchange of confidential information in considering a potential acquisition of Company A by ACELYRIN.
On August 1, 2024, ACELYRIN entered into an agreement with Guggenheim Securities confirming Guggenheim Securities’ engagement to act as ACELYRIN’s financial advisor in connection with certain potential negotiated strategic transactions based on Guggenheim Securities’ qualifications, expertise, reputation, and knowledge of ACELYRIN’s business and the industry in which it operates. As described in more detail below, at the direction of the ACELYRIN Transaction Committee, Guggenheim Securities and/or ACELYRIN management contacted 27 potential counterparties, including Alumis and Company A (but excluding the 32 parties contacted regarding possible izokibep partnering opportunities described in more detail below), including both public and private companies to ascertain interest in a potential strategic or corporate development transaction with ACELYRIN.
On August 1, 2024, the ACELYRIN Transaction Committee met with ACELYRIN management, certain other members of the ACELYRIN Board and representatives from Initial Transaction Committee Counsel in attendance. The ACELYRIN Transaction Committee discussed the initial readout of the top-line results from the Phase 3 trial of izokibep for the treatment of moderate-to-severe HS and potential next steps with respect to izokibep partnering discussions.
On August 6, 2024, the ACELYRIN Board held a regularly scheduled board meeting, with members of ACELYRIN management, and a representative of Cooley (ACELYRIN), as corporate counsel, in attendance for portions of the meeting. At this meeting, the ACELYRIN Board discussed the initial readout of the top-line results from the Phase 3 trial of izokibep for the treatment of moderate-to-severe HS and potential next steps for the program, a potential restructuring, including a reduction in force, and pipeline prioritization.
On August 13, 2024, ACELYRIN announced a strategic restructuring of the company, including the decision to wind down its studies in izokibep based on positive, but not sufficiently differentiated results from the Phase 3 trial of izokibep for the treatment of moderate-to-severe HS, which results were also included in ACELYRIN’s announcement. ACELYRIN further announced its intention to focus its pipeline going forward on lonigutamab for the treatment of TED. The announced restructuring included a 33% reduction in force and an extension of ACELYRIN’s cash runway to mid-2027.
On August 16, 2024 and August 20, 2024, ACELYRIN management met with the management team of Company A to conduct further diligence and to assess mutual interest in a potential acquisition of Company A by ACELYRIN.
On August 20, 2024, the ACELYRIN Transaction Committee met with ACELYRIN management, certain other members of the ACELYRIN Board, representatives from Aquilo Partners and Initial Transaction Committee Counsel in attendance for portions of the meeting. Representatives from Aquilo Partners provided an update on discussions with potential partnership opportunities for the izokibep program, including that 32 parties had been identified for outreach, of which three parties remained in ongoing discussions. Ultimately, of the 32 parties contacted with respect to a potential izokibep partnering opportunity, none advanced to a term sheet or definitive agreement. The ACELYRIN Transaction Committee also discussed next steps on the potential strategic transaction process, including an update on outreach by Guggenheim Securities and ACELYRIN management to potential transaction counterparties and the recent meeting between ACELYRIN management and Company A. The ACELYRIN Transaction Committee engaged in discussions regarding Company A’s recent funding round, the status of development of Company A’s product candidate, the timeline for data, and the rationale for a strategic business combination. Ms. Kim further noted that ACELYRIN received certain inbound interests following the announcement of the strategic restructuring of ACELYRIN. Following the discussion, the ACELYRIN Transaction Committee directed ACELYRIN management to continue acquisition discussions with Company A and strategic discussions other parties that had been identified in discussions with Guggenheim Securities and ACELYRIN management to identify additional potential transaction counterparties and to keep the ACELYRIN Transaction Committee updated about its efforts.
On September 19, 2024, the ACELYRIN Board held a regularly scheduled meeting with ACELYRIN management and a representative of Cooley (ACELYRIN), as corporate counsel, present for portions of the meeting. At this meeting, members of ACELYRIN management provided a review of the ACELYRIN 2024 revised budget and associated long-range plan, as well as an update on the status of the izokibep partnering discussions, including with respect to the status of active discussions and activities with potential counterparties.
On October 1, 2024, the ACELYRIN Transaction Committee met with ACELYRIN management, representatives from Guggenheim Securities and Initial Transaction Committee Counsel in attendance. At this meeting, Guggenheim Securities provided an update on the status of outreach and engagement with potential counterparties for a potential strategic transaction. ACELYRIN management provided an update on meetings with Company A, including strategic transaction structures that may be possible with Company A and the strategic rationale for such structures. Following the discussion, the ACELYRIN Transaction Committee directed ACELYRIN management and Guggenheim Securities to continue discussions with Company A and keep the ACELYRIN Transaction Committee updated about its efforts.
On October 21, 2024, ACELYRIN and Company B entered into a mutual nondisclosure agreement, which did not include a standstill provision, to facilitate the exchange of confidential information in considering a potential acquisition of Company B by ACELYRIN.
On October 29, 2024, ACELYRIN and Company C entered into a mutual nondisclosure agreement, which did not include a standstill provision, to facilitate the exchange of confidential information in considering a potential acquisition of Company C by ACELYRIN.
On November 15, 2024, following consultation with certain members of the Alumis Board, Mr. Babler contacted Ms. Kim to preliminarily discuss re-engaging in discussions about a potential business combination between ACELYRIN and Alumis. Ms. Kim informed the Transaction Committee of these discussions following such meeting. Ms. Kim and Mr. Babler continued these preliminary discussions into December.
On November 19, 2024, the ACELYRIN Transaction Committee met with representatives from Guggenheim Securities in attendance for a portion of the meeting. At this meeting, Guggenheim Securities and Ms. Kim provided an update on preliminary discussions with two potential counterparties, Company B and Company C, each a private company with assets that ACELYRIN considered to be potential strategic acquisition targets. Ms. Kim and Mr. Labrucherie noted that ACELYRIN had conducted preliminary due diligence on each of Company B and Company C and that prior to the entry into any definitive agreement with either party, further due diligence would be required. The ACELYRIN Transaction Committee authorized ACELYRIN management to submit non-binding acquisition proposals to Company B and Company C on the terms discussed in the meeting.
On November 20, 2024, Ms. Kim submitted non-binding indications of interest for acquisition transactions with each of Company B and Company C. Company C initially did not respond to the non-binding indication of interest and later rejected ACELYRIN’s offer on December 11, 2024.
On December 1, 2024, Ms. Kim presented Company A with a verbal non-binding offer for a potential partnership transaction, which Company A declined.
On December 3, 2024, the ACELYRIN Board held a regularly scheduled meeting with ACELYRIN management present and representatives of Cooley (ACELYRIN), as corporate counsel, present. At this meeting, members of ACELYRIN management presented an updated long-range plan through 2027. Members of the ACELYRIN Transaction Committee also provided an update to the ACELYRIN Board on recent meetings of the ACELYRIN Transaction Committee. Following the meeting, the ACELYRIN Board recommended Ms. Kim continue discussions with Mr. Babler regarding a potential combination with Alumis and to follow up with Company B regarding a potential acquisition by ACELYRIN.
From December 3, 2024 through December 11, 2024, Ms. Kim continued discussions with management of Company B, and ACELYRIN management further continued due diligence of Company B.

On December 9, 2024, the ACELYRIN Board held a meeting to review the topline results from ACELYRIN’s Phase 2b/3 trial of izokibep in uveitis, which failed to meet the primary endpoint or meet statistical significance on any secondary endpoint.
On December 10, 2024, ACELYRIN announced the topline results from ACELYRIN’s Phase 2b/3 trial of izokibep in uveitis failed to meet the primary endpoint or meet statistical significance on any secondary endpoint and that it was ceasing further development of izokibep.
On December 11, 2024, the ACELYRIN Board held a meeting with ACELYRIN management and management of Company B present for portions of the meeting. At this meeting, management of Company B provided an overview of its business, its lead program and market opportunities. Following such presentation, the ACELYRIN Board further discussed Company B and Alumis, and recommending setting up a call with Alumis to identify steps to accelerate discussions.
On December 12, 2024, Ms. Kim and Mr. Gosebruch met with Mr. Babler and Sapna Srivastava (a member of Alumis’ Board) to further discuss a potential business combination. Mr. Gosebruch indicated that discussions with other parties were progressing and encouraged Alumis to submit a proposal regarding a potential transaction.
On December 16, 2024, representatives of ACELYRIN management met with representatives of Alumis management and each management team provided the other management team with a presentation regarding its company’s product candidates.
On December 18, 2024, the ACELYRIN Transaction Committee met with certain other ACELYRIN Board members, ACELYRIN management and representatives from Guggenheim Securities. At this meeting, Guggenheim Securities provided an update on the outreach to potential counterparties, noting that, at the direction of the ACELYRIN Transaction Committee, Guggenheim Securities and/or ACELYRIN management had contacted 27 companies across relevant therapeutic areas to discuss a range of potential strategic transactions, including acquisitions of ACELYRIN, asset acquisitions by ACELYRIN and licensing or partnership arrangements. Guggenheim Securities further noted that it understood that ACELYRIN had executed confidentiality agreements with 10 of these companies (none of which included standstill provisions), that ACELYRIN had submitted three non-binding proposals (Company A, Company B and Company C) and that ACELYRIN had received the May 29 Proposal from Alumis. After discussion, the ACELYRIN Transaction Committee authorized management to submit of a revised letter of intent to Company B substantially on the terms discussed in the meeting. ACELYRIN management also noted that discussions with Alumis had resumed, and that ACELYRIN had engaged an independent third-party consultant to conduct an independent assessment of the market landscape for the primary asset of Alumis and subsequently delivered to the ACELYRIN Board.
On December 18, 2024, ACELYRIN submitted an updated non-binding letter of intent to acquire Company B for a combination of shares of ACELYRIN common stock at closing and potential post-closing milestone payments comprised of stock, cash or a combination of the two.
On January 2, 2025, the Alumis Board (with Dr. Colowick and Mr. Machado recused from the meeting and all subsequent meetings of the Alumis Board or the Alumis Special Committee with respect to a potential transaction) held a meeting with Alumis management, representatives of Cooley (Alumis) (hereafter, “Cooley”), and representatives of Morgan Stanley, a longstanding financial advisor to Alumis, in attendance. In connection with discussions regarding a potential strategic transaction with ACELYRIN, representatives of Cooley provided an overview of Alumis’ fiduciary duties and discussed potential conflicts of interest as between any members of the Alumis Board and ACELYRIN. It was noted that both Dr. Colowick and Mr. Machado served as members of the ACELYRIN Board as well as the Alumis Board. With respect to all discussions and meetings of the Alumis Board (or portions thereof) regarding a potential transaction with ACELYRIN, Alan Colowick (a member of each of the ACELYRIN Board and the Alumis Board and an affiliate of AyurMaya and Matrix, a significant stockholder of each of ACELYRIN and Alumis) and Patrick Machado (a member of each of the ACELYRIN Board and the Alumis Board), were recused and did not attend or participate in such discussions. Mr. Babler reviewed with the Alumis Board the status of his ongoing discussions with Ms. Kim. Representatives of Morgan Stanley then reviewed certain preliminary financial perspectives on a potential combination between Alumis and ACELYRIN. Following discussion, the Alumis Board authorized Alumis management to submit a preliminary, non-binding indication of interest to ACELYRIN on the terms discussed, including ACELYRIN equityholders receiving approximately 40% of the combined company’s pro forma shares.
Later that day, Alumis delivered to ACELYRIN a written preliminary, non-binding indication of interest outlining the terms of a proposed all-stock business combination (the “January 2 Proposal”). The January 2 Proposal proposed a transaction where Alumis would acquire ACELYRIN and, as a result of the transaction, ACELYRIN equityholders would receive approximately 40% of the combined company’s pro forma shares and one independent director on the ACELYRIN Board would be added to the Alumis Board. The January 2 Proposal also included a request for a 30-day period of exclusivity.
On January 5, 2025, Company B sent ACELYRIN a non-binding counteroffer (the “Company B Proposal”) to the non-binding proposal submitted by ACELYRIN on December 18, 2024 proposing the acquisition of Company B by ACELYRIN. The Company B Proposal provided for, among other things, a substantially increased purchase price relative to ACELYRIN’s December 18, 2024 proposal.
After market close on January 6, 2025, ACELYRIN announced additional Phase 2 data and its Phase 3 trial design for lonigutamab in TED (the “January 6 Announcement”). From January 6, 2025 to January 7, 2025, the share price of ACELYRIN’s common stock fell from $3.49 to $2.20 (or approximately 37%). Thereafter, Ms. Kim communicated with a number of existing ACELYRIN investors and third parties regarding the January 6 Announcement.
On January 9, 2025, the ACELYRIN Board (including the ACELYRIN Transaction Committee) held a meeting with members of ACELYRIN management, representatives of Guggenheim Securities and representatives of Fenwick & West LLP (“Fenwick”), recently engaged corporate counsel for ACELYRIN, to discuss investor and third party feedback following the January 6 Announcement. Following such discussion, the ACELYRIN Board also discussed recent conversations with Alumis and Company B regarding potential business combinations. A representative of Guggenheim Securities reviewed the January 2 Proposal received from Alumis as well as the Company B Proposal, including the economic terms of each offer, the assets of each counterparty, the pro forma ownership levels of the combined company under each offer, Guggenheim Securities’ perspectives on each offer, as well as cash runway and key catalysts of the combined company under each offer. The ACELYRIN Board then discussed potential strategic alternatives to the proposed offers from each of Alumis and Company B, including continuing to operate ACELYRIN as a standalone company to develop lonigutamab. Following discussion, the ACELYRIN Board directed Guggenheim Securities to contact Morgan Stanley to communicate that the January 2 Proposal did not provide sufficient value to ACELYRIN stockholders and would need to improve meaningfully and reflect increased pro forma ownership by ACELYRIN stockholders of the combined company for ACELYRIN to engage further. Mr. Machado did not attend the meeting and Dr. Colowick was recused from and did not attend the portion of the meeting discussing Alumis, Company B and other alternatives.
Following such meeting, on January 9, 2025, Guggenheim Securities informed Morgan Stanley of the message of the ACELYRIN Board.
On January 10, 2025, Mr. Babler verbally communicated to Mr. Gosebruch and Ms. Kim that Alumis would increase its offer for a proposed transaction with ACELYRIN so that ACELYRIN equityholders would receive 42% of the combined company (the “January 10 Proposal”).
On January 11, 2025, the ACELYRIN Board (including the ACELYRIN Transaction Committee) held a meeting with members of ACELYRIN management, representatives of Guggenheim Securities and representatives of Fenwick to discuss the revised offer received from Alumis. Dr. Colowick and Mr. Machado did not attend the meeting because they were recused from all discussions regarding Alumis and potential alternative transactions. A representative of Guggenheim Securities reviewed certain financial perspectives related to the January 10 Proposal and the Company B Proposal. The Guggenheim Securities representative and Ms. Kim also provided the ACELYRIN Transaction Committee with an update on other counterparties ACELYRIN management had reached out to on behalf of the ACELYRIN Transaction Committee following the release of ACELYRIN’s additional Phase 2 data and its Phase 3 trial design for lonigutamab. The ACELYRIN Board also discussed other potential strategic alternatives to a transaction with Alumis, including whether to wind down operations and return capital to investors. After considering various alternatives, including the risks and benefits to ACELYRIN and its stockholders of entering into a transaction with Alumis or Company B, the ACELYRIN Board authorized Mr. Gosebruch and Ms. Kim to seek to negotiate a pro forma ownership by ACELYRIN stockholders of the combined company that was greater than what was provided for in the January 10 Proposal. The ACELYRIN Board determined that a combination with Alumis on terms acceptable to ACELYRIN provided superior upside potential to ACELYRIN stockholders than an acquisition of Company B and determined to proceed with further negotiations with Alumis and suspend discussions with Company B. The ACELYRIN Board also authorized Mr. Gosebruch and Ms. Kim to begin negotiation of definitive documents for the proposed transaction on an expedited basis if they were able to negotiate acceptable economic terms for a proposed combination of ACELYRIN and Alumis in line with the ACELYRIN Board’s direction.
On January 11-12, 2025, at the instruction of the ACELYRIN Board and the Alumis Special Committee, respectively, representatives from Guggenheim Securities and Morgan Stanley conducted several bilateral calls, with subsequent conversations with Mr. Gosebruch and Ms. Kim from ACELYRIN and Mr. Babler from Alumis to negotiate a mutually agreeable ownership split following a potential combination of ACELYRIN and Alumis. On January 12, 2025, ACELYRIN and Alumis management agreed to commence work on negotiating definitive documentation for a transaction providing for the combination of ACELYRIN and Alumis such that ACELYRIN’s equity holders would collectively own approximately 45% of the capital stock of the combined company, subject to an exchange ratio to be determined by the parties following further discussion, and two independent members of the ACELYRIN Board would join the Alumis Board.
On January 12, 2025, the Alumis Board held a meeting with Alumis management, representatives of Cooley, and representatives of Morgan Stanley in attendance. In connection with discussions regarding a strategic transaction with ACELYRIN, representatives of Cooley provided an overview of Alumis’ fiduciary duties and discussed potential conflicts of interest as between any members of Alumis Board and ACELYRIN. Given the proposed transaction with ACELYRIN, the Alumis Board determined to form a special committee, consisting solely of independent and disinterested members of the Alumis Board, to evaluate any potential transaction with ACELYRIN. Following discussion, the Alumis Board approved the formation of the Alumis Special Committee and, subject to review of the charter of the Alumis Special Committee, delegated to the Alumis Special Committee exclusive authority to, among other things, (i) review and to evaluate the terms and conditions, and determine the advisability, of a potential buy-side strategic transaction or a proposal for a potential buy-side strategic transaction (“potential transaction”) and any alternatives thereto that the Alumis Special Committee deems appropriate, (ii) establish, approve, modify, monitor and direct the process and procedures related to the review and evaluation of a potential transaction and any alternatives thereto, including, the authority to determine not to proceed with any such process, procedures, review or evaluation, or to recommend any of the foregoing to the Alumis Board, (iii) make or accept, reject, negotiate or seek to modify the price, structure, form, terms and conditions of a potential transaction, the form, terms and conditions of any definitive agreements in connection therewith and review and comment on any and all materials to be filed with the SEC, if any, and other governmental and non-governmental persons and entities, (iv) determine whether a potential transaction or any alternative thereto negotiated by the Alumis Special Committee is fair to, and in the best interests of, Alumis and its stockholders, and (v) with respect to any actions required to be taken by the full Alumis Board with respect to a potential transaction or any alternative thereto, recommend to the Alumis Board what action, if any, should be taken by the Alumis Board (it being understood that the Alumis Board must also approve any potential transaction). The Alumis Board determined to appoint Sapna Srivastava and Zhengbin Yao to the Alumis Special Committee due to both of the directors’ independence and their extensive background and experience in the biopharmaceutical industry.
On January 13, 2025, representatives of Cooley distributed a draft of the charter of the Alumis Special Committee. Following review by the Alumis Board of such charter, the Alumis Board approved the formation of the Alumis Special Committee.
On January 14, 2025, representatives of Cooley, and Fenwick met to discuss transaction planning and related workstreams. Representatives of Cooley informed representatives of Fenwick that they were preparing a draft merger agreement for the proposed transaction. Representatives of Fenwick and Cooley also discussed the potential process for the proposed transaction.

On January 15, 2025, ACELYRIN and Alumis entered into a mutual confidentiality agreement which superseded the prior confidentiality agreement between the parties, and included a customary standstill provision with respect to each company subject to customary fallaway provisions upon the entry or public announcement of certain acquisition transactions.
On January 23, 2025, the ACELYRIN Board, including the ACELYRIN Transaction Committee, held a meeting with members of ACELYRIN management and representatives of Fenwick. Dr. Colowick and Mr. Machado did not attend the meeting because they were recused from all discussions regarding Alumis and potential alternative transactions. The representatives of Fenwick noted that, in light of the passage of time since the May 2024 survey of potential conflicts of interest related to a proposed transaction with Alumis, a new questionnaire had been circulated to members of the ACELYRIN Board in advance of the meeting to identify potential conflicts of interest in respect of Alumis and certain of its significant stockholders. It was also noted that Dr. Colowick and Mr. Machado, each a member of the Alumis Board as well as a member of the ACELYRIN Board, had recused themselves from all meetings of the ACELYRIN Board related to Alumis on account of their status as members of the Alumis Board. At this meeting, a representative of Fenwick also reviewed the fiduciary duties of the ACELYRIN Board in the context of a potential transaction with Alumis. The Fenwick representative then also reviewed a conflicts disclosure letter from Guggenheim Securities describing its previous work with Alumis and certain of its affiliates that had been identified by Fenwick, which had been updated from the prior disclosure provided by a representative of Guggenheim Securities to the ACELYRIN Transaction Committee at the meeting of the ACELYRIN Transaction Committee on May 28, 2024 and described that Guggenheim Securities acted as an underwriter of Alumis’ IPO. The ACELYRIN Board then reviewed, and after discussion, approved resolutions to confirm and clarify the authorization of the ACELYRIN Transaction Committee in respect of the potential transaction with Alumis and any potential alternative thereto, which included authorization to among other things, oversee the process for evaluation and negotiation of any transaction with Alumis, to make recommendations to the ACELYRIN Board regarding the Alumis transaction and to engage separate legal counsel and financial advisors to assist with the transaction if it determined such engagement was appropriate and to address any potential conflicts that arise in negotiations with Alumis. The ACELYRIN Transaction Committee then re-confirmed its engagement with Guggenheim Securities as financial advisor and Fenwick as legal counsel. The ACELYRIN Board also discussed the efforts undertaken by members of ACELYRIN management and Guggenheim Securities to explore strategic transactions for ACELYRIN and the results of those explorations.
Later on January 23, 2025, Cooley sent to Fenwick an initial draft of the merger agreement (the “January 23 Merger Agreement Draft”). Among other things, the January 23 Merger Agreement Draft provided for customary fiduciary rights of each company’s board of directors to consider and react to any “Superior Proposal” received on an unsolicited basis following the execution of a definitive merger agreement, subject to compliance with standard notice and informational rights. However, it required that the proposed transaction be brought to ACELYRIN’s stockholders at a special meeting of ACELYRIN stockholders for their consideration and vote, regardless of whether the ACELYRIN Board had exercised its right to change its recommendation on fiduciary grounds for a “Superior Proposal” or an “Intervening Event,” as defined in the merger agreement (the “Force the Vote Provision”). The January 23 Merger Agreement Draft also contemplated the receipt of customary voting agreements supporting the proposed transaction from certain to-be-identified affiliate stockholders of both companies.
On January 24, 2025, the Alumis Special Committee held a meeting with Alumis management and representatives of Cooley and Morgan Stanley in attendance. Members of Alumis management provide an update on the transaction status, including key diligence workstreams, anticipated transaction timeline and an overview of documentation status, including that representatives of Cooley had sent the January 23 Merger Agreement Draft to representatives of Fenwick. Subsequently, following Morgan Stanley’s departure from the meeting, the Alumis Special Committee, with representatives of Cooley, reviewed Morgan Stanley’s customary disclosures regarding Morgan Stanley’s prior relationships with Alumis and ACELYRIN. Following such review, the Alumis Special Committee directed Alumis management to negotiate the terms of an engagement letter with Morgan Stanley.
On January 28, 2025, Fenwick sent to Cooley a revised draft of the merger agreement, which, among other things, rejected the Force the Vote Provision and proposed a termination fee equal to 3.0% of ACELYRIN’s then-current equity value.

On January 29, 2025, the ACELYRIN Transaction Committee held a meeting with members of ACELYRIN management and representatives of Fenwick and Guggenheim Securities in attendance. At this meeting, Ms. Kim provided an update regarding the status of negotiations and due diligence with Alumis regarding a proposed transaction, and Guggenheim Securities provided an update regarding its work on aligning with Morgan Stanley on the methodology for finalizing the exchange ratio applicable to a proposed transaction that would result in ACELYRIN equity holders owning approximately 45% of the pro forma capital stock of the combined company. A representative of Fenwick also reviewed with the ACELYRIN Transaction Committee the principal terms of the merger agreement under negotiation between representatives of ACELYRIN and representatives of Alumis, as well as the issues presented by the January 23 Merger Agreement Draft.
Also on January 29, 2025, the Alumis Special Committee held a meeting with Alumis management and representatives of Cooley and Morgan Stanley in attendance. Mr. John Schroer, chief financial officer of Alumis, reviewed certain financial projections, including certain the material assumptions incorporated therein, with respect to each of Alumis and ACELYRIN for calendar years 2025 through 2045 (in each case on a probability-adjusted basis), which projections were prepared at the request of the Alumis Special Committee to assist with the review and assessment of any potential strategic transaction with ACELYRIN. The Alumis Special Committee discussed the financial projections provided, including certain assumptions underlying such projections.
On February 1, 2025, Cooley sent to Fenwick a revised draft of the merger agreement, which included mutual termination rights for each company in order to enter into a definitive agreement for a “Superior Proposal” that did not result from a breach of the non-solicitation provisions of the merger agreement (the “Fiduciary Termination Right”), and a termination fee under certain customary circumstances (including exercise of the Fiduciary Termination Right) in the amount of 4.0% of ACELYRIN’s implied equity value in the transaction.
Over the course of the week of February 3, 2024, Mr. Babler and Ms. Kim worked to resolve the remaining outstanding issues in the merger agreement, including agreeing to reciprocal termination fees, under customary circumstances (including exercise of the Fiduciary Termination Right), in the amount of $10.0 million.
On February 3, 2025, the ACELYRIN Transaction Committee held a meeting with certain other ACELYRIN Board members, with members of ACELYRIN management and representatives of Fenwick and Guggenheim Securities in attendance. At the meeting, Ms. Kim provided an update on the progress of negotiations and due diligence with Alumis regarding a proposed transaction. A representative of Fenwick also provided the ACELYRIN Transaction Committee with an update on the status of negotiations related to the merger agreement and other documentation related to the proposed transaction, including the key issues under negotiation at such time, including the covenants that would apply to each company’s operation of its business during the interim period.
On February 4, 2025, the Alumis Special Committee held a meeting with Alumis management and representatives of Cooley and Morgan Stanley in attendance. Mr. Schroer reviewed the financial projections, including certain of the material assumptions incorporated therein, with respect to each of Alumis and ACELYRIN for calendar years 2025 through 2045 (in each case on a probability-adjusted basis) that were previously provided to and discussed with the Alumis Special Committee on January 29, 2025. Following discussion, the Alumis Special Committee approved such projections for use in evaluating the potential strategic transaction with ACELYRIN and directed Alumis senior management to provide such projections to Morgan Stanley for purposes of providing financial analyses in connection with Alumis’ Special Committee’s evaluation of such transaction, including preparing any opinion requested by the Alumis Special Committee. For a detailed discussion of such projections, please see below under the section titled “Alumis Management Unaudited Prospective Financial Information.” Mr. Babler and representatives of Cooley provided an update to the Alumis Special Committee regarding discussions with ACELYRIN with respect to certain remaining open issues in the merger agreement.
On February 5, 2025, the Alumis Special Committee held a meeting with Alumis management and representatives of Cooley and Morgan Stanley in attendance. Mr. Babler and representatives of Cooley provided an update to the Alumis Special Committee regarding discussions with ACELYRIN with respect to certain remaining open issues in the merger agreement. Subsequently, following Morgan Stanley’s departure from the meeting, Mr. Schroer and representatives of Cooley reviewed the draft of the Morgan Stanley engagement letter. After discussion, the Alumis Special Committee approved the engagement of Morgan Stanley as Alumis’ Special Committee’s financial advisor in connection with the potential transaction with ACELYRIN. On February 6, 2025, Alumis entered into an engagement letter, as approved by the Alumis Special Committee, with Morgan Stanley.
On February 6, 2025, the ACELYRIN Board, including the ACELYRIN Transaction Committee, met, with members of ACELYRIN management and representatives of Guggenheim Securities and Fenwick in attendance. Dr. Colowick and Mr. Machado were not in attendance and had recused themselves from the meeting. The ACELYRIN Board discussed the proposed merger agreement and factors that the members of the ACELYRIN Board considered in forming their view that ACELYRIN’s entry into the merger agreement was advisable, fair and in the best interests of ACELYRIN and its stockholders, as described further in the section titled “— ACELYRIN’s Reasons for the Merger; Recommendation of the ACELYRIN Board.” Representatives of Fenwick reviewed with the ACELYRIN Board the resolutions proposed to be adopted by the ACELYRIN Board at the meeting. Representatives of Guggenheim Securities then reviewed with the ACELYRIN Board Guggenheim Securities’ financial analyses of the Original Exchange Ratio and rendered an oral opinion, confirmed by delivery of a written opinion dated February 6, 2025, to the ACELYRIN Board to the effect that, as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations and qualifications to the review undertaken, the Original Exchange Ratio was fair, from a financial point of view, to the stockholders of ACELYRIN.
For more information about Guggenheim Securities’ opinion, see the section titled “— Opinion of ACELYRIN’s Financial Advisor.”
The ACELYRIN Transaction Committee unanimously (i) determined that the terms of the Merger Agreement, ACELYRIN Voting Agreements and the transactions contemplated by the Merger Agreement, including the Merger are advisable, fair to and in the best interests of ACELYRIN and its stockholders, (ii) recommended that the ACELYRIN Board approve and declare advisable the Merger Agreement, the ACELYRIN Voting Agreements and the transactions contemplated by the Merger Agreement, in each case on the terms and subject to the conditions set forth in the Merger Agreement and ACELYRIN Voting Agreements, as applicable, (iii) recommended that the ACELYRIN Board authorize and approve the execution, delivery and performance by ACELYRIN of the Merger Agreement and the ACELYRIN Voting Agreements and the consummation by ACELYRIN of the transactions contemplated by the Merger Agreement and (iv) recommended that the ACELYRIN Board recommend that ACELYRIN’s stockholders adopt the Merger Agreement and direct that the Merger Agreement be submitted to a vote at a meeting of the stockholders of ACELYRIN. Following the foregoing determinations of the ACELYRIN Transaction Committee, the ACELYRIN Board then unanimously (other than Dr. Colowick and Mr. Machado, each of whom was not in attendance and had recused himself from the meeting): (i) determined that the terms of the Merger Agreement, the ACELYRIN Voting Agreements and the transactions contemplated by the Merger Agreement, including the Merger are advisable, fair to and in the best interests of ACELYRIN and its stockholders, (ii) approved the Merger Agreement, the ACELYRIN Voting Agreements and the transactions contemplated by the Merger Agreement, including the Merger, and declared the Merger Agreement advisable, (3) recommended that the ACELYRIN stockholders adopt the Merger Agreement, and (4) directed that the Merger Agreement be submitted for consideration by the ACELYRIN stockholders at the ACELYRIN Special Meeting.
Also on February 6, 2025, the Alumis Board (including the Alumis Special Committee) held a special meeting, with Alumis senior management and representatives of Cooley and Morgan Stanley in attendance, to review the final terms of the Merger Agreement, and to determine whether to approve Alumis’ entry into the Merger Agreement with ACELYRIN. Representatives of Morgan Stanley reviewed with the Alumis Board Morgan Stanley’s financial analyses of the Exchange Ratio and rendered to the Alumis Special Committee its oral opinion (which was subsequently confirmed in writing by delivery of Morgan Stanley’s written opinion addressed to the Alumis Special Committee dated the same date), that as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth in Morgan Stanley’s written opinion, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to Alumis. Following the presentation by representatives of Morgan

Stanley, representatives of Cooley then reviewed with the Alumis Board and the Alumis Special Committee their fiduciary duties in connection with a potential strategic transaction, including the proposed Merger, and reviewed certain material terms of the Merger Agreement. The members of the Alumis Board not on the Alumis Special Committee excused themselves from the meeting and the Alumis Special Committee met to discuss the resolutions of the Alumis Special Committee. Following such discussion, the Alumis Special Committee unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Alumis and its stockholders, (ii) recommended to the Alumis Board that it approve the Merger and the transactions contemplated by the Merger Agreement, including the Alumis stock issuance, and (iii) recommended to the Alumis Board that it submit, and recommend the approval of the Alumis stock issuance proposal, to Alumis’ stockholders. Following the recommendation of the Alumis Special Committee, the remaining members of the Alumis Board returned to the meeting. After considering the unanimous recommendation of the Alumis Special Committee and on the basis of the other factors described above, the Alumis Board unanimously (with Dr. Colowick and Mr. Machado recused): (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Alumis and its stockholders, (ii) approved the Merger and the transactions contemplated by the Merger Agreement, including the Alumis stock issuance, and (iii) resolved to submit, and recommend the approval of the Alumis stock issuance proposal, to Alumis’ stockholders.
The Merger was subsequently announced following market close on February 6, 2025, following release of signature pages by the parties.
On February 20, 2025, the ACELYRIN Board received an unsolicited indication of interest from Concentra Biosciences, LLC (“Concentra”), of which Tang Capital Partners, LP (“Tang Capital”) is the controlling shareholder, to acquire all of the outstanding shares of ACELYRIN common stock for the per share consideration of (i) $3.00 in cash, plus (ii) a contingent value right (“CVR”) representing the right to receive 80% of the net proceeds from any out-license or disposition of ACELYRIN’s development programs or intellectual property (the “Tang Proposal”). Also on February 20, 2025, Tang Capital filed a Schedule 13D disclosing its accumulated ownership of 5.3% of ACELYRIN common stock as of February 18, 2025 and the fact that Tang Capital had sent the Tang Proposal to the ACELYRIN Board. ACELYRIN promptly notified Alumis of the Tang Proposal in accordance with the terms of the Merger Agreement. Later that evening, ACELYRIN issued a press release acknowledging receipt of the Tang Proposal and reaffirming the ACELYRIN Board’s commitment to acting in the best interests of the ACELYRIN stockholders, consistent with its fiduciary duties, and to its obligations under the Merger Agreement.
On February 24, 2025, the ACELYRIN Board, including the members of the ACELYRIN Transaction Committee, held a meeting with members of ACELYRIN management and representatives of Guggenheim Securities, Fenwick and Paul Hastings LLP (“Paul Hastings”), legal counsel to ACELYRIN, present. Dr. Colowick and Mr. Machado did not attend the meeting because they were recused from all discussions regarding Alumis and potential alternative transactions. The representatives of Fenwick noted that a questionnaire had been circulated to members of the ACELYRIN Board in advance of the meeting to identify potential conflicts of interest in respect of Concentra and Tang Capital, and that, based on the responses received, the independent directors who had not recused themselves from discussions regarding Alumis and potential alternative transactions were all independent and disinterested with respect to Concentra and Tang Capital. The Fenwick representatives then reviewed an updated conflicts disclosure letter from Guggenheim Securities. The ACELYRIN Board confirmed that it had reviewed the conflicts disclosure letter and did not have any concerns with respect to Guggenheim Securities serving as ACELYRIN’s financial adviser in respect of the Tang Proposal. A representative of Fenwick then reviewed the fiduciary duties of the ACELYRIN Board in the context of the Tang Proposal and the Merger Agreement. The ACELYRIN Board then discussed the Tang Proposal, including a framework for assessing whether the Tang Proposal would reasonably be expected to result in a Company Superior Proposal (as defined in the Merger Agreement). The ACELYRIN Board also discussed ongoing engagement with key ACELYRIN stockholders and with Alumis regarding the Merger, as well as Alumis’ anticipated development plans for lonigutamab. The ACELYRIN Board determined that it would be advisable (i) to further discuss with Alumis the Tang Proposal as well as feedback received to date from ACELYRIN stockholders regarding the Merger and (ii) to instruct Guggenheim Securities, in consultation with Ms. Kim and members of the ACELYRIN Transaction Committee, to contact Tang Capital to clarify the terms and conditions of the Tang Proposal in compliance with the terms of the Merger Agreement. The ACELYRIN Board instructed Guggenheim Securities to contact representatives of Tang Capital to clarify certain terms and conditions of the Tang Proposal.
On February 25, 2025, Ms. Kim and Mr. Gosebruch met with Mr. Babler and Dr. Srivastava to discuss the Tang Proposal.
On February 27, 2025, representatives of Guggenheim Securities contacted representatives of Tang Capital to clarify certain terms and conditions of the Tang Proposal.
The same day, Tang Capital filed an amendment to its Schedule 13D disclosing its increased ownership of 7.3% of ACELYRIN common stock as of February 25, 2025.
On March 3, 2025, the ACELYRIN Board (including the members of the ACELYRIN Transaction Committee) held a meeting with members of ACELYRIN management and representatives of Guggenheim Securities, Fenwick, Paul Hastings and Joele Frank present. Dr. Colowick and Mr. Machado did not attend the meeting because they were recused from all discussions regarding Alumis and potential alternative transactions. Ms. Kim provided an overview of Tang Capital and Concentra, ongoing discussions with Alumis regarding the Tang Proposal and discussions with key ACELYRIN stockholders regarding the Merger. A representative of Paul Hastings then led the ACELYRIN Board in a discussion regarding various considerations relating to evaluating and making a determination regarding whether or not the Tang Proposal would reasonably be expected to result in a Company Superior Proposal. A representative of Guggenheim Securities then provided an overview of certain financial aspects of the Tang Proposal and of the trading prices of ACELYRIN common stock and Alumis common stock following the public announcement of the Merger and of the Tang Proposal. The representative of Guggenheim Securities then reviewed the financial analysis underlying the fairness opinion previously issued by Guggenheim Securities with respect to the Merger. The ACELYRIN Board engaged in fulsome discussion, including the potential value to ACELYRIN’s stockholders from the continued development of the lonigutamab program by the post-closing combined company, as well as the potential benefits to ACELYRIN stockholders of the increased scale and complementary attributes of the combined company through the Merger, including the differentiated and late-stage portfolio, the significant capital of the combined company, the depth and experience of the combined company’s leadership team as well as other cost synergies, in comparison to the expected value to ACELYRIN stockholders presented by the Tang Proposal. The ACELYRIN Board also considered the additional potential value to the ACERLYRIN stockholders of receiving equity in the post-closing combined company as compared to the specified cash value presented by the Tang Proposal. The ACELYRIN Board then determined that the Tang Proposal was not, and would not reasonably be expected to result in, a Company Superior Proposal, and directed Ms. Kim to communicate its determination to Tang Capital prior to market open on March 4, 2025.
On March 4, 2025, prior to market open, Ms. Kim informed representatives of Tang Capital of the ACELYRIN Board’s determination that the Tang Proposal was not, and would not reasonably be expected to result in, a Company Superior Proposal. ACELYRIN then issued a press release disclosing the same. Also prior to market open on March 4, 2025, ACELYRIN and Alumis issued a joint press release reaffirming the companies’ respective commitment to the Merger.
On March 10, 2025, the ACELYRIN Board (including the ACELYRIN Transaction Committee) held a meeting with members of ACELYRIN management and representatives of Guggenheim Securities, Fenwick, Paul Hastings and Joele Frank present. Dr. Colowick and Mr. Machado did not attend the meeting because they were recused from all discussions regarding Alumis and potential alternative transactions. Ms. Kim provided an update on stockholder engagement following ACELYRIN’s announcement that the ACELYRIN Board had determined that the Tang Proposal was not, and would not reasonably be expected to result in, a Company Superior Proposal. The ACELYRIN Board also considered the possibility of adopting a stockholder rights plan in response to further open market purchases by Tang Capital. Representatives of Fenwick and Guggenheim Securities presented to the ACELYRIN Board regarding the material terms of a stockholder rights plan, and Fenwick reviewed with the members of the ACELYRIN Board their fiduciary duties in considering the adoption of a stockholder rights plan (the “Rights Plan”), a draft version of which was provided to the ACELYRIN Board for review. The ACELYRIN Board then further discussed whether the Rights Plan is, or would reasonably be expected to be, in the best interest of

ACELYRIN and its stockholders. The ACELYRIN Board determined not to adopt a Rights Plan at such time but to continue to monitor the ACELYRIN stockholder base in case such a need were to arise.
On March 12, 2025, Tang Capital filed an amendment to its Schedule 13D disclosing its ownership of 8.8% of ACELYRIN common stock as of March 12, 2025. A representative of Tang Capital also reached out to Ms. Kim via email requesting a meeting with the ACELYRIN Transaction Committee. Following such filing and outreach, Ms. Kim promptly updated Mr. Babler of the request from Tang Capital. Mr. Babler then contacted Mr. Gosebruch to discuss Tang Capital’s continued accumulation of ACELYRIN common stock in the open market and suggested that ACELYRIN adopt a Rights Plan, in the face of the continued accumulation of stock by Tang Capital.
Later on March 12, 2025, the ACELYRIN Board (including the ACELYRIN Transaction Committee) held a meeting with members of ACELYRIN management and representatives of Guggenheim Securities, Fenwick, Paul Hastings and Joele Frank present. Dr. Colowick and Mr. Machado did not attend the meeting because they were recused from all discussions regarding Alumis and potential alternative transactions. Ms. Kim and Mr. Gosebruch provided an overview of Tang Capital’s continued accumulation of ACELYRIN common stock in the open market, then totaling 8.8% of ACELYRIN common stock as reflected in Tang Capital’s amended Schedule 13D, the meeting request received from Tang Capital and discussions with Mr. Babler over the course of the day. The ACELYRIN Board discussed with representatives of Fenwick, Paul Hastings and Guggenheim Securities the terms of a potential rights plan that would be reasonable and proportionate in response to these events. The representatives of Guggenheim Securities reviewed certain considerations relating to a Rights Plan, including with respect to the exercise price of rights by ACELYRIN stockholders. Representatives of Fenwick reviewed with the ACELYRIN Board the board members’ fiduciary duties with respect to adopting the Rights Plan. After discussion, the ACELYRIN Board agreed to adopt the Rights Plan with a $16.00 per share exercise price that would become exercisable if an entity, person or group acquires beneficial ownership of 10% or more of ACELYRIN common stock (or 20% of ACELYRIN common stock if such entity, person or group reports their beneficial ownership under Schedule 13G). The Rights Plan was made effective as of March 13, 2025, and is scheduled to expire on March 12, 2026. If an entity, person or group acquires ACELYRIN common stock in excess of the thresholds set forth in the Rights Plan, each right will entitle its holder (other than the person, entity or group triggering the rights under the Rights Plan, whose rights will become void and will not be exercisable) to purchase, at the exercise price, additional shares of ACELYRIN common stock having a then-current market value of twice the exercise price. Immediately after the ACELYRIN Board meeting Ms. Kim and Mr. Gosebruch informed Mr. Babler that ACELYRIN had adopted the Rights Plan, in accordance with Mr. Babler’s suggestion.
On March 18, 2025, the ACELYRIN Board received an unsolicited indication of interest from Company D, to acquire all of the outstanding shares of ACELYRIN common stock for the per share consideration of (i) $2.70 in cash, plus (ii) a contingent value right (“CVR”) representing the right to receive $1.00 per share in cash upon obtaining US regulatory approval for lonigutamab and $2.00 per share upon achievement of a global net sales milestone for lonigutamab (the “Company D Proposal”). ACELYRIN promptly notified Alumis of the Company D Proposal in accordance with the terms of the Merger Agreement and furnished Cooley and Alumis with a copy of the Company D Proposal.
On March 19, 2025, the ACELYRIN Board held a regularly scheduled meeting with ACELYRIN management and representatives of Fenwick present. At such meeting, the ACELYRIN Board discussed Company D and the Company D Proposal. Dr. Colowick and Mr. Machado were recused from and did not attend the portion of the meeting discussing Alumis and Company D. The ACELYRIN Board instructed Ms. Kim to contact Company D to clarify certain terms and conditions of the Company D Proposal. Following such ACELYRIN Board meeting, ACELYRIN notified Alumis of its intention to clarify certain terms and conditions of the Company D Proposal.
On March 20, 2025, Ms. Kim contacted Company D to clarify certain terms and conditions of the Company D Proposal. Company D clarified that they were aware of the Merger Agreement and the termination fee provisions therein, that they had not yet retained outside advisors and their proposal was flexible in the form of consideration proposed.

On March 24, 2025, the ACELYRIN Board (including the members of the ACELYRIN Transaction Committee) held a meeting with members of ACELYRIN management and representatives of Guggenheim Securities, Fenwick and Paul Hastings present. Dr. Colowick and Mr. Machado did not attend the meeting because they were recused from all discussions regarding Alumis and potential alternative transactions. Ms. Kim provided an overview of the Company D Proposal, including the clarifications received from Company D. A representative of Guggenheim Securities then provided an overview of the business of Company D and the Company D Proposal. A representative of Fenwick then led the ACELYRIN Board in a discussion regarding various considerations relating to evaluating and making a determination regarding whether or not the Company D Proposal would reasonably be expected to result in a Company Superior Proposal. The ACELYRIN Board engaged in fulsome discussion regarding the Company D Proposal, including regarding the financial terms of such proposal, the business of Company D, the ability of Company D to further development of the lonigutamab program, the flexibility in the Company D Proposal in form of consideration and the potential overall intrinsic valuation that could result from a merger with Company D. As a result, the ACELYRIN Board then determined that the Company D Proposal would reasonably be expected to result in a Company Superior Proposal, and directed Ms. Kim to inform Alumis of such decision, to seek to enter into a confidentiality agreement with Company D and to engage in discussions and negotiations with Company D regarding the Company D Proposal so that the ACELYRIN Board could determine, following the completion of such discussions and negotiations, whether such proposal constituted a Company Superior Proposal.
That same day, following the meeting of the ACELYRIN Board, ACELYRIN informed Alumis that ACELYRIN intended to (i) provide access to non-public information regarding ACELYRIN to Company D pursuant to a confidentiality agreement that complied with the terms of the Merger Agreement and (ii) engage or participate in discussions or negotiations with Company D regarding the Company D Proposal. Ms. Kim also informed Company D of the decision of the ACELYRIN Board and provided a draft confidentiality agreement.
Later on March 24, 2025, a journalist reached out to a representative of ACELYRIN for comment, stating that the journalist had received information that Company D had made an offer to acquire ACELYRIN for cash consideration and a CVR. ACELYRIN was also informed by Company D that the same journalist had also reached out to Company D to request information about the Company D Proposal.
Later on March 24, 2025, representatives of ACELYRIN and Company D held a meeting to discuss the media inquiries received by each company. Shortly thereafter, Company D informed ACELYRIN that it would no longer pursue discussions regarding a potential acquisition of ACELYRIN, of which ACELYRIN notified Alumis in writing.
On April 4, 2025, Alumis filed its prospectus and proxy statement relating to the Merger and ACELYRIN filed its definitive proxy statement relating to the Merger.
From April 4, 2025 through April 14, 2025, representatives of ACELYRIN management and the ACELYRIN Transaction Committee held meetings with various ACELYRIN stockholders. ACELYRIN provided updates to Alumis with respect to such discussions and the feedback that ACELYRIN had received from such stockholders.
On April 14, 2025, a representative of Guggenheim Securities contacted a representative of Morgan Stanley on behalf of the ACELYRIN Board to inform the representative that based on feedback received from ACELYRIN stockholders following the mailing of the definitive proxy statement, the ACELYRIN Board believed that there was substantial doubt that ACELYRIN would be able to receive stockholder approval of the Merger Agreement without an adjustment to the Original Exchange Ratio.
On April 15, 2025, the Alumis Board (other than Mr. Machado, who was not able to attend) met with representatives of Alumis management and Cooley present. After a general business update, Mr. Colowick left the meeting, at which point Mr. Babler provided an update on the pending transaction with ACELYRIN. Mr. Babler reviewed discussions among the parties focused on recent (i) market volatility since the date of signing that had, among other factors, resulted in increased deal uncertainty and (ii) the view, expressed by ACELYRIN following receipt of feedback from its stockholders, that there was a material and increasing risk to receiving ACELYRIN stockholder approval for the transaction without an adjustment to the Original Exchange Ratio.

On April 17, 2025, the ACELYRIN Transaction Committee, Ms. Kim and a representative of Guggenheim Securities met with the Alumis Special Committee. Mr. Babler and a representative of Morgan Stanley to discuss the feedback received by ACELYRIN from its stockholders. At this meeting, the ACELYRIN Transaction Committee conveyed to the Alumis Special Committee that it did not believe ACELYRIN would receive stockholder approval for the Merger without adjusting the exchange ratio so that ACELYRIN equity holders receive a higher percentage of the pro forma capital stock of the combined company.
Later on April 17, 2025, the Alumis Special Committee met with members of the Alumis Board and representatives of Alumis management, Morgan Stanley, Cooley and MacKenzie present. The Alumis Special Committee reviewed the meeting earlier that day with ACELYRIN and discussed the ongoing and increasing challenges with respect to consummating the transaction in light of (i) continued market volatility, including the related impact on Alumis stock price, and (ii) concerns of ACELYRIN investors regarding the Original Exchange Ratio. The Alumis Special Committee discussed and reviewed potential changes to the deal consideration, the impact of a revised exchange ratio to Alumis stockholders, the possibility that the ACELYRIN stockholders would not approve the transaction based on the Original Exchange Ratio and the potential negative impacts to Alumis and its stockholders if the transaction was not consummated. After discussion with its legal and financial advisors, the Alumis Special Committee authorized Alumis management to engage with ACELYRIN in discussions regarding potentially increasing the exchange ratio such that that ACELYRIN equity holders would hold approximately 48% of the pro forma capital stock of the combined company.
On April 18, 2025, the ACELYRIN Transaction Committee, Ms. Kim and a representative of Guggenheim Securities met with the Alumis Special Committee, Mr. Babler and representatives of Morgan Stanley to further discuss a potential amendment. At this meeting, the Alumis Special Committee proposed to amend the exchange ratio in the Merger Agreement such that the transaction would result in ACELYRIN equity holders owning approximately 48% of the pro forma capital stock of the combined company.
On April 20, 2025, the ACELYRIN Board, including the ACELYRIN Transaction Committee, met with members of ACELYRIN management and representatives of Guggenheim Securities and Fenwick in attendance. Dr. Colowick and Mr. Machado had recused themselves from the meeting and were not in attendance. The ACELYRIN Board discussed the proposed amendment to the Merger Agreement to increase the exchange ratio and factors that the members of the ACELYRIN Board considered in forming their view that the proposed amendment to the Merger Agreement was advisable, fair and in the best interests of ACELYRIN and its stockholders. Representatives of Fenwick reviewed with the ACELYRIN Board the resolutions proposed to be adopted by the ACELYRIN Board at the meeting. As part of its deliberation, the ACELYRIN Board discussed the previously delivered fairness opinion of Guggenheim Securities, and determined that (i) no material changes to the underlying business of either ACELYRIN or Alumis had occurred since the date of such previously delivered opinion and (ii) it would not request an updated opinion from Guggenheim Securities. Accordingly, Guggenheim Securities did not deliver a revised or updated opinion in connection with the ACELYRIN Board’s consideration of the proposed amendment to the Merger Agreement.
The ACELYRIN Transaction Committee then unanimously (other than Mr. Cozadd, who was unable to attend due to a scheduling conflict) (i) determined that the terms of the amendment to the Merger Agreement are advisable, fair to and in the best interests of ACELYRIN and its stockholders, (ii) recommended that the ACELYRIN Board approve and declare advisable the amendment to the Merger Agreement, (iii) recommended that the ACELYRIN Board authorize and approve the execution, delivery and performance by ACELYRIN of the amendment to the Merger Agreement and (iv) recommended that the ACELYRIN Board continue to recommend that ACELYRIN’s stockholders adopt the Merger Agreement and direct that the Merger Agreement, as amended, be submitted to a vote at a meeting of the stockholders of ACELYRIN. Following the foregoing determinations of the ACELYRIN Transaction Committee, the ACELYRIN Board then unanimously (other than Dr. Colowick and Mr. Machado, each of whom was not in attendance and had recused himself from the meeting): (i) determined that the terms of the amendment to the Merger Agreement are advisable, fair to and in the best interests of ACELYRIN and its stockholders, (ii) approved the amendment to the Merger Agreement and declared the amendment to the Merger Agreement advisable, and (iii) continued to recommend that the ACELYRIN stockholders adopt the Merger Agreement, as amended.

Later on April 20, 2025, the Alumis Board (including the Alumis Special Committee) held a special meeting, with Alumis senior management and representatives of Cooley and Morgan Stanley in attendance, to review the final terms of the Merger Agreement, and to determine whether to approve Alumis’ entry into the Merger Agreement with ACELYRIN. A representative of Alumis management reviewed certain information incorporated into the financial projections previously approved by the Alumis Special Committee on February 4, 2025 for use in evaluating the potential strategic transaction with ACELYRIN and confirmed that no changes had been made to such financial projections. Following such discussion, the Alumis Board (with Dr. Colowick and Mr. Machado recused) determined that there had been no material changes to the underlying business of either Alumis or ACELYRIN since the date the financial projections had previously been approved by the Alumis Special Committee and approved and ratified Morgan Stanley’s use of such financial projections for its fairness opinion. For more information regarding such financial projections, please see below under the section titled “Alumis Management Unaudited Prospective Financial Information.” Representatives of Morgan Stanley reviewed with the Alumis Board Morgan Stanley’s financial analyses of the Exchange Ratio and rendered to the Alumis Special Committee its oral opinion (which was subsequently confirmed in writing by delivery of Morgan Stanley’s written opinion addressed to the Alumis Special Committee dated April 20, 2025), that as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth in Morgan Stanley’s written opinion, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to Alumis. Following the presentation by representatives of Morgan Stanley, representatives of Cooley then reviewed with the Alumis Board and the Alumis Special Committee their fiduciary duties in connection with a potential strategic transaction, including the proposed Merger, and reviewed certain material terms of the Merger Agreement. The members of the Alumis Board not on the Alumis Special Committee excused themselves from the meeting and the Alumis Special Committee met to discuss the resolutions of the Alumis Special Committee. Following such discussion, the Alumis Special Committee unanimously: (i) determined that the Merger Agreement, as amended, and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Alumis and its stockholders, (ii) recommended to the Alumis Board that it approve the Merger and the transactions contemplated by the Merger Agreement, as amended, including the issuance of Alumis common stock, and (iii) recommended to the Alumis Board that it submit, and recommend the approval of the Alumis stock issuance proposal, to Alumis’ stockholders.
Following the recommendation of the Alumis Special Committee, the remaining members of the Alumis Board returned to the meeting. After considering the unanimous recommendation of the Alumis Special Committee and the totality of the other factors described above, the Alumis Board unanimously (with Dr. Colowick and Mr. Machado recused): (i) determined that the Merger Agreement, as amended, and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Alumis and its stockholders, (ii) approved the Merger and the transactions contemplated by the Merger Agreement, as amended, including the issuance of Alumis common stock, and (iii) resolved to submit, and recommend the approval of the Alumis stock issuance proposal, to Alumis’ stockholders.
Alumis’ Reasons for the Merger; Recommendation of the Alumis Board
Reasons for the Merger and Recommendation of the Alumis Special Committee to the Alumis Board
In evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger and the Alumis stock issuance, the Alumis Special Committee consulted with members of Alumis management, its independent financial advisor, Morgan Stanley, and Alumis’ outside counsel, Cooley LLP. At the conclusion of its review, the Alumis Special Committee unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Alumis and its stockholders, (ii) recommended to the Alumis Board that it approve the Merger and the transactions contemplated by the Merger Agreement, including the Alumis stock issuance, and (iii) recommended to the Alumis Board that it submit, and recommend the approval of the Alumis stock issuance proposal, to Alumis’ stockholders.
In the course of reaching its determination and making its recommendations, the Alumis Special Committee considered the following non-exhaustive list of factors (which are not presented in any relative order of importance) which the Alumis Special Committee viewed as being generally supportive of its determination and recommendations to the Alumis Board:
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Well-Capitalized Combined Company.   The expectation that the combined company would have a well-capitalized balance sheet, with approximately $737 million in pro forma cash and cash equivalents, restricted cash and marketable securities between the two companies as of December 31, 2024, extending the combined company’s cash runway into 2027 and providing financial flexibility and opportunity to advance product development through multiple planned key data readouts across several clinical trials, to continue to invest in innovation and to fund capital expenditure requirements.

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Combined Company Operations.   The complementary nature of Alumis’ and ACELYRIN’s respective drug candidate pipelines, technology, culture and technical expertise, which the Alumis Special Committee believed would diversify and enhance Alumis’ drug-discovery risk profile and improve Alumis’ operational capabilities and efficiencies, offering the opportunity for the combined company to deliver superior stockholder value compared to Alumis on a standalone basis or relative to other potential strategic alternatives reasonably available to Alumis.

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Exchange Ratio.

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The belief that the Exchange Ratio, which is expected to result in Alumis stockholders owning approximately 52% of the combined company’s outstanding shares on a fully diluted basis, is financially attractive in light of Alumis’ standalone value.

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The fact that the Exchange Ratio is fixed and will not fluctuate in the event that the market price of ACELYRIN common stock increases or that the market price of Alumis common stock decreases between the date of the execution of the Merger Agreement and the completion of the Merger.

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Alternative Transactions.   The Alumis Special Committee considered potential strategic, operational and financing strategies in light of Alumis’ capital needs, which resulted in the Alumis Special Committee determining that:

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the terms of the proposed Merger were more favorable to Alumis and its stockholders than other alternatives available, including implementing changes to its operational strategy or the pursuit of other potential strategic or financing transactions;

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the capital expected to be gained in the Merger would reduce the need for Alumis to pursue future equity financings, including on terms that may be more dilutive to Alums’ stockholders than the Merger; and

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Alumis would be well-capitalized following completion of the Merger, better positioning Alumis to pursue future strategic and/or financing transactions on terms that may be more favorable to Alumis and its stockholders.

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Governance.   The expectation that the addition of two directors from the current ACELYRIN Board, Henry Gosebruch and Lynn Tetrault, to the Alumis Board adds additional relevant expertise and maintains continuity with respect to the acquired ACELYRIN product candidate, lonigutamab.

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Terms and Conditions of the Merger Agreement.   The determination that the terms and conditions of the Merger Agreement are reasonable and in the best interests of the Alumis stockholders, including the following:

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the structure of the Merger as an all-stock transaction in order to enhance the strength of Alumis’ balance sheet;

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the extensive representations and warranties provided by ACELYRIN;

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the restrictions on ACELYRIN’s ability to solicit, engage in negotiations or discussions or enter into agreements relating to competing acquisition proposals, as described in section titled “The Merger Agreement — No Solicitation of Alternative Proposals;”

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the right of the Alumis Board, under certain circumstances, to consider certain proposals to acquire Alumis and to change the Alumis Board’s recommendation to stockholders or to terminate the Merger Agreement;

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the outside date of July 7, 2025 (as more fully described in the section titled “The Merger Agreement — Termination of the Merger Agreement”), which is expected to allow for sufficient time to complete the Merger;

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the increased likelihood of obtaining the required ACELYRIN stockholder approval in connection with the Merger due to the ACELYRIN Voting Agreements that were signed by the ACELYRIN Specified Stockholders, who collectively hold approximately 24% of the voting shares of ACELYRIN, and pursuant to which the ACELYRIN Specified Stockholders have agreed, among things and subject to the terms and conditions of the ACELYRIN Voting Agreements, to vote in favor of the ACELYRIN merger proposal; and

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the fact that ACELYRIN would be required to pay a termination fee of $10.0 million in order to terminate the Merger Agreement in certain instances, including to terminate the Merger Agreement in order to enter into another agreement in connection with a superior proposal.

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Opinion of Morgan Stanley.   The oral opinion of Morgan Stanley rendered to the Alumis Special Committee on April 20, 2025, and subsequently confirmed by delivery to the Alumis Special Committee of a written opinion, dated April 20, 2025, which opinion is attached hereto as Annex D, to the effect that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth in Morgan Stanley’s written opinion, the Exchange Ratio pursuant to the Merger Agreement was fair, from a financial point of view, to Alumis, as more fully described below under the subsection titled “— Opinion of Alumis’ Financial Advisor.”

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Procedural Safeguards of the Alumis Special Committee.

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The Alumis Special Committee is comprised of directors who are disinterested and independent with respect to a potential transaction, including the Merger.

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The Alumis Board was not permitted to approve any potential transaction with ACELYRIN or recommend for approval any such transaction ACELYRIN to Alumis’ stockholders without a prior favorable recommendation of such transaction by the Alumis Special Committee.

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The Alumis Special Committee had, and recognized that it had, no obligation to recommend to the Alumis Board the approval of the Merger Agreement, the Merger or any other transaction and had the authority to reject the Merger Agreement or any other transaction with ACELYRIN.

In the course of reaching its determination and making its recommendations, the Alumis Special Committee considered the following non-exhaustive list of factors (which are not presented in any relative order of importance), which the Alumis Special Committee viewed as weighing negatively against the proposed combination, including:
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Deal Timing and Uncertainty.

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The effect that the length of time from announcement of the Merger until completion of the Merger could have on the market price of Alumis common stock, Alumis’ results of operations and Alumis’ relationship with its employees, suppliers, manufacturers, stockholders, and others who do business with Alumis.

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The possibility that the Merger might not be completed, or that completion might be unduly delayed, including as a result of Alumis’ stockholders or ACELYRIN’s stockholders failing to grant the requisite approvals to consummate the Merger, and the potential negative impact that may have on Alumis’ business and relationships with employees, suppliers, regulators and the communities in which it operates.

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The fact that Alumis has incurred and will continue to incur significant costs and expenses in connection with the Merger, regardless of whether it is completed, and will absorb the costs and expenses of ACELYRIN if the Merger is completed.

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Post-Closing Synergies and Integration.

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The challenges inherent in combining the businesses, operations and workforces of Alumis and ACELYRIN, including (i) the possible diversion of management focus and resources from operational matters and (ii) difficulties in integrating and retaining employees.

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The possibility that the integration of Alumis and ACELYRIN may not be as successful as expected, may be more costly than expected and that the anticipated strategic benefits of the Merger may not be realized in full or in part, including the risk that synergies and cost-savings may not be achieved in the expected time frame or at all.

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Exchange Ratio and Dilution.

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The dilution to Alumis stockholders due to the issuance of the Merger Consideration to ACELYRIN stockholders.

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The fact that the Exchange Ratio will not be adjusted at consummation of the Merger based on the relative market values of Alumis common stock and ACELYRIN common stock at such time.

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Uncertainties with Respect to ACELYRIN’s Product Candidates and Business.

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The current stage of development of ACELYRIN’s product candidate, lonigutamab, which in the future, may not generate acceptable data or other scientific outcomes for further clinical development or to be successfully developed into products that are marketed and sold.

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The wind down of ACELYRIN’s other product candidate, izokibep, may incur substantial costs.

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Other Risk Factors.   The various other risks associated with Alumis, ACELYRIN and the Merger, including the risks described in the section titled “Risk Factors,” and the matters described in the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Reasons for the Merger and Recommendation of the Alumis Board
After considering the unanimous recommendation of the Alumis Special Committee and on the basis of the other factors described above, the Alumis Board unanimously (with Alan Colowick and Patrick Machado recused): (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Alumis and its stockholders, (ii) approved the Merger and the transactions contemplated by the Merger Agreement, including the Alumis stock issuance, and (iii) resolved to submit, and recommend the approval of the Alumis stock issuance proposal, to Alumis’ stockholders.
In the course of reaching its determination and making its recommendations, the Alumis Board considered the following non-exhaustive list of factors in support of its recommendation to Alumis stockholders and countervailing factors weighing negatively against the proposed combination (which are not presented in any relative order of importance), including:
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Determinations of the Special Committee.

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The Alumis Special Committee’s analysis (as to both substantive and procedural aspects of the Merger and the Alumis stock issuance), conclusions and unanimous determination, which the Alumis Board adopted as its own, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Alumis and its stockholders.

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The Alumis Board also considered the Alumis Special Committee’s unanimous recommendation to the Alumis Board that (1) it approve the Merger and the transactions contemplated by the Merger Agreement, including the Alumis stock issuance, and (iii) it submit, and recommend the approval of the Alumis stock issuance proposal, to Alumis’ stockholders.

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Procedural Protections.

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The procedural fairness of the Merger and the Alumis stock issuance to Alumis’ stockholders, including that it was negotiated by the Alumis Special Committee consisting solely of directors who are disinterested and independent with respect to a potential transaction, including the Merger.

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Other Factors Considered by the Alumis Special Committee.   The other material factors and countervailing factors considered by the Alumis Special Committee and listed above.

The Alumis Special Committee and the Alumis Board considered all of these factors as a whole in determining whether to approve the Merger and the Alumis stock issuance and to recommend the Alumis stock issuance proposal to Alumis stockholders. The foregoing discussion of the information and factors considered by the Alumis Special Committee in reaching its conclusion and recommendation to the Alumis Board and by the Alumis Board in reaching its conclusion and recommendation to the Alumis stockholders includes the principal factors considered by the Alumis Board, but is not intended to be exhaustive and may not include all of the factors considered by the Alumis Special Committee and the Alumis Board. In view of the wide variety of factors considered by the Alumis Special Committee and the Alumis Board in connection with their respective evaluations of the Merger and the complexity of these matters, the Alumis Special Committee and the Alumis Board did not consider it practical to, nor did they attempt to, quantify or assign any relative or specific weights to the various factors that they considered in reaching their respective determinations. Rather, the Alumis Special Committee and the Alumis Board viewed their decisions as being based on the totality of the factors and information they respectively considered. In considering the factors described above and any other factors, each individual member of the Alumis Special Committee and the Alumis Board applied his or her own personal business judgment to the process and may have viewed factors differently or given different weight or merit to different factors.
In considering the recommendation of the Alumis Board that Alumis stockholders vote to approve the Alumis stock issuance, Alumis stockholders should be aware that the directors and executive officers of Alumis have certain interests in the Merger that may be different from, or in addition to, the interests of Alumis stockholders generally. The Alumis Special Committee and the Alumis Board were aware of these interests and considered them when approving the Merger Agreement and recommending that Alumis stockholders vote to approve the Alumis stock issuance proposal, which are described in the subsection titled “— Interests of Alumis Directors and Executive Officers in the Merger.”
The Alumis Board recommends that Alumis stockholders vote “FOR” the Alumis stock issuance proposal and “FOR” the Alumis adjournment proposal.
ACELYRIN’s Reasons for the Merger; Recommendation of the ACELYRIN Board
Following a review and discussion of all relevant information regarding the Merger, at a meeting held on February 6, 2025, the ACELYRIN Board (as used herein, with each of Alan Colowick and Patrick Machado recusing himself from the meeting and vote), upon the unanimous recommendation of the ACELYRIN Transaction Committee (other than Mr. Cozadd, who was unable to attend due to a scheduling conflict): (1) determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of ACELYRIN and its stockholders, (2) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and declared the Merger Agreement advisable, (3) recommended that the ACELYRIN stockholders adopt the Merger Agreement and (4) directed that the Merger Agreement be submitted for consideration by the ACELYRIN stockholders at the ACELYRIN Special Meeting. At a meeting of the ACELYRIN Board held on April 20, 2025, the ACELYRIN Board, acting on the unanimous recommendation of the ACELYRIN Transaction Committee: (1) determined that the amendment to the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of ACELYRIN and its stockholders, (2) approved the amendment to the Merger Agreement, the execution of the amendment to the Merger Agreement and the consummation of the transactions contemplated thereby, (3) resolved to recommend that ACELYRIN’s stockholders adopt the amendment to the Merger Agreement and (4) directed that the amendment to the Merger Agreement be submitted for consideration by the ACELYRIN stockholders at the ACELYRIN Special Meeting.
ACCORDINGLY, THE ACELYRIN BOARD UNANIMOUSLY RECOMMENDS THAT ACELYRIN STOCKHOLDERS VOTE (1) “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND (2) “FOR” THE PROPOSAL TO APPROVE THE ADJOURNMENT OF THE ACELYRIN SPECIAL MEETING IF NECESSARY OR APPROPRIATE TO (A) SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES TO ADOPT THE MERGER AGREEMENT, (B) GIVE THE ACELYRIN STOCKHOLDERS ADDITIONAL TIME TO EVALUATE ANY SUPPLEMENTAL OR AMENDED DISCLOSURE OR (C) OTHERWISE COMPLY WITH APPLICABLE LAW.

The ACELYRIN Board believes that the Merger presents a strategic opportunity to expand value for the ACELYRIN stockholders through a combination with the complementary business of Alumis. In reaching its decision to approve the Merger Agreement and recommend the adoption of the Merger Agreement to its stockholders, the ACELYRIN Board, as well as the ACELYRIN Transaction Committee, as described in the section titled “—Background of the Merger,” held a number of meetings, consulted with ACELYRIN management, as well as its legal and financial advisors, and considered a number of factors, including, among others, the following (not necessarily presented in order of relative importance):
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Knowledge of Alumis’ Business and Financial Condition.   The results of the due diligence review of Alumis conducted by ACELYRIN and its legal and financial advisors, and the resulting understanding of Alumis’ business, financial condition, clinical pipeline and prospects;

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Challenges and Risks Faced by ACELYRIN on a Standalone Basis.   The potential challenges facing ACELYRIN if it were to continue on a standalone basis, including:

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the fact that ACELYRIN is a clinical-stage company with a limited operating history and limited infrastructure, and significant losses since inception;

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the risk ACELYRIN faced with only a single asset currently in clinical development (lonigutamab) without meaningful near-term clinical milestones;

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recent investor reaction to ACELYRIN’s proposed Phase 3 trial design for lonigutamab and the implications of that investor reaction in respect of the perceived market value and potential competitiveness of lonigutamab;

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the potential need for ACELYRIN to revise its Phase 3 trial design for lonigutamab;

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the anticipated need for ACELYRIN to identify and acquire future product candidates to expand and diversify its clinical pipeline, including the costs thereof;

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the anticipated need for ACELYRIN to make significant investments in continued research and development of lonigutamab and any future product candidates, including the costs necessary to conduct Phase 3 trials for lonigutamab, and the risks and uncertainties inherent in the drug development process;

•
the need for ACELYRIN to further bolster its clinical and management team, including identifying a new chief financial officer; and

•
the ACELYRIN Board’s belief, after thorough discussions with ACELYRIN management and its financial advisor and legal counsel, that a substantial return of capital and liquidation was not reasonably likely to create greater value for ACELYRIN stockholders than the Merger based on, among other things, the added time and costs required to wind down ACELYRIN’s operations in an orderly fashion and the need to hold back a meaningful amount of ACELYRIN’s current cash balance to cover known and potential unknown liabilities.

•
Potential Benefits of an Investment in the Combined Company.   The potential benefits to ACELYRIN stockholders of the increased scale and complementary attributes of the combined company, including the following:

•
Differentiated and late-stage portfolio with meaningful near-term inflection points:   The fact that the combined company will benefit from a differentiated, late-stage portfolio of product candidates, with multiple development milestones expected in 2025 and 2026 and the potential for additional indications for ESK-001;

•
Significant capital to advance and control its pipeline:   The expectation that deploying the combined company’s increased resources would enhance the potential clinical impact of the same while allowing the combined company to retain strategic control of its pipeline;

•
Depth and experience of leadership team:   The fact that the combined company would be led by an experienced board of directors, including two additional representatives from the ACELYRIN Board, and Alumis’ seasoned leadership team; and

•
Cost synergies and operating efficiencies:   The anticipated cost synergies and operating efficiencies resulting from the elimination of redundant general and administrative costs and the increased scale of the combined company.

•
Value of Consideration Received.   The value of the consideration to be received by ACELYRIN stockholders as a result of the Merger, including the fact that:

•
the fixed exchange ratio provides certainty to ACELYRIN stockholders as to their approximately 48% ownership of the combined company, on a fully-diluted basis, while providing ACELYRIN stockholders the opportunity to benefit from any increase in the trading price of Alumis’ common stock before the closing of the Merger;

•
the stock consideration offers ACELYRIN’s stockholders the opportunity to participate in any potential value accretion of the combined company, as well as any additional premium that may be realized in the event the combined company is sold to a third party in the future; and

•
the fact that the Exchange Ratio represents a premium of approximately 67% relative to the unaffected market-based exchange ratio of the trading price of ACELYRIN common stock to the trading price of Alumis common stock on February 6, 2025.

•
Receipt of Fairness Opinion of Guggenheim Securities.   The financial presentation and the opinion, each dated as of February 6, 2025, of Guggenheim Securities to the ACELYRIN Board as to the fairness, from a financial point of view and as of the date of the opinion, of the Original Exchange Ratio to the stockholders of ACELYRIN, which opinion was based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken as more fully described under the section titled “The Merger — Opinion of ACELYRIN’s Financial Advisor;”

•
Strategic Processes.

•
the comprehensive strategic process undertaken by ACELYRIN with the assistance of Guggenheim Securities through which 27 strategic parties were contacted to assess a potential transaction with ACELYRIN, as well as the strategic process previously undertaken by Aquilo Partners through which 32 different strategic parties were contacted regarding a potential sale of izokibep, neither of which processes resulted in any actionable expressions of interests for an acquisition other than from Alumis;

•
the belief that, after negotiations with Alumis and its representatives (as described in more detail under the section titled “— Background of the Merger”), the Exchange Ratio was the highest price that Alumis was willing to pay as of the date of execution of the Merger Agreement and that the terms of the Merger Agreement include the most favorable terms to ACELYRIN, in the aggregate, to which Alumis was willing to agree; and

•
for all discussions and meetings of the ACELYRIN Board with respect to a potential transaction with Alumis or any alternative thereto, each of Alan Colowick (a board member of each of ACELYRIN and Alumis and an affiliate of AyurMaya and Matrix, a significant stockholder of each of ACELYRIN and Alumis) and Patrick Machado (a board member of each of ACELYRIN and Alumis), was recused from and did not participate in such discussions or meetings (or portions thereof).

•
The Terms of the Merger Agreement.   The terms and conditions of the Merger Agreement as negotiated by ACELYRIN management with oversight by the ACELYRIN Transaction Committee, including:

•
Fixed Exchange Ratio.   The fact that the Merger Consideration is based on a fixed Exchange Ratio provides certainty as to the number of shares of Alumis common stock that will be issued to ACELYRIN stockholders;

•
Conditions to Consummation of the Merger.   The limited number and nature of the conditions to the parties’ obligations to complete the Merger and the belief of the ACELYRIN Board of the likelihood of satisfying such conditions;

•
Right to Withdraw Recommendation to ACELYRIN Stockholders.   The fact that, in certain circumstances, the ACELYRIN Board has the right under the Merger Agreement to withdraw its recommendation to ACELYRIN stockholders that they approve the ACELYRIN merger proposal;

•
Opportunity to Vote.   The fact that ACELYRIN stockholders will have an opportunity to vote on the adoption of the Merger Agreement, which approval is a condition to the consummation of the Merger;

•
Right to Terminate.   The fact that each of ACELYRIN and Alumis has the right to terminate the Merger Agreement to accept a superior proposal in certain circumstances, subject to the payment of a termination fee, as more fully described below in the section titled “The Merger Agreement — Termination of the Merger Agreement;”

•
Termination Fee.   The fact that Alumis is obligated to pay ACELYRIN a termination fee of approximately $10.0 million in certain circumstances as summarized in the section titled “The Merger Agreement — Termination Fees;”

•
Ability to Negotiate with Third Parties.   ACELYRIN’s ability, subject to the terms of the Merger Agreement, (1) to negotiate with third parties concerning certain unsolicited competing business combination proposals if ACELYRIN were to receive such a proposal prior to the adoption of the Merger Agreement by the ACELYRIN stockholders, and (2) to terminate the Merger Agreement to accept a superior proposal under certain circumstances as determined by the ACELYRIN Board as summarized in the section titled “The Merger Agreement — No Solicitation of Alternative Proposals;”

•
Consideration of Alternatives.   The fact that the ACELYRIN Board and ACELYRIN Transaction Committee had considered certain alternatives to the Merger and determined that entering into the Merger Agreement was more favorable to ACELYRIN stockholders than other alternatives available to ACELYRIN, including the continued operation of ACELYRIN on a standalone basis or the pursuit of potential alternative transactions;

•
Likelihood of Completing the Merger.   The likelihood of completing the Merger on the anticipated timeline;

•
Composition of Combined Board.   The fact that, under the Merger Agreement, two additional representatives from the ACELYRIN Board would be directors of the combined company board of directors; and

•
Tax-Free Reorganization.   The fact that the Merger is intended be treated as a reorganization under Section 368(a) of the Code for U.S. federal income tax purposes, as more fully described in the section titled “Certain Material U.S. Federal Income Tax Consequences.”

The ACELYRIN Board also weighed the factors described above against certain factors and potential risks associated with entering into the Merger Agreement, including, among others, the following:
•
the fact that the Exchange Ratio is fixed, which means that ACELYRIN stockholders would be adversely affected by a decrease in the trading price of Alumis common stock relative to the trading price of ACELYRIN common stock during the pendency of the transaction;

•
the fact that Alumis is a clinical-stage company with a limited operating history and limited infrastructure, no products approved for commercial sale and significant losses since inception;

•
the risks and uncertainties inherent in the drug development process, including the stage of development of Alumis’ programs, the process of designing and conducting preclinical and clinical trials, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, Alumis’ ability to successfully establish, protect and defend its intellectual property, the challenges associated with commercializing a drug product, particularly in a highly competitive therapeutic space, other matters that could affect the sufficiency of Alumis’ capital resources to fund operations, and changes in the competitive landscape;

•
the fact that the integration of ACELYRIN and Alumis may be complex and time consuming and may require substantial resources and efforts, and the risk that if the combined company is not successfully integrated, the anticipated benefits of the Merger may not be realized fully or at all or may take longer to realize than expected, including the possibility that anticipated strategic and other benefits to ACELYRIN and the combined company following completion of the Merger, including the expected synergies, will not be realized or will take longer to realize than expected;
•
the potential for diversion of ACELYRIN management and employee attention, which resources are already limited, and for increased employee attrition during the period prior to completion of the Merger, and the potential effect of the Merger on ACELYRIN’s business and relations with partners and suppliers;

•
the restrictions on the conduct of ACELYRIN’s business prior to completion of the Merger, requiring ACELYRIN to conduct its business only in the ordinary course, subject to specific limitations, which could delay or prevent ACELYRIN from undertaking certain business activities or opportunities that may arise pending completion of the Merger and could negatively impact ACELYRIN’s relationships with employees, partners and suppliers;

•
the fact that the Merger Agreement includes certain restrictions on ACELYRIN’s ability to solicit proposals for alternative transactions or engage in discussions regarding such proposals;

•
the requirement for ACELYRIN to pay a termination fee of $10.0 million in certain circumstances, as more fully described in the section titled “The Merger Agreement — Termination Fees;”

•
the transaction costs to be incurred by ACELYRIN in connection with the Merger;

•
the potential for litigation relating to the Merger and the associated costs, burden and inconvenience involved in defending such proceedings;

•
the risk that the Merger may not be completed or may be delayed despite the parties’ efforts, including the possibility that conditions to the parties’ obligations to complete the Merger may not be satisfied, and the potential resulting disruption to ACELYRIN’s business from any delays to complete the Merger; and

•
the various other applicable risks associated with ACELYRIN and Alumis and the Merger, including the risks described in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

In considering the recommendation of the ACELYRIN Board with respect to the proposal to adopt the Merger Agreement, ACELYRIN stockholders should be aware that some of ACELYRIN’s directors and executive officers may have interests in the Merger that are different than those of ACELYRIN stockholders. The ACELYRIN Board was aware of and considered these interests, among other matters, in evaluating the Merger Agreement and the transactions contemplated by the Merger Agreement, and in recommending that the Merger Agreement be adopted by the ACELYRIN stockholders. See the section titled “— Interests of Alumis and ACELYRIN Directors and Executive Officers in the Merger.”
The foregoing discussion of the information and factors considered by the ACELYRIN Board in reaching its conclusions and recommendations is not intended to be exhaustive but includes the material factors considered by the ACELYRIN Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger Agreement and the transactions contemplated by the Merger Agreement, and the complexity of these matters, the ACELYRIN Board found it impracticable to, and did not attempt to, assign numerical weight, emphasis, or relative priority among those factors considered in reaching its determination and making its recommendation. In addition, individual directors may have given different weights to different factors. The ACELYRIN Board considered all of the foregoing factors as a whole and based its recommendation on the totality of the information presented.
The foregoing discussion also contains forward-looking statements with respect to future events that may have an effect on ACELYRIN’s business, financial condition, or results of operations or the future financial performance of the combined company. See the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”
Alumis Management Unaudited Prospective Financial Information
Alumis does not as a matter of course publicly disclose financial projections or forecasts as to future performance, revenues, earnings or other results given, among other things, the unpredictability, uncertainty and subjectivity of the underlying assumptions and estimates inherent in preparing financial projections and forecasts. As a result, Alumis does not endorse unaudited prospective financial information as a reliable indication of future results. However, in connection with the Merger, Alumis’ management prepared and approved for use certain unaudited prospective financial information which was provided to and considered by the Alumis Special Committee, the Alumis Board and ACELYRIN, and which was provided to Morgan Stanley, in each case, as set forth herein.
Alumis’ management prepared certain non-public, unaudited, long-range financial projections (i) of Alumis on a stand-alone basis, without giving effect to the Merger (including any costs incurred in connection with the Merger or the other transactions contemplated by the Merger Agreement), for calendar years 2025 through 2045 (the “Alumis — Alumis Projections”) and (ii) of ACELYRIN on a on a pro forma basis giving effect to the Merger (but excluding any costs incurred in connection with the Merger or the other transactions contemplated by the Merger Agreement), including certain operational synergies expected to be realized in connection with the Merger, for calendar years 2025 through 2045 (the “Alumis — ACELYRIN Projections” and, together with the Alumis — Alumis Projections, the “Alumis Management Projections”), and such non-public, unaudited prospective financial information was discussed with and approved for use by, the Alumis Special Committee in connection with the evaluation of the Merger. In connection with such approval, the Alumis Special Committee directed Morgan Stanley to use the Alumis Management Projections in performing its financial analysis in connection with its opinion, as described in more detail in the section titled “— Opinion of Alumis’ Financial Advisor.” Additionally, a portion of the Alumis — Alumis Projections were shared with representatives of ACELYRIN in connection with its due diligence.
Each of the Alumis — Alumis Projections and the Alumis — ACELYRIN Projections reflect a probability-adjusted outlook and were based on certain internal assumptions of Alumis management about the probability of technical success and regulatory approval, timing of commercial launch, sales ramp, market size, market share, pricing, expected cash burn rate, competition, partnering and licensing arrangements, market exclusivity, estimated costs and expenses, effective tax rate, and other relevant factors relating to Alumis and its product candidates, with respect to the Alumis — Alumis Projections, and ACELYRIN and its product candidates, with respect to the Alumis — ACELYRIN Projections.
In light of the foregoing factors and the additional important information about the Alumis Management Projections provided below, stockholders are cautioned not to place undue reliance, if any, on the Alumis Management Projections.
The information and tables set forth below are included solely to give Alumis stockholders access to relevant portions of the Alumis Management Projections and are not included in this joint proxy statement/prospectus to influence any Alumis stockholder or ACELYRIN stockholder to vote their respective shares in favor of the stock issuance proposal, the Merger or for any other purpose:
Alumis — Alumis Projections ($ in millions, unaudited)
	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E	2036E	2037E	2038E	2039E	2040E	2041E	2042E	2043E	2044E	2045E
Revenue	—	—	—	$74	$197	$328	$487	$747	$1,003	$1,201	$1,409	$1,616	$1,737	$1,813	$1,872	$1,931	$1,992	$1,628	$714	$302	$130
EBIT(1)	$(319)	$(284)	$(259)	$(129)	$(43)	$49	$201	$440	$675	$824	$981	$1,137	$1,228	$1,284	$1,328	$1,371	$1,416	$1,133	$477	$175	$53
Unlevered FCF(2)	$(179)	$(284)	$(259)	$(142)	$(66)	$23	$161	$373	$585	$616	$736	$862	$950	$1,004	$1,042	$1,076	$1,111	$937	$490	$190	$63

(1)
Earnings before interest and taxes (“EBIT”) is calculated as probability-adjusted total revenue, less (i) cost of goods sold, less (ii) operating expenses, and includes the impact of stock-based compensation.

(2)
Unlevered free cash flow is calculated as EBIT, less (i) estimated income tax expenses, plus or less (as applicable) (ii) changes in net working capital, less (iii) capital expenditures, plus (iv) other cash flow adjustments, plus (v) depreciation and amortization.

Alumis — ACELYRIN Projections ($ in millions, unaudited)

	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E	2036E	2037E	2038E	2039E	2040E	2041E	2042E	2043E	2044E	2045E
Revenue	—	—	—	—	$85	$169	$338	$436	$538	$616	$730	$850	$944	$972	$1,001	$1,032	$1,063	$1,095	$564	$290	$150
EBIT(1)	$(144)	$(45)	$(73)	$(103)	$(0)	$12	$125	$143	$306	$370	$439	$510	$566	$583	$601	$619	$637	$656	$344	$179	$93
Unlevered FCF(2)	$(140)	$(41)	$(64)	$(108)	$(8)	$3	$106	$123	$256	$279	$331	$387	$434	$454	$469	$483	$499	$514	$327	$171	$89

(1)
EBIT is calculated as risk-adjusted total revenue, less (i) cost of goods sold, less (ii) operating expenses, and includes the impact of stock-based compensation.

(2)
Unlevered free cash flow is calculated as a non-GAAP EBIT, less (i) estimated income tax expenses, plus or less (as applicable) (ii) changes in net working capital, less (iii) capital expenditures, plus (iv) depreciation and amortization.

Important Information About Alumis Management Projections
The Alumis Management Projections were not prepared with a view toward public disclosure or toward complying with U.S. GAAP, nor were they prepared with a view toward compliance with published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The Alumis Management Projections may calculate certain non-U.S.GAAP financial measures, including EBIT and Unlevered Free Cash Flow, using different methodologies from other companies, and Alumis does not provide a reconciliation of the forward-looking non-U.S. GAAP financial measures to the comparable U.S. GAAP financial measures because it is unable to reasonably predict certain items contained in the U.S. GAAP financial measures, including non-recurring and infrequent items that are not indicative of Alumis’ ongoing operations. These items are uncertain, depend on various factors and could have a material impact on Alumis’ U.S. GAAP results for the applicable period. The SEC rules, which would otherwise require a reconciliation of a non-U.S. GAAP financial measure to a U.S. GAAP financial measure, do not apply to non-U.S. GAAP financial measures provided to Morgan Stanley or to the Alumis Board or Alumis Special Committee in connection with a proposed business combination like the Merger if the disclosure is included in a document like this joint proxy statement/prospectus. In addition, reconciliations of non-U.S. GAAP financial measures to a U.S. GAAP financial measure were not relied upon by Morgan Stanley for purposes of its opinion or by the Alumis Board and Alumis Special Committee in connection with its consideration of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. Accordingly, Alumis has not provided a reconciliation of the financial measures included in the Alumis Management Projections to the relevant U.S. GAAP financial measures. The Alumis Management Projections may differ from published analyst estimates and forecasts and do not take into account any events or circumstances after the date they were prepared, including the announcement of the Merger. Alumis encourages you to review all of its consolidated financial statements and the related notes included elsewhere in this joint proxy statement/prospectus in their entirety and to not rely on any single financial measure.
While the Alumis Management Projections are presented with numerical specificity, the Alumis Management Projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond Alumis management’s control. Further, given that the Alumis Management Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year beyond their preparation. Important factors that may affect actual results and may result in such projections not being achieved include: the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, the inability to complete the Merger, or the failure to satisfy other conditions to completion of the Merger, including that a governmental entity may prohibit or delay the completion of the Merger, and risks and uncertainties pertaining to Alumis and ACELYRIN’s businesses, including the risks and uncertainties detailed in Alumis’ and ACELYRIN’s respective public periodic filings with the SEC. In addition, the ability to achieve the Alumis Management Projections may depend on, in part, whether or not the strategic goals, objectives and targets are reached over the applicable period. The assumptions upon which the Alumis Management Projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Alumis and ACELYRIN operate, and the risks and uncertainties described in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors,” all of which are difficult or impossible to predict accurately and many of which are beyond Alumis’ control. The Alumis Management Projections also reflect assumptions by Alumis management that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for the Alumis and ACELYRIN respective businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when such projections were prepared.
Accordingly, there can be no assurance that the Alumis Management Projections will be realized, and actual results may differ, and may differ materially, from those shown. The inclusion of the Alumis Management Projections in this joint proxy statement/prospectus should not be regarded as an indication that any of Alumis, Morgan Stanley, ACELYRIN or any of their respective affiliates, officers, directors, advisors or other representatives considered or consider the Alumis Management Projections necessarily predictive of actual future events, and the Alumis Management Projections should not be relied upon as such. None of Alumis, Morgan Stanley, ACELYRIN or any of their respective affiliates, officers, directors, advisors or other representatives can give any assurance that actual results will not differ from the Alumis Management Projections. None of Alumis, Morgan Stanley, ACELYRIN or any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of Alumis and ACELYRIN compared to the information contained in the Alumis Management Projections or that forecasted results will be achieved.
In addition, the Alumis Management Projections have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this joint proxy statement/prospectus, and except as required by applicable securities laws, Alumis does not intend to update or otherwise revise the Alumis Management Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error.
The Alumis Management Projections included in this joint proxy statement/prospectus have been prepared by, and are the responsibility of, Alumis’ management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Alumis Management Projections and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report for Alumis included in this joint proxy statement/prospectus relates to Alumis’ previously issued financial statements. It does not extend to the Alumis Management Projections and should not be read to do so.
Opinion of Alumis’ Financial Advisor
The Alumis Special Committee retained Morgan Stanley to provide it with financial advisory services in connection with the Merger, and, if requested by the Alumis Special Committee, to provide a financial opinion with respect thereto. The Alumis Special Committee selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the industry, market and regulatory environment and business and affairs of Alumis. Morgan Stanley rendered its oral opinion to the Alumis Special Committee at its special meeting on April 20, 2025, (which was subsequently confirmed in writing by delivery of Morgan Stanley’s written opinion addressed to the Alumis Special Committee dated April 20, 2025), that as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth in the written opinion, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to Alumis.
The full text of Morgan Stanley’s written opinion is attached as Annex D and incorporated by reference into this joint proxy statement/prospectus. The opinion sets forth, among other things, the various qualifications, assumptions, limitations and other matters considered by Morgan Stanley in rendering its opinion. Alumis’ stockholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Alumis Special Committee and addresses only the fairness from a financial point of view to Alumis of the Exchange Ratio pursuant to the Merger Agreement as of the date of the opinion. Morgan Stanley’s opinion does not address any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger

Agreement or entered into or amended in connection therewith and does not constitute an opinion or a recommendation as to how the stockholders of Alumis and ACELYRIN should vote at the stockholders’ meetings to be held in connection with the Merger or in connection with any other matter.
The summary of Morgan Stanley’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. In addition, the opinion does not in any manner address the prices at which Alumis’ common stock will trade following consummation of the Merger or at any time.
In connection with rendering its opinion, Morgan Stanley, among other things:
1)
Reviewed certain publicly available financial statements and other business and financial information of ACELYRIN and Alumis respectively;

2)
Reviewed certain internal financial statements and other financial and operating data concerning ACELYRIN and Alumis, respectively;

3)
Reviewed the Alumis Management Projections which are described in more detail in the section titled “— Alumis Management Unaudited Prospective Financial Information;”

4)
Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger (the “Synergies Estimates”), prepared by the management of Alumis;

5)
Participated in discussions regarding the past and current operations and financial condition and the prospects of ACELYRIN, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of ACELYRIN;

6)
Discussed the past and current operations and financial condition and the prospects of Alumis and ACELYRIN, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Alumis;

7)
Reviewed the pro forma impact of the Merger on the Alumis’ cash flow, consolidated capitalization and certain financial ratios;

8)
Reviewed the reported prices and trading activity for ACELYRIN’s common stock and Alumis’ common stock;

9)
Compared the prices and trading activity of ACELYRIN’s common stock and Alumis’ common stock with that of certain other publicly-traded companies comparable with ACELYRIN and Alumis, respectively, and their securities;

10)
Participated in certain discussions and negotiations among representatives of ACELYRIN and Alumis and their financial and legal advisors;

11)
Reviewed the Merger Agreement and certain related documents; and

12)
Performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by ACELYRIN and Alumis and formed a substantial basis for its opinion. With respect to the Alumis Management Projections, including the Synergies Estimates, Morgan Stanley assumed, with Alumis’ consent, that they had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the management of Alumis of the future financial performance of ACELYRIN and Alumis. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Code and that the definitive Merger Agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Alumis and ACELYRIN and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of the parties, or any class of such persons, whether relative to the Exchange Ratio or otherwise. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of ACELYRIN or Alumis or any of their subsidiaries, nor were they furnished with any such valuations or appraisals, upon which Morgan Stanley has relied without independent verification. Morgan Stanley did not express any view on, and the opinion did not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith.
Morgan Stanley’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley, as of April 17, 2025. Events occurring or coming to the attention of Morgan Stanley after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.
Morgan Stanley’s opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to Alumis, nor did it address the underlying business decision of Alumis to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement.
In performing its analyses, Morgan Stanley considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness to Alumis from a financial point of view of the Exchange Ratio pursuant to the Merger Agreement, Morgan Stanley did not make separate or quantifiable judgments regarding individual analyses. The reference ranges indicated by Morgan Stanley’s financial analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Alumis’ control and the control of Morgan Stanley. Much of the information used in, and accordingly the results of, Morgan Stanley’s analyses are inherently subject to substantial uncertainty.
Summary of Financial Analyses of Morgan Stanley
The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion to the Alumis Special Committee dated April 20, 2025. The following summary is not a complete description of the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Unless otherwise indicated, the various analyses summarized below were based on closing prices for the common shares of ACELYRIN and Alumis as of February 6, 2025, the last full trading day before the Merger was announced. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Furthermore, mathematical analysis is not in itself a meaningful method of using the data referred to below.
Discounted Cash Flow Analysis
Morgan Stanley performed a discounted cash flow analysis on each of Alumis and ACELYRIN. Discounted cashflow analysis is designed to provide an implied value of a company by calculating the present value of the estimated future unlevered free cash flows of such company. In performing the financial analyses summarized below and in arriving at its opinion, at the direction of the Alumis Special Committee, Morgan Stanley utilized and relied upon the Alumis Management Projections.
ACELYRIN Discounted Cash Flow Analysis
Morgan Stanley calculated a range of implied equity values per share for ACELYRIN’s common stock based on a discounted cash flow analysis. Morgan Stanley relied on the Alumis — ACELYRIN Projections. The unlevered free cash flows from calendar years 2025 through 2045 were discounted to present values as of April 30, 2025 using a range of discount rates of 12.0% to 14.0%, which was selected based on Morgan Stanley’s professional judgment and experience to reflect ACELYRIN’s weighted average cost of capital (“WACC”). Based on information provided by management of Alumis, Morgan Stanley assumed ACELYRIN’s net cash balance to be approximately $448 million as of December 31, 2024 and made assumptions about future financing needs of ACELYRIN, in order to derive equity value. Based on the above-described analysis, Morgan Stanley derived a range of implied equity values per share of ACELYRIN common stock of $7.07 – $8.14.
Alumis Discounted Cash Flow Analysis
Morgan Stanley calculated a range of implied equity values per share for Alumis common stock based on a discounted cash flow analysis. Morgan Stanley relied on the Alumis — Alumis Projections. The unlevered free cash flows from calendar years 2025 through 2045 were discounted to present values as of April  30, 2025 using a range of discount rates of 10.2% to 12.2%, which was selected based on Morgan Stanley’s professional judgment and experience to reflect Alumis’ WACC. Based on information provided by management of Alumis, Morgan Stanley assumed Alumis’ net cash balance to be approximately $289 million as of December 31, 2024 and made assumptions about future financing needs of Alumis. Based on the above-described analysis, Morgan Stanley derived a range of implied equity values per share of Alumis of $16.20 – $19.40.
The discounted cash flow analysis indicated the following implied exchange ratio reference range of 0.3644 to 0.5025 shares of Alumis common stock for each share of ACELYRIN common stock, as compared to the Exchange Ratio pursuant to the Merger Agreement of 0.4814 shares of Alumis common stock for each share of ACELYRIN common stock.
Other Information
Morgan Stanley also observed certain additional information that was not considered part of its financial analyses with respect to its opinion but was noted for informational purposes, including the following:
Historical Trading Prices
Morgan Stanley reviewed the historical intraday trading ranges of ACELYRIN common stock and Alumis common stock for the 52-week period through February 6, 2025 (the last full trading day before the Merger was announced). Morgan Stanley noted that the low and high intraday prices for ACELYRIN common stock and Alumis common stock, and the low and high of the implied exchange ratio based on the range of trading prices for ACELYRIN and Alumis, respectively, for the 52-week period through February 6, 2025, were as follows:
Subject	Range of Trading Prices
ACELYRIN common stock	$1.86 – $8.89
Alumis common stock	$6.29 – $13.53
Exchange Ratio	0.1375 – 1.4134
Equity Research
ACELYRIN
Morgan Stanley reviewed sell-side analyst price targets per share of ACELYRIN common stock prepared and published by six equity research analysts prior to February 6, 2025 (the last full trading day before the Merger was announced). These targets generally reflect each analyst’s estimate of the public market trading price per share of ACELYRIN common stock. The range of price targets for shares of ACELYRIN common stock was $3.00 per share to $20.00 per share.
Alumis
Morgan Stanley reviewed sell-side analyst price targets per share of Alumis common stock prepared and published by six equity research analysts prior to February 6, 2025 (the last full trading day before the Merger was announced). These targets generally reflect each analyst’s estimate of the public market trading price per share of Alumis common stock. The range of price targets for shares of Alumis common stock was $25.00 per share to $38.00 per share.
Morgan Stanley noted that the exchange ratio range implied by the target price range was 0.0789 to 0.8000.
General
In connection with the review of the Merger by the Alumis Special Committee, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor that it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all of the analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Alumis or ACELYRIN. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters. Many of these assumptions are beyond the control of Alumis or ACELYRIN. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view to Alumis of the Exchange Ratio pursuant to the Merger Agreement and in connection with the rendering of its oral opinion on April 20, 2025, and subsequent delivery of its written opinion, to the Alumis Special Committee. These analyses do not purport to be appraisals or to reflect the prices at which shares of Alumis’ common stock will trade following consummation of the Merger or at any time.
The Exchange Ratio pursuant to the Merger Agreement was determined by Alumis and ACELYRIN through arm’s-length negotiations between Alumis and ACELYRIN and was approved by the Alumis Special Committee and the Alumis board of directors. Morgan Stanley provided advice to Alumis during these negotiations. Morgan Stanley did not, however, recommend any specific exchange ratio to Alumis, the Alumis Special Committee or the Alumis board of directors, nor did Morgan Stanley opine that any specific exchange ratio constituted the only appropriate exchange ratio for the Merger.
Morgan Stanley’s opinion and its presentation to the Alumis Special Committee was one of many factors taken into consideration by the Alumis Special Committee in deciding to adopt resolutions (i) determining that Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Alumis and its stockholders, (ii) recommended to the Alumis Board that it approve the Merger and the transactions contemplated by the Merger Agreement, including the Alumis stock issuance, and (iii) recommended to the Alumis Board that it submit, and recommend the approval of the Alumis stock issuance proposal, to Alumis’ stockholders. Consequently, the analyses as described above should not be viewed as determinative of the opinion of Alumis’ board of directors or the Alumis Special Committee with respect to the Exchange Ratio pursuant to the Merger Agreement or of whether Alumis’ board of directors or the Alumis Special Committee would have been willing to agree to a different exchange ratio.
The Alumis Special Committee retained Morgan Stanley based upon Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the industry, market and regulatory environment and business and affairs of Alumis. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of their customers, in debt or equity securities or loans of Alumis, ACELYRIN, or any other company, or any currency or commodity, that may be involved in the transactions contemplated by the Merger Agreement, or any related derivative instrument.
Under the terms of its engagement letter, Morgan Stanley provided the Alumis Special Committee financial advisory services, a financial opinion in connection with the execution of the Merger Agreement and a financial opinion described in the section and attached as Annex D to this joint proxy statement/prospectus in connection with the Merger, and Alumis agreed to pay Morgan Stanley a fee of $7 million a substantial portion of which is contingent upon completion of the Merger. Alumis has also agreed to reimburse Morgan Stanley for its reasonable expenses, including reasonable fees of outside counsel, incurred in connection with its engagement. In addition, Alumis has agreed to indemnify Morgan Stanley and its affiliates, their respective current and former directors, officers, employees and agents and each other entity or person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement. In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have provided financing services for Alumis and ACELYRIN and have received fees for the rendering of these services of approximately $5-10 million and $10-20 million, respectively. Morgan Stanley may also seek to provide financial advisory or financing services to Alumis, ACELYRIN and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
ACELYRIN Management Unaudited Prospective Financial Information
ACELYRIN does not as a matter of course publicly disclose financial projections or forecasts as to future performance, revenues, earnings or other results given, among other things, the unpredictability, uncertainty and subjectivity of the underlying assumptions and estimates inherent in preparing financial projections and forecasts. As a result, ACELYRIN does not endorse unaudited prospective financial information as a reliable indication of future results. However, in connection with the Merger, ACELYRIN’s management prepared and approved for use certain unaudited prospective financial information which was provided to and considered by the ACELYRIN Transaction Committee, the ACELYRIN Board and Alumis, and which was provided to Guggenheim Securities, in each case, as set forth herein.
ACELYRIN’s management prepared an illustrative standalone business case for ACELYRIN that included certain non-public business and financial information regarding ACELYRIN and Alumis, including certain probability-adjusted, unaudited, financial projections of ACELYRIN on a stand-alone basis for the years ended December 31, 2025 through December 31, 2045 (the “ACELYRIN Standalone Projections”) and certain probability-adjusted financial projections of Alumis on a stand-alone basis for the years ended December 31, 2025 through December 31, 2045 (the “ACELYRIN — Alumis Projections,” and, together with the ACELYRIN Standalone Projections, the “ACELYRIN Management Projections”). All such non-public, unaudited prospective financial information was discussed with, and approved for use by, the ACELYRIN Transaction Committee and the ACELYRIN Board in connection with their evaluations of the Merger. In connection with such approval, the ACELYRIN Transaction Committee directed Guggenheim Securities to use the ACELYRIN Management Projections in performing its financial analyses in connection with its opinion, as described in more detail in the section titled “— Opinion of ACELYRIN’s Financial Advisor.” Additionally, a portion of the ACELYRIN Standalone Projections were shared with representatives of Alumis in connection with its due diligence review.

The ACELYRIN Management Projections reflect a probability adjusted outlook and were based on certain internal assumptions of ACELYRIN management regarding probabilities of technical and regulatory success, timing of commercial launch, market size, market share, peak sales, pricing, market exclusivity, estimated costs and expenses (including timing of commercial preparation costs), partnering and licensing arrangements, estimated tax assets (including potentially realizable existing net operating loss carryforwards expected to be utilized by ACELYRIN and Alumis), and other relevant factors relating to ACELYRIN, Alumis and their product candidates. Each of the ACELYRIN Standalone Projections and the ACELYRIN — Alumis Projections also were prepared on a stand-alone basis and do not take into account the proposed transactions, including any costs incurred in connection with the Merger or the other transactions contemplated by the Merger Agreement or any changes to ACELYRIN’s or Alumis’ operations or strategy that may be implemented after the completion of the Merger. As a result, actual results likely will differ, and may differ materially, from those contained in the ACELYRIN Standalone Projections and the ACELYRIN — Alumis Projections.
In light of the foregoing factors and the additional important information about the ACELYRIN Management Projections provided below, stockholders are cautioned not to place undue reliance, if any, on the ACELYRIN Management Projections.
The information and tables set forth below are included solely to give ACELYRIN stockholders access to relevant portions of the ACELYRIN Management Projections and are not included in this joint proxy statement/prospectus to influence any ACELYRIN stockholder or Alumis stockholder to vote their respective shares in favor of the ACELYRIN merger proposal, the Merger or for any other purpose:
The probability-adjusted financial forecasts reflected in the ACELYRIN Standalone Projections for fiscal years 2025 through 2045 are summarized below:
ACELYRIN Standalone Projections
($ in millions, unaudited)
	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E	2036E	2037E	2038E	2039E	2040E	2041E	2042E	2043E	2044E	2045E
Revenue	—	—	—	—	$14	$165	$350	$506	$576	$624	$653	$671	$680	$690	$703	$716	$691	$506	$309	$111	$28
Operating Profit(1)	$(209)	$(134)	$(140)	$(210)	$(154)	$(5)	$123	$238	$229	$396	$417	$427	$430	$434	$439	$445	$427	$345	$212	$77	$19
Unlevered Free Cash Flow(2)	$(156)	$(143)	$(131)	$(210)	$(156)	$(17)	$98	$206	$204	$360	$380	$334	$322	$324	$328	$333	$323	$274	$175	$74	$21

(1)
Operating Profit is calculated as probability-adjusted total revenue, less cost of goods sold, less royalties owed, less operating expenses (including milestones owed), and includes the impact of stock-based compensation.

(2)
Unlevered Free Cash Flow is calculated as Operating Profit, less estimated income tax expenses (including effect of net operating losses), plus depreciation and amortization, minus capital expenditures and after giving effect to positive or negative changes in working capital.

The probability-adjusted financial forecasts reflected in the ACELYRIN — Alumis Projections for fiscal years 2025 through 2045 are summarized below:
ACELYRIN — Alumis Projections
($ in millions, unaudited)
	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E	2036E	2037E	2038E	2039E	2040E	2041E	2042E	2043E	2044E	2045E
Total Revenue	—	—	—	$33	$78	$192	$325	$486	$655	$855	$1,047	$1,260	$1,418	$1,527	$1,635	$1,741	$1,854	$1,515	$303	$242	$218
Operating Profit(1)	$(319)	$(284)	$(319)	$(217)	$(159)	$(44)	$75	$219	$371	$549	$718	$877	$995	$1,076	$1,157	$1,236	$1,319	$1,078	$216	$173	$155
Unlevered Free Cash Flow(2)	$(180)	$(284)	$(319)	$(221)	$(165)	$(58)	$55	$191	$335	$501	$646	$667	$767	$837	$901	$963	$1,029	$892	$316	$144	$126

(1)
Operating Profit is calculated as probability-adjusted total revenue, less cost of goods sold, less operating expenses (including milestones owed), and includes the impact of stock-based compensation.

(2)
Unlevered Free Cash Flow is calculated as Operating Profit, less estimated income tax expenses (including effect of net operating losses), plus other cash flow adjustments, plus depreciation and amortization, minus capital expenditures and after giving effect to positive or negative changes in working capital.

Important Information About ACELYRIN Management Projections
The ACELYRIN Management Projections were not prepared with a view toward public disclosure or toward complying with U.S. GAAP, nor were they prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The ACELYRIN Management Projections may calculate certain non-U.S. GAAP financial measures, including Operating Profit and Unlevered Free Cash Flow, using different methodologies from other companies, and ACELYRIN does not provide a reconciliation of the forward-looking non-U.S. GAAP financial measures to the comparable U.S. GAAP financial measures because it is unable to reasonably predict certain items contained in the U.S. GAAP financial measures, including non-recurring and infrequent items that are not indicative of ACELYRIN’s ongoing operations. These items are uncertain, depend on various factors and could have a material impact on ACELYRIN’s U.S. GAAP results for the applicable period. The SEC rules, which would otherwise require a reconciliation of a non-U.S. GAAP financial measure to a U.S. GAAP financial measure, do not apply to non-U.S. GAAP financial measures provided to Guggenheim Securities or to the ACELYRIN Transaction Committee and the ACELYRIN Board in connection with a proposed business combination like the Merger if the disclosure is included in a document like this joint proxy statement/prospectus. In addition, reconciliations of non-U.S. GAAP financial measures to a U.S. GAAP financial measure were not relied upon by Guggenheim Securities for purposes of its opinion or by the ACELYRIN Transaction Committee and the ACELYRIN Board in connection with their consideration of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. Accordingly, ACELYRIN has not provided a reconciliation of the financial measures included in the ACELYRIN Management Projections to the relevant U.S. GAAP financial measures. The ACELYRIN Management Projections may differ from published analyst estimates and forecasts and do not take into account any events or circumstances after the date they were prepared, including the announcement of the Merger. ACELYRIN encourages you to review all of its financial statements included or incorporated by reference into this joint proxy statement/prospectus in their entirety and to not rely on any single financial measure.
While the ACELYRIN Management Projections are presented with numerical specificity, the ACELYRIN Management Projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond ACELYRIN management’s control. Further, given that the ACELYRIN Management Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year beyond their preparation. Important factors that may affect actual results and may result in such projections not being achieved include: the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, the inability to complete the Merger, or the failure to satisfy other conditions to completion of the Merger, including that a governmental entity may prohibit or delay the completion of the Merger, and risks and uncertainties pertaining to ACELYRIN and Alumis’ businesses, including the risks and uncertainties detailed in ACELYRIN’s and Alumis’ respective public periodic filings with the SEC. In addition, the ability to achieve the ACELYRIN Management Projections may depend on, in part, whether or not the strategic goals, objectives and targets are reached over the applicable period. The assumptions upon which the ACELYRIN Management Projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which ACELYRIN and Alumis operate, and the risks and uncertainties described in ACELYRIN’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, subsequent Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors,” all of which are difficult or impossible to predict accurately and many of which are beyond ACELYRIN’s control. The ACELYRIN Management Projections also reflect assumptions by ACELYRIN management that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for the ACELYRIN and Alumis respective businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when such projections were prepared.
Accordingly, there can be no assurance that the ACELYRIN Management Projections will be realized, and actual results may differ, and may differ materially, from those shown. The inclusion of the ACELYRIN Management Projections in this joint proxy statement/prospectus should not be regarded as an indication that any of ACELYRIN, Guggenheim Securities, Alumis or any of their respective affiliates, officers, directors, advisors or other representatives considered or consider the ACELYRIN Management Projections necessarily predictive of actual future events, and the ACELYRIN Management Projections should not be relied upon as such. None of ACELYRIN, Guggenheim Securities, Alumis or any of their respective affiliates, officers, directors, advisors or other representatives can give any assurance that actual results will not differ from the ACELYRIN Management Projections. None of ACELYRIN, Guggenheim Securities, Alumis or any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of ACELYRIN and Alumis compared to the information contained in the ACELYRIN Management Projections or that forecasted results will be achieved.
In addition, the ACELYRIN Management Projections have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this joint proxy statement/prospectus, and except as required by applicable securities laws, ACELYRIN does not intend to update or otherwise revise the ACELYRIN Management Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error.
The ACELYRIN Management Projections included in this joint proxy statement/prospectus have been prepared by, and are the responsibility of, ACELYRIN’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying ACELYRIN Management Projections and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference for ACELYRIN relates to ACELYRIN’s previously issued financial statements. It does not extend to the ACELYRIN Management Projections and should not be read to do so.
Opinion of ACELYRIN’s Financial Advisor
Overview
ACELYRIN retained Guggenheim Securities as its financial advisor in connection with ACELYRIN’s exploration of strategic and financial alternatives. In selecting Guggenheim Securities as its financial advisor, ACELYRIN considered that, among other things, Guggenheim Securities is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the biopharmaceutical industry. Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.
At the February 6, 2025 meeting of the ACELYRIN Board, Guggenheim Securities rendered an oral opinion, which was confirmed by delivery of a written opinion, dated February 6, 2025, to the ACELYRIN Board to the effect that, as of February 6, 2025 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Original Exchange Ratio was fair, from a financial point of view, to the stockholders of ACELYRIN.
This description of Guggenheim Securities’ opinion is qualified in its entirety by the full text of the written opinion, which is attached as Annex E to this joint proxy statement/prospectus and which you should read carefully and in its entirety. Guggenheim Securities’ written opinion sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities. Guggenheim Securities’ written opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is necessarily based on economic, business, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of the opinion. Guggenheim Securities did not opine on the fairness of the Exchange Ratio, from a financial point of view, to the stockholders of ACELYRIN. The ACELYRIN Board has not obtained, and did not request, an updated opinion from Guggenheim Securities. Guggenheim Securities’ opinion does not speak to any date other than the date of its February 6, 2025 opinion.
In rendering its opinion, Guggenheim Securities did not express any view or opinion as to (i) the prices at which the shares of common stock or other securities or financial instruments of or relating to ACELYRIN or Alumis may trade or otherwise be transferable at any time, (ii) the potential effects of volatility in the credit, financial or equity markets on ACELYRIN or Alumis, their respective securities or other financial instruments or the Merger or (iii) the impact of the Merger on the solvency or viability of ACELYRIN, Alumis or Merger Sub or the ability of ACELYRIN, Alumis or Merger Sub to pay their respective obligations when they come due.
In reading the discussion of Guggenheim Securities’ opinion set forth below, you should be aware that such opinion (and, as applicable, any materials provided in connection therewith):
•
was provided to the ACELYRIN Board (in its capacity as such) for its information and assistance in connection with its evaluation of the Original Exchange Ratio;

•
did not constitute a recommendation to the ACELYRIN Board with respect to the Merger;

•
does not constitute advice or a recommendation to any stockholder of ACELYRIN or Alumis as to how to vote or act in connection with the Merger or otherwise;

•
did not address ACELYRIN’s underlying business or financial decision to pursue or effect the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for ACELYRIN or the effects of any other transaction in which ACELYRIN might engage;

•
addressed only the fairness, from a financial point of view and as of the date of such opinion, of the Original Exchange Ratio to the stockholders of ACELYRIN;

•
expressed no view or opinion as to (i) any other term, aspect or implication of (a) the Merger (including, without limitation, the form or structure of the Merger or the Merger Agreement) or (b) any other agreement, transaction document or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the Merger or (ii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities, creditors or other constituencies of ACELYRIN or Alumis; and

•
expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of ACELYRIN’s or Alumis’ directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Original Exchange Ratio or otherwise.

In connection with rendering its opinion, Guggenheim Securities:
•
reviewed a draft of the Merger Agreement dated as of February 6, 2025;

•
reviewed certain publicly available business and financial information regarding each of ACELYRIN and Alumis;

•
reviewed certain non-public business and financial information regarding ACELYRIN and Alumis and their respective businesses and future prospects (including certain probability-adjusted financial projections for ACELYRIN on a stand-alone basis for the years ending December 31, 2025 through December 31, 2045, and certain probability-adjusted financial projections for Alumis on a stand-alone basis for the years ending December 31, 2025 through December 31, 2045, in each case, including certain estimates as to potentially realizable existing net operating loss carryforwards expected to be utilized, and as described in more detail in the section titled “— ACELYRIN Management Unaudited Prospective Financial Information” (collectively, the “ACELYRIN-Provided Financial Projections” ) and certain other estimates and other forward-looking information), all as prepared by, discussed with and approved for Guggenheim Securities’ use by ACELYRIN’s senior management (collectively with the Synergy Estimates (as defined below), the “ACELYRIN-Provided Information”);

•
reviewed certain non-public business and financial information regarding Alumis and its business and future prospects (including certain probability-adjusted financial projections for Alumis on a stand-alone basis for the years ending December 31, 2025 through December 31, 2045 as described in more detail in the section titled “— Alumis Management Unaudited Prospective Financial Information” (the “Alumis-Provided Financial Projections for Alumis” and, together with the ACELYRIN-Provided Financial Projections, the “Financial Projections”), certain estimates as to potentially realizable existing net operating loss carryforwards expected to be utilized by Alumis and certain other estimates and other forward-looking information), all as prepared by and discussed with Alumis’ senior management and reviewed by, discussed with and approved for Guggenheim Securities’ use by ACELYRIN’s senior management (collectively, the “Alumis-Provided Information”);

•
reviewed certain estimated cost savings expected to result from the Merger, net of estimated costs to achieve the same (collectively, the “Synergy Estimates” or the “Synergies”), all as prepared by, discussed with and approved for Guggenheim Securities’ use by ACELYRIN’s senior management and discussed with Alumis’ senior management;

•
discussed with ACELYRIN’s senior management their strategic and financial rationale for the Merger as well as their views of ACELYRIN’s and Alumis’ respective businesses, operations, historical and projected financial results, liquidity, funding needs, access to capital and future prospects (including, without limitation, their assumptions as to the expected amounts, timing and pricing of future issuances of equity in each of ACELYRIN and Alumis, respectively) and the commercial, competitive and regulatory dynamics in the biopharmaceutical sector;

•
discussed with Alumis’ senior management their strategic and financial rationale for the Merger as well as their views of Alumis’ business, operations, historical and projected financial results, liquidity, funding needs, access to capital and future prospects (including, without limitation, their assumptions as to the expected amounts, timing and pricing of future issuances of equity in Alumis) and the commercial, competitive and regulatory dynamics in the biopharmaceutical sector;

•
performed financing-adjusted discounted cash flow analyses based on the ACELYRIN-Provided Financial Projections and the Synergy Estimates;

•
reviewed the historical prices and the trading activity of the common shares of ACELYRIN and Alumis;

•
reviewed the pro forma financial results, financial condition and capitalization of Alumis giving effect to the Merger; and

•
conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.

With respect to the information used in arriving at its opinion, Guggenheim Securities noted that:
•
Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information provided by or discussed with ACELYRIN or Alumis (including, without limitation, the ACELYRIN-Provided Information and the Alumis-Provided Information) or obtained from public sources, data suppliers and other third parties.

•
Guggenheim Securities (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any such information (including, without limitation, the ACELYRIN-Provided Information or the Alumis-Provided Information), (ii) expressed no view or opinion regarding (a) the reasonableness or achievability of the Financial Projections, the Synergy Estimates, any other estimates or any other forward-looking information provided by ACELYRIN or Alumis or the assumptions upon which any of the foregoing are based or (b) the reasonableness of the probability adjustments reflected in the Financial Projections and (iii) relied upon the assurances of ACELYRIN’s senior management that they were (in the case of the ACELYRIN-Provided Information) and have assumed that Alumis’ senior management are (in the case of the Alumis-Provided Information) unaware of any facts or circumstances that would make the ACELYRIN-Provided Information or the Alumis-Provided Information incomplete, inaccurate or misleading.

•
Guggenheim Securities (i) was advised by ACELYRIN’s senior management, and assumed, that the ACELYRIN-Provided Financial Projections (including the probability adjustments reflected therein) and the Synergy Estimates had been (a) reasonably prepared on bases reflecting the best then-currently available estimates and judgments of ACELYRIN’s senior management as to the expected future performance of ACELYRIN and Alumis and the expected amounts and realization of the Synergies and (b) reviewed by the ACELYRIN Board with the understanding that such information will be used and relied upon by Guggenheim Securities in connection with rendering its opinion, (ii) assumed that the Alumis-Provided Financial Projections for Alumis (including the probability adjustments reflected therein) have been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of Alumis’ senior management as to the expected future performance of Alumis on a stand-alone basis and (iii) assumed that any other financial projections/forecasts, any other estimates and/or any other forward-looking information obtained from public sources, data suppliers and other third parties was reasonable and reliable.

•
Guggenheim Securities relied upon (without independent verification and without expressing any view or opinion regarding) the assessments, judgments and estimates of ACELYRIN’s senior management and Alumis’ senior management as to, among other things, (i) the potential impact on ACELYRIN and Alumis of market, competitive and other trends in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the biotechnology, life sciences and pharmaceutical sectors, including the continuing availability and amount of reimbursement for existing and future products by governmental and third-party payors, (ii) ACELYRIN’s and Alumis’ existing and future products, product candidates, technology and intellectual property and the associated risks thereto (including, without limitation, the probabilities and timing of successful development, testing, manufacturing and marketing thereof; approval thereof by relevant governmental authorities; prospective product-related peak worldwide sales, sales prices, annual sales price increases and sales volumes with respect thereto; the validity and life of patents with respect thereto; and the potential impact of competition thereon), (iii) ACELYRIN’s and Alumis’ existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key employees, suppliers and other commercial relationships and (iv) Alumis’ ability to effectively integrate the businesses and operations of ACELYRIN. Guggenheim Securities assumed that there will not be any developments with respect to any of the foregoing matters that would have an adverse effect on ACELYRIN, Alumis or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Guggenheim Securities’ analyses or opinion.

Guggenheim Securities also noted certain other considerations with respect to its engagement and the rendering of its opinion:
•
During the course of its engagement, Guggenheim Securities was asked by the ACELYRIN Board to solicit indications of interest from various potential third-party transaction counterparties regarding a potential extraordinary corporate transaction with or involving ACELYRIN, and Guggenheim Securities considered the results of such solicitation process in rendering its opinion.

•
Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of ACELYRIN, Alumis, or any other entity or the solvency or fair value of ACELYRIN, Alumis, or any other entity, nor was Guggenheim Securities furnished with any such appraisals.

•
Guggenheim Securities’ professionals are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and Guggenheim Securities’ opinion should not be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of ACELYRIN’s senior management, Alumis’ senior management and ACELYRIN’s and Alumis’ respective other professional advisors with respect to such matters. Guggenheim Securities assumed that the Merger will qualify, for U.S. federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Code. Guggenheim Securities did not express any view or render any opinion regarding the tax consequences of the Merger to ACELYRIN, Alumis, or their respective securityholders.

Guggenheim Securities further assumed that:
•
In all respects meaningful to its analyses, (i) the final executed form of the Merger Agreement did not differ from the draft that Guggenheim Securities reviewed, (ii) ACELYRIN and Alumis and Merger Sub will comply with all terms and provisions of the Merger Agreement and (iii) the representations and warranties of ACELYRIN, Alumis and Merger Sub contained in the Merger Agreement were true and correct and all conditions to the obligations of each party to the Merger Agreement to consummate the Merger would be satisfied without any waiver, amendment or modification thereof.

•
The Merger will be consummated in a timely manner in accordance with the terms of the Merger Agreement and in compliance with all applicable legal and other requirements, without any delays, limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on ACELYRIN, Alumis, Merger Sub or the Merger (including its contemplated benefits) in any way meaningful to Guggenheim Securities’ analyses or opinion.

Summary of Financial Analyses
Overview of Financial Analyses
This “Summary of Financial Analyses” presents a summary of the principal financial analyses performed by Guggenheim Securities and presented to the ACELYRIN Board in connection with Guggenheim Securities’ rendering of its opinion. Such presentation to the ACELYRIN Board was supplemented by Guggenheim Securities’ oral discussion, the nature and substance of which may not be fully described herein.
Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Guggenheim Securities’ financial analyses.
The preparation of a fairness opinion is a complex process and involves various professional judgments and determinations as to the most appropriate and relevant financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the financial analyses set forth below, without considering such analyses as a whole, would in Guggenheim Securities’ view create an incomplete and misleading picture of the processes underlying the financial analyses considered in rendering Guggenheim Securities’ opinion.
In arriving at its opinion, Guggenheim Securities:
•
based its financial analyses on various assumptions, including assumptions concerning general economic, business and capital markets conditions and industry-specific and company-specific factors, all of which are beyond the control of ACELYRIN, Alumis and Guggenheim Securities;

•
did not form a view or opinion as to whether any individual financial analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;

•
considered the results of all its financial analyses and did not attribute any particular weight to any one financial analysis or factor; and

•
ultimately arrived at its opinion based on the results of all its financial analyses assessed as a whole and believes that the totality of the factors considered and the various financial analyses performed by Guggenheim Securities in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view and as of the date of such opinion, of the Original Exchange Ratio, to the stockholders of ACELYRIN to the extent expressly specified in such opinion.

With respect to the financial analyses performed by Guggenheim Securities in connection with rendering its opinion:
•
Such financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

•
Such financial analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

ACELYRIN Standalone Financial Analysis
Recap of ACELYRIN Standalone Financial Analysis.   In evaluating ACELYRIN in connection with rendering its opinion, Guggenheim Securities performed a discounted cash flow analysis which is summarized in the table below and described in more detail elsewhere herein. Solely for informational reference purposes, Guggenheim Securities also reviewed the historical trading price range for the ACELYRIN common stock and the Equity Research Analyst Price Targets described below.
Recap of ACELYRIN Standalone Financial Analysis
	Reference Range for Implied ACELYRIN Equity Values Per Share
	Low	High
Financial Analysis
Discounted Cash Flow Analysis	$4.59	$5.68
For Informational Reference Purposes
Historical Trading Range	$1.89	$8.63
Equity Research Analyst Price Targets	$3.00	$20.00
ACELYRIN Standalone Financial Analysis
ACELYRIN Standalone Discounted Cash Flow Analysis.   Guggenheim Securities performed a discounted cash flow analysis of ACELYRIN on a standalone basis based on the forecasted unlevered free cash flows for ACELYRIN for calendar years 2025 through 2045.
In performing its discounted cash flow analyses with respect to ACELYRIN:

•
Guggenheim Securities utilized the ACELYRIN-Provided Financial Projections for ACELYRIN as prepared by, discussed with and approved for Guggenheim Securities’ use by ACELYRIN’s senior management.

•
Guggenheim Securities used a discount rate range of 13.25% – 15.25% based on its estimate of ACELYRIN’s weighted average cost of capital.

•
Guggenheim Securities did not assume a terminal value beyond the end date of the projections for ACELYRIN consistent with the terminal value assumptions of ACELYRIN on a standalone basis.

Guggenheim Securities’ discounted cash flow analysis for purposes of evaluating the ACELYRIN common stock on a standalone basis resulted in an overall reference range of implied equity values of $4.59 – $5.68 per share of ACELYRIN common stock.
Other Informational Reference Metrics for ACELYRIN
In order to provide certain context for the financial analysis of ACELYRIN in connection with its opinion as described above, Guggenheim Securities undertook various additional financial reviews and analyses as summarized below solely for informational reference purposes. As a general matter, Guggenheim Securities did not consider such additional financial reviews and analyses to be determinative methodologies for purposes of its opinion.
ACELYRIN Historical Trading Range
Guggenheim Securities reviewed the trading price of the ACELYRIN common stock over the 52-week period ending on February 5, 2025, based on the daily closing price. Among other things, Guggenheim Securities noted that the low and high closing prices during such 52-week period established a range of $1.89 – $8.63 per share of ACELYRIN common stock.
ACELYRIN Equity Research Analyst Stock Price Targets
Guggenheim Securities reviewed six selected Wall Street equity research analyst stock price targets for ACELYRIN on a standalone basis that were published in January 2025. Guggenheim Securities noted that such Wall Street equity research analyst stock price targets for the ACELYRIN common stock were between $3.00 – $20.00 per share.
Alumis Standalone Financial Analysis
Recap of Alumis Standalone Financial Analysis.   In evaluating Alumis in connection with rendering its opinion, Guggenheim Securities performed a discounted cash flow analysis which is summarized in the table below and described in more detail elsewhere herein. Solely for informational reference purposes, Guggenheim Securities also reviewed the historical trading price range for the Alumis common stock and the Equity Research Analyst Price Targets described below.
Recap of Alumis Standalone Financial Analysis
	Reference Range for Implied Alumis Equity Values Per Share
	Low	High
Financial Analysis
Discounted Cash Flow Analysis	$11.10	$15.88
For Informational Reference Purposes
Historical Trading Range(1)	$6.53	$13.00
Equity Research Analyst Price Targets	$25.00	$38.00

(1)
Represents the range of daily closing prices beginning July 5, 2024 (one week post-initial public offering) and ending on February 5, 2025.

Alumis Standalone Financial Analysis
Alumis Standalone Discounted Cash Flow Analysis.   Guggenheim Securities performed a discounted cash flow analysis of Alumis on a standalone basis based on the forecasted unlevered free cash flows for Alumis for calendar years 2025 through 2045.
In performing its discounted cash flow analyses with respect to Alumis:
•
Guggenheim Securities utilized the ACELYRIN-Provided Financial Projections for Alumis as prepared by, discussed with and approved for Guggenheim Securities’ use by ACELYRIN’s senior management.

•
Guggenheim Securities used a discount rate range of 12.50% – 14.50% based on its estimate of Alumis’ weighted average cost of capital.

•
Guggenheim Securities did not assume a terminal value beyond the end date of the projections for Alumis consistent with the terminal value assumptions of Alumis on a standalone basis.

Guggenheim Securities’ discounted cash flow analysis for purposes of evaluating the Alumis common stock on a standalone basis resulted in an overall reference range of implied equity values of $11.10 – $15.88 per share of Alumis common stock.
Other Informational Reference Metrics for Alumis
In order to provide certain context for the financial analysis of Alumis in connection with its opinion as described above, Guggenheim Securities undertook various additional financial reviews and analyses as summarized below solely for informational reference purposes. As a general matter, Guggenheim Securities did not consider such additional financial reviews and analyses to be determinative methodologies for purposes of its opinion.
Alumis Historical Trading Range
Guggenheim Securities reviewed the trading price of the Alumis common stock over the period beginning July 5, 2024 (one week post-initial public offering) and ending on February 5, 2025, based on the daily closing price. Among other things, Guggenheim Securities noted that the low and high closing prices over such period established a range of $6.53 – $13.00 per share of Alumis common stock.
Alumis Equity Research Analyst Stock Price Targets
Guggenheim Securities reviewed six selected Wall Street equity research analyst stock price targets for Alumis on a standalone basis that were published in November 2024, December 2024 and January 2025. Guggenheim Securities noted that such Wall Street equity research analyst stock price targets for the Alumis common stock were between $25.00 – $38.00 per share.
Implied Exchange Ratio Analysis
In assessing the Original Exchange Ratio, Guggenheim Securities calculated a range of implied exchange ratios utilizing the implied valuation ranges for the ACELYRIN common stock and Alumis common stock derived from the standalone discounted cash flow analyses described above under the captions “ACELYRIN Discounted Cash Flow Analysis” and “Alumis Discounted Cash Flow Analysis” and without giving effect to any Synergies or transaction costs. In order to provide additional context, and solely for informational reference purposes, Guggenheim Securities also calculated ranges of implied exchange ratios utilizing the reference information for the ACELYRIN common stock and Alumis common stock, as applicable, described above under the captions “ACELYRIN Historical Trading Range,” “ACELYRIN Equity Research Analyst Stock Price Targets,” “Alumis Historical Trading Range” and “Alumis Equity Research Analyst Stock Price Targets.”

The following table summarizes the implied exchange ratios derived using each of the foregoing financial methodologies.
Implied Exchange Ratio Analysis
Merger Original Exchange Ratio	0.4274x (45% pro forma ACELYRIN implied ownership)
Exchange Ratio (Pro Forma ACELYRIN Implied Ownership)
	Low	High
Financial Analysis
Discounted Cash Flow Analysis(1)	0.2890x (34%)	0.5119x (49%)
For Informational Reference Purposes
Historical Daily Exchange Ratio(2)	0.2537x (33%)	0.6366x (55%)
Equity Research Analyst Price Targets(3)	0.0789x (12%)	0.8000x (60%)

(1)
Range calculated by (i) dividing the low implied per share price of the ACELYRIN common stock in the financial analysis described under the caption “ACELYRIN Discounted Cash Flow Analysis” by the high implied per share price of the Alumis common stock in the financial analysis described under the caption “Alumis Discounted Cash Flow Analysis” and (ii) dividing the high implied per share price of the ACELYRIN common stock in the reference range described under the caption “ACELYRIN Discounted Cash Flow Analysis” by the low implied per share price of the Alumis common stock in the reference range described under the caption “Alumis Discounted Cash Flow Analysis.”

(2)
Reflects the minimum and maximum daily-calculated exchange ratios beginning July 5, 2024 (one week post-initial public offering) and ending on February 5, 2025. The minimum and maximum exchange ratios were observed on February 4, 2025 and July 16, 2024, respectively.

(3)
Range calculated by (i) dividing the low price target for the ACELYRIN common stock described under the caption “ACELYRIN Equity Research Analyst Price Targets” by the high price target for the Alumis common stock described under the caption “Alumis Equity Research Analyst Price Targets” and (ii) dividing the high price target for the ACELYRIN common stock described under the caption “ACELYRIN Equity Research Analyst Price Targets” by the low price target for the Alumis common stock described under the caption “Alumis Equity Research Analyst Price Targets.”

Guggenheim Securities’ implied exchange ratio analysis resulted in a reference range of implied exchange ratios of 0.2890x – 0.5119x as compared to the Merger Original Exchange Ratio of 0.4274x.
Pro Forma Discounted Cash Flow Analysis
Guggenheim Securities performed a pro forma discounted cash flow analysis to compare the reference range of implied per share equity values of the ACELYRIN common stock on a standalone basis resulting from the standalone discounted cash flow analysis of ACELYRIN as described above under the caption “ACELYRIN Standalone Discounted Cash Flow Analysis” to the reference ranges of implied equity values per ACELYRIN share of the common stock of Alumis that ACELYRIN stockholders would receive in the Merger resulting from a discounted cash flow analysis of Alumis giving pro forma effect to the Merger.
In performing its pro forma discounted cash flow analysis with respect to the Alumis common stock:
•
Guggenheim Securities utilized the ACELYRIN-Provided Financial Projections on a pro forma basis for the Merger both with and without the Synergies, as prepared by, discussed with and approved for Guggenheim Securities’ use by ACELYRIN’s senior management.

•
Guggenheim Securities used a discount rate range for the pro forma combined company of 12.00% – 14.00%, based on its estimate of Alumis’ weighted average cost of capital after giving pro forma effect to the Merger.

•
Guggenheim Securities did not assume a terminal value beyond the end date of the applicable projections for each of ACELYRIN and Alumis consistent with the terminal value assumptions of each company on a standalone basis.

•
Guggenheim Securities multiplied the implied pro forma equity values per share of Alumis common stock resulting from such calculation by the Original Exchange Ratio of 0.4274x to calculate a reference range of implied pro forma equity values per ACELYRIN share.

Guggenheim Securities’ pro forma discounted cash flow analysis excluding the Synergies resulted in a reference range of implied equity values for the Alumis common stock to be received by the ACELYRIN stockholders in the Merger per share of ACELYRIN common stock of $5.31 – $7.12 compared to the reference range of implied equity values per share of ACELYRIN common stock on a standalone basis of $4.59 – $5.68 as described above under the caption “ACELYRIN Standalone Discounted Cash Flow Analysis.”
Guggenheim Securities then replicated the pro forma discounted cash flow analysis including the Synergies, which resulted in a reference range of implied equity values for the Alumis common stock to be received by ACELYRIN stockholders in the Merger per share of ACELYRIN common stock of $6.46 – $8.40 compared to the reference range of implied equity values per share of ACELYRIN common stock on a standalone basis of $4.59 – $5.68 as described above under the caption “ACELYRIN Standalone Discounted Cash Flow Analysis.”
Other Considerations
Except as described in the summary above, ACELYRIN did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its financial analyses, or providing its opinion. The type and amount of consideration payable in the Merger were determined through negotiations between ACELYRIN and Alumis and were approved by the ACELYRIN Board. The decision to enter into the Merger Agreement was solely that of the ACELYRIN Board. Guggenheim Securities’ opinion was just one of the many factors taken into consideration by the ACELYRIN Board. Consequently, Guggenheim Securities’ financial analyses should not be viewed as determinative of the decision of the Alumis Board with respect to the fairness, from a financial point of view, to ACELYRIN of the Original Exchange Ratio in connection with the Merger.
Pursuant to the terms of Guggenheim Securities’ engagement, ACELYRIN has agreed to pay Guggenheim Securities an estimated cash transaction fee of approximately $5.5 million upon Closing. In connection with Guggenheim Securities’ engagement, ACELYRIN has agreed to pay Guggenheim Securities a cash opinion fee of $2 million that became payable upon delivery of Guggenheim Securities’ opinion, which will be credited against the foregoing cash transaction fee. In addition, ACELYRIN has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify Guggenheim Securities against certain liabilities arising out of its engagement.
Aside from its current engagement by ACELYRIN, Guggenheim Securities has not previously been engaged during the past two years by ACELYRIN or its affiliates (as identified to Guggenheim Securities by ACELYRIN), nor has Guggenheim Securities been previously engaged during the past two years by Alumis or its affiliates (as identified to Guggenheim Securities by ACELYRIN), to provide any financial advisory or investment banking services for which Guggenheim Securities received fees, except that Guggenheim Securities acted as (i) joint bookrunner to Zentalis Pharmaceuticals, Inc. (which is an affiliate of Matrix Capital Management LP, a significant shareholder of Alumis), on its June 2023 registered direct offering and (ii) joint book-running manager to Alumis in connection with its June 2024 initial public offering. The aggregate amount of fees that Guggenheim Securities received in connection with these two transactions was between $3 million and $4 million. Guggenheim Securities may seek to provide ACELYRIN, Alumis and their respective affiliates with financial advisory and investment banking services unrelated to the Merger in the future, for which services Guggenheim Securities would expect to receive compensation.
Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for its and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities and its affiliates and related entities may (i) provide such financial services to ACELYRIN, Alumis, other participants in the Merger and their respective affiliates, for which services Guggenheim Securities and its affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to ACELYRIN, Alumis, other participants in the Merger and their respective affiliates. Furthermore, Guggenheim Securities and its affiliates and related entities and its or their respective directors, officers, employees, consultants and agents may have investments in ACELYRIN, Alumis and other participants in the Merger and their respective affiliates.
Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to ACELYRIN, Alumis, other participants in the Merger and their respective affiliates and the Merger that differ from the views of Guggenheim Securities’ investment banking personnel.
Interests of Alumis and ACELYRIN Directors and Executive Officers in the Merger
In considering the information contained in this joint proxy statement/prospectus, you should be aware that certain of Alumis’ and ACELYRIN’s directors and executive officers may be deemed to have interests in the Merger that are in addition to, or different from, the interests of other Alumis or ACELYRIN stockholders generally. Each of the Alumis Board and the ACELYRIN Board was aware of these interests and considered them, among other matters, in approving the Merger and the Merger Agreement and in making the recommendation that you adopt the Merger Agreement. These potential interests include:
•
each of Alan Colowick, M.D., M.P.H. and Patrick Machado, J.D. serve on the board of directors of both Alumis and ACELYRIN;

•
entities affiliated with Alan Colowick, M.D., M.P.H., who serves on both the Alumis Board and ACELYRIN Board, beneficially owned 10,645,966 and 9,334,735 shares of outstanding Alumis common stock and ACELYRIN common stock, respectively, as of April 1, 2025 (and, after giving effect to the Merger on a pro forma basis as if the Merger closed on April 1, 2025, would hold approximately 16% of the voting power of the combined company);

•
entities affiliated with Srinivas Akkaraju, M.D., Ph.D., who serves on the Alumis Board, beneficially owned 3,266,498 and 2,523,022 shares of outstanding Alumis common stock and ACELYRIN common stock, respectively, as of April 1, 2025 (and, after giving effect to the Merger on a pro forma basis as if the Merger closed on April 1, 2025, would hold approximately 5% of the voting power of the combined company);

•
following the Effective Time, it is expected that two members of the ACELYRIN Board will be appointed to the Alumis Board and will be compensated as non-employee directors of Alumis pursuant to the Alumis non-employee director compensation policy;

•
ACELYRIN may, but is not obligated to, allocate certain cash bonuses to ACELYRIN employees, including its executive officers, in connection with the Merger;

•
accelerated vesting of equity awards upon the Effective Time and upon certain terminations of employment or service following the Effective Time;

•
extended time to exercise ACELYRIN options following a termination of employment in certain circumstances;

•
cash severance and other benefits upon certain terminations of employment or service following the Effective Time; and

•
indemnification by the combined company for liabilities for acts or omissions occurring at or prior to the Effective Time as well as certain obligations related to maintenance of directors’ and officers’ liability insurance.

Regulatory Matters
Neither Alumis nor ACELYRIN is aware of any material regulatory approvals or actions that are required for completion of the Merger. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Accounting Treatment
Alumis and ACELYRIN prepare their respective consolidated financial statements in accordance with U.S. GAAP. Based on the Alumis preliminary analysis, the Merger will be accounted for as a business combination using the acquisition method of accounting. Alumis will be treated as the acquirer for accounting purposes. Alumis will record assets acquired, including identifiable intangible assets, and liabilities assumed from ACLEYRIN at their respective fair values at the closing of the Merger. The excess of the fair value of the net assets acquired over the purchase consideration is considered negative goodwill and recorded as a gain in the combined company's results of operations.
In identifying Alumis as the acquiring entity for accounting purposes, Alumis and ACELYRIN took into account a number of factors as of the date of this information proxy statement/prospectus, including which entity is issuing its equity interests, the expectation that following the closing date of the Merger holders of shares of Alumis common stock as of immediately prior to the closing will hold, in the aggregate, more than 50% of the issued and outstanding shares of Alumis common stock immediately following the closing of the Merger (both on a shares outstanding basis and on a fully diluted basis), the intended corporate governance structure of Alumis and the intended senior management of Alumis following the closing of the Merger and the terms of the share exchange.
Listing of Alumis Common Stock
It is a condition to the completion of the Merger that the Alumis common stock issuable in connection with the Merger be approved for listing on Nasdaq.
Delisting and Deregistration of ACELYRIN Common Stock
When the Merger is completed, the ACELYRIN common stock currently listed on Nasdaq will cease to be quoted on Nasdaq and will be deregistered under the Exchange Act.
Appraisal Rights
Under Delaware law, the ACELYRIN stockholders are not entitled to appraisal rights in connection with the Merger or any other transaction contemplated by the Merger Agreement.
Under Delaware law, the Alumis stockholders are not entitled to appraisal rights in connection with the issuance of shares of Alumis common stock in the Merger pursuant to the terms of the Merger Agreement.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of ACELYRIN common stock that exchange their ACELYRIN common stock for Alumis common stock in the Merger. This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could affect the accuracy of the statements and conclusions set forth in this discussion and could adversely affect a U.S. holder. There can be no assurance the IRS or a court will not take a position contrary to the discussion below regarding the tax consequences. This discussion assumes that the Merger will be consummated in accordance with the Merger Agreement and as further described in this joint proxy statement/prospectus. This discussion is not a complete description of all of the tax consequences of the Merger and, in particular, does not address any tax consequences arising under the Medicare contribution tax on net investment income, the special tax accounting rules under Section 451(b) of the Code, the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax (such as estate, gift or other non-income tax consequences).
This discussion applies only to U.S. holders of ACELYRIN common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to U.S. holders of ACELYRIN common stock in light of their particular circumstances and does not apply to U.S. holders of ACELYRIN common stock subject to special treatment under the U.S. federal income tax laws including, without limitation:
•
banks or other financial institutions;

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partnerships, S corporations and other pass-through entities (and investors in partnerships, S corporations and other pass-through entities);

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insurance companies;

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tax-exempt organizations or governmental organizations;

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dealers or brokers in securities or currencies;

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traders in securities that elect to use a mark-to-market method of accounting;

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persons that actually or constructively owned at least five percent of ACELYRIN common stock (by vote or value);

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persons that hold their ACELYRIN common stock as “qualified small business stock” within the meaning of Section 1202 of the Code;

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regulated investment companies;

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real estate investment trusts;

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tax-qualified retirement plans;

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persons that hold ACELYRIN common stock as part of a straddle, hedge, constructive sale or conversion transaction;

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individuals who are U.S. expatriates and former citizens or long-term residents of the United States;

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holders who acquired their shares of ACELYRIN common stock through the exercise of an employee stock option, in connection with an RSU or otherwise as compensation; and

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persons that have a “functional currency” other than the U.S. dollar.

The following discussion does not address the tax consequences of any transactions effectuated before, after or at the same time as the Merger, whether or not they are in connection with the Merger, including, without limitation, the tax consequences to holders of options, warrants or other rights to purchase shares of ACELYRIN common stock.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of ACELYRIN common stock that is, for U.S. federal income tax purposes:
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an individual citizen or resident of the United States;

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a corporation, or entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

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a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person for U.S. federal income tax purposes; or

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an estate, the income of which is subject to U.S. federal income tax regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds ACELYRIN common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds ACELYRIN common stock and any partners in such partnership should consult their tax advisors regarding the tax consequences of the Merger to them.
THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER. ALL HOLDERS OF ACELYRIN COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS.
U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of ACELYRIN Common Stock
For U.S. federal income tax purposes, the Merger is intended to qualify, and the parties have agreed to report the Merger for tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Code.
It is the opinion of Fenwick & West LLP, counsel to ACELYRIN, that it is more likely than not that the Merger qualifies as a “reorganization.” However, no assurance can be given that the IRS will accept such tax treatment. Moreover, such opinion is based on, among other things, certain factual representations made by ACELYRIN and Alumis and certain assumptions, all of which must be consistent with the state of facts existing at the time of the Merger. If any of these representations and assumptions are, or become, inaccurate or incomplete, such opinion may be invalid. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or the courts, which may not agree with the conclusions set forth in such opinion.
Neither Alumis nor ACELYRIN intends to obtain a ruling from the IRS with respect to the tax consequences of the Merger. In addition, it is not a closing condition to the completion of the Merger that ACELYRIN or Alumis receive an opinion of counsel that the Merger qualifies as a reorganization; however, ACELYRIN has obtained a tax opinion from its counsel, Fenwick & West LLP, as described above. If the IRS were to successfully challenge the “reorganization” status of the Merger, the tax consequences would differ materially from those described in this joint proxy statement/prospectus, as discussed below under “— Tax Consequences if the Merger Fails to Qualify as a ‘Reorganization.’”
You are urged to consult with your tax advisors regarding the proper U.S. federal income tax treatment of the Merger, including with respect to its qualification as a “reorganization” within the meaning of Section 368(a) of the Code in light of the uncertainties discussed above.
Tax Consequences if the Merger Qualifies as a “Reorganization”
If the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, generally, a U.S. holder of ACELYRIN common stock that exchanges its ACELYRIN common stock for Alumis common stock in the Merger:

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will not recognize any gain or loss upon the exchange of ACELYRIN common stock for Alumis common stock in the Merger, except with respect to cash received in lieu of fractional shares of Alumis common stock (as discussed below);

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will have a tax basis in the Alumis common stock received in the Merger (including fractional shares of Alumis common stock deemed received and exchanged for cash, as discussed below) equal to the tax basis of the ACELYRIN common stock surrendered in exchange therefor; and

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will have a holding period for the Alumis common stock received in the Merger (including fractional shares of Alumis common stock deemed received and exchanged for cash, as discussed below) that includes its holding period for its ACELYRIN common stock surrendered in exchange therefor.

The Alumis common stock received in the Merger (including fractional shares of Alumis common stock deemed received and exchanged for cash, as discussed below) by a U.S. holder that acquired different blocks of ACELYRIN common stock at different times or at different prices will be allocated to each block of ACELYRIN common stock of such U.S. holder, and the basis and holding period of such shares of Alumis common stock will be determined using a block for block approach and will depend on the basis and holding period of each block of ACELYRIN common stock exchanged for such shares of Alumis common stock.
Tax Consequences if the Merger Fails to Qualify as a “Reorganization”
If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder of ACELYRIN common stock generally would recognize gain or loss for U.S. federal income tax purposes on each share of ACELYRIN common stock surrendered in the Merger in an amount equal to the difference between the fair market value, at the time of the Merger, of the Alumis common stock received in the Merger (including any cash received in lieu of a fractional share of Alumis common stock) and such holder’s adjusted tax basis in the ACELYRIN common stock surrendered in the Merger. Gain or loss must be calculated separately for each block of ACELYRIN common stock exchanged by such U.S. holder if such blocks were acquired at different times or for different prices. Any gain or loss recognized generally would be capital gain or loss, and generally would be long-term capital gain or loss if the U.S. holder’s holding period in a particular block of ACELYRIN common stock is more than one year at the Effective Time. Long-term capital gain of certain non-corporate taxpayers, including individuals, generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s tax basis in shares of Alumis common stock received in the Merger would be equal to the fair market value thereof as of the Effective Time, and such U.S. holder’s holding period in such shares would begin on the day following the closing of the Merger.
Cash in Lieu of Fractional Shares
A U.S. holder that receives cash in lieu of a fractional share of Alumis common stock in the Merger will generally be treated as having received the fractional share pursuant to the Merger and then as having exchanged such fractional share for cash, and will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share of Alumis common stock and the portion of the U.S. holder’s aggregate tax basis in the shares of ACELYRIN common stock surrendered that is allocable to such fractional share of Alumis common stock. Such capital gain or loss will generally be long-term capital gain or loss if the holding period for such fractional share of Alumis common stock is more than one year at the Effective Time. Long-term capital gain of certain non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSEQUENCES RELATING TO THE MERGER, AND IS NOT, AND IS NOT INTENDED TO BE, TAX ADVICE. ALL STOCKHOLDERS ARE STRONGLY ADVISED AND ARE EXPECTED TO CONSULT THEIR LEGAL AND TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER U.S. FEDERAL TAX LAWS, INCLUDING ESTATE OR GIFT TAX LAWS, OR UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.

DESCRIPTION OF ALUMIS’ BUSINESS
Unless the context otherwise requires, all references in this section to the “Company,” “our,” “us” “we” or “Alumis” refer to Alumis prior to the consummation of the Merger.
Overview
Our mission is to significantly improve the lives of patients by replacing broad immunosuppression with targeted therapies. Our name, Alumis, captures our mission to enlighten immunology, and is inspired by the words “allumer” — French for illuminate — and “immunis” — Latin for the immune system.
We are a clinical stage biopharmaceutical company with an initial focus on developing our two TYK2 inhibitors: ESK-001, a second-generation inhibitor that we are developing to maximize target inhibition and optimize tolerability, and A-005, a CNS-penetrant molecule. ESK-001 has demonstrated significant therapeutic effect in our Phase 2 program in patients with PsO, which we define as moderate-to-severe plaque psoriasis, and is currently being evaluated in an additional Phase 2 clinical trial in patients with SLE, for which we expect to report results in 2026. With the favorable results in our Phase 2 clinical trial in PsO, we have initiated our Phase 3 ONWARD clinical program, which consists of two parallel Phase 3 clinical trials of ESK-001 in this indication and for which we expect to report topline results in the first quarter of 2026. These parallel Phase 3 clinical trials also include one LTE study, ONWARD3. In addition, the OLE of our Phase 2 clinical trial in PsO remains ongoing. TYK2 genetic mutations are associated with a strong protective effect in MS, motivating us to develop our second product candidate, A-005, as a CNS-penetrant, allosteric TYK2 inhibitor for neuroinflammatory and neurodegenerative diseases. In April 2024, we initiated our Phase 1 program of A-005 in healthy volunteers and reported initial results in December 2024.
We utilize our proprietary precision data analytics platform, biological insights and team of experienced research and development experts to deepen our understanding of disease pathologies, accelerate research and development and increase the probability of clinical success. Our collective insights informed our selection of TYK2 as the target for our two lead programs. Beyond TYK2, our proprietary precision data analytics platform and drug discovery expertise have led to the identification of additional preclinical programs that exemplify our precision approach.
We recognize that patients living with immune-mediated diseases need alternatives to currently available therapies. Despite recent advances and innovations in the treatment of immune-mediated diseases, many patients continue to suffer, cycling through currently approved therapies while looking for a solution that alleviates the debilitating impact of their disease without life-limiting side effects.
Addressing the needs of these patients is why we exist. We are pioneering a precision approach that leverages insights derived from powerful data analytics to select the right target, right molecule, right indication, right patient, right endpoint and right combination to dramatically improve patient outcomes. We believe that combining our insights with an integrated approach to drug development will produce the next generation of treatments to address immune dysfunction.
Recent Development
On March 25, 2025, we entered into a collaboration and license agreement (the “Collaboration Agreement”) with Kaken Pharmaceutical Co., Ltd. (“Kaken”). Under the terms of the Collaboration Agreement, we granted to Kaken an exclusive right to develop, manufacture and commercialize ESK-001 for dermatology indications in Japan, with options to expand the license, subject to opt-in payments and certain cost-sharing obligations on the part of Kaken, to include rheumatological and gastrointestinal diseases. In exchange, Kaken will pay us an upfront, non-refundable payment of $20 million U.S. Dollars (“USD”), and will pay us an aggregate of $20 million USD towards global development costs for ESK-001 in the dermatology field through the end of 2026, and thereafter will pay a specified share of development costs applicable to the dermatology field, and any field for which Kaken exercises its option, subject to Kaken’s right to opt out of cost-sharing in certain indications in specified circumstances. In addition, we are entitled to receive aggregate payments of up to approximately $140 million USD upon the achievement of regulatory and commercial milestones and field option payments, as well as tiered royalties at percentages ranging from the low double digits into the twenties on aggregate net sales of ESK-001 in Japan. The Collaboration

Agreement further provides that Kaken will be responsible for the clinical development, regulatory approvals and commercialization of ESK-001 in Japan in dermatology and other indications for which Kaken has exercised its option, and we will retain rights to ESK-001 in all other indications and geographies.
Our Product Candidates and Pipeline
We are building a pipeline of molecules with the potential to address a broad range of immune-mediated diseases as monotherapy or combination therapies. Within our TYK2 franchise, we are developing our most advanced product candidate, ESK-001, an allosteric TYK2 inhibitor for the treatment of PsO and SLE. We are developing our second TYK2 product candidate, A-005, as a CNS-penetrant allosteric TYK2 inhibitor, to offer the therapeutic benefit of TYK2 inhibition within the CNS for a broad range of neuroinflammatory and neurodegenerative diseases, and are pursuing MS as its initial indication.
The following chart summarizes the status of our current pipeline.
Our Strategy
Our mission is to significantly improve the lives of patients by replacing broad immunosuppression with targeted therapies. As our driving principle, we are using our precision approach focused on the important drivers of immune dysfunction. We use our key insights to pursue our mission of significantly improving outcomes for patients. We select drug targets that have been previously validated by strong human genetic evidence and human clinical data.
The core components of our business strategy include:
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Maximize the opportunity presented by ESK-001’s differentiated pharmacological profile and breadth of potential indications.   We believe that ESK-001 is a foundational asset that exemplifies our approach. Genetic and biologic data generated to date highlight the important role of TYK2 inhibition across multiple diseases where we have current clinical programs (PsO and SLE) and future clinical ambitions. We intend to expand clinical development of ESK-001 to additional therapeutic areas and indications where TYK2 inhibition and our differentiated profile have the potential to deliver significant improvements for patients.

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Expand our TYK2 franchise with A-005, our allosteric TYK2 inhibitor selected to penetrate the CNS to treat neuroinflammation.   There is strong biological rationale for the involvement of TYK2 in neuroinflammatory and neurodegenerative diseases, as well as compelling genetic evidence for the role of TYK2 in MS. As a result, we believe TYK2 inhibition has potential utility in various neuroinflammatory and neurodegenerative diseases, including MS, Alzheimer’s disease, amyotrophic lateral sclerosis (“ALS”), optic neuritis, neuromyelitis optica and Parkinson’s disease.

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Discover and advance earlier-stage product candidates into clinical development.   We intend to expand our pipeline of clinical-stage product candidates by identifying and developing earlier-stage assets. Utilizing our precision approach to address immune dysfunction, we have selected multiple additional targets to date, including interferon regulatory factor 5 (“IRF5”), across indications that are in various stages of development, from lead identification to lead optimization. These targets may enable development in a broad range of indications, either as a monotherapy or using a combination therapy approach with our TYK2 product candidate franchise.

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Leverage our precision approach to increase speed of development, probability of success and precision of therapy.   We leverage our proprietary precision data analytics platform that integrates key genetic and translational insights, with the aim to design efficient and effective development paths at every stage of our pipeline. We believe this approach can bring forth transformative medications by following the science to inform the right target, right molecule, right indication, right patient, right endpoint and right combinations.

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Evaluate strategic collaborations to maximize the global impact of our product candidates.   We plan to strategically evaluate potential partnerships to maximize the value of our lead programs and broader portfolio. We believe that our product candidates, indications, clinical data and data analytics make our company an attractive partner. Given our scientific expertise and significant therapeutic depth, and the broad addressable populations of our product candidates, the right partner could help us expand the breadth of indications we pursue and increase our commercial reach. For example, in February 2025, we announced the Merger. If we are successful in consummating the Merger, we expect to have the financial flexibility and runway to advance an expanded late-stage pipeline.

Immune Dysfunction Overview
The immune system is a highly regulated and balanced system that has evolved to protect us from infection, recognize and neutralize harmful agents from the environment and fight disease. Dysfunctional immune responses, whether directed towards self or non-self or through unbalanced activation or regulation, can lead to inflammation, allergy, autoimmunity and development of chronic immune-mediated diseases. We are building immune insights from patient samples, incorporating genetic, genomic and proteomic learnings, and translating preclinical findings in an effort to therapeutically target dysfunctional immune mechanisms to improve outcomes for patients with immune-mediated diseases.
Role of TYK2 in Immunology
TYK2 is an intracellular tyrosine kinase protein within the broader JAK family shown to play an essential role in mediating cytokine receptor signaling pathways in both innate and adaptive immunity. Cytokines are a group of proteins in the body that play an important role in boosting the immune system. TYK2 associates with a defined set of cytokine receptors expressed primarily on immune cells, such as IL-23, IL-12 and type I interferon (“IFN”) receptors, distinct from other JAK family members. TYK2 functions to relay signals into the cell through phosphorylation of signal transducing and activators of transcription (STATs), to initiate a cascade of protein-signaling interactions resulting in cytokine- responsive gene transcription and cell activation, which drives downstream immune responses including Th17, IL-17 pathways, and type I IFN responsive genes that are known drivers of inflammation and immune mediated disease. Therapeutic inhibition of TYK2 and associated cytokine pathways, in particular IL-23/IL-17 and type I IFN, have been broadly validated to address immune dysfunction in immune-mediated diseases, such as psoriasis, psoriatic arthritis and SLE. TYK2 is expressed in circulating and tissue-resident immune cells, and is also active in CNS-resident immune cells, such as microglia, which are thought to play a key role in neuroinflammation.
Human genetic studies of TYK2 strongly validated it as a therapeutic target. An identified loss-of-function mutation P1104A in the TYK2 gene, present in approximately 3% to 5% of European populations, is protective against an array of immune-mediated disorders, including SLE, psoriasis, sarcoidosis, psoriatic arthritis, inflammatory bowel disease and neuroinflammatory and neurodegenerative conditions, such as MS. Importantly, this TYK2 variant does not appear to significantly increase susceptibility to serious infections. We believe that TYK2 inhibition as a targeted therapy may have an improved risk to benefit profile as compared to broad immune suppression.
TYK2 inhibition represents a breadth of opportunity, and there have been or are ongoing clinical trials of TYK2 inhibitors in multiple indications such as psoriatic arthritis, SLE, cutaneous lupus, alopecia areata, Sjogren’s disease, vitiligo, Crohn’s disease and ulcerative colitis.
Our TYK2 Franchise
ESK-001: Our Allosteric TYK2 Inhibitor
ESK-001 is a potent, highly selective, allosteric TYK2 inhibitor.

Key Differentiating Features
We believe ESK-001 is differentiated from first-generation TYK2 inhibitors for the following reasons:
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Intrinsic Selectivity and Preclinical Pharmacology.   Due to ESK-001’s design as an allosteric inhibitor, the molecule is both potent and intrinsically selective for TYK2 over other protein kinases, including the related JAK family members. No JAK-related pharmacology has been observed with ESK-001 to date.

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Optimized Molecular Properties and PK.   At the core of ESK-001’s differentiation from other clinical- stage allosteric inhibitors of TYK2 are its physicochemical properties that we believe impart highly desirable drug-like features. ESK-001 is highly permeable with low efflux resulting in high and rapid systemic absorption and favorable tissue distribution in vivo. These properties result in its highly predictable, linear PK profile in humans with low variability. In addition, ESK-001 has a desirable half-life in humans of approximately 8 to 12 hours and we have not observed any concerns for drug-drug interactions with other therapies.

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Maximal Target Inhibition.   ESK-001 demonstrated a robust and predictable PK/PD relationship in Phase 1 studies, enabling the identification of a dose level that achieved maximal TYK2 inhibition for 24 hours a day to take into Phase 2 clinical trials. We define maximal inhibition as reaching the plateau of biological inhibition in the assay readout with no further impact seen with higher drug concentrations. At the 40 mg BID dose, maximal TYK2 inhibition was confirmed in healthy volunteer and PsO patient blood samples by RNA-seq analysis, and a return to non-lesional baseline levels of TYK2 pathway (including IFN signature, IL-23, IL-17) and PsO-relevant disease biomarkers was confirmed in PsO patient skin biopsies.

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Clinical Tolerability.   There have been no clinically limiting findings across our clinical trials to date that prevent ESK-001 from being dosed to achieve maximal target inhibition. In contrast to what has been reported with first-generation allosteric TYK2 inhibitors, skin rashes have been observed at much lower frequency with ESK-001 to date, even at very high and sustained levels of target inhibition, suggesting that skin toxicities may not be an on-target, class effect of TYK2 inhibitors.

Strategic Indication Selection
TYK2-mediated cytokine signaling is involved in a broad range of immune-mediated diseases. TYK2 loss-of-function mutations have been shown to be protective for several conditions including psoriasis, psoriatic arthritis, Crohn’s disease, ulcerative colitis and MS. Therefore, ESK-001 has the potential to provide benefit in a large number of indications. We have selected PsO and SLE as our initial indications.
Combination Potential
Despite significant advances in the treatment of immune-mediated disease, in many diseases, only a minority of patients achieve disease remission or nearly complete response with current therapies. Because of the complexity, overlap and redundancy of inflammatory pathways, combination approaches targeting complementary pathways may be needed to achieve high-hurdle endpoints such as remission. We believe that ESK-001’s pharmacological properties, including its lack of drug-drug interaction potential and its clinical profile, positions it well as a partner for future combination therapies.
Development
ESK-001 is currently being evaluated in two parallel Phase 3 clinical trials in PsO as well as in a Phase 2b clinical trial in SLE.
ESK-001 for the Treatment of Moderate-to-Severe Plaque Psoriasis (PsO)
Psoriasis is a chronic immune-mediated skin disease characterized by abnormal epidermal growth, usually presenting as red, scaly patches, papules or plaques (plaque psoriasis). Patients with psoriasis are also at increased risk of developing other co-morbid conditions, such as cardiovascular disease, obesity, insulin resistance, uveitis, arthritis and thyroid dysfunction. According to the World Health Organization, psoriasis significantly impacts quality of life — physical and emotional challenges of disfiguration, low self-esteem, loss of productivity and depression.
ESK-001 has advanced to Phase 3 development in PsO. In March 2024, we announced positive data from our randomized, double-blind, placebo-controlled Phase 2 clinical trial in patients with PsO (“Phase 2 STRIDE trial”). Our Phase 2 STRIDE trial met its primary endpoint, the proportion of patients achieving a 75% improvement in the Psoriasis Area and Severity Index (“PASI 75”) at week 12 compared to placebo, and key secondary efficacy endpoints at all clinically relevant doses tested. Clear dose-dependent responses were observed with maximal TYK2 inhibition achieved, and highest clinical response rates observed, at the highest dose of 40 mg twice daily. ESK-001 was found to be generally well tolerated at all dose levels. Upon completion of the Phase 2 STRIDE trial, patients were eligible to be enrolled in an open-label extension (“OLE”) study evaluating two ESK-001 doses (40 mg once daily and 40 mg twice daily), which we designed to evaluate the safety and efficacy of long-term treatment with ESK-001 in patients with PsO. The OLE study remains ongoing and, at Week 40, all participants on the 40 mg once daily cohort transitioned to the 40 mg twice daily dose. In September 2024, we announced positive 28-week data from the OLE, which showed dose-dependent sustained increases in Psoriasis Area and Severity Index endpoint responses observed over time, with the majority of patients achieving PASI 75, the primary endpoint, at the highest dose of 40 mg twice daily. ESK-001 was generally well-tolerated in the OLE Week 28 data. In March 2025, we announced positive 52-week data from the OLE, which demonstrated sustained PASI 90 and increased PASI 100 response rates in the 40 mg twice daily cohort. ESK-001 was generally well-tolerated in the OLE Week 52 data. See “—Safety Profile of ESK-001” below for further information.
With the favorable results in our Phase 2 STRIDE trial in PsO, we have initiated our Phase 3 ONWARD clinical program, which consists of two parallel global Phase 3, multi-center, randomized, double-blind placebo-controlled clinical trials, ONWARD1 and ONWARD2, designed to evaluate the efficacy and safety of ESK-001 in this indication. These parallel Phase 3 clinical trials also include one LTE study, ONWARD3.
ESK-001 for the Treatment of Systemic Lupus Erythematosus (SLE)
SLE is a chronic autoimmune disease predominantly affecting women at childbearing age. Clinical manifestations are highly heterogeneous, and the disease typically waxes and wanes, with flares and periods of relative remission. Certain loss-of-function variants of TYK2 significantly decrease the risk of SLE. While mortality in SLE has decreased since the mid-20th century as a result of improved treatments, the disease remains associated with increased disability and loss of social and occupational functioning and high utilization of health care resources.
We are currently conducting LUMUS, a Phase 2b, 48-week, global, placebo-controlled, double-blind, randomized clinical trial evaluating ESK-001 in patients with moderate-to-severe active SLE, in the United States, Europe, the United Kingdom, Latin America and APAC countries. The primary endpoint in Part A of such trial is BILAG-Based Composite Lupus Assessment response (a validated composite measure of lupus disease activity) at Week 48. Eligible patients may enroll in Part B (an OLE) or participate in a four-week follow-up period.
Safety Profile of ESK-001
ESK-001 has been administered to more than 800 participants and in some cases administered for over two years. ESK-001 has been generally well-tolerated in our Phase 2 STRIDE and OLE clinical trials to date, with the majority of AEs observed in such clinical trials having been graded mild-to-moderate in severity. As of December 31, 2024, the most common AEs reported by patients across active (ESK-001) trial arms were headaches, upper respiratory tract infections and nasopharyngitis, and the most common AEs deemed related to study drug by the principal investigator included headaches, upper respiratory tract infections, nasopharyngitis, rash and nausea. The safety profile of ESK-001 continues to be evaluated in our ongoing Phase 2 OLE and Phase 3 trials.
ESK-001 is an allosteric inhibitor of TYK2. TYK2 is an intracellular tyrosine kinase protein shown to play an essential role in mediating cytokine receptor signaling pathways in both innate and adaptive immunity. Cytokines are a group of proteins in the body that play an important role in boosting the immune system. Other TYK2 inhibitors, such as deucravacitinib (marketed as Sotyktu which is approved for the treatment of adults with PsO), have shown AEs such as hypersensitivity reactions, infections, tuberculosis, malignancy and rhabdomyolysis. The label for deucravacitinib includes a warning concerning the potential for JAK-related adverse events, such as cardiovascular and thrombotic events. Given our similar mechanism of action, we closely monitor and characterize these potential safety risks in our clinical studies. We have observed, and expect to continue to observe, that additional AEs and SAEs, consistent with known side effects of TYK2 inhibition may emerge in our ongoing and future clinical trials of ESK-001, and we have also observed and expect to continue to observe trial participant withdrawals or discontinuations due to AEs. As of December 31, 2024, four SAEs (one serious infection, one arthritis and two malignancy cases) were reported in the STRIDE OLE trial and considered related to ESK-001 treatment by the principal investigator. We observed these cases of serious infection and malignancy were reported in participants with relevant comorbidities and/or (in one malignancy case) relevant family history.
A-005: Our CNS-Penetrant Allosteric TYK2 Inhibitor
The second clinical product candidate in our TYK2 franchise, A-005, is a highly differentiated, CNS-penetrant, allosteric TYK2 inhibitor that has potential applications in multiple sclerosis and other neurological diseases. A loss-of-function mutation in the TYK2 gene has been shown, by our proprietary genetic data set as well as scientific literature, to reduce the risk of developing MS.
Role of TYK2 in Neuroinflammatory and Neurodegenerative Diseases
TYK2 pathways are active in CNS-resident immune cells and may play a localized role in the CNS contributing to the pathology of several CNS inflammatory disorders, including MS. Genome-wide association studies have shown the loss-of-function TYK2 genetic variant, P1104A, has a protective effect for the development of MS. An additional missense variant in TYK2, Rs35018800, has the largest effect on MS risk of any variant outside the MHC/HLA region discovered to date. In addition to its genetic association with MS, TYK2 is known to be expressed and functionally active in CNS-resident microglia. Microglia express IL-23 and interferon receptors and IL-23/IL-12 cytokines have been shown to localize to MS lesions. Activated microglia are associated with disease worsening in MS, and TYK2 inhibitors with adequate CNS exposure may provide an opportunity to target neuroinflammation and neurodegeneration. We believe TYK2 inhibition has the potential to treat the neuroinflammatory component of other neurodegenerative diseases where activated microglia and/or TYK2 proinflammatory cytokines including interferon are implicated such as Alzheimer’s disease, ALS, optic neuritis, neuromyelitis optica, and Parkinson’s disease.
Development
A-005 for the Treatment of Multiple Sclerosis
MS is a chronic immune-mediated disease of the central nervous system. This condition causes a wide range of physical and cognitive challenges for those afflicted, often resulting in neurological symptoms and disabilities. Despite available treatments to manage symptoms and slow disease progression, treatments are limited for progressive disease and a definitive cure remains elusive. Agents directly targeting the CNS pathology and CNS resident cells, including activated microglia, are of increasing interest as these are thought to impact progressive neurological impairment. The unmet need lies in finding safe and more effective targeted therapies that can halt or reverse the disease progression, alleviating the burden on patients and their families and improving their overall quality of life.
In December 2024, we announced positive data from a Phase 1 clinical trial evaluating the safety, tolerability and PK of single- and multiple-ascending doses of A-005 in healthy participants. In the clinical trial, A-005 was well tolerated with no SAEs reported.
Our Discovery Programs
We are building a pipeline of molecules with the potential to address a broad range of immune-mediated diseases. We pursue drug targets that have been previously validated by strong human genetic evidence or human clinical data. Our drug discovery efforts for our selected targets take advantage of structure-guided approaches built from public or proprietary crystallographic structures to enable use of advanced computational methods. These approaches enable optimization of traditional protein modulators, protein degraders, and targeted covalent inhibitors as appropriate. In addition, we have chosen targets that could be complementary for use in combination with our existing TYK2 franchise and to each other.
For example, IRF5 is a transcription factor that mediates signaling of several cytokines including type I IFN, IL-6, IL-12, IL-23, and TNF. It is a genetically supported target across multiple immune indications with known functional roles in both innate and adaptive immunity. IRF5 has been implicated in macrophage polarization, cell growth regulation, and apoptosis. It acts on innate immune responses via recognition of upstream self-nucleic acid-containing immune complexes and pathogens by toll like receptors (“TLR”), specifically: TLR7, TLR8 and TLR9 in the endosome via MyD88. Translocation of IRF5 to the nucleus following phosphorylation by IKKβ is critical to the pathogenesis of many immune mediated diseases. Genome-wide association studies have identified several functional genetic variants in IRF5 that predispose patients to immune-mediated diseases including, but not limited to SLE, systemic sclerosis, and primary sclerosing cholangitis.
We are actively engaged in lead generation activities to identify small molecules that can precisely bind and block IRF5 function. These efforts are aided by our proprietary crystal structure of our compounds bound to IRF5, which enables computational approaches to optimize binders for either IRF5 inhibition or degradation. We have developed several proprietary assays including a biochemical dimerization assay that has been used in conjunction with high-throughput screening to identify leads. In addition, we have applied an orthogonal method to identify small-molecule binders that may target allosteric pockets providing inhibition directly or as a component in a proteolysis-targeting chimera. We will pursue multiple mechanisms of inhibition and use our extensive pharmacology expertise to guide the final selection of clinical candidates.
Foresite Labs Services Agreement
Foresite Labs was an original stockholder in, and actively involved in our incubation. We and Foresite Labs have had an ongoing services agreement since our inception, with Foresite Labs originally providing incubation services, development assistance and oversight, and data analytics services; currently, Foresite Labs provides data analytics services related to our TYK2 franchise, our discovery programs and to our business development activities. The original Services Agreement between us and Foresite Labs was entered into in January 2021, was amended and restated in August 2021, was amended and restated for a second time in December 2023, and expires in December 2026, unless terminated earlier by the parties. Work under the Services Agreement is memorialized in a series of Statements of Work and we pay Foresite Labs for the estimated costs of its services in advance on a quarterly basis, with a true-up to actuals at the end of each quarter.
Intellectual Property
We strive to protect and enhance the proprietary technology, inventions and improvements that are commercially important to our business, including by seeking, maintaining, enforcing and defending patent rights. Our policy is to seek to protect our proprietary position by, among other methods, filing patent applications in the United States and in jurisdictions outside of the United States related to our proprietary technology, inventions, improvements and product candidates that are important to the development and implementation of our business. We also rely on trade secrets and know-how relating to our proprietary technology, assays and product candidates, and may in the future rely on in-licensing opportunities, to develop, strengthen and maintain our proprietary position in our field. Our commercial success will depend in part on our ability to obtain and maintain patent and other proprietary protection for our technology, inventions and improvements; to preserve the confidentiality of our trade secrets; to obtain and maintain any future licenses to use intellectual property owned by third parties; and to defend and enforce our proprietary rights, including our patent rights.
As of December 31, 2024, our solely owned patent portfolio included four issued U.S. patents, over five pending U.S. provisional patent applications, over five pending non-provisional U.S. patent applications, over five granted foreign patents, which includes a granted European patent validated in over 35 countries, over 80 pending foreign patent applications, and five pending Patent Cooperation Treaty (“PCT”) patent applications.

ESK-001 and A-005
In regard to ESK-001 and A-005, we own one patent family with claims directed to composition of matter and methods of use that includes four issued U.S. patents, one pending U.S. patent application, over five granted foreign patents in Europe (validated in over 35 countries), and certain other countries, and over 10 foreign patent applications pending in various jurisdictions, such as Europe, Canada, China, Australia, Japan and India. Not accounting for any patent term adjustment or extensions or terminal disclaimers, and assuming that all applicable annuity and/or maintenance fees are paid timely, the issued patents, and, if granted, the pending patent applications in this family, are expected to expire in 2039.
We also own three patent families with claims directed to crystalline and salt forms of ESK-001, which includes two pending PCT applications, one pending U.S. application, and over 20 foreign patent applications pending in various jurisdictions such as Europe, Canada, China, Australia and Japan. Not accounting for any patent term adjustment or extension and assuming that all applicable annuity and/or maintenance fees are paid timely, the patent applications, if issued, and any patent applications claiming the benefit of these PCT applications, if issued, will be expected to expire in 2043.
We own one patent family with claims directed to methods of treating a TYK2-mediated disease using ESK-001, that includes a pending U.S. application and over 10 foreign applications pending in various jurisdictions such as Europe, Brazil, Canada, China, Australia and Japan. Not accounting for any patent term adjustment or extension and assuming that all applicable annuity and/or maintenance fees are paid timely, any patent applications, if issued, will be expected to expire in 2043.
We own two pending PCT applications and one pending U.S. provisional patent application that disclose and/or contain claims directed to methods of treating various diseases with ESK-001. Not accounting for any patent term adjustment or extension and assuming that all annuity and/or maintenance fees are paid timely, any patent applications claiming the benefit of the PCT applications, or patent applications claiming priority to the PCT applications or the provisional patent application, if issued, will be expected to expire between 2044 and 2045.
We own three pending U.S. provisional patent applications with claims directed to crystalline and salt forms of A-005, one pending U.S. provisional patent application with claims directed to processes for making ESK-001, and one pending U.S. provisional patent application with claims directed to formulations of ESK-001. Not accounting for any patent term adjustment or extension and assuming that all applicable annuity and/or maintenance fees are paid timely, any patent applications claiming priority to the provisional applications, if issued, will be expected to expire in 2045.
We continue to assess the extent to which we may seek additional patent protection for aspects of our product engine. The term of individual patents depends upon the date of filing of the patent application, date of patent issuance and the legal term of the patents in the countries in which they are obtained. In most countries in which we file, the patent term is 20 years from the earliest date of filing of the first non-provisional application to which priority is claimed. Outside of the United States, the duration of patents varies in accordance with applicable local law, but typically is also 20 years from the earliest non-provisional filing date. In the United States, patent term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the United States Patent and Trademark Office (“USPTO”) in examining and granting a patent, or may be shortened if a patent is terminally disclaimed over an earlier-filed patent. Moreover, in context of approved products, there may be other additional exclusivity for the patents covering such approved product. In the United States, the term of a patent that covers an FDA-approved drug may also be eligible for a patent term extension of up to five years under the Hatch-Waxman Act, which is designed to compensate for the patent term lost during the FDA regulatory review process. The length of the patent term extension is calculated based on the length of time it takes for regulatory review. A patent term extension under the Hatch-Waxman Act cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent applicable to an approved drug may be restored and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. Moreover, a patent can only be restored once, and thus, if a single patent is applicable to multiple products, it can only be extended based on one product. Similar provisions are available in Europe and certain other foreign jurisdictions to extend the term of a patent that covers an approved drug.

We intend to pursue, in the normal course of business and when possible, composition, method of use, process, dosing and formulation patent protection for the product candidates we develop and commercialize. We may also pursue patent protection with respect to manufacturing and immunotherapy development processes and technology. When available to expand market exclusivity, we intend to strategically obtain or license additional intellectual property related to current or contemplated product candidates.
In some instances, we submit patent applications directly to the USPTO as provisional patent applications. Corresponding non-provisional patent applications must be filed within 12 months after the provisional application filing date. The corresponding non-provisional application may be entitled to the benefit of the earlier provisional application filing date(s), and the patent term of the finally issued patent is calculated from the later non-provisional application filing date. Provisional applications for patents were designed to provide a lower-cost first patent filing in the United States. This system allows us to obtain an earlier priority date, add material to the patent application(s) during the priority period, obtain a later start to the patent term and to delay prosecution costs.
The PCT system allows a single application to be filed within 12 months of the original priority date of the patent application, and to designate all of the PCT member states in which national or regional patent applications can later be pursued based on the international patent application filed under the PCT. The PCT searching authority performs a patentability search and issues a non-binding patentability opinion which can be used to evaluate the chances of success for the national or regional applications prior to having to incur the filing fees and prosecution costs. Although a PCT application does not issue as a patent, it allows the applicant to seek protection in any of the member states through national/regional-phase applications. At the end of the period of two and a half years from the first priority date of the patent application, separate patent applications can be pursued in any of the PCT member states either by direct national filing or, in some cases by filing through a regional patent organization, such as the European Patent Organisation. The PCT system delays expenses, allows a limited evaluation of the chances of success for national/regional patent applications and enables substantial savings where applications are abandoned within the first two and a half years of filing. We intend to file U.S. nonprovisional applications and PCT applications that claim the benefit of the priority date of earlier filed provisional applications, when applicable.
For all patent applications, we determine claiming strategy on a case-by-case basis. Advice of counsel, country-specific patent laws and our business model and needs are always considered. We may file patents containing claims for protection of all useful applications of our proprietary product candidates, as well as all new applications and/or uses we discover for existing product candidates, assuming these are strategically valuable. We continuously reassess the number and type of patent applications in our portfolio, as well as the pending and issued patent claims, to help ensure that maximum coverage and value are obtained for our processes, and compositions, given existing patent office rules and regulations. Further, claims may be modified during patent prosecution, to the extent allowed, to meet our intellectual property and business needs.
There can be no assurance that we will be able to obtain, maintain, enforce and defend all patents and other intellectual property rights necessary to conduct our business. The patents that issue from our patent applications or any that we may in-license in the future, if any, may be challenged by third parties, may not effectively prevent third parties from commercializing competitive technologies or may not otherwise provide us with a competitive advantage.
We may also rely on trade secrets relating to our product candidates and technology, and seek to protect and maintain the confidentiality of proprietary information to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. However, trade secrets are difficult to protect and may provide us with only limited protection. It is our policy and practice to require our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us, and for employees and consultants to enter into invention assignment agreements with us. These agreements provide that all confidential information developed or made known to the individual during the course of the individual’s relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. Where applicable, the agreements provide that all inventions to which the individual contributed as an inventor shall be assigned to us, and as such, will become our property. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for our trade secrets in the event of unauthorized use or disclosure of such information.
For more information regarding the risks related to our intellectual property, see “Risk Factors — Risk Factors Relating to Alumis’ Intellectual Property.”
Sales and Marketing
Given our stage of development, we have not yet established a full commercial organization or distribution capabilities. We have stage-appropriate commercial capabilities and we intend to build a commercial infrastructure to support sales of any approved products. We also intend to continue evaluating opportunities to work with partners that enhance our capabilities with respect to the development and commercialization of ESK-001 and A-005, if approved. In addition, we intend to commercialize our product candidates, if approved, in key markets in the United States, the European Union and APAC, either alone or with partners in order to maximize the worldwide commercial potential of our programs.
Manufacturing
We do not own or operate, and currently have no plans to establish, any manufacturing facilities. We currently rely, and expect to continue to rely, on third parties for the manufacture of our product candidates for clinical testing, as well as for manufacture of any products that we may commercialize, if approved. To date, we have obtained active pharmaceutical ingredients (“API”) for ESK-001 and A-005 for our preclinical and clinical testing from different third-party API manufacturers and bulk drug product from other third-party manufacturers. We obtain our preclinical and clinical supplies from these manufacturers on a purchase order basis and currently do not have long-term supply arrangements in place. Our principal suppliers of critical raw materials are located in India and in Taiwan. We are in the process of implementing a redundant supply chain for ESK-001 API, drug product and critical raw material. For all our product candidates, we intend to identify and qualify redundant manufacturers to provide the API and drug product and prior to submission of the NDA to the FDA and/or a marketing authorization application to the European Medicines Agency (“EMA”) and/or other health authorities. ESK-001 and A-005 are compounds of low molecular weight, generally called small molecules. ESK-001 can be manufactured in reliable and reproducible processes from readily available starting materials. A-005 has been produced in small quantities to support our preclinical studies and is currently being manufactured at larger quantities for clinical testing. The chemistries for ESK-001 and A-005 are amenable to scale-up and do not require unusual equipment in the manufacturing process. Additional contract manufacturers are used to package, label, and distribute investigational drug products. This strategy allows us to maintain a more efficient infrastructure, avoid depending on our own manufacturing facility and equipment while simultaneously enabling us to focus our expertise on developing our products. We expect to continue to develop product candidates that can be produced cost-effectively at contract manufacturing facilities.
Competition
The biopharmaceutical industry is characterized by intense competition and rapid innovation. Our potential competitors include large pharmaceutical and biotechnology companies, specialty pharmaceutical companies and generic drug companies. Many of our potential competitors have greater financial and technical human resources than we do, as well as equal or greater experience in the discovery and development of product candidates, obtaining FDA and other regulatory approvals of products and the commercialization of those products. Accordingly, our potential competitors may be more successful than us in achieving regulatory approvals and commercializing their drugs. We anticipate that we will face intense and increasing competition from existing, approved drugs, as well as new drugs entering the market and emerging technologies that become available. Finally, the development of new treatment methods for the diseases we are targeting could render our product candidates non-competitive or obsolete.
We believe the key competitive factors that will affect the development and commercial success of our product candidates, if approved, will be efficacy, safety, tolerability profile, convenience of dosing, price and coverage by governmental and third-party payors.

We are currently developing ESK-001 for the treatment of PsO and SLE, with multiple other potential indications to follow. Other emerging and established life sciences companies have been focused on similar therapeutics. If approved, ESK-001 would compete with several currently approved or late-stage oral clinical therapeutics in each such indication as well as other drugs used to treat such patients.
Our second TYK2 product candidate, A-005, is a highly differentiated CNS-penetrant allosteric TYK2 inhibitor that has a potential application in MS and other neuroinflammatory diseases. In MS, there are a large number of therapies available for the treatment of relapsing forms of MS, including interferon beta regulators, monoclonal antibodies, synthetic immunomodulatory drugs, and S1P receptor modulators.
Coverage and Reimbursement
Successful sales of approved drug products in the U.S. market will depend, in part, on the extent to which such drugs will be covered by third-party payors, such as government health programs or private health insurance (including managed care plans). Patients who are provided with prescriptions as part of their medical treatment generally rely on such third-party payors to reimburse all or part of the costs associated with their prescriptions and therefore adequate coverage and reimbursement from such third-party payors are critical to new and ongoing product acceptance. Coverage and reimbursement policies for drug products can differ significantly from payor to payor as there is no uniform policy of coverage and reimbursement for drug products among third-party payors in the United States. There may be significant delays in obtaining coverage and reimbursement as the process of determining coverage and reimbursement is often time consuming and costly. Further, third-party payors are increasingly reducing reimbursements for medical drugs and services and implementing measures to control utilization of drugs (such as requiring prior authorization for coverage).
Additionally, the containment of healthcare costs has become a priority of federal, state and foreign governments, and the prices of drugs have been a focus in this effort. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic drugs. Adoption or expansion of price controls and cost-containment measures could further limit manufacturers’ net revenue and results. Decreases in third-party reimbursement for a manufacturer’s drug products or a decision by a third-party payor to not cover its drug products could have a material adverse effect on the manufacturer’s sales, results of operations and financial condition.
General legislative cost control measures may also affect reimbursement for drug products. Manufacturers that obtain approval to market a drug candidate in the United States may be subject to spending reductions affecting Medicare, Medicaid or other publicly funded or subsidized health programs and/or any significant taxes or fees.
Government Regulation
Government authorities in the United States, at the federal, state and local level, and in other countries and jurisdictions extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, post-approval monitoring and reporting, and import and export of pharmaceutical products. The processes for obtaining regulatory approvals in the United States and in foreign countries and jurisdictions, along with subsequent compliance with applicable statutes and regulations and other regulatory authorities, require the expenditure of substantial time and financial resources.
U.S. Drug Development Process
In the United States, pharmaceutical products are subject to extensive regulation by the FDA under the Federal Food, Drug, and Cosmetic Act (“FDCA”) and its implementing regulations. The process required by the FDA before a drug may be marketed in the United States generally involves the following:
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completion of nonclinical laboratory tests, animal studies and formulation studies in accordance with Good Laboratory Practice regulations (“GLPs”) and other applicable regulations;

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submission to the FDA of an IND, which must become effective before human clinical trials may begin;

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approval by an independent IRB or ethics committee at each clinical site before each trial may be initiated;

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performance of adequate and well-controlled human clinical trials in accordance with GCPs to evaluate the safety and efficacy of the drug for its intended use;

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submission to the FDA of an NDA;

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a determination by the FDA within 60 days of its receipt of the NDA to file the submission for review;

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satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity, and of inspection of selected clinical investigation sites to assess compliance with GCPs; and

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FDA review and approval of the NDA to permit commercial marketing of the product for particular indications for use in the United States.

Nonclinical tests include laboratory evaluation of product chemistry, formulation and toxicity, as well as animal trials to assess the characteristics and potential safety and efficacy of the product. The conduct of the nonclinical tests must comply with federal regulations and requirements, including GLPs, where applicable. The results of nonclinical testing are submitted to the FDA as part of an IND along with other information, including information about product chemistry, manufacturing and controls (“CMC”), and a proposed clinical trial protocol. Long-term preclinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to one or more proposed clinical trials and places the trial on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin.
Clinical trials involve the administration of the investigational drug to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted: (i) in compliance with federal regulations; (ii) in compliance with GCPs, which are standards meant to protect the rights and health of patients and to define the roles of clinical trial sponsors, administrators and monitors; as well as (iii) under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to the FDA as part of the IND.
The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. The study protocol and informed consent information for patients in clinical trials must also be submitted to an IRB for approval before a clinical trial commences at the relevant institution. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions on the conduct of the study.
Human clinical trials are typically conducted in three sequential phases, but the phases may overlap. In Phase 1, the initial introduction of the drug into healthy subjects or patients, the drug is tested to assess safety, dosage tolerance, metabolism, pharmacokinetics, pharmacological actions, side effects associated with drug exposure and, if possible, to gain early evidence on effectiveness. Phase 2 usually involves trials in a limited patient population with the specified disease or conditions to evaluate the effectiveness of the drug for a particular indication, to determine optimal dose and regimen, and to identify common AEs and safety risks. If preliminary evidence of effectiveness and an acceptable safety profile is obtained in Phase 2 evaluations, Phase 3 trials are conducted. Phase 3 trials are undertaken to obtain additional information about clinical efficacy and safety in an expanded patient population, typically at geographically dispersed clinical trial sites, to permit the FDA to evaluate the overall benefit-risk relationship of the drug and to provide adequate information for the labeling of the drug.

In most cases, the FDA requires two adequate and well-controlled Phase 3 clinical trials to demonstrate the safety and efficacy of a novel drug product. A single Phase 3 trial may be sufficient in rare instances, including (1) where the study is a large, multicenter trial demonstrating internal consistency and a statistically very persuasive finding of a clinically meaningful effect on mortality, irreversible morbidity or prevention of a disease with a potentially serious outcome and confirmation of the result in a second trial would be practically or ethically impossible or (2) when the single trial is supported by confirmatory evidence.
Post-approval trials, sometimes referred to as Phase 4 studies, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of an NDA.
Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in commercial quantities in accordance with cGMPs. The manufacturing process must be capable of consistently producing quality batches of the drug and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final drug. In addition, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the drug does not undergo unacceptable deterioration over its shelf life.
U.S. Review and Approval Process
After completion of the required clinical testing, the sponsor prepares and submits an NDA to the FDA. FDA approval of the NDA is required before marketing and distribution of the product may begin in the United States. The NDA must include, among other information, the results of all nonclinical, clinical, and other testing along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, and proposed labeling. The cost of preparing and submitting an NDA is substantial. The submission of most NDAs is additionally subject to a substantial application user fee. Under an approved NDA, the applicant is also subject to an annual program fee. These fees are typically increased annually.
The FDA has 60 days from its receipt of an NDA to determine whether the application will be filed based on the FDA’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is filed, the FDA begins an in-depth review. Under the Prescription Drug User Fee Act, as amended (“PDUFA”), the FDA has agreed to certain performance goals in its review of NDAs. For new molecular entity (“NME”) NDAs that are granted Standard Review, the FDA’s goal is to review and act on the NDA within ten months of the date the FDA files the application. For NME NDAs granted a Priority Review, the FDA’s goal is to review the NDA within six months of the date the FDA files the application. The FDA may extend its PDUFA goal date for reviewing both standard and priority-review NDAs for three additional months to allow the FDA to consider certain late-submitted information or information intended to clarify information already provided in the NDA submission.
The FDA may also refer applications for novel drugs, as well as drugs that present difficult questions of safety or efficacy, to an advisory committee — typically a panel that includes clinicians and other experts — for review, evaluation and a recommendation as to whether the NDA should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations.
Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, the FDA will generally inspect the facility or the facilities at which the drug is manufactured. The FDA will not approve a drug unless the facility at which the drug is manufactured has a satisfactory cGMP compliance status.
After the FDA evaluates the NDA and completes any clinical and manufacturing site inspections, it issues either an approval letter or a complete response letter. An approval letter authorizes commercial marketing of the drug with prescribing information for specific indications. A complete response letter indicates that the review cycle of the application is complete, and the application will not be approved in its present form. A complete response letter generally outlines the deficiencies in the NDA and may require substantial additional testing or information that must be provided in order for the FDA to reconsider the NDA for approval. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing such NDA resubmissions in two or six months from the date of receipt, depending on the type of information included.
As a condition of NDA approval, the FDA may require a REMS to help ensure that the benefits of the drug outweigh the potential risks. REMS can include medication guides, communication plans for healthcare professionals, and elements to assure safe use (“ETASU”). ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the drug. Moreover, the FDA may require substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy.
FDA Expedited Development and Review Programs
The FDA has a number of programs intended to expedite the development or review of a marketing application for an investigational drug product. For example, the Fast Track designation program is intended to expedite or facilitate the process for developing and reviewing drug products that meet certain criteria. Specifically, investigational drugs are eligible for Fast Track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. The sponsor of a Fast Track drug candidate has opportunities for more frequent interactions with the applicable FDA review team during product development and, once an NDA is submitted, the application may be eligible for priority review. With regard to a Fast Track drug candidate, the FDA may consider for review sections of the NDA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA, the FDA agrees to accept sections of the NDA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA.
A drug intended to treat a serious or life-threatening disease or condition may also be eligible for Breakthrough Therapy designation to expedite its development and review. An investigational drug can receive Breakthrough Therapy designation if preliminary clinical evidence indicates that the drug, alone or in combination with one or more other drugs or biologics, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the Fast Track program features, as well as more intensive FDA interaction and guidance beginning as early as Phase 1 and an organizational commitment to expedite the development and review of the drug, including involvement of senior managers.
Any drug product submitted to the FDA for approval, including a drug with a Fast Track designation or Breakthrough Therapy Designation, may also be eligible for other types of FDA programs intended to expedite development and review, such as Priority Review. An NDA is eligible for Priority Review if the applicable drug is designed to treat a serious condition, and if approved, would provide a significant improvement in safety or efficacy compared to available therapies. The FDA will attempt to direct additional resources to the evaluation of an NDA for a drug designated for priority review in an effort to facilitate the review. The FDA endeavors to review NDAs for NMEs with Priority Review designations within six months of the filing date as compared to ten months for Standard Review NDAs under its current PDUFA review goals.
Fast Track designation, Breakthrough Therapy designation, and Priority Review do not change the standards for approval but may expedite the development or approval process. Even if a product candidate qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.
Disclosure of Clinical Trial Information
Sponsors of clinical trials of FDA-regulated products, including investigational drugs, are required to register and disclose certain clinical trial information on ClinicalTrials.gov. Information related to the product, patient population, phase of investigation, study sites and investigators, and other aspects of the clinical trial is then made public as part of the registration. Sponsors are also obligated to disclose the results of their clinical trials after completion. Disclosure of the results of these trials can be delayed in certain circumstances for up to two years after the date of completion of the trial. Competitors may use this publicly available information to gain knowledge regarding the progress of development programs.
Pediatric Information
Under the Pediatric Research Equity Act, NDAs or supplements to NDAs must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is determined by the FDA to be safe and effective. The FDA may grant full or partial waivers or deferrals for submission of data. A deferral may be granted for several reasons, including a finding that the drug is ready for approval for use in adults before pediatric clinical trials are complete or that additional safety or effectiveness data needs to be collected before the pediatric clinical trials begin. The FDA must send a non-compliance letter to any sponsor that fails to submit the required assessment, keep a deferral current or submit a request for approval of a pediatric formulation.
The Best Pharmaceuticals for Children Act (“BPCA”) provides NDA holders a six-month extension of any exclusivity — patent or nonpatent — for a drug if certain conditions are met. Conditions for exclusivity include the FDA’s determination that information relating to the use of a new drug in the pediatric population may produce health benefits in that population, the FDA making a “written request” for pediatric studies, and the applicant agreeing to perform, and reporting on, the requested studies within the statutory timeframe. Applications or supplements to an approved application that propose a labeling change as a result of pediatric studies conducted pursuant to the BPCA are treated as priority applications or supplements, with all of the benefits that designation confers.
Post-Approval Requirements
Any products manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, many changes to the approved product, such as adding new indications, certain manufacturing changes and additional labeling claims, are subject to further FDA review and approval.
Drug manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies. Registration with the FDA subjects entities to periodic unannounced inspections by the FDA, during which the FDA inspects manufacturing facilities to assess compliance with cGMP. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. Accordingly, manufacturers must continue to expend time, money and effort in the areas of production and quality-control to maintain compliance with cGMP.
The FDA may withdraw approval if compliance with regulatory requirements is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including AEs of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of requirements for post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:
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restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

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warning or untitled letters;

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clinical holds on clinical studies;

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refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product approvals;

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product seizure or detention, or refusal to permit the import or export of products;

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consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

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mandated modification of promotional materials and labeling and the issuance of corrective information;

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the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

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injunctions, fines or the imposition of civil or criminal penalties.

The FDA strictly regulates marketing, labeling, advertising and promotion of drugs that are placed on the market. Advertising and promotion of drugs must be in compliance with the FDCA and its implementing regulations and only for the approved indications and in a manner consistent with the approved labeling. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including investigation by federal and state authorities.
Foreign Drug Development Processes
In addition to regulations in the United States, we are and will continue to be subject to a variety of regulations in other jurisdictions governing, among other things, clinical trials, authorization, and any commercial sales and distribution of our products. Whether or not we obtain FDA approval of a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. Many countries outside of the United States have a process similar to that in the United States that requires the submission of a clinical trial application (“CTA”) much like the IND prior to the commencement of human clinical trials.
Although in countries outside of the EU, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country in all cases, the clinical trials must be conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.
If we or our potential collaborators fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension, variation or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.
Clinical Trials in the EU
Similarly to the United States, the various phases of non-clinical and clinical research in the EU are subject to significant regulatory controls.
The regulatory landscape related to clinical trials in the EU has been subject to recent changes. In the EU, clinical trials are governed by the Clinical Trials Regulation (EU) No 536/2014 (the “CTR”), which entered into application on January 31, 2022, repealing and replacing the former Clinical Trials Directive 2001/20 (the “CTD”).
The CTR is intended to harmonize and streamline CTA, simplify adverse-event reporting procedures, improve the supervision of clinical trials and increase transparency. Specifically, the regulation, which is directly applicable in all EU member states, introduces a streamlined application procedure through a single-entry point, the “EU portal”; the Clinical Trials Information System (“CTIS”); a single set of documents to be prepared and submitted for the application; as well as simplified reporting procedures for clinical trial sponsors. A harmonized procedure for the assessment of applications for clinical trials has been introduced and is divided into two parts. Part I assessment is led by the competent authorities of a reference member state selected by the trial sponsor and relates to clinical trial aspects that are considered to be scientifically harmonized across EU member states. This assessment is then submitted to the competent authorities of all concerned member states in which the trial is to be conducted for their review. Part II is assessed separately by the competent authorities and ethics committees in each concerned EU member state, i.e., all EU member states in which a clinical trial is to be conducted. Individual EU member states retain the power to authorize the conduct of clinical trials on their territory.
The CTR foresaw a three-year transition period that ended on January 31, 2025. Since this date, all new or ongoing trials are subject to the provisions of the CTR.
Medicinal products used in clinical trials must be manufactured in accordance with the guidelines on GMP and in a GMP certified facility, which is subject to GMP inspections.
Review and Approval Process of Medicinal Products in the EU
In the EU, medicinal products can only be commercialized after a related marketing authorization ( “MA ”) has been granted. To obtain an MA for a medicinal product in the EU, an applicant must submit a Marketing Authorization Application (“MAA”), either in accordance with a centralized procedure administered by the European Medicines Agency (“EMA”) or one of the procedures administered by the competent authorities of EU member states (decentralized procedure, national procedure or mutual recognition procedure). An MA may be granted only to an applicant established in the EU.
A successful application in accordance with the centralized procedure results in the grant of a single MA by the European Commission that is valid throughout the EU. Pursuant to Regulation (EC) No 726/2004, the centralized procedure is compulsory for specific products, including for (i) medicinal products derived from biotechnological processes, (ii) products designated as orphan medicinal products, (iii) advanced therapy medicinal products (“ATMPs”), and (iv) products with a new active substance indicated for the treatment of HIV/AIDS, cancer, neurodegenerative diseases, diabetes, auto-immune and other immune dysfunctions and viral diseases. For products with a new active substance indicated for the treatment of other diseases and products that are highly innovative or for which a centralized process is in the interest of patients, authorization through the centralized procedure is optional on related approval.
In accordance with the centralized procedure, the EMA’s Committee for Medicinal Products for Human Use (the “CHMP”), conducts the initial assessment of an application for authorization of a medicinal product. The CHMP is also responsible for several post-authorization and maintenance activities, such as the assessment of variations or extensions to an existing MA. The maximum timeframe for the evaluation of an MAA under the centralized procedure is 210 days, excluding clock stops during which additional information or written or oral explanations are provided by the applicant in response to questions of the CHMP. Accelerated assessment may be granted by the CHMP in exceptional cases, when a medicinal product that targets an unmet medical need is expected to be of major interest from the point of view of public health and, in particular, from the viewpoint of therapeutic innovation. If the CHMP accepts a request for accelerated assessment, the time limit of 210 days will be reduced to 150 days (excluding clock stops). The CHMP can, however, revert to the standard time limit for the centralized procedure if it considers that it is no longer appropriate to conduct an accelerated assessment.
Unlike the centralized authorization procedure, the decentralized MA procedure requires a separate application to, and leads to separate approval by, the competent authorities of each EU member state in which the product is to be marketed. This application is identical to the application that would be submitted to the EMA for authorization through the centralized procedure. The reference EU member state prepares a draft assessment and drafts of the related materials within 120 days after receipt of a valid MAA. The resulting assessment report is submitted to the concerned EU member states who, within 90 days of receipt, must decide whether to approve the assessment report and related materials. If a concerned EU member state cannot approve the assessment report and related materials due to concerns relating to a potential serious risk to public health, disputed elements may be referred to the Heads of Medicines Agencies’ Coordination Group for Mutual Recognition and Decentralized Procedures — Human (“CMDh”) for review. The subsequent decision of the European Commission is binding on all EU member states.
The mutual recognition procedure allows companies that have a medicinal product already authorized in one EU member state to apply for this authorization to be recognized by the competent authorities in other EU member states. Like the decentralized procedure, the mutual recognition procedure is based on the acceptance by the competent authorities of the EU member states of the MA granted in relation to a medicinal product by the competent authorities of other EU member states. The holder of a national MA may submit an application to the competent authority of an EU member state requesting that this authority recognize the MA delivered by the competent authority of another EU member state.
An MA has, in principle, an initial validity of five years. The MA may be renewed after five years on the basis of a re-evaluation of the risk-benefit balance by the EMA or by the competent authority of the EU member state in which the original MA was granted. To support the application, the MA holder must provide the EMA or the competent authority with a consolidated version of the Common Technical Document providing up-to-date data concerning the quality, safety and efficacy of the product, including all variations introduced since the MA was granted, at least nine months before the MA ceases to be valid. The European Commission or the competent authorities of the EU member states may decide on justified grounds relating to pharmacovigilance, to proceed with one further five-year renewal period for the MA. Once subsequently definitively renewed, the MA shall be valid for an unlimited period. Any authorization which is not followed by the actual placing of the medicinal product on the EU market (for a centralized MA) or on the market of the authorizing EU member state within three years after authorization ceases to be valid (the so-called sunset clause) unless, in justified circumstances, authorization is extended.
Innovative products that target an unmet medical need and are expected to be of major public health interest may be eligible for a number of expedited development and review programs, such as the PRIority MEdicines (“PRIME”) scheme, which provides incentives similar to the breakthrough therapy designation in the U.S. PRIME is a voluntary scheme aimed at enhancing the EMA’s support for the development of medicinal products that target unmet medical needs. Eligible products must target conditions for which there is an unmet medical need; i.e., where there is no satisfactory method of diagnosis, prevention or treatment in the EU or, if there is, the new medicinal product will bring a major therapeutic advantage. The products must demonstrate the potential to address the unmet medical need by introducing new methods of therapy or improving existing ones. Benefits accrue to sponsors of product candidates with PRIME designation, including but not limited to, early and proactive regulatory dialogue with the EMA, frequent discussions on clinical trial designs and other development program elements, and potentially accelerated MAA assessment once a dossier has been submitted.
In the EU, a “conditional” MA may be granted in cases where all the required safety and efficacy data are not yet available. The European Commission may grant a conditional MA for a medicinal product if it is demonstrated that all of the following criteria are met: (i) the benefit-risk balance of the medicinal product is positive; (ii) it is likely that the applicant will be able to provide comprehensive data post-authorization; (iii) the medicinal product fulfils an unmet medical need; and (iv) the benefit of the immediate availability to patients of the medicinal product is greater than the risk inherent in the fact that additional data are still required. The conditional MA is subject to conditions to be fulfilled for generating the missing data or ensuring increased safety measures. It is valid for one year and must be renewed annually until all related conditions have been fulfilled. Once any pending studies are provided, the conditional MA can be converted into a standard MA. However, if the conditions are not fulfilled within the timeframe set by the EMA and approved by the European Commission, the MA will cease to be renewed.
An MA may also be granted “under exceptional circumstances” where the applicant can show that it is unable to provide comprehensive data on efficacy and safety under normal conditions of use even after the product has been authorized and subject to specific procedures being introduced. These circumstances may arise in particular when the intended indications are very rare and, in the state of scientific knowledge at that time, it is not possible to provide comprehensive information, or when generating data may be contrary to generally accepted ethical principles. Like a conditional MA, an MA granted in exceptional circumstances is reserved to medicinal products intended to be authorized for treatment of rare diseases or unmet medical needs for which the applicant does not hold a complete data set that is required for the grant of a standard MA. However, unlike the conditional MA, an applicant for authorization in exceptional circumstances is not subsequently required to provide the missing data. Although the MA “under exceptional circumstances” is granted definitively, the risk-benefit balance of the medicinal product is reviewed annually, and the MA will be withdrawn if the risk-benefit ratio is no longer favorable.
Pediatric Development in the EU
In the EU, Regulation (EC) No 1901/2006 provides that all MAAs for new medicinal products must include the results of trials conducted in the pediatric population, in compliance with a pediatric investigation plan (“PIP”) agreed with the EMA’s Pediatric Committee (“PDCO”). The PIP sets out the timing and measures proposed to generate data to support a pediatric indication of the medicinal product for which MA is being sought. The PDCO can grant a deferral of the obligation to implement some or all of the measures provided in the PIP until there are sufficient data to demonstrate the efficacy and safety of the product in adults. Further, the obligation to provide pediatric clinical trial data can be waived by the PDCO when these data are not needed or appropriate because the product is likely to be ineffective or unsafe in children, the disease or condition for which the product is intended occurs only in adult populations, or when the product does not represent a significant therapeutic benefit over existing treatments for pediatric patients. Once the MA is obtained in all EU member states and study results are included in the product information, even when negative, the product is eligible for a six-month extension to the Supplementary Protection Certificate (“SPC”), if any is in effect at the time of authorization or, in the case of orphan medicinal products, a two-year extension of orphan market exclusivity.
Data and Market Exclusivity in the EU
The EU provides opportunities for data and market exclusivity related to MAs. Upon receipt of an MA, innovative medicinal products (i.e., reference products) are generally entitled to benefit from eight years of data exclusivity and an additional two years of market exclusivity. Data exclusivity, if granted, prevents generic and biosimilar applicants from relying on the preclinical and clinical trial data contained in the dossier of the reference product when applying for a generic or biosimilar MA in the EU during a period of eight years from the date on which the reference product was first authorized in the EU. The market exclusivity period prevents a successful generic or biosimilar applicant from commercializing its product in the EU until ten years have elapsed from the initial MA of the reference product in the EU. The overall ten-year period may, occasionally, be extended for a further year to a maximum of 11 years if, during the first eight years of those ten years, the MA holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies. However, there is no guarantee that a product will be considered by the EU’s regulatory authorities to be a new chemical/biological entity, and products may not qualify for data exclusivity.
In the EU, there is a special regime for biosimilars, or biological medicinal products that are similar to a reference medicinal product but that do not meet the definition of a generic medicinal product. For such products, the results of appropriate preclinical or clinical trials must be provided in support of an application for MA. Guidelines from the EMA detail the type of quantity of supplementary data to be provided for different types of biological product.
Manufacturing Regulation in the EU
In addition to an MA, various other requirements apply to the manufacture and placing on the EU market of medicinal products. The manufacture of medicinal products in the EU requires a manufacturing authorization. Moreover, import of medicinal products into the EU requires a manufacturing authorization allowing for import. The holder of a manufacturing authorization must comply with various requirements set out in the applicable EU laws, regulations and guidance, including GMP standards. Similarly, the distribution of medicinal products within the EU is subject to compliance with applicable EU laws, regulations and guidelines, including the requirement to hold appropriate authorizations for distribution granted by the competent authorities of EU member states. MA holders and/or manufacturing and import authorization, or MA holders and/or distribution authorization holders may be subject to civil, criminal or administrative sanctions, including suspension of manufacturing authorization, in case of non-compliance with the EU or EU member states’ requirements applicable to the manufacturing of medicinal products.
Post-authorization Requirements in the EU
Where an MA is granted in relation to a medicinal product in the EU, the holder of the MA is required to comply with a range of regulatory requirements applicable to the manufacture, marketing, promotion and sale of medicinal products. Similar to the United States, both MA holders and manufacturers of medicinal products are subject to comprehensive regulatory oversight by the EMA, the European Commission and/or the competent regulatory authorities of the individual EU member states. The holder of an MA must establish and maintain a pharmacovigilance system and appoint an individual qualified person for pharmacovigilance who is responsible for oversight of that system. Key obligations include expedited reporting of suspected serious adverse reactions and submission of periodic safety update reports (“PSURs”).
All new MAAs must include a risk management plan (“RMP”) describing the risk management system that the company will put in place and documenting measures to prevent or minimize the risks associated with the product. The regulatory authorities may also impose specific obligations as a condition of the MA. Such risk minimization measures or post-authorization obligations may include additional safety monitoring, more frequent submission of PSURs, or the conduct of additional clinical trials or post-authorization safety studies.
In the EU, the advertising and promotion of medicinal products are subject to both EU and EU member states’ laws governing promotion of medicinal products, interactions with physicians and other healthcare professionals, misleading and comparative advertising and unfair commercial practices. General requirements for advertising and promotion of medicinal products, such as direct-to-consumer advertising of prescription medicinal products are established in EU law. However, the details are governed by regulations in individual EU member states and can differ from one country to another. For example, applicable laws require that promotional materials and advertising in relation to medicinal products comply with the product’s Summary of Product Characteristics (“SmPC”), which may require approval by the competent national authorities in connection with an MA. The SmPC is the document that provides information to physicians and other healthcare professionals concerning the safe and effective use of the product. Promotional activity that does not comply with the SmPC is considered off-label and is prohibited in the EU.
The aforementioned EU rules are generally applicable in the European Economic Area (which is comprised of the 27 EU member states plus Norway, Iceland and Liechtenstein).
Failure to comply with EU and member state laws that apply to the conduct of clinical trials, manufacturing approval, MA of medicinal products and marketing of such products, both before and after grant of the MA, manufacturing of pharmaceutical products, statutory health insurance, bribery and anti-corruption or with other applicable regulatory requirements may result in administrative, civil or criminal penalties. These penalties could include delays or refusal to authorize the conduct of clinical trials, or to grant MA, product withdrawals and recalls, product seizures, suspension, withdrawal or variation of the MA, total or partial suspension of production, distribution, manufacturing or clinical trials, operating restrictions, injunctions, suspension of licenses, fines and criminal penalties.
Pricing, Coverage and Reimbursement in the EU
In the EU, pricing and reimbursement schemes vary widely from country to country. Some EU member states may approve a specific price for a product, or they may instead adopt a system of direct or indirect controls on the profitability of the company placing the product on the market. Other EU member states allow companies to fix their own prices for products but monitor and control prescription volumes and issue guidance to physicians to limit prescriptions.
In addition, some EU member states may require the completion of additional studies that compare the cost-effectiveness of a particular medicinal product candidate to currently available therapies. This Health Technology Assessment (the “HTA”) process is the procedure according to which the assessment of the public health impact, therapeutic impact and the economic and societal impact of use of a given medicinal product in the national healthcare systems of the individual country is conducted. The outcome of HTA regarding specific medicinal products will often influence the pricing and reimbursement status granted to these medicinal products by the competent authorities of individual EU member states.
In December 2021, Regulation No 2021/2282 on Health Technology Assessment (the “HTA Regulation”) was adopted. The HTA Regulation is intended to boost cooperation among EU member states in assessing health technologies, including new medicinal products, and providing the basis for cooperation at EU level for joint clinical assessments in these areas. The HTA Regulation has applied from January 12, 2025, although it will enter into force iteratively and initially apply to new active substances to treat cancer and to all ATMPs, it will then be expanded to orphan medicinal products in January 2028, and to all centrally authorized medicinal products as of 2030. Selected high-risk medical devices will also be assessed under the HTA Regulation as of 2026. The HTA Regulation is intended to harmonize the clinical benefit assessment of HTA across the European Union.
UK Regulation
HTA Regulation has applied from January 12, 2025, although it will enter into force iteratively and initially apply to new active substances to treat cancer and to all ATMPs, it will then be expanded to orphan medicinal products in January 2028, and to all centrally authorized medicinal products as of 2030. Selected high-risk medical devices will also be assessed under the HTA Regulation as of 2026. The HTA Regulation is intended to harmonize the clinical benefit assessment of HTA across the European Union.
The UK regulatory framework in relation to clinical trials is governed by the Medicines for Human Use (Clinical Trials) Regulations 2004, as amended, which is derived from the CTD, as implemented into UK national law through secondary legislation. On January 17, 2022, the MHRA launched an eight-week consultation on reframing the UK legislation for clinical trials, and which aimed to streamline clinical trials approvals, enable innovation, enhance clinical trials transparency, enable greater risk proportionality, and promote patient and public involvement in clinical trials. The UK government published its response to the consultation on March 21, 2023 confirming that it would bring forward changes to the legislation. The UK Government published its response to the consultation on March 21, 2023, confirming that it would bring forward changes to the legislation and such changes were laid in parliament on December 12, 2024. These resulting legislative amendments will, if implemented in their current form, bring the UK into closer alignment with the CTR. In October 2023, the MHRA announced a new Notification Scheme for clinical trials which enables a more streamlined and risk-proportionate approach to initial clinical trial applications for Phase 4 and low-risk Phase 3 clinical trial applications.
Marketing authorizations in the UK are governed by the Human Medicines Regulations (SI 2012/1916), as amended. Since January 1, 2021, an applicant for the EU’s centralized procedure marketing authorization can no longer be established in the UK. As a result, since this date, companies established in the UK cannot use the EU’s centralized procedure. To obtain a UK MA to commercialize products in the UK, an applicant must be established in the UK and must follow one of the UK national authorization procedures or one of the remaining post-Brexit international cooperation procedures. Applications are governed by the Human Medicines Regulations (SI 2012/1916) and are made electronically through the MHRA Submissions Portal. The MHRA has introduced changes to national licensing procedures, including procedures to prioritize access to new medicines that will benefit patients, a 150-day assessment (subject to clock-stops) and a rolling review procedure. The rolling-review procedure permits the separate or joint submission of quality, non-clinical, and clinical data to the MHRA which can be reviewed on a rolling basis. After an application under the rolling-review procedure has been validated, the decision should be received within 100 days (subject to clock-stops).
In addition, since January 1, 2024, the MHRA may rely on the International Recognition Procedure (“IRP”), when reviewing certain types of MAAs. Pursuant to the IRP, the MHRA will take into account the expertise and decision-making of trusted regulatory partners (e.g., the regulatory in Australia, Canada, Switzerland, Singapore, Japan, the United States and the EU). The MHRA will conduct a targeted assessment of IRP applications but retain the authority to reject applications if the evidence provided is considered insufficiently robust. The IRP allows medicinal products approved by such trusted regulatory partners that meet certain criteria to undergo a fast-tracked MHRA review to obtain and/or update a MA in the UK. Applications should be decided within a maximum of 60 days if there are no major objections identified that cannot be resolved within such 60-day period and the approval from the trusted regulatory partner selected has been granted within the previous two years or if there are such major objections identified or such approval hasn’t been granted within the previous two years within 110 days. Applicants can submit initial MAAs to the IRP, but the procedure can also be used throughout the lifecycle of a product for post-authorization procedures including line extensions, variations and renewals.
Japanese Regulation
Manufacturers and sellers of drugs, quasi-drugs, cosmetics, medical devices and regenerative medical products (“Designated Products”) in Japan are subject to the supervision of Japan’s Ministry of Health, Labour and Welfare (“MHLW”) primarily under the Act on Securing Quality, Efficacy and Safety of

Pharmaceuticals, Medical Devices, Regenerative and Cellular Therapy Products, Gene Therapy Products, and Cosmetics of Japan (“PMDA” or “PMD Act”). Under the PMD Act, the relevant licenses must be obtained from the MHLW in order to conduct the business of manufacturing, marketing or selling Designated Products.
Applications for the approval of new products are made through the PMDA. The clinical trial data and other pertinent data must be attached to the application for approval. If the drugs, medical devices or regenerative medical products under application are of types designated by ministerial ordinance of the MHLW, the attached data mentioned above must be obtained in compliance with the standards established by the minister of the MHLW (“Minister”), such as the Good Laboratory Practice and the Good Clinical Practice. Once an application for approval is submitted, a review team is formed, which consists of specialized officials of the PMDA, including experts on chemistry/manufacturing, non-clinical, clinical, and biostatistics. Team evaluation results are passed to the PMDA’s external experts, who then report back to the PMDA. After a further team evaluation, a report is provided to the Minister; the Minister makes a final determination for approval and refers this to the Council on Drugs and Foods Sanitation, which then advises the MHLW on final approvability. Marketing and distribution approvals require a review to determine whether or not the product in the application is suitable as a drug to be manufactured and distributed with which a manufacturing and distribution business license for the type of drug concerned has been obtained, and to confirm that the product has been manufactured in a plant compliant with the GMP.
Once the MHLW has approved the application, the company can make the new drug available for physicians to prescribe. After that, the MHLW lists its National Health Insurance price within 60 days (or 90 days at the latest) from the approval, and physicians can obtain reimbursement. For some medications, the MHLW requires additional post marketing studies (Phase 4) to further evaluate safety and/or to gather information concerning the quality, efficacy, and safety of the product under specified conditions, in addition to post marketing surveillance including Early Post-marketing Phase Vigilance (“EPPV”) based on the risk management plan (“RMP”) for all new medications. The MHLW also requires the drug’s sponsor to submit periodic safety update reports. Within three months from the specified re-examination period, which is designated at the time of the approval of the application for the new product, the company must submit a re-examination application to enable the drug’s quality, efficacy, and safety to be reassessed against approved labeling by the PMDA.
The PMD Act also provides for special regulations applicable to drugs, quasi-drugs, cosmetics and medical devices made of biological raw materials. These regulations impose various obligations on manufacturers and other persons in relation to manufacturing facilities, explanation to patients, labeling on products, record-keeping and reporting to the Minister.
Under the PMD Act, the Minister may take various measures to supervise manufacturing and marketing license holders of Designated Products. The Minister has the authority to order manufacturing and marketing license holders to temporarily suspend the marketing, leasing or providing of the Designated Products to prevent risks or increases in risks to the public health. Also, the Minister may revoke a license or approval granted to a manufacturing and marketing license holder or order a temporary business suspension under certain limited circumstances such as violation of laws relating to drugs.
The Hatch-Waxman Amendments
Orange Book Listing
Under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch Waxman Amendments, NDA applicants are required to identify to FDA each patent whose claims cover the applicant’s drug or approved method of using the drug. Upon approval of a drug, the applicant must update its listing of patents to the NDA in timely fashion and each of the patents listed in the application for the drug is then published in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book.
Drugs listed in the Orange Book can, in turn, be cited by potential generic competitors in support of approval of an abbreviated new drug application (“ANDA”). An ANDA provides for marketing of a drug product that has the same active ingredient(s), strength, route of administration and dosage form as the listed drug and has been shown through bioequivalence testing to be therapeutically equivalent to the listed drug. An approved ANDA product is considered to be therapeutically equivalent to the listed drug. Other than the requirement for bioequivalence testing, ANDA applicants are not required to conduct, or submit results of, preclinical or clinical tests to prove the safety or effectiveness of their drug product. Drugs approved under the ANDA pathway are commonly referred to as “generic equivalents” to the listed drug and can often be substituted by pharmacists under prescriptions written for the original listed drug pursuant to each state’s laws on drug substitution.
The ANDA applicant is required to certify to the FDA concerning any patents identified for the reference listed drug in the Orange Book. Specifically, the applicant must certify to each patent in one of the following ways: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the new product. A certification that the new product will not infringe the already approved product’s listed patents, or that such patents are invalid, is called a Paragraph IV certification. For patents listed that claim an approved method of use, under certain circumstances the ANDA applicant may also elect to submit a section viii statement certifying that its proposed ANDA label does not contain (or carves out) any language regarding the patented method-of-use rather than certify to a listed method-of-use patent. If the applicant does not challenge the listed patents through a Paragraph IV certification, the ANDA application will not be approved until all the listed patents claiming the referenced product have expired. If the ANDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA-holder and patentee(s) once the ANDA has been received by the FDA for review (referred to as the “notice letter”). The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice letter. The filing of a patent infringement lawsuit within 45 days of the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA until the earlier of 30 months from the date the notice letter is received, expiration of the patent, the date of a settlement order or consent decree signed and entered by the court stating that the patent that is the subject of the certification is invalid or not infringed, or a decision in the patent case that is favorable to the ANDA applicant.
The ANDA application also will not be approved until any applicable non-patent exclusivity listed in the Orange Book for the referenced product has expired. In some instances, an ANDA applicant may receive approval prior to expiration of certain non-patent exclusivity if the applicant seeks, and FDA permits, the omission of such exclusivity-protected information from the ANDA prescribing information.
Hatch-Waxman Exclusivity
Market exclusivity provisions under the FDCA can delay the submission or the approval of certain marketing applications. For example, upon NDA approval of a new chemical entity (“NCE”), which is a drug that contains no active moiety that has been approved by FDA in any other NDA, that drug receives five years of non-patent data exclusivity during which FDA cannot receive (1) any ANDA seeking approval of a generic version of that drug or (2) an NDA submitted under Section 505(b)(2) of the FDCA (505(b)(2) NDA) by another company for another drug based on the same active moiety, regardless of whether the drug is intended for the same indication as the original innovative drug or for another indication. However, an ANDA or a 505(b)(2) NDA may be submitted after four years if it contains a certification of patent invalidity or non-infringement to one of the patents listed with the FDA by the innovator NDA holder (i.e., a Paragraph IV certification).
The FDCA also provides three years of marketing exclusivity for an NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the modification for which the drug received approval on the basis of the new clinical investigations and does not prohibit the FDA from approving ANDAs or 505(b)(2) NDAs for drugs containing the active moiety for any other indication or condition of use. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct, or obtain a right of reference to, all of the nonclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Patent Term Extension
The Hatch Waxman Amendments permit a patent term extension as compensation for patent term lost during the FDA regulatory review process. Patent term extension, however, cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. After NDA approval, owners of relevant drug patents may apply for the extension. The allowable patent term extension is calculated as half of the drug’s testing phase (the time between IND application and NDA submission) and all of the review phase (the time between NDA submission and approval) up to a maximum of five years. The time can be reduced for any time FDA determines that the applicant did not pursue approval with due diligence.
The United States Patent and Trademark Office (“USPTO”) in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. However, the USPTO may not grant an extension because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than requested.
The total patent term after the extension may not exceed 14 years, and only one patent can be extended. The application for the extension must be submitted prior to the expiration of the patent, and for patents that might expire during the application phase, the patent owner may request an interim patent extension. An interim patent extension increases the patent term by one year and may be renewed up to four times. For each interim patent extension granted, the post-approval patent extension is reduced by one year. The director of the USPTO must determine that approval of the drug covered by the patent for which a patent extension is being sought is likely. Interim patent extensions are not available for a drug for which an NDA has not been submitted.
Other U.S. Regulatory Matters
Manufacturing, sales, promotion and other activities following drug approval are also subject to regulation by numerous regulatory authorities in addition to the FDA, including, in the United States, the Centers for Medicare & Medicaid Services (“CMS”), other divisions of the Department of Health and Human Services (“HHS”), the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency and state and local governments.
The failure to comply with regulatory requirements subjects manufacturers to possible legal or regulatory action.
Data Privacy and Security Laws
Numerous state, federal and foreign laws, regulations and standards govern the collection, use, access to, confidentiality and security of health-related and other personal information. In the United States, numerous federal and state laws and regulations, including data breach notification laws, health information privacy and security laws and consumer protection laws and regulations govern the collection, use, disclosure, and protection of health-related and other personal information. For example, the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”) and their respective implementing regulations, impose privacy, security and breach notification obligations on certain health care providers, health plans, and health care clearinghouses, known as covered entities, as well as their business associates that perform certain services that involve creating, receiving, maintaining or transmitting individually identifiable health information for or on behalf of such covered entities. Entities that are found to be in violation of HIPAA may be subject to significant civil, criminal and administrative fines and penalties, and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance. Further, entities that knowingly obtain, use, or disclose individually identifiable health information maintained by a HIPAA covered entity in a manner that is not authorized or permitted by HIPAA may be subject to criminal penalties. In addition, certain state laws govern the privacy and security of personal information, including health-related information, in certain circumstances. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. For example, the California Consumer Privacy Act (“CCPA”) imposes certain data privacy obligations for covered companies and provides certain privacy rights to California residents. Other states have also enacted, proposed, or are considering proposing, data privacy laws. In addition, certain foreign laws govern the privacy and security of personal information, including health-related information. Privacy and security laws, regulations, and other obligations are constantly evolving, may conflict with each other to complicate compliance efforts, and can result in investigations, proceedings, or actions that lead to significant civil and/or criminal penalties and restrictions on data processing.
Other U.S. Healthcare Laws
Pharmaceutical manufacturers are subject to numerous federal and state laws and regulations including, without limitation, state and federal anti-kickback, fraud and abuse, false claims and transparency laws, such as the following:
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federal Anti-Kickback Statute, which prohibit, among other things, persons from knowingly and willfully offering, soliciting, receiving or providing remuneration, directly or indirectly, to induce either the referral of an individual, for an item or service or the purchasing or ordering of a good or service, for which payment may be made under federal healthcare programs such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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federal false claims laws, including the False Claim Act and the Civil Monetary Penalties Law, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, information or claims for payment from Medicare, Medicaid, or other third-party payers that are false or fraudulent. In addition, a claim including items or services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act;

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HIPAA, which prohibits, among other things, executing or attempting to execute a scheme to defraud any healthcare benefit program (including private health plans) or making false statements relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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the FDCA, which among other things, strictly regulates drug product and medical device marketing, prohibits manufacturers from marketing such products prior to approval or for off-label use and regulates the distribution of samples;

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federal laws that require pharmaceutical manufacturers to report certain calculated product prices to the government or provide certain discounts or rebates to government authorities or private entities, often as a condition of reimbursement under government healthcare programs;

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the federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the CMS information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), other healthcare professionals (such as physician assistants and nurse practitioners) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members; and

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state law equivalents of the above federal laws, such as anti-kickback and false claims laws, which may apply to items or services reimbursed by any third-party payer, including private insurers, state transparency laws, and state laws limiting interactions between pharmaceutical manufacturers and members of the healthcare industry, many of which differ from each other in significant ways and may not have the same effect, and often are not preempted by HIPAA.

U.S. Healthcare Reform
The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs to limit the growth of government-paid healthcare costs, including price-controls, restrictions on reimbursement, and requirements for substitution of generic products for branded prescription drugs. For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “ACA”) was passed which substantially changed the way healthcare is financed by both the government and private insurers and continues to significantly impact the U.S. pharmaceutical industry.
Several healthcare reform proposals culminated in the enactment of the IRA in August 2022, which, among other things, allows HHS to directly negotiate the selling price of a statutorily specified number of drugs and biologics each year that CMS reimburses under Medicare Part B and Part D. Only high-expenditure single-source drugs that have been approved for at least 7 years (11 years for biologics) can be selected by CMS for negotiation, with the negotiated price taking effect two years after the selection year. CMS selected the Medicare Part D products in 2023, negotiations began in 2024 and the negotiated maximum fair price for each such product has been announced. The price cap for each of these products, which cannot exceed a statutory ceiling price, will take effect in 2026. Negotiations for Medicare Part B products will begin in 2026 with the negotiated price taking effect in 2028. A drug or biological product that has an orphan drug designation for only one rare disease or condition will be excluded from the IRA’s price negotiation requirements, but will lose that exclusion if it receives designations for more than one rare disease or condition, or if is approved for an indication that is not within that single designated rare disease or condition, unless such additional designation or such disqualifying approvals are withdrawn by the time CMS evaluates the drug for selection for negotiation. The IRA also imposes rebates on Medicare Part B and Part D drugs whose prices have increased at a rate greater than the rate of inflation, and in November 2024, CMS finalized regulations for the Medicare Part B and Part D inflation rebates. The IRA also extends enhanced subsidies for individuals purchasing health insurance coverage in ACA marketplaces through plan year 2025. The IRA permits the Secretary of HHS to implement many of these provisions through guidance, as opposed to regulation, for the initial years. Manufacturers that fail to comply with the IRA may be subject to various penalties, including significant civil monetary penalties. These provisions have been and may continue to be subject to legal challenges. For example, the provisions related to the negotiation of selling prices of high-expenditure single-source drugs and biologics have been challenged in multiple lawsuits brought by pharmaceutical manufacturers. Thus, while it is unclear how the IRA will be implemented, it will likely have a significant impact on the biopharmaceutical industry and the pricing of prescription drug products.
At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access, and marketing cost disclosure and transparency measures, and in some cases, designed to encourage importation from other countries and bulk purchasing.
Employees and Human Capital Resources
As of December 31, 2024, we had 170 employees, consisting of clinical, scientific, development, regulatory, finance, legal and operational personnel, of which 168 were full-time employees. We also retain independent contractors to support certain organizational needs. None of our employees is subject to a collective bargaining agreement. We consider our relationship with our employees to be good.
We recognize that our culture is central to the productivity, agility, scalability and competitiveness of our operation, and is essential to our success. We are clear and consistent in our company values and we communicate and support an employee value proposition. Our proposition is centered with unique and impactful professional development opportunities within an environment of inclusive representation and diverse thinking as a unifying force and business differentiator. Our employees are critical to our long-term success and are essential to helping us meet our goals. Among other things, we support and incentivize our employees in the following ways:
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Talent development, compensation and retention:   Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purposes of our equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards.

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Health and safety:   We support the health and safety of our employees by providing comprehensive insurance benefits, an employee assistance program, company-paid holidays, a personal time-off program and other additional benefits which are intended to assist employees to manage their well-being.

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Inclusion and diversity workplace:   We are committed to an inclusive and diverse workplace because we believe that fostering an inclusive work environment with a team of employees having wide-ranging backgrounds, experiences, perspectives and skillsets enhances our corporate culture and is key to our long-term success.

Legal Proceedings
From time to time, we may become involved in material legal proceedings or be subject to claims arising in the ordinary course of our business. We are currently not party to any legal proceedings material to our operations or of which any of our property is the subject, nor are we aware of any such proceedings that are contemplated by a government authority. Regardless of outcome, such proceedings or claims can have an adverse impact on us because of defense and settlement costs, diversion of resources, and other factors, and there can be no assurances that favorable outcomes will be obtained.

ALUMIS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION
Unless the context otherwise requires, for purposes of this subsection only, all references to the “Company,” “our,” “us” “we” or “Alumis” refer to Alumis and its subsidiaries prior to the consummation of the Merger. You should read the following discussion and analysis of Alumis’ financial condition and results of operations in conjunction with Alumis’ consolidated financial statements and the related notes included elsewhere in this joint proxy statement/prospectus. In addition to historical financial information, this discussion contains forward-looking statements based upon current beliefs, plans and expectations related to future events and Alumis’ future financial performance that involve risks, uncertainties and assumptions, such as statements regarding Alumis’ intentions, plans, objectives and expectations for our business. Alumis’ actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this joint proxy statement/prospectus, particularly in the section titled “Risk Factors.”
Overview
Our mission is to significantly improve the lives of patients by replacing broad immunosuppression with targeted therapies. Our name, Alumis, captures our mission to enlighten immunology, and is inspired by the words “allumer” — French for illuminate — and “immunis” — Latin for the immune system.
We are a clinical stage biopharmaceutical company with an initial focus on developing our two TYK2 inhibitors: ESK-001, a second-generation inhibitor that we are developing to maximize target inhibition and optimize tolerability, and A-005, a CNS-penetrant molecule. ESK-001 has demonstrated significant therapeutic effect in our Phase 2 program in patients with PsO, and is currently being evaluated in an additional Phase 2 clinical trial in patients with SLE, for which we expect to report results in 2026. With the favorable results in our Phase 2 clinical trial in PsO, we have initiated our Phase 3 ONWARD clinical program, which consists of two parallel Phase 3 clinical trials of ESK-001 in this indication and for which we expect to report topline results in the first quarter of 2026. These parallel Phase 3 clinical trials also include one LTE study, ONWARD3. In addition, the OLE of our Phase 2 clinical trial in PsO remains ongoing. TYK2 genetic mutations are associated with a strong protective effect in MS, motivating us to develop our second product candidate, A-005, as a CNS-penetrant, allosteric TYK2 inhibitor for neuroinflammatory and neurodegenerative diseases. In April 2024, we initiated our Phase 1 program of A-005 in healthy volunteers and reported initial results in December 2024.
Alumis was incubated by Foresite Labs and incorporated on January 29, 2021, as a Delaware corporation under the name FL2021-001, Inc. FL2021-001, Inc.’s name was changed to Esker Therapeutics, Inc. in March 2021, and to Alumis Inc. in January 2022.
Since our inception, we have devoted substantially all of our efforts to organizing our company, hiring personnel, business planning, acquiring and developing our product candidates, performing research and development, conducting preclinical studies and clinical trials, establishing and protecting our intellectual property portfolio, raising capital and providing general and administrative support for these activities. We do not have any products approved for sale and have not generated any revenue from product sales. We expect to continue to incur significant and increasing expenses and increasing substantial losses for the foreseeable future as we continue our development of and seek regulatory approvals for our product candidates and commercialize any approved products, seek to expand our product pipeline and invest in our organization. Our ability to achieve and sustain profitability will depend on our ability to successfully develop, obtain regulatory approval for and commercialize our product candidates. There can be no assurance that we will ever earn revenue or achieve profitability, or if achieved, that the revenue or profitability will be sustained on a continuing basis.
To date, we have primarily funded our operations with proceeds from sales of shares of our common stock and redeemable convertible preferred stock and the issuance of convertible promissory notes in private placements. In July 2024, we closed our initial public offering (the “IPO”) and a Concurrent Private Placement (defined below) and received $233.3 million in net proceeds, after deducting underwriting discounts and commissions and offering expenses payable by the Company. As of December 31, 2024, we had $288.3 million in cash, cash equivalents and marketable securities.
We have incurred significant operating losses and negative cash flows since our inception. Our net loss for the years ended December 31, 2024 and 2023 was $294.2 million and $155.0 million, respectively. As of December 31, 2024, we had an accumulated deficit of $658.6 million. Substantially all of our net losses have resulted from costs incurred in connection with our research and development efforts, including acquisitions of in-process research and development assets, and, to a lesser extent, from general and administrative costs associated with our operations. Our net losses and operating losses may fluctuate from quarter to quarter and year to year depending primarily on the timing of acquisition of any new product candidates, the timing of our preclinical studies and clinical trials, our other research and development expenses, and the timing and amount of any milestone or royalty payments due under our existing or future license agreements. In addition, we have incurred and will continue to incur additional costs associated with operating as a public company, including significant legal, audit, accounting, regulatory and tax-related services associated with maintaining compliance with exchange listing and SEC requirements, director and officer liability insurance costs, investor and public relations costs, and other expenses that we did not incur as a private company.
We anticipate that our expenses will increase significantly in connection with our ongoing activities, particularly if and as we:
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continue to progress the development of our product candidates in multiple clinical trials in parallel;

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continue committing substantial capital resources to the contemplated Merger, and if the Merger closes, the anticipated integration and development activities related to the acquired ACELYRIN business;

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explore additional indications for our existing product candidates;

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hire additional clinical, scientific and operational personnel;

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obtain, maintain, expand and protect our intellectual property rights;

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make royalty, milestone or other payments under the FronThera Acquisition agreement and any future license or collaboration agreements;

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seek to identify, acquire or in-license new technologies or product candidates;

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seek regulatory and marketing approvals for any of our product candidates that successfully complete clinical trials, if any;

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procure manufacturing and supply chain capacity for our product candidates, including commercial manufacturing readiness and scale-up;

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experience any delays, challenges or other issues associated with the clinical development and regulatory approvals of our product candidates;

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add operational, legal, financial and management information systems and personnel to support our product development, clinical execution and planned future commercialization efforts, as well as to support our transition to a public company;

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establish a sales, marketing and distribution infrastructure to commercialize any product candidates for which we obtain marketing approval; and

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operate as a public company.

We do not have any products approved for sale and have not generated any revenue from product sales since our inception. We do not expect to generate revenue from any product candidates that we develop until we obtain regulatory approval for one or more of such product candidates and commercialize our products or enter into collaboration agreements with third parties. Because of the numerous risks and uncertainties associated with biopharmaceutical product development, we may never achieve or sustain profitability and, unless and until we are able to develop and commercialize our product candidates, we will need to continue to raise additional capital. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through public or private equity or debt financings, or potentially other capital sources, such as collaboration or licensing arrangements with third parties or other strategic transactions. There are no assurances that we will be successful in obtaining an adequate level of financing to support our business plans when needed on acceptable terms, or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through collaboration or licensing arrangements with third parties or other strategic transactions, we may have to relinquish rights to our intellectual property, future revenue streams, research programs, or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise capital as and when needed, or on attractive terms, we may have to significantly delay, reduce, or discontinue the development and commercialization of our product candidates or scale back or terminate our pursuit of new in-licenses and acquisitions.
We do not currently own or operate any manufacturing facility. We rely on contract manufacturing organizations (“CMOs”) to produce our product candidates in accordance with the FDA current Good Manufacturing Practices regulations for use in our clinical studies. We have entered into development and manufacturing agreements with various CMOs relating to process development, manufacturing of drug substance and drug product, and quality testing of our product candidates. We expect to rely on our CMOs in the future for the manufacturing of our product candidates in order to expedite readiness for future clinical trials. Most of these CMOs have demonstrated capability in preparation of materials for commercialization. Additionally, we may decide to build our own manufacturing facility in the future to provide us greater flexibility and control over our clinical or commercial manufacturing needs.
Given our stage of development, we do not yet have a marketing or sales organization or commercial infrastructure; however, we intend to build the necessary sales, marketing and commercialization capabilities and infrastructure over time as our product candidates advance through clinical development. We expect to spend a significant amount in commercial development and marketing costs prior to obtaining regulatory and marketing approval of one or more of our product candidates.
Initial Public Offering and Concurrent Private Placement
On June 27, 2024, our Registration Statement on Form S-1 for our IPO was declared effective, and, on July 1, 2024, we completed our IPO, pursuant to which we issued and sold 13,125,000 shares of our common stock at $16.00 price per share to the public. Net proceeds from the IPO were $193.3 million, after deducting underwriting discounts and commissions and other offering costs totaling $16.7 million.
In connection with the IPO, an existing investor and a holder of more than 5% of our capital stock, purchased an additional 2,500,000 shares of our common stock at the IPO price per share for total gross and net proceeds of $40.0 million in a private placement transaction (the “Concurrent Private Placement”). The closing of the Concurrent Private Placement was contingent on the closing of the IPO. The sale of such shares is not registered under the Securities Act, and as such, the shares may not be offered or sold absent registration or an applicable exemption from registration. The shares sold in connection with the Concurrent Private Placement are subject to existing resale registration rights and were subject to a 180-day lock-up agreement with the underwriters in the IPO. The Concurrent Private Placement closed on July 17, 2024.
Immediately prior to the closing of the IPO on July 1, 2024, all of the shares of our redeemable convertible preferred stock then outstanding converted into 28,855,656 shares of Class A common stock and 7,184,908 shares of Class B common stock at a 1-for-4.675 conversion ratio. All outstanding Class A common stock shares and all outstanding Class B common stock shares were redesignated immediately thereafter into the same number of shares of common stock and non-voting common stock, respectively.
Macroeconomic Trends
Our business and results of operations may be affected by worldwide economic conditions, which may continue to be impacted by global macroeconomic challenges and uncertainty in the markets, including severely diminished liquidity and credit availability, rising inflation and monetary supply shifts, rising interest rates, labor shortages, declines in consumer confidence, declines in economic growth, increases in unemployment rates, recession risks and uncertainty about economic and geopolitical stability (for example, related to the ongoing conflicts in Ukraine and Israel and the surrounding areas). Further, the United States and other countries have imposed and may continue to impose new trade restrictions and export regulations, have levied tariffs and taxes on certain goods, and could significantly increase tariffs on a broad array of goods. For example, the current Trump administration has proposed or enacted tariffs and substantial changes to trade policies, which could adversely affect our business, including imposing tariffs on certain foreign products, most recently from China, that have and may result in retaliatory tariffs on U.S. goods and services. The effect of macroeconomic conditions may not be fully reflected in our results of operations until future periods. Moreover, negative macroeconomic conditions could adversely impact our ability to obtain financing in the future on terms acceptable to us, or at all. To date, the macroeconomic trends discussed above have not had a material adverse impact on our business, financial condition or results of operations. If, however, economic uncertainty increases or the global economy worsens, our business, financial condition and results of operations may be harmed.
Recent Development
On February 6, 2025, we entered into the Merger Agreement with ACELYRIN and Merger Sub, which was subsequently amended on April 20, 2025. Under the terms of the Merger Agreement, Merger Sub will merge with and into ACELYRIN, with ACELYRIN continuing as a direct wholly owned subsidiary of ours. The Merger Agreement was approved by the disinterested directors on our board and the board of directors of ACELYRIN and is subject to stockholder approval by the stockholders of each company and the satisfaction or waiver of other closing conditions. In connection with the Merger, all of the issued and outstanding shares of common stock of ACELYRIN will be cancelled and converted into the right to receive 0.4814 shares of our common stock, without interest and, if applicable, cash in lieu of fractional shares, subject to any applicable withholding. ACELYRIN’s outstanding and unexercised stock options with exercise prices of $18.00 or less, outstanding and unvested RSUs and performance RSUs will be converted into options to purchase shares of our common stock and RSUs based on the Exchange Ratio. Stock options’ exercise price will be adjusted based on the Exchange Ratio as well. ACELYRIN’s outstanding and unexercised stock options with exercise prices more than $18.00 will be cancelled. The Merger Agreement contains certain termination rights for both ACELYRIN and us, including the right of either party to terminate the Merger Agreement if the transactions have not been consummated prior to July 7, 2025. ACELYRIN or we will pay a termination fee of $10.0 million or $10.0 million, respectively, under certain circumstances, including termination to accept and enter into a definitive agreement with respect to a superior proposal.
Immediately following the Merger, our pre-Merger equityholders are expected to collectively own approximately 52% of the shares of the combined company and the pre-Merger equityholders of ACELYRIN as of immediately prior to the Merger are expected to collectively own approximately 48% of the combined company, in each case, calculated on a fully diluted basis as of January 31, 2025.
For additional information on the Merger and Merger Agreement, see Note 15 to our consolidated financial statements, included elsewhere in this joint proxy statement/prospectus.
Components of Results of Operations
Operating Expenses
Our operating expenses consist of (i) research and development expenses and (ii) general and administrative expenses.
Research and Development Expenses
Research and development expenses consist of external and internal costs primarily related to acquiring and developing our research pipeline and technologies and clinical development of our product candidates.
External costs include:
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costs associated with acquiring technology and intellectual property licenses that have no alternative future uses and costs incurred under in-license or assignment agreements, including milestone payments;

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expenses incurred in connection with the discovery and preclinical development of our pipeline programs;

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costs incurred in connection with the clinical development of our product candidates, including under agreements with CROs, CMOs and other third parties that conduct clinical trials and manufacture clinical supplies, product candidates and components on our behalf; and

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costs for third-party professional research and development consulting services.

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Internal costs include:

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research and development personnel-related costs, including salaries, annual bonuses, benefits, travel and meals expenses and stock-based compensation expense; and

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allocated facilities and other overhead costs, including software licenses, computer supplies and accessories and other miscellaneous expenses.

We have acquired and may continue to acquire the rights to develop and commercialize new product candidates. Upfront and milestone payments are accrued for and expensed as in process research and development (“IPR&D”) assets expense when the achievement of the milestone is probable up to the point of regulatory approval and, absent obtaining such approval, have no alternative future use. Milestone payments made after a product’s regulatory approval will be capitalized and amortized over the remaining useful life of the related product.
We expense research and development costs as incurred. Costs of certain activities are recognized based on an evaluation of the progress to completion of specific tasks. However, payments made prior to the receipt of goods or services that will be used or rendered for future research and development activities are deferred and capitalized as research and development prepaid expenses in our consolidated balance sheets. The capitalized amounts are recognized as expense as the goods are delivered or services are performed. Since our inception and through December 31, 2024, our external research and development expenses were primarily related to the discovery and advancement of programs under our TYK2 platform, including our two most advanced product candidates, ESK-001 and A-005. We use internal resources primarily for managing our research, process development, manufacturing and clinical development activities. In particular, with respect to internal costs, we deploy our personnel across all of our research and development activities as our employees work across multiple programs, and therefore the costs cannot be allocated to a particular product candidate or research program.
We expect our research and development expenses to increase substantially for the foreseeable future as we advance our product candidates into and through clinical trials, pursue regulatory approval of our product candidates, build our operational and commercial capabilities for marketing our products, if approved, and expand our pipeline of product candidates. The process of conducting the necessary clinical research to obtain regulatory approval is time-consuming, expensive and uncertain. The actual probability of success for our product candidates may be affected by a variety of factors, including the safety and efficacy of our product candidates, clinical data, investment in our clinical programs, competition, manufacturability and commercial viability. It is possible that we may never receive regulatory approval for any of our product candidates. As a result of the uncertainties discussed above, we are unable to determine the duration and completion of costs of our research and development projects or if, when and to what extent we will generate revenue from the commercialization and sale of our product candidates, if approved by the FDA and other comparable foreign regulatory authorities.
Our future research and development costs may vary significantly based on factors such as:
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the timing and progress of our preclinical and clinical development activities;

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the number and scope of preclinical and clinical programs we decide to pursue;

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the costs and timing of manufacturing of our product candidates;

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the amount and timing of any milestone payment due under our existing asset acquisition agreement and any future license or collaboration agreements;

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the number of patients that participate in our clinical trials, and per participant clinical trial costs;

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the number and duration of clinical trials required for approval of our product candidates;

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the number of sites included in our clinical trials, and the locations of those sites;

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delays or difficulties in adding trial sites and enrolling participants;

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patient drop-out or discontinuation rates;

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additional safety monitoring if requested by regulatory authorities;

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the phase of development of our product candidates;

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the timing, receipt and terms of any approvals from applicable regulatory authorities including the FDA and comparable foreign regulatory authorities;

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maintaining a continued acceptable safety profile of our product candidates following approval, if any, of our product candidates;

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changes in the competitive outlook;

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the extent to which we establish additional strategic collaborations or other arrangements; and

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the impact of any business interruptions to our operations or to those of the third parties with whom we work.

A change in the outcome of any of these variables with respect to the development of any of our product candidates could significantly change the costs and timing associated with the development of that product candidate. We anticipate that our total research and development expenses in 2025 will increase compared to 2024 due primarily to higher costs for the development of our product candidates and ACELYRIN research and development activities, if the Merger closes.
General and Administrative Expenses
Our general and administrative expenses consist primarily of personnel-related costs, legal and consulting services, including those relating to intellectual property and corporate matters, marketing expenses and allocated facilities and other overhead costs, including software licenses, computer supplies, insurance and other miscellaneous expenses. Personnel-related costs include salaries, annual bonuses, benefits, travel and meal expenses and stock-based compensation expense for our general and administrative personnel.
We expect that our general and administrative expenses will increase substantially in the future as a result of expanding our operations, including hiring personnel, preparing for potential commercialization of our product candidates and facility occupancy costs, and support of general operations and ACELYRIN general and administrative activities, if the Merger closes. We also expect an increase in costs associated with being a public company, including costs related to accounting, audit, legal, consulting fees, regulatory and tax-related services associated with maintaining compliance with applicable Nasdaq and SEC requirements, additional director and officer insurance costs, and investor and public relations costs.
Other Income (Expense)
Other income (expense) consists primarily of interest income, including amortization of premiums and accretion of discounts on marketable securities and change in fair value of derivative liability.
In May 2023 and in March 2024, in connection with our redeemable convertible preferred stock financings, we issued options to purchase additional shares of redeemable convertible preferred stock at a specified price, which were accounted for as derivative liabilities. Changes in fair value of these derivative liabilities were included in the other income (loss) in the consolidated statement of operations and comprehensive loss for each reporting period until the derivatives were exercised or expired.

Results of Operations
Comparison of the Years Ended December 31, 2024 and 2023
The following table summarizes our results of operations for the years ended December 31, 2024 and 2023 (dollars in thousands):
	Year Ended December 31,		Change
	2024	2023	$	%
Operating expenses:
Research and development expenses	$265,554	$137,676	$127,878	93%
General and administrative expenses	35,200	20,498	14,702	72%
Total operating expenses	300,754	158,174	142,580	90%
Loss from operations	(300,754)	(158,174)	(142,580)	90%
Other income (expense):
Interest income	12,020	3,368	8,652	257%
Change in fair value of derivative liability	(5,406)	(119)	(5,287)	*
Other income (expense), net	(93)	(68)	(25)	37%
Total other income (expense), net	6,521	3,181	3,340	105%
Net loss	$(294,233)	$(154,993)	$(139,240)	90%

*
not meaningful

Research and Development Expenses
The following table summarizes our external and internal research and development expenses for the years ended December 31, 2024 and 2023 (dollars in thousands):
	Year Ended December 31,		Change
	2024	2023	$	%
External costs:
Milestones related to previously acquired IPR&D assets	$23,000	$—	$23,000	*
CRO, CMO and clinical trials	151,422	68,967	82,455	120%
Professional consulting services	19,154	13,155	5,999	46%
Other research and development costs	10,258	11,463	(1,205)	(11)%
Internal costs:
Personnel-related costs	46,774	32,068	14,706	46%
Facilities and overhead costs	14,946	12,023	2,923	24%
Total research and development expense	$265,554	$137,676	$127,878	93%

*
not meaningful

Research and development expenses increased by $127.9 million, to $265.6 million for the year ended December 31, 2024, from $137.7 million for year ended December 31, 2023.
Milestones related to previously acquired IPR&D assets for the year ended December 31, 2024, included a $23.0 million clinical milestone payment made in connection with the FronThera Acquisition. No clinical milestones were achieved or probable during the year ended December 31, 2023.
CRO, CMO and clinical trials expenses increased by $82.5 million, to $151.4 million for the year ended December 31, 2024, from $69.0 million for the year ended December 31, 2023, primarily due to an increase in clinical trial and CRO expenses due to increased activities related to our clinical trials for ESK-001 and A-005 and an increase in CMO expenses associated with manufacturing of clinical supplies to support our trials.
Professional consulting services expenses increased by $6.0 million, to $19.2 million for the year ended December 31, 2024, from $13.2 million for the year ended December 31, 2023, primarily due to increased support for our clinical trials for ESK-001, A-005 and other research programs.
Other research and development costs decreased by $1.2 million, to $10.3 million for the year ended December 31, 2024, from $11.5 million for the year ended December 31, 2023, primarily due to timing of preclinical studies to support our clinical trials for ESK-001 and A-005.
Personnel-related costs increased by $14.7 million, to $46.8 million for the year ended December 31, 2024, from $32.1 million for the year ended December 31, 2023, primarily due to increased research and development headcount and included an increase in stock-based compensation expense of $5.4 million as a result of additional stock options granted, which included awards granted under our 2024 Performance Option Plan (the “2024 POP”).
Facilities and overhead costs increased by $2.9 million, to $14.9 million for the year ended December 31, 2024, from $12.0 million for the year ended December 31, 2023, primarily due to an increase in software license costs and depreciation expenses allocated to research and development activities.
External Costs by Program
During the years ended December 31, 2024 and 2023, our external research and development expenses were primarily related to the clinical development of our ESK-001 program and, to a lesser extent, advancing our A-005 product candidate and research pipeline. The following table summarizes our external costs by program for the years ended December 31, 2024 and 2023 (in thousands):
	Year Ended December 31,
	2024	2023
ESK-001	$149,941	$70,414
A-005	19,035	7,161
Other programs and research and development activities	34,858	16,010
Total external research and development expense	$203,834	$93,585
General and Administrative Expenses
General and administrative expenses increased by $14.7 million, to $35.2 million for the year ended December 31, 2024, from $20.5 million for the year ended December 31, 2023.
Personnel-related expenses increased by $9.0 million, to $20.0 million for the year ended December 31, 2024, from $11.0 million for the year ended December 31, 2023, primarily due to increased general and administrative headcount and included an increase in stock-based compensation expense of $5.5 million as a result of additional stock options granted, which included awards granted under the 2024 POP.
Professional consulting services expenses increased by $5.4 million, to $13.3 million for the year ended December 31, 2024, from $7.9 million for the year ended December 31, 2023, primarily due to an increase in consulting services to support our growth, public company requirements, business development and market analysis, and an increase recruiting costs.
Other Income (Expense), Net
Other income (expense), net increased by $3.3 million, to $6.5 million for the year ended December 31, 2024, from $3.2 million for the year ended December 31, 2023.
Interest income increased by $8.7 million, to $12.0 million for the year ended December 31, 2024, from $3.4 million for the year ended December 31, 2023, primarily as a result of higher balances of cash equivalents and marketable securities.

We recognized a change in fair value of a derivative liability loss of $5.4 million for the year ended December 31, 2024, related to the derivative liability recognized in connection with our Series C redeemable convertible preferred stock financing entered into in March 2024. The derivative liability was re-measured at fair value and settled in May 2024, when we closed the second tranche of the Series C financing.
We recognized a change in fair value of a derivative liability loss of $0.1 million for the year ended December 31, 2023, related to the derivative liability recognized in connection with our Series B-2 redeemable convertible preferred stock financing entered into in May 2023. The derivative liability was re-measured at fair value and settled in October 2023, when we closed the second tranche of the Series B-2 financing. See Note 3 to our consolidated financial statements included elsewhere in this joint proxy statement/prospectus for additional information.
Liquidity, Capital Resources and Capital Requirements
Sources of Liquidity
Since our inception, we have not generated any revenue from product sales and have incurred significant operating losses and negative cash flows from our operations. To date, we have primarily funded our operations with proceeds from sales of shares of our common stock and redeemable convertible preferred stock and the issuance of convertible promissory notes in private placements and, more recently, from our IPO and Concurrent Private Placement.
In July 2024, we closed our IPO and the Concurrent Private Placement and received net proceeds of $193.3 million and $40.0 million, respectively. See “— Recent Development” above for a discussion of the proposed Merger.
Based on our current operating plan, our existing cash, cash equivalents and marketable securities of $288.3 million as of December 31, 2024, will not be sufficient to meet our operating and capital requirements for at least 12 months from the date of issuance of our consolidated financial statements included elsewhere in this joint proxy statement/prospectus and there is substantial doubt about our ability to continue as a going concern. We expect to continue to incur substantial losses for the foreseeable future, and our transition to profitability will depend upon successful development, approval and commercialization of our product candidates and upon achievement of sufficient revenues to support our cost structure. We do not expect to generate any revenue from commercial product sales unless and until we successfully complete development and obtain regulatory approval for one or more of our product candidates. We may never achieve profitability, and unless we do and until then, we will need to continue to raise additional capital. We will need to raise significant additional capital to fund ongoing research and development activities and maintain future operations. We plan to monitor expenses and may raise additional capital through a combination of public and private equity, debt financings, strategic alliances, and licensing arrangements. Our ability to access capital when needed is not assured and, if capital is not available to us when, and in the amounts, needed, on the terms which are favorable, we could be required to delay, scale back, or abandon some or all of our planned development programs and other operations, which could materially harm our business, financial condition and results of operations.
Future Funding Requirements
Our primary uses of cash are to fund our operations, which consist primarily of research and development expenditures related to our programs and, to a lesser extent, general and administrative expenditures. We anticipate that we will continue to incur significant and increasing expenses for the foreseeable future as we continue to advance our product candidates, expand our corporate infrastructure, including the costs associated with being a public company, further our research and development initiatives for our product candidates, and incur costs associated with potential commercialization. In addition, we anticipate committing substantial capital resources to the transactions contemplated by the Merger Agreement and, assuming the consummation of those transactions, the anticipated integration and development activities related to the acquired ACELYRIN business. We are subject to all of the risks typically related to the development of new drug candidates, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. We anticipate that we will need substantial additional funding in connection with our continuing operations.

We do not have any products approved for sale and have not generated any revenue from product sales since our inception. We do not expect to generate revenue from any product candidates that we develop until we obtain regulatory approval for one or more of such product candidates and commercialize our products or enter into collaboration agreements with third parties. Because of the numerous risks and uncertainties associated with biopharmaceutical product development, we may never achieve or sustain profitability and, unless and until we are able to develop and commercialize our product candidates, we will need to continue to raise additional capital. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through public or private equity or debt financings, or potentially other capital sources, such as collaboration or licensing arrangements with third parties or other strategic transactions. There are no assurances that we will be successful in obtaining an adequate level of financing to support our business plans when needed on acceptable terms, or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through collaboration or licensing arrangements with third parties or other strategic transactions, we may have to relinquish rights to our intellectual property, future revenue streams, research programs, or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise capital as and when needed, or on attractive terms, we may have to significantly delay, reduce, or discontinue the development and commercialization of our product candidates or scale back or terminate our pursuit of new in-licenses and acquisitions.
Because of the numerous risks and uncertainties associated with research, development and commercialization of our products, we are unable to estimate the exact amount of our operating capital requirements. Our future funding requirements will depend on many factors, including the following:
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the timing, scope, progress and results of our preclinical studies and clinical trials for our current and future product candidates;

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the number, scope and duration of clinical trials required for regulatory approval of our current and future product candidates;

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the outcome, timing and cost of seeking and obtaining regulatory approvals from the FDA and comparable foreign regulatory authorities for our product candidates;

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the cost of manufacturing clinical and commercial supplies as well as scale up of our current and future product candidates;

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the increase in the number of our employees and expansion of our physical facilities to support growth initiatives;

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our ability to establish new, strategic collaborations, licensing or other arrangements;

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the cost of filing and prosecuting our patent applications, and maintaining and enforcing our patents and other intellectual property rights;

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the extent to which we acquire or in-license other product candidates and technologies;

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the cost of defending intellectual property disputes, including patent infringement actions brought by third parties against our product candidates;

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the timing of when we pay our operating expenses;

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the effect of competing technological and market developments;

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the costs and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any of our product candidates for which we receive marketing approval;

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the amount of revenue, if any, received from commercial sales of our product candidates, should any of our product candidates receive marketing approval;

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our implementation of various computerized informational systems and efforts to enhance operational systems;

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the costs associated with being a public company; and

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other factors, including economic uncertainty and geopolitical tensions, which may exacerbate the magnitude of the factors discussed above.

Cash Flows
The following table summarizes our cash flows for the years ended December 31, 2024 and 2023 (in thousands):
	Year Ended December 31,
	2024	2023
Net cash used in operating activities	$(255,078)	$(129,975)
Net cash (used in) provided by investing activities	(113,790)	60,472
Net cash provided by financing activities	492,367	89,682
Net increase in cash, cash equivalents and restricted cash	$123,499	$20,179
Operating Activities
Net cash used in operating activities was $255.1 million and $130.0 million for the years ended December 31, 2024 and 2023, respectively.
Net cash used in operating activities for the year ended December 31, 2024 was due to our net loss for the period of $294.2 million, partially offset by changes in non-cash items totaling $24.4 million and changes in operating assets and liabilities of $14.8 million. Non-cash items included $19.5 million related to stock-based compensation expense, $5.4 million related to the change in fair value of the derivative liability and $3.2 million related to depreciation and amortization, partially offset by net accretion of discounts on marketable securities of $3.7 million. The changes in operating assets and liabilities primarily included an increase of $18.2 million in research and development accrued expenses, an increase of $8.5 million in accounts payable and a $3.5 million increase in other accrued expenses and current liabilities, partially offset by an increase of $10.8 million in research and development prepaid expenses, an increase of $2.9 million in other prepaid expenses and other assets and a decrease of $1.9 million in operating lease liabilities.
Net cash used in operating activities for the year ended December 31, 2023 was due to our net loss for the period of $155.0 million, partially offset by changes in non-cash items of $13.0 million and changes in operating assets and liabilities of $12.0 million. Non-cash items primarily included $8.6 million of stock-based compensation expense, $2.0 million of non-cash lease expense and $1.3 million of depreciation and amortization. The changes in operating assets and liabilities primarily included a decrease of $5.5 million in research and development prepaid expenses, an increase of $5.2 million in research and development accrued expenses and an increase of $2.5 million in other accrued expenses and current liabilities.
Investing Activities
Net cash used in investing activities of $113.8 million for the year ended December 31, 2024 was related to purchases of marketable securities of $240.1 million and purchases of property and equipment of $1.7 million, partially offset by proceeds from maturities of marketable securities of $128.0 million.
Net cash provided by investing activities of $60.5 million for the year ended December 31, 2023 was related to proceeds from maturities of marketable securities of $76.3 million, partially offset by purchases of marketable securities of $11.3 million and purchases of property and equipment of $4.5 million.
Financing Activities
Net cash provided by financing activities of $492.4 million for the year ended December 31, 2024, included net proceeds of $258.5 million from the issuance of our Series C redeemable convertible preferred stock and related derivative liability, net of offering costs, $193.3 million net proceeds from our IPO, net of underwriter discounts and commissions and other offering costs, gross and net proceeds of $40.0 million from a private placement transaction and proceeds of $0.6 million from the issuance of common stock upon exercise of stock options.
Net cash provided by financing activities of $89.7 million for the year ended December 31, 2023 was primarily related to net proceeds from the issuance of our Series B-2 and Series B-2A redeemable convertible preferred stock financing.
Contractual Obligations and Commitments
We enter into contracts in the normal course of business with suppliers, CROs, CMOs and clinical trial sites. These agreements provide for termination at the request of either party generally with less than one-year notice and are therefore cancellable contracts. We do not currently expect any of these agreements to be terminated and did not have any non-cancelable obligations under these agreements as of December 31, 2024.
On March 5, 2021, we entered into a stock purchase agreement to acquire FronThera U.S. Holdings, Inc. and its wholly owned subsidiary, FronThera U.S. Pharmaceuticals LLC. The transaction was accounted for as an asset acquisition. Under the agreement, we are obligated to pay contingent consideration of up to an aggregate of $120.0 million based on the achievement of specified clinical and approval milestones, for up to an aggregate of $70.0 million payable for clinical milestones, and for up to an aggregate of $50.0 million payable for approval milestones, all related to technology acquired under the agreement. In the year ended December 31, 2022, we incurred and made a $37.0 million milestone payment for the first administration of ESK-001 to a patient enrolled in a Phase 2 clinical trial of ESK-001, which was recorded in research and development expenses in the consolidated statements of operations and comprehensive loss. In July 2024, we met a milestone in connection with the first administration of ESK-001 to a patient enrolled in a Phase 3 clinical trial of ESK-001 and made a $23.0 million milestone payment in August 2024, which was recorded in research and development expenses in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2024. No other milestones were achieved or were probable of being achieved as of December 31, 2024.
We have operating lease arrangements for office and laboratory space in South San Francisco, California. As of December 31, 2024, we had total undiscounted lease payment obligations under non-cancelable leases of $5.0 million payable in the 12 months following December 31, 2024 and $43.4 million payable thereafter.
In December 2024, we entered into a lease agreement for approximately 22,000 square feet of additional office space in South San Francisco, California. Total undiscounted lease payments over the lease term beginning in January 2025 will be approximately $1.9 million.
See Note 7 to our consolidated financial statements included elsewhere in this joint proxy statement/prospectus.
Recently Issued Accounting Pronouncements
A description of recently issued accounting pronouncements that may potentially impact our financial position, results of operations or cash flows is disclosed in Note 2 to our consolidated financial statements included elsewhere in this joint proxy statement/prospectus.
Critical Accounting Policies and Significant Judgments and Estimates
Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported expenses during the reporting period. On an ongoing basis, we evaluate our estimates and assumptions, including but not limited to those related to research and development expenses and accruals, stock-based compensation expense, the fair value of our common stock and the fair value of our derivative liability prior to our IPO.

These estimates and assumptions are monitored and analyzed by us for changes in facts and circumstances, and material changes in these estimates and assumptions could occur in the future. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Changes in estimates are reflected in reported results for the period in which they become known. Actual results may differ from these estimates under different assumptions or conditions.
Although our significant accounting policies are described in more detail in Note 2 to our consolidated financial statements included elsewhere in this joint proxy statement/prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our consolidated financial statements.
Research and Development Expenses and Accruals
Research and development costs are expensed as incurred. As part of the process of preparing our financial statements, we are required to estimate our research and development accrued expenses, including those related to clinical trials and manufacturing clinical and preclinical materials. This process involves reviewing open contracts and purchase orders and communicating with our applicable personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the services when we have not yet been invoiced or otherwise notified of actual costs. Our service providers invoice us in arrears, as well as on a pre-determined schedule or when contractual milestones are met. We make estimates of our research and development accrued expenses as of each balance sheet date in the consolidated financial statements based on facts and circumstances known to us at that time. We periodically confirm the accuracy of the estimates with the service providers and make adjustments if necessary. Examples of estimated research and development accrued expenses include fees paid to:
•
vendors in connection with preclinical and clinical development activities;

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CROs in connection with clinical trials; and

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CMOs in connection with the process development and scale-up activities and the production of preclinical and clinical trial materials.

Costs for clinical trials and manufacturing activities are recognized based on an evaluation of our vendors’ progress towards completion of specific tasks, using data such as participant enrollment, clinical site activations or information provided to us by our vendors regarding their actual costs incurred. Payments for these activities are based on the terms of individual contracts and payment timing may differ significantly from the period in which the services were performed. We determine accrual estimates through reports from and discussions with applicable personnel and outside service providers as to the progress or state of completion of studies, or the services completed. Our estimates of research and development accrued expenses as of each balance sheet date are based on the facts and circumstances known at the time. Costs that are paid in advance of performance are deferred as a prepaid expense and amortized over the service period as the services are provided.
Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period. To date, there have not been any material adjustments to our prior estimates of research and development accrued expenses. However, due to the nature of estimates, we cannot assure that we will not make changes to our estimates in the future as we become aware of additional information about the status or conduct of our clinical trials and other research activities.
Stock-Based Compensation Expense
We grant stock-based awards to employees, directors and non-employee consultants in the form of stock options to purchase shares of our common stock. Compensation expense for stock options with service-based vesting conditions is measured at the fair value of the award on the grant date and is recognized over the requisite service period, which is generally the vesting period, using the straight-line method.

We estimate the fair value of each stock option with service-based vesting on the date of grant using the Black-Scholes option pricing model. This model requires the use of subjective assumptions to determine the fair value of each stock-based award, including:
•
Fair value of common stock.   See the subsection titled “— Determination of Fair Value of Common Stock” below.

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Expected term.   The expected term represents the weighted-average period the stock options are expected to remain outstanding and is based on the options’ vesting terms and contractual terms as we do not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

•
Expected volatility.   As the Company did not have sufficient trading history of its common stock, the expected volatility was estimated based on the average historical volatilities of common stock of comparable publicly traded entities over a period equal to the expected term of the stock option grants. The comparable industry peers were chosen based on their size, stage of their life cycle or area of specialty. We will continue to apply this process until enough historical information regarding the volatility of our stock price becomes available.

•
Risk-free interest rate.   The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities approximately equal to the expected term of the awards.

•
Expected dividend yield.   We have never paid dividends on our common stock and have no plans to pay dividends on our common stock. Therefore, we used an expected dividend yield of zero.

We have also granted stock options with graded vesting based on market, service and performance conditions. At the grant date, the fair value of these stock options was estimated using a Monte Carlo simulation model, which uses a distribution of potential outcomes over the vesting period. The assumptions utilized in the calculation included our expected common stock price, expected volatility, risk-free rate and expected term. Stock-based compensation expense for these awards is recognized on a straight-line basis over the requisite service period, which is the longer of the explicit service period of the service condition and the derived service period of the market condition, as determined for each separately vesting portion of the awards as if each award was, in substance, multiple awards.
We account for forfeitures of stock-based awards as they occur rather than applying an estimated forfeiture rate to stock-based compensation expense.
We recorded stock-based compensation expense of $19.5 million and $8.6 million for the years ended December 31, 2024 and 2023, respectively. As of December 31, 2024, there was unrecognized stock-based compensation expense of $54.4 million related to unvested stock options, which we expect to recognize over a remaining weighted-average period of 2.5 years. We expect to continue to grant equity-based awards in the future, and to the extent that we do, our stock-based compensations expense recognized in future periods will likely increase.
See Note 10 to our consolidated financial statements included elsewhere in this joint proxy statement/prospectus for additional information about the assumptions we used to determine the estimated fair value of our stock options granted in the periods presented.
Determination of Fair Value of Common Stock
Prior to our IPO, the fair value of our common stock underlying our share-based awards was determined by our board of directors with assistance from management and external valuation experts. The approach in estimating the fair value of our common stock was consistent with the methods outlined in the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (the “Practice Aid”).
In addition to considering the results of independent third-party valuations, we considered various objective and subjective factors to determine the fair value of common stock as of each grant date, including:

•
the prices at which we sold shares of our preferred stock and the superior rights, preferences and privileges of our preferred stock relative to those of our common stock at the time of each grant;

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the progress of our research and development programs, including the status of preclinical studies and clinical trials for our product candidates;

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our stage of development and our business strategy, and material risks related to our business;

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external market conditions affecting the biotechnology industry and trends within the biotechnology industry;

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the competitive landscape for our product candidates;

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our financial position, including cash on hand, and our historical and forecasted performance and operating results;

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the lack of an active public market for our common stock and our preferred stock;

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the likelihood of achieving a liquidity event, such as an IPO or a sale of our company, given prevailing market conditions; and

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the economy in general.

Prior to May 2023, we utilized an Option Pricing Method (“OPM”) based analysis, primarily the OPM backsolve methodology, to determine the estimated fair value of our common stock. Within the OPM framework, we determined the backsolve method was the most appropriate method for determining the fair value of our common stock. The backsolve method is used for inferring the total equity value implied by a recent financing transaction, or by an estimated equity value of our pipeline product candidates, involves the construction of an allocation model that takes into account our capital structure and the rights, preferences and privileges of each class of stock, then assumes reasonable inputs for the other OPM variables (expected time to liquidity, volatility and risk-free rate). The total equity value is then iterated in the model until the model output value for the equity class sold in a recent financing round equals the price paid in that round. The OPM is generally utilized when specific future liquidity events are difficult to forecast (i.e., the enterprise has many choices and options available), and the enterprise’s value depends on how well it follows an uncharted path through the various possible opportunities and challenges. The resulting equity value was then assigned to each class of equity securities using the OPM, which treats ordinary shares and preferred shares as call options on the equity value, with exercise prices based on the liquidation preference of our preferred stock. The shares of common stock are modeled as a call option with a claim on the equity value at an exercise price equal to the remaining value immediately after our preferred stock is liquidated. After the equity value was determined and allocated to the various classes of equity securities, we applied discounts to reflect the lack of marketability of our common stock based on the weighted-average expected time to liquidity. The estimated fair value of the common stock at each grant date reflected a non-marketability discount partially based on the anticipated likelihood and timing of a future liquidity event.
For valuations performed in or after May 2023, and before June 27, 2024, we utilized a hybrid method that combined the Probability-Weighted Expected Return Method (“PWERM”), an accepted valuation method described in the Practice Aid, and the OPM. We determined this was the most appropriate method for determining the fair value of our common stock based on our stage of development and other relevant factors. The PWERM is a scenario-based analysis that estimates the value per share of common stock based on the probability-weighted present value of expected future equity values for the common stock, under various possible future liquidity event scenarios, considering the rights and preferences of each class of shares, discounted for a lack of marketability. Under the hybrid method, an OPM was utilized to determine the fair value of our common stock in certain of the PWERM scenarios (capturing situations where our development path and future liquidity events were difficult to forecast), potential exit events were explicitly modeled in the other PWERM scenarios. A discount for lack of marketability was applied to the value derived under each scenario to account for a lack of access to an active public market to estimate our common stock fair value. We also considered the amount of time between the independent third-party valuation dates and the grant dates and performed an interpolation of the fair value between the two valuation dates to estimate common stock fair value at each grant date. This determination included an evaluation of whether the subsequent valuation indicated that any significant change in valuation had occurred between the previous valuation and the grant date.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could be materially different.
Once a public trading market for our common stock was established in connection with our IPO, it was no longer necessary for our board of directors to estimate the fair value of our common stock in connection with accounting for granted stock options and other such awards we may grant, as the fair value of our common stock was based on the IPO price per share and thereafter on our publicly traded common stock price, as listed on the Nasdaq Global Select Market under the ticker “ALMS.”
Derivative Liability
We determined that the obligation to issue additional shares of redeemable convertible preferred stock upon the occurrence of certain events, including our board of directors’ consent, represented a freestanding financial instrument. The instrument was classified as a liability in the consolidated balance sheets prior to the IPO and was subject to re-measurement at each balance sheet date and at the settlement date. Any change in fair value was recognized in the statements of operations and comprehensive loss.
We utilized the Black-Scholes option pricing model, which incorporates assumptions and estimates, to value the derivative liability. On a quarterly basis, we assessed these assumptions and estimates as additional information impacting the assumptions was obtained. Significant estimates and assumptions impacting fair value included the estimated time and probability of closing of the second tranche financing, preferred stock fair value and estimated stock volatility.
We determined the fair value per share of the underlying redeemable convertible preferred stock by taking into consideration our most recent sales of our preferred stock as well as additional factors that we deemed relevant. We were a private company and lacked company-specific historical and implied volatility information of our stock. Therefore, we determined expected stock volatility based on the historical volatility of the prices of shares of common stock of publicly traded peer companies. We estimated the risk-free interest rate by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining contractual term of the outstanding tranche liability. We assumed a 0% dividend considering that our board of directors had no history of declaring dividends and did not intend to declare any.
In May 2023, we estimated the fair value of the derivative liability of $2.1 million at the issuance date. We recognized changes in fair value of $0.1 million as other expense in the consolidated statement of operations and comprehensive loss in the year ended December 31, 2023. The derivative liability was settled in October 2023, when investors purchased shares of Series B-2 and Series B-2A redeemable convertible preferred stock in a second tranche closing.
In connection with the Series C redeemable convertible preferred stock financings in March 2024 and May 2024, we issued to investors two freestanding financial instruments and estimated their fair value of $8.9 million at the issuance date. The derivative liability was re-measured at fair value of $14.3 million and was settled in May 2024, when we closed the second tranche of the Series C financing. The change in fair value of derivative liability was recognized in other income (expense), net in the consolidated statement of operations and comprehensive loss in the year ended December 31, 2024.
Off-Balance Sheet Arrangements
During the periods presented we did not have, nor do we currently have, any off-balance sheet arrangements as defined in the rules and regulations of the SEC.
JOBS Act Transition Period and Smaller Reporting Company Status
We are an “emerging growth company” as defined in the JOBS Act. Under the JOBS Act, an emerging growth company can take advantage of the extended transition period for complying with new or revised accounting standards and delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption from complying with new or revised accounting standards and, therefore, will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Subject to certain conditions, as an emerging growth company, we may rely on certain of these exemptions, including without limitation exemptions to the requirements for (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and (ii) complying with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an emerging growth company until the earlier to occur of (a) the last day of the fiscal year (A) following the fifth anniversary of the completion of our IPO, (B) in which we have total annual gross revenues of at least $1.235 billion or (C) in which we are deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of our common stock and non-voting common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th, or (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.
We are also a “smaller reporting company,” meaning that the market value of our common stock and non-voting common stock held by non-affiliates plus the aggregate amount of gross proceeds expected from our IPO was less than $700.0 million as of June 30, 2024, and our annual revenue was less than $100.0 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our common stock and non-voting common stock held by non-affiliates is less than $250.0 million or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our common stock and non-voting common stock held by non-affiliates is less than $700.0 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.
Quantitative and Qualitative Disclosures About Market Risk
Interest Rate Risk
The primary objectives of our investment activities are to ensure liquidity and to preserve capital. We are exposed to market risks related to changes in interest rates of our cash equivalents and marketable securities. However, due to the nature of these cash equivalents and marketable securities, we do not believe that a hypothetical 10% increase or decrease in interest rates during any of the periods presented would have had a material effect on our consolidated financial statements included elsewhere in this joint proxy statement/prospectus.
Foreign Currency Exchange Risk
All of our employees and our operations are currently located in the United States, and our expenses are generally denominated in U.S. dollars. However, we do utilize certain CRO and CMO vendors outside of the United States for our clinical trials and product development and manufacturing. As such, our expenses are denominated in both U.S. dollars and foreign currencies. Therefore, our operations are and will continue to be subject to fluctuations in foreign currency exchange rates. To date, foreign currency transaction gains and losses have not been material to our consolidated financial statements, and we have not had a formal hedging program with respect to foreign currency. We do not believe that a hypothetical 10% increase or decrease in exchange rates during any of the periods presented would have had a material effect on our consolidated financial statements included elsewhere in this joint proxy statement/prospectus.
Effects of Inflation
Inflation generally affects us by increasing our cost of labor and research and development costs. We do not believe that inflation had a material effect on our business, results of operations, or financial condition, or on our consolidated financial statements included elsewhere in this joint proxy statement/prospectus.

MANAGEMENT OF ALUMIS FOLLOWING THE MERGER
Executive Officers and Directors
The following table provides information regarding the expected directors and executive officers of Alumis following the closing of the Merger as of April 18, 2025.
Name	Age	Position
Executive Officers:
Martin Babler	60	President and Chief Executive Officer, Chairman
Mark Bradley	60	Chief Development Officer
Jörn Drappa, M.D., Ph.D.	60	Chief Medical Officer
David M. Goldstein, Ph.D.	59	Chief Scientific Officer
Roy Hardiman	65	Chief Business and Strategy Officer
John Schroer	59	Chief Financial Officer
Sara Klein	61	Chief Legal Officer
Derrick Richardson	55	Senior Vice President of People and Culture
Non-Employee Directors:
Srinivas Akkaraju, M.D., Ph.D.	57	Director
Alan B. Colowick, M.D., M.P.H.	62	Director
Patrick Machado, J.D.	61	Director
Sapna Srivastava, Ph.D.	54	Director
James B. Tananbaum, M.D.	61	Director
Zhengbin Yao, Ph.D.	59	Director
Henry Gosebruch	52	Director
Lynn Tetrault, J.D.	62	Director
Executive Officers
Martin Babler has served as Alumis’ President, Chief Executive Officer, and chairman of the Alumis Board since September 2021. From April 2011 until November 2020, he served as President and Chief Executive Officer at Principia Biopharma Inc., a biotechnology company acquired by Sanofi S.A. in September 2020. From December 2007 to April 2011, Mr. Babler served as President and Chief Executive Officer of Talima Therapeutics, Inc., a pharmaceutical company. From 1998 to 2007, Mr. Babler held several positions at Genentech, Inc., a biopharmaceutical company, most notably as Vice President, Immunology Sales and Marketing. Mr. Babler presently serves on the board of directors of Prelude Therapeutics Inc., a biopharmaceutical company, 89bio Inc., a biopharmaceutical company, and Sardona Therapeutics, Inc. Mr. Babler received a Swiss Federal Diploma in pharmacy from the Federal Institute of Technology in Zurich and completed the Executive Development Program at the Kellogg Graduate School of Management at Northwestern University. Alumis believes that Mr. Babler’s industry and leadership roles, and his knowledge of Alumis as Chief Executive Officer, makes him well qualified to serve on the Alumis Board.
Mark Bradley has served as Alumis’ Chief Development Officer since May 2021. From November 2020 to March 2021, Mr. Bradley served as Senior Vice President and Site Head at The Bristol-Myers Squibb Company, a biopharmaceutical company, after its acquisition of MyoKardia, Inc., a precision medicine company focused on treating cardiovascular diseases, in November 2020. From November 2017 to November 2020, Mr. Bradley held roles of increasing responsibility at MyoKardia, most recently as Senior Vice President, Development. From 2004 to 2017, Mr. Bradley held roles of increasing responsibility at Genentech, Inc., a biopharmaceutical company, most recently as Head, Business Management gRED Clinical Operations. Mr. Bradley began his career at UCSF in public health research. Mr. Bradley received an M.A. and B.A. from University of California, Berkeley.
Jörn Drappa, M.D., Ph.D., has served as Alumis’ Chief Medical Officer and Head of Research and Development since September 2022. From February 2018 to March 2021, Dr. Drappa served as the Chief

Medical Officer and Head of Research and Development at Viela Bio, Inc., a biotechnology company. From May 2011 to February 2018, Dr. Drappa served in various roles at MedImmune, the biologics division of AstraZeneca plc, including as Vice President of Clinical Development. From August 2008 to May 2011, Dr. Drappa served as Senior Medical Director for the Inflammation and Autoimmune assets at Genentech, Inc., a biopharmaceutical company. Dr. Drappa received his M.D. and a Ph.D. from the University of Cologne in Germany. He performed his postgraduate studies at Cornell Medical School/Hospital for Special Surgery, followed by residency at New York Hospital and rheumatology fellowship at the Hospital for Special Surgery.
David M. Goldstein, Ph.D., has served as Alumis’ Chief Scientific Officer since September 2021. From September 2020 to September 2021, Dr. Goldstein served as Site Head and Chief Scientific Officer of Principia Biopharma Inc., a biopharmaceutical company acquired by Sanofi S.A.in September 2020. From March 2016 to September 2020, Dr. Goldstein served in various roles at Principia Biopharma Inc., including as the Chief Scientific Officer from March 2016 to September 2020. From July 1994 to February 2011, Dr. Goldstein held positions of increasing responsibility at Roche Holding AG, a pharmaceutical company, most recently serving as Senior Director, Medicinal Chemistry and Head of Inflammation Chemistry. Dr. Goldstein was also previously a Consulting Assistant Professor at Stanford University. Dr. Goldstein received a Ph.D. in chemistry from the University of Virginia and a B.A. in chemistry from Franklin and Marshall College.
Roy Hardiman has served as Alumis’ Chief Business and Strategy Officer since January 2025, Chief Business Officer since September 2024, and as Chief Business and Legal Officer from September 2021 to September 2024. From January 2015 to September 2020, Mr. Hardiman served as the Chief Business Officer and Chief Legal Officer of Principia Biopharma Inc., a biotechnology company acquired by Sanofi S.A. in 2020. From 2010 to 2012, Mr. Hardiman was a director of Pharmacyclics Inc., a biopharmaceutical company, and chaired its Nominating and Corporate Governance Committee. From 1990 to 2009, Mr. Hardiman held leadership positions at Genentech, Inc., a biopharmaceutical company, including Vice President of Alliance Management, Vice President, Corporate Law and Assistant Secretary, Director and Far East Representative, Business Development. From 1987 to 1990, Mr. Hardiman was an attorney at Morrison & Foerster LLP. Mr. Hardiman received his J.D. from University of California, Los Angeles School of Law, his M.A. in Biology and his B.A. in pharmacology from University of California, Santa Barbara.
John Schroer has served as Alumis’ Chief Financial Officer since May 2022. From February 2021 to February 2022, Mr. Schroer served as Chief Financial Officer at ArsenalBio Inc., a biotechnology company. From May 2018 to December 2020, Mr. Schroer served as Chief Financial Officer and Treasurer at Translate Bio, Inc., a biotechnology company acquired by Sanofi S.A. in 2021. From January 2014 to April 2018, Mr. Schroer served as a director and sector head — healthcare at Allianz Global Investors, a global asset management company. From 2009 to December 2013, Mr. Schroer served as President and Chief Investment Officer at Schroer Capital, LP, a financial services company that he founded. Mr. Schroer received a B.S. in History and International Relations and an M.B.A. from the University of Wisconsin-Madison.
Sara Klein has served as Alumis’ Chief Legal Officer since September 2024 and as Alumis’ Corporate Secretary since January 2022, and served as Alumis’ General Counsel from January 2022 to September 2024. Prior to joining Alumis, Ms. Klein served in various roles at Principia Biopharma Inc., a biotechnology company acquired by Sanofi S.A. in September 2020, including Head of Legal from January 2021 to July 2021, Senior Vice President, Legal from December 2019 to January 2021, and Vice President, Legal from May 2018 to December 2019. From November 2001 to May 2018, Ms. Klein was in the private practice of law representing life science and technology companies. From 1993 to 1998, Ms. Klein served as corporate counsel and senior corporate counsel at Genentech, Inc., a biopharmaceutical company. From 1990 to 1993, Ms. Klein was an attorney at the law firm of Baker & McKenzie LLP. Ms. Klein holds a J.D. from UC Law San Francisco (formerly U.C. Hastings College of the Law) and a B.A in political science and French from Middlebury College.
Derrick Richardson has served as Alumis’ Senior Vice President of People and Culture since June 2023. From April 2023 to June 2023, Mr. Richardson served as Alumis’ Vice President of People and Culture. From January 2022 to April 2023, Mr. Richardson served as Alumis’ Vice President and Head of Program and

Portfolio Management. From November 2020 to December 2021, Mr. Richardson served as the Head of Cardiovascular Late-Stage Project Management at The Bristol-Myers Squibb Company, a biopharmaceutical company, after its acquisition of MyoKardia, Inc., a precision medicine company focused on treating cardiovascular diseases, in November 2020. From April 2020 to November 2020, Mr. Richardson served as Executive Director and Head of Project Management at MyoKardia, and consulted for MyoKardia from October 2018 to April 2020. From February 2016 to October 2018, Mr. Richardson served as a Consulting Project Manager at Genentech, Inc. Mr. Richardson received an M.S. in Mechanical Engineering from Cornell University and a B.S. in Product Design Engineering from Stanford University.
Non-Employee Directors
Srinivas Akkaraju, M.D., Ph.D. has served as a member of the Alumis Board since March 2024. Dr. Akkaraju is a founder and managing member of Samsara BioCapital, a venture capital firm, a position he has held since March 2017. From April 2013 to February 2016, Dr. Akkaraju served as a general partner of Sofinnova Ventures, a venture capital firm. From January 2009 to April 2013, Dr. Akkaraju served as managing director of New Leaf Venture Partners, a venture capital firm. Dr. Akkaraju presently serves on the board of directors of vTv Therapeutics Inc., Scholar Rock Holding Corporation, Mineralys Therapeutics, Inc., and Syros Pharmaceuticals, Inc., and numerous private biopharmaceutical companies. During the past five years, he served as a director of Chinook Therapeutics, Inc., Jiya Acquisition Corp., Aravive, Inc. (formerly Versartis, Inc.), Intercept Pharmaceuticals, Inc., Principia Biopharma Inc., and Seattle Genetics, Inc. Dr. Akkaraju received an M.D. and a Ph.D. in Immunology from Stanford University and undergraduate degrees in Biochemistry and Computer Science from Rice University. Alumis believes that Dr. Akkaraju’s extensive investment experience in the biopharmaceutical industry, as well as his scientific background and experience on numerous public and private company boards of directors make him well qualified to serve as a member of the Alumis Board.
Alan B. Colowick, M.D., M.P.H. has served as a member of the Alumis Board since January 2022. Since April 2021, Dr. Colowick has served as the Senior Managing Director of Matrix Capital Management Company. From May 2017 to January 2021, Dr. Colowick served as a private equity partner at Sofinnova Ventures. From 2010 to 2017, Dr. Colowick held various positions at Celgene Corporation, a pharmaceutical company, including Executive Vice President. From 2008 to 2010, Dr. Colowick was the Chief Executive Officer at Gloucester Pharmaceuticals, Inc., a pharmaceutical company, until its acquisition by Celgene in 2010. From 2006 to 2008, Dr. Colowick was President of Oncology for Geron Corporation, a biotechnology company, and from 2005 to 2006 was Chief Medical Officer of Threshold Pharmaceuticals, a pharmaceutical company. From 1999 to 2005, Dr. Colowick held various positions at Amgen Inc., a biopharmaceutical company. Dr. Colowick also serves as a member on the board of directors of ACELYRIN since November 2021 and multiple private companies. Dr. Colowick completed specialty training in Hematology-Oncology at the Dana Farber Cancer Institute/Brigham and Women’s Hospital. Dr. Colowick received a M.D. from Stanford University, a M.P.H from Harvard University, and a B.S. in Molecular Biology from the University of Colorado. Alumis believes that Dr. Colowick’s extensive professional experience, as well as financial understanding of the biotechnology industry, provide him with the qualifications and skills to serve as a member of the Alumis Board.
Patrick Machado, J.D. has served as a member of the Alumis Board since June 2024. Mr. Machado was a co-founder of Medivation, Inc., a biopharmaceutical company, and served as its chief business officer from December 2009 to April 2014 and as its chief financial officer from December 2004 until his retirement in March 2014. From 1998 to 2001, Mr. Machado worked with ProDuct Health, Inc., a medical device company, as senior vice president, chief financial officer and earlier as general counsel. Upon ProDuct Health Inc.’s acquisition by Cytyc Corporation, a diagnostic and medical device company, he served as a consultant to Cytyc Corporation to assist with transitional matters from 2001 to 2002. Earlier in his career, Mr. Machado worked for Morrison & Foerster LLP, an international law firm, and for the Massachusetts Supreme Judicial Court. Mr. Machado serves as chair of the board of directors of Adverum Biotechnologies, Inc., and as a member of the boards of directors of Arcus Biosciences, Inc., Xenon Pharmaceuticals, Inc., and ACELYRIN, all of which are publicly traded biopharmaceutical companies. Mr. Machado also chairs the board of directors of Prota Therapeutics, and is a member of the board of directors of Avenzo Therapeutics, both of which are privately held biopharmaceutical companies. Mr. Machado previously served on the board of directors of public traded companies such as Chimerix, Inc. from June 2014 to June 2024, Turnstone

Biologics Inc. from August 2018 to April 2024, Turning Point Therapeutics, Inc. from May 2019 to September 2022, Endocyte, Inc. from February 2018 to December 2018, Axovant Sciences, Inc. from June 2017 to February 2018, SCYNEXIS, Inc. from September 2015 to June 2019, Medivation, Inc. from April 2014 to September 2016; Inotek Pharmaceuticals Corporation (now Rocket Pharmaceuticals, Inc.) from August 2016 to January 2018 and Principia Biopharma Inc. from June 2019 to September 2020; and on the board of directors of privately held companies such as Roivant Sciences, Ltd. from October 2016 to June 2022, and Therachon AG from January 2019 to July 2019. Mr. Machado received a J.D. from Harvard Law School and a B.A. in German and a B.S. in Economics from Santa Clara University. Alumis believes that Mr. Machado’s extensive experience dealing with the operational and financial issues of biopharmaceutical companies provide him with the qualifications and skills to serve on the Alumis Board.
Sapna Srivastava, Ph.D. has served as a member of the Alumis Board since August 2022. From March 2021 to October 2021, Dr. Srivastava served as the interim Chief Financial Officer at eGenesis, Inc., a biopharmaceutical company. From September 2017 to January 2019, Dr. Srivastava served as the Chief Financial and Strategy Officer at Abide Therapeutics, Inc., a biopharmaceutical company acquired by H. Lundbeck A/S in 2019. From April 2015 to December 2016, Dr. Srivastava served as the Chief Financial and Strategy Officer at Intellia Therapeutics, Inc., a gene editing company. Previously, for nearly 15 years, Dr. Srivastava was a senior biotechnology analyst at Goldman Sachs, Morgan Stanley, and ThinkEquity Partners, LLC. Dr. Srivastava began her career as a research associate at JP Morgan. Dr. Srivastava currently serves on the board of directors of Tourmaline Bio, Inc., Aura Biosciences, Inc., a public biotechnology company, Innoviva, Inc. and Nuvalent, Inc., a public biopharmaceutical company. Dr. Srivastava holds a Ph.D. from New York University School of Medicine and a B.Sc. from St. Xavier’s College, University of Bombay. Alumis believes that Dr. Srivastava’s experience in the pharmaceutical industry makes her well qualified to serve as a member of the Alumis Board.
James B. Tananbaum, M.D. has served as a member of the Alumis Board since May 2021. Dr. Tananbaum is currently the President, Chief Executive Officer and a director of Foresite Capital Management, a U.S.-focused healthcare investment firm, which he founded in 2010. From 2000 to 2010, Dr. Tananbaum served as Co-Founder and Managing Director of Prospect Venture Partners L.P. II and III, healthcare venture partnerships. Dr. Tananbaum was also the Founder of GelTex, Inc. in 1991, an intestinal medicine pharmaceutical company acquired by Sanofi-Genzyme, and Theravance, Inc. in 1997 (now Theravance Biopharma, Inc., a diversified biopharmaceutical company focused on organ-selective medicines, and Innoviva, Inc., a respiratory-focused healthcare asset management company partnered with Glaxo Group Limited). Dr. Tananbaum presently serves on the board of directors of Fabric Genomics, Inc., among other companies. During the past five years, Dr. Tananbaum served on the boards of directors of Quantum-SI Incorporate, Gemini Therapeutics, Inc., 10X Genomics, Inc., and Kinnate Biopharma Inc., among other companies. Dr. Tananbaum received an M.D. and an M.B.A. from Harvard University, and a B.S. and a B.S.E.E. from Yale University in Applied Math and Computer Science. Alumis believes Dr. Tananbaum’s significant executive leadership experience and experience in the healthcare industry make him well qualified to serve as a member of the Alumis Board.
Zhengbin (Bing) Yao, Ph.D. has served as a member of the Alumis Board since June 2021. From May 2021 to the present, Dr. Yao served as the Chief Executive Officer and chairman of the board of directors of ArriVent Biopharma, a biotechnology company. From March 2018 to March 2021, Dr. Yao served as the Chief Executive Officer, President, and from January 2019 to March 2021 also as chairman of the board of directors of Viela Bio, Inc., a biotechnology company, until it was acquired by Horizon Therapeutics in March 2021. From October 2010 to February 2018, Dr. Yao served as Senior Vice President, Head of Respiratory, Inflammation, Autoimmune iMED at MedImmune, the biologics division of AstraZeneca plc and from October 2015 to February 2018 also as Senior Vice President, Head of Immuno-Oncology Franchise. From March 2008 to September 2010, Dr. Yao served as Head of PTL for Immunology, Infectious Diseases, Neuroscience, and Metabolic Disease at Genentech, Inc., a biopharmaceutical company. From October 2000 to September 2007, Dr. Yao held various leadership roles at Tanox Inc., a biopharmaceutical company, and was Vice President and Head of Research before it was acquired by Genentech, Inc. in 2007. Dr. Yao currently serves on the board of directors of Visen Pharmaceuticals, a biopharmaceutical company and Nikang Therapeutics, Inc., a biotechnology company. Dr. Yao received his Ph.D. in Microbiology and Immunology from the University of Iowa and M.S. in Immunology from Anhui Medical University in Anhui, China. Alumis believes Dr. Yao’s significant experience in the biopharmaceutical industry, particularly in autoimmune disease, and his experience serving as a chief executive officer of a publicly traded biotechnology company make him well qualified to serve as a member of the Alumis Board.
Henry O. Gosebruch served as the President, Chief Executive Officer and a member of the board of directors of Neumora Therapeutics, Inc., a publicly traded biopharmaceutical company, from July 2023 to February 2025. Mr. Gosebruch served as executive vice president and chief strategy officer at AbbVie Inc., a global publicly traded biopharmaceutical company, from December 2015 to February 2023. As a member of AbbVie’s Executive Team, he was responsible for corporate strategy, business development and acquisitions, search and evaluation, alliance management, and the company’s corporate strategic venture capital arm, AbbVie Ventures. Prior to joining AbbVie, Mr. Gosebruch spent more than 20 years as a member of J.P. Morgan’s North American M&A Group, most recently as its co-head. Mr. Gosebruch also served on the Audit, Science and Medicine, Compensation and Management Development and Transaction Committees of the Board of Directors of Aptinyx Inc., a publicly traded biopharmaceutical company, from May 2019 to May 2023. Mr. Gosebruch currently serves as a member of the Advisory Board for the Life Sciences & Management Program at the University of Pennsylvania. Mr. Gosebruch received a BSE in Finance from the Wharton School at the University of Pennsylvania, and is a Certified Public Accountant (CPA, inactive) in Illinois. We believe Mr. Gosebruch’s experience in the pharmaceutical industry makes him well qualified to serve as a member of the Alumis Board.
Lynn Tetrault, J.D. currently serves as the Chair of the board of directors of NeoGenomics, Inc., and has been a member of its board of directors since 2015. Ms. Tetrault has also served as a member of the board of directors of Rhythm Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, since 2020. Previously, Ms. Tetrault served in a variety of executive roles at AstraZeneca PLC from 1993 to 2014 including most recently as Executive Vice President of Human Resources and Corporate Affairs from 2007 to 2014. Ms. Tetrault has a B.A. from Princeton University and a J.D. from the University of Virginia Law School. We believe Ms. Tetrault’s decades of experience in the pharmaceutical industry makes her well qualified to serve as a member of the Alumis Board.
Family Relationships
There are no family relationships among any of Alumis’ current directors and executive officers.
Composition of the Board of Directors Following the Merger
The Alumis Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term, the terms of office of the respective classes expiring in successive years. Vacancies on the Alumis Board may only be filled by the affirmative vote of a majority of the remaining directors then in office, and not by Alumis’ stockholders. A director elected by the Alumis Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified or such director’s earlier death, resignation or removal.
Role of Board in Risk Oversight
One of the key functions of the Alumis Board is to oversee Alumis’ risk management process. The Alumis Board does not have a standing risk management committee, but rather administers this oversight function directly through the Alumis Board as a whole, as well as through various standing committees of the Alumis Board that address risks inherent in their respective areas of oversight. In particular, the Alumis Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for Alumis.
The Alumis Board also focuses on emerging risks, as well as risk mitigation strategies. The audit committee of the Alumis Board has the responsibility to consider and discuss, with management and Alumis’ independent auditors, the major financial risk exposures and the steps its management should take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management are undertaken. The audit committee also monitors compliance with legal and regulatory requirements, as well as cyber-security risk, in addition to overseeing Alumis’ internal control over financial reporting and disclosure controls and procedures. The compensation committee of the Alumis Board also assesses and monitors whether any of Alumis’ compensation policies and programs has the potential to encourage excessive risk taking.
Director Independence
Under the listing requirements and rules of The Nasdaq Stock Market LLC (the “Nasdaq Listing Rules”), independent directors must comprise a majority of a listed company’s board of directors within one year of the listing date. In addition, Nasdaq requires that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of the Alumis Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.
It is anticipated that each individual expected to serve on the Alumis Board upon the completion of the Merger, other than Martin Babler, will qualify as an independent director under the Nasdaq Listing Rules.
Committees of Board of Directors Following the Merger
The Alumis Board will continue to have an audit committee, a compensation committee and a nominating and corporate governance committee following the Merger. The composition and responsibilities of each of the committees of the Alumis Board are described below. Members serve on these committees until their resignation or until otherwise determined by the Alumis Board. Each committee has adopted a written charter that satisfies the application rules and regulation of the SEC and the Nasdaq Listing Rules, which Alumis has posted to Alumis’ website at www.alumis.com. The Alumis Board may establish other committees as it deems necessary or appropriate from time to time.
Audit Committee
Following the completion of the Merger, the members of Alumis’ audit committee are expected to continue to be Srinivas Akkaraju, Alan Colowick and Patrick Machado, each of whom satisfies the independence requirements under the Nasdaq Listing Rules and Rule 10A-3(b)(1) of the Exchange Act. The chair of Alumis’ audit committee will continue to be Patrick Machado, who qualifies as an “audit committee financial expert” within the meaning of SEC regulations. Each member of Alumis’ audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the Alumis Board has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.
The primary purpose of the audit committee is to discharge the responsibilities of the Alumis Board with respect to Alumis’ corporate accounting and financial reporting processes, systems of internal control and financial-statement audits, and to oversee Alumis’ independent registered accounting firm. Specific responsibilities of Alumis’ audit committee include:
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helping the Alumis Board oversee its corporate accounting and financial reporting processes;

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managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit Alumis’ financial statements;

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discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, Alumis’ interim and year-end operating results;

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developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

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reviewing related person transactions;

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obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes Alumis’ internal quality control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

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approving, or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee
Following the completion of the Merger, the members of Alumis’ compensation committee are expected to continue to be Alan Colowick, James Tananbaum and Zhengbin Yao. The chair of Alumis’ compensation committee will continue to be Alan Colowick. The Alumis Board has determined that each member of Alumis’ compensation committee is independent under the Nasdaq Listing Rules.
The primary purpose of Alumis’ compensation committee is to discharge the responsibilities of the Alumis Board in overseeing Alumis’ compensation policies, plans and programs and to review and determine the compensation to be paid to Alumis’ executive officers and directors. Specific responsibilities of Alumis’ compensation committee include:
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reviewing and approving the compensation of Alumis’ chief executive officer, other executive officers and senior management;

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reviewing and recommending to the Alumis Board the compensation paid to its directors;

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reviewing and approving the compensation arrangements with Alumis’ executive officers and other senior management;

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administering Alumis’ equity incentive plans and other benefit programs;

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reviewing, adopting, amending and terminating, incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for Alumis’ executive officers and other senior management;

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reviewing, evaluating and recommending to the Alumis Board succession plans for Alumis’ executive officers; and

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reviewing and establishing general policies relating to compensation and benefits of Alumis’ employees, including its overall compensation strategy, including base salary, incentive compensation and equity-based grants, to assure that it promotes stockholder interests and supports its strategic and tactical objectives, and that it provides for appropriate rewards and incentives for its management and employees.

Nominating and Corporate Governance Committee
Following the completion of the Merger, the members of Alumis’ nominating and corporate governance committee are expected to continue to consist of Patrick Machado and Sapna Srivastava. The chair of Alumis’ nominating and corporate governance committee will continue to be Sapna Srivastava. The Alumis Board has determined that each member of the nominating and corporate governance committee is independent under the Nasdaq Listing Rules.
Specific responsibilities of Alumis’ nominating and corporate governance committee include:
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identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the Alumis Board;

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considering and making recommendations to the Alumis Board regarding the composition and chairmanship of the committees of the Alumis Board;

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instituting plans or programs for the continuing education of the Alumis Board and orientation of new directors;

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developing and making recommendations to the Alumis Board regarding corporate governance guidelines and matters; and

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overseeing periodic evaluations of the Alumis Board performance, including committees of the Alumis Board and management.

Code of Business Conduct and Ethics
Following the completion of the Merger, Alumis intends to retain Alumis’ Code of Business Conduct and Ethics that applies to all of Alumis’ employees, officers and directors. This includes Alumis’ principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The full text of Alumis’ Code of Business Conduct and Ethics is posted on its website at www.alumis.com. Alumis intends to disclose on its website any future amendments to its Code of Business Conduct and Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions or its directors from provisions in the Code of Business Conduct and Ethics. Information contained on, or accessible through, Alumis’ website is not a part of this joint proxy statement/prospectus, and the inclusion of Alumis’ website address in this joint proxy statement/prospectus is only an inactive textual reference.
Compensation Committee Interlocks and Insider Participation
Each member of the compensation committee is a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and independent within the meaning of the independent director guidelines of Nasdaq. None of the members of the compensation committee was or is one of Alumis’ officers or employees, and none of Alumis’ executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who is proposed to serve on the Alumis Board or the compensation committee following the completion of the Merger.

ALUMIS EXECUTIVE AND DIRECTOR COMPENSATION
Unless the context otherwise requires, all references in this section to the “Company,” “our,” “us” “we” or “Alumis” refer to Alumis prior to the consummation of the Merger.
Summary Compensation Table
The following table shows for the fiscal years ended 2024 and 2023, compensation awarded to or paid to, or earned by, the Company’s Chief Executive Officer and the next two most highly compensated executive officers who were serving in such capacity as of December 31, 2024.
Name and Principal Position	Fiscal Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Total ($)
Martin Babler President, Chief Executive Officer and Director	2024	605,900	9,748,581	306,738	10,661,218
	2023	516,000	3,889,989	185,760	4,591,749
David Goldstein, Ph.D. Chief Scientific Officer	2024	466,500	2,593,094	184,868	3,244,462
	2023	380,000	543,359	119,700	1,043,059
Roy Hardiman Chief Business and Strategy Officer	2024	444,300	2,596,832	175,541	3,216,673
	2023	380,000	543,359	119,700	1,043,059

(1)
Amounts reflect the aggregate grant date fair value of option awards granted to our named executive officers, computed in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”), Topic 718. Such amounts for 2024 also include the incremental fair value of $161,437, $36,473 and $40,211, for Messrs. Babler, Goldstein and Hardiman, respectively, resulting from the modification of certain stock options on March 29, 2024, which reduced the exercise price of certain outstanding stock options held by Messrs. Babler, Goldstein and Hardiman, to $8.84. The incremental fair value was computed in accordance with FASB ASC Topic 718 as the excess of the fair value of the modified awards over the fair value of the original awards immediately before the modification, based on the assumptions used for financial reporting purposes. The assumptions used in calculating the grant date fair value of the option awards reported in this column are set forth in Note 10 to our audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus.

(2)
The amounts disclosed represent annual performance bonuses. For more information, see the description of the annual performance bonuses in the subsection titled “— Narrative to the Summary Compensation Table — Annual Performance Bonus Opportunity” below.

Narrative to the Summary Compensation Table
Historically, our board of directors has been responsible for overseeing all aspects of our executive compensation programs. In making compensation determinations, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders and a long-term commitment to our company.
Our board of directors has historically determined our executive officers’ compensation and has typically reviewed and discussed management’s proposed compensation with our chief executive officer for all executives other than our chief executive officer. Based on those discussions and its discretion, our board of directors has then approved the compensation of each executive officer.

Annual Base Salary
Base salaries for our executive officers are initially established through arm’s-length negotiations at the time of the executive officer’s hiring, taking into account such named executive officer’s qualifications, experience, the scope of his or her responsibilities and competitive market compensation paid by other companies for similar positions within the industry and geography. Base salaries are reviewed periodically, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.
The 2024 annual base salaries for our named executive officers are set forth in the table below.
Name	2024 Base Salary ($)
Martin Babler(1)	661,000
David Goldstein, Ph.D.(1)	508,600
Roy Hardiman(1)	465,000

(1)
Upon the closing of our initial public offering (“IPO”) on July 1, 2024, Mr. Babler’s base salary increased from $550,800 to $661,000, Dr. Goldstein’s base salary increased from $424,400 to $508,600 and Mr. Hardiman’s base salary increased from $423,600 to $465,000.

Annual Performance Bonus Opportunity
Our executive officers are eligible to earn an annual incentive bonus of up to a percentage of such executive officer’s annual base salary, based on the achievement of pre-established performance objectives determined by our board of directors.
For 2024, each of Mr. Babler, Dr. Goldstein and Mr. Hardiman was eligible to receive a target bonus equal to 55%, 40% and 40% of their base salary, respectively, based on the achievement of certain corporate goals and the respective executive officer’s contributions toward such goals. In February 2025, our board of directors determined that the 2024 corporate goals were achieved at 105%. As a result, our board of directors approved annual performance bonuses for Mr. Babler, Dr. Goldstein and Mr. Hardiman in the amounts of $306,738, $184,868 and $175,541, respectively, as reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.
Equity-Based Incentive Awards
Our equity award program is the primary vehicle for offering long-term incentives to our executive officers. We believe that equity awards provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. To date, we have used stock option grants and RSUs for this purpose because we believe they are an effective means by which to align the long-term interests of our executive officers with those of our stockholders. We believe that our equity awards are an important retention tool for our executive officers, as well as for our other employees. Grants to our executive officers and other employees are made at the discretion of our board of directors and are not made at any specific time period during a year.
March 2024 Option Repricing
On March 29, 2024, our compensation committee approved a stock option repricing (the “Option Repricing”) in which the exercise price of certain outstanding and unexercised options to purchase shares of our common stock under our 2021 Stock Plan (the “2021 Plan”) was reduced to $8.84 per share, the fair market value per share of our common stock on the date of the Option Repricing. The Option Repricing included options granted pursuant to the 2021 Plan that were held by, among others, members of our board of directors and the Company’s named executive officers. After evaluating several alternatives, our compensation committee determined that the Option Repricing was in the best interests of our company and our stockholders and provided the most effective means of retaining and incentivizing our named executive officers while preserving cash resources and without incurring stock dilution from significant additional equity grants.
2024 Option Awards
During the fiscal year ended December 31, 2024, we granted options to each of our named executive officers, as shown in more detail in the “Outstanding Equity Awards at Fiscal Year End” table below.
Outstanding Equity Awards at Fiscal Year End
The following table presents the outstanding equity awards held by each named executive officer as of December 31, 2024.
Name	Grant Date	Option Awards(1)					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price Per Share ($)(2)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
Martin Babler	6/27/2024	—	21,390(3)	21,390	16.00	6/26/2034	—	—
	1/27/2022	106,951(4)	—	28,966	8.84	1/26/2032	—	—
	9/15/2021	380,852(5)	—	120,320	3.83	9/14/2031	—	—
	1/27/2022	534,759(6)	—	276,181	8.84	1/26/2032	—	—
	6/22/2023	263,101(7)	—	158,957	8.84	6/22/2033	—	—
	10/9/2023	107,028(8)	—	75,812	8.84	10/8/2033	—	—
	3/29/2024	241,210(9)	—	241,210	8.84	3/28/2034	—	—
	6/6/2024	245,989(10)	—	245,989	13.32	6/5/2034	—	—
	5/6/2024	—	478,288(11)	478,288	10.19	5/5/2034	—	—
David Goldstein, Ph.D.	1/27/2022	171,122(12)	—	88,378	8.84	1/26/2032	—	—
	1/27/2022	42,780(13)	—	11,587	8.84	1/26/2032	—	—
	6/22/2023	11,978(14)	—	9,046	8.84	6/22/2033	—	—
	10/9/2023	30,642(15)	—	21,705	8.84	10/8/2033	—	—
	6/6/2024	53,475(16)	—	53,475	13.32	6/5/2034	—	—
	5/6/2024	—	206,074(17)	206,074	10.19	5/5/2034	—	—
	9/15/2021	—	—	—	—	—	40,107(18)	315,241.02(19)
Roy Hardiman	1/27/2022	42,780(20)	—	11,587	8.84	1/26/2032	—	—
	1/27/2022	151,871(21)	—	88,378	8.84	1/26/2032	—	—
	6/22/2023	14,973(22)	—	9,047	8.84	6/22/2033	—	—
	10/9/2023	30,642(23)	—	21,705	8.84	10/8/2033	—	—
	6/6/2024	53,475(24)	—	53,475	13.32	6/5/2034	—	—
	5/6/2024	—	206,074(25)	206,074	10.19	5/5/2034	—	—
	9/15/2021	—	—	—	—	—	40,107(26)	315,241.02(27)

(1)
All of the option awards prior to our IPO were granted under the 2021 Plan or our 2024 Performance Option Plan (the “2024 POP”), and all of the option awards following our IPO were granted under our 2024 Equity Incentive Plan (the “2024 Plan”).

(2)
Except for Mr. Babler’s option award with a grant date of September 15, 2021, the exercise price of each of these options granted prior to March 29, 2024 was repriced to $8.84 per share in March 2024, as described in the subsection titled “— Narrative to the Summary Compensation Table — March 2024 Option Repricing.”

(3)
Stock option award vests over a period of four years with 25% of the shares underlying the option vesting on the first anniversary of the June 21, 2024 vesting commencement date and 1/48th of the shares underlying the option vesting on a monthly basis thereafter, subject to continued service through each vesting date.

(4)
Stock option award vests over a period of four years with 25% of the shares underlying the option vesting on the first anniversary of the January 27, 2022 vesting commencement date and 1/48th of the shares underlying the option vesting on a monthly basis thereafter, subject to continued service through each vesting date. The option award includes an early exercise feature.

(5)
Stock option award vests over a period of four years with 25% of the shares underlying the option vesting on the first anniversary of the September 15, 2021 vesting commencement date and 1/48th of the shares underlying the option vesting on a monthly basis thereafter, subject to continued service through each vesting date. The option award includes an early exercise feature.

(6)
Stock option award vests over a period of six years with 1/3rd of the shares underlying the option vesting on the second anniversary of the January 27, 2022 vesting commencement date and 1/48th of the remaining shares underlying the option vesting on a monthly basis thereafter, subject to continued service through each vesting date. The option award includes an early exercise feature.

(7)
Stock option award vests over a period of four years with 25% of the shares underlying the option vesting on the first anniversary of the May 22, 2023 vesting commencement date and 1/48th of the shares underlying the option vesting on a monthly basis thereafter, subject to continued service through each vesting date. The option award includes an early exercise feature.

(8)
Stock option award vests over a period of four years with 25% of the shares underlying the option vesting on the first anniversary of the October 9, 2023 vesting commencement date and 1/48th of the shares underlying the option vesting on a monthly basis thereafter, subject to continued service through each vesting date. The option award includes an early exercise feature.

(9)
Stock option award vests over a period of four years with 25% of the shares underlying the option vesting on the first anniversary of the March 29, 2024 vesting commencement date and 1/48th of the shares underlying the option vesting on a monthly basis thereafter, subject to continued service through each vesting date. The option award includes an early exercise feature.

(10)
Stock option award vests over a period of four years with 25% of the shares underlying the option vesting on the first anniversary of the June 6, 2024 vesting commencement date and 1/48th of the shares underlying the option vesting on a monthly basis thereafter, subject to continued service through each vesting date. The option award includes an early exercise feature.

(11)
Stock option award vests on the first date upon which both the performance-based condition (the “Performance Condition”) and the service-based condition (the “Service Condition”) are satisfied with respect to such shares. The Performance Condition shall be satisfied as to: (i) 1/3 of the shares underlying the option if, on a date prior to the date that is four years following the vesting commencement date, the volume-weighted average price per share of common stock on the Nasdaq Stock Market for a period of 30-consecutive trading days (the “Share Price”) equals or exceeds $46.75 (the “$46.75 Shares”); (ii) 1/3 of shares underlying the option, plus the $46.75 Shares to the extent such shares have not yet satisfied the Performance Condition, if, on a date prior to the date that is five years following the vesting commencement date, the Share Price equals or exceeds $70.125 (the “$70.125 Shares”); and (iii) 1/3 of shares underlying the option, plus the $46.75 Shares and $70.125 Shares, to the extent such shares have not yet satisfied the Performance Condition, if, on a date prior to the date that is six years following the vesting commencement date, the Share Price equals or exceeds $93.50 (the “$93.50

Shares”) (each of (i), (ii) and (iii), a “Performance Target”). The Service Condition will be satisfied as to 1/36th of each of the $46.75 Shares, the $70.125 Shares, and the $93.50 Shares on a monthly basis following the vesting commencement date, in each case subject to the optionholder’s continued service through each such date. The option award includes an early exercise feature and is subject to certain post-termination and acceleration benefits as described above in the subsection titled “— Potential Payments and Benefits upon Termination or Change in Control — POP Options.”
(12)
Stock option award vests over a period of six years with 1/3rd of the shares underlying the option vesting on the second anniversary of the January 27, 2022 vesting commencement date and 1/48th of the remaining shares underlying the option vesting on a monthly basis thereafter, subject to continued service through each vesting date. The option award includes an early exercise feature.

(13)
Stock option award vests over a period of four years with 25% of the shares underlying the option vesting on the first anniversary of the January 27, 2022 vesting commencement date and 1/48th of the shares underlying the option vesting on a monthly basis thereafter, subject to continued service through each vesting date. The option award includes an early exercise feature.

(14)
Stock option award vests over a period of four years with 25% of the shares underlying the option vesting on the first anniversary of the May 22, 2023 vesting commencement date and 1/48th of the shares underlying the option vesting on a monthly basis thereafter, subject to continued service through each vesting date. The option award includes an early exercise feature.

(15)
Stock option award vests over a period of four years with 25% of the shares underlying the option vesting on the first anniversary of the October 9, 2023 vesting commencement date and 1/48th of the shares underlying the option vesting on a monthly basis thereafter, subject to continued service through each vesting date. The option award includes an early exercise feature.

(16)
Stock option award vests over a period of four years with 25% of the shares underlying the option vesting on the first anniversary of the June 6, 2024 vesting commencement date and 1/48th of the shares underlying the option vesting on a monthly basis thereafter, subject to continued service through each vesting date. The option award includes an early exercise feature.

(17)
Stock option award vests on the first date upon which both the performance-based condition (the “Performance Condition”) and the service-based condition (the “Service Condition”) are satisfied with respect to such shares. The Performance Condition shall be satisfied as to: (i) 1/3 of the shares underlying the option if, on a date prior to the date that is four years following the vesting commencement date, the volume-weighted average price per share of common stock on the Nasdaq Stock Market for a period of 30-consecutive trading days (the “Share Price”) equals or exceeds $46.75 (the “$46.75 Shares”); (ii) 1/3 of shares underlying the option, plus the $46.75 Shares to the extent such shares have not yet satisfied the Performance Condition, if, on a date prior to the date that is five years following the vesting commencement date, the Share Price equals or exceeds $70.125 (the “$70.125 Shares”); and (iii) 1/3 of shares underlying the option, plus the $46.75 Shares and $70.125 Shares, to the extent such shares have not yet satisfied the Performance Condition, if, on a date prior to the date that is six years following the vesting commencement date, the Share Price equals or exceeds $93.50 (the “$93.50 Shares”) (each of (i), (ii) and (iii), a “Performance Target”). The Service Condition will be satisfied as to 1/36th of each of the $46.75 Shares, the $70.125 Shares, and the $93.50 Shares on a monthly basis following the vesting commencement date, in each case subject to the optionholder’s continued service through each such date. The option award includes an early exercise feature and is subject to certain post-termination and acceleration benefits as described above in the subsection titled “— Potential Payments and Benefits upon Termination or Change in Control — POP Options.”

(18)
Represents restricted stock obtained on October 22, 2021 upon exercise of an early exercise option. Twenty-five percent of the shares subject to the option vested on September 15, 2022, and 1/36th of the remaining shares subject to the award shall vest monthly in equal installments on the 15th of each month, through September 15, 2025, subject to continued service through each vesting date.

(19)
Amount calculated by multiplying the number of shares shown in the table by $7.86, the closing market price of our common stock on Nasdaq as of December 31, 2024, the last trading day of our fiscal year.

(20)
Stock option award vests over a period of four years with 25% of the shares underlying the option vesting on the first anniversary of the January 27, 2022 vesting commencement date and 1/48th of the shares underlying the option vesting on a monthly basis thereafter, subject to continued service through each vesting date. The option award includes an early exercise feature.
(21)
Stock option award vests over a period of six years with 1/3rd of the shares underlying the option vesting on the second anniversary of the January 27, 2022 vesting commencement date and 1/48th of the remaining shares underlying the option vesting on a monthly basis thereafter, subject to continued service through each vesting date. The option award includes an early exercise feature.

(22)
Stock option award vests over a period of four years with 25% of the shares underlying the option vesting on the first anniversary of the May 22, 2023 vesting commencement date and 1/48th of the shares underlying the option vesting on a monthly basis thereafter, subject to continued service through each vesting date. The option award includes an early exercise feature.

(23)
Stock option award vests over a period of four years with 25% of the shares underlying the option vesting on the first anniversary of the October 9, 2023 vesting commencement date and 1/48th of the shares underlying the option vesting on a monthly basis thereafter, subject to continued service through each vesting date. The option award includes an early exercise feature.

(24)
Stock option award vests over a period of four years with 25% of the shares underlying the option vesting on the first anniversary of the June 6, 2024 vesting commencement date and 1/48th of the shares underlying the option vesting on a monthly basis thereafter, subject to continued service through each vesting date. The option award includes an early exercise feature.

(25)
Stock option award vests on the first date upon which both the performance-based condition (the “Performance Condition”) and the service-based condition (the “Service Condition”) are satisfied with respect to such shares. The Performance Condition shall be satisfied as to: (i) 1/3 of the shares underlying the option if, on a date prior to the date that is four years following the vesting commencement date, the volume-weighted average price per share of common stock on the Nasdaq Stock Market for a period of 30-consecutive trading days (the “Share Price”) equals or exceeds $46.75 (the “$46.75 Shares”); (ii) 1/3 of shares underlying the option, plus the $46.75 Shares to the extent such shares have not yet satisfied the Performance Condition, if, on a date prior to the date that is five years following the vesting commencement date, the Share Price equals or exceeds $70.125 (the “$70.125 Shares”); and (iii) 1/3 of shares underlying the option, plus the $46.75 Shares and $70.125 Shares, to the extent such shares have not yet satisfied the Performance Condition, if, on a date prior to the date that is six years following the vesting commencement date, the Share Price equals or exceeds $93.50 (the “$93.50 Shares”) (each of (i), (ii) and (iii), a “Performance Target”). The Service Condition will be satisfied as to 1/36th of each of the $46.75 Shares, the $70.125 Shares, and the $93.50 Shares on a monthly basis following the vesting commencement date, in each case subject to the optionholder’s continued service through each such date. The option award includes an early exercise feature and is subject to certain post-termination and acceleration benefits as described above in the subsection titled “— Potential Payments and Benefits upon Termination or Change in Control — POP Options.”

(26)
Represents restricted stock obtained on October 20, 2021 upon exercise of an early exercise option. Twenty-five percent of the shares subject to the option vested on September 15, 2022, and 1/36th of the remaining shares subject to the award shall vest monthly in equal installments on the 15th of each month, through September 15, 2025, subject to continued service through each vesting date.

(27)
Amount calculated by multiplying the number of shares shown in the table by $7.86, the closing market price of our common stock on Nasdaq as of December 31, 2024, the last trading day of our fiscal year.

Awards held by our named executive officers may be eligible for accelerated vesting under specified circumstances, as described in more detail below under the subsection titled “— Potential Payments and Benefits upon Termination or Change in Control.”
We may in the future, on an annual basis or otherwise, grant additional equity awards to our executive officers pursuant to our 2024 Plan.
Employment Agreements
Offer Letters
Below are descriptions of our offer letters with our named executive officers. For a discussion of the severance pay and other benefits to be provided in connection with a termination of employment and/or a change in control under the arrangements with our named executive officers, please see the subsection titled “— Potential Payments and Benefits upon Termination or Change in Control.” Each of our named executive officers is employed at will.
Mr. Babler.   In September 2021, we and Mr. Babler entered into an offer letter that governs the terms of Mr. Babler’s employment with us. Pursuant to the agreement, Mr. Babler was entitled to an initial annual base salary of $500,000, was eligible to receive an annual performance bonus with an initial target achievement of 40% of his base salary, as determined by our board of directors, and was granted an option exercisable for 641,711 shares of our Class A common stock (and, following our IPO and the redesignation of our Class A common stock to common stock, our common stock) in September 2021. Mr. Babler’s employment is at will. Mr. Babler is also entitled to certain severance benefits, the terms of which are described below under the subsection titled “— Potential Payments and Benefits upon Termination or Change in Control.”
Dr. Goldstein.   In September 2021, we and Dr. Goldstein entered into an offer letter that governs the terms of Dr. Goldstein’s employment with us. Pursuant to the agreement, Dr. Goldstein was entitled to an initial annual base salary of $360,000, was eligible to receive an annual performance bonus with an initial target achievement of 35% of his base salary, as determined by our board of directors, and was granted an option exercisable for 213,903 shares of our Class A common stock (and, following our IPO and the redesignation of our Class A common stock to common stock, our common stock) in September 2021. Dr. Goldstein’s employment is at will. Dr. Goldstein is also entitled to certain severance benefits, the terms of which are described below under the subsection titled “— Potential Payments and Benefits upon Termination or Change in Control.”
Mr. Hardiman.   In September 2021, we and Mr. Hardiman entered into an offer letter that governs the terms of Mr. Hardiman’s employment with us. Pursuant to the agreement, Mr. Hardiman was entitled to an initial annual base salary of $360,000, was eligible to receive an annual performance bonus with an initial target achievement of 35% of his base salary, as determined by our board of directors, and was granted an option exercisable for 213,903 shares of our Class A common stock (and, following our IPO and the redesignation of our Class A common stock to common stock, our common stock) in September 2021. Mr. Hardiman’s employment is at will. Mr. Hardiman is also entitled to certain severance benefits, the terms of which are described below under the subsection titled “— Potential Payments and Benefits upon Termination or Change in Control.”
Potential Payments and Benefits upon Termination or Change in Control
Regardless of the manner in which a named executive officer’s service terminates, each named executive officer is entitled to receive unpaid salary earned during his term of service.
Mr. Babler.   Pursuant to Mr. Babler’s offer letter, if (a) his employment is terminated without cause (as defined below) or (b) in the event of his constructive termination (as defined below), then Mr. Babler will be entitled to receive severance in the form of (i) continued payments of his then base salary for 12 months, subject to applicable taxes and withholding, (ii) reimbursement for expenses in continuing medical insurance benefits (excluding life insurance) for Mr. Babler and his dependents for up to 12 months and (iii) acceleration of his then-unvested equity grants as to the number of shares underlying such grants that would have been vested as of the first anniversary of the date of his termination, with such acceleration to be effective immediately prior to Mr. Babler’s termination. These severance benefits are conditioned upon Mr. Babler’s delivery of a general release of claims in favor of the company. Further, in the event of a change of control (as defined below), other than an excluded change of control (as defined below), 50% of Mr. Babler’s then-unvested option award for 641,711 shares of our Class A common stock granted in September 2021 shall accelerate and become vested as of immediately prior to the closing of such change of control, provided he is still providing services to us at such time. In addition, if, following a change of control, including an excluded change of control, Mr. Babler is subject to a termination without cause or a constructive termination within 12 months following such change of control, then 100% of his then-unvested option award for 641,711 shares of our Class A common stock granted in September 2021 shall accelerate and become fully vested as of the termination date, conditioned upon Mr. Babler’s delivery of a general release of claims in favor of the Company.

Dr. Goldstein.   Pursuant to Dr. Goldstein’s offer letter, if (a) his employment is terminated involuntarily without cause (as defined below) or (b) in the event of his constructive termination (as defined below), then Dr. Goldstein will be entitled to receive severance in the form of (i) continued payments of his then base salary for 9 months, subject to applicable taxes and withholding, (ii) reimbursement for expenses in continuing medical insurance benefits (excluding life insurance) for Dr. Goldstein and his dependents for up to 9 months and (iii) acceleration of his then-unvested equity grants as to the number of shares underlying such grants that would have been vested as of the first anniversary of the date of his termination, with such acceleration to be effective immediately prior to Dr. Goldstein’s termination. These severance benefits are conditioned upon Dr. Goldstein’s delivery of a general release of claims in favor of the company. Further, in the event of a change of control (as defined below), other than an excluded change of control (as defined below), 50% of Dr. Goldstein’s then-unvested option award for 213,903 shares of our Class A common stock granted in September 2021 shall accelerate and become vested as of immediately prior to the closing of such change of control, provided he is still providing services to us at such time. In addition, if, following a change of control, including an excluded change of control, Dr. Goldstein is subject to a termination without cause or a constructive termination within 12 months following such change of control, then 100% of his then-unvested option award for 213,903 shares of our Class A common stock granted in September 2021 shall accelerate and become fully vested as of the termination date, conditioned upon Dr. Goldstein’s delivery of a general release of claims in favor of the Company.
Mr. Hardiman.   Pursuant to Mr. Hardiman’s offer letter, if (a) his employment is terminated involuntarily without cause (as defined below) or (b) in the event of his constructive termination (as defined below), then Mr. Hardiman will be entitled to receive severance in the form of (i) continued payments of his then base salary for 9 months, subject to applicable taxes and withholding, (ii) reimbursement for expenses in continuing medical insurance benefits (excluding life insurance) for Mr. Hardiman and his dependents for up to 9 months and (iii) acceleration of his then-unvested equity grants as to the number of shares underlying such grants that would have been vested as of the first anniversary of the date of his termination, with such acceleration to be effective immediately prior to Mr. Hardiman’s termination. These severance benefits are conditioned upon Mr. Hardiman’s delivery of a general release of claims in favor of the company. Further, in the event of a change of control (as defined below), other than an excluded change of control (as defined below), 50% of Mr. Hardiman’s then-unvested option award for 213,903 shares of our Class A common stock granted in September 2021 shall accelerate and become vested as of immediately prior to the closing of such change of control, provided he is still providing services to us at such time. In addition, if, following a change of control, including an excluded change of control, Mr. Hardiman is subject to a termination without cause or a constructive termination within 12 months following such change of control, then 100% of his then-unvested option award for 213,903 shares of our Class A common stock granted in September 2021 shall accelerate and become fully vested as of the termination date, conditioned upon Mr. Hardiman’s delivery of a general release of claims in favor of the Company.
In addition to the above, upon a change of control (as defined below) 50% of the then-unvested options held by each of Mr. Babler, Dr. Goldstein, and Mr. Hardiman will accelerate, and 100% of the then-unvested and outstanding options will accelerate upon a termination within 12 months following a change of control.
POP Options
Certain benefits apply to the options granted on May 6, 2024, to each of Mr. Babler, Dr. Goldstein and Mr. Hardiman, (the “POP Options”) under our 2024 POP. If the officer voluntarily resigns, the POP Options that have satisfied the service condition at the time of termination will remain outstanding and be eligible to vest for one year post-termination if the performance condition(s) with respect to such options are satisfied during the one year post-termination period. If the officer is terminated without cause or by constructive termination (as defined in the 2024 POP), the POP Options that have satisfied the service condition at the time of termination will remain outstanding and be eligible to vest for two years post-termination if the performance condition(s) with respect to such shares are satisfied during the two years post-termination period.
Upon a change in control (as defined in the 2024 POP), with respect to any portion of the performance condition(s) not yet satisfied, if the value of the property expected to be received by our stockholders as a result of such change in control equals or exceeds the applicable share price performance target, a number of shares subject to the POP Options will satisfy the performance condition with respect to such share price performance target as of immediately prior to the change in control.
Additionally, the service condition will be satisfied with respect to 100% of the POP Options immediately prior to a change in control if the officer (i) remains in continuous service through the change in control or (ii) is terminated without cause or by constructive termination prior to a change in control and the change in control occurs within one year following such termination. If the officer is terminated without cause or by constructive termination outside of a change in control, the service-based vesting condition will be satisfied as to an additional 1/3 of shares subject to each of the share price performance targets (see the subsection titled “— Outstanding Equity Awards at Fiscal Year End”).
For the purposes of Mr. Babler’s, Dr. Goldstein’s and Mr. Hardiman’s severance benefits, other than with respect to the POP Options, the following definitions apply:
•
“cause” means the officer’s separation by us for any of the following reasons: (i) the officer’s willful or gross neglect and material failure to perform his or her duties and responsibilities to us, including but not limited to a failure to cooperate with us in any investigation or formal proceeding; (ii) the officer’s commission of any act of fraud, embezzlement, dishonesty or any other intentional misconduct in connection with the officer’s responsibilities as an employee that is materially injurious to us; (iii) the unauthorized use or disclosure by the officer of any of our proprietary information or trade secrets or any other party to whom the officer owes an obligation of nondisclosure as a result of the officer’s relationship with us; (iv) the officer is convicted of, or enters a no contest plea to, a felony; or (v) the officer’s breach of any of the officer’s material obligations under any policy, written agreement or covenant with us (including the officer’s offer letter). A termination of employment under subparts (i), (iii) and (v) shall not be deemed cause unless the officer has first been given specific written notice of subpart and facts relied upon and thirty days to cure. The determination as to whether the officer is being terminated for cause, and whether the officer has cured any such actions or inactions during any thirty-day cure period with respect to subparts (i), (iii) and (v) and with respect to subpart (v) whether such breach is capable of being cured, shall be made in good faith by our board of directors.

•
“change of control” means (i) the date any non-affiliated “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then outstanding voting securities, other than pursuant to a sale by us of our securities in a transaction or series of related transactions the primary purpose of which is to raise capital for us; (ii) the date of the consummation of our merger or consolidation with any other corporation that has been approved by our stockholders, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by our voting securities or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the date of the consummation of our sale or disposition of all or substantially all of our assets.

•
“constructive termination” means the officer’s separation as the result of resignation for any of the following, except as otherwise agreed in writing by the officer: (i) a material reduction in the officer’s job duties, position and responsibilities, taken as a whole, other than in connection with an excluded change of control; (ii) we require the officer to relocate to a facility or location more than 35 miles from the primary location at which the officer was working for us immediately before the required change of location; (iii) any reduction of the officer’s base salary in effect immediately prior to such reduction (other than as part of an across-the-board, proportional reduction), or (iv) we materially breach the terms of the officer’s offer letter. In the event of the occurrence of a condition listed above, the officer must provide notice to us within 60 days of the occurrence of a condition listed above and allow us 30 days after the officer’s delivery of notice to cure such condition. Additionally, in the event we fail to cure the condition within the cure period provided, the officer must terminate employment with us within 10 days of the end of the cure period.

•
“excluded change of control” means (i) a change of control involving any transaction with Aclaris Therapeutics Inc. or (ii) a change of control with a special purpose acquisition company formed by, or affiliated with, Foresite Capital Management or its affiliated funds within 12 months of the officer’s start date.

Pension Benefits
Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during the year ended December 31, 2024.
Nonqualified Deferred Compensation
Our named executive officers did not participate in, or earn any benefits under, a non-qualified deferred compensation plan sponsored by us during the year ended December 31, 2024.
Other Compensation and Benefits
All of our current named executive officers are eligible to participate in our employee benefit plans, in each case on the same basis as all of our other employees. These employee benefit plans include medical, dental, vision, disability, employee assistance, life, accidental death and dismemberment insurance plans. We pay the premiums for the medical, dental, vision, life and accidental death and dismemberment insurance for all of our employees, including our named executive officers. We generally do not provide perquisites or personal benefits to our named executive officers. In addition, we provide the opportunity to participate in a 401(k) plan to our employees, including each of our named executive officers, as discussed in the subsection titled “— 401(k) Plan” below.
401(k) Plan
Our named executive officers are eligible to participate in our defined contribution retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may elect to defer up to 15% of their eligible compensation into the plan on a pretax or after tax basis, up to annual limits prescribed by the Code.
Compensation Recovery (“Clawback”) Policy
In June 2024, our board of directors adopted a compensation recovery policy in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable Nasdaq rules, a copy of which was filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Emerging Growth Company Status
We became a public company in July 2024 and we are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this joint proxy statement/prospectus the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, including certain executive compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Exchange Act. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an emerging growth company until the earliest of (i) December 31, 2029, (ii) the last day of the first fiscal year in which our annual gross revenue is $1.235 billion or more, (iii) the date on which we have, during the previous rolling three-year period, issued more than $1.235 billion in non-convertible debt securities, or (iv) the date on which we are deemed to be a “large accelerated filer” as defined in the Exchange Act.
Non-Employee Director Compensation
The following table presents the compensation awarded to or earned by or paid to all individuals who served as non-employee directors during the year ended December 31, 2024. Dr. Colowick and Dr. Tananbaum voluntarily waived all compensation for their service as a director during the year ended December 31, 2024. Mr. Babler, our President and Chief Executive Officer, is also a member of our board of directors but did not receive any additional compensation for his service as a director. The compensation of Mr. Babler is set forth in the subsection titled “— Summary Compensation Table” above.
Name	Fees Earned or Paid in Cash ($)	Option Awards(2)(3) ($)	Total ($)
Srinivas Akkaraju, Ph.D.	25,549	—	25,549
Julian Baker(1)	—	—	—
Alan B. Colowick, M.D., M.P.H.	—	—	—
Richard Gaster, M.D.(1)	—	—	—
Patrick Machado, J.D.	33,214	499,619	532,833
Sapna Srivastava, Ph.D.	25,549	381,522	407,071
James B. Tananbaum, M.D.	—	—	—
Zhengbin Yao, Ph.D.	24,272	408,074	432,346

(1)
Mr. Baker and Dr. Gaster each resigned from our board of directors effective June 7, 2024.

(2)
The amounts reported in this column reflect the aggregate grant date fair value of the stock options granted to the non-employee director during 2024, computed in accordance with FASB ASC, Topic 718, and do not reflect dollar amounts actually received by the non-employee director or the economic value that may be received by the non-employee director upon stock option exercise or any sale of the underlying shares of common stock.

(3)
The table below sets forth the aggregate number of shares subject to outstanding stock options, as of December 31, 2024, beneficially owned by each of our non-employee directors for the year ended December 31, 2024.

Name	Number of Shares Underlying Outstanding Options as of December 31, 2024
Srinivas Akkaraju, Ph.D.	—
Julian Baker	—
Alan B. Colowick, M.D., M.P.H.	—
Richard Gaster, M.D.	—
Patrick Machado, J.D.	38,000
Sapna Srivastava, Ph.D.	58,823
James B. Tananbaum, M.D.	—
Zhengbin Yao, Ph.D.	35,294
Our board of directors adopted a non-employee director compensation policy effective February 2025 that is applicable to all of our non-employee directors. This compensation policy provides that each such non-employee director will receive the following compensation for service on our board of directors:
•
an annual cash retainer of $40,000 (plus an additional $30,000 for the non-executive chair of our board of directors);

•
an additional annual cash retainer of $10,000, $7,500 and $5,000 for service as a member of the audit committee, compensation committee and the nominating and corporate governance committee, respectively;

•
an additional annual cash retainer of $20,000, $15,000 and $10,000 for service as chair (in lieu of the additional annual cash retainer or services as a member) of the audit committee, compensation committee and the nominating and corporate governance committee, respectively;

•
an initial option grant to purchase 52,000 shares of our common stock on the date of each such non-employee director’s appointment to our board of directors; and

•
an annual option grant to purchase 26,000 shares of our common stock on the date of each of our annual stockholder meetings.

Each of the option grants described above under the non-employee director compensation policy will be granted under our 2024 Plan. Each initial option grant will vest over a three-year period, with 1/36th of the shares vesting in equal monthly installments following the date of grant, such that the option is fully vested on the third anniversary of the date of grant, subject to the director’s continuous service to us through each such vesting date, and will vest upon a Change in Control (as defined in the 2024 Plan), subject to the director’s continuous service to us through such date. Each annual option grant will vest and become exercisable subject to the director’s continuous service to us through the earlier of the first anniversary of the date of grant or the next annual stockholder meeting. The term of each option will be 10 years, subject to earlier termination as provided in the 2024 Plan.
We have reimbursed and will continue to reimburse all of our non-employee directors for their reasonable out-of-pocket expenses incurred in attending board of directors and committee meetings.
Equity Compensation Plan Information
The following table shows certain information with respect to all of our equity compensation plans in effect as of December 31, 2024.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options(1) (a)	Weighted-Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)(2) (c)
Equity compensation plans approved by stockholders	9,458,788	$9.71	6,986,317
Equity compensation plans not approved by stockholders	—	—	—
Total	9,458,788	$9.71	6,896,317

(1)
Consists of outstanding awards under the 2021 Plan, the 2024 POP and the 2024 Plan. Excludes purchase rights accruing under the 2024 Employee Stock Purchase Plan (the “2024 ESPP”). Each offering under our 2024 ESPP consists of one six-month purchase period, and eligible employees may purchase shares of our common stock at a price equal to 85% of the fair market value of our common stock on the first or last day of the offering period, whichever is lower. In December 2024, the Company’s board of directors approved the grant of purchase rights under an offering period beginning on January 24, 2025.

(2)
As of December 31, 2024, 6,986,317 shares of common stock remained available for future issuance under the 2024 Plan, and the 2024 POP. Excludes 650,000 shares of common stock available for future issuance under the 2024 ESPP as of December 31, 2024. The number of shares remaining available for future issuance under the 2024 Plan automatically increases on January 1st each year, through and including January 1, 2034, in an amount equal to 5% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, or a lesser number of shares as determined by our board of directors prior to January 1st of a given year. On January 1, 2025, the number of shares available for issuance under the 2024 Plan automatically increased by 2,720,366 shares of our common stock. The number of shares remaining available for future issuance under the 2024 ESPP automatically increases on January 1st of each year through and including January 1, 2034, in an amount equal to the least of (i) 1% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, (ii) 1,950,000 shares of our common stock, or (iii) a number of shares as determined by our board of directors prior to January 1st of a given year. On January 1, 2025, the number of shares available for issuance under the 2024 ESPP automatically increased by 544,073 shares of our common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF THE COMBINED COMPANY
Alumis Related Party Transactions
The following includes a summary of transactions since January 1, 2022 and any currently proposed transactions to which Alumis has been or is to be a party in which the amount involved exceeded or will exceed the lesser of $120,000 and 1% of Alumis’ total assets, and in which any of its directors, executive officers or, to its knowledge, beneficial owners of more than 5% of its capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under the section titled “Alumis Executive and Director Compensation.” Alumis also describes below certain other transactions with its directors, executive officers and stockholders.
Voting and Support Agreements
Concurrently with the execution of the Merger Agreement, certain entities affiliated with Foresite Capital Management, certain entities affiliated with AyurMaya Capital Management Fund, Samsara BioCapital, and Martin Babler, who collectively hold approximately 62% of the outstanding Alumis capital stock, entered into voting and support agreements, providing among other things, that such stockholders will vote all of their shares of Alumis capital stock in favor of adopting the Merger Agreement and approving the Alumis share issuance proposal.
Foresite Labs Services Agreement
In January 2021, Alumis entered into a services agreement with Foresite Labs, an entity affiliated with Foresite Capital Management, a holder of more than 5% of Alumis’ outstanding capital stock, which was amended on August 24, 2021 and further amended on December 22, 2023, and expires in December 2026, unless terminated earlier by the parties, pursuant to which Foresite Labs provides Alumis with data and analytics services and other scientific support. Foresite Labs invoices Alumis for the services quarterly in advance based on a mutually agreed service fee estimate, which is reconciled at the end of each quarter. For the year ended December 31, 2024, Alumis recognized $0.9 million as research and development expenses under the service agreement. Accrued expenses under the service agreement were zero as of December 31, 2024.
Series B and Series B-1 Redeemable Convertible Preferred Stock Financing
In multiple closings between December 2021 and January 2022, Alumis issued and sold an aggregate of 40,200,000 shares of its Series B redeemable convertible preferred stock at a purchase price of $5.00 per share, resulting in aggregate gross proceeds of $201.0 million. In December 2021, upon the occurrence of a qualified financing, the convertible notes automatically converted into 9,760,088 shares of Alumis’ Series B-1 redeemable convertible preferred stock at a conversion price of $4.00 per share, which was equal to 80% of the cash issuance price of Alumis’ Series B redeemable convertible preferred stock, resulting in the cancelation of indebtedness of $39.0 million.
The following table summarizes the Series B and Series B-1 redeemable convertible preferred stock purchased by holders of more than 5% of Alumis’ capital stock and entities affiliated with Alumis’ executive officers and members of the Alumis Board.
Participants(1)	Shares of Series B Redeemable Convertible Preferred Stock (#)	Shares of Series B-1 Redeemable Convertible Preferred Stock (#)	Aggregate Proceeds ($)
AyurMaya Capital Management Fund, LP(2)	20,000,000	—	100,000,000.00
Entities affiliated with BBA(3)	20,000,000	—	100,000,000.00
Entities affiliated with Foresite Capital Management(4)	—	9,760,088	39,040,356.18

(1)
Additional details regarding these stockholders and their equity holdings are included in this joint proxy statement/prospectus under the section titled “Principal Stockholders of Alumis.”

(2)
Alan Colowick, M.D., M.P.H., a member of the Alumis Board, is Managing Director of Matrix Capital Management Company, an affiliate of AyurMaya Capital Management Fund LP, a holder of greater than 5% of Alumis’ capital stock. Immediately prior to the closing of Alumis’ IPO, all shares of Alumis’ Series B redeemable convertible preferred stock held by AyurMaya Capital Management Fund, LP converted into 4,278,074 shares of Alumis’ common stock.

(3)
Consists of (i) 18,506,264 shares of Series B redeemable convertible preferred stock issued to Baker Brothers Life Sciences, L.P. (BBA) and (ii) 1,493,736 shares of Series B redeemable convertible preferred stock issued to 667, L.P. (together with BBA, the BBA Funds). Julian C. Baker, a former member of the Alumis Board who resigned from the Alumis Board in June 2024, is a Managing Partner of BBA, the management company and investment adviser to the BBA Funds. The BBA Funds beneficially own more than 5% of Alumis’ outstanding capital stock. Immediately prior to the closing of Alumis’ IPO, all shares of Alumis’ Series B redeemable convertible preferred stock held by the BBA Funds converted into 4,278,074 shares of Alumis’ non-voting common stock.

(4)
Consists of (i) 2,618,356 shares of Series B-1 redeemable convertible preferred stock issued to Foresite Capital Fund V, L.P., (ii) 2,618,356 shares of Series B-1 redeemable convertible preferred stock issued to Foresite Capital Opportunity Fund V, L.P., and (iii) 4,523,376 shares of Series B-1 redeemable convertible preferred stock issued to Foresite Labs Fund I, L.P. Entities affiliated with Foresite Capital Management beneficially own more than 5% of Alumis’ outstanding capital stock. James B. Tananbaum, M.D., a member of the Alumis Board, is President, Chief Executive Officer and a director of Foresite Capital Management. Immediately prior to the closing of Alumis’ IPO, all shares of Alumis’ Series B-1 redeemable convertible preferred stock held by entities affiliated with Foresite Capital Management converted into 2,087,719 shares of Alumis’ common stock.

Series B-2 and Series B-2A Convertible Preferred Stock Financing
In May 2023 and October 2023, Alumis issued and sold an aggregate of 14,943,510 shares of its Series B-2 redeemable convertible preferred stock at a purchase price of $5.00 per share. Alumis also sold an aggregate of 3,056,490 shares of its Series B-2A redeemable convertible preferred stock at a price of $5.00 per share. The aggregate proceeds for the Series B-2 and Series B-2A redeemable convertible preferred shares were $90,000,000.00.
The following table summarizes the Series B-2 and Series B-2A convertible preferred stock purchased by holders of more than 5% of Alumis’ capital stock and entities affiliated with its executive officers and members of the Alumis Board.
Participants(1)	Shares of Series B-2 Redeemable Convertible Preferred Stock (#)	Shares of Series B-2A Redeemable Convertible Preferred Stock (#)	Aggregate Proceeds ($)
AyurMaya Capital Management Fund, LP(2)	4,058,829	1,277,660	26,682,445.00
Entities affiliated with BBA(3)	3,557,659	1,778,830	26,682,445.00
Entities affiliated with Foresite Capital Management(4)	7,273,658	—	36,368,290.00

(1)
Additional details regarding these stockholders and their equity holdings are included in this joint proxy statement/prospectus under the section titled “Principal Stockholders of Alumis.”

(2)
Alan Colowick, M.D., M.P.H., a member of the Alumis Board, is Managing Director of Matrix Capital Management Company, an affiliate of AyurMaya Capital Management Fund LP, a holder of greater than 5% of Alumis’ capital stock. Note that AyurMaya Capital Management Fund, LP later converted its Series B-2A redeemable convertible preferred stock into Series B-2 redeemable convertible preferred stock in July 2023. Immediately prior to the closing of Alumis’ IPO, all shares of

Alumis’ Series B-2 redeemable convertible preferred stock held by AyurMaya Capital Management Fund, LP converted into 1,141,494 shares of Alumis’ common stock.
(3)
Consists of (i) 3,263,415 shares of Alumis’ Series B-2 redeemable convertible preferred stock and 1,631,708 shares of Alumis’ Series B-2A redeemable convertible preferred stock issued to BBA and (ii) 294,244 shares of Alumis’ Series B-2 redeemable convertible preferred stock and 147,122 shares of Alumis’ Series B-2A redeemable convertible preferred stock issued to 667, L.P. Julian C. Baker, a former member of the Alumis Board who resigned from the Alumis Board in June 2024, is a Managing Partner of BBA, the management company and investment adviser to the BBA Funds. The BBA Funds beneficially own more than 5% of Alumis’ outstanding capital stock. Immediately prior to the closing of Alumis’ IPO, all shares of Alumis’ Series B-2 and Series B-2A redeemable convertible preferred stock held by the BBA Funds converted into 1,141,492 shares of Alumis’ non-voting common stock.

(4)
Consists of (i) 2,909,464 shares of Alumis’ Series B-2 redeemable convertible preferred stock issued to Foresite Capital Fund V, L.P., (ii) 1,454,731 shares of Alumis’ Series B-2 redeemable convertible preferred stock issued to Foresite Capital Opportunity Fund V, L.P., (iii) 1,454,732 shares of Alumis’ Series B-2 redeemable convertible preferred stock issued to Foresite Labs Fund I, L.P., and (iv) 1,454,731 shares of Alumis’ Series B-2 redeemable convertible preferred stock issued to Foresite Capital Fund VI, L.P. Entities affiliated with Foresite Capital Management beneficially own more than 5% of Alumis’ outstanding capital stock. James B. Tananbaum, M.D., a member of the Alumis Board, is President, Chief Executive Officer and a director of Foresite Capital Management. Immediately prior to the closing of Alumis’ IPO, all shares of Alumis’ Series B-2 redeemable convertible preferred stock held by entities affiliated with Foresite Capital Management converted into 1,555,860 shares of Alumis’ common stock.

Series C and Series C-1 Convertible Preferred Stock Financing
In March and May 2024, Alumis issued and sold an aggregate of 82,529,783 shares of Alumis’ Series C redeemable convertible preferred stock at a purchase price of $3.13826 per share. The aggregate proceeds for the Series C redeemable convertible preferred shares were $258,999,917.04.
The following table summarizes the Series C and Series C-1 convertible preferred stock purchased by holders of more than 5% of Alumis’ capital stock and entities affiliated with Alumis’ executive officers and members of the Alumis Board.
Participants(1)	Shares of Series C Redeemable Convertible Preferred Stock (#)	Shares of Series C-1 Redeemable Convertible Preferred Stock (#)	Aggregate Proceeds ($)
AyurMaya Capital Management Fund, LP(2)	12,745,916	—	39,999,998.36
Entities affiliated with BBA(3)	8,252,980	—	25,899,997.04
Entities affiliated with Foresite Capital Management(4)	19,118,870	—	59,999,985.00
Samsara BioCapital, LP(5)	7,966,196	—	24,999,994.26
venBio Global Strategic Fund IV, L.P.(6)	9,559,436	—	29,999,995.64

(1)
Additional details regarding these stockholders and their equity holdings are included in this joint proxy statement/prospectus under the section titled “Principal Stockholders of Alumis.”

(2)
Alan Colowick, M.D., M.P.H., a member of the Alumis Board, is Managing Director of Matrix Capital Management Company, an affiliate of AyurMaya Capital Management Fund LP, a holder of greater than 5% of Alumis’ capital stock. Immediately prior to the closing of Alumis’ IPO, all shares of Alumis’ Series C redeemable convertible preferred stock held by AyurMaya Capital Management Fund, LP converted into 2,726,398 shares of Alumis’ common stock.

(3)
Consists of (i) 7,573,328 shares of Alumis’ Series C redeemable convertible preferred stock issued to BBA and (ii) 679,652 shares of Alumis’ Series C redeemable convertible preferred stock issued to 667, L.P. The BBA Funds beneficially own more than 5% of Alumis’ outstanding capital stock. Immediately prior to the closing of Alumis’ IPO, all shares of Alumis’ Series C redeemable convertible preferred stock held by entities affiliated with BBA converted into 1,765,342 shares of Alumis’ non-voting common stock.
(4)
Consists of (i) 4,779,718 shares of Alumis’ Series C redeemable convertible preferred stock issued to Foresite Capital Fund V, L.P., (ii) 3,186,478 shares of Alumis’ Series C redeemable convertible preferred stock issued to Foresite Capital Opportunity Fund V, L.P., (iii) 3,186,478 shares of Alumis’ Series C redeemable convertible preferred stock issued to Foresite Labs Fund I, L.P., and (iv) 7,966,196 shares of Alumis’ Series C redeemable convertible preferred stock issued to Foresite Capital Fund VI, L.P. Entities affiliated with Foresite Capital Management beneficially own more than 5% of Alumis’ outstanding capital stock. James B. Tananbaum, M.D., a member of the Alumis Board, is President, Chief Executive Officer and a director of Foresite Capital Management. Immediately prior to the closing of Alumis’ IPO, all shares of Alumis’ Series C redeemable convertible preferred stock held by entities affiliated with Foresite Capital Management converted into 4,089,592 shares of Alumis’ common stock.

(5)
Srinivas Akkaraju, M.D., Ph.D., a member of the Alumis Board, is the managing member of Samsara BioCapital, LP. Immediately prior to the closing of the Alumis IPO, all shares of Alumis’ Series C redeemable convertible preferred stock held by Samsara BioCapital, LP converted into 1,703,998 shares of Alumis’ common stock.

(6)
Richard Gaster, M.D., Ph.D., a former member of the Alumis Board who resigned from the Alumis Board in June 2024, is a managing partner of venBio Partners LLC. Immediately prior to the closing of Alumis’ IPO, all shares of Alumis’ Series C redeemable convertible preferred stock held by venBio Global Strategic Fund IV, L.P. converted into 2,044,798 shares of Alumis’ common stock.

Concurrent Private Placement
In July 2024, Alumis sold an aggregate of 13,125,000 shares of its common stock at a price to the public of $16.00 per share in its initial public offering. In connection with Alumis’ initial public offering, AyurMaya Capital Management Fund, LP (“AyurMaya”), an existing holder of more than 5% of Alumis’ capital stock, which is affiliated with one of its directors, agreed to purchase $40.0 million in shares of its common stock at the initial public offering price per share, in a private placement transaction (the “Concurrent Private Placement”). The sale of shares of Alumis’ common stock in the Concurrent Private Placement to AyurMaya was not registered under the Securities Act, and as such, the shares may not be offered or sold absent registration or an applicable exemption from registration.
Investors’ Rights Agreement
Alumis is party to an amended and restated investors’ rights agreement with, among others, holders of more than 5% of its capital stock and entities with which certain of its directors are affiliated. Certain of the holders of Alumis common stock are entitled to rights with respect to the registration of their shares under the Securities Act, subject to certain exceptions. The investors’ rights agreement also provided for a right of first refusal in favor of certain holders of redeemable convertible preferred stock with regard to certain issuances of Alumis’ capital stock. The right of first refusal terminated upon the consummation of Alumis’ IPO.
Employment Agreements and Stock Option Grants to Directors and Executive Officers
Alumis has entered into employment agreements with certain of its named executive officers and granted stock options to its named executive officers and certain of its directors, as more fully described in the section titled “Alumis Executive and Director Compensation.”
Limitations on Liability and Indemnification Agreements
Alumis’ amended and restated certificate of incorporation contains provisions limiting the liability of directors, and its amended and restated bylaws provides that it will indemnify each of its directors and officers to the fullest extent permitted under Delaware law. Alumis’ amended and restated certificate of incorporation and amended and restated bylaws will also provide the Alumis Board with discretion to indemnify Alumis’ employees and other agents when determined appropriate by the Alumis Board. In addition, Alumis has entered into an indemnification agreement with each of its directors and executive officers, which will require it to indemnify them. These agreements provide, among other things, that Alumis will indemnify its executive officer or director, under the circumstances and to the extent provided for in the indemnification agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Alumis, and otherwise to the fullest extent permitted under Delaware law and Alumis’ amended and restated bylaws.
Related Person Transactions Policy and Procedures
Alumis has adopted a written policy that its executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of its common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with Alumis without the approval or ratification of its audit committee (or, where audit committee approval would be inappropriate, to another independent body of the Alumis Board). Any request for Alumis to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of its common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 (or, if less, 1% of the average of Alumis’ total assets in a fiscal year) and such person would have a direct or indirect interest, must be presented to its audit committee for review, consideration and approval or ratification.
Under the policy, where a transaction has been identified as a related person transaction, management must present information regarding the proposed related person transaction to Alumis’ audit committee (or, where audit committee approval would be inappropriate, to another independent body of the Alumis Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts (including the proposed aggregate value), the interests, direct and indirect, of the related persons, the benefits to Alumis of the transaction, the availability of other sources of comparable products or services, an assessment of whether the proposed related person transaction is on terms that are comparable to the terms available to or from, as the case maybe, an unrelated third party, and management’s recommendation.
To identify related person transactions in advance, Alumis relies on information supplied by its executive officers, directors and certain significant stockholders. In approving or rejecting any proposed related person transaction, its audit committee considers all relevant available facts and circumstances, including, but not limited to (a) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, (b) the risks, costs and benefits to Alumis, (c) the extent of the related person’s interest in the transaction, including, without limitation, the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, and (d) the availability of other sources for comparable services or products. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval or ratification. The policy requires that, in determining whether to approve, ratify or reject a related person transaction, Alumis’ audit committee approves only those related person transactions that, in light of known circumstances, are in, or are not inconsistent with, its best interests and the best interests of its stockholders, as the audit committee determines in the good faith exercise of its discretion.
ACELYRIN Related Party Transactions
Information regarding transactions with related persons of ACELYRIN is contained in ACELYRIN’s Definitive Proxy Statement for its 2024 Annual Meeting of Stockholders, filed with the SEC on April 22, 2024, in the section titled “Related Person Transactions Policy and Procedures” which is incorporated by reference into this joint proxy statement/prospectus, and is further supplemented below.
Voting and Support Agreements
Concurrently with the execution of the Merger Agreement, certain entities affiliated with Westlake Village BioPartners, certain entities affiliated with AyurMaya Capital Management, certain entities affiliated with Access Industries, Beth Seidenberg, Dan Becker and Mina Kim, who collectively hold approximately

24% of the outstanding ACELYRIN capital stock, entered into voting and support agreements, providing, among other things, that such stockholders will vote all of their shares of ACELYRIN capital stock in favor of adopting the Merger Agreement and approving the ACELYRIN merger proposal.

PRINCIPAL STOCKHOLDERS OF ALUMIS
For purposes of this section only, “Alumis,” “the Company,” “we,” “us” or “our” refer to Alumis, unless the context otherwise requires.
The following table sets forth information regarding beneficial ownership of our capital stock as of April 1, 2025 by:
•
each person, or group of affiliated persons, known by us to beneficially own more than 5% of its common stock;

•
each of our directors;

•
each of our named executive officers; and

•
all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 47,222,419 shares of our common stock and 7,184,908 shares of our non-voting common stock outstanding as of December 31, 2024. We have deemed the number of shares of common stock that a person has the right to acquire within 60 days after the date of this table (which includes the number of shares of non-voting common stock owned by such person to the extent they can be converted to common stock within 60 days after the date of this table), to be outstanding and to be beneficially owned by the person for the purpose of computing the percentage ownership of that person. We do not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
The table below does not reflect 7,184,908 shares of non-voting common stock held by affiliated holders subject to an ownership limitation in our amended and restated certificate of incorporate that prevents the conversion of such shares if, upon conversion, the converting holder and its affiliates would beneficially own in the aggregate, directly or indirectly, shares of voting common stock in excess of 4.99% of all shares outstanding at such time. The restriction can be waived by the holders upon 61 days’ prior written notice to us.
Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Alumis Inc., 280 East Grand Avenue, South San Francisco, CA 94080.
	Voting Common Stock
Name of Beneficial Owner	Number of Shares Beneficially Owned	% of Total Voting Power
Greater than 5% Stockholders:
AyurMaya Capital Management Fund, LP(1)	10,645,966	22.5%
Entities affiliated with Foresite Capital Management(2)	15,152,954	32.1%
Samsara BioCapital, L.P.(3)	3,266,498	6.9%
venBio Global Strategic Fund IV, L.P.(4)	2,826,048	6.0%
Directors and Named Executive Officers:
Martin Babler(5)	2,464,632	5.0%
David Goldstein, Ph.D.(6)	732,968	1.5%
Roy Hardiman(7)	681,633	1.4%
Alan Colowick, M.D., M.P.H.(1)	10,662,070	22.6%
Sapna Srivastava, Ph.D.(8)	29,946	*
James B. Tananbaum, M.D.(2)	15,152,954	32.1%

	Voting Common Stock
Name of Beneficial Owner	Number of Shares Beneficially Owned	% of Total Voting Power
Zhengbin Yao, Ph.D.(9)	27,807	*
Srinivas Akkaraju, M.D., Ph.D.(3)	3,266,498	6.9%
Patrick Machado	—	—
All directors and executive officers as a group (14 persons)(10)	34,946,709	66.6%

*
Represents beneficial ownership of less than 1%.

(1)
This information is as of April 1, 2025 and is based solely on information contained in the Schedule 13D/A filed with the SEC on February 10, 2025 by AyurMaya Capital Management Company, LP (the Investment Manager) and David E. Goel. The shares consist of 10,645,966 shares of common stock held by the Investment Manager. The Investment Manager, a Delaware limited partnership, serves as the investment advisor to AyurMaya Capital Management Fund, LP (AyurMaya Fund) with respect to the securities directly held by the AyurMaya Fund. Mr. Goel serves as the Managing Member of AyurMaya Capital Management Company GP, LLC, the general partner of the Investment Manager, and may be deemed to hold voting and dispositive power with respect to the securities directly held by the AyurMaya Fund. Alan Colowick, a Senior Managing Director of Matrix Capital Management Company LP, an affiliate of the Investment Manager, serves on our board of directors. The business address for each of the AyurMaya Fund, the Investment Manager and Mr. Goel is c/o AyurMaya Capital Management LP, Bay Colony Corporate Center, 1000 Winter St., Suite 4500, Waltham, MA 02451.

(2)
This information is as of April 1, 2025 and is based solely on information contained in the Schedule 13D filed with the SEC on July 5, 2024 by Foresite Capital Fund VI, L.P. (Fund VI), Foresite Capital Management VI, LLC (FCM VI), Foresite Capital Fund V, L.P. (Fund V), Labs Co-Invest V, LLC (Labs Co-Invest), Foresite Capital Management V, LLC (FCM V), Foresite Capital Opportunity Fund V, L.P. (Opportunity Fund V), Foresite Capital Opportunity Management V, LLC (FCOM V), Foresite Labs Fund I, L.P. (Labs Fund I), Foresite Labs Management I, LLC (FLM I), Foresite Labs Affiliates 2021, LLC (Labs Affiliates), Foresite Labs, LLC (Labs) and James B. Tananbaum. The shares consist of (i) 4,202,670 shares of common stock held by Fund VI, (ii) 5,584,889 shares of common stock held by Fund V, (iii) 194,459 shares held by Labs Co-Invest, (iv) 2,034,129 shares held by Opportunity Fund V, (v) 1,960,337 shares held by Labs Fund I, and (vi) 1,176,470 shares held by Labs Affiliates. James B. Tananbaum, M.D., is a member of our board of directors. FCM V is the general partner of Fund V and may be deemed to have sole voting and dispositive power over the shares held by Fund V; FCM VI is the general partner of Fund VI and may be deemed to have sole voting and dispositive power over the shares held by Fund VI; FCOM V is the general partner of Opportunity Fund V and may be deemed to have sole voting and dispositive power over the shares held by Opportunity Fund V; FCM V is the managing member of Labs Co-Invest may be deemed to have sole and dispositive power over the shares held by Labs Co-Invest; Foresite Labs, LLC is the managing member of Labs Affiliates may be deemed to have sole and dispositive power over the shares held by Labs Affiliates; and FLM I is the general partner of Labs Fund I may be deemed to have sole and dispositive power over the shares held by Labs Fund. Dr. Tananbaum is the managing member of FCM V, FCM VI, FCOM V and FLM I and may be deemed to have sole voting and dispositive power over shares held by Fund VI, Fund V, Labs Co-Invest, Opportunity Fund V and Labs Fund I. Dr. Tananbaum is the manager of Labs, the managing member of Labs Affiliates, and may be deemed to have sole voting and dispositive power over the shares held by Labs Affiliates. Each entity and Dr. Tananbaum disclaims beneficial ownership of these shares except to the extent of their respective pecuniary interests therein. The business address of Dr. Tananbaum and each of the entities listed above is 900 Larkspur Landing Circle, Suite 150, Larkspur, CA 94939.

(3)
This information is as of April 1, 2025 and is based solely on information contained in the Schedule 13D filed with the SEC on August 27, 2024 by Samsara BioCapital, L.P. (Samsara LP), Samsara BioCapital GP, LLC (Samsara GP) and Dr. Srinivas Akkaraju. Samsara GP is the general partner of Samsara LP. Dr. Akkaraju, as the managing member of Samsara GP, shares voting and investment authority over the shares held by Samsara LP. Dr. Akkaraju is a member of our board of directors. The business address of Dr. Akkaraju and each of the entities listed above is 628 Middlefield Road, Palo Alto, CA 94301. Samsara GP disclaims beneficial ownership in these shares except to the extent of its respective pecuniary interest therein.
(4)
This information is as of April 1, 2025 and is based solely on information contained in the Schedule 13G filed with the SEC on July 11, 2024 by venBio Global Strategic Fund IV, L.P. (Fund IV), venBio Global Strategic GP IV, LLC (General Partner IV), Robert Adelman and Corey Goodman. The shares consist of 2,826,048 shares of common stock held by Fund IV. General Partner IV is the sole general partner of Fund IV. Mr. Adelman and Mr. Goodman are members of General Partner IV. Accordingly, each of General Partner IV, Mr. Adelman and Mr. Goodman may be deemed to indirectly beneficially own these shares. The business address for each of the AyurMaya Fund, the Investment Manager and Mr. Goel is c/o venBio Partners, LLC, 1700 Owens Street, Suite 595, San Francisco, CA 94158.

(5)
Consists of (i) 106,454 shares of common stock held of record by the Martin Babler revocable trust UAD October 25, 2006, for which Martin Babler serves as a trustee, and (ii) 2,358,178 shares of common stock subject to options that are exercisable with 60 days of April 1, 2025. Mr. Babler holds sole voting and dispositive power with respect to the shares held by the Martin Babler revocable trust UAD October 25, 2006. Includes 478,288 shares of common stock subject to option awards granted under our 2024 POP that are early exercisable only upon satisfaction of the Performance Condition.

(6)
Consists of (i) 207,903 shares of common stock held of record by the Baily Goldstein Living Trust dated March 4, 2014, for which Dr. Goldstein serves as a trustee, (ii) 8,994 shares of common stock held of record by family members of Dr. Goldstein residing in his primary residence and (iii) 516,071 shares of common stock subject to options that are exercisable with 60 days of April 1, 2025. Dr. Goldstein holds shared voting and dispositive power with respect to the shares held by the Baily Goldstein Living Trust dated March 4, 2014. Includes 206,074 shares of common stock subject to option awards granted under our 2024 POP that are early exercisable only upon satisfaction of the Performance Condition.

(7)
Consists of (i) 175,401 shares of common stock held of record by Mr. Hardiman, (ii) 6,417 shares of common stock held of record by family members of Mr. Hardiman residing in his primary residence, and (iii) 499,815 shares of common stock subject to options that are exercisable within 60 days of April 1, 2025. Includes 206,074 shares of common stock subject to option awards granted under our 2024 POP that are early exercisable only upon satisfaction of the Performance Condition.

(8)
Consists of (i) 16,104 shares of common stock held by The Colowick Trust, for which Dr. Colowick serves as trustee, and (ii) the shares of common stock described in footnote (1) above, over which Dr. Colowick may be deemed to hold voting and dispositive power.

(9)
Consists of 29,946 shares of common stock subject to options that are exercisable within 60 days of April 1, 2025.

(10)
Consists of (i) 23,529 shares of common stock held of record by Dr. Yao and (ii) 4,278 shares of common stock subject to options that are exercisable within 60 days of April 1, 2025.

(11)
Consists of (i) 29,706,046 shares of common stock beneficially owned by our current executive officers and directors and (ii) 5,240,663 shares of common stock subject to options that are exercisable within 60 days of April 1, 2025. Includes 1,273,482 shares of common stock subject to option awards granted under our 2024 POP that are early exercisable only upon satisfaction of the Performance Condition.

PRINCIPAL STOCKHOLDERS OF ACELYRIN
The following table sets forth information with respect to the beneficial ownership of ACELYRIN capital stock, as of February 28, 2025 for:
•
Each person, or group of affiliated persons, known to beneficially own more than 5% of outstanding ACELYRIN common stock;

•
Each current director of ACELYRIN;

•
Each named executive officer of ACELYRIN; and

•
All current executive officers and directors of ACELYRIN as a group.

The number of shares beneficially owned by each stockholder is determined under rules of the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of ACELYRIN common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
ACELYRIN has based its calculation of the percentage of beneficial ownership on 100,709,853 shares of common stock outstanding as of February 28, 2024.
Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable. The beneficial ownership of each person holding more than 5% of the outstanding shares of ACELYRIN common stock as of February 28, 2025, is based solely on a review of filings with the SEC on Schedule 13G or Schedule 13D, as applicable.
Name and Address of Beneficial Owner	Number of Shares of ACELYRIN Common Stock Beneficially Owned	% of ACELYRIN Common Stock Beneficially Owned
Directors & Named Executive Officers(1)
Mina Kim(2)	378,051	*
Shao-Lee Lin, M.D., Ph.D.(3)	2,435,235	2.4%
Gil Labrucherie(4)	458,184	*
Melanie Gloria(5)	771,174	*
Shephard Mpofu, M.D., MRCP, FRCP(6)	98,810	*
Alan Colowick, M.D., M.P.H(7)	—	—
Patrick Machado, J.D.(8)	141,300	*
Beth Seidenberg, M.D.(9)	9,865,579	9.8%
Bruce C. Cozadd(10)	156,247	*
Dan Becker, M.D., Ph.D.(11)	17,849	*
Dawn Svoronos(12)	120,531	*
Henry O. Gosebruch(13)	130,966	*
Lynn Tetrault, J.D.(14)	39,980	*
All current directors and executive officers as a group(15)	10,956,316	10.8%
5% Beneficial Owners
Westlake BioPartners Fund II, L.P(16)	9,790,729	9.7%
AyurMaya Capital Management Company, LP(17)	9,334,735	9.3%
Access Industries Management, LLC and affiliated entities(18)	5,095,778	5.1%

Name and Address of Beneficial Owner	Number of Shares of ACELYRIN Common Stock Beneficially Owned	% of ACELYRIN Common Stock Beneficially Owned
BlackRock, Inc.(19)	5,982,374	6.0%
Tang Capital Management, LLC(20)	7,298,328	7.3%

*
Less than one percent.

(1)
The business address of each of these stockholders is c/o ACELYRIN, 4149 Liberty Canyon Road, Agoura Hills, California, 91301, unless otherwise indicated.

(2)
Represents (i) 58,662 shares held of record by Ms. Kim and (ii) 319,389 shares subject to options that are exercisable within 60 days of February 28, 2025.

(3)
Represents (i) 560,280 shares held of record by Dr. Lin, (ii) 1,874,955 shares that are held of record by trusts for which Dr. Lin, or Dr. Lin’s spouse, serves as trustee or otherwise shares voting and investment power over such shares, and (iii) 926,456 options that are exercisable within 60 days of February 28, 2025. Information regarding Dr. Lin’s holdings is presented based on ACELYRIN’s latest records regarding the same, which are as of August 13, 2024.

(4)
Represents (i) 6,250 shares held of record by Mr. Labrucherie, (ii) 40,763 shares that are held of record by trusts for which Mr. Labrucherie, or Mr. Labrucherie’s spouse, serves as trustee or otherwise shares voting and investment power over such shares, and (iii) 411,171 shares subject to options that are exercisable within 60 days of February 28, 2025.

(5)
Represents (i) 46,791 shares held of record by Ms. Gloria and (ii) 724,383 shares subject to options that are exercisable within 60 days of February 28, 2025.

(6)
Represents (i) 7,205 shares held of record by Dr. Mpofu and (ii) 91,605 shares subject to options that are exercisable within 60 days of February 28, 2025.

(7)
Dr. Colowick, one of ACELYRIN’s directors, is a member of the investment committee of AyurMaya LP. Dr. Colowick disclaims beneficial ownership of all shares held by the AyurMaya entities referred to in footnote (17).

(8)
Represents (i) 14,675 shares held of record by a trust for which Mr. Machado serves as trustee and (ii) 126,625 shares subject to options that are exercisable within 60 days of February 28, 2025.

(9)
Represents (i) 60,000 shares held of record by Dr. Seidenberg, (ii) 14,850 shares subject to options that are exercisable within 60 days of February 28, 2025, and (iii) the shares listed in footnote (16). Dr. Seidenberg, one of ACELYRIN’s directors, is a managing director of Westlake GP II and, therefore, may be deemed to exercise voting and investment discretion with respect to such shares.

(10)
Represents 156,247 shares subject to options that are exercisable within 60 days of February 28, 2025.

(11)
Represents (i) 2,999 shares held of record by Dr. Becker and (ii) 14,850 shares subject to options that are exercisable within 60 days of February 28, 2025. Dr. Becker is a biotechnology principal of Access Industries, Inc., an affiliate of Access Industries Management LLC, and does not have voting or dispositive power of the shares held by AI ACEL LLC. Dr. Becker disclaims beneficial ownership of the shares held by AI ACEL LLC except for his pecuniary interest therein, which is in the form of an indirect profits interest.

(12)
Represents (i) 15,000 shares held of record by Ms. Svoronos, and (ii) 105,531 shares subject to options that are exercisable within 60 days of February 28, 2025.

(13)
Represents (i) 50,000 shares held of record by Mr. Gosebruch, and (ii) 80,966 shares subject to options that are exercisable within 60 days of February 28, 2025.

(14)
Represents 39,980 shares subject to options that are exercisable within 60 days of February 28, 2025.

(15)
Represents (i) 10,006,273 shares beneficially owned and (ii) 950,043 shares subject to options exercisable within 60 days of February 28, 2025.

(16)
Based solely on information set forth in a Schedule 13D filed with the SEC on May 19, 2023 by Westlake BioPartners, LLC as of May 9, 2023. Westlake BioPartners GP II, LLC (“Westlake GP II”),

the general partner of Westlake BioPartners Fund II, L.P. (“Westlake Fund II”), may be deemed to have sole voting and dispositive power over the shares. Dr. Beth C. Seidenberg (“Seidenberg”) and Dr. Sean E. Harper (“Harper”), the managing directors of Westlake GP II, may be deemed to have shared power to vote and dispose these shares. Each of Westlake BioPartners, LLC, Westlake GP II and Westlake Fund II (collectively, the “Westlake Reporting Persons”) disclaims beneficial ownership of these shares except for the shares, if any, such Westlake Reporting Person holds of record. The Schedule 13D filed by the Westlake Reporting Persons provides information as of May 9, 2023 and, consequently, the beneficial ownership of the Westlake Reporting Persons may have changed between May 9, 2023 and February 28, 2025. The mailing address of the Westlake Reporting Persons is 3075 Townsgate Road, Suite 140, Westlake Village, CA 91361.
(17)
Based solely on information set forth in a Schedule 13G filed with the SEC on March 28, 2024. Represents 9,334,735 shares held of record by AyurMaya Capital Management Fund, LP (“AyurMaya Fund”). AyurMaya Capital Management Company, LP (the “Investment Manager”), a Delaware limited partnership, is the investment advisor to the AyurMaya Fund. Mr. David E. Goel (together with AyurMaya Fund and the Investment Manager, the “AyurMaya Reporting Persons”), serves as the managing member of AyurMaya Capital Management Company GP, LLC, the general partner of the Investment Manager. The investment committee of Investment Manager shares voting and investment power over the shares held by AyurMaya Fund. The Schedule 13G filed by the AyurMaya Reporting Persons provides information as of December 31, 2023 and, consequently, the beneficial ownership of the AyurMaya Reporting Persons may have changed between December 31, 2023 and February 28, 2025. The investment committee of Investment Manager is comprised of David Goel, Karan Takhar, and Alan Colowick, M.D., M.P.H. The address for AyurMaya Fund is Bay Colony Corporate Center, 1000 Winter St., Suite 4500, Waltham, MA 02451.

(18)
Based solely on information set forth in a Schedule 13D/A filed with the SEC on February 10, 2025 by Access Industries, Inc. Represents 5,095,778 shares owned directly by AI ACEL LLC (“AI ACEL”) that may be deemed to be beneficially owned by Access Industries Management, LLC (“AIM”), Access Industries Holdings LLC (“AIH”), AI ACEL, and Len Blavatnik (collectively, the “Access Reporting Persons”, and each, an “Access Reporting Person”) because (i) Len Blavatnik controls AIM and holds a majority of the outstanding voting interests in AIH, (ii) AIM controls AIH, and (iii) AIH indirectly controls all of the outstanding voting interests in in AI ACEL. Each of the Access Reporting Persons (other than AI ACEL) and each of their affiliated entities and the officers, partners, members and managers thereof, disclaims beneficial ownership of these securities. The mailing address of the Access Reporting Persons is c/o Access Industries, Inc., 40 West 57th St., 28th Floor, New York, NY 10019.

(19)
Based solely on information set forth in a Schedule 13G filed with the SEC on November 8, 2024 by BlackRock, Inc. as of September 30, 2024. Reflects (i) 5,886,831 shares over which BlackRock, Inc. has sole voting power and (ii) 5,982,374 shares over which BlackRock, Inc. has sole dispositive power. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of ACELYRIN. As reported in the Schedule 13G, no one person’s interest in the common stock of ACELYRIN is more than 5% of the total outstanding common shares. The Schedule 13G filed by BlackRock, Inc. provides information as of September 30, 2024 and, consequently, the beneficial ownership of BlackRock, Inc. may have changed between September 30, 2024 and February 28, 2025. The mailing address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(20)
Based solely on information set forth in a Schedule 13D/A filed with the SEC on February 27, 2025 by Tang Capital Management, LLC as of February 25, 2025. Reflects 7,298,328 shares over which Tang Capital Management, LLC, Tang Capital Partners, LP, Tang Capital Partners International, LP and Kevin Tang (collectively, the “Tang Reporting Persons”) have shared voting and dispositive power. The Schedule 13D/A filed by the Tang Reporting Persons provides information as of February 25, 2025 and, consequently, the beneficial ownership of the Tang Reporting Persons may have changed between February 25, 2025 and February 28, 2025. The mailing address of the Tang Reporting Persons is 4149 Liberty Canyon Rd., Agoura Hills, California, 91301.

DESCRIPTION OF CAPITAL STOCK AND COMPARISON OF RIGHTS OF ALUMIS STOCKHOLDERS AND ACELYRIN STOCKHOLDERS
Alumis’ authorized capital stock consists of 550,000,000 shares of capital stock, $0.0001 par value per share, of which:
•
492,815,092 shares are designated as voting common stock (referred to in this joint proxy statement/prospectus as Alumis’ “common stock”);

•
7,184,908 shares are designated as non-voting common stock; and

•
50,000,000 shares are designated as preferred stock.

The Alumis Board, without stockholder approval except as required by the listing standards of Nasdaq, may issue additional shares of Alumis common stock to the ACELYRIN stockholders in connection with the Merger. The transfer agent and registrar for Alumis common stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 55 Challenger Road, Ridgefield Park, New Jersey 07660.
Each of Alumis and ACELYRIN is incorporated under the laws of the State of Delaware and, accordingly, the rights of Alumis and ACELYRIN stockholders are governed by the DGCL. If the Merger is consummated, stockholders of ACELYRIN will become stockholders of Alumis. Following the completion of the Merger, the rights of Alumis stockholders and ACELYRIN stockholders will be governed by and subject to the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of Alumis, and will continue to be governed by the DGCL. Below is a summary of the material differences between the rights of holders of Alumis common stock and the rights of holders of ACELYRIN common stock, which does not purport to be a complete description of all differences among the rights of Alumis stockholders and ACELYRIN stockholders, nor does it include a complete description of the specific rights of such holders.
The following summary is qualified in its entirety by reference to the relevant provisions of (i) the DGCL, (ii) the Amended and Restated Certificate of Incorporation of Alumis, (iii) the Amended and Restated Certificate of Incorporation of ACELYRIN, (iv) the amended and restated bylaws of Alumis, (v) the amended and restated bylaws of ACELYRIN, and (vi) any description of Alumis common stock or ACELYRIN common stock in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.
The identification of some of the differences in the rights of these stockholders as material is not intended to indicate that there are no other differences that may be equally important. You are urged to read carefully the relevant provisions of the DGCL, as well as the governing corporate instruments of each of Alumis and ACELYRIN, copies of which are available, without charge, to any Alumis stockholder or ACELYRIN stockholder, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under the section titled “Where You Can Find More Information.”

ALUMIS	ACELYRIN
Authorized Capital
The aggregate number of shares that Alumis is authorized to issue is 550,000,000, consisting of (i) 492,815,092 shares of common stock, par value $0.0001 per share, (ii) 7,184,908 shares of non-voting common stock, par value $0.0001 per share and (iii) 50,000,000 shares of preferred stock, par value $0.0001 per share.	The aggregate number of shares that ACELYRIN is authorized to issue is 800,000,000, consisting of (i) 790,000,000 shares of common stock, par value $0.00001 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.00001 per share.
Outstanding Capital
Common Stock. As of the Alumis record date, Alumis had 47,222,419 shares of common stock and 7,184,908 shares of non-voting common stock issued and outstanding.	Common Stock. As of the ACELYRIN record date, ACELYRIN had 100,907,206 shares of common stock issued and outstanding.
Holders of shares of Alumis common stock do not have preemptive, subscription, or conversion rights.	Holders of shares of ACELYRIN common stock do not have preemptive, subscription, or conversion rights.
Holders of shares of Alumis common stock are entitled to receive dividends when and if declared by the Alumis Board out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends.	Holders of shares of ACELYRIN common stock are entitled to receive dividends when and if declared by the ACELYRIN Board out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends.
Preferred Stock. The Alumis Board has the authority to issue up to 50,000,000 shares of preferred stock in one or more series.	Preferred Stock. The ACELYRIN Board has the authority to issue up to 10,000,000 shares of preferred stock in one or more series.
The Alumis Board has the authority to determine the terms of each series of preferred stock, within the limits of the Alumis charter, the Alumis bylaws and the DGCL, and the Alumis Board could take that action without stockholder approval. These terms include the number of shares in a series, dividend rights, rights in liquidation, terms of redemption, conversion and exchange rights and voting rights, if any. The issuance of shares of Alumis preferred stock could delay or prevent a change in control of Alumis.	The ACELYRIN Board has the authority to determine the terms of each series of preferred stock, within the limits of the ACELYRIN charter, the ACELYRIN bylaws and the DGCL, and the ACELYRIN Board could take that action without stockholder approval. These terms include the number of shares in a series, dividend rights, rights in liquidation, terms of redemption, conversion and exchange rights and voting rights, if any. The issuance of shares of ACELYRIN preferred stock could delay or prevent a change in control of ACELYRIN.
As of the record date, Alumis does not have any preferred stock issued and outstanding.	As of the record date, ACELYRIN does not have any preferred stock issued and outstanding.
Voting Rights
Holders of shares of Alumis common stock are entitled to one vote for each share held of record on each matter properly submitted to a vote of stockholders, provided, however, that, except as otherwise required by law, holders of Alumis common stock shall not be entitled to vote on any	Holders of shares of ACELYRIN common stock are entitled to one vote for each share held of record on each matter properly submitted to a vote of stockholders, provided, however, that, except as otherwise required by law, holders of ACELYRIN common stock shall not be entitled to vote on any

ALUMIS	ACELYRIN
amendment to the Alumis charter (including any certificate of designation filed with respect to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to the Alumis charter (including any certificate of designation filed with respect to any series of preferred stock). The vote of the holders of a majority of the voting power of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a different vote is required by law or specifically required by the Alumis charter or Alumis bylaws or Delaware law or applicable stock exchange rules.	amendment to the ACELYRIN charter (including any certificate of designation filed with respect to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to the ACELYRIN charter (including any certificate of designation filed with respect to any series of preferred stock). The vote of the holders of a majority of the voting power of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a different vote is required by law or specifically required by the ACELYRIN charter or ACELYRIN bylaws or Delaware law or applicable stock exchange rules.
The holders of Alumis non-voting common stock are not entitled to vote on any matter, except as required by Delaware law.	ACELYRIN does not have a class of non-voting common stock.
The holders of Alumis preferred stock will have such voting rights (if any) as the Alumis Board establishes, or as provided in the Alumis charter or as determined by Delaware law.	The holders of ACELYRIN common stock will have such voting rights (if any) as the ACELYRIN Board establishes, or as provided in the ACELYRIN charter or as determined by Delaware law.
The Alumis charter does not provide for cumulative voting in the election of directors.	The ACELYRIN charter does not provide for cumulative voting in the election of directors.
Amendments to the Charter

Under Section 242 of the DGCL, the charter may be amended upon a resolution by the Alumis Board and approved by:
•
the holders of a majority of the voting power of outstanding shares entitled to vote, and

•
a majority of the outstanding shares of each class entitled to a class vote, if any.

Under Section 242 of the DGCL, the charter may be amended upon a resolution by the ACELYRIN Board and approved by:
•
the holders of a majority of the voting power of outstanding shares entitled to vote, and

•
a majority of the outstanding shares of each class entitled to a class vote, if any.

The Alumis charter provides that, for amendments to Article VI, Article VII, Article VIII and Article IX of the Alumis charter, any amendment must be approved by the affirmative vote of the holders of holders of at least 66 2∕3% of voting power of the outstanding shares of Alumis voting stock entitled to vote generally in the election of directors, voting together as a single class.	The ACELYRIN charter provides that, for amendments to Section 5, Section 6, Section 7 and Section 8 of the ACELYRIN charter, any amendment must be approved by the affirmative vote of the holders of at least 66 2∕3% of the voting power of the outstanding shares ACELYRIN common stock entitled to vote thereon, voting together as a single class.
Amendments to the Bylaws
The Alumis bylaws may be adopted, amended, or repealed by the approval of a majority of the	The ACELYRIN bylaws may be adopted, amended, or repealed by the approval of a majority of the

ALUMIS	ACELYRIN
authorized number of directors of the Alumis Board. The Alumis bylaws may also be adopted, amended or repealed with the affirmative vote of at least 66 2∕3% of the voting power of all of the then-outstanding shares of Alumis’ capital stock entitled to vote generally in the election of directors, voting together as a single class.	ACELYRIN Board. The ACELYRIN bylaws may also be adopted, amended or repealed with the affirmative vote of at least 66 2∕3% of the voting power of all of the then-outstanding shares of ACELYRIN’s capital stock entitled to vote generally in the election of directors, voting together as a single class.
Special Meetings of Stockholders
Special meetings of the stockholders, other than those required by statute, may be called at any time by (i) the Alumis Board, (ii) the chairperson of the Alumis Board, (iii) the chief executive officer or (iv) the president, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. The Alumis Board may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.	Special meetings of the stockholders, other than those required by statute, may be called at any time by (i) the Chairperson of the ACELYRIN Board, (ii) the chief executive officer, or (iii) the ACELYRIN Board but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. The ACELYRIN Board may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.
Stockholder Proposals and Nominations

The Alumis bylaws provide that Alumis stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. As specified in the Alumis bylaws, director nominations and the proposal of business to be considered by stockholders may be made only pursuant to a notice of meeting, at the direction of the Alumis Board or by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures that are provided in the Alumis bylaws.
Generally, to be timely, a stockholder’s notice must be received by Alumis’ corporate secretary at the principal executive offices of Alumis not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 30 days after that anniversary date, however, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to that annual meeting and not later than the close of business on the 90th day prior to that annual meeting or the 10th day following the day on which Alumis first publicly announces the date of that annual meeting.
In the event a special meeting of stockholders is

The ACELYRIN bylaws provide that ACELYRIN stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. As specified in the ACELYRIN bylaws, director nominations and the proposal of business to be considered by stockholders may be made only pursuant to a notice of meeting, at the direction of the ACELYRIN Board or by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures that are provided in the ACELYRIN bylaws.
Generally, to be timely, a stockholder’s notice must be received by ACELYRIN’s corporate secretary at the principal executive offices of ACELYRIN not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 70 days after that anniversary date, however, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which ACELYRIN first publicly announces the date of such annual meeting.
In the event a special meeting of stockholders is

ALUMIS	ACELYRIN
called for the purpose of electing one or more directors, any stockholder entitled to vote may nominate a person or persons as specified in the Alumis bylaws, but only if the stockholder notice is delivered to the principal executive offices not later than the close of business on the 90th day prior to such special meeting or the 10th day following the day on which public announcement of the date of such special meeting is first made, whichever occurs later.	called for the purpose of electing one or more directors, any stockholder entitled to vote may nominate a person or persons as specified by the ACELYRIN bylaws, but only if the stockholder notice is delivered to the principal executive offices not later than 90th day prior to such special meeting or the 10th day following the day on which public announcement of the date of such special meeting is first made, whichever occurs later.
Alumis has not adopted a proxy access bylaw.	ACELYRIN has not adopted a proxy access bylaw.
Action by Written Consent
The Alumis charter and Alumis bylaws prohibit stockholder action by written consent.	The ACELYRIN charter and ACELYRIN bylaws prohibit stockholder action by written consent.
Board of Directors Number of Directors
Alumis’ bylaws provide that the number of directors shall be one or more and shall be fixed from time to time by resolution of the Alumis Board. The Alumis Board currently consists of seven directors.	ACELYRIN’s bylaws provide that the number of directors shall be fixed from time to time by the ACELYRIN Board. The ACELYRIN Board currently consists of nine directors.
Classification
The Alumis Board is classified into three classes. Each director is appointed for a three-year term.	The ACELYRIN Board is classified into three classes. Each director is appointed for a three-year term.
Removal
The Alumis charter and Alumis bylaws provide that, subject to the rights granted to any series of preferred stock, directors may only be removed for cause and only upon the affirmative vote of holders of at least 66 2∕3% of the voting power of all then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.	The ACELYRIN charter and ACELYRIN bylaws provide that, subject to the rights granted to any series of preferred stock, directors may only be removed for cause and only upon the affirmative vote of holders of 66 2∕3% of the voting power of all then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.
Vacancies
The Alumis charter and Alumis bylaws provide that, subject to the rights granted to any series of preferred stock, any vacancies or newly created directorships on the Alumis Board will be filled only by affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, until the next annual meeting of stockholders held to elect the class of directors to which such director is elected.	The ACELYRIN charter and ACELYRIN bylaws provide that, subject to the rights granted to any series of preferred stock, any vacancies or newly created directorships on the ACELYRIN Board will be filled only by affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, until the next annual meeting of stockholders held to elect the class of directors to which such director is elected.

ALUMIS	ACELYRIN
Director Liability and Indemnification
Elimination of Liability of Directors. The Alumis charter provides that the liability of Alumis directors for monetary damages shall be eliminated to the fullest extent under applicable law.	Elimination of Liability of Directors. The ACELYRIN charter provides that the liability of ACELYRIN directors for monetary damages shall be eliminated to the fullest extent under applicable law.

Indemnification of Directors and Officers.   The Alumis charter provides that Alumis is authorized to indemnify and advance expenses to, to the fullest extent permitted by Delaware law, directors, officers and agents of Alumis (and any other persons to which applicable law permits Alumis to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. The Alumis charter further provides that if applicable law is amended after approval by the stockholders of Article VII of the Alumis charter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to Alumis shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. Under Delaware law, Alumis is also authorized to carry directors’ and officers’ insurance to protect Alumis, its directors, officers and certain employees from some liabilities.
The Alumis bylaws further provide that Alumis will pay the expenses (including attorneys’ fees) incurred by an indemnitee in appearing at, participating in or defending any proceeding in advance of its final disposition or a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under the Alumis bylaws, by reason of fact that such indemnitee is or was a director or executive officer of Alumis or is or was serving at the request of Alumis as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, but only upon receipt of an undertaking by the Indemnitee to repay all amounts so advanced if it should be ultimately determined by final judicial decision that the indemnitee is not entitled to indemnification for such expenses under the Alumis bylaws or otherwise.

Indemnification of Directors and Officers.   The ACELYRIN charter provides that ACELYRIN is authorized to indemnify and advance expenses to, to the fullest extent permitted by Delaware law, directors, officers and agents of ACELYRIN (and any other persons to which applicable law permits ACELYRIN to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. The ACELYRIN charter further provides that if applicable law is amended after approval by the stockholders of Article VII of the ACELYRIN charter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to ACELYRIN shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. Under Delaware law, ACELYRIN is also authorized to carry directors’ and officers’ insurance to protect ACELYRIN, its directors, officers and certain employees from some liabilities.
The ACELYRIN bylaws further provide that ACELYRIN will pay the expenses (including attorneys’ fees) incurred by an indemnitee in appearing at, participating in or defending any proceeding in advance of its final disposition or a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under the ACELYRIN bylaws, by reason of fact that such indemnitee is or was a director or executive officer of ACELYRIN or is or was serving at the request of ACELYRIN as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, but only upon receipt of an undertaking by the indemnitee to repay all amounts so advanced if it should be ultimately determined by final judicial decision that the indemnitee is not entitled to indemnification or entitled to advancement for such expenses under the ACELYRIN bylaws or otherwise.

ALUMIS	ACELYRIN
Forum Selection
The Alumis charter provides that unless Alumis consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of Alumis; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of Alumis to Alumis or Alumis’ stockholders; (C) any claim or cause of action against Alumis or any current or former director, officer or other employee of Alumis, arising out of or pursuant to any provision of the DGCL, the Alumis charter or bylaws (as amended); (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Alumis charter and bylaws, as amended, (including any right, obligation or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against Alumis or any current or former director, officer or other employee of Alumis, governed by the internal-affairs doctrine or otherwise related to Alumis’ internal affairs, in all cases to the fullest extent permitted by applicable law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. Notwithstanding the foregoing, these forum selection provisions do not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.
The ACELYRIN charter provides that unless ACELYRIN consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of ACELYRIN, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of ACELYRIN to ACELYRIN or ACELYRIN’s stockholders, (iii) any action asserting a claim against ACELYRIN, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or ACELYRIN’s certificate of incorporation or bylaws or (iv) any action asserting a claim against ACELYRIN, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.
This exclusive forum provision is intended to apply to claims arising under Delaware state law and would not apply to claims brought pursuant to the Exchange Act or Securities Act, or any other claim for which the federal courts have exclusive jurisdiction. This exclusive forum provision will not relieve ACELYRIN of its duties to comply with the federal securities laws and the rules and regulations thereunder, and ACELYRIN stockholders will not be deemed to have waived ACELYRIN’s compliance with these laws, rules and regulations.

APPRAISAL RIGHTS
ACELYRIN Stockholders
Under Delaware law, the ACELYRIN stockholders are not entitled to appraisal rights in connection with the Merger or any other transaction contemplated by the Merger Agreement.
Alumis Stockholders
Under Delaware law, the Alumis stockholders are not entitled to appraisal rights in connection with the issuance of shares of Alumis common stock in the Merger pursuant to the terms of the Merger Agreement.
LEGAL MATTERS
The validity of the shares of Alumis common stock to be issued in the Merger will be passed upon by Cooley LLP. As of the date of this joint proxy statement/prospectus, partners of Cooley LLP and GC&H Investments, LLC, an entity comprising partners and associates of Cooley LLP, beneficially own 14,244 shares of Alumis common stock.
EXPERTS
Alumis
The financial statements of Alumis Inc. as of December 31, 2023 and December 31, 2024 and for each of the two years in the period ended December 31, 2024 included in this joint proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Alumis’ ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
ACELYRIN
The financial statements incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K of ACELYRIN, Inc. for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

FUTURE STOCKHOLDER PROPOSALS
Alumis
Alumis plans to hold its next annual meeting regardless of whether the Merger has been completed. Alumis intends to establish the deadline for submitting stockholder proposals to be included in Alumis’ 2025 proxy materials promptly following the closing of the Merger, or by July 7, 2025, in the event the Merger has not been completed by such date. In order to be properly brought before the Alumis 2025 annual meeting, a stockholder who desires to provide notice of nomination of one or more director candidates to be included in Alumis’ Proxy Statement and ballot pursuant to our bylaws must be received by the Alumis corporate secretary not later than such deadline. Alumis’ bylaws require Alumis stockholders to furnish timely advance written notice of their intent to nominate a director or bring any other matter before a stockholder’s meeting, whether or not they wish to include the candidate or proposal in Alumis’ proxy materials.
In order for a stockholder to propose any matter for consideration at the Alumis 2025 annual meeting other than by inclusion in the Proxy Statement, the stockholder must give timely notice to the Alumis corporate secretary of his or her intention to bring such business before the meeting. To be timely, notice must be delivered to the Alumis corporate secretary not later than the 10th day following the day on which public announcement of the date of such meeting is first made by Alumis.
ACELYRIN
If the Merger is consummated prior to the ACELYRIN 2025 annual meeting of stockholders, ACELYRIN will not hold an annual meeting of its stockholders in 2025. If the Merger is consummated before the Alumis 2025 annual meeting of stockholders, ACELYRIN stockholders will be entitled to participate, as stockholders of Alumis, in the Alumis 2025 annual meeting.
If the Merger Agreement is not adopted by the requisite vote of the ACELYRIN stockholders or if the Merger and the other transactions contemplated by the Merger Agreement are not consummated for any other reason, ACELYRIN will hold an annual meeting of its stockholders.

WHERE YOU CAN FIND MORE INFORMATION
Alumis and ACELYRIN file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an internet website, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers, including Alumis and ACELYRIN, who file electronically with the SEC.
Investors may also consult Alumis’ or ACELYRIN’s websites for more information concerning the Merger described in this joint proxy statement/prospectus. Alumis’ website is www.alumis.com, and ACELYRIN’s website is www.acelyrin.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.
Alumis has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Alumis common stock to be issued to ACELYRIN stockholders in connection with the Merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Alumis common stock. The rules and regulations of the SEC allow ACELYRIN to omit certain information included in the registration statement from this joint proxy statement/prospectus.
In addition, the SEC allows ACELYRIN to disclose important information to you by referring you to other documents filed separately with the SEC, which we refer to as incorporated documents. Information contained in incorporated documents is considered to be a part of this joint proxy statement/prospectus, except as otherwise specified below.
This joint proxy statement/prospectus incorporates by reference the incorporated documents listed below that ACELYRIN has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portion of documents or information deemed to have been furnished and not filed in accordance with SEC rules. They contain important information about ACELYRIN, its financial condition or other matters.
•
Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 19, 2025.

•
Current Reports on Form 8-K filed on January 6, 2025, January 31, 2025, February 6, 2025, March 13, 2025 and April 21, 2025 (other than documents or portions of those documents not deemed to be filed).

•
The description of ACELYRIN common stock set forth in the Registration Statement on Form 8-A filed with the SEC on May 2, 2023, and any amendment or report filed for the purpose of updating such description.

In addition, ACELYRIN incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the ACELYRIN virtual special meeting, and after the date of the initial registration statement and prior to the effectiveness of the registration statement, except that ACELYRIN is not incorporating any information that has been or will be furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K or the exhibits related thereto under Item 9.01, unless such information is expressly incorporated herein by reference to a furnished Current Report on Form 8-K or other furnished document. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or ACELYRIN will provide you with copies of these documents, without charge, upon written or oral request to:
ACELYRIN, Inc.
4149 Liberty Canyon Road
Agoura Hills, CA 91301
Attention: Investor Relations

If you are a stockholder of Alumis and would like to request documents, please do so by May 6, 2025 to receive them before the Alumis virtual special meeting. If you are a stockholder of ACELYRIN and would like to request documents, please do so by May 6, 2025 to receive them before the ACELYRIN virtual special meeting. If you request any documents from Alumis or ACELYRIN, Alumis or ACELYRIN will undertake to mail them to you by first class mail, or another equally prompt means, within one business day after Alumis or ACELYRIN receives your request.
Information appearing in this joint proxy statement/prospectus or any particular incorporated document is not necessarily complete and is qualified in its entirety by the information and financial statements appearing in all of the other incorporated documents and should be read together therewith.
Any statement contained in any particular incorporated document will be deemed to be modified or superseded to the extent that a statement contained in this joint proxy statement/prospectus or in any incorporated document filed after such particular incorporated document modifies or supersedes such statement.
This document is a prospectus of Alumis and is a joint proxy statement of Alumis and ACELYRIN for the Alumis virtual special meeting and the ACELYRIN virtual special meeting. Neither Alumis nor ACELYRIN has authorized anyone to give any information or make any representation about the Merger or Alumis or ACELYRIN that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the incorporated documents that Alumis or ACELYRIN has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.
OTHER MATTERS
As of the date of this joint proxy statement/prospectus, neither the Alumis Board nor the ACELYRIN Board knows of any matters that will be presented for consideration at either the Alumis virtual special meeting or the ACELYRIN virtual special meeting other than as described in this joint proxy statement/prospectus. If any other matters properly come before the ACELYRIN virtual special meeting or any adjournments or postponements of the meeting and are voted upon, the enclosed proxy will confer discretionary authority on the individuals named as proxy to vote the shares represented by the proxy as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters. In accordance with Alumis’ bylaws and Delaware law, business transacted at the Alumis virtual special meeting will be limited to those matters set forth in the accompanying notice of the special meeting. Nonetheless, if any other matter is properly presented at the Alumis virtual special meeting, or any adjournments or postponements of the meeting, and are voted upon, including matters incident to the conduct of the meeting, the enclosed proxy card will confer discretionary authority on the individuals named therein as proxies to vote the shares represented thereby as to any such other matters. It is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their best judgment on any such matter.

ALUMIS INC.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Alumis Inc.
Opinion on the Financial Statements
We have audited the accompanying 2024 financial statements of Alumis Inc. and the 2023 consolidated financial statements of Alumis Inc. and its subsidiaries (collectively referred to as the “Company”), which comprise the balance sheets as of December 31, 2024 and 2023, and the related statements of operations and comprehensive loss, of redeemable convertible preferred stock and stockholders’ equity (deficit) and of cash flows for the years then ended, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Substantial Doubt About the Company’s Ability to Continue as a Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred negative operating cash flows and significant losses from operations since its inception that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
San Jose, California
March 19, 2025
We have served as the Company’s auditor since 2022.

ALUMIS INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$169,526	$45,996
Restricted cash	—	113
Marketable securities	118,737	2,956
Research and development prepaid expenses	13,424	2,661
Other prepaid expenses and current assets	4,501	1,631
Total current assets	306,188	53,357
Restricted cash, non-current	1,106	1,024
Property and equipment, net	20,968	22,441
Operating lease right-of-use assets, net	12,723	12,783
Other long-term assets	7	7
Total assets	$340,992	$89,612
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$9,624	$1,118
Research and development accrued expenses	29,149	10,946
Other accrued expenses and current liabilities	10,580	7,087
Operating lease liabilities, current	1,557	1,720
Total current liabilities	50,910	20,871
Operating lease liabilities, non-current	29,165	30,860
Share repurchase liability	813	1,771
Total liabilities	80,888	53,502
Commitments and contingencies (Note 7)
Redeemable convertible preferred stock, $0.0001 par value; zero and 89,016,578 shares authorized as of December 31, 2024 and 2023, respectively; zero and 85,960,088 shares issued and outstanding as of December 31, 2024 and 2023, respectively; aggregate liquidation preference of zero and $370,540 as of December 31, 2024 and 2023, respectively	—	375,370
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 50,000,000 shares authorized, zero shares issued and outstanding as of December 31, 2024; zero shares authorized, issued and outstanding as of December 31, 2023	—	—
Common stock, voting, $0.0001 par value; 492,815,092 and 125,000,000 voting shares authorized as of December 31, 2024 and 2023, respectively; 47,222,419 and 2,675,979 voting shares issued and outstanding as of December 31, 2024 and 2023, respectively	4	1
Common stock, non-voting, $0.0001 par value; 7,184,908 and 85,960,088 non-voting shares authorized as of December 31, 2024 and 2023, respectively; 7,184,908 and zero non-voting shares issued and outstanding as of December 31, 2024 and 2023, respectively	1	—
Additional paid-in capital	918,610	25,055
Accumulated other comprehensive income (loss)	40	2
Accumulated deficit	(658,551)	(364,318)
Total stockholders’ equity (deficit)	260,104	(339,260)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$340,992	$89,612
The accompanying notes are an integral part of these consolidated financial statements.

ALUMIS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
	Year Ended December 31,
(in thousands, except share and per share amounts)	2024	2023
Operating expenses:
Research and development expenses, including related party expenses of $912 and $1,519 for the years ended December 31, 2024 and 2023, respectively	$265,554	$137,676
General and administrative expenses	35,200	20,498
Total operating expenses	300,754	158,174
Loss from operations	(300,754)	(158,174)
Other income (expense):
Interest income	12,020	3,368
Change in fair value of derivative liability	(5,406)	(119)
Other income (expenses), net	(93)	(68)
Total other income (expense), net	6,521	3,181
Net loss	$(294,233)	$(154,993)
Other comprehensive income (loss):
Unrealized gain (loss) on marketable securities, net	38	129
Net loss and other comprehensive loss	$(294,195)	$(154,864)
Net loss per share attributable to common stockholders, basic and diluted	$(10.38)	$(72.08)
Weighted-average shares of common stock outstanding, basic and diluted	28,341,866	2,150,186
The accompanying notes are an integral part of these consolidated financial statements.

ALUMIS INC.
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS’ EQUITY (DEFICIT)
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
(in thousands, except share amounts)	Shares	Amount	Shares	Amount
Balance as of December 31, 2022	67,960,088	$285,473	2,642,334	$1	$14,209	$(127)	$(209,325)	$(195,242)
Issuance of Series B-2 and B-2A redeemable convertible preferred stock in May 2023 for cash, net of derivative liability of $2,112 and offering costs of $208	12,000,000	57,679	—	—	—	—	—	—
Issuance of Series B-2 and B-2A redeemable convertible preferred stock in October 2023 for cash, net of offering costs of $13, and settlement of derivative liability of $2,231	6,000,000	32,218	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options and early exercise of stock options	—	—	48,442	—	277	—	—	277
Vesting of early exercised stock options	—	—	—	—	1,921	—	—	1,921
Vesting of restricted shares of common stock	—	—	—	—	23	—	—	23
Repurchase of unvested early exercised stock options	—	—	(14,797)	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	8,625	—	—	8,625
Other comprehensive loss, net	—	—	—	—	—	129	—	129
Net loss	—	—	—	—	—	—	(154,993)	(154,993)
Balance as of December 31, 2023	85,960,088	375,370	2,675,979	1	25,055	2	(364,318)	(339,260)
Issuance of Series C redeemable convertible preferred stock in March 2024 for cash, net of derivative liability of $8,913 and offering costs of $382	41,264,891	120,205	—	—	—	—	—	—
Issuance of Series C redeemable convertible preferred stock in May 2024 for cash and settlement of the derivative liability of $14,319, net of offering costs of $157	41,264,892	143,662	—	—	—	—	—	—
Issuance of voting common stock upon initial public offering, net of underwriting discounts and commissions and other offering costs of $16,684	—	—	13,125,000	1	193,315	—	—	193,316
Issuance of voting common stock in private placement transaction	—	—	2,500,000	—	40,000	—	—	40,000
Conversion and redesignation of redeemable convertible preferred stock into 28,855,656 shares of voting common stock and 7,184,908 shares of non-voting common stock in connection with initial public offering	(168,489,871)	(639,237)	36,040,564	3	639,234	—	—	639,237
Issuance of common stock upon exercise of stock options and early exercise of stock options	—	—	72,201	—	375	—	—	375
Vesting of early exercised stock options	—	—	—	—	1,154	—	—	1,154
Vesting of restricted shares of common stock	—	—	—	—	20	—	—	20
Repurchase of unvested early exercised restricted common stock	—	—	(6,417)	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	19,457	—	—	19,457
Other comprehensive income, net	—	—	—	—	—	38	—	38
Net loss	—	—	—	—	—	—	(294,233)	(294,233)
Balance as of December 31, 2024	—	$—	54,407,327	$5	$918,610	$40	$(658,551)	$260,104
The accompanying notes are an integral part of these consolidated financial statements.

ALUMIS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year ended December 31,
(in thousands, except share amounts)	2024	2023
Cash flows from operating activities
Net loss	$(294,233)	$(154,993)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	19,457	8,625
Change in fair value of derivative liability	5,406	119
Net accretion of discounts on marketable securities	(3,685)	(544)
Depreciation and amortization	3,152	1,284
Non-cash lease expense	60	2,010
Loss on disposal of fixed assets	5	266
Write-off of deferred offering costs	—	555
Loss on abandonment of right-of-use assets	—	645
Changes in operating assets and liabilities:
Research and development prepaid expenses	(10,763)	5,526
Other prepaid expenses and other assets	(2,870)	(340)
Accounts payable	8,506	(642)
Research and development accrued expenses	18,203	5,168
Other accrued expenses and current liabilities	3,542	2,490
Operating lease liabilities	(1,858)	(144)
Net cash used in operating activities	(255,078)	(129,975)
Cash flows from investing activities
Maturities of marketable securities	128,000	76,250
Purchases of marketable securities	(240,058)	(11,279)
Purchases of property and equipment	(1,732)	(4,499)
Net cash (used in) provided by investing activities	(113,790)	60,472
Cash flows from financing activities
Proceeds from issuance of redeemable convertible preferred stock and derivative liability, net of offering costs	258,461	89,778
Proceeds from initial public offering, net of underwriter discounts and commissions and other offering costs	193,316	—
Proceeds from a private placement transaction	40,000	—
Proceeds from issuance of common stock upon exercise of stock options	596	453
Payments of deferred offering costs	—	(485)
Repurchase of unvested common stock shares issued upon early exercised stock options	(6)	(64)
Net cash provided by financing activities	492,367	89,682
Net increase in cash, cash equivalents and restricted cash	123,499	20,179
Cash, cash equivalents and restricted cash at beginning of period	47,133	26,954
Cash, cash equivalents and restricted cash at end of period	$170,632	$47,133
Supplemental disclosures:
Conversion of 168,489,871 shares of redeemable convertible preferred stock upon the closing of initial public offering	$639,237	$—
Settlement of derivative liability upon issuance of redeemable convertible preferred stock	$(14,319)	$(2,231)
Recognition of derivative liability upon issuance of redeemable convertible preferred stock	$8,913	$2,112
Vesting of early exercised stock options and unvested restricted shares of common stock	$1,174	$1,944
Right-of-use assets obtained in exchange for operating lease liabilities	$—	$14,255
Property and equipment acquired through tenant improvement allowance	$—	$16,691
Purchases of property and equipment in other accrued expenses and current liabilities	$—	$49
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$169,526	$45,996
Restricted cash	—	113
Restricted cash, non-current	1,106	1,024
Total cash, cash equivalents and restricted cash	$170,632	$47,133
The accompanying notes are an integral part of these consolidated financial statements.

1.   Organization and Nature of the Business
Organization and Business
Alumis Inc. (the “Company”) is a clinical stage biopharmaceutical company focused on identifying, acquiring, and accelerating the development and commercialization of transformative medicines for autoimmune disorders. The Company leverages its proprietary precision data analytics platform, biological insights, and a team of experts with deep experience in precision medicine drug discovery, development, and immunology, to create medicines that significantly improve the lives of patients by replacing broad immunosuppression with targeted therapies.
The Company was founded on January 29, 2021, as a Delaware corporation under the name FL2021-001, Inc. FL2021-001, Inc.’s name was changed to Esker Therapeutics, Inc. on March 8, 2021 and to Alumis Inc. on January 6, 2022. The Company is headquartered in South San Francisco, California.
As of December 31, 2023, the Company had two wholly owned subsidiaries, FronThera U.S. Holdings, Inc. and FronThera U.S. Pharmaceuticals LLC. FronThera U.S. Holdings, Inc. was dissolved on April 8, 2024 and FronThera U.S. Pharmaceuticals LLC was dissolved on March 14, 2024. These subsidiaries did not have operations during the years ended December 31, 2024 and 2023.
Reverse Stock Split
On June 19, 2024, the board of directors approved, and on June 20, 2024, the Company effected, a reverse stock split of the shares of the Company’s outstanding common stock at a ratio of 1-for-4.675 (the “Reverse Stock Split”). The number of authorized shares and par value per share were not adjusted as a result of the Reverse Stock Split. All references to shares, options to purchase common stock, share amounts, per share amounts, and related information contained in the audited consolidated financial statements have been retrospectively adjusted to reflect the effect of the Reverse Stock Split for all periods presented. The shares of common stock underlying outstanding stock options and other equity instruments were proportionately reduced and the respective exercise prices, if applicable, were proportionately increased in accordance with the terms of the agreements governing such securities. In addition, the conversion ratios for each series of the Company’s redeemable convertible preferred stock, which were automatically convertible into shares of common stock upon the closing of the Company’s initial public offering (“IPO”) of common stock, were proportionally adjusted.
IPO and Concurrent Private Placement
On June 27, 2024, the Company’s Registration Statement on Form S-1 for its IPO was declared effective, and on July 1, 2024, the Company completed its IPO, pursuant to which it issued and sold 13,125,000 shares of its common stock at $16.00 price per share to the public. Net proceeds from the IPO were $193.3 million, after deducting underwriting discounts and commissions and other offering costs totaling $16.7 million.
In connection with the IPO, an existing investor and a holder of more than 5% of the Company’s capital stock, purchased an additional 2,500,000 shares of the Company’s common stock at the IPO price per share for total gross and net proceeds of $40.0 million in a private placement transaction (the “Concurrent Private Placement”). The closing of the Concurrent Private Placement was contingent on the closing of the IPO. The sale of such shares is not registered under the Securities Act of 1933, as amended (the “Securities Act”), and as such, the shares may not be offered or sold absent registration or an applicable exemption from registration. The shares sold in connection with the Concurrent Private Placement are subject to existing resale registration rights and were subject to a 180-day lock-up agreement with the underwriters in the IPO that expired on December 24, 2024. The Concurrent Private Placement closed on July 17, 2024.
Immediately prior to the closing of the IPO on July 1, 2024, all of the shares of the Company’s redeemable convertible preferred stock then outstanding converted into 28,855,656 shares of Class A common stock and 7,184,908 shares of Class B common stock at a 1-for-4.675 conversion ratio (the “Preferred Stock Conversion”). All outstanding Class A common stock shares and all outstanding Class B common stock shares were redesignated immediately thereafter into the same number of shares of voting common stock and non-voting common stock, respectively (the “Common Stock Reclassification”).
In connection with the closing of the Company’s IPO, the Company increased the authorized number of shares to 500,000,000 shares of common stock and 50,000,000 shares of preferred stock. The authorized number of common stock shares includes voting common stock of 492,815,092 shares and non-voting common stock of 7,184,908 shares.
Unless the context otherwise requires a different meaning, all references to “common stock” in these notes refers to the Company’s voting common stock and non-voting common stock combined.
Liquidity and Going Concern
The Company has incurred negative operating cash flows and significant losses from operations since its inception. For the years ended December 31, 2024 and 2023, the Company incurred net losses of $294.2 million and $155.0 million, respectively. Cash used in operating activities was $255.1 million and $130.0 million for the years ended December 31, 2024 and 2023, respectively. As of December 31, 2024, the Company had an accumulated deficit of $658.6 million.
The Company has historically financed its operations primarily through issuance of common stock, redeemable convertible preferred stock and convertible promissory notes in private placements, and most recently, through its IPO and Concurrent Private Placement. The Company expects to continue to incur substantial losses for the foreseeable future, and its ability to achieve and sustain profitability will depend on the successful development, approval, and commercialization of any product candidates it may develop, and on the achievement of sufficient revenue to support its cost structure. The Company may never achieve profitability and, unless and until it does, it will need to continue to raise additional capital. The Company believes that, based on its current operating plan, its existing cash, cash equivalents and marketable securities of $288.3 million as of December 31, 2024, will not be sufficient to meet its operating and capital requirements for at least 12 months from the date of issuance of these consolidated financial statements and there is substantial doubt about the Company’s ability to continue as a going concern.
In February 2025, the Company entered into a Merger Agreement (as defined in Note 15) through an all-stock transaction that would improve the Company’s liquidity. However, as of the date of the issuance of these consolidated financial statements, the Merger has not been completed and there can be no assurance that it will be consummated. The Company will need to raise significant additional capital to fund ongoing research and development activities and maintain future operations. The Company’s management plans to monitor expenses and may raise additional capital through a combination of public and private equity, debt financings, strategic alliances, and licensing arrangements. The Company’s ability to access capital when needed is not assured and, if capital is not available to the Company when, and in the amounts, needed, on the terms which are favorable, the Company could be required to delay, scale back, or abandon some or all of its planned development programs and other operations, which could materially harm the Company’s business, financial condition and results of operations.
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The accompanying consolidated financial statements do not reflect any adjustments relating to the recoverability and reclassifications of assets and liabilities that might be necessary if the Company is unable to continue as a going concern.
2.   Summary of Significant Accounting Policies and Basis of Presentation
Basis of Presentation
The accompanying consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Prior to their dissolution, the Company’s consolidated financial statements included the accounts of FronThera U.S. Holdings Inc. and FronThera U.S. Pharmaceuticals LLC, two wholly owned subsidiaries, and all intercompany transactions were eliminated.

Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
On an ongoing basis, the Company evaluates estimates and assumptions, including but not limited to those related to accruals for research and development expenses and accruals, stock-based compensation expense, the fair value of common stock and the fair value of the derivative liability. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from those estimates.
Segment and Geographical Information
The Company operates and manages its business as one reportable and operating segment, which is the business of researching and developing medicines for autoimmune disorders. The chief executive officer, who is the chief operating decision maker (“CODM”), reviews financial information on an aggregate basis for purposes of allocating resources and evaluating financial performance (see Note 14). All of the Company’s long-lived assets are located in the United States.
Concentration of Credit Risk
Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and cash equivalents, investments in marketable securities and restricted cash. The Company maintains bank deposits in federally insured financial institutions and certain of these deposits exceed federally insured limits. To date, the Company has not experienced any losses on its deposits of cash and periodically evaluates the creditworthiness of the financial institutions at which its bank deposits are maintained.
The Company may also invest in money market funds, U.S. treasuries, commercial paper, corporate bonds, supranational debt securities and agency bonds, which can be subject to certain credit risks. The Company mitigates the risks by investing in high-grade instruments, limiting its exposure to any one issuer and monitoring the ongoing creditworthiness of the financial institutions and issuers. The Company has not experienced any loss of principal on its financial instruments.
Risks and Uncertainties
The Company is subject to certain risks and uncertainties, including, but not limited to, changes in any of the following areas that the Company believes could have a material adverse effect on the future financial position or results of operations: the Company’s ability to advance the development of its proprietary precision data analytics platform, timing and ability to advance its product candidates through preclinical and clinical development; costs and timelines associated with the manufacturing of clinical supplies; regulatory approval, market acceptance of, and reimbursement for, any product candidates the Company may develop; performance of third-party vendors; competition from pharmaceutical or other biotechnology companies with greater financial resources or expertise; protection of intellectual property; litigation or claims against the Company based on intellectual property or other factors; and its ability to attract and retain employees necessary to support its growth.
The Company’s business and results of operations may be affected by worldwide economic conditions, which may continue to be impacted by global macroeconomic challenges and uncertainty in the markets, including severely diminished liquidity and credit availability, rising inflation and monetary supply shifts, rising interest rates, labor shortages, declines in consumer confidence, declines in economic growth, increases in unemployment rates, recession risks and uncertainty about economic and geopolitical stability (for example, related to the ongoing conflicts in Ukraine and Israel and the surrounding areas). These worldwide economic conditions may continue into 2025 and may negatively impact the Company’s business, financial position and results of operations.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.
Restricted Cash
Restricted cash represents security deposits in the form of letters of credit issued in connection with the Company’s leases (see Note 7).
Marketable Securities
Marketable securities may consist of money market funds, U.S. treasuries, commercial paper, corporate bonds, supranational debt securities and agency bonds with original maturities of more than three months at the time of purchase. As the Company’s entire investment portfolio is considered available for use in current operations, the Company classifies all marketable securities as available-for-sale and as current assets, even though the stated maturity may be more than one year from the current balance sheet date. Marketable securities are carried at fair value, with change in fair value reported as unrealized gains or losses in accumulated other comprehensive income (loss), which is a separate component of stockholders’ equity (deficit) in the consolidated balance sheets.
The amortized cost of marketable securities is adjusted for amortization of premiums and accretion of discounts to maturity, which is included in interest income in the consolidated statements of operations and comprehensive loss. Realized gains and losses on the sale of securities are determined by specific identification of each security’s cost basis. The Company regularly reviews its investment portfolio to determine if any security is impaired, which would require it to record an allowance for credit losses or an impairment charge in the period any such determination is made. In making this judgment, the Company evaluates, among other things, the extent to which the fair value of a security is less than its amortized cost, its intent to sell or whether it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis, the financial condition of the issuer and any changes thereto, and, as necessary, the portion of a decline in fair value that is credit-related. This assessment could change in the future due to new developments or changes in assumptions related to any particular security. Realized gains and losses, allowances for credit losses and impairments on available-for-sale marketable securities, if any, are recorded in the consolidated statements of operations and comprehensive loss.
Fair Value Measurement
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The carrying amounts of prepaid expenses, other current assets, accounts payable, accrued expenses and other liabilities approximate fair value due to their short-term maturities. Financial instruments, such as money market funds, marketable securities and derivative liabilities are measured at fair value at each reporting date (see Note 3).
Deferred Offering Costs
Deferred offering costs, consisting of legal, accounting and other third-party fees directly relating to in-process equity financings or offerings are capitalized. Deferred offering costs are offset against offering proceeds upon the completion of the financing or the offering. In the event the financing or the offering is terminated or delayed, deferred offering costs are expensed immediately as a charge to general and administrative expenses in the consolidated statements of operations and comprehensive loss. As of December 31, 2024 and 2023, the Company had no deferred offering costs in its consolidated balance sheets.

Property and Equipment, net
Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of assets. Costs for capital assets not yet placed into service are capitalized as construction-in-progress and depreciated once placed into service. Repair and maintenance costs that are not considered improvements and do not extend the useful life of property and equipment, are expensed as incurred. Improvements are capitalized as additions to property and equipment. Upon sale or retirement of assets, the costs and related accumulated depreciation are removed from the consolidated balance sheets and the resulting gain or loss is reflected within operating expenses in the consolidated statements of operations and comprehensive loss.
Asset Acquisitions and Acquired In-Process Research and Development Expenses
The Company measures and recognizes asset acquisitions that are not deemed to be business combinations based on the cost to acquire the asset or group of assets, which includes transaction costs. The Company determines if the acquisition should be accounted for as an asset acquisition after considering whether substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of assets and whether the Company acquired a substantive process capable of significantly contributing to the Company’s ability to create outputs. Goodwill is not recognized in asset acquisitions. If acquired in-process technology assets, including licenses, know-how and patents are determined to not have an alternative future use, the cost is charged to research and development expenses at the acquisition date.
The Company accounts for contingent consideration identified in an asset acquisition that does not meet the definition of a derivative under ASC 815, Derivatives and Hedging, when the payment becomes probable and reasonably estimable.
Such amounts are expensed or capitalized based on the nature of the associated asset at the date the related contingency is recognized.
Leases
The Company determines whether an arrangement is or contains a lease at the inception of the arrangement and whether such a lease should be classified as a financing lease or operating lease at the commencement date of the lease. Leases with a term greater than one year are classified as operating lease right-of-use assets, net and operating lease liabilities, current and non-current in the consolidated balance sheets. The Company elected not to recognize the right-of-use assets and lease liabilities for leases with lease terms of one year or less (short-term leases). Lease liabilities and their corresponding right-of-use assets are recorded based on the present value of lease payments over the lease term. The Company considers the lease term to be the noncancelable period that it has the right to use the underlying asset, together with any periods where it is reasonably certain it will exercise an option to extend (or not terminate) the lease. As the interest rate implicit in the Company’s lease contracts is not readily determinable, the Company utilizes its incremental borrowing rate to determine the present value of lease payments. The incremental borrowing rate is derived from information available at the lease commencement date and represents the rate of interest that a lessee would have to pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term in a similar economic environment.
Rent expense for operating leases is recognized on a straight-line basis over the lease term. The Company has elected to not separate lease and non-lease components for its real estate leases and instead accounts for each separate lease component and the non-lease components associated with that lease component as a single lease component. Variable lease payments are recognized as incurred.
As of December 31, 2024 and 2023, the Company had no finance leases.
Impairment of Long-Lived Assets
The Company regularly reviews the carrying value and estimated lives of all of its long-lived assets, including property and equipment, and ROU assets to determine whether indicators of impairment may exist which warrant adjustments to carrying values or estimated useful lives. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to future undiscounted net cash flows expected to be generated by the asset or asset group. Should impairment exist, the impairment loss to be recognized is measured by the amount by which the carrying amount of the asset exceeds the projected discounted future net cash flows arising from the asset.
Derivative Liability
The Company may issue financial instruments, such as promissory notes, which include embedded derivatives, such as call options. Derivatives are accounted for under ASC 815, Derivatives and Hedging. The Company performs analysis of derivatives embedded in the financial instruments, and if any requires bifurcation, accounts for these at fair value at the issuance date. In May 2024, the Company issued Series C redeemable convertible preferred stock shares, which included embedded derivatives that required bifurcation (see Note 3).
A derivative liability is accounted for separately from the financial instrument at fair value on the issuance date and is remeasured each reporting period. The changes in the fair value of the derivative liability are included in change in fair value of derivative liability in the consolidated statements of operations and comprehensive loss.
Redeemable Convertible Preferred Stock
The Company recorded redeemable convertible preferred stock at their respective fair values on the dates of issuance, net of offering costs. The redeemable convertible preferred stock was recorded outside of permanent equity because while it was not mandatory, redemption was contingent upon the occurrence of certain events considered not solely within the Company’s control. The Company did not adjust the carrying values of the redeemable convertible preferred stock to the liquidation preferences of such stock, because it was uncertain whether or when a deemed liquidation event would occur that would obligate the Company to pay the liquidation preferences to holders of redeemable convertible preferred stock. Subsequent adjustments to the carrying values to the liquidation preferences would be made only when it became probable that such a deemed liquidation event would occur (see Note 8).
Research and Development Expenses and Accruals
Research and development costs are expensed as incurred. Research and development costs consist primarily of costs associated with acquiring technology and intellectual property licenses that have no alternative future uses, costs incurred under in-license or assignment agreements, salaries and benefits of research and development personnel, costs related to research activities, preclinical studies, clinical trials, drug manufacturing, third-party professional research and development consulting services, and allocated overhead and facility-related expenses. Payments associated with licensing agreements to acquire exclusive licenses to develop, use, manufacture and commercialize products that have not reached technological feasibility and do not have alternate future use will also be expensed as incurred.
The Company records accrued liabilities for estimated costs of its research and development activities conducted by third-party service providers. The Company accrues these costs based on factors such as estimates of the work completed and in accordance with the third-party service agreements. If the Company does not identify costs that have begun to be incurred or if the Company underestimates or overestimates the level of services performed or the costs of these services, actual expenses could differ from the estimates. To date, the Company has not experienced any material differences between accrued costs and actual costs incurred.
Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. The prepaid amounts are expensed as the related goods are delivered or the services are performed and classified as current or non-current prepaid expenses and other assets.
The Company makes payments in connection with clinical trials to CMOs that manufacture the materials for its product candidates and to CROs and clinical trial sites that conduct and manage the Company’s clinical trials. The financial terms of these contracts are subject to negotiation, which vary by contract and may result in payments that do not match the periods over which materials or services are provided. Generally, these agreements set forth the scope of work to be performed at a fixed fee, unit price or on a time and materials basis. The Company makes estimates of accrued research and development expenses as of each balance sheet date based on facts and circumstances known at that time. The Company periodically confirms the accuracy of its estimates with the service providers and makes adjustments, if necessary. Research and development accruals are estimated based on the level of services performed, progress of the studies, including the phase or completion of events, and contracted costs. The estimated costs of research and development services provided, but not yet invoiced, are included in accrued expenses in the consolidated balance sheets. If the actual timing of the performance of services or the level of effort varies from the original estimates, the Company will adjust the accrual accordingly.
Patent Costs
All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed as incurred due to the uncertainty about the recovery of the expenditure. Amounts incurred are classified as general and administrative expenses in the consolidated statements of operations and comprehensive loss.
Stock-Based Compensation
The Company grants stock-based awards to employees, directors and non-employee consultants in the form of stock options to purchase shares of its common stock. The Company measures stock options granted with service-based vesting based on the fair value of the award on the grant date using the Black-Scholes option-pricing model. The model requires management to make a number of assumptions, including common stock fair value, expected volatility, expected term, risk-free interest rate and expected dividend yield. The Company expenses the fair value of its stock-based compensation awards on a straight-line basis over the requisite service period, which is the period in which the related services are received.
The Company has also granted stock options with graded vesting based on market, service and performance conditions. At the grant date, the fair value of these stock options was estimated using a Monte Carlo simulation model, which uses a distribution of potential outcomes over the vesting period. The assumptions utilized in the calculation included the Company’s expected common stock price, expected volatility, risk-free rate and expected term. Stock-based compensation expense for these awards is recognized on a straight-line basis over the requisite service period, which is the longer of the explicit service period of the service condition and the derived service period of the market condition, as determined for each separately vesting portion of the awards as if each award was, in substance, multiple awards.
The Company accounts for award forfeitures as they occur. The Company classifies stock-based compensation expense in its consolidated statements of operations and comprehensive loss in the same manner in which the award recipient’s salary or services costs are classified.
Income Taxes
The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes.
The Company assesses the likelihood of deferred tax assets being realized. It provides a valuation allowance when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences representing net future deductible amounts become deductible.
Tax benefits related to uncertain tax positions are recognized when it is more likely than not that a tax position will be sustained during an audit. Tax positions that meet the more-likely-than-not threshold are measured at the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement with the taxing authority. Interest and penalties related to unrecognized tax benefits are included within the provision for income tax.
Comprehensive Loss
Comprehensive loss represents all changes in stockholders’ deficit except those resulting from distributions to stockholders. The Company’s other comprehensive income (loss) for the years ended December 31, 2024 and 2023 consisted of unrealized gain (loss) on marketable securities, net of taxes.
Net Loss Per Share Attributable to Common Stockholders
Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. As such, net income is attributed to common stockholders and participating securities based on their participation rights. Prior to the IPO, under the two-class method, the net loss attributable to common stockholders was not allocated to the redeemable convertible preferred stock as the holders of the redeemable convertible preferred stock did not have a contractual obligation to share in the Company’s losses. Upon the IPO, the Company’s redeemable convertible preferred stock converted into either Class A or Class B common stock, and were immediately thereafter redesignated into voting and non-voting common stock, respectively, and therefore are included in the allocation of net loss attributable to common stockholders as they share in the Company’s losses. Voting and non-voting common stock participate in the Company’s losses equally. Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock and potentially dilutive securities outstanding for the period. Potentially dilutive securities include common stock issued and outstanding, unvested restricted common stock, early exercised stock options, and redeemable convertible preferred stock issued and outstanding. As the Company has reported losses for all periods presented, all potentially dilutive securities are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.
Recent Accounting Pronouncements
From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and has elected not to “opt out” of the extended transition related to complying with new or revised accounting standards, which means that when a standard is issued or revised and it has different application dates for public and private companies, the Company will adopt the new or revised standard at the time private companies adopt the new or revised standard and will do so until such time that the Company either (i) irrevocably elects to “opt out” of such extended transition period or (ii) no longer qualifies as an emerging growth company. The Company may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.
Recently Adopted Accounting Pronouncements
In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). This ASU requires public entities to disclose information about their reportable segments’ significant expenses and other segment items on an interim and annual basis. Public entities with a single reportable segment are required to apply the disclosure requirements in ASU 2023-07, as well as all existing segment disclosures and reconciliation requirements in ASC 280 on an interim and annual basis. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted this standard in the consolidated financial statements for the year ended December 31, 2024. The adoption of this standard did not impact the Company’s reportable segments and additional required disclosures have been included in Note 14.

In March 2024, the FASB issued ASU No. 2024-02, Codification Improvements — Amendments to Remove References to the Concepts Statements (“ASU 2024-02”). ASU 2024-02 clarifies and simplifies references to certain concept statements within U.S. GAAP and applies to all reporting entities within the scope of the affected accounting guidance, but in most instances the references removed are extraneous and not required to understand or apply the guidance. ASU 2024-02 is effective for fiscal years beginning after December 15, 2024 for public entities and for fiscal years beginning after December 15, 2025 for all other entities, with early application permitted. The Company adopted this standard in the consolidated financial statements for the year ended December 31, 2024. The adoption of this standard did not have a material impact on its consolidated financial statements at the adoption date.
Recently Issued and Not Yet Adopted Accounting Pronouncements
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which requires the disclosure of specific categories in the rate reconciliation and greater disaggregation for income taxes paid. ASU 2023-09 is effective for annual periods beginning after December 15, 2024 for public entities and for fiscal years beginning after December 15, 2025 for all other entities, with early application permitted. ASU 2023-09 should be adopted prospectively with the option to be adopted retrospectively. The Company is currently evaluating the impact of this standard on its disclosure in its consolidated financial statements.
In November 2024, the FASB issued ASU No. 2024-03, Disaggregation of Income Statement Expenses (Topic 220) (“ASU 2024-03”), requiring that public business entities disclose additional information about specific expense categories in the notes to financial statements at interim and annual reporting periods. The amendments of ASU 2024-03 are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. The requirements of ASU 2024-03 may be applied either prospectively to financial statements issued for reporting periods after the effective date or retrospectively to any or all prior periods presented in the financial statements. The Company is currently evaluating the impact of adopting ASU 2024-03 on its consolidated financial statements and disclosures.
3.   Fair Value Measurements
The Company discloses and recognizes the fair value of its assets and liabilities using a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The guidance establishes three levels of the fair value hierarchy as follows:
Level 1 — Quoted prices in active markets for identical assets or liabilities.
Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability. The Company recognizes transfers into and out of levels within the fair value hierarchy in the period in which the actual event or change in circumstances that caused the transfer occurs.
The Company’s financial instruments consist of Level 1, Level 2 and Level 3 financial instruments. Changes in the ability to observe valuation inputs may result in a reclassification of levels of certain securities within the fair value hierarchy.
Level 1 financial instruments are comprised of money market funds and U.S. treasuries. Level 2 financial instruments are comprised of U.S. treasuries. Usually, short term marketable securities are considered Level 2 when their fair values are determined using inputs that are observable in the market or can be derived principally from or corroborated by observable market data such as pricing for similar securities, recently executed transactions, cash flow models with yield curves, and benchmark securities. In addition, Level 2 financial instruments are valued using comparisons to like-kind financial instruments and models that use readily observable market data as their basis. Level 3 financial instruments include derivative liabilities issued in May 2023 and settled in October 2023 in connection with the closing of the second tranche of the Series B-2 and B-2A redeemable convertible preferred stock financing, and issued in March 2024 and settled in May 2024 in connection with the closing of the second tranche of the Series C redeemable convertible preferred stock financing.
The following tables represent the Company’s fair value hierarchy for financial assets measured at fair value on a recurring basis as of December 31, 2024 and 2023 (in thousands):
	Fair Value Measurements as of December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents
Money market funds	$168,847	$—	$—	$168,847
Marketable securities
U.S. treasuries	47,137	71,600	—	118,737
Total assets	$215,984	$71,600	$—	$287,584
	Fair Value Measurements as of December 31, 2023
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents
Money market funds	$21,310	$—	$—	$21,310
U.S. treasuries	2,000	—	—	2,000
Marketable securities
U.S. treasuries	1,958	998	—	2,956
Total assets	$25,268	$998	$—	$26,266
The derivative liability issued in May 2023 in connection with the closing of the second tranche of the Series B-2 and B-2A redeemable convertible preferred stock financing was a freestanding financial instrument and represented the Company’s obligation to issue additional shares of Series B-2 and B-2A redeemable convertible preferred stock at a fixed price upon the approval by the Company’s board of directors. In connection with the Series C redeemable convertible preferred stock financing in March 2024, the Company issued to investors two freestanding financial instruments: the Series C second tranche option liability and the put right option liability. The Company estimated their fair value using a Black-Scholes option-pricing model weighted by the probability of occurring. The Company used the intrinsic value calculation to estimate the fair value of the Series C second tranche option liability and the put right option liability upon settlement.

The following table provides a range of assumptions used in the valuation of the derivative liability for the years ended December 31, 2024 and 2023:
	Year Ended December 31,
	2024	2023
Expected term (in years)	0.2 – 0.4	0.0 – 0.4
Volatility	55.1% – 59.9%	43.2% – 83.2%
Risk-free interest rate	5.4% – 5.5%%	5.2% – 5.6%
Dividend yield	0.0%	0.0%
Probability of option exercise	0.0% – 100.0%%	30.0% – 100.0%
The following table provides a roll-forward of the fair value of the Company’s Level 3 financial instruments, the derivative liability, for the years ended December 31, 2024 and 2023 (in thousands):
	Year Ended December 31,
	2024	2023
Fair value at beginning of period	$—	$—
Fair value upon issuance	8,913	2,112
Changes in fair value	5,406	119
Fair value upon settlement	(14,319)	(2,231)
Fair value at end of period	$—	$—
There were no transfers between Level 1, Level 2 or Level 3 categories for the years ended December 31, 2024 and 2023.
4.   Marketable Securities
Marketable securities, which are classified as available-for-sale, consisted of the following as of December 31, 2024 and 2023 (in thousands):
	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value as of December 31, 2024
Short-term marketable securities:
U.S. treasuries	$118,697	$45	$(5)	$118,737
Total short-term marketable securities	$118,697	$45	$(5)	$118,737
	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value as of December 31, 2023
Short-term marketable securities:
U.S. treasuries	$2,954	$2	$—	$2,956
Total short-term marketable securities	$2,954	$2	$—	$2,956
All marketable securities held as of December 31, 2024 and 2023 had contractual maturities of less than one year.
As of December 31, 2024 and 2023, no significant facts or circumstances were present to indicate a deterioration in the creditworthiness of the issuers of the marketable securities, and the Company has no requirement or intention to sell these securities before maturity or recovery of their amortized cost basis. The Company considered the current and expected future economic and market conditions and determined that its marketable securities were not significantly impacted. For all marketable securities with a fair value less than its amortized cost basis, the Company determined the decline in fair value below amortized cost basis to be immaterial and non-credit related, and therefore no allowance for expected credit losses was recorded.

For the years ended December 31, 2024 and 2023, the Company did not recognize any impairment losses on its marketable securities.
5.   Balance Sheet Components
Other Prepaid Expenses and Current Assets
Other prepaid expenses and current assets consisted of the following as of December 31, 2024 and 2023 (in thousands):
	December 31, 2024	December 31, 2023
Prepaid insurance	$695	$111
Prepaid subscriptions	1,232	703
Interest receivable	698	108
Tax receivable	1,114	614
Other	762	95
Total other prepaid expenses and current assets	$4,501	$1,631
Property and Equipment, net
Property and equipment, net consisted of the following as of December 31, 2024 and 2023 (in thousands):
	Estimated Useful Life (in years)	December 31, 2024	December 31, 2023
Leasehold improvements	Shorter of useful life or lease term	$17,618	$17,592
Laboratory equipment	5	5,227	3,577
Furniture and fixtures	5	1,709	1,709
Computer equipment	5	896	896
Capitalized software	3	75	75
Total property and equipment, gross		25,525	23,849
Less: Accumulated depreciation and amortization		(4,557)	(1,408)
Total property and equipment, net		$20,968	$22,441
Depreciation and amortization expense was $3.2 million and $1.3 million for the years ended December 31, 2024 and 2023, respectively.
Other Accrued Expenses and Current Liabilities
Other accrued expenses and current liabilities consisted of the following as of December 31, 2024 and 2023 (in thousands):
	December 31, 2024	December 31, 2023
Accrued personnel and related expenses	$7,765	$5,585
Accrued professional services	2,657	1,093
Accrued other expenses	158	409
Total other accrued expenses and current liabilities	$10,580	$7,087

6.
Related Party Transactions

Foresite Labs Services Agreement
Foresite Labs, LLC (“Foresite Labs”) is an affiliate of Foresite Capital Management, a stockholder of the Company. In January 2021, the Company entered into a services agreement with Foresite Labs, which was amended and restated in August 2021 and in December 2023, and expires in December 2026, unless terminated earlier by the parties. Thereafter, on each anniversary of the effective date, the agreement will automatically renew for an additional one-year term, unless terminated earlier by the parties. Foresite Labs provides services to assist the Company in exploring specified immunology genetic targets. For the years ended December 31, 2024 and 2023, the Company recognized $0.9 million and $1.5 million as research and development expenses under the service agreement, respectively. Accrued expenses under the service agreement were zero and $2 thousand as of December 31, 2024 and 2023, respectively.
7.   Commitments and Contingent Liabilities
Operating Leases
In 2021, the Company entered into a lease agreement for 14,000 square feet of office space in South San Francisco, California, which commenced in August 2021 and had a contractual termination date of September 2024. In September 2023, the Company abandoned this right-of-use asset as it had moved to its new office space described below; the Company recognized a loss on this abandonment in the amount of $0.6 million.
In January 2022, the Company entered into a lease agreement for 12,000 square feet of office and laboratory space in South San Francisco, California, which commenced in July 2022 and had a contractual termination date of July 2029. This lease contained an early termination option, allowing the Company to terminate this lease before the expiry of the lease term. The Company concluded the lease term for accounting purposes ended in August 2023. In April 2023, the lease was modified, and the contractual lease termination was changed to October 2023. The accounting impact of the modification was not material.
In August 2022, the Company entered into a lease agreement for 55,000 square feet of office and laboratory space in South San Francisco, California, which commenced in January 2023 and has a contractual termination date in August 2033. The Company constructed leasehold improvements in the space, which were concluded to be lessee assets. The lessor provided the Company a tenant improvement allowance of $17.2 million, of which $0.5 million and $16.7 million were received and were accounted for as a reduction to lease payments for the years ended December 31, 2022 and 2023, respectively. At the commencement date, future lease payments totaled $37.9 million, including $54.6 million in gross fixed payments less $16.7 million in lease incentives received during the first year of the lease. The lease liability at lease commencement was calculated to be $14.1 million, which is equal to the present value of the future lease payments, discounted at the incremental borrowing rate of 11.4%. Following the commencement date, the Company measured its lease liability and right-of-use asset in accordance with ASC 842-20-35-3. In accordance with this guidance, future lease payments increased as the $16.7 million incentive was received, and future gross fixed payments were no longer offset by these incentives. Leasehold improvements were reflected in property and equipment, net in the consolidated balance sheets as of December 31, 2024 and 2023. The lease agreement also includes a renewal option allowing the Company to extend this lease for an additional three years at the prevailing rental rate, which the Company was not reasonably certain to exercise.
In December 2024, the Company entered into a lease agreement for approximately 22,000 square feet of additional office space in South San Francisco, California. The lease has a contractual termination date of December 2026, with the right to extend the lease for an additional two years subject to certain conditions. The Company determined that, for accounting purposes, the commencement date of the lease is in January 2025 and the lease term ends in December 2026, as it not reasonably certain that the lease will be extended. Therefore, the Company will recognize the right-of-use asset and the lease liability on the commencement date in January 2025. Total undiscounted lease payments over the lease term will be approximately $1.9 million.

The Company maintains letters of credit representing security deposits on its leases in the amount of $1.1 million as of December 31, 2024 and 2023. The letters of credit were reflected in restricted cash, non-current in the consolidated balance sheets as of December 31, 2024 and in restricted cash, current and non-current in the consolidated balance sheets as of December 31, 2023.
The components of lease costs were as follows (in thousands):
	Year Ended December 31,
	2024	2023
Operating lease costs	$3,469	$4,747
Variable lease costs	1,202	545
Total lease costs	$4,671	$5,292
Supplemental cash flow information related to the operating leases were as follows (in thousands):
	Year Ended December 31,
	2024	2023
Cash payments included in the measurement of operating lease liabilities	$5,299	$2,903
Weighted-average remaining lease term and incremental borrowing rate for the operating leases were as follows:
	December 31, 2024	December 31, 2023
Weighted-average remaining lease term (years)	8.7	9.5
Weighted-average incremental borrowing rate	11.4%	11.4%
Future minimum lease payments under non-cancelable leases as of December 31, 2024 were as detailed below (in thousands):
2025	$4,959
2026	5,125
2027	5,296
2028	5,474
2029	5,658
Thereafter	21,857
Total undiscounted lease payments	48,369
Less: Imputed interest	(17,647)
Total operating lease liabilities	$30,722
FronThera Contingent Consideration
In March 2021, the Company entered into a stock purchase agreement to acquire FronThera U.S. Holdings, Inc. and its wholly owned subsidiary, FronThera U.S. Pharmaceuticals LLC., and the transaction was accounted for as an asset acquisition. Under the stock purchase agreement, the Company is obligated to pay contingent consideration of up to an aggregate of $120.0 million based on the achievement of specified clinical and approval milestones, of up to an aggregate of $70.0 million payable for clinical milestones, and of up to an aggregate of $50.0 million payable for approval milestones, all related to technology acquired under the agreement. In the year ended December 31, 2022, the Company incurred and made a $37.0 million milestone payment for the first administration of ESK-001 to a patient enrolled in a Phase 2 clinical trial of ESK-001, which was recorded in research and development expenses in the consolidated statements of operations and comprehensive loss. In July 2024, the Company met a milestone in connection with the first administration of ESK-001 to a patient enrolled in a Phase 3 clinical trial of ESK-001 and made a $23.0 million milestone payment in August 2024, which was recorded in research and development expenses in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2024. No other milestones were achieved or were probable of being achieved as December 31, 2024.
Research and Development Agreements
The Company enters into various agreements in the ordinary course of business, such as those with suppliers, CROs, CMOs and clinical trial sites. These agreements provide for termination at the request of either party, generally with less than one-year notice and are, therefore, cancellable contracts and, if cancelled, are not anticipated to have a material effect on the Company’s financial condition, results of operations, or cash flows.
Legal Contingencies
From time to time, the Company may become involved in legal proceedings arising from the ordinary course of business. The Company records a liability for such matters when it is probable that future losses will be incurred and that such losses can be reasonably estimated. Significant judgment by the Company is required to determine both probability and the estimated amount. Management is currently not aware of any legal matters that could have a material adverse effect on the Company’s financial position, results of operations or cash flows.
Guarantees and Indemnifications
In the normal course of business, the Company enters into agreements that contain a variety of representations and provide for general indemnification. Its exposure under these agreements is unknown because it involves claims that may be made against the Company in the future. To the extent permitted under Delaware law, the Company has agreed to indemnify its directors and officers for certain events or occurrences while the director or officer is, or was serving, at a request in such capacity. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. As of December 31, 2024 and 2023, the Company did not have any material indemnification claims that were probable or reasonably possible and consequently has not recorded related liabilities.
8.   Redeemable Convertible Preferred Stock
In May 2023, the Company issued and sold an aggregate of 10,722,340 shares of Series B-2 redeemable convertible preferred stock for gross proceeds of $53.6 million and 1,277,660 shares of Series B-2A redeemable convertible preferred stock for gross proceeds of $6.4 million and incurred $0.2 million of offering costs. The purchase price for Series B-2 and B-2A redeemable convertible preferred stock was $5.00 per share. The Series B-2 and Series B-2A stock purchase agreement contained an obligation to issue additional shares of Series B-2 or Series B-2A redeemable convertible preferred stock in a second tranche closing by October 2023 (the “Second Tranche Series B-2 Closing”) upon the occurrence of certain events, including the board of directors’ consent. The Company recognized this call option as a derivative liability and estimated its fair value of $2.1 million.
In July 2023, the holders of the shares of Series B-2A redeemable convertible preferred stock elected to convert their 1,277,660 shares into the same number of Series B-2 redeemable convertible preferred stock.
In October 2023, the Company closed the Second Tranche Series B-2 Closing and issued an additional 4,221,170 shares of Series B-2 redeemable convertible preferred stock and 1,778,830 shares of Series B-2A redeemable convertible preferred stock at a price of $5.00 per share and received gross proceeds of $21.1 million and $8.9 million, respectively. Accordingly, the derivative liability was settled, and the Company reclassified the derivative liability, remeasured at fair value of $2.2 million, into redeemable convertible preferred stock. The Company incurred less than $0.1 million of offering costs in connection with the Second Tranche Series B-2 Closing.
In March 2024, the Company issued and sold an aggregate of 41,264,891 shares of Series C redeemable convertible preferred stock for gross proceeds of $129.5 million and incurred $0.4 million of offering costs. The purchase price for Series C redeemable convertible preferred stock was $3.13826 per share. Under the Series C stock purchase agreement, any time prior to the earliest of (i) December 31, 2024, (ii) the execution of a letter of intent for the sale of the Company, or (iii) the closing date of the Company’s IPO, at the discretion of the Company’s board of directors, the Company was obligated to sell and each Series C purchaser was obligated to purchase additional shares of Series C redeemable convertible preferred stock with the amount equal to the purchaser’s aggregate purchase price in the first tranche Series C closing less any previous payments by the purchaser as part of the Put Right (as defined below) exercise. If the purchaser did not purchase its full share in the second tranche closing (the “Second Tranche Series C Closing”), all of its existing shares of Series C redeemable convertible stock and Series C-1 redeemable convertible preferred stock were convertible into voting common stock at a 10-to-1 basis. Additionally, a purchaser had a right to purchase shares of Series C-1 redeemable convertible preferred stock at a purchase price of $4.00 per share beginning from the earlier of (a) September 4, 2024 or (b) the date of a significant partnering or collaboration agreement and expiring upon the earlier of (a) December 31, 2024, (b) the public filing of a registration statement on Form S-1 for the IPO, (c) the Second Tranche Series C Closing and (d) the execution of a letter of intent for the sale of the Company (the “Put Right”). The Put Right could only be exercised once. The Company determined that the Second Tranche Series C Closing and the Put Right were two freestanding financial instruments and recognized the derivative liabilities at their estimated fair value of $8.9 million at the issuance date.
In May 2024, the Company closed the Second Tranche Series C Closing and issued an additional 41,264,892 shares of Series C redeemable convertible preferred stock at a price of $3.13826 per share. The Company received gross proceeds of $129.5 million and incurred $0.2 million of offering costs. Accordingly, the derivative liabilities were settled, and the Company reclassified the derivative liabilities, remeasured at fair value of $14.3 million, into redeemable convertible preferred stock.
Immediately prior to the closing of the Company’s IPO on July 1, 2024, all outstanding shares of the Company’s redeemable convertible preferred stock were converted and then redesignated into voting and non-voting common stock (see Note 1) and are no longer outstanding.
The Company’s redeemable convertible preferred stock as of December 31, 2023, consisted of the following:
	December 31, 2023
	Shares Authorized	Shares Issued and Out standing	Aggregate Liquidation Preference	Net Carrying Value
	(in thousands, except share amounts)
Series Seed redeemable convertible preferred stock	10,500,000	10,500,000	$10,500	$10,480
Series A redeemable convertible preferred stock	7,500,000	7,500,000	30,000	29,972
Series B redeemable convertible preferred stock	40,200,000	40,200,000	201,000	200,711
Series B-1 redeemable convertible preferred stock	9,760,088	9,760,088	39,040	44,310
Series B-2 redeemable convertible preferred stock	18,000,000	16,221,170	81,106	80,969
Series B-2A redeemable convertible preferred stock	3,056,490	1,778,830	8,894	8,928
Total redeemable convertible preferred stock	89,016,578	85,960,088	$370,540	$375,370

9.
Stockholders’ Equity (Deficit)

As of December 31, 2023, the Company was authorized to issue 125,000,000 shares of Class A common stock and 85,960,088 shares of Class B common stock, both with par values of $0.0001 per share.
In June 2024, the Company’s board of directors approved the amended and restated certificate of incorporation, which was filed upon the closing of the IPO and which authorized the Company to issue up to 50,000,000 shares of preferred stock, with a par value of $0.0001 per share, and 492,815,092 shares of voting common stock and 7,184,908 shares of non-voting common stock, both with par values of $0.0001 per share.
Immediately prior to the closing of the IPO on July 1, 2024, all of the shares of the Company’s redeemable convertible preferred stock then outstanding converted 28,855,656 shares of Class A common stock and 7,184,908 shares of Class B common stock at a 1-for-4.675 conversion ratio. All outstanding Class A common stock shares and all outstanding Class B common stock shares were redesignated immediately thereafter into the same number of shares of voting common stock and non-voting common stock, respectively.
As of December 31, 2024, there were no shares of preferred stock issued or outstanding, and 47,222,419 and 7,184,908 shares of voting common stock and non-voting common stock, respectively, outstanding.
The holders of voting and non-voting common stock have the same rights except that non-voting common stock does not have voting rights, except as may be required by law. Each holder of non-voting common stock has a right to convert each share of non-voting common stock to one share of voting common stock subject to the following limitations. At any time following the Company’s registration of any class of equity securities under the Exchange Act, the holders of shares of non-voting common stock may not convert a number of shares of non-voting common stock into shares of voting common stock in excess of that number of shares of non-voting common stock which would cause the holder thereof to beneficially own (for purposes of Section 13(d) of the Exchange Act), in excess of 4.99% of the total number of issued and outstanding shares of voting common stock. Such maximum percentage may be increased or decreased to such other percentage as any holder of outstanding shares of non-voting common stock may designate in writing (in the case of an increase upon 61 days’ prior written notice).
Common stock reserved for issuance, on an as-converted basis, consisted of the following as of December 31, 2024 and 2023:
	December 31, 2024	December 31, 2023
Outstanding and issued stock options	9,458,788	5,096,086
Shares available for grant under 2024 Equity Incentive Plan	6,893,517	—
Shares available for grant under 2024 Employee Stock Purchase Plan	650,000	—
Shares available for grant under 2024 Performance Option Plan	92,800	—
Shares available for grant under 2021 Stock Plan	—	296,189
Redeemable convertible preferred stock issued and outstanding	—	18,387,168
Total	17,095,105	23,779,443
Common Stock Issued to Executives
In February 2021, the Company issued 100,532 shares of restricted common stock to two executives at a purchase price of $0.94 per share. The shares vest over a four-year period with a one-year cliff vesting. The holders have voting and dividends rights. The Company has the right to repurchase unvested shares of common stock at the price paid by the holder in the event of termination of the holder’s continuous status as a service provider. The Company estimated the fair value of the restricted stock awards based on the fair value of common stock at the grant dates. The expense is recognized ratably over the vesting terms. The Company recognized $0.1 million of stock-based compensation expense related to restricted stock awards for each of the years ended December 31, 2024 and 2023. In the year ended December 31, 2024, a holder’s continuous service terminated, and the Company repurchased the unvested shares.
The following table summarizes the activity for the Company’s restricted common stock for the years ended December 31, 2024 and 2023:
	Number of Shares	Weighted- Average Grant Date Fair Value
Unvested as of December 31, 2023	29,322	$2.90
Vested	(20,322)	$2.90
Repurchased	(6,417)	$2.90
Unvested as of December 31, 2024	2,583	$2.90

As of December 31, 2024, the remaining unamortized stock-based compensation expense was immaterial.
10.   Stock-Based Compensation
2021 Stock Plan
In February 2021, the Company adopted its 2021 Stock Plan (the “2021 Plan”), which provided for stock awards to eligible employees, directors and consultants of the Company. Awards issuable under the 2021 Plan included incentive stock options (“ISOs”), non-statutory stock options (“NSOs”), restricted stock units (“RSUs”) and stock grants. Subsequent to the adoption of the 2024 Equity Incentive Plan (the “2024 EIP”) in June 2024, described below, no additional shares were available for issuance under the 2021 Plan, and any stock options granted under the 2021 Plan that were subsequently forfeited would be made available for issuance under the 2024 EIP.
The terms of the 2021 Plan permit option holders to exercise options before their options are vested. The shares of common stock granted upon early exercise that have not yet vested are subject to repurchase by the Company in the event of termination of the holder’s continuous status as a service provider, at the price paid by the holder.
Stock Option Repricing
In March 2024, the Company’s board of directors approved the repricing of all outstanding options as of March 29, 2024, which had an exercise price exceeding $8.84 per share. The exercise price of outstanding options with a weighted average exercise price of $10.23 for 4,603,443 common stock shares was reduced to the estimated common stock fair value of $8.84 per share at the date of the repricing. The vesting terms and expiration dates remain unchanged from the original grant dates.
The stock option repricing was treated as an option modification for accounting purposes and resulted in total incremental expense of $0.7 million, of which $0.1 million incremental expense associated with the vested options was recognized on the modification date. The remaining $0.6 million incremental expense associated with the unvested options as of the modification date is being recognized over the remainder of the original requisite service period.
2024 Performance Option Plan
In May 2024, the Company’s board of directors adopted, and its stockholders approved, the 2024 Performance Option Plan (the “2024 POP”). The Company reserved 1,880,680 shares of common stock issuable under the 2024 POP. The 2024 POP permits grants of ISOs, NSOs and restricted stock awards to the Company’s employees, directors and consultants.
In May 2024, the Company granted NSOs to employees to purchase 1,880,680 shares of common stock at an exercise price of $10.19 under the 2024 POP. Options generally vest on the date when the Company meets certain common stock public market price specified targets after the end of the lock-up period, subject to continuous service through each respective vest date. The price targets are calculated based on the volume weighted average price per share over 30 consecutive trading dates, in accordance with the grant terms. The unvested awards will expire if it is determined that the vesting conditions have not been met during the applicable six-year performance period. The service condition includes monthly vesting over 36 months from the vesting commencement date and the employee’s continuous service with the Company through each such monthly vesting date. The terms of the 2024 POP permit option holders to exercise options before their options are vested, if the market condition has been met.
2024 Equity Incentive Plan
In June 2024, the Company’s board of directors adopted, and its stockholders approved, the 2024 EIP, which became effective on June 27, 2024, upon execution of the underwriting agreement related to the Company’s IPO. The Company reserved 7,800,000 new shares of common stock for issuance under the 2024 EIP. In addition, up to 6,829,339 shares subject to awards under the 2021 Plan that terminate, expire, or lapse for any reason without the delivery of shares, or are reacquired or withheld (or not issued) to satisfy a tax withholding obligation or the purchase or exercise price, were authorized to be added to the 2024 EIP. The 2024 EIP also provides that the number of shares initially reserved and available for issuance will automatically increase each January 1, beginning on January 1, 2025 through January 1, 2034, by an amount equal to 5% of the outstanding number of shares of the Company’s common stock as of the last day of the immediately preceding fiscal year, or such lesser number of shares as determined by the board of directors prior to the applicable January 1. No more than 43,888,017 shares of common stock may be issued upon the exercise of incentive stock options under the 2024 EIP.
The 2024 EIP allows the Company to make equity-based awards to its officers, employees, directors and consultants. The 2024 EIP provides for the grant of ISOs, NSOs, restricted stock awards, RSUs, stock appreciation rights, performance awards and other stock-based awards. Options under the 2024 EIP may be granted for periods of up to 10 years at exercise prices no less than the fair market value of common stock on the date of grant; provided, however, that the exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value of the shares on the date of grant and such option may not be exercisable after the expiration of five years from the date of grant. Stock option grants under the 2024 EIP generally vest over four years. The grant date fair market value of all awards made under the 2024 EIP and all cash compensation paid by the Company to any non-employee director for services as a director in any fiscal year may not exceed $750,000, or increased to $1,000,000 in the fiscal year of their initial service as a non-employee director. The terms of the 2024 EIP do not permit option holders to exercise options before their options are vested.
2024 Employee Stock Purchase Plan
In June 2024, the Company’s board of directors adopted, and its stockholders approved, the 2024 Employee Stock Purchase Plan (the “2024 ESPP”), which became effective on June 28, 2024, upon execution of the underwriting agreement related to the Company’s IPO. The Company reserved 650,000 shares of common stock for issuance under the 2024 ESPP. The number of shares of common stock reserved for issuance under the 2024 ESPP will be automatically increased each year for ten calendar years beginning on January 1, 2025 through January 1, 2034, by the lesser of (i) 1% of the total number of shares of our common stock outstanding on the last day of the calendar month before the date of the automatic increase, and (ii) 1,950,000 shares; provided that before the date of any such increase, the board of directors may determine that such increase will be less than the amount in (i) and (ii) above. The 2024 ESPP allows an eligible employee to purchase shares of common stock at an amount equal to 85% of the lower of the fair market value of the Company’s common stock at the beginning of the offering period or at each applicable purchase date during an offering period as established by the board of directors. In December 2024, the Company’s board of directors approved the grant of purchase rights under an offering period beginning on January 24, 2025.
Stock Option Activity
2021 Plan and 2024 EIP
The following table summarizes the Company’s stock option activity under the 2021 Plan and 2024 EIP for the years ended December 31, 2024 and 2023. The table includes early exercised shares as part of stock options exercised.

	Options	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2023	5,096,086	$9.68	8.5	$15,033
Granted	2,902,385	$11.68
Exercised	(72,201)	$8.26		$333
Forfeited or expired	(255,362)	$10.23
Outstanding, vested and expected to vest as of December 31, 2024	7,670,908	$9.59	8.2	$1,777
Exercisable as of December 31, 2024	6,565,317	$9.31	8.0	$1,777
Total exercisable shares of 6,565,317 as of December 31, 2024 included 3,906,969 unvested shares that were early exercisable under the 2021 Plan.
2024 POP
The following table summarizes the Company’s stock option activity under the 2024 POP for the year ended December 31, 2024.
	Options	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2023	—	$—	—	$—
Granted	1,880,680	$10.19
Forfeited or expired	(92,800)	$10.19
Outstanding, vested and expected to vest as of December 31, 2024	1,787,880	$10.19	9.3	$—
Exercisable as of December 31, 2024	—	$—	—	$—
Valuation of Stock Options Granted Under the 2021 Plan and 2024 EIP
The weighted-average grant date fair value of stock options granted under the 2021 Plan and the 2024 EIP for the years ended December 31, 2024 and 2023 was $9.92 and $10.93 per stock option, respectively. The total fair value of stock options vested for the years ended December 31, 2024 and 2023 was $5.8 million and $8.1 million, respectively.
The fair value of these stock options was estimated using the Black-Scholes option pricing model with the following assumptions:
	Year Ended December 31,
	2024	2023
Expected term (in years)	5.8 – 6.1	5.8 – 6.6
Volatility	103.65% – 109.78%	97.65% – 102.54%
Risk-free interest rate	3.47% – 4.48%	3.66% – 4.77%
Dividend yield	0.00%	0.00%
Expected Term
The expected term represents the weighted-average period the stock options are expected to remain outstanding and is based on the options’ vesting terms and contractual terms as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.
Expected Volatility
The expected stock price volatility assumption was determined by examining the historical volatilities for industry peers, as the Company did not have sufficient trading history of its common stock. The Company will continue to use industry peers in determining historical stock price volatility until sufficient historical data of its common stock becomes available.
Risk-Free Interest Rate
The risk-free interest rate assumption is based on the U.S. Treasury instruments whose term was consistent with the expected term of the Company’s stock options.
Dividends
The Company has not paid any cash dividends on common stock since inception and does not anticipate paying any dividends in the foreseeable future. Consequently, an expected dividend yield of zero was used.
Common Stock Fair Value
Prior to the IPO, the fair market value of the Company’s common stock was determined by the board of directors with assistance from management and external valuation experts. The approach to estimating the fair market value of common stock was consistent with the methods outlined in the Practice Aid.
Prior to May 2023, the Company utilized an Option Pricing Method (“OPM”) based analysis, primarily the OPM backsolve methodology, to determine the estimated fair value of the common stock. Within the OPM framework, the backsolve method, for inferring the total equity value implied by a recent financing transaction or by an estimated equity value of the Company’s pipeline product candidates, involves the construction of an allocation model that takes into account the Company’s capital structure and the rights, preferences and privileges of each class of stock, then assumes reasonable inputs for the other OPM variables (expected time to liquidity, volatility, and risk-free rate). The total equity value is then iterated in the model until the model output value for the equity class sold in a recent financing round equals the price paid in that round. The OPM is generally utilized when specific future liquidity events are difficult to forecast (i.e., the enterprise has many choices and options available), and the enterprise’s value depends on how well it follows an uncharted path through the various possible opportunities and challenges. In determining the estimated fair value of the common stock, the board of directors also considered the fact that the stockholders could not freely trade the common stock in the public markets. Accordingly, the Company applied discounts to reflect the lack of marketability of its common stock based on the weighted-average expected time to liquidity. The estimated fair value of the common stock at each grant date reflected a non-marketability discount partially based on the anticipated likelihood and timing of a future liquidity event.
For valuations performed between May 2024 and before June 27, 2024, the Company utilized a hybrid method that combined the Probability-Weighted Expected Return Method (“PWERM”), an accepted valuation method described in the Practice Aid, and the OPM. The Company determined this was the most appropriate method for determining the fair value of its common stock based on the stage of development and other relevant factors. The PWERM is a scenario-based analysis that estimates the value per share of common stock based on the probability-weighted present value of expected future equity values for the common stock, under various possible future liquidity event scenarios, considering the rights and preferences of each class of shares, discounted for a lack of marketability. Under the hybrid method, an OPM was utilized to determine the fair value of the Company’s common stock in certain of the PWERM scenarios (capturing situations where its development path and future liquidity events were difficult to forecast), potential exit events were explicitly modeled in the other PWERM scenarios. A discount for lack of marketability was applied to the value derived under each scenario to account for a lack of access to an active public market to estimate the common stock fair value.

The Company also considered the amount of time between the independent third-party valuation dates and the grant dates and performed an interpolation of the fair value between the two valuation dates to estimate common stock fair value at each grant date. This determination includes an evaluation of whether the subsequent valuation indicated that any significant change in valuation had occurred between the previous valuation and the grant date.
The assumptions underlying these valuations represented management’s best estimates, which involved inherent uncertainties and the application of management’s judgment. As a result, if the Company had used significantly different assumptions or estimates, the fair value of the common stock and the stock-based compensation expense could have been materially different.
Once a public trading market for the Company’s common stock was established in connection with its IPO, the fair value of the Company’s common stock was based on the IPO price per share and thereafter on its publicly traded common stock price at grant date, as listed on the Nasdaq Global Select Market under the ticker “ALMS.”
Valuation of Stock Options Granted under the 2024 POP
Stock options granted under the 2024 POP vest based on service, market and performance conditions (the occurrence of the IPO or a change of control) and are classified as equity financial instruments. At the grant date, the fair value of stock options granted under the 2024 POP was estimated using a Monte Carlo simulation model, which uses a distribution of potential outcomes on a monthly basis over the vesting period prioritizing the most reliable information available. The assumptions utilized in the calculation were based on the achievement of certain stock price thresholds, including the Company’s expected common stock price, expected volatility, risk-free rate and expected term. The Company used the following assumptions to estimate the fair value at the grant date in May 2024: common stock fair value of $12.06, vesting term of 6.0 years, volatility of 122.00%, and risk-free rate of 4.38%. The estimates of fair value are uncertain and changes in any of the estimated inputs could have resulted in significant adjustments to the fair value.
The Company’s estimated fair value of stock options issued under the 2024 POP of $18.0 million is recognized using graded vesting from July 1, 2024, the closing of the IPO, when the performance condition was met, over the longer of (i) the explicit service period of the service condition of 36 months or (ii) the derived service period between 1.4 years to 2.1 years), as determined for each graded vesting tranche. The Company recognized $5.7 million in stock-based compensation expense related to the 2024 POP for the year ended December 31, 2024.
Early Exercise of Employee Stock Options
Proceeds from the early exercise of stock options are recorded as share repurchase liability, and as shares vest are recognized to additional paid-in capital in the consolidated balance sheets. As of December 31, 2024 and 2023, there was $0.8 million and $1.8 million share repurchase liability related to the unvested shares, respectively, included in share repurchase liability in the consolidated balance sheets.
The following table summarizes the activity for the Company’s early exercisable shares for the years ended December 31, 2024 and 2023:
	Number of Shares	Weighted- Average Exercise Price Per Share
Unvested as of December 31, 2022	663,930	$5.36
Early exercised	18,469	$9.48
Vested	(340,502)	$5.65
Repurchased	(14,797)	$4.36
Unvested as of December 31, 2023	327,100	$5.33
Early exercised	25,034	$8.84
Vested	(205,451)	$5.62
Unvested as of December 31, 2024	146,683	$5.53

Stock-Based Compensation Expense
The following table summarizes stock-based compensation expense recognized in the Company’s consolidated statements of operations and comprehensive loss for the years ended December 31, 2024 and 2023 (in thousands):
	Year Ended December 31,
	2024	2023
Research and development	$10,110	$4,745
General and administrative	9,347	3,880
Total stock-based compensation expense	$19,457	$8,625
The following table summarizes the stock-based compensation expense recognized in the Company’s consolidated statements of operations and comprehensive loss by award type for the years ended December 31, 2024 and 2023 (in thousands):
	Year Ended December 31,
	2024	2023
Stock options	$19,399	$8,553
Restricted stock awards	58	72
Total stock-based compensation expense	$19,457	$8,625
Stock-based compensation expense related to non-employee awards was $0.3 million for the years ended December 31, 2024 and 2023.
As of December 31, 2024, there was unrecognized stock-based compensation expense of $54.4 million related to unvested stock options which the Company expects to recognize over a remaining weighted-average period of 2.5 years.
11.   Net Loss Per Share Attributable to Common Stockholders
The following table sets forth the computation of the basic and diluted net loss per share attributable to common stockholders for the years ended December 31, 2024 and 2023 (in thousands, except share and per share amounts):
	Year Ended December 31,
	2024	2023
Numerator:
Net loss	$(294,233)	$(154,993)
Denominator:
Weighted-average shares of common stock outstanding	28,579,979	2,649,038
Less: Weighted-average shares of common stock subject to repurchase	(238,113)	(498,852)
Weighted-average shares of common stock outstanding, basic and diluted	28,341,866	2,150,186
Net loss per share attributable to common stockholders, basic and diluted	$(10.38)	$(72.08)
The following outstanding potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented, because including them would have been anti-dilutive (on an as-converted basis):
	December 31, 2024	December 31, 2023
Stock options issued and outstanding	9,458,788	5,096,086
Unvested restricted common stock and early exercised stock options	149,266	356,422
Redeemable convertible preferred stock issued and outstanding	—	18,387,168
Total	9,608,054	23,839,676

12.
Income Taxes

No provision for income taxes was recorded for the years ended December 31, 2024 and 2023, as the Company operated with taxable losses. The Company has incurred net operating losses only in the United States since inception.
The differences between the effective income tax rate and the U.S. federal statutory income tax rate for the years ended December 31, 2024 and 2023 were as follows (in thousands):
	Year Ended December 31,
	2024	2023
Amount at statutory tax rates	$(61,789)	$(32,548)
Permanent differences	3,000	7
Valuation allowance	64,923	34,961
Stock-based compensation	3,356	892
Federal research and development credit	(9,520)	(3,322)
Other	30	10
Total	$—	$—
Significant components of the deferred tax asset balances as of December 31, 2024 and 2023 were as follows (in thousands):
	December 31, 2024	December 31, 2023
Deferred tax assets:
Net operating losses	$21,573	$10,519
Tax credits	17,407	6,243
Research and development capitalization	74,211	39,059
Accruals and reserves	115	15
Stock-based compensation	3,088	1,361
Operating lease liabilities	6,452	6,842
Other capitalized expenses	11,832	4,567
Gross deferred tax assets	134,678	68,606
Valuation allowance	(127,990)	(61,404)
Deferred tax assets, net of valuation allowance	$6,688	$7,202
Deferred tax liabilities:
Fixed assets	(885)	(1,025)
Operating lease right-of-use assets	(5,803)	(6,177)
Deferred tax liabilities	(6,688)	(7,202)
Total net deferred tax assets	$—	$—
A valuation allowance is required to be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. Realization of deferred tax assets is dependent upon future earnings, the timing and amount of which are uncertain. The Company believes that, based on a number of factors such as the history of operating losses, it is more likely than not that the deferred tax assets will not be fully realized, such that a full valuation allowance has been recorded. The valuation allowance increased by $66.6 million and by $35.4 million for the years ended December 31, 2024 and 2023, respectively, primarily due to the net operating losses carryforwards and research and development credits.

The following table sets forth the Company’s U.S. federal and state net operating loss carryforwards and tax credits as of December 31, 2024 (in thousands):
	Amount	Begin to Expire
Net operating losses, U.S. federal	$84,664	Do not expire
Net operating losses, U.S. federal	$16,520	2037
Net operating losses, U.S. states	$4,683	2041
Tax credits, U.S. federal	$16,026	2039
Tax credits, U.S. states	$5,289	2037
Utilization of some of the U.S. federal and state net operating loss and credit carryforwards may be subject to annual limitations due to the change in ownership provisions of the Internal Revenue Code and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization. As of December 31, 2024, the Company has completed an Internal Revenue Code section 382 analysis which did not result in any expiration of U.S. federal net operating losses and credits before utilization. As the Company has recorded a full valuation allowance, any potential limitation is not expected to have a material impact to the consolidated financial statements.
Uncertain Tax Positions
A reconciliation of the beginning and ending balances of the unrecognized tax benefits for the years ended December 31, 2024 and 2023, is as follows (in thousands):
	Year Ended December 31,
	2024	2023
Beginning balance	$4,116	$2,451
Increases in tax positions in the current period	1,336	3,572
Decreases related to prior year’s tax position	(2,655)	(1,907)
Ending balance	$2,797	$4,116
The entire amount of the unrecognized tax benefits would not impact the Company’s effective tax rate if recognized. The Company has elected to include interest and penalties as a component of other income (expense), net. For the years ended December 31, 2024 and 2023, the Company did not recognize accrued interest and penalties related to unrecognized tax benefits. The Company does not anticipate that the amount of existing unrecognized tax benefits will significantly increase or decrease during the next 12 months.
As of December 31, 2024, the Company is not under audit by the Internal Revenue Service or any state authority for income taxes for any open years. Due to the Company’s net operating loss carryforwards, the Company’s domestic income tax returns are open to examination by the Internal Revenue Service beginning with tax year 2017 and by state taxing authorities beginning with tax year 2021.
13.   Employee Benefit Plans
The Company sponsors a qualified 401(k) defined contribution plan covering eligible employees. Participants may contribute a portion of their annual compensation limited to a maximum annual amount set by the Internal Revenue Service. There were no employer contributions under this plan for the years ended December 31, 2024 and 2023.
14.   Segment Reporting
For purposes of evaluating performance and allocating resources, the Company’s CODM, its Chief Executive Officer, regularly reviews consolidated net loss as reported in the Company’s consolidated statements of operations and comprehensive loss as compared to budget. The measure of segment assets is reported in the consolidated balance sheets as total consolidated assets.

In addition to the significant expense categories included within consolidated net loss presented in the Company’s consolidated statements of operations and comprehensive loss, see below for disaggregated amounts that comprise research and development expenses for the years ended December 31, 2024 and 2023 (in thousands):
	Year Ended December 31,
	2024	2023
Operating expenses:
Research and development expenses
External costs
Milestones related to previously acquired IPR&D assets	$23,000	$—
CRO, CMO and clinical trials	151,422	68,967
Professional consulting services	19,154	13,155
Other research and development costs	10,258	11,463
Internal costs
Personnel-related costs	46,774	32,068
Facilities and overhead costs	14,946	12,023
Total research and development expense	265,554	137,676
General and administrative expenses	35,200	20,498
Total operating expenses	300,754	158,174
Loss from operations	(300,754)	(158,174)
Total other income (expense), net	6,521	3,181
Consolidated net loss	$(294,233)	$(154,993)

15.
Subsequent Events

Merger Agreement
On February 6, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ACELYRIN, Inc., a Delaware corporation (“ACELYRIN”), and Arrow Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”). Under the terms of the Merger Agreement, Merger Sub will merge with and into ACELYRIN, with ACELYRIN continuing as a direct wholly owned subsidiary of the Company (the “Merger”). The Merger Agreement was approved by the disinterested directors on the Company’s board of directors and the board of directors of ACELYRIN and is subject to stockholder approval by the stockholders of each company and satisfaction or waiver of other closing conditions.
In connection with the Merger, all of the issued and outstanding shares of common stock of ACELYRIN, par value $0.00001 per share (the “ACELYRIN Shares”), will be cancelled and converted into the right to receive 0.4274 shares of the Company’s voting common stock, without interest (the number of shares of the Company’s common stock in exchange for each ACELYRIN Share, the “Exchange Ratio”) and, if applicable, cash in lieu of fractional shares, subject to any applicable withholding.
Consummation of the Merger is subject to certain closing conditions, including the absence of any law or judgment that restrains, enjoins or otherwise prohibits consummation of the Merger, the effectiveness of a registration statement on Form S-4 to be filed with the SEC by the Company, adoption of the Merger Agreement by the holders of a majority of the outstanding ACELYRIN Shares at ACELYRIN’s stockholders’ meeting, and approval of the share issuance by the holders of a majority of votes of the Company’s common stock cast at the Company’s stockholders’ meeting.
The Merger Agreement contains certain termination rights for both the Company and ACELYRIN, including the right of either party to terminate the Merger Agreement if the transactions have not been consummated prior to July 7, 2025. The Company or ACELYRIN will pay a termination fee of $10.0 million or $10.0 million, respectively, under certain circumstances, including termination to accept and enter into a definitive agreement with respect to a superior proposal. Immediately following the Merger, the Company’s pre-Merger equityholders are expected to collectively own approximately 55% of the shares of the combined company and the pre-Merger equityholders of ACELYRIN as of immediately prior to the Merger are expected to collectively own approximately 45% of the combined company, in each case, calculated on a fully diluted basis as of January 31, 2025.
Kaken Collaboration Agreement
On March 25, 2025, the Company entered into a collaboration and license agreement (the “Collaboration Agreement”) with Kaken Pharmaceutical Co., Ltd. (“Kaken”). Under the terms of the Collaboration Agreement, the Company granted to Kaken an exclusive right to develop, manufacture and commercialize ESK-001 for dermatology indications in Japan, with options to expand the license, subject to opt-in payments and certain cost-sharing obligations on the part of Kaken, to include rheumatological and gastrointestinal diseases. In exchange, Kaken will pay the Company an upfront, non-refundable payment of $20 million U.S. Dollars (“USD”), and will pay the Company an aggregate of $20 million USD towards global development costs for ESK-001 in the dermatology field through the end of 2026, and thereafter will pay a specified share of development costs applicable to the dermatology field, and any field for which Kaken exercises its option, subject to Kaken’s right to opt out of cost-sharing in certain indications in specified circumstances. In addition, the Company is entitled to receive aggregate payments of up to approximately $140 million USD upon the achievement of regulatory and commercial milestones and field option payments, as well as tiered royalties at percentages ranging from the low double digits into the twenties on aggregate net sales of ESK-001 in Japan. The Collaboration Agreement further provides that Kaken will be responsible for the clinical development, regulatory approvals and commercialization of ESK-001 in Japan in dermatology and other indications for which Kaken has exercised its option, and the Company will retain rights to ESK-001 in all other indications and geographies.

ANNEX A-1
AGREEMENT AND PLAN OF MERGER
by and among
ALUMIS INC.,
ARROW MERGER SUB, INC.
and
ACELYRIN, INC.
Dated as of February 6, 2025

Page
ARTICLE I THE MERGER; CLOSING; SURVIVING CORPORATION	A-1-2
1.1 The Merger	A-1-2
1.2 Closing	A-1-2
1.3 Effective Time	A-1-2
1.4 Certificate of Incorporation	A-1-2
1.5 Bylaws	A-1-2
1.6 Directors of the Surviving Corporation	A-1-2
1.7 Officers of the Surviving Corporation	A-1-3
ARTICLE II EFFECT OF THE MERGER ON SECURITIES; EXCHANGE	A-1-3
2.1 Effect on Capital Stock	A-1-3
2.2 Exchange of Certificates and Uncertificated Shares	A-1-3
2.3 Adjustments to Prevent Dilution	A-1-5
2.4 Treatment of Equity Awards; Company ESPP	A-1-6
2.5 No Dissenter’s Rights	A-1-7
2.6 Withholding Rights	A-1-8
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY	A-1-8
3.1 Organization, Good Standing and Qualification	A-1-8
3.2 Company Subsidiaries	A-1-8
3.3 Capital Structure	A-1-9
3.4 Corporate Authority and Approval	A-1-10
3.5 No Conflicts; Consents	A-1-11
3.6 Company SEC Documents; Financial Statements	A-1-11
3.7 Internal Controls and Procedures	A-1-12
3.8 Absence of Certain Changes	A-1-12
3.9 Litigation and Liabilities	A-1-13
3.10 Compliance with Laws	A-1-13
3.11 Contracts	A-1-13
3.12 Benefits Matters; ERISA Compliance	A-1-15
3.13 Labor Matters	A-1-17
3.14 Environmental Matters	A-1-18
3.15 Taxes	A-1-18
3.16 Intellectual Property	A-1-20
3.17 Data Privacy and Information Security	A-1-21
3.18 Regulatory Matters	A-1-22
3.19 Certain Business Practices	A-1-23
3.20 Insurance; Properties	A-1-23
3.21 Joint Proxy Statement/Prospectus	A-1-23
3.22 Brokers and Finders	A-1-24
3.23 Opinion of Financial Advisor	A-1-24

A-1-i

Page
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	A-1-24
4.1 Organization, Good Standing and Qualification	A-1-24
4.2 Parent Subsidiaries.	A-1-25
4.3 Capital Structure	A-1-25
4.4 Corporate Authority and Approval	A-1-26
4.5 No Conflicts; Consents	A-1-27
4.6 Parent SEC Documents; Financial Statements	A-1-28
4.7 Internal Controls and Procedures	A-1-28
4.8 Absence of Certain Changes	A-1-29
4.9 Litigation and Liabilities	A-1-29
4.10 Compliance with Laws	A-1-29
4.11 Contracts	A-1-30
4.12 Benefits Matters; ERISA Compliance	A-1-31
4.13 Labor Matters	A-1-32
4.14 Taxes	A-1-32
4.15 Intellectual Property	A-1-34
4.16 Data Privacy and Information Security	A-1-35
4.17 Regulatory Matters	A-1-36
4.18 Certain Business Practices	A-1-37
4.19 Valid Issuance	A-1-37
4.20 Insurance; Properties	A-1-37
4.21 Ownership and Operations of Merger Sub	A-1-37
4.22 Form S-4 and Joint Proxy Statement/Prospectus	A-1-38
4.23 Brokers and Finders	A-1-38
4.24 Opinion of Financial Advisor	A-1-38
ARTICLE V COVENANTS	A-1-38
5.1 Interim Operations	A-1-38
5.2 Company Acquisition Proposals; Company Change in Recommendation	A-1-43
5.3 Parent Acquisition Proposals; Parent Change in Recommendation	A-1-47
5.4 Information Supplied	A-1-52
5.5 Company and Parent Stockholder Meetings	A-1-53
5.6 Regulatory Cooperation	A-1-54
5.7 Access	A-1-54
5.8 Stock Exchange Listing, De-listing and De-registration	A-1-55
5.9 Publicity	A-1-55
5.10 Expenses	A-1-55
5.11 Indemnification; Directors’ and Officers’ Insurance	A-1-56
5.12 Takeover Statutes	A-1-57
5.13 Section 16(b)	A-1-57
5.14 Stockholder Litigation	A-1-57
5.15 Certain Tax Matters	A-1-58
5.16 Post-Closing Board of Directors	A-1-58

A-1-ii

Page
5.17 Termination of Company Plans	A-1-58
5.18 Employee Matters	A-1-58
ARTICLE VI CONDITIONS	A-1-60
6.1 Conditions to Each Party’s Obligation to Effect the Merger	A-1-60
6.2 Conditions to Obligations of Parent and Merger Sub	A-1-60
6.3 Conditions to Obligation of the Company	A-1-61
6.4 Frustration of Conditions	A-1-61
ARTICLE VII TERMINATION	A-1-61
7.1 Termination by Mutual Consent	A-1-61
7.2 Termination by Either Parent or the Company	A-1-62
7.3 Termination by the Company	A-1-62
7.4 Termination by Parent	A-1-63
7.5 Company Termination Fee	A-1-63
7.6 Parent Termination Fee	A-1-64
7.7 Effect of Termination and Abandonment	A-1-64
7.8 Remedies	A-1-64
ARTICLE VIII MISCELLANEOUS	A-1-65
8.1 Survival	A-1-65
8.2 Amendment	A-1-65
8.3 Waiver	A-1-65
8.4 Assignment	A-1-66
8.5 Counterparts; Effectiveness; Electronic Signature	A-1-66
8.6 Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL	A-1-66
8.7 Specific Performance	A-1-66
8.8 Notices	A-1-67
8.9 Entire Agreement	A-1-67
8.10 No Third Party Beneficiaries	A-1-68
8.11 Obligations of Parent and of the Company	A-1-68
8.12 Severability	A-1-68
8.13 No Other Representations and Warranties	A-1-68
8.14 Interpretation; Construction	A-1-68
8.15 Certain Definitions	A-1-70
Exhibit A	Certificate of Incorporation of the Surviving Corporation
Exhibit B	Tax Representation Letters

A-1-iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 6, 2025, by and among Alumis Inc., a Delaware corporation (“Parent”), Arrow Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent, (“Merger Sub”) and ACELYRIN, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, the Parties wish to effect a business combination through the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”);
WHEREAS, in connection with the Merger, each outstanding share of common stock, par value $0.00001 per share, of the Company (“Shares”) issued and outstanding immediately prior to the Effective Time shall be cancelled and each holder of Shares shall have the right to receive the Merger Consideration upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) (other than Shares to be cancelled in accordance with Section 2.1(c));
WHEREAS, a transaction committee of the Company Board (as defined below) (the “Company Transaction Committee”) has, by resolutions duly adopted, unanimously: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) recommended to the Company Board that it approve the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the Merger, and (iii) recommended to the Company Board that it recommend that the Company’s stockholders approve and adopt this Agreement;
WHEREAS, the board of directors of the Company (the “Company Board”) has, by resolutions duly adopted and acting upon the recommendation of the Company Transaction Committee (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the Merger, and (iii) declared advisable and resolved to recommend that the Company’s stockholders approve and adopt this Agreement (the “Company Board Recommendation”) pursuant to the DGCL;
WHEREAS, a special committee of the Parent Board (as defined below) (the “Parent Special Committee”) has, by resolutions duly adopted, unanimously: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of Parent and its stockholders, (ii) recommended to the Parent Board that it approve the Merger and the transactions contemplated hereby, including the Parent Share Issuance, and (iii) recommended to the Parent Board that it submit, and recommend the approval of the Parent Share Issuance, to Parent’s stockholders;
WHEREAS, the board of directors of Parent (the “Parent Board”) has, by resolutions duly adopted and acting upon the recommendation of the Parent Special Committee: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of Parent and its stockholders, (ii) approved the Merger and the transactions contemplated hereby, including the Parent Share Issuance, and (iii) resolved to submit, and recommend the approval of the Parent Share Issuance, to Parent’s stockholders (the “Parent Board Recommendation”);
WHEREAS, the board of directors of Merger Sub, by resolutions duly adopted, has unanimously approved the Merger upon the terms and subject to the conditions set forth in this Agreement, has approved and declared advisable this Agreement and has resolved to recommend to its sole stockholder the adoption of this Agreement;
WHEREAS, Parent, in its capacity as sole stockholder of Merger Sub, has adopted this Agreement;
WHEREAS, concurrently with the entry into this Agreement and as an inducement to Parent entering into this Agreement, certain stockholders of the Company have delivered to Parent duly executed voting and support agreements (“Company Voting Agreements”), agreeing to certain matters with respect to the Merger and the other transactions contemplated by this Agreement;
WHEREAS, concurrently with the entry into this Agreement and as an inducement to the Company entering into this Agreement, certain stockholders of Parent have delivered to the Company duly executed voting and support agreements (“Parent Voting Agreements”), agreeing to certain matters with respect to the Merger and the other transactions contemplated by this Agreement;
WHEREAS, each of the Parties intends that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, to which each of Parent, the Company and Merger Sub are to be parties under Section 368(b) of the Code (the “Intended Tax Treatment”), and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g); and
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:
ARTICLE I
THE MERGER; CLOSING; SURVIVING CORPORATION
1.1   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving company in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the DGCL.
1.2   Closing.   The closing of the Merger (the “Closing”) shall take place via electronic exchange of deliverables, on the third (3rd) Business Day following the day on which the last of the conditions set forth in Article VI shall have been satisfied (or waived by the Party or Parties entitled to the benefit thereof at the Closing) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other place and time or on such other date as the Company and Parent may otherwise agree in writing (the date on which the Closing actually occurs, the “Closing Date”).
1.3   Effective Time.   Upon the Closing, the Company and Parent will cause a Certificate of Merger with respect to the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such other time as may be agreed upon by the Parties in writing and set forth in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).
1.4   Certificate of Incorporation.   At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety as set forth on Exhibit A and as so amended and restated shall be the Certificate of Incorporation of the Surviving Corporation (the “Certificate of Incorporation”), until thereafter amended as provided therein or by applicable Law.
1.5   Bylaws.   The parties shall take all action necessary to cause the bylaws of the Company to be amended and restated to, at the Effective Time, conform to the bylaws of Merger Sub (except that references to the name of Merger Sub shall be replaced with the name of the Company) (the “Bylaws”), and as so amended and restated shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.
1.6   Directors of the Surviving Corporation.   The Parties shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be

A-1-2

the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.
1.7   Officers of the Surviving Corporation.   The Parties shall take all actions necessary so that the officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.
ARTICLE II
EFFECT OF THE MERGER ON SECURITIES; EXCHANGE
2.1   Effect on Capital Stock.   At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent or Merger Sub or any holder thereof:
(a)   Exchange Ratio; Merger Consideration.   Each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by the Company (including in treasury) or any of its Subsidiaries or Parent or any of its Subsidiaries, if any (each such Share, an “Excluded Share” and, collectively, “Excluded Shares”)) shall be converted into the right to receive 0.4274 shares of Parent Common Stock, without interest thereon (the number of shares of Parent Common Stock in exchange for each Share, the “Exchange Ratio” and the consideration to be received in respect of such Share, the “Merger Consideration”).
(b)   All of the Shares (other than Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist, and (A) each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) and (B) each book-entry account formerly representing any uncertificated Shares (“Uncertificated Shares”) (other than Excluded Shares) shall thereafter represent only the right to receive (x) the Merger Consideration, (y) any distributions or dividends payable pursuant to Section 2.2(c) and (z) cash in lieu of any fractional shares of Parent Common Stock payable pursuant to Section 2.2(e), without interest, in each case, to be issued or paid in consideration therefor (1) upon surrender of such Certificate in accordance with Section 2.2, in the case of certificated Shares, and (2) upon receipt by the Exchange Agent of an “agent’s message” in customary form in accordance with Section 2.2(h) in the case of Uncertificated Shares.
(c)   Cancellation of Excluded Shares.   Each Excluded Share shall be cancelled without payment of any consideration therefor and shall cease to exist.
(d)   Merger Sub.   Each share of common stock, par value $0.00001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.00001 par value per share, of the Surviving Corporation, and such converted shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
2.2   Exchange of Certificates and Uncertificated Shares.
(a)   Exchange Agent and Exchange Fund.   Prior to the Effective Time, the Parties shall designate Equiniti Trust Company, LLC (“Equiniti”) or if Equiniti is unwilling or unable serve then such other mutually agreeable bank or trust company as the exchange agent in connection with the Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the Company’s stockholders for the purpose of receiving and holding their Certificates and Uncertificated Shares and shall obtain no rights or interests in the shares represented thereby. At the Closing, Parent shall issue and cause to be deposited with the Exchange Agent: (i) non-certificated shares of Parent Common Stock represented by book entry issuable as the aggregate Merger Consideration; and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 2.2(e). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares of Parent Common Stock, are referred to collectively as the “Exchange Fund.”

A-1-3

(b)   Exchange Procedures.   Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), the Exchange Agent shall mail to each holder of record of Shares represented by a Certificate (other than holders of Excluded Shares) or Uncertificated Shares (i) with respect to Shares represented by Certificates, a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of such Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(g)) to the Exchange Agent and, with respect to Uncertificated Shares, such letter of transmittal as the Exchange Agent customarily provides (if any), and (ii) instructions for surrendering such Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(g)) or Uncertificated Shares (including instructions for sending an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request)) to the Exchange Agent. With respect to a Certificate, upon surrender of such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(g)) to the Exchange Agent in accordance with the terms of such letter of transmittal or, with respect to Uncertificated Shares, receipt of an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request) by the Exchange Agent, the holder of such Certificate or Uncertificated Share shall be entitled to receive in exchange therefor (1) non-certificated shares of Parent Common Stock in book-entry form, (2) cash in lieu of any fractional share of Parent Common Stock pursuant to Section 2.2(e) and (3) any dividends or other distributions pursuant to Section 2.2(c), less any required Tax withholdings as provided in Section 2.6. The Certificate or Uncertificated Share so surrendered shall forthwith be cancelled. Until due surrender of a Certificate or Uncertificated Share, each such Certificate or Uncertificated Share shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and any distributions or dividends payable pursuant to Section 2.2(c) and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 2.2(e)). In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the applicable portion of Merger Consideration to be exchanged upon due surrender of a Certificate or Uncertificated Share pursuant to Section 2.1 may be issued and paid to such transferee if such Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable.
(c)   Distributions with Respect to Unexchanged Shares.   All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable in the Merger. No dividends or other distributions in respect of the Parent Common Stock issued pursuant to the Merger shall be paid to any holder of any unsurrendered Certificate of Uncertificated Share until such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(g)) or Uncertificated Share is surrendered for exchange in accordance with this Section 2.2. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(g)) or Uncertificated Share, there shall be issued or paid to the holder of the whole shares of Parent Common Stock issued in exchange therefor, without interest thereon, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time, but with a payment date subsequent to surrender.
(d)   Transfers.   From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.
(e)   Fractional Shares.   No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Uncertificated Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. The Exchange Agent, acting as agent for the holders of Shares otherwise

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entitled to receive fractional shares of Parent Common Stock, will aggregate all fractional shares of Parent Common Stock that would otherwise have been required to be distributed and cause them to be sold in the open market for the accounts of such holders. Notwithstanding any other provision of this Agreement, each holder of Shares who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, cash, rounded to the nearest whole cent and without interest, in an amount equal to the proceeds from such sale by the Exchange Agent, if any, less any reasonable brokerage commissions or other fees, transfer Taxes or other out-of-pocket transaction costs, as well as any expenses of the Exchange Agent incurred from the sale of such fractional shares of Parent Common Stock in accordance with such holder’s fractional interest in the aggregate number of shares of Parent Common Stock sold.
(f)   Termination of Exchange Fund.   Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for one hundred eighty (180) days after the Effective Time shall be delivered, at Parent’s option, to Parent. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with Section 2.2(b) shall thereafter look only to Parent for delivery of any shares of Parent Common Stock, payment of cash in lieu of fractional shares and any dividends and other distributions in respect of the Parent Common Stock to be issued or paid pursuant to the provisions of this Article II (after giving effect to any required Tax withholdings as provided in Section 2.6) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(g)) or Uncertificated Share, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, such Merger Consideration shall become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
(g)   Lost, Stolen or Destroyed Certificates.   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Parent or the Exchange Agent, as applicable, may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the cash in lieu of fractional shares, shares of Parent Common Stock and any dividends and other distributions in respect of the Parent Common Stock that would have been issuable or payable pursuant to the provisions of this Article II (after giving effect to any required Tax withholdings as provided in Section 2.6) had such lost, stolen or destroyed Certificate been surrendered.
(h)   Uncertificated Shares.   Any holder of Uncertificated Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Parent Common Stock payable pursuant to Section 2.2(e) that such holder is entitled to receive pursuant to this Article II in respect of such Uncertificated Shares. In lieu thereof, each registered holder of one or more Uncertificated Shares whose Shares were converted into the right to receive the Merger Consideration, any distributions or dividends payable pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Parent Common Stock payable pursuant to Section 2.2(e), shall, upon receipt by the Exchange Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request), be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as soon as reasonably practicable after the Effective Time, the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Parent Common Stock payable pursuant to Section 2.2(e) for each Uncertificated Share, and the Uncertificated Shares of such holder shall forthwith be cancelled. No interest will be paid or accrued on any amount payable to a holder of Uncertificated Shares.
2.3   Adjustments to Prevent Dilution.   In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for any such Shares, or Parent changes the number

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of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for any such Parent Common Stock, in each case issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, reorganization, subdivision, or other similar transaction, the Merger Consideration shall be equitably adjusted to eliminate the effects of such event on the Merger Consideration.
2.4   Treatment of Equity Awards; Company ESPP.
(a)   Company Options.   At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent or Merger Sub or any holder thereof:
(i)   Converted Options.   Each Company Option that is outstanding and unexercised immediately prior to the Effective Time and that has a per share exercise price of $18.00 or less shall be converted into an option award to purchase the number of shares of Parent Common Stock (each, a “Converted Option”) equal to the product obtained by multiplying (i) the number of Shares subject to the Company Option immediately prior to the Effective Time, by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share. Each Converted Option shall have an exercise price per share of Parent Common Stock equal to (x) the per share exercise price for Shares subject to the corresponding Company Option immediately prior to the Effective Time, divided by (y) the Exchange Ratio, rounded up to the nearest whole cent. Each Converted Option shall remain subject to the same terms and conditions applicable to the corresponding Company Option under the applicable Company Stock Plans and the agreements evidencing grants thereunder, including vesting terms, and the Company Severance Plan.
(ii)   Cancelled Options.   Each Company Option that is outstanding and unexercised immediately prior to the Effective Time and that has a per share exercise price of more than $18.00 shall be cancelled without the payment of any consideration and shall cease to exist.
(b)   Company RSUs.   At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent or Merger Sub or any holder thereof:
(i)   Each Company RSU that is outstanding and unvested immediately prior to the Effective Time shall be converted into a restricted stock unit award with respect to a number of shares of Parent Common Stock (each, a “Converted RSU”) equal to the product obtained by multiplying (i) the total number of Shares subject to the Company RSU immediately prior to the Effective Time by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share (such number of shares, the “Converted RSU Parent Shares”). Each Converted RSU shall remain subject to the same terms and conditions applicable to the corresponding Company RSU under the applicable Company Stock Plans and the agreements evidencing grants thereunder, including vesting terms, and the Company Severance Plan. Any withholding obligations arising in connection with the settlement of a Converted RSU shall be satisfied through a net settlement mechanism.
(ii)   Each vested Company RSU, including any Company RSU that becomes vested as a result of the Merger, shall automatically be cancelled and converted into a right to receive the number of shares of Parent Common Stock equal to (i) the number of Shares subject to the Company RSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share, with any withholding obligations arising in connection with such settlement being satisfied through a net settlement mechanism.
(c)   Company PSUs.   At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent or Merger Sub or any holder thereof:
(i)   Each Company PSU that is outstanding and unvested immediately prior to the Effective Time shall have any performance-based conditions deemed met at 100% of the target level of performance and be converted into a restricted stock unit award with respect to a number of shares of Parent Common Stock (each, a “Converted Performance RSU”) equal to the product obtained by multiplying (i) the target number of Shares subject to the Company PSU immediately prior to the Effective Time by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share (such number of shares the “Converted PSU Parent Shares”). Converted

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Performance RSUs will not have any vesting conditions based on performance metrics and shall vest in three (3) equal installments on May 15 of calendar years 2025, 2026 and 2027; provided, however, that if the Closing Date occurs after May 15, 2025, the Converted Performance RSUs shall vest in two (2) equal installments on May 15 of calendar years 2026 and 2027 (each, a “Converted Performance RSU Vesting Date”), subject to the holder of such Converted Performance RSU remaining in service with Parent or any of its Subsidiaries (including the Surviving Corporation) on such Converted Performance RSU Vesting Date. Except as described in this paragraph, Converted Performance RSUs shall otherwise remain subject to the same terms and conditions applicable to the corresponding Company PSU under the applicable Company Stock Plans and the agreements evidencing grants thereunder and the Company Severance Plan. Any withholding obligations arising in connection with such settlement of a Converted Performance RSU shall be satisfied through a net settlement mechanism.
(d)   Further Action.
(i)   At or prior to the Effective Time, the Company and the Company Board shall adopt any resolutions and take any actions which are necessary to effectuate the treatment of the Company Options, the Company RSUs and the Company PSUs (collectively, the “Company Equity Awards”) set forth in this Section 2.4. As of the Effective Time, the Company Stock Plans will terminate and all rights under any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the capital stock of the Company or any Company Subsidiary will be cancelled.
(ii)   At the Effective Time, Parent shall take all actions as are reasonably necessary to take action with respect to the Company Equity Awards in accordance with the terms of this Section 2.4. As soon as practicable following the Effective Time, Parent shall prepare and file with the SEC a Form S-8 (or file such other appropriate form, including, if applicable, the Form S-4 or, once Parent is eligible, a Form S-3) registering a number of shares of Parent Common Stock necessary to fulfill Parent’s obligations under this Section 2.4; provided, that, for purposes of any shares of Parent Common Stock required to be registered on a Form S-3 pursuant to the foregoing, Parent shall file such Form S-3 within 90 days of the date Parent has been subject to the requirements of Section 12 or 15(d) of the Exchange Act for at least twelve (12) calendar months, to the extent that such shares are not otherwise freely tradeable under Rule 144 or under an effective registration statement. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery with respect to the Company Equity Awards in accordance with this Section 2.4.
(e)   Company ESPP.   As soon as practicable following the date hereof, the Company shall take all actions with respect to the Company ESPP to provide that with respect to any offering periods in effect as of the date hereof (the “Current Purchase Period”), (i) no employee who is not a participant in the Company ESPP as of the date hereof may become a participant in the Company ESPP and (ii) each individual participating in the Current Purchase Period in progress on the date of this Agreement shall not be permitted to increase his or her payroll contribution rate pursuant to the Company ESPP from the rate in effect immediately prior to the date of this Agreement, except as may be required by applicable Law. Further, (A) if any Current Purchase Period is still in effect at the Effective Time, then the last day of such Current Purchase Period shall be accelerated to a specified trading day occurring within ten Business Days prior to the Closing Date and the final purchase of shares of Company Common Stock thereunder shall be made on that day; (B) if the Current Purchase Period terminates prior to the Effective Time, then the Company ESPP shall be suspended and there will be no new offering periods following the Current Purchase Period and (C) in all events, subject to the consummation of the Merger, the Company shall terminate the Company ESPP immediately prior to the Effective Time. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company ESPP and provide all required notices of the foregoing to the participants in accordance with the Company ESPP) that are necessary to give effect to the transactions contemplated by this Section 2.4(e).
2.5   No Dissenter’s Rights.   In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Shares in connection with the Merger or any other transaction contemplated by this Agreement.

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2.6   Withholding Rights.   Each of Parent, Merger Sub, the Company and the Surviving Corporation shall be entitled to deduct and withhold from the consideration and other amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Tax Law. To the extent that amounts are so deducted and withheld and paid to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth (i) in the Company SEC Documents filed and publicly available after May 9, 2023 but prior to the date of this Agreement (the “Filed Company SEC Documents”) (excluding any disclosures in the Filed Company SEC Documents in any risk factors section, any forward-looking disclosure in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature, other than historical facts included therein) or (ii) in the disclosure letter delivered by the Company to Parent at or before the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent as follows:
3.1   Organization, Good Standing and Qualification.
(a)   The Company and each of the Company’s Subsidiaries (such Subsidiaries of the Company, the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Company Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
(b)   The Company has delivered or made available to Parent, prior to execution of this Agreement, true and complete copies of the amended and restated certificate of incorporation of the Company, dated as of May 9, 2023 (the “Company Charter”) and the amended and restated bylaws of the Company, dated as of May 9, 2023 (the “Company Bylaws”), in each case, as in effect on the date of this Agreement.
3.2   Company Subsidiaries.
(a)   Section 3.2(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of each of the Company Subsidiaries.
(b)   All the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Company Subsidiaries and any shares of capital stock, voting securities or equity interests in any other entity which interests are owned by the Company or any Company Subsidiary have been validly issued and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all material Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws.
(c)   Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity other than ordinary course investments in publicly traded securities constituting one percent or less of a class of outstanding securities of any entity.

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3.3   Capital Structure.
(a)   The authorized capital stock of the Company consists of (i) 790,000,000 Shares and (ii) 10,000,000 shares of preferred stock, par value $0.00001 (the “Company Preferred Stock” and, together with the Shares, the “Company Capital Stock”). At the close of business on January 31, 2025, (i) 100,702,249 Shares were issued and outstanding; (ii) no shares of Company Preferred Stock were issued and outstanding; (iii) no Shares were held by the Company in its treasury; (iv) 21,461,518 Shares were reserved and available for issuance pursuant to the Company Stock Plans, including (A) 13,644,034 Shares issuable upon the exercise of outstanding Company Options (whether or not vested and whether or not granted under the Company Stock Plans), (B) 3,142,891 Shares issuable upon the vesting or settlement of outstanding Company RSUs (whether or not vested and whether or not granted under the Company Stock Plans), and (C) 640,746 Shares issuable upon the vesting or settlement of outstanding Company PSUs (whether or not vested and whether or not granted under the Company Stock Plans); and (v) 1,675,454 Shares were reserved for issuance pursuant to the Company ESPP. Except as set forth in this Section 3.3(a), at the close of business on January 31, 2025, no shares of capital stock or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding. From the close of business on January 31, 2025 to the date of this Agreement, there have been no issuances by the Company of shares of capital stock or voting securities of, or other equity interests in, the Company, other than the issuance of Shares upon the exercise of Company Options and the issuance of Shares upon the vesting or settlement of Company RSUs and Company PSUs, in each case, outstanding at the close of business on January 31, 2025 and in accordance with their terms in effect at such time.
(b)   The Company has delivered or made available to Parent copies of all Company Stock Plans covering the Company Options, the Company RSUs and the Company PSUs outstanding as of the date of this Agreement, the forms of all stock option agreements evidencing such Company Options, and the restricted stock unit agreements evidencing such Company RSUs and Company PSUs. The Company has delivered or made available to Parent copies of the Company ESPP and applicable offering documents.
(c)   All outstanding shares of Company Capital Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise, settlement or vesting of the Company Options, Company RSUs or Company PSUs will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws, any Contract to which the Company is a party or otherwise bound, or by applicable Law.
(d)   Except as set forth in this Section 3.3, there are no issued, reserved for issuance or outstanding, and there are no outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (y) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (z) any rights issued by or other obligations of the Company or any Company Subsidiary that are linked in any way to the price of any class of the capital stock of the Company or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary. Other than (1) the withholding of Shares to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans and (2) the acquisition by the Company of awards granted pursuant to the Company Stock Plans in connection with the forfeiture of such awards, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary or any

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securities, interests, warrants, calls, options or other rights referred to in clauses (x) through (z) of the immediately preceding sentence. There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Other than as contemplated by this Agreement, neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any of the Company’s stockholders is a party to (i) any voting Contract with respect to the voting of any capital stock or voting securities of, or other equity interests in, the Company or (ii) any Contract pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.
(e)   No Subsidiary of the Company owns any Shares.
(f)   Neither the Company nor any Company Subsidiary or associates (as defined in Section 203 of the DGCL) owns, or has owned at any time within the past three (3) years, any shares of Parent Common Stock.
3.4   Corporate Authority and Approval.
(a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. On or prior to the date of this Agreement, the Company Transaction Committee adopted resolutions, by vote at a meeting duly called: (i) determining that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the Company and its stockholders, (ii) recommending to the Company Board that it approve the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the Merger, (iii) recommending to the Company Board that it direct that this Agreement be submitted to the Company’s stockholders for adoption and (iv) recommending to the Company Board that it recommend that the stockholders of the Company adopt this Agreement. As of the date of this Agreement, such resolutions have not been amended or withdrawn. On or prior to the date of this Agreement, the Company Board adopted resolutions, by vote at a meeting duly called: (i) determining that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approving the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the Company’s stockholders for adoption and (iv) recommending that the stockholders of the Company adopt this Agreement. As of the date of this Agreement, such resolutions have not been amended or withdrawn.
(b)   Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding Shares with respect to the Merger (the “Company Stockholder Approval”), no other corporate proceedings on the part of the Company are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the transactions contemplated hereby (except for the filing of the appropriate merger documents as required by the DGCL). The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against the Company in accordance with its terms, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity (the “Bankruptcy and Equity Exception”).
(c)   The Company and the Company Board have taken all action necessary to exempt each of the execution and delivery of this Agreement and the transactions contemplated hereby under or thereunder, or make not subject, to (i) assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.3(f), the provisions of Section 203 of the DGCL, (ii) any other applicable “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or similar statute or regulation or (iii) any provision of the organizational documents of the Company and the Company Subsidiaries that would require any corporate approval other than that otherwise required by the DGCL or other applicable state Law. There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company or any of its Subsidiaries is subject, party or otherwise bound.

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3.5   No Conflicts; Consents.
(a)   The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not: (i) conflict with, or result in any violation of any provision of, the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary (assuming that the Company Stockholder Approval is obtained), (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation under, give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock under, result in any loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of any Company Material Contract or any material Company Permit or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 3.5(b), any Judgment or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii), any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.
(b)   No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by, or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the transactions contemplated hereby, other than: (i)(A) the filing with the SEC of the Joint Proxy Statement/Prospectus in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Form S-4, and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) compliance with and filings under any applicable Antitrust Laws, (iii) receipt of the Company Stockholder Approval, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and the filing of appropriate documents with the relevant authorities of the other jurisdictions in which the Company are qualified to do business, (v) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Parent Common Stock to be issued as the Merger Consideration, (vi) such filings with and approvals of Nasdaq as are required to permit the consummation of the Merger and the listing of the shares of Parent Common Stock to be issued as the Merger Consideration and (vii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.
3.6   Company SEC Documents; Financial Statements.
(a)   The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since May 9, 2023 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, being collectively referred to as the “Company SEC Documents”).
(b)   Each Company SEC Document (i) at the time filed (or, if amended or superseded by a filing or amendment prior to the date of this agreement, then at the time of such filing or amendment), complied as to form in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial

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statements of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments as permitted by GAAP and the applicable rules and regulations promulgated by the SEC, which were not, or are not expected to be, material in amount or effect). As of the date hereof, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Documents.
3.7   Internal Controls and Procedures.
(a)   Each of the chief executive officer of the Company and the chief financial officer of the Company (or each former chief executive officer of the Company and each former chief financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “chief executive officer” and “chief financial officer” shall have the meanings given to such terms in SOX. None of the Company or any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.
(b)   The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.
(c)   The Company is in compliance in all material respects with the applicable Nasdaq listing and corporate governance rules and requirements.
(d)   The Company maintains and has at all times since May 9, 2023, maintained “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.
(e)   Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements.
3.8   Absence of Certain Changes.
(a)   Since the date of the Company Balance Sheet through the date of this Agreement, there has not been a Company Material Adverse Effect.

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(b)   From the date of the Company Balance Sheet until the date of this Agreement, the business of the Company and its Subsidiaries, taken as a whole, has been conducted in the ordinary course of business consistent with past practice and neither the Company nor any of the Company’s Subsidiaries have taken any actions that, if taken after the date hereof, would require Parent’s consent under Section 5.1(b), except for Section 5.1(b)(iv), Section 5.1(b)(xiii) or Section 5.1(b)(xvii)(2).
(c)   Prior to the date hereof, the Company has not taken any of the actions set forth on Section 3.8(c) of the Company Disclosure Letter.
3.9   Litigation and Liabilities.
(a)   There is no, and since January 1, 2022, there has been no, Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a liability or obligation that is material to the Company and its Subsidiaries, taken as a whole, and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby. There is no, and since January 1, 2022, there has been no, Judgment outstanding against or, to the Knowledge of the Company, investigation by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.
(b)   Except (i) as reflected or reserved against in the Company’s consolidated unaudited balance sheet as of September 30, 2024 (or the notes thereto) (the “Company Balance Sheet”) as included in the Company SEC Documents, (ii) for liabilities and obligations incurred since September 30, 2024 in the ordinary course of business and (iii) for liabilities and obligations incurred as permitted by this Agreement, incurred in connection with the transactions contemplated hereby or that are otherwise Transaction Expenses, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. For purposes of this Section 3.9(b), the term “liabilities” shall not include liabilities or obligations of the Company or any Company Subsidiary to perform under or comply with any applicable Law, Legal Proceeding, Judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by the Company or any Company Subsidiary with any such liability or obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation or the imposition of injunctive or other equitable remedies.
3.10   Compliance with Laws.   The Company and the Company Subsidiaries are, and since January 1, 2022 have been, in compliance with all applicable Laws and Company Permits, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby. There is no, and since January 1, 2022, there has been no, action, demand or investigation by or before any Governmental Entity pending or, to the Knowledge of the Company, threatened alleging that the Company or a Company Subsidiary is not in compliance with any applicable Law or the Company Permit or which challenges or questions the validity of any rights of the holder of any Company Permit, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.
3.11   Contracts.
(a)   Except for this Agreement, neither the Company nor any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (each, a “Filed Company Contract”) that has not been so filed.

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(b)   Other than Filed Company Contracts, Section 3.11(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available to Parent true and complete copies, of the following Contracts (and Filed Company Contracts without any redactions) to which Company or any Company Subsidiary is a party or that bind assets of Company or any Company Subsidiary:
(i)   each Contract, including any manufacturing, supply or distribution agreement, that requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration by or to the Company or any of its Subsidiaries in an amount (1) in excess of $3,000,000 in the fiscal year ending December 31, 2024 or (2) in excess of $3,000,000 in the fiscal year ending December 31, 2025 or any fiscal year thereafter;
(ii)   each Contract that obligates the Company or any Subsidiary of the Company to make any capital investment or capital expenditure in excess of $500,000;
(iii)   each Contract to which the Company or any of the Company Subsidiaries is a party that:
(A)   materially restricts the ability of the Company or the Company Subsidiaries to compete in any business or with any Person in any geographical area or would, to the Knowledge of the Company, restrict in any material respect the ability of Parent or any of its Subsidiaries to compete in any business or with any Person in any geographical area after the Effective Time,
(B)   requires the Company or any Company Subsidiary to conduct any business on a “most favored nations” basis with any third party,
(C)   any “take or pay,” minimum purchase or minimum volume commitment provisions,
(D)   provides for “exclusivity” or any similar requirement in favor of any third party, or
(E)   contains any other provisions materially restricting or purporting to materially restrict the ability of the Company or any of its Subsidiaries to sell, market, distribute, promote, manufacture, develop, commercialize, or test or research any product or product candidate, directly or indirectly through third parties, or that would so limit or purport to limit Parent or any of its Affiliates after the Effective Time;
(iv)   each Contract evidencing Indebtedness of the Company or any of the Company Subsidiaries, other than any such agreement between or among the Company and the wholly owned Company Subsidiaries and other than accounts payable in the ordinary course of business;
(v)   any Contract involving the settlement or compromise of any Legal Proceeding or threatened Legal Proceeding (or series of related Legal Proceedings) which (A) involves either payments by the Company or any of its Subsidiaries after the date hereof in excess of $500,000, or (B) imposes any materially burdensome monitoring or reporting obligations to any other Person outside the ordinary course of business or any other material restrictions or liabilities on the Company or any Company Subsidiary (or, following the Closing, on Parent or any Parent Subsidiary);
(vi)   each Company Lease;
(vii)   each partnership, joint venture or similar Contract to which the Company or any of the Company Subsidiaries is a party;
(viii)   each Contract with any Governmental Entity;
(ix)   any Contract pursuant to which the Company or any of the Company Subsidiaries has continuing guarantee, “earn-out” or other contingent payment obligations, in each case that would reasonably be expected to result in payments in excess of $3,000,000;

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(x)   any Contract that is a license agreement (including all regional licensing transactions), covenant not to sue agreement or co-existence agreement or similar agreement, each of the foregoing that is material to the business of the Company and its Subsidiaries, taken as a whole, to which the Company or any of the Company Subsidiaries is a party and licenses in Intellectual Property Rights owned by a third party or licenses out any Company IP or agrees not to assert or enforce Company Owned IP, including each Company In-bound License (but excluding any Standard Contract), and each Company Out-bound License (but excluding any Standard Contract);
(xi)   each Contract (A) pursuant to which the Company or any of its Subsidiaries may be required after the date of this Agreement to pay milestones, royalties or other contingent payments based on the results or outcome of any research, testing or development; regulatory filings or approval; sale; distribution; commercial manufacture or other similar occurrences, developments, activities or events, or (B) under which the Company or any of its Subsidiaries grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license, or any other similar rights with respect to any product or product candidate of the Company or any Intellectual Property Rights owned or purported to be owned by or licensed to the Company or any of its Subsidiaries (or, following the Closing, with respect to any product or product candidate of Parent or any Intellectual Property Rights of Parent or any of its Subsidiaries);
(xii)   each employment agreement, offer letter, independent contractor agreement or other similar Contract with any employee, individual consultant, or independent contractor of the Company or any of its Subsidiaries that is not terminable at-will by the Company without less than 30 days’ notice and without any severance, or other cost or liability (other than costs and liabilities for work performed and expenses accrued prior to termination and notice or payments required under applicable Laws);
(xiii)   each Contract with any employee, individual consultant, or independent contractor of the Company or any of its Subsidiaries or other Person providing for retention payments, change of control payments, severance, accelerated vesting or any other payment or benefit for any such employee, individual consultant, or independent contractor that may or will become due as a result of the Merger; and
(xiv)   each Contract relating to the disposition or acquisition by the Company or any of the Company Subsidiaries of any material business or any material amount of assets (excluding dispositions or acquisitions which were consummated prior to the date of this Agreement and with respect to which there is no ongoing material liability or material obligation of the Company or any Company Subsidiaries).
Each Contract of the type described in this Section 3.11(b) and each Filed Company Contract is referred to herein as a “Company Material Contract”.
(c)   Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Material Contract (including, for purposes of Section 6.2(a), any Contract entered into after the date of this Agreement that would have been a Company Material Contract if such Contract existed on the date of this Agreement) (i) is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by the Bankruptcy and Equity Exception, and (ii) is in full force and effect. None of Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in material breach or default under any such Company Material Contract (including, for purposes of Section 6.2(a), any Contract entered into after the date of this Agreement that would have been a Company Material Contract if such Contract existed on the date of this Agreement) and, to the Knowledge of the Company, no other party to any such Company Material Contract is (with or without notice or lapse of time, or both) in material breach or default thereunder.
3.12   Benefits Matters; ERISA Compliance.
(a)   Section 3.12(a) of the Company Disclosure Letter sets forth a true, complete and correct list of each material Company Plan.

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(b)   True and complete copies of the following documents, with respect to each material Company Plan, where applicable, have been provided or made available to Parent on or prior to the date of this Agreement (other than option notices and grant agreements made on forms provided or made available to Parent and other than at-will employment offer letters entered into on forms provided or made available to Parent): (i) all material documents embodying or governing such Company Plan (or, if unwritten, a written summary thereof), and all amendments thereto, and to the extent applicable, any related trust or other funding vehicle, (ii) the most recent determination letter or opinion letter received from or issued by the IRS with respect to each Company Plan intended to qualify under Section 401 of the Code, (iii) the three (3) most recently filed IRS Form 5500s, (iv) the most recent summary plan description, and (v) all material correspondence to and from any Governmental Entity in the previous three (3) years.
(c)   Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all Company Plans are, and have been operated and administered, in compliance with their terms and applicable Laws (including, if applicable, ERISA and the Code) in all material respects. Each Company Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in compliance with Section 409A of the Code and applicable guidance thereunder and no payment to be made under any Company Plan is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code. Each Company Option has been granted with an exercise price equal to fair market value on the date of grant (or repricing, as the case may be) and is not subject to taxation under Section 409A of the Code. The Company does not have any obligation to gross-up or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A, Section 280G or Section 4999 of the Code.
(d)   To the Knowledge of the Company, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and no breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Company Plan or current or former service provider of the Company or the Company Subsidiaries that would reasonably be expected to result in any liability to the Company or any ERISA Affiliate. None of the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each ERISA Affiliate have timely made all contributions, distributions, reimbursements and payments that are due with respect to each Company Plan, and all contributions, distributions, reimbursements and payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued with respect to each Company Plan. Each Company Plan can be amended, terminated or otherwise discontinued at any time in accordance with its terms, without liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses).
(e)   Each Company Plan that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter or opinion letter from the Internal Revenue Service (the “IRS”) and, to the Knowledge of the Company, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the Code. Each non-U.S. Company Plan, to the extent required to be registered or approved by any Governmental Entity, has been registered with, or approved by, such Governmental Entity and, to the Knowledge of the Company, nothing has occurred that would adversely affect such registration or approval.
(f)   Neither the Company nor any Company Subsidiary nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (each, an “ERISA Affiliate”) has, within the past six (6) years, maintained or contributed to, or has, within the past six (6) years, been obligated to maintain or contribute to (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA), (ii) a “multiple employer plan” as defined in Section 413(c) of the Code or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

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(g)   There are no pending or, to the Knowledge of the Company or any Company Subsidiary, threatened Legal Proceedings relating to the Company Plans or any fiduciary or service provider thereof, and, to the Knowledge of the Company, there is no reasonable basis for any such Legal Proceeding.
(h)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could reasonably be expected to, either alone or in combination with any other event, under any Company Plan (i) result in any payment becoming due to any current or former employee, officer, director or other service provider of the Company or any Company Subsidiary, (ii) increase the amount or value of any compensation or benefits or otherwise payable by the Company or any Company Subsidiary to any current or former Company Associate, (iii) result in the acceleration of the time of payment, vesting or funding of any compensation or benefits, except as required under Section 411(d)(3) of the Code, or (iv) limit the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Company Plan or related trust.
(i)   Neither the execution and delivery or performance of this Agreement nor the consummation transactions contemplated hereby (whether alone or in combination with other events or circumstances) will result in any payment or benefit with respect to any “disqualified individual” (as defined in Section 280G of the Code) that could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.
(j)   Neither the Company nor any ERISA Affiliate provides, is required to provide, or has promised to provide, any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by Section 4980B of the Code or similar state law.
(k)   No Company Plan is, and neither the Company nor any Company ERISA Affiliate has or has ever sponsored, maintained contributed to, been required to contribute to or had or has any obligations or liability (current or contingent) under or with respect to any plan, policy, program, agreement and arrangement that covers any employee, former employee or consultant of the Company or any Company Subsidiaries or any ERISA Affiliate who resides or works outside the United States.
3.13   Labor Matters.
(a)   The Company has provided to Parent a complete and correct list, as of the date of this Agreement, of all current Company Associates which sets forth the following information with respect to each, as applicable: (i) name (or identification number, if required by applicable Law), (ii) title or position, (iii) the entity or entities by which such individual is employed, (iv) hire date, (v) current annual or hourly base compensation or contract rate or other terms of compensation, (vi) target bonus or incentive compensation rates for the current fiscal year, (vii) full-time or part-time status, (xiii) exempt or nonexempt status and (ix) employment location.
(b)   All employees of the Company and the Company Subsidiaries are employed on an at will basis and their employment can be terminated at any time, with or without notice, severance, or other similar benefit, for any reason or no reason at all. No employee of the Company or a Company Subsidiary has been granted the right to continued employment by the Company or any Company Subsidiary. The engagements of all consultants and independent contractors are terminable by the Company without advance notice of greater than thirty days, material termination fee, or other material penalty.
(c)   Except as would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and the Company Subsidiaries are, and since January 1, 2022 have been, in compliance in all material respects with all applicable Laws related to labor and employment, including those pertaining to payment of wages and other compensation, overtime, meal and rest break requirements, classification of employees as exempt or non-exempt and classification of workers as employees or independent contractors, hours of work, leaves of absence, equal opportunity, discrimination, harassment, immigration, occupational health and safety, workers’ compensation, background checks, hiring, pre-employment tests, affirmative action, equal pay, restrictive covenants and the payment of social security and other Taxes. There are no, and since January 1, 2022, there have

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not been any, Legal Proceedings or complaints related to labor or employment matters (including the matters listed in the foregoing sentence), including, to the Knowledge of the Company, any such Legal Proceedings or complaints threatened or pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration or any other similar Governmental Entity, against or involving the Company or any Company Subsidiary or pertaining to any employee, independent contractor or consultant of the Company or any Company Subsidiary. Except as would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from all payments to all current and former Company Associates and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.
(d)   The Company and Company Subsidiary are not, and have never been, party to any collective bargaining or other Contract with any labor union or organization. No labor organization or group of employees of the Company or any Company Subsidiary has made a demand for recognition or certification, and to the Knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations, grievances, or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any Company Subsidiary.
(e)   Except as would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company is in full compliance with the Worker Readjustment and Notification Act (29 USC §2101) and any other similar Laws or other legal requirements (collectively, the “WARN Act”), and the Company has never engaged in any redundancies, reductions in force, mass layoffs, plant closings or other employment action that required, or reasonably could have required, advance notice under the WARN Act. No Company employees have experienced an “employment loss,” as defined in the WARN Act, in the past 90 days.
(f)   As of the date of this Agreement: (i) no claims, allegations, or reports of discrimination, retaliation, harassment, or sexual harassment have been made to the Company against any current or former Company Associate at the level of senior director or above and (ii) the Company has never conducted any investigations or entered into any settlement agreements with respect to any such claims, allegations, or reports.
3.14   Environmental Matters.   Except for matters that, individually or in the aggregate, are not reasonably likely to result in a liability that is material to the Company and its Subsidiaries, taken as a whole: (i) neither the Company nor any Company Subsidiary is in violation of any Environmental Law; and (ii) the Company and any Company Subsidiary have all permits, licenses and other authorizations required under any Environmental Law and the Company and its Subsidiaries are in compliance with such permits, licenses and other authorizations.
3.15   Taxes.
(a)   Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(i)   The Company and the Company Subsidiaries have filed all Tax Returns that are or have been required to be filed by them, and all such Tax Returns were true, correct and complete.
(ii)   All Taxes required to be paid by the Company or any Company Subsidiary have been timely paid (whether or not shown or required to be shown on any Tax Return).
(iii)   The Company has made adequate provision in the Company Balance Sheet for all accrued Taxes of the Company and the Company Subsidiaries not yet due, and the Company and the Company Subsidiaries have not incurred any liability for Taxes other than in the ordinary course of business since the date of the Company Balance Sheet.

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(iv)   No deficiency for any Tax has been proposed or assessed by a Governmental Entity in writing against the Company or any Company Subsidiary which deficiency has not been paid, settled, or withdrawn.
(v)   There are no Legal Proceedings in respect of Taxes by a Governmental Entity pending or threatened in writing with respect to the Company or any Company Subsidiary.
(vi)   All transactions (including intragroup transactions) between the Company and the Company Subsidiaries have been conducted in compliance with the applicable transfer pricing laws in force in the relevant tax years (including, for the avoidance of doubt, Section 482 of the Code (and any corresponding or similar provision of state, local, or non-U.S. Law)).
(b)   There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any Company Subsidiary.
(c)   Neither the Company nor any Company Subsidiary is a resident for any income Tax purpose in any country (other than the country in which it is organized) or subject to income tax therein by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or fixed place of business in that country. In the last three (3) years, no written claim has been made in writing by any Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not currently file Tax Returns of a certain type or pay Taxes of a certain type that the Company or such Company Subsidiary is required to file Tax Returns or pay Taxes of such type that has not since been resolved.
(d)   Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have withheld and paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
(e)   Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to (or requested) any extension of time with respect to a Tax assessment or deficiency, in each case that is currently in effect (or would become effective if such request were granted), other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business.
(f)   Neither the Company nor any Company Subsidiary is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements (i) exclusively between or among the Company and any Company Subsidiary or (ii) with third parties made in the ordinary course of business, the principal purpose of which is not Tax).
(g)   Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or a group filing Tax Returns on a consolidated, affiliated, combined, unitary or similar basis other than an affiliated group of which the Company is the common parent or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of U.S. state, local or non-U.S. Tax Law), as a transferee or successor, or otherwise by operation of Law.
(h)   Within the past two (2) years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code.
(i)   Neither the Company nor any Company Subsidiary has ever participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(j)   Neither the Company nor any Company Subsidiary (nor Parent as a result of the Merger) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing

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Date under Section 481 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law) made prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Tax Law) entered into or created prior to the Closing.
(k)   Section 3.15(k) of the Company Disclosure Letter sets forth any entity classification elections made on behalf of any Company Subsidiary for U.S. federal income tax purposes. Neither the Company nor any Company Subsidiary has made an election or taken any other action to change its federal income tax classification from such classification.
(l)   The Company and its Subsidiaries have not taken any action, nor to the Knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.16   Intellectual Property.   (a) For each item of material Registered IP within the Company Owned IP (“Company Owned Registered IP”), and each item of material Registered IP within the Company Licensed IP (“Company Licensed Registered IP” and, collectively with Company Owned Registered IP, the “Company Registered IP”), Section 3.16(a) of the Company Disclosure Letter identifies (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application, patent or registration number and (iv) any other co-owners. To the Knowledge of the Company, each of the patents and patent applications included in the Company Owned Registered IP properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. As of the date of this Agreement, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than patent prosecution activities being conducted before a Governmental Entity in the ordinary course of business) is pending or, to the Knowledge of the Company, has been threatened in writing, in which the scope, validity, enforceability or ownership of any Company Registered IP listed on Section 3.16(a) of the Company Disclosure Letter is being or has been contested or challenged.
(b)   The Company owns all right, title and interest in and to all material Company Owned IP (other than as disclosed on Section 3.16(a) of the Company Disclosure Letter), free and clear of all Liens other than Permitted Liens and any Lien caused or created by any action or failure to act by any Person other than the Company or any Company Subsidiary, and, to the Knowledge of the Company, has the right, pursuant to valid agreements to use all other material Intellectual Property Rights used to conduct the business of the Company and the Company Subsidiaries as conducted as of the date of this Agreement; provided, however, that the foregoing shall not be construed as a representation or warranty with respect to infringement of the patent rights of any Person. The Company has executed valid and enforceable written agreements with each of its current and former Company Associates and any other Persons who were or are, as applicable, engaged in creating or developing any material Company Owned IP, pursuant to which each such Person has: (i) agreed to hold all trade secrets and confidential information of the Company in confidence both during and after (subject to the terms of the applicable agreement) such Person’s employment or retention, as applicable; and (ii) presently assigned to the Company all of such Person’s rights, title and interest in and to all material Intellectual Property Rights, created or developed for the Company or any Company Subsidiary in the course of such Person’s employment or retention thereby. To the Knowledge of the Company, no party thereto is in default or breach of any such agreements.
(c)   To the Knowledge of the Company, no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution is being or was used in the creation of material Company Owned IP or was used in the creation of any Company Licensed IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Entity or institution obtaining ownership rights to such material Company Owned IP or the right to receive royalties for the practice of such material Company Owned IP.

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(d)   Section 3.16(d) of the Company Disclosure Letter sets forth each license agreement pursuant to which the Company (i) is granted a license under any Company Licensed IP or other material Intellectual Property Rights owned by any third party that is used in the conduct of the business of the Company and the Company Subsidiaries as conducted as of the date of this Agreement (each, a “Company In-bound License”), other than any Standard Contract, or (ii) grants to any third party a license or sublicense under any material Company IP (each, a “Company Out-bound License”), other than any Standard Contract.
(e)   To the Knowledge of the Company: (i) the operation of the business of the Company and the Company Subsidiaries as currently conducted does not infringe and has not infringed any valid and enforceable Registered IP owned by any third party or misappropriate or otherwise violate any other Intellectual Property Rights owned by any third party; and (ii) no third party is infringing, misappropriating or otherwise violating any material Company IP. As of the date of this Agreement, no Legal Proceeding is pending (or, to the Knowledge of the Company, has been threatened in writing) (A) against the Company alleging that the operation of the business of the Company and the Company Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of any third party or (B) by the Company that any third party has infringed, misappropriated or otherwise violated any of the Company IP. Since January 1, 2022 and, to the Knowledge of the Company, prior to such date, the Company has not received any written notice or other written communication alleging that the operation of the business of the Company and the Company Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of any third party.
(f)   The Company has maintained commercially reasonable security and other measures, including measures against unauthorized disclosure, designed to protect the secrecy, confidentiality, and value of its trade secrets and other confidential technical information. No trade secret, know-how, or proprietary information material to the business (with respect to know-how or proprietary information, that has not been publicly disclosed) of the Company or the Company Subsidiaries as presently conducted has been authorized to be disclosed or, to the Knowledge of the Company, has been actually disclosed by the Company or any Company Subsidiary to any Person other than pursuant to a non-disclosure agreement or other agreement specifying terms and conditions that are reasonable and customary in connection with the relevant relationship for the disclosure and use of such Intellectual Property Rights or information.
(g)   None of the Company Owned IP or, to the Knowledge of the Company, Company Licensed IP, is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by the Company of any such Company IP, other than patent prosecution activities being conducted before a Governmental Entity in the ordinary course of business.
(h)   None of the Company or any of its Subsidiaries has taken any action set forth on Section 3.16(h) of the Company Disclosure Letter.
3.17   Data Privacy and Information Security.
(a)   At all times since January 1, 2022, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary have complied with all applicable (i) Privacy Laws, (ii) public-facing policies, notices, and statements of the Company or the Company Subsidiaries, and (iii) Contracts binding upon the Company or any Company Subsidiary, in the case of each of clauses (i) through (iii), related to privacy, security, or the Processing of Personal Information (collectively, the “Company Privacy Requirements”).
(b)   At all times since January 1, 2022, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary have implemented, maintained and complied with reasonably appropriate technical, physical, and organizational measures and safeguards designed to protect Personal Information (including against Security Incidents). At all times since January 1, 2022, except as has not

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had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor the Company Subsidiaries nor, to the Knowledge of the Company, any Person Processing Personal Information on behalf of the Company in relation to such Processing of Personal Information has experienced a Security Incident that required notification to another Person under applicable Company Privacy Requirements.
(c)   Since January 1, 2022, neither the Company nor the Company Subsidiaries nor, to the Knowledge of the Company, any Person Processing Personal Information on behalf of the Company in relation to such Processing of Personal Information has received written notice, inquiry, request, claim, complaint, correspondence or other communication from, or, to the Knowledge of the Company, been the subject of any investigation or enforcement action by, any Person alleging a material violation of applicable Company Privacy Requirements.
3.18   Regulatory Matters.
(a)   The Company and each of its Subsidiaries have all permits, licenses, registrations, authorizations, certificates, orders, approvals, franchises, variances and other similar rights issued by or obtained from any Governmental Entities (collectively, “Permits”) required to conduct its business as currently conducted, including all such Permits required by any Governmental Entity, except for such Permits the absence of which would not reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole (the “Company Permits”).
(b)   The Company Permits are in full force and effect, except for any failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries is in compliance under such Company Permits, except for such failures to comply that, individually or in the aggregate, would not reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole.
(c)   Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole, since January 1, 2022, the Company and each of its Subsidiaries: (i) is and at all times has been in compliance, to the extent applicable, with all Healthcare Laws and with all Judgments and final guidance having the effect of Law administered or issued by any Governmental Entity exercising authority applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product tested, developed, promoted, marketed, manufactured or distributed by the Company and each of its Subsidiaries; (ii) has not received any written notice or correspondence from any Governmental Entity alleging or asserting any noncompliance with any Company Permits; (iii) has not received written notice that any Governmental Entity has taken or is intending to take action to limit, suspend, modify or revoke any Company Permit; and, (iv) there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case, alleging that such Governmental Entity is considering such action. The Company has not been required to make any written notices to any Governmental Entity or Person under any Healthcare Law.
(d)   To the Knowledge of the Company, none of the Company nor its Subsidiaries, nor any of the Company’s or its Subsidiaries’ directors, officers, employees, or contractors has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Entity, (ii) failed to disclose a material fact required to be disclosed to the FDA or any Governmental Entity, or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case), at the time such disclosure or statement was made or failure to make occurred, establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. As of the date of this Agreement, none of the Company nor its Subsidiaries, nor any of the Company’s or its Subsidiaries’ directors, officers, employees, or, to the Knowledge of the Company, contractors are the subject of any pending or threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy.

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(e)   Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole, (i) the studies, tests and preclinical and clinical trials, if any, conducted by or on behalf of the Company or any of its Subsidiaries are being conducted or have been conducted in accordance with experimental protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates comparable to those being developed by the Company or its Subsidiaries and all applicable laws and regulations and (ii) since January 1, 2022, neither the Company nor any of its Subsidiaries has received any written notices or correspondence from a Governmental Entity or any institutional review board or comparable authority requiring the termination, clinical hold or partial clinical hold, suspension or material modification of any investigational new drug application, studies, tests or preclinical or clinical trials conducted by or on behalf of the Company or any of its Subsidiaries.
(f)   None of the Company, the Company Subsidiaries or any of their respective officers or directors or, to the Knowledge of the Company, employees or agents, have been debarred, suspended, or excluded from participation in any Federal Healthcare Program, subject to sanction pursuant to 42 U.S.C. § 1320a-7a or § 1320a-8, or engaged in any conduct that could reasonably result in debarment, suspension, or exclusion from participation in any Federal Healthcare Program.
3.19   Certain Business Practices.   Since January 1, 2022, none of Company, any Company Subsidiaries or, to the Knowledge of the Company, any officer, director, agent, employee or other Person acting on their behalf, has, directly or indirectly, (a) taken any action that would cause them to be in violation of any provision of the FCPA or other Anti-Corruption and Anti-Bribery Laws in other countries in which the Company and its Subsidiaries conduct business, (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (c) made, offered or authorized any unlawful payment, or other thing of value, to foreign or domestic government officials or employees or (d) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or similar unlawful payment in violation of the FCPA or other Anti-Corruption and Anti-Bribery Laws.
3.20   Insurance; Properties.
(a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each insurance policy of the Company or any Company Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy are purposed to be in effect, (ii) neither the Company nor any of the Company Subsidiaries is (with our without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy and (iii) there is no claim by the Company or any of the Company Subsidiaries pending under any such policies that to the Knowledge of the Company, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice.
(b)   Neither the Company nor any of the Company Subsidiaries owns any real property or any interest in real property.
(c)   Section 3.20(c) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of all written Company Leases (or a written description of any oral Company Leases) for all of the parcels of Leased Company Property. The Company and each of the Company Subsidiaries holds valid and existing leaseholder interest in the Leased Company Property and has complied in all material respects with the terms of all leases, subleases and licenses entitling it to the use or occupancy of real property owned by third parties where the Company or any of its Subsidiaries holds an interest as tenant, subtenant, licensee or other similar party and such real property is material to the business of the Company and its Subsidiaries, taken as a whole (the “Company Leases”), and all of the Company Leases are valid and in full force and effect, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, there are no leases, subleases, licenses, concessions or other Contracts granting to any party or parties (other than the Company or a Company Subsidiary) the right of use or occupancy of any material portion of any premises subject to a Company Lease.
3.21   Joint Proxy Statement/Prospectus.   None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in: (a) the Form S-4 will, at the time the Form S-4 or

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any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; or (b) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to each of the Company’s stockholders and Parent’s stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference therein.
3.22   Brokers and Finders.   No broker, investment banker, financial advisor or other Person, other than Guggenheim Securities, LLC (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company or the Company Subsidiaries, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. Prior to the execution of this Agreement, the Company has furnished to Parent true and complete copies of all agreements between the Company or its Subsidiaries and the Company Financial Advisor relating to the transactions contemplated hereby.
3.23   Opinion of Financial Advisor.   As of the date of this Agreement, the Company Board has received the opinion of the Company Financial Advisor, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other conditions contained therein, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to holders of Shares. The Company shall, promptly following the execution of this Agreement by all Parties, furnish a copy of each such written opinion to Parent solely for informational purposes (it being agreed that none of Parent or Merger Sub, nor any of their respective affiliates or Representatives, shall have the right to rely on such opinion).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUB
Except as set forth (i) in the Parent SEC Documents filed and publicly available after July 1, 2024 but prior to the date of this Agreement (the “Filed Parent SEC Documents”) (excluding any disclosures in the Filed Parent SEC Documents in any risk factors section, any forward-looking disclosure in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature, other than historical facts included therein) or (ii) in the disclosure letter delivered by Parent to the Company at or before the execution and delivery by Parent of this Agreement (the “Parent Disclosure Letter”), Parent represents and warrants to the Company as follows:
4.1   Organization, Good Standing and Qualification.
(a)   Each of Parent, Merger Sub and each of Parent’s other Subsidiaries (such Subsidiaries of Parent, the “Parent Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Parent Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent, Merger Sub and the Parent Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(b)   Parent has delivered or made available to the Company prior to execution of this Agreement, true and complete copies of the amended and restated certificate of incorporation of Parent, dated as of July 1, 2024 (the “Parent Charter”), the amended and restated bylaws of Parent, dated as of July 1, 2024 (the “Parent Bylaws”), the certificates of incorporation of Merger Sub and the bylaws of Merger Sub, in each case, as in effect as of the date of this Agreement.

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4.2   Parent Subsidiaries.
(a)   Section 4.2(a) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of each of the Parent Subsidiaries.
(b)   All the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Parent Subsidiaries and any shares of capital stock, voting securities or equity interests in any other entity which interests are owned by Parent or any Parent Subsidiary have been validly issued and are owned by Parent, by another Parent Subsidiary or by Parent and another Parent Subsidiary, free and clear of all material Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws.
(c)   Except for the capital stock and voting securities of, and other equity interests in, the Parent Subsidiaries, neither Parent nor any Parent Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity other than ordinary course investments in publicly traded securities constituting one percent or less of a class of outstanding securities of any entity.
4.3   Capital Structure.
(a)   The authorized capital stock of Parent consists of (i) 491,815,092 shares of voting common stock, par value $0.0001 per share (“Parent Common Stock”), (ii) 7,184,908 shares of non-voting common stock, par value $0.0001 per share (“Parent Non-Voting Common Stock”) and (iii) 50,000,000 shares of preferred stock, par value $0.0001 per share (the “Parent Preferred Stock” and, together with the Parent Common Stock and the Parent Non-Voting Common Stock, the “Parent Capital Stock”). At the close of business on January 31, 2025, (i) 47,222,419 shares of Parent Common Stock were issued and outstanding, (ii) 7,184,908 shares of Parent Non-Voting Common Stock were issued and outstanding, (iii) no shares of Parent Preferred Stock were issued and outstanding, (iv) no shares of Parent Common Stock were held by Parent in its treasury, (v) 1,194,073 shares of Parent Common Stock were reserved and available for issuance pursuant to the Parent’s 2024 Employee Stock Purchase Plan and (vi) 19,072,671 shares of Parent Common Stock were reserved and available for issuance pursuant to the Parent Stock Plans, including 9,525,649 shares of Parent Common Stock issuable upon the exercise of outstanding Parent Stock Options (whether or not vested and whether or not granted under the Parent Stock Plans). Except as set forth in this Section 4.3(a), at the close of business on January 31, 2025, no shares of capital stock or voting securities of, or other equity interests in, Parent were issued, reserved for issuance or outstanding. From the close of business on January 31, 2025 to the date of this Agreement, there have been no issuances by Parent of shares of capital stock or voting securities of, or other equity interests in, Parent other than the issuance of Parent Common Stock upon the exercise of Parent Stock Options outstanding at the close of business on January 31, 2025 and in accordance with their terms in effect at such time.
(b)   All outstanding shares of Parent Capital Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise, settlement or vesting of Parent Stock Options will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Charter, the Parent Bylaws, any Contract to which Parent is a party or otherwise bound, or any applicable Law.
(c)   The shares of Parent Common Stock constituting the Merger Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Charter, the Parent Bylaws or any Contract to which Parent is a party or otherwise bound.
(d)   Except as set forth in this Section 4.3 or pursuant to the terms of this Agreement, there are no issued, reserved for issuance or outstanding, and there are no outstanding obligations of Parent or

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any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (y) any warrants, calls, options or other rights to acquire from Parent or any Parent Subsidiary, or any other obligation of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary or (z) any rights issued by or other obligations of Parent or any Parent Subsidiary that are linked in any way to the price of any class of Parent Capital Stock or any shares of capital stock of any Parent Subsidiary, the value of Parent, any Parent Subsidiary or any part of Parent or any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Parent or any Parent Subsidiary. Other than (1) the acquisition by Parent of shares of Parent Common Stock in connection with the surrender of shares of Parent Common Stock by holders of Parent Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Parent Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Parent Stock Plans and (3) the acquisition by Parent of awards granted pursuant to the Parent Stock Plans in connection with the forfeiture of such awards, there are not any outstanding obligations of Parent or any of the Parent Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Parent or any Parent Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clauses (x) through (z) of the immediately preceding sentence. There are no bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Other than as contemplated by this Agreement, neither Parent nor any of the Parent Subsidiaries nor, to the Knowledge of Parent, any of Parent’s stockholders, is a party to (i) any voting Contract with respect to the voting of any capital stock or voting securities of, or other equity interests in, Parent or (ii) any Contract pursuant to which any Person is entitled to elect, designate or nominate any director of Parent or any of the Parent Subsidiaries.
(e)   No Parent Subsidiary owns any shares of Parent Common Stock.
(f)   Neither Parent nor any Parent Subsidiary or associates (as defined in Section 203 of the DGCL) owns, or has owned at any time within the past three (3) years, any Shares.
4.4   Corporate Authority and Approval.
(a)   Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and, subject, with respect to Parent, to receipt of the Parent Stockholder Approval and, with respect to Merger Sub, the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub, to perform its obligations hereunder and to consummate the transactions contemplated hereby. On or prior to the date of this Agreement, the Parent Special Committee has adopted resolutions, by vote at a meeting duly called: (i) determining that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of Parent and its stockholders, (ii) recommending to the Parent Board that it approve the Merger and the transactions contemplated hereby, including the issuance of shares of Parent Common Stock pursuant to this Agreement (the “Parent Share Issuance”), and (iii) recommending to the Parent Board that it submit, and recommending the approval of the Parent Share Issuance, to Parent’s stockholders for approval at a duly held meeting of such stockholders for such purpose (the “Parent Stockholders Meeting”). On or prior to the date of this Agreement, the Parent Board has adopted resolutions, by vote at a meeting duly called: (i) determining that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of Parent and its stockholders, (ii) approving the Merger and the transactions contemplated hereby, including the Parent Share Issuance, (iii) resolving to submit the Parent Share Issuance to Parent’s stockholders for approval at the Parent Stockholder Meeting and (iv) recommending that the stockholders of Parent approve the Parent Share Issuance in connection with the Merger. As of the date of this Agreement, such resolutions have not been amended or withdrawn.
(b)   Except for the approval of the Parent Share Issuance by the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock present in person or by proxy and entitled

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to vote thereon, at the Parent Stockholders Meeting (such approval, the “Parent Stockholder Approval”), no other corporate proceedings on the part of Parent are necessary to authorize, adopt, or approve, as applicable, this Agreement or to consummate the transactions contemplated hereby (except for the filing of the appropriate merger documents as required by the DGCL). Parent and Merger Sub have duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against Parent, in accordance with its terms except, in each case, as enforcement may be limited by the Bankruptcy and Equity Exception.
(c)   There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Parent or any of Parent Subsidiaries is subject, party or otherwise bound.
4.5   No Conflicts; Consents.
(a)   The execution and delivery of this Agreement by Parent and Merger Sub, as applicable, does not, and the performance by Parent and Merger Sub, as applicable, of their respective obligations hereunder and the consummation of the transactions contemplated hereby will not: (i) conflict with, or result in any violation of any provision of, the Parent Charter, the Parent Bylaws or the comparable charter or organizational documents of any Parent Subsidiary (assuming that the Parent Stockholder Approval is obtained), (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation under, give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock under, result in any loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of any Parent Material Contract or any material Parent Permit or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 4.5(b), any Judgment or Law, in each case, applicable to Parent or any Parent Subsidiary or their respective properties or assets (assuming that the Parent Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii), any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.
(b)   No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity, is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the transactions contemplated hereby, other than (i)(A) the filing with the SEC of the Joint Proxy Statement/Prospectus in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Form S-4, and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) compliance with and filings under any applicable Antitrust Laws, (iii) receipt of the Parent Stockholder Approval, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (v) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Parent Common Stock to be issued as the Merger Consideration, (vi) such filings with and approvals of Nasdaq as are required to permit the consummation of the Merger and the listing of the shares of Parent Common Stock to be issued as the Merger Consideration and (vii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.
(c)   Parent has determined in good faith that the aggregate fair market value of the non-exempt assets to be acquired, as defined in the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), of the Company does not exceed the size-of-transaction threshold (as adjusted) in effect

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at the Closing. This determination is made solely for the purpose of determining the applicability of the HSR Act to the transactions contemplated by this Agreement.
4.6   Parent SEC Documents; Financial Statements.
(a)   Parent has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Parent with the SEC since July 1, 2024 (such documents, together with any documents filed with the SEC during such period by Parent on a voluntary basis on a Current Report on Form 8-K, being collectively referred to as the “Parent SEC Documents”).
(b)   Each Parent SEC Document (i) at the time filed (or, if amended or superseded by a filing or amendment prior to the date of this agreement, then at the time of such filing or amendment), complied as to form in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Parent included in the Parent SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments as permitted by GAAP and the applicable rules and regulations promulgated by the SEC, which were not, or are not expected to be, material in amount or effect). As of the date hereof, there are no unresolved comments issued by the staff of the SEC with respect to any of the Parent SEC Documents.
4.7   Internal Controls and Procedures.
(a)   Each of the chief executive officer of Parent and the chief financial officer of Parent (or each former chief executive officer of Parent and each former chief financial officer of Parent, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “chief executive officer” and “chief financial officer” shall have the meanings given to such terms in SOX. None of Parent or any of the Parent Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.
(b)   Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets.
(c)   Parent is in compliance in all material respects with the applicable Nasdaq listing and corporate governance rules and requirements.
(d)   Parent maintains and has at all times since July 1, 2024, maintained “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent to allow timely decisions

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regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.
(e)   Neither Parent nor any Parent Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of the Parent Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of the Parent Subsidiaries in Parent’s or such Parent Subsidiary’s published financial statements.
4.8   Absence of Certain Changes.
(a)   Since the date of the Parent Balance Sheet through the date of this Agreement, there has not been a Parent Material Adverse Effect.
(b)   From the date of the Parent Balance Sheet until the date of this Agreement, the business of Parent and its Subsidiaries, taken as a whole, has been conducted in the ordinary course of business consistent with past practice and neither Parent nor any of the Parent Subsidiaries have taken any actions that, if taken after the date hereof, would require the Company’s consent under Section 5.1(d) other than Section 5.1(d)(iii) or Section 5.1(d)(vi).
4.9   Litigation and Liabilities.
(a)   There is no, and since January 1, 2022, there has been no, Legal Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a liability or obligation that is material to Parent and its Subsidiaries, taken as a whole, and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby There is no, and since January 1, 2022, there has been no, Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity involving Parent or any of its Subsidiaries or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.
(b)   Except (i) as reflected or reserved against in Parent’s consolidated unaudited balance sheet as of September 30, 2024 (or the notes thereto) (the “Parent Balance Sheet”) as included in the Parent SEC Documents, (ii) for liabilities and obligations incurred since September 30, 2024 in the ordinary course of business and (iii) for liabilities and obligations incurred as permitted by this Agreement, incurred in connection with the transactions contemplated hereby or that are otherwise Transaction Expenses, neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Section 4.9(b), the term “liabilities” shall not include liabilities or obligations of Parent or any Parent Subsidiary to perform under or comply with any applicable Law, Legal Proceeding, Judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by Parent or any Parent Subsidiary with any such liability or obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation or the imposition of injunctive or other equitable remedies.
4.10   Compliance with Laws.   Parent and the Parent Subsidiaries are, and since January 1, 2022 have been, in compliance with all applicable Laws and Parent Permits, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby. There is no, and since January 1, 2022, there has been no, action, demand or investigation by or before any Governmental Entity pending or, to the Knowledge of Parent, threatened

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alleging that Parent or a Parent Subsidiary is not in compliance with any applicable Law or Parent Permit or which challenges or questions the validity of any rights of the holder of any Parent Permit, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.
4.11   Contracts.
(a)   Except for this Agreement, neither Parent nor any Parent Subsidiary is a party to any Contract required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (each, a “Filed Parent Contract”) that has not been so filed.
(b)   Other than Filed Parent Contracts, Section 4.11(b) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and Parent has made available to Company true and complete copies, of the following Contracts (and Filed Parent Contracts without any redactions) to which Parent or any Parent Subsidiary is a party or that bind assets of Parent or any Parent Subsidiary:
(i)   each Contract that obligates the Parent or any Subsidiary of the Parent to make any capital investment or capital expenditure in excess of $500,000;
(ii)   each Contract to which the Parent or any of the Parent Subsidiaries is a party that:
(A)   materially restricts the ability of the Parent or the Parent Subsidiaries to compete in any business or with any Person in any geographical area or would, to the Knowledge of Parent, restrict in any material respect the ability of Company or any of its Subsidiaries to compete in any business or with any Person in any geographical area after the Effective Time,
(B)   requires the Parent or any Parent Subsidiary to conduct any business on a “most favored nations” basis with any third party,
(C)   any “take or pay,” minimum purchase or minimum volume commitment provisions,
(D)   provides for “exclusivity” or any similar requirement in favor of any third party, or
(E)   contains any other provisions materially restricting or purporting to materially restrict the ability of the Parent or any of its Subsidiaries to sell, market, distribute, promote, manufacture, develop, commercialize, or test or research any product or product candidate, directly or indirectly through third parties, or that would so limit or purport to limit Company or any of its Affiliates after the Effective Time;
(iii)   each Contract evidencing Indebtedness of the Parent or any of the Parent Subsidiaries, other than any such agreement between or among the Parent and the wholly owned Parent Subsidiaries and other than accounts payable in the ordinary course of business;
(iv)   any Contract involving the settlement or compromise of any Legal Proceeding or threatened Legal Proceeding (or series of related Legal Proceedings) which (A) involves either payments by the Parent or any of its Subsidiaries after the date hereof in excess of $500,000, or (B) imposes any materially burdensome monitoring or reporting obligations to any other Person outside the ordinary course of business or any other material restrictions or liabilities on the Parent or any Parent Subsidiary (or, following the Closing, on Company or any Company Subsidiary);
(v)   each Parent Lease;
(vi)   each partnership, joint venture or similar Contract to which the Parent or any of the Parent Subsidiaries is a party;
(vii)   each Contract with any Governmental Entity;
(viii)   any Contract pursuant to which Parent or any of the Parent Subsidiaries has continuing guarantee, “earn-out” or other contingent payment obligations, in each case that would reasonably be expected to result in payments in excess of $3,000,000;

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(ix)   any Contract that is a license agreement (including all regional licensing transactions), covenant not to sue agreement or co-existence agreement or similar agreement, each of the foregoing that is material to the business of the Parent and its Subsidiaries, taken as a whole, to which the Parent or any of the Parent Subsidiaries is a party and licenses in Intellectual Property Rights owned by a third party or licenses out any Parent IP or agrees not to assert or enforce Parent Owned IP, including each Parent In-bound License (but excluding any Standard Contract), and each Parent Out-bound License (but excluding any Standard Contract);
(x)   each Contract (A) pursuant to which Parent or any of its Subsidiaries may be required after the date of this Agreement to pay milestones, royalties or other contingent payments based on the results or outcome of any research, testing or development; regulatory filings or approval; sale; distribution; commercial manufacture or other similar occurrences, developments, activities or events, or (B) under which Parent or any of its Subsidiaries grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license, or any other similar rights with respect to any product or product candidate of Parent or any Intellectual Property Rights owned or purported to be owned by or licensed to Parent or any of its Subsidiaries (or, following the Closing, with respect to any product or product candidate of Company or any Intellectual Property Rights of Company or any of its Subsidiaries); and
(xi)   each Contract relating to the disposition or acquisition by the Parent or any of the Parent Subsidiaries of any material business or any material amount of assets (excluding dispositions or acquisitions which were consummated prior to the date of this Agreement and with respect to which there is no ongoing material liability or material obligation of the Parent or any Parent Subsidiaries).
Each Contract of the type described in this Section 4.11(b) and each Filed Parent Contract is referred to herein as a “Parent Material Contract”.
(c)   Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Material Contract (including, for purposes of Section 6.3(a), any Contract entered into after the date of this Agreement that would have been a Parent Material Contract if such Contract existed on the date of this Agreement) (i) is a valid, binding and legally enforceable obligation of the Parent or one of the Parent Subsidiaries, as the case may be, and, to the Knowledge of Parent, of the other parties thereto, except, in each case, as enforcement may be limited by the Bankruptcy and Equity Exception and (ii) is in full force and effect. None of Parent or any of the Parent Subsidiaries is (with or without notice or lapse of time, or both) in material breach or default under any such Parent Material Contract (including, for purposes of Section 6.3(a), any Contract entered into after the date of this Agreement that would have been a Parent Material Contract if such Contract existed on the date of this Agreement) and, to the Knowledge of Parent, no other party to any such Parent Material Contract is (with or without notice or lapse of time, or both) in material breach or default thereunder.
4.12   Benefits Matters; ERISA Compliance.
(a)   Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, all Parent Plans are, and have been operated and administered, in compliance with their terms and applicable Laws (including, if applicable, ERISA and the Code) in all material respects. Each Parent Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in compliance with Section 409A of the Code and applicable guidance thereunder and no payment to be made under any Parent Plan is, or to the Knowledge of Parent, will be, subject to the penalties of Section 409A(a)(1) of the Code. Each Parent Option has been granted with an exercise price equal to fair market value on the date of grant (or repricing, as the case may be) and is not subject to taxation under Section 409A of the Code. Parent does not have any obligation to gross up or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A, Section 280G or Section 4999 of the Code.
(b)   Each Parent Plan that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter or opinion letter from the IRS and, to the Knowledge of

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Parent, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the Code.
(c)   There are no pending or, to the Knowledge of Parent or any Parent Subsidiary, threatened Legal Proceedings relating to the Parent Plans or any fiduciary or service provider thereof, and, to the Knowledge of Parent, there is no reasonable basis for any such Legal Proceeding.
4.13   Labor Matters.
(a)   Except as would not be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, Parent and the Parent Subsidiaries are, and since January 1, 2022 have been, in compliance in all material respects with all applicable Laws related to labor and employment, including those pertaining to payment of wages and other compensation, overtime, meal and rest break requirements, classification of employees as exempt or non-exempt and classification of workers as employees or independent contractors, hours of work, leaves of absence, equal opportunity, discrimination, harassment, immigration, occupational health and safety, workers’ compensation, background checks, hiring, pre-employment tests, affirmative action, equal pay, restrictive covenants and the payment of social security and other Taxes. There are no, and since January 1, 2022, there have not been any, Legal Proceedings or complaints related to labor or employment matters (including the matters listed in the foregoing sentence), including any such Legal Proceedings or complaints threatened or pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration or any other similar Governmental Entity, against or involving Parent or any Parent Subsidiary or pertaining to any employee, independent contractor or consultant of Parent or any Parent Subsidiary. Parent has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from all payments to all current and former Parent Associates and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.
(b)   Parent and its Subsidiaries are not, and have never been, party to any collective bargaining or other Contract with any labor union or organization. No labor organization or group of employees of Parent or any Parent Subsidiary has made a demand for recognition or certification, and to the Knowledge of Parent, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations, grievances, or other labor disputes pending or, to the Knowledge of Parent, threatened against or involving Parent or any Parent Subsidiary.
(c)   Except as would not be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, Parent is in full compliance with the WARN Act, and Parent has never engaged in any redundancies, reductions in force, mass layoffs, plant closings or other employment action that required, or reasonably could have required, advance notice under the WARN Act. No Parent employees have experienced an “employment loss,” as defined in the WARN Act, in the past 90 days.
(d)   As of the date of this Agreement: (i) no claims, allegations, or reports of discrimination, retaliation, harassment, or sexual harassment have been made to Parent by or against any current or former Parent Associate at the level of senior director or above and (ii) Parent has never conducted any investigations or entered into any settlement agreements with respect to any such claims, allegations, or reports.
4.14   Taxes.
(a)   Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:
(i)   Parent and the Parent Subsidiaries have filed all Tax Returns that are or have been required to be filed by them, and all such Tax Returns were true, correct and complete.

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(ii)   All Taxes required to be paid by Parent or any Parent Subsidiary have been timely paid (whether or not shown or required to be shown on any Tax Return).
(iii)   Parent has made adequate provision in the Parent Balance Sheet for all accrued Taxes of Parent and the Parent Subsidiaries not yet due, and Parent and the Parent Subsidiaries have not incurred any liability for Taxes other than in the ordinary course of business since the date of the Parent Balance Sheet.
(iv)   Parent and the Parent Subsidiaries have withheld and paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
(v)   No deficiency for any Tax has been proposed or assessed by a Governmental Entity in writing against Parent or any Parent Subsidiary which deficiency has not been paid, settled, or withdrawn.
(vi)   There are no Legal Proceedings in respect of Taxes by a Governmental Entity pending or threatened in writing with respect to Parent or any Parent Subsidiary.
(b)   There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of Parent or any Parent Subsidiary.
(c)   Neither Parent nor any Parent Subsidiary is a resident for any income Tax purpose in any country (other than the country in which it is organized) or subject to income tax therein by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or fixed place of business in that country. In the last three (3) years, no written claim has been made in writing by any Governmental Entity in a jurisdiction where Parent or any Parent Subsidiary does not currently file Tax Returns of a certain type or pay Taxes of a certain type that Parent or such Parent Subsidiary is required to file Tax Returns or pay Taxes of such type that has not since been resolved.
(d)   Neither Parent nor any Parent Subsidiary has waived any statute of limitations in respect of Taxes or agreed to (or requested) any extension of time with respect to a Tax assessment or deficiency, in each case that is currently in effect (or would become effective if such request were granted), other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business.
(e)   Neither Parent nor any Parent Subsidiary is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements (i) exclusively between or among Parent and any Parent Subsidiary or (ii) with third parties made in the ordinary course of business, the principal purpose of which is not Tax).
(f)   Neither Parent nor any Parent Subsidiary (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or a group filing Tax Returns on a consolidated, affiliated, combined, unitary or similar basis other than an affiliated group of which Parent is the common parent or (ii) has any liability for the Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of U.S. state, local or non-U.S. Tax Law), as a transferee or successor, or otherwise by operation of Law.
(g)   Within the past two (2) years, neither Parent nor any Parent Subsidiary has been a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code.
(h)   Neither Parent nor any Parent Subsidiary has ever participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(i)   Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all transactions (including intragroup transactions) between Parent and the Parent Subsidiaries have been conducted in compliance with the applicable transfer pricing laws

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in force in the relevant tax years (including, for the avoidance of doubt, Section 482 of the Code (and any corresponding or similar provision of state, local, or non-U.S. Law)).
(j)   Neither Parent nor any Parent Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law) made prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Tax Law) entered into or created prior to the Closing.
(k)   Following the Merger, Parent intends, directly or through Subsidiaries, to continue the “historic business” of the Company or to use a “significant portion” of the “historic business assets” of the Company in a business (within the meaning of Treasury Regulations Section 1.368-1(d)).
(l)   Parent has not taken any action, nor to the Knowledge of Parent, are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.15   Intellectual Property.
(a)   For each item of material Registered IP within the Parent Owned IP (“Parent Owned Registered IP”), and each item of material Registered IP within the Parent Licensed IP (“Parent Licensed Registered IP” and, collectively with Parent Owned Registered IP, the “Parent Registered IP”), Section 4.15(a) of the Parent Disclosure Letter identifies (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application, patent or registration number and (iv) any other co-owners. To the Knowledge of Parent, each of the patents and patent applications included in the Parent Owned Registered IP properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. As of the date of this Agreement, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than patent prosecution activities being conducted before a Governmental Entity in the ordinary course of business) is pending or, to the Knowledge of Parent, has been threatened in writing, in which the scope, validity, enforceability or ownership of any Parent Registered IP listed on Section 4.15(a) of the Parent Disclosure Letter is being or has been contested or challenged.
(b)   Parent owns all right, title and interest in and to all material Parent Owned IP (other than as disclosed on Section 4.15(a) of the Parent Disclosure Letter), free and clear of all Liens other than Permitted Liens and any Lien caused or created by any action or failure to act by any Person other than Parent or any Parent Subsidiary, and, to the Knowledge of Parent, has the right, pursuant to valid agreements to use all other material Intellectual Property Rights used to conduct the business of Parent and the Parent Subsidiaries as conducted as of the date of this Agreement; provided, however, that the foregoing shall not be construed as a representation or warranty with respect to infringement of the patent rights of any Person. Parent has executed valid and enforceable written agreements with each of its current and former Parent Associates and any other Persons who were or are, as applicable, engaged in creating or developing any material Parent Owned IP, pursuant to which each such Person has: (i) agreed to hold all trade secrets and confidential information of Parent in confidence both during and after (subject to the terms of the applicable agreement) such Person’s employment or retention, as applicable; and (ii) presently assigned to Parent all of such Person’s rights, title and interest in and to all material Intellectual Property Rights, created or developed for Parent or any Parent Subsidiary in the course of such Person’s employment or retention thereby. To the Knowledge of Parent, no party thereto is in default or breach of any such agreements.
(c)   To the Knowledge of Parent, no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution is being or was used in the

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creation of material Parent Owned IP or was used in the creation of any Parent Licensed IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Entity or institution obtaining ownership rights to such material Parent Owned IP or the right to receive royalties for the practice of such material Parent Owned IP.
(d)   Section 4.15(d) of the Parent Disclosure Letter sets forth each license agreement pursuant to which Parent (i) is granted a license under any Parent Licensed IP or other material Intellectual Property Rights owned by any third party that is used in the conduct of the business of Parent and the Parent Subsidiaries as conducted as of the date of this Agreement (each, a “Parent In-bound License”), other than any Standard Contract, or (ii) grants to any third party a license or sublicense under any material Parent IP (each, a “Parent Out-bound License”), other than any Standard Contract.
(e)   To the Knowledge of Parent: (i) the operation of the business of Parent and the Parent Subsidiaries as currently conducted does not infringe and has not infringed any valid and enforceable Registered IP owned by any third party or misappropriate or otherwise violate any other Intellectual Property Rights owned by any third party; and (ii) no third party is infringing, misappropriating or otherwise violating any material Parent IP. As of the date of this Agreement, no Legal Proceeding is pending (or, to the Knowledge of Parent, has been threatened in writing) (A) against Parent alleging that the operation of the business of Parent and the Parent Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of any third party or (B) by Parent that any third party has infringed, misappropriated or otherwise violated any of the Parent IP. Since January 1, 2022 and, to the Knowledge of Parent, prior to such date, Parent has not received any written notice or other written communication alleging that the operation of the business of Parent and the Parent Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of any third party.
(f)   Parent has maintained commercially reasonable security and other measures, including measures against unauthorized disclosure, designed to protect the secrecy, confidentiality, and value of its trade secrets and other confidential technical information. No trade secret, know-how, or proprietary information material to the business (with respect to know-how or proprietary information, that has not been publicly disclosed) of Parent or the Parent Subsidiaries as presently conducted has been authorized to be disclosed or, to the Knowledge of Parent, has been actually disclosed by Parent or any Parent Subsidiary to any Person other than pursuant to a non-disclosure agreement or other agreement specifying terms and conditions that are reasonable and customary in connection with the relevant relationship for the disclosure and use of such Intellectual Property Rights or information.
(g)   None of the Parent Owned IP or, to the Knowledge of Parent, Parent Licensed IP, is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by Parent of any such Parent IP, other than patent prosecution activities being conducted before a Governmental Entity in the ordinary course of business.
4.16   Data Privacy and Information Security.
(a)   At all times since January 1, 2022, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each Parent Subsidiary have complied with all applicable (i) Privacy Laws, (ii) public-facing policies, notices, and statements of Parent or the Parent Subsidiaries and (iii) Contracts binding upon Parent or any Parent Subsidiary, in the case of each of clauses (i) through (iii), related to privacy, security, or the Processing of Personal Information (collectively, the “Parent Privacy Requirements”).
(b)   At all times since January 1, 2022, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each Parent Subsidiary have implemented, maintained and complied with reasonably appropriate technical, physical, and organizational measures and safeguards designed to protect Personal Information (including against Security Incidents). At all times since January 1, 2022, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor the Parent Subsidiaries nor, to the Knowledge of Parent, any Person Processing

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Personal Information on behalf of Parent in relation to such Processing of Personal Information has experienced a Security Incident that required notification to another Person under applicable Parent Privacy Requirements.
(c)   Since January 1, 2022, neither Parent nor the Parent Subsidiaries nor, to the Knowledge of Parent, any Person Processing Personal Information on behalf of Parent in relation to such Processing of Personal Information has received written notice, inquiry, request, claim, complaint, correspondence or other communication from, or, to the Knowledge of Parent, been the subject of any investigation or enforcement action by, any Person alleging a material violation of applicable Parent Privacy Requirements.
4.17   Regulatory Matters.
(a)   Parent and each of its Subsidiaries have all Permits required to conduct its business as currently conducted, including all such Permits required by any Governmental Entity, except for such Permits the absence of which would not reasonably be expected to result in a liability that is material to Parent and its Subsidiaries, taken as a whole (the “Parent Permits”).
(b)   The Parent Permits are in full force and effect, except for any failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to result in a liability that is material to Parent and its Subsidiaries, taken as a whole. Parent and each of its Subsidiaries is in compliance under such Parent Permits, except for such failures to comply that, individually or in the aggregate, would not reasonably be expected to result in a liability that is material to Parent and its Subsidiaries, taken as a whole.
(c)   Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a liability that is material to Parent and its Subsidiaries, taken as a whole, since January 1, 2022, Parent and each of its Subsidiaries: (i) is and at all times has been in compliance, to the extent applicable, with all Healthcare Laws and with all Judgments and final guidance having the effect of Law administered or issued by any Governmental Entity exercising authority applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product tested, developed, promoted, marketed, manufactured or distributed by Parent and each of its Subsidiaries; (ii) has not received any written notice or correspondence from any Governmental Entity alleging or asserting any noncompliance with any Parent Permits; (iii) has not received written notice that any Governmental Entity has taken or is intending to take action to limit, suspend, modify or revoke any Parent Permit; and (iv) there is no Legal Proceeding pending or, to the Knowledge of Parent, threatened in writing (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that such Governmental Entity is considering such action. Neither Parent nor any of its Subsidiaries has been required to make any written notices to any Governmental Entity or Person under any Healthcare Law.
(d)   To the Knowledge of Parent, none of Parent nor its Subsidiaries, nor any of Parent’s or its Subsidiaries’ directors, officers, employees, or contractors has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Entity, (ii) failed to disclose a material fact required to be disclosed to the FDA or any Governmental Entity, or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case), at the time such disclosure or statement was made or failure to make occurred, establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. As of the date of this Agreement, none of Parent nor its Subsidiaries, nor any of Parent’s or its Subsidiaries’ directors, officers, employees, or, to the Knowledge of Parent, contractors, are the subject of any pending or threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy.
(e)   Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a liability that is material to Parent and its Subsidiaries, taken as a whole, (i) the studies, tests and preclinical and clinical trials, if any, conducted by or on behalf of Parent or any of its Subsidiaries are being conducted or have been conducted in accordance with experimental protocols, procedures and

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controls pursuant to accepted professional and scientific standards for products or product candidates comparable to those being developed by Parent or its Subsidiaries and all applicable laws and regulations and (ii) since January 1, 2022, neither Parent nor any of its Subsidiaries has received any written notices or correspondence from a Governmental Entity or any institutional review board or comparable authority requiring the termination, clinical hold or partial clinical hold, suspension or material modification of any investigational new drug application, studies, tests or preclinical or clinical trials conducted by or on behalf of Parent or any of its Subsidiaries.
(f)   None of Parent, the Parent Subsidiaries or any of their respective officers or directors or, to the Knowledge of Parent, employees or agents, have been debarred, suspended, or excluded from participation in any Federal Healthcare Program, subject to sanction pursuant to 42 U.S.C. §1320a-7a or §1320a-8, or engaged in any conduct that could reasonably result in debarment, suspension, or exclusion from participation in any Federal Healthcare Program.
4.18   Certain Business Practices.   Since January 1, 2022, none of Parent, any Parent Subsidiaries or, to the Knowledge of Parent, any officer, director, agent, employee or other Person acting on their behalf, has, directly or indirectly, (a) taken any action that would cause them to be in violation of any provision of the FCPA or other Anti-Corruption and Anti-Bribery Laws in other countries in which Parent and its Subsidiaries conduct business, (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (c) made, offered or authorized any unlawful payment, or other thing of value, to foreign or domestic government officials or employees or (d) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or similar unlawful payment in violation of the FCPA or other Anti-Corruption and Anti-Bribery Laws.
4.19   Valid Issuance.   The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.
4.20   Insurance; Properties.
(a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each insurance policy of Parent or any Parent Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy are purposed to be in effect, (ii) neither Parent nor any of the Parent Subsidiaries is (with our without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy and (iii) there is no claim by Parent or any of the Parent Subsidiaries pending under any such policies that to the Knowledge of Parent, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice.
(b)   Neither Parent nor any of the Parent Subsidiaries owns any real property or any interest in real property.
(c)   Section 4.20(c) of the Parent Disclosure Letter sets forth a complete list, as of the date hereof, of all written Parent Leases (or a written description of any oral Company Leases) for all of the parcels of Leased Parent Property. Parent and each of the Parent Subsidiaries holds valid and existing leaseholder interest in the Leased Parent Property and has complied in all material respects with the terms of all leases, subleases and licenses entitling it to the use or occupancy of real property owned by third parties where Parent or any of its Subsidiaries holds an interest as tenant, subtenant, licensee or other similar party and such real property is material to the business of Parent and its Subsidiaries, taken as a whole (the “Parent Leases”), and all of the Parent Leases are valid and in full force and effect, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent, there are no leases, subleases, licenses, concessions or other Contracts granting to any party or parties (other than Parent or a Parent Subsidiary) the right of use or occupancy of any material portion of any premises subject to a Parent Lease.
4.21   Ownership and Operations of Merger Sub.   Parent directly owns all of the outstanding shares of common stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger, has engaged in no other business activities, and has incurred no liabilities or obligations other than as

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contemplated hereby or as otherwise required or incidental to negotiate, execute, deliver and effect the transactions contemplated by this Agreement. The authorized shares of common stock of Merger Sub consist of 1,000 shares, all of which are validly issued and outstanding. All of the issued and outstanding shares of Merger Sub are directly owned by Parent, free and clear of any Liens other than Liens imposed under any federal or state securities Laws.
4.22   Form S-4 and Joint Proxy Statement/Prospectus.   None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in: (a) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; or (b) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to each of Parent’s stockholders and the Company’s stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.
4.23   Brokers and Finders.   No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. LLC (the “Parent Financial Advisor”), the fees and expenses of which will be paid by Parent or Parent Subsidiaries, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. Prior to the execution of this Agreement, Parent has furnished to the Company true and complete copies of all agreements between Parent or its Subsidiaries and the Parent Financial Advisor relating to the transactions contemplated hereby.
4.24   Opinion of Financial Advisor.   As of the date of this Agreement, the Parent Special Committee has received the opinion of the Parent Financial Advisor, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to Parent. Parent shall, promptly following the execution of this Agreement by all Parties, furnish a copy of each such written opinion to the Company solely for informational purposes (it being agreed that neither the Company nor any of their respective affiliates or Representatives, shall have the right to rely on such opinion).
ARTICLE V
COVENANTS
5.1   Interim Operations.
(a)   Conduct of Business by the Company.   Except for (1) matters set forth in Section 5.1(a) of the Company Disclosure Letter, (2) as expressly contemplated by this Agreement (including to effect any of the transactions contemplated hereby), (3) as required by applicable Law or (4) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms (such time, the “Pre-Closing Period”), the Company shall, and shall cause each Company Subsidiary to, (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use commercially reasonable efforts to preserve intact its business organization and material business relationships.
(b)   Interim Prohibitions on the Conduct of the Company.   Without limiting the generality of the foregoing, except for (1) matters set forth in Section 5.1(b) of the Company Disclosure Letter, (2) as expressly contemplated by this Agreement (including to effect any of the transactions contemplated hereby), (3) as required by applicable Law or (4) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

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(i)   (A) amend the Company Charter or the Company Bylaws (including by merger, consolidation or otherwise) or (B) amend in any material respect the charter or organizational documents of any Company Subsidiary (including by merger, consolidation or otherwise);
(ii)   (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (1) the withholding of Shares to satisfy the exercise price or Tax obligations with respect to awards granted pursuant to the Company Stock Plans, (2) the acquisition by the Company of awards granted pursuant to the Company Stock Plans in connection with the forfeiture of such awards and (3) the acquisition by the Company of Shares outstanding as of the date hereof pursuant to the Company’s right (under written commitments in effect as of the date hereof) to acquire Shares held by any officer or other employee, or individual who is an independent contractor, consultant or director, of or to any of the Company or any Company Subsidiary upon termination of such Person’s employment or engagement by the Company or any Company Subsidiary;
(iii)   issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien, other than Permitted Liens (except for transactions among the Company and wholly owned Company Subsidiaries) (A) any shares of capital stock of the Company or any Company Subsidiary, (B) any other equity interests or voting securities of the Company or any Company Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, or (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, except, in each case of clauses (A) through (C), for issuing Shares upon the exercise of Company Options, or the settlement or vesting of Company RSUs, Company PSUs or other equity awards outstanding under the Company Stock Plans in accordance with their respective terms as of the date hereof;
(iv)   except as required by the terms of any Company Plan set forth on Section 3.12(a) of the Company Disclosure Letter as in effect on the date hereof: (A) increase the salaries, bonus opportunities, incentive compensation or other compensation or benefits payable to any current or former Company Associate; (B) grant, award, announce or pay any bonus, retention, severance, change in control or other similar bonus or similar compensation to any current or former Company Associate or any other Person, (C) establish any Company Plan or amend, terminate or increase the benefits or costs provided under any Company Plan, (D) accelerate the vesting or payment of, or take any action to fund, any benefit or payment provided to any current or former Company Associates, (E) hire, engage, promote or terminate (without cause) any employee, consultant or independent contractor of the Company or the Company Subsidiaries or (F) allow for the commencement of any new offering periods under the Company ESPP;
(v)   make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);
(vi)   directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any Person (other than any transaction solely between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries);

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(vii)   sell, lease (as lessor), license, covenant not to assert, mortgage and leaseback or otherwise encumber or subject to any Lien (other than any Permitted Lien), or otherwise dispose of any properties, rights or assets (including any Company IP) that are material to the Company and its Subsidiaries, taken as a whole, (other than sales and non-exclusive licenses of products or services in the ordinary course of business consistent with past practice), except (A) pursuant to Contracts in effect on the date of this Agreement and made available to Parent prior to the date of this Agreement (or entered into after the date of this Agreement without violating the terms of this Agreement), (B) any of the foregoing with respect to inventory in the ordinary course of business consistent with past practice, (C) any of the foregoing with respect to obsolete or worthless equipment in the ordinary course of business consistent with past practice, (D) for any transactions among the Company and the wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice or (E) with respect to Company IP, (1) abandonment in the ordinary course of prosecution at any intellectual property office or registrar, other than with respect to any issued or granted Company Registered Intellectual Property or (2) the grant of non-exclusive licenses in the ordinary course of business;
(viii)   incur any Indebtedness;
(ix)   make or incur any capital investment or capital expenditure in excess of $100,000 individually or $500,000 in the aggregate;
(x)   waive, release, assign, settle or compromise any Legal Proceeding or complaint;
(xi)   enter into, modify, amend, extend, renew, replace or terminate any collective bargaining or other Contract with any labor union;
(xii)   subject to a Lien (other than Permitted Liens), assign, transfer, convey title (in whole or in part), license, covenant not to assert, grant any right or other licenses to, or otherwise dispose of, material trademarks, trademark rights, trade names or service marks, or enter into licenses or agreements that impose material restrictions upon the Company or any Company Subsidiaries with respect to material trademarks, trademark rights, trade names or service marks owned by any third party, in each case other than non-exclusive licenses in the ordinary course of business consistent with past practice;
(xiii)   (1) amend in any material respect, modify in any material respect or terminate or waive, release or assign any material right under any Company Material Contract or (2) enter into, amend in any material respect, modify in any material respect or terminate or waive, release or assign any material right under any Contract that would be a Company Material Contract if it had been entered into prior to the date of this Agreement;
(xiv)   make, change or revoke any material Tax election, change any method of Tax accounting or annual Tax accounting period, amend any material Tax Return, settle any claim, action or proceeding relating to material Taxes, waive any statute of limitations for any material Tax claim or assessment (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), obtain or request any material Tax ruling or closing agreement or enter into any material Tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements (A) exclusively between or among the Company and any Company Subsidiary or (B) with third parties made in the ordinary course of business, the principal purpose of which is not Tax);
(xv)   enter into any new line of business outside of its and the Company Subsidiaries’ existing business;
(xvi)   Commence any Clinical Trial, or any new stage of a Clinical Trial that is ongoing as of the date of this Agreement;
(xvii)   take any action set forth on Section 5.1(b)(xvii) of the Company Disclosure Letter;
(xviii)   restructure, reorganize, dissolve or liquidate the Company or any Company Subsidiary; or

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(xix)   authorize any of, or commit, resolve or agree to take any of, the foregoing actions.
(c)   Conduct of Business by Parent.   Except for (1) matters set forth in Section 5.1(c) of the Parent Disclosure Letter (2) as expressly contemplated by this Agreement (including to effect any of the transactions contemplated hereby), (3) as required by applicable Law or (4) with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Parent shall, and shall cause each Parent Subsidiary to, (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use commercially reasonable efforts to preserve intact its business organization and material business relationships.
(d)   Interim Prohibitions on the Conduct of Parent.   Without limiting the generality of the foregoing, except for (1) matters set forth in Section 5.1(d) of the Parent Disclosure Letter, (2) as expressly contemplated by this Agreement (including to effect any of the transactions contemplated hereby), (3) as required by applicable Law or (4) with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Parent shall not, and shall not permit any Parent Subsidiary to, do any of the following:
(i)   (A) amend the Parent Charter or the Parent Bylaws (including by merger, consolidation or otherwise) or (B) amend in any material respect the charter or organizational documents of any Parent Subsidiary (including by merger, consolidation or otherwise);
(ii)   (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned Parent Subsidiary to its parent, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Parent or any Parent Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (1) the withholding of Parent Common Stock to satisfy the exercise price or Tax obligations with respect to awards granted pursuant to any Parent stock plan, (2) the acquisition by Parent of awards granted pursuant to any Parent stock plan in connection with the forfeiture of such awards, and (3) the acquisition by Parent of Parent Common Stock outstanding as of the date hereof pursuant to Parent’s right (under written commitments in effect as of the date hereof) to acquire shares of Parent Common Stock held by any officer or other employee, or individual who is an independent contractor, consultant or director, of or to any of Parent or any Parent Subsidiary upon termination of such Person’s employment or engagement by Parent or any Parent Subsidiary;
(iii)   issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien, other than Permitted Liens (except for transactions among Parent and wholly owned Parent Subsidiaries) and excluding the shares issuable as Merger Consideration: (A) any shares of capital stock of Parent or any Parent Subsidiary, (B) any other equity interests or voting securities of Parent or any Parent Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, or (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary except for compensatory grants in the ordinary course of business of Parent consistent with past practice and in accordance with Section 5.1(d)(iii) of the Parent Disclosure Letter, in each case of clauses (A) through (C), excluding shares of Parent Common Stock issuable upon the exercise of options or other equity awards outstanding under Parent’s equity incentive or stock purchase plans in accordance with their respective terms as of the date hereof;

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(iv)   make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);
(v)   directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any Person (other than any transaction solely between Parent and a wholly owned Parent Subsidiary or between wholly owned Parent Subsidiaries);
(vi)   sell, lease (as lessor), license, covenant not to assert, mortgage and leaseback or otherwise encumber or subject to any Lien (other than any Permitted Lien), or otherwise dispose of any properties, rights or assets (including any Parent IP) that are material to Parent and its Subsidiaries, taken as a whole, (other than sales and non-exclusive licenses of products or services in the ordinary course of business consistent with past practice), except (A) pursuant to Contracts in effect on the date of this Agreement and made available to the Company (or entered into after the date of this Agreement without violating the terms of this Agreement), (B) any of the foregoing with respect to inventory in the ordinary course of business consistent with past practice, (C) any of the foregoing with respect to obsolete or worthless equipment in the ordinary course of business consistent with past practice, (D) for any transactions among Parent and the wholly owned Parent Subsidiaries in the ordinary course of business consistent with past practice or (E) with respect to Parent IP, (1) abandonment in the ordinary course of prosecution at any intellectual property office or registrar, other than with respect to any issued or granted Parent Registered Intellectual Property or (2) the grant of non-exclusive licenses in the ordinary course of business;
(vii)   incur any Indebtedness;
(viii)   waive, release, assign, settle or compromise any Legal Proceeding or complaint;
(ix)   enter into, modify, amend, extend, renew, replace or terminate any collective bargaining or other Contract with any labor union;
(x)   subject to a Lien (other than Permitted Liens), assign, transfer, convey title (in whole or in part), license, covenant not to assert, grant any right or other licenses to, or otherwise dispose of, material trademarks, trademark rights, trade names or service marks, or enter into licenses or agreements that impose material restrictions upon Parent or any Parent Subsidiaries with respect to material trademarks, trademark rights, trade names or service marks owned by any third party, in each case other than non-exclusive licenses in the ordinary course of business consistent with past practice;
(xi)   make, change or revoke any material Tax election, change any method of Tax accounting or annual Tax accounting period, amend any material Tax Return, settle any claim, action or proceeding relating to material Taxes, waive any statute of limitations for any material Tax claim or assessment (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), obtain or request any material Tax ruling or closing agreement or enter into any material Tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements (A) exclusively between or among Parent and any Parent Subsidiary or (B) with third parties made in the ordinary course of business, the principal purpose of which is not Tax);
(xii)   enter into any new line of business outside of its and the Parent Subsidiaries’ existing business;
(xiii)   Commence any Clinical Trial, or any new stage of a Clinical Trial that is ongoing as of the date of this Agreement;
(xiv)   restructure, reorganize, dissolve or liquidate Parent or any Parent Subsidiary; or
(xv)   authorize any of, or commit, resolve or agree to take any of, the foregoing actions.
(e)   Notice of Material Events.   During the Pre-Closing Period, each Party shall promptly notify the other Party in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VI impossible or

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unlikely or (in the case of the Company) that has had or could reasonably be expected to have or result in a Company Material Adverse Effect. Without limiting the generality of the foregoing, a Party shall promptly advise the other Party in writing of: (i) any claim asserted or Legal Proceeding commenced, or, to the Party’s Knowledge, either: (A) with respect to a Governmental Entity, overtly threatened; or (B) with respect to any other Person, threatened in writing, in each case against, relating to, involving or otherwise affecting any of the transactions contemplated hereby; (ii) any Knowledge by such Party of any notice from any Person alleging that the consent of such Person is or may be required in connection with the Merger or any of the other transactions contemplated hereby; and (iii) any other material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any Party or its respective Subsidiaries. No notification given pursuant to this Section 5.1(e) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of such Party contained in this Agreement.
(f)   All notices, requests, instructions, communications or other documents to be given in connection with any consultation or approval required pursuant to this Section 5.1 shall be in writing and shall be deemed given as provided for in Section 8.8, and, in each case, shall be addressed to such individuals as the Parties shall designate in writing from time to time.
(g)   Notwithstanding the foregoing, nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, rights to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.
5.2   Company Acquisition Proposals; Company Change in Recommendation.
(a)   No Solicitation or Negotiation.
(i)   During the Pre-Closing Period, except as expressly permitted by this Section 5.2, the Company and its and its Subsidiaries’ directors and officers shall not, and shall not direct any of its and their respective employees, investment bankers, attorneys, accountants and other advisors, agents or representatives (collectively, along with such directors and officers, “Representatives”) to, directly or indirectly:
(A)   solicit, initiate, knowingly induce, knowingly encourage or knowingly facilitate (including by way of granting a waiver under Section 203 of the DGCL), any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal;
(B)   participate in any discussions or negotiations or cooperate in any way with any Person regarding any proposal or offer the consummation of which would constitute a Company Acquisition Proposal;
(C)   provide any information or data concerning the Company or any of its Subsidiaries to any Person in connection with any proposal the consummation of which would constitute a Company Acquisition Proposal or for the purpose of soliciting, initiating, inducing, encouraging or facilitating a Company Acquisition Proposal;
(D)   enter into any binding or nonbinding letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement with respect to a Company Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal;
(E)   adopt, approve or recommend or make any public statement approving or recommending any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL); take any action or exempt any Person (other than Parent and its Subsidiaries)

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from the restriction on “business combinations” or any similar provision contained in applicable takeover laws or the Company’s organizational or other governing documents; or
(F)   resolve, publicly propose or agree to do any of the foregoing.
(ii)   The Company shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussions and negotiations with any Person conducted heretofore with respect to any Company Acquisition Proposal, or proposal that could reasonably be expected to lead to a Company Acquisition Proposal, and shall promptly terminate access by any such Person to any physical or electronic data rooms relating to any such Company Acquisition Proposal. As soon as reasonably practicable after the date of this Agreement, the Company shall deliver a written notice to each Person that entered into a confidentiality agreement in anticipation of potentially making a Company Acquisition Proposal within the last 30 days, to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Company Acquisition Proposal, effective on the date hereof and requesting the prompt return or destruction of all confidential information previously furnished to such Person. The Company shall take all actions necessary to enforce its rights under the provisions of any “standstill” agreement between the Company and any Person (other than Parent), and, subject to Section 5.2(b), shall not grant any waiver of, or agree to any amendment or modification to, any such agreement, to permit such Person to submit a Company Acquisition Proposal.
(b)   Fiduciary Exception to No Solicitation Provision.   Notwithstanding anything to the contrary in Section 5.2(a), prior to the time, but not after, the Company Stockholder Approval is obtained, the Company may, in response to an unsolicited, bona fide written Company Acquisition Proposal (which Company Acquisition Proposal was made after the date of this Agreement and has not been withdrawn) which did not result from a breach, in any material respect, of Section 5.2(a) and so long as it has provided prior written notice to Parent of the identity of such Person and its intention to engage or participate in any discussions or negotiations with any such Person, (i) contact the Person or group of Persons making such Company Acquisition Proposal to clarify the terms and conditions thereof, (ii) provide access to non-public information regarding the Company or any of its Subsidiaries to the Person who made such Company Acquisition Proposal; provided, that such information has previously been made available to Parent or is provided to Parent substantially concurrently with the making of such information available to such Person and that, prior to furnishing any such non-public information, the Company receives from the Person making such Company Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the terms of the Confidentiality Agreement are on Parent (it being understood that such confidentiality agreement need not prohibit the making or amending of a Company Acquisition Proposal) and (iii) engage or participate in any discussions or negotiations with any such Person regarding such Company Acquisition Proposal if, and only if, prior to taking any action described in clause (ii) or (iii), the Company Board determines in good faith after consultation with outside legal counsel that (A) after consultation with an independent financial advisor that such Company Acquisition Proposal either constitutes a Company Superior Proposal or would reasonably be expected to result in a Company Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.
(c)   Notice.   The Company shall promptly (and, in any event, within 24 hours) notify Parent (orally and in writing) if (i) any written or other inquiries, proposals or offers with respect to a Company Acquisition Proposal or any inquiries, proposals, offers or requests for information relating to or that could reasonably be expected to lead to a Company Acquisition Proposal are received by the Company, (ii) any non-public information is requested in connection with any Company Acquisition Proposal from the Company or (iii) any discussions or negotiation with respect to or that could reasonably be expected to lead to a Company Acquisition Proposal are sought to be initiated or continued with the Company, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements and other material written communications or, if oral, a summary of the material terms and conditions of such proposal or offer), and thereafter shall keep Parent informed, on a current basis (and in any event within 24 hours), of any material developments

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with respect to any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including by promptly providing copies of any additional written requests, proposals or offers, including any drafts of proposed agreements and any amendments thereto and other information set forth above. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 5.2 or otherwise prohibits the Company from complying with its obligations under this Section 5.2. The Company further agrees that it will not provide information to any Person pursuant to any confidentiality agreement entered into prior to the date of this Agreement unless such Person agrees prior to receipt of such information to waive any provision that would prohibit the Company from providing any information to Parent in accordance with this Section 5.2 or otherwise prohibit the Company from complying with its obligations under this Section 5.2.
(d)   Definitions.   For purposes of this Agreement:
“Company Acquisition Proposal” means any proposal (other than a proposal or offer by Parent or any of its Subsidiaries) for (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than 15% of the outstanding shares of any class of securities of the Company; (ii) issuance or acquisition of securities representing more than 15% of the outstanding shares of any class of securities of the Company; (iii) any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any assets of the Company and of the Company Subsidiaries that constitute or account for (A) more than 15% of the consolidated net revenues of the Company, consolidated net income of the Company or consolidated book value of the Company or (B) more than 15% of the fair market value of the consolidated assets of the Company; or (iv) any liquidation or dissolution of the Company.
“Company Intervening Event” means any Effect that has a material effect on the Company and its Subsidiaries, taken as a whole, occurring or arising after the date of this Agreement that: (i) was not known to, or reasonably foreseeable by, the Company Board prior to the execution of this Agreement, which Effect becomes known to, or reasonably foreseeable by, the Company Board prior to the receipt of the Company Stockholder Approval and (ii) does not relate to (A) a Company Acquisition Proposal; (B)(1) any changes in the market price or trading volume of the Company or Parent (it being understood that the cause of such change may be taken into consideration unless otherwise excluded pursuant hereto), (2) the Company or Parent meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case in and of itself (it being understood that the cause of such change may be taken into consideration unless otherwise excluded pursuant hereto), (3) any events or developments relating to Parent or any of the Parent Affiliates, (4) any Effect generally affecting the industries in which Company or Parent operate or in the economy generally or other general business, financial or market conditions or (5) any change in any applicable Law; or (C) any event or development to the extent directly resulting from the announcement or pendency of, or any actions required to be taken by the Company or Parent (or refrained to be taken by the Company or Parent) pursuant to the Agreement or the consummation of the transactions contemplated hereby.
“Company Superior Proposal” means any bona fide, binding, written Company Acquisition Proposal on terms which the Company Board determines in its good faith judgment, after consultation with outside counsel and an independent financial advisor, would reasonably be expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person or group of Persons making the proposal, and, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger (after taking into account any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 5.2(f) of this Agreement and the time likely to be required to consummate such Company Acquisition Proposal); provided, that, for purposes of the definition of “Company Superior Proposal,” the references to “15%” in the definition of Company Acquisition Proposal shall be deemed to be references to “80%.”

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(e)   No Company Change in Recommendation or Company Alternative Acquisition Agreement.   Except as provided in Section 5.2(f) and Section 5.2(g), the Company Board and each committee of the Company Board shall not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Board Recommendation or approve, recommend or otherwise declare advisable (or publicly propose or resolve to approve, recommend or otherwise declare advisable) any Company Acquisition Proposal or make or authorize the making of any public statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification, or remove the Company Board Recommendation from or fail to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus (each, a “Company Change in Recommendation”) or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement (other than a confidentiality agreement referred to in Section 5.2(b) entered into in compliance with Section 5.2(a)) relating to or that could reasonably be expected to lead to any Company Acquisition Proposal or requiring the Company (or that would require or could reasonably be expected to require the Company) to abandon, terminate, or fail to consummate the Merger or any other transaction contemplated by this Agreement or that would otherwise materially impede, interfere with or be inconsistent with, the transactions contemplated hereby (a “Company Alternative Acquisition Agreement”).
(f)   Fiduciary Exception to No Company Change in Recommendation Provision.     Notwithstanding anything to the contrary set forth in Section 5.2(e), following receipt of an unsolicited, bona fide written Company Acquisition Proposal by the Company after the date of this Agreement that did not result from a breach of Section 5.2(a) and with respect to which the Company has received a written, definitive form of Company Alternative Acquisition Agreement that has not been withdrawn, and the Company Board determining in good faith, after consultation with independent financial advisors and outside legal counsel, that such Company Acquisition Proposal constitutes a Company Superior Proposal, the Company Board may, at any time prior to the time the Company Stockholder Approval is obtained, make a Company Change in Recommendation with respect to such Company Superior Proposal, if all of the following conditions are met:
(i)   the Company shall have complied with the provisions of this Section 5.2, and the Company and the Company Board (x) shall have provided to Parent four (4) Business Days’ prior written notice, which shall state expressly: (A) that it has received an unsolicited bona fide written Company Acquisition Proposal that constitutes a Company Superior Proposal, (B) the material terms and conditions of such Company Superior Proposal (including the consideration offered therein and the identity of the Person or group making such Company Superior Proposal), together with an unredacted copy of the Company Alternative Acquisition Agreement and all other written documents and a summary of the material terms of oral communications related to such Company Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Company Superior Proposal shall require a new notice to Parent and an additional two (2) Business Day period) and (C) that, subject to Section 5.2(f)(ii), the Company Board has determined to effect a Company Change in Recommendation; and (y) prior to making such a Company Change in Recommendation, (1) shall have engaged in good faith negotiations with Parent (to the extent Parent wishes to engage) during such notice period to consider adjustments to the terms and conditions of this Agreement which may be proposed in writing by Parent such that the Company Alternative Acquisition Agreement ceases to constitute a Company Superior Proposal and (2) in determining whether to make a Company Change in Recommendation, shall take into account any changes to the terms of this Agreement proposed in writing by Parent; and
(ii)   the Company Board shall have determined, in good faith, after consultation with its independent financial advisor and outside legal counsel, that, in light of such Company Superior Proposal and taking into account any revised terms proposed in writing by Parent, such Company Superior Proposal continues to constitute a Company Superior Proposal and, after consultation with outside legal counsel, that the failure to make such Company Change in Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law.

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(g)   Company Change in Recommendation Due to Company Intervening Event.    Notwithstanding anything to the contrary set forth in Section 5.2(e), upon the occurrence of any Company Intervening Event, the Company Board may, at any time prior to the time the Company Stockholder Approval is obtained, make a Company Change in Recommendation, if all of the following conditions are met:
(i)   the Company and the Company Board (x) shall have provided to Parent four (4) Business Days’ prior written notice, which shall (A) set forth in reasonable detail information describing the Company Intervening Event and the rationale for the Company Change in Recommendation (it being understood and agreed that any amendment to the facts and circumstances relating to the Company Intervening Event shall require a new notice to Parent and an additional two (2) Business Day period), and (B) state expressly that, subject to Section 5.2(g)(ii) below, the Company Board has determined to effect a Company Change in Recommendation and (y) prior to making such a Company Change in Recommendation, shall have engaged in good faith negotiations with Parent (to the extent Parent wishes to engage) during such notice period to consider adjustments to the terms and conditions of this Agreement which may be proposed in writing by Parent in such a manner that the failure of the Company Board to make a Company Change in Recommendation in response to the Company Intervening Event in accordance with Section 5.2(g)(ii) would no longer be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable Law; and
(ii)   the Company Board shall have determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that in light of such Company Intervening Event and taking into account any revised terms proposed in writing by Parent, the failure to make a Company Change in Recommendation, would be inconsistent with the directors’ fiduciary duties under applicable Law.
(h)   Certain Permitted Disclosure.   Nothing contained in this Section 5.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to a Company Acquisition Proposal; provided, that any “stop look and listen” communication to its stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act shall include an affirmative statement to the effect that the recommendation of the Company Board is affirmed or remains unchanged; provided, further, that this Section 5.2(h) shall not be deemed to permit the Company or the Company Board to effect a Company Change in Recommendation except in accordance with Section 5.2(f) or Section 5.2(g). The Company shall not submit to the vote of its stockholders any Company Acquisition Proposal or Company Superior Proposal prior to the termination of this Agreement in accordance with Article VII.
(i)   Breach by Representatives.   The Company agrees any action taken by any director, officer, outside legal counsel or Company Affiliate or by the Company Financial Advisor (collectively, the “Company Specified Representatives”) that, if taken by Company, would constitute a breach of any provision set forth in this Section 5.2 shall be deemed to constitute a breach of such provision by the Company.
5.3   Parent Acquisition Proposals; Parent Change in Recommendation.
(a)   No Solicitation or Negotiation.
(i)   During the Pre-Closing Period, except as expressly permitted by this Section 5.3, Parent and its and its Subsidiaries’ directors and officers shall not, and shall not direct any of its and their respective Representatives to, directly or indirectly:
(A)   solicit, initiate, knowingly induce, knowingly encourage or knowingly facilitate (including by way of granting a waiver under Section 203 of the DGCL), any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Parent Acquisition Proposal;
(B)   participate in any discussions or negotiations or cooperate in any way with any Person regarding any proposal or offer the consummation of which would constitute a Parent Acquisition Proposal;

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(C)   provide any information or data concerning Parent or any of its Subsidiaries to any Person in connection with any proposal the consummation of which would constitute a Parent Acquisition Proposal or for the purpose of soliciting, initiating, inducing, encouraging or facilitating a Parent Acquisition Proposal;
(D)   enter into any binding or nonbinding letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement with respect to a Parent Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a Parent Acquisition Proposal;
(E)   adopt, approve or recommend or make any public statement approving or recommending any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Parent Acquisition Proposal (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL); take any action or exempt any Person (other than the Company and its Subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable takeover laws or Parent’s organizational or other governing documents; or
(F)   resolve, publicly propose or agree to do any of the foregoing.
(ii)   Parent shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussions and negotiations with any Person conducted heretofore with respect to any Parent Acquisition Proposal, or proposal that could reasonably be expected to lead to a Parent Acquisition Proposal, and shall promptly terminate access by any such Person to any physical or electronic data rooms relating to any such Parent Acquisition Proposal. As soon as reasonably practicable after the date of this Agreement, Parent shall deliver a written notice to each Person that entered into a confidentiality agreement in anticipation of potentially making a Parent Acquisition Proposal within the last 30 days, to the effect that Parent is ending all discussions and negotiations with such Person with respect to any Parent Acquisition Proposal, effective on the date hereof and requesting the prompt return or destruction of all confidential information previously furnished to such Person. Parent shall take all actions necessary to enforce its rights under the provisions of any “standstill” agreement between Parent and any Person (other than the Company), and, subject to Section 5.3(b), shall not grant any waiver of, or agree to any amendment or modification to, any such agreement, to permit such Person to submit a Parent Acquisition Proposal.
(b)   Fiduciary Exception to No Solicitation Provision.   Notwithstanding anything to the contrary in Section 5.3(a), prior to the time, but not after, the Parent Stockholder Approval is obtained, Parent may, in response to an unsolicited, bona fide written Parent Acquisition Proposal (which Parent Acquisition Proposal was made after the date of this Agreement and has not been withdrawn) which did not result from a breach, in any material respect, of Section 5.3(a) and so long as it has provided prior written notice to the Company of the identity of such Person and its intention to engage or participate in any discussions or negotiations with any such Person, (i) contact the Person or group of Persons making such Parent Acquisition Proposal to clarify the terms and conditions thereof, (ii) provide access to non-public information regarding Parent or any of its Subsidiaries to the Person who made such Parent Acquisition Proposal; provided, that such information has previously been made available to the Company or is provided to the Company substantially concurrently with the making of such information available to such Person and that, prior to furnishing any such non-public information, Parent receives from the Person making such Parent Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the terms of the Confidentiality Agreement are on the Company (it being understood that such confidentiality agreement need not prohibit the making or amending of a Parent Acquisition Proposal), and (iii) engage or participate in any discussions or negotiations with any such Person regarding such Parent Acquisition Proposal if, and only if, prior to taking any action described in clause (ii) or (iii), the Parent Board determines in good faith after consultation with outside legal counsel that (A) after consultation with an independent financial advisor that such Parent Acquisition Proposal either

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constitutes a Parent Superior Proposal or would reasonably be expected to result in a Parent Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.
(c)   Notice.   Parent shall promptly (and, in any event, within 24 hours) notify the Company (orally and in writing) if (i) any written or other inquiries, proposals or offers with respect to a Parent Acquisition Proposal or any inquiries, proposals, offers or requests for information relating to or that could reasonably be expected to lead to a Parent Acquisition Proposal are received by Parent, (ii) any non-public information is requested in connection with any Parent Acquisition Proposal from Parent or (iii) any discussions or negotiation with respect to or that could reasonably be expected to lead to a Parent Acquisition Proposal are sought to be initiated or continued with Parent, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements and other material written communications or, if oral, a summary of the material terms and conditions of such proposal or offer), and thereafter shall keep the Company informed, on a current basis (and in any event within 24 hours), of any material developments with respect to any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including by promptly providing copies of any additional written requests, proposals or offers, including any drafts of proposed agreements and any amendments thereto and other information set forth above. Parent agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits Parent from providing any information to the Company in accordance with this Section 5.3 or otherwise prohibits Parent from complying with its obligations under this Section 5.3. Parent further agrees that it will not provide information to any Person pursuant to any confidentiality agreement entered into prior to the date of this Agreement unless such Person agrees prior to receipt of such information to waive any provision that would prohibit Parent from providing any information to the Company in accordance with this Section 5.3 or otherwise prohibit Parent from complying with its obligations under this Section 5.3.
(d)   Definitions.   For purposes of this Agreement:
“Parent Acquisition Proposal” means any proposal (other than a proposal or offer by the Company or any of its Subsidiaries) for (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than 15% of the outstanding shares of any class of securities of Parent; (ii) issuance or acquisition of securities representing more than 15% of the outstanding shares of any class of securities of Parent; (iii) except as permitted pursuant to Section 5.1(d) of this Agreement or as disclosed in Section 5.1(d) of the Parent Disclosure Letter, any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any assets of Parent and of the Parent Subsidiaries that constitute or account for (A) more than 15% of the consolidated net revenues of Parent, consolidated net income of Parent or consolidated book value of Parent or (B) more than 15% of the fair market value of the consolidated assets of Parent; or (iv) any liquidation or dissolution of Parent.
“Parent Intervening Event” means any Effect that has a material effect on Parent and its Subsidiaries, taken as a whole, occurring or arising after the date of this Agreement that: (i) was not known to, or reasonably foreseeable by, the Parent Board prior to the execution of this Agreement, which Effect becomes known to, or reasonably foreseeable by, the Parent Board prior to the receipt of the Parent Stockholder Approval and (ii) does not relate to (A) a Parent Acquisition Proposal; (B)(1) any changes in the market price or trading volume of the Company or Parent (it being understood that the cause of such change may be taken into consideration unless otherwise excluded pursuant hereto), (2) the Company or Parent meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case in and of itself (it being understood that the cause of such change may be taken into consideration unless otherwise excluded pursuant hereto), (3) any events or developments relating to the Company or any of the Company Affiliates, (4) any event or development generally affecting the industries in which Company or Parent operate or in the economy generally or other general

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business, financial or market conditions or (5) any change in any applicable Law; or (C) any Effect to the extent directly resulting from the announcement or pendency of, or any actions required to be taken by the Company or Parent (or refrained to be taken by the Company or Parent) pursuant to the Agreement or the consummation of the transactions contemplated hereby.
“Parent Superior Proposal” means any bona fide, binding, written Parent Acquisition Proposal on terms which the Parent Board determines in its good faith judgment, after consultation with outside counsel and an independent financial advisor, would reasonably be expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person or group of Persons making the proposal, and, if consummated, would result in a transaction more favorable to Parent’s stockholders from a financial point of view than the Merger (after taking into account any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 5.3(f) of this Agreement and the time likely to be required to consummate such Parent Acquisition Proposal); provided, that for purposes of the definition of “Parent Superior Proposal”, the references to “15%” in the definition of Company Acquisition Proposal shall be deemed to be references to “80%.”
(e)   No Parent Change in Recommendation or Parent Alternative Acquisition Agreement.    Except as provided in Section 5.3(f) and Section 5.3(g), the Parent Board and each committee of the Parent Board shall not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Parent Board Recommendation or approve, recommend or otherwise declare advisable (or publicly propose or resolve to approve, recommend or otherwise declare advisable) any Parent Acquisition Proposal or make or authorize the making of any public statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification, or remove the Parent Board Recommendation from or fail to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus (a “Parent Change in Recommendation”) or (ii) cause or permit Parent or any of its Subsidiaries to enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement (other than a confidentiality agreement referred to in Section 5.3(b) entered into in compliance with Section 5.3(a)) relating to or that could reasonably be expected to lead to any Parent Acquisition Proposal or requiring Parent (or that would require or could reasonably be expected to require Parent) to abandon, terminate, or fail to consummate the Merger or any other transaction contemplated by this Agreement or that would otherwise materially impede, interfere with or be inconsistent with, the transactions contemplated hereby (a “Parent Alternative Acquisition Agreement”).
(f)   Fiduciary Exception to No Parent Change in Recommendation Provision.    Notwithstanding anything to the contrary set forth in Section 5.3(e), following receipt of an unsolicited, bona fide written Parent Acquisition Proposal by Parent after the date of this Agreement that did not result from a breach of Section 5.3(a) and with respect to which Parent has received a written, definitive form of Parent Alternative Acquisition Agreement that has not been withdrawn, and the Parent Board determining in good faith, after consultation with independent financial advisors and outside legal counsel, that such Parent Acquisition Proposal constitutes a Parent Superior Proposal, the Parent Board may, at any time prior to the time the Parent Stockholder Approval is obtained, make a Parent Change in Recommendation with respect to such Parent Superior Proposal, if all of the following conditions are met:
(i)   Parent shall have complied with the provisions of this Section 5.3, and Parent and the Parent Board shall have (x) provided to the Company four (4) Business Days’ prior written notice, which shall state expressly: (A) that it has received an unsolicited bona fide written Parent Acquisition Proposal that constitutes a Parent Superior Proposal, (B) the material terms and conditions of such Parent Superior Proposal (including the consideration offered therein and the identity of the Person or group making such Parent Superior Proposal), together with an unredacted copy of the Parent Alternative Acquisition Agreement and all other written documents and a summary of the material terms of oral communications related to such Parent Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material

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term or condition of such Parent Superior Proposal shall require a new notice to the Company and an additional two (2) Business Day period) and (C) that, subject to Section 5.3(f)(ii), the Parent Board has determined to effect a Parent Change in Recommendation, and (y) prior to making such a Parent Change in Recommendation, (1) shall have engaged in good faith negotiations with the Company (to the extent the Company wishes to engage) during such notice period to consider adjustments to the terms and conditions of this Agreement which may be proposed in writing by the Company such that the Parent Alternative Acquisition Agreement ceases to constitute a Parent Superior Proposal and (2) in determining whether to make a Parent Change in Recommendation, shall take into account any changes to the terms of this Agreement proposed in writing by Parent; and
(ii)   the Parent Board shall have determined, in good faith, after consultation with its independent financial advisor and outside legal counsel, that, in light of such Parent Superior Proposal and taking into account any revised terms proposed in writing by Parent, such Parent Superior Proposal continues to constitute a Parent Superior Proposal and, after consultation with outside legal counsel, that the failure to make such Parent Change in Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law.
(g)   Parent Change in Recommendation Due to Parent Intervening Event.   Notwithstanding anything to the contrary set forth in Section 5.3(e), upon the occurrence of any Parent Intervening Event, the Parent Board may, at any time prior to the time the Parent Stockholder Approval is obtained, make a Parent Change in Recommendation, if all of the following conditions are met:
(i)   Parent and the Parent Board (x) shall have provided to the Company four (4) Business Days’ prior written notice, which shall (A) set forth in reasonable detail information describing the Parent Intervening Event and the rationale for the Parent Change in Recommendation (it being understood and agreed that any amendment to the facts and circumstances relating to the Parent Intervening Event shall require a new notice to the Company and an additional two (2) Business Day period) and (B) state expressly that, subject to Section 5.3(g)(ii), the Parent Board has determined to effect a Parent Change in Recommendation and (y) prior to making such a Parent Change in Recommendation, shall have engaged in good faith negotiations with the Company (to the extent the Company wishes to engage) during such notice period to consider adjustments to the terms and conditions of this Agreement which may be proposed in writing by the Company in such a manner that the failure of the Parent Board to make a Parent Change in Recommendation in response to the Parent Intervening Event in accordance with Section 5.3(g)(ii) would no longer be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable Law; and
(ii)   the Parent Board shall have determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that in light of such Parent Intervening Event and taking into account any revised terms proposed in writing by the Company, the failure to make a Parent Change in Recommendation, would be inconsistent with the directors’ fiduciary duties under applicable Law.
(h)   Certain Permitted Disclosure.   Nothing contained in this Section 5.3 shall be deemed to prohibit Parent from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to a Parent Acquisition Proposal; provided, that any “stop look and listen” communication to its stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act shall include an affirmative statement to the effect that the recommendation of the Parent Board is affirmed or remains unchanged; provided, further, that this Section 5.3(h) shall not be deemed to permit Parent or the Parent Board to effect a Parent Change in Recommendation except in accordance with Section 5.3(f) or Section 5.3(g). Parent shall not submit to the vote of its stockholders any Parent Acquisition Proposal or Parent Superior Proposal prior to the termination of this Agreement in accordance with Article VII.
(i)   Breach by Representatives.   Parent agrees any action taken by any director, officer, outside legal counsel or Parent Affiliate or by the Parent Financial Advisor (collectively, the “Parent Specified

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Representatives”) that, if taken by Parent, would constitute a breach of any provision set forth in this Section 5.3 shall be deemed to constitute a breach of such provision by Parent.
5.4   Information Supplied.
(a)   The Company and Parent shall jointly prepare and cause to be filed with the SEC a joint proxy statement (as amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”) with respect to the Company Stockholders Meeting and the Parent Stockholders Meeting. As promptly as practicable following the date of this Agreement, Parent shall prepare (with the Company’s reasonable cooperation) and confidentially submit to, followed as promptly as practicable by public filing with, the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which a preliminary form of the Joint Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in the Merger. Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of shares of Parent Common Stock in the Merger. Each of the Company and Parent shall furnish all information concerning the Company and the holders of Shares and Parent and the holders of the capital stock of Parent, as applicable, as may be reasonably requested in connection with any such action. Each of the Company and Parent shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders and Parent’s stockholders, as applicable, as promptly as practicable after the Form S-4 is declared effective under the Securities Act.
(b)   No confidential submission, filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no confidential submission, filing of, or amendment or supplement to, the Joint Proxy Statement/Prospectus will be made by the Company or Parent, in each case without providing the other Party a reasonable opportunity to review and comment thereon (other than, in each case, any filing, amendment or supplement in connection with a Company Change in Recommendation or a Parent Change in Recommendation, as applicable), and each Party shall consider in good faith all comments reasonably proposed by the other Party. Each of the Company and Parent shall promptly provide the other with copies of all such confidential submission, filings, amendments or supplements to the extent not publicly available. Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other and provide such other assistance as may be reasonably requested by such other Party to be included therein and shall otherwise reasonably assist and cooperate with the other in the preparation of the Form S-4 or Joint Proxy Statement/Prospectus, as applicable, and the resolution of any comments to either received from the SEC. If at any time prior to the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company or the stockholders of Parent, as applicable. The Parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Form S-4 or the Joint Proxy Statement/Prospectus, or for additional information and shall supply each other with copies of (i) all material correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Form S-4, Joint Proxy Statement/Prospectus or the Merger and (ii) all orders of the SEC relating to the Form S-4. No response to any comments from the SEC or the staff of the SEC relating to the Joint Proxy Statement/

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Prospectus will be made by either Party without providing the other a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC, and each Party shall consider in good faith all comments reasonably proposed by the other Party. The Parties will cause the Form S-4 and Joint Proxy Statement/Prospectus to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act.
5.5   Company and Parent Stockholder Meetings.
(a)   Company Stockholders Meeting.
(i)   The Company will, as promptly as practicable in accordance with applicable Law and the Company Charter and Company Bylaws, establish a record date for, duly call and give notice of, and use its reasonable best efforts to convene a meeting of holders of Shares to consider and vote upon the adoption of this Agreement, which meeting shall in any event take place within 45 days after the declaration of the effectiveness of the Form S-4 (the “Company Stockholders Meeting”). The Company shall use its reasonable best efforts to hold the Company Stockholders Meeting on the same day as the Parent Stockholders Meeting as soon as practicable after the date on which the Form S-4 becomes effective. Subject to the provisions of Section 5.2(f) and Section 5.2(g), the Company Board shall include the Company Board Recommendation in the Joint Proxy Statement/Prospectus and recommend at the Company Stockholders Meeting that the holders of Shares adopt this Agreement and shall use its reasonable best efforts to (i) solicit proxies from its stockholders in favor of adoption of this Agreement and (ii) secure the vote or consent of its stockholders required by the rules of Nasdaq to obtain such approvals including engaging one or more nationally recognized proxy solicitation firms and information agents to assist in such solicitation. Notwithstanding the foregoing, (x) if on or before the date on which the Company Stockholders Meeting is scheduled, the Company reasonably believes that (i) it will not receive proxies representing the Company Stockholder Approval, whether or not a quorum is present or (ii) it will not have enough Shares represented to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, the Company may (and, if requested by Parent, the Company shall) postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Stockholders Meeting and (y) the Company may postpone or adjourn the Company Stockholders Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of the Company prior to the Company Stockholders Meeting, as long as the date of the Company Stockholders Meeting is not postponed or adjourned more than an aggregate of 15 calendar days in connection with any such postponements or adjournments pursuant to either or both of the preceding clauses (x) and (y).
(ii)   Notwithstanding any Company Change in Recommendation, the Company shall submit this Agreement to the holders of Shares for adoption at the Company Stockholders Meeting unless this Agreement is terminated in accordance with Article VII prior to the Company Stockholders Meeting. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement and the transactions contemplated hereby) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting.
(b)   Parent Stockholders Meeting.
(i)   Parent will, as promptly as practicable in accordance with applicable Law and the Parent Charter and Parent Bylaws, establish a record date for, duly call and give notice of, and use its reasonable best efforts to convene a meeting of holders of capital stock of Parent to consider and vote upon the Parent Share Issuance. Parent shall use its reasonable best efforts to hold the Parent Stockholders Meeting on the same day as the Company Stockholders Meeting and as soon as practicable after the date on which the Form S-4 becomes effective, which meeting shall in any event take place within 45 days after the declaration of the effectiveness of the Form S-4. Subject to the

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provisions of Section 5.3(f) and Section 5.3(g), the Parent Board shall include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus and recommend at the Parent Stockholders Meeting that the holders of capital stock of Parent approve the Parent Share Issuance and shall use its reasonable best efforts to (i) solicit proxies from its stockholders in favor of adoption of this Agreement and (ii) secure the vote or consent of its stockholders required by the rules of Nasdaq to obtain such approvals including engaging one or more nationally recognized proxy solicitation firms and information agents to assist in such solicitation. Notwithstanding the foregoing, (x) if on or before the date on which the Parent Stockholders Meeting is scheduled, Parent reasonably believes that (A) it will not receive proxies representing the Parent Stockholder Approval, whether or not a quorum is present, or (B) it will not have enough shares of Parent Common Stock represented to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting, Parent may (and, if requested by the Company, Parent shall) postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholders Meeting and (y) Parent may postpone or adjourn the Parent Stockholders Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Parent prior to the Parent Stockholders Meeting, as long as the date of the Parent Stockholders Meeting is not postponed or adjourned more than an aggregate of 15 calendar days in connection with any such postponements or adjournments pursuant to either or both of the preceding clauses (x) and (y).
(ii)   Notwithstanding any Parent Change in Recommendation, Parent shall seek the Parent Stockholder Approval at the Parent Stockholders Meeting unless this Agreement is terminated in accordance with Article VII prior to the Parent Stockholders Meeting. Without the prior written consent of the Company, the Parent Share Issuance shall be the only matter (other than matters of procedure and matters required by Law to be voted on by the Company’s stockholders in connection with the approval of the Parent Share Issuance) that Parent shall propose to be acted on by the stockholders of Parent at the Parent Stockholders Meeting.
5.6   Regulatory Cooperation.   (a) Parent and the Company shall use their respective commercially reasonable efforts to (i) take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated hereby; (ii) make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other transactions contemplated hereby (iii) obtain each Consent (if any) required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Merger or any of the other transactions contemplated hereby, including promptly seeking all such actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals required under any Antitrust Law.
(b)   Without limiting the foregoing, each Party shall use its commercially reasonable efforts (i) to cooperate with the other and to file or otherwise submit, as soon as practicable, all applications, notices, reports, filings and other documents required to be filed by such Party with or otherwise submitted by such Party to any Governmental Entity with respect to the transactions contemplated hereby under applicable Law, (ii) to respond promptly to requests for information or documentary material requested by any Governmental Entity, (iii) to keep the other Party promptly informed of any communication from or to any Governmental Entity and (iv) to consummate and make effective in the most expeditious manner practicable the transactions contemplated by this Agreement. Parent shall, on behalf of the Parties, control and lead all communications and strategy relating to any filing, submission, investigation or litigation in connection with any applicable Antitrust Laws or Legal Proceeding, considering in good faith the views of the Company.
5.7   Access.   During the Pre-Closing Period, upon reasonable notice, and except as may otherwise be required by applicable Law, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, afford the other Party’s Representatives reasonable access (at the requesting Party’s cost) under the supervision of appropriate personnel of the other Party, during normal business hours, to the other Party’s, and each of its Subsidiaries’ employees, properties, assets, books and records and Contracts and, during

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such period, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, furnish promptly to the other all information concerning its or any of its Subsidiaries’ capital stock, business and personnel as may reasonably be requested by the other; provided, that no investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty made by the Company or Parent; and provided, further, that the foregoing shall require neither the Company nor Parent to permit any invasive sampling or testing or to disclose any information pursuant to this Section 5.7 to the extent that (i) in the reasonable good faith judgment of such Party, any applicable Law requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) in the reasonable good faith judgment of such Party, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further, that with respect to clauses (i) through (iii) of this Section 5.7, Parent or the Company, as applicable, shall use its commercially reasonable efforts to (1) obtain the required consent of any such third party to provide such inspection or disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company and (3) in the case of clauses (i) and (iii), implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. Any investigation pursuant to this Section 5.7 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the other Party. All requests for information made pursuant to this Section 5.7 shall be directed in writing to an executive officer of the Company or Parent, as applicable, or such Person as may be designated by any such executive officer.
5.8   Stock Exchange Listing, De-listing and De-registration.
(a)   Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.
(b)   The Company shall take all actions necessary to permit the Shares and any other security issued by the Company or one of its Subsidiaries and listed on Nasdaq to be de-listed from Nasdaq and de-registered under the Exchange Act as soon as possible following the Effective Time.
5.9   Publicity.   The initial press release with respect to the Merger and the other transactions contemplated hereby shall be a joint press release and thereafter the Company and Parent shall consult with each other prior to issuing or making, and provide each other the reasonable opportunity to review and comment on, any press releases or other public announcements with respect to the Merger and the other transactions contemplated by this Agreement and any filings with any Governmental Entity (including any national securities exchange) with respect thereto, except (a) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, (b) any press release or public statement that in the good faith judgment of the applicable Party is consistent with prior press releases issued or public statements made in compliance with this Section 5.9, (c) any internal announcements to employees regarding the Merger, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party), or (d) with respect to any Company Change in Recommendation or Parent Change in Recommendation made in accordance with this Agreement or the other Party’s response thereto. During the Pre-Closing Period, the Company and Parent shall consult in good faith with each other prior to issuing or making, and provide each other the reasonable opportunity to review, any press releases or other public announcements with respect to such Party’s clinical or preclinical studies, tests or trials or other material information regarding its products or product candidates.
5.10   Expenses.   Except as otherwise provided in Section 7.5 and Section 7.6, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such expense.

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5.11   Indemnification; Directors’ and Officers’ Insurance.
(a)   All rights to indemnification by the Company existing in favor of those Persons who are current or former directors and officers of the Company, and any person who becomes a director or officer of it prior to the Effective Time (the “Indemnified Persons”) for their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, as provided in the Company Charter and Company Bylaws and as provided in any indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement), shall survive the Merger and be observed, honored and fulfilled, in all respects, by the Surviving Corporation and its Subsidiaries (and Parent shall cause such observance and performance) to the fullest extent permitted by Delaware Law for a period of six (6) years from the date on which the Merger becomes effective (the “Indemnification Period”). In addition, during the Indemnification Period, each of the Surviving Corporation and its Subsidiaries will (and Parent will cause the Company and its Subsidiaries to) cause its certificate of incorporation, bylaws and other similar organizational documents to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Company Charter and Company Bylaws, as applicable. During the Indemnification Period or such period in which an Indemnified Person is asserting a claim for indemnification pursuant to this Section 5.11, whichever is longer, such provisions may not be repealed, amended or otherwise modified in any manner adverse to any applicable Indemnified Persons except as required by applicable Law.
(b)   Without limiting the generality of Section 5.11(a) and without expanding (1) the obligations of Parent or its Affiliates (including the Surviving Corporation), or (2) the rights of any Indemnified Person, under the Company Charter, Company Bylaws or the other similar organizational documents of the Subsidiaries of the Company or any indemnification agreement between the Company and an Indemnified Person (as in effect as of the date of this Agreement and as set forth on Section 5.11(b) of the Company Disclosure Letter), during the Indemnification Period, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, in accordance with provisions set forth in the Company Charter, the Company Bylaws or the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the date of this Agreement, or pursuant to any indemnification agreements with the Company or any of its Subsidiaries in effect as of the date of this Agreement, each Indemnified Person from and against any costs, fees and expenses (including the advancement of attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries (for their acts and omissions occurring prior to the Effective Time); and (ii) the Merger, as well as any actions taken by the Company, Parent, or Merger Sub with respect to the Merger (in each case with respect to acts and omissions occurring prior to the Effective Time). Notwithstanding the foregoing, if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 5.11(b), then the claim asserted in such notice will survive the sixth (6th) anniversary of the Effective Time until such claim is fully and finally resolved.
(c)   Prior to the Effective Time, the Company shall purchase, at its expense, a six (6) year “tail” policy (the “Tail Policy”) for the D&O Insurance maintained by the Company as of the date of this Agreement in the form delivered or made available by the Company to Parent prior to the date of this Agreement at a premium not to exceed 300% of the annual premiums currently paid by the Company for such insurance. The Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain the Tail Policy in full force and effect and continue to honor its obligations thereunder for so long as the Tail Policy is in full force and effect. Notwithstanding the foregoing, if the Company, in its good faith exercise of commercially reasonable efforts, is unable to purchase a “tail” coverage on the terms and at a premium described in this Section 5.11(c), then, for a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect for the benefit of the Indemnified Persons directors’ and officers’ liability insurance coverage with limits and on terms and conditions no less favorable to the Indemnified Persons than the D&O Insurance.

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(d)   The obligations set forth in this Section 5.11 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (and his or her heirs and representatives) without the prior written consent of such affected Indemnified Person (or his or her heirs and representatives). Each of the Indemnified Persons (and his or her heirs and representatives) who are beneficiaries pursuant to the Tail Policy are intended to be third party beneficiaries of this Section 5.11, with full rights of enforcement. The rights of the Indemnified Persons (and his or her heirs and representatives) pursuant to this Section 5.11 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Company Charter and Company Bylaws, (ii) the similar organizational documents of the Subsidiaries of the Company, (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries (as in effect as of the date of this Agreement and as set forth on Section 5.11(b) of the Company Disclosure Letter) or (iv) applicable Law.
(e)   In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 5.11.
5.12   Takeover Statutes.   The Company and the Company Board and Parent and the Parent Board shall use their respective reasonable best efforts to (a) take all action reasonably appropriate to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions contemplated hereby and (b) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the transactions contemplated hereby, take all action reasonably appropriate to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement.
5.13   Section 16(b).   The Company Board and the Parent Board (or, in each case, a duly authorized committee thereof) shall, prior to the Effective Time, take all such actions within its control as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company and acquisitions of equity securities of Parent (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company or is or may become a director or executive officer of Parent in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.
5.14   Stockholder Litigation.
(a)   The Company and Parent shall notify the other, in writing and promptly after acquiring Knowledge thereof, of any Legal Proceeding related to this Agreement, the Merger or the other transactions contemplated hereby that is brought against or, to the Knowledge of the Company or Parent, threatened against, the Company, Parent, and of their respective Subsidiaries or any of their respective directors or officers and shall keep the other Party informed on a reasonably current basis with respect to the status thereof. Each Party shall provide the other (a) the opportunity to participate in the defense of any such Legal Proceedings relating to stockholder litigation and (b) the right to review and comment on all material filings or responses to be made by the Company or Parent, as applicable, in connection with any such Legal Proceedings (and the Company or Parent, as applicable, shall in good faith take such comments and other advice into consideration). The Parties agree to cooperate in the defense and settlement of any such Legal Proceedings, and the Company shall not settle any such Legal Proceeding without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).
(b)   For purposes of this Section 5.14, “participate” means that the other Party will be kept reasonably apprised of proposed strategy and other significant decisions with respect to any applicable Legal Proceeding by the Company or Parent, as applicable (to the extent the attorney-client privilege between such Party and its counsel is not undermined or otherwise affected), and will have the right to review and comment on all material filings or responses to be made in connection with any such

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Legal Proceeding (and the other Party shall in good faith take such comments and other advice into consideration), but will not be afforded any decision-making power or authority over such Legal Proceeding, except for the right to consent to any settlement as set forth in this Section 5.14.
5.15   Certain Tax Matters.
(a)   FIRPTA Certificate.   At or prior to the Closing, the Company shall provide to Parent a properly executed certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, in each case, in form and substance reasonably acceptable to Parent; provided, however, that Parent’s sole recourse with respect to the failure of the Company to comply with this Section 5.15(a) shall be to withhold the appropriate Taxes from the Merger Consideration as required by applicable Law.
(b)   Intended Tax Treatment.   The Parties intend that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Parent, the Company and Merger Sub are to be parties under Section 368(b) of the Code and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). The Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Entity following a diligently contested audit. The Parties shall cooperate with each other and their respective counsel to document the Intended Tax Treatment. In the event that the Company requests, or the SEC requests or requires, a tax opinion with respect to any discussion in the Form S-4 of the United States federal income tax consequences to the Company stockholders of the transactions contemplated by this Agreement, such tax opinion shall be provided by Fenwick & West LLP (or other nationally recognized law firm reasonably acceptable to the Company and Parent) at a “more likely than not” or higher level of assurance, and each of Parent and the Company shall execute and deliver tax representation letters, in the form attached as Exhibit B, to Fenwick & West LLP (or such other counsel) upon which it shall be entitled to rely in rendering such tax opinion.
5.16   Post-Closing Board of Directors.   The Parties shall take all actions that are reasonably necessary such that, from and after the Effective Time, (1) the Parent Board shall be increased to nine (9) individuals (the “Parent Board Expansion”) and (2) the individuals listed on Schedule 5.16 are elected or appointed, as applicable, to the positions of directors of Parent to serve in such positions effective as of the Effective Time until successors are duly appointed and qualified in accordance with applicable Law and Parent’s Organizational Documents. If any individual listed on Schedule 5.16 is unable or unwilling to serve as a director of Parent, the Company shall promptly, and in any event at least at least 20 Business Days prior to the Closing Date, designate a successor to such individual (which successor shall be reasonably acceptable to Parent).
5.17   Termination of Company Plans.   The Company shall take any and all actions required (including, without limitation, the adoption of resolutions by the Company Board of Directors, which shall be subject to approval by Parent) to terminate the Company ESPP, Company Stock Plans, and to amend, suspend or terminate any other Company Plan Parent so requests (which request shall be made not less than ten (10) Business Days prior to the Effective Time), in each case effective immediately prior to the Effective Time to the extent such actions are permitted by Law (including any required prior notice obligations).
5.18   Employee Matters.
(a)   Parent Severance Obligations.   Parent agrees to assume all the obligations of the Company under the Company Severance Plan with respect to any Company Employee who is subject to an Involuntary Termination (as defined in the Company Severance Plan) during the period commencing three months prior to the Closing Date and ending on the first (1st) anniversary following the Closing Date.

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(b)   Post-Closing Protection Period.   For the period commencing on the Effective Time and ending on the earlier of (A) the first (1st) anniversary of the Effective Time and (B) the date of termination of the Company Employee (such earlier period, the “Continuation Period”), Parent shall cause the Surviving Corporation or its Affiliates to provide to each current Company Employee as of the Effective Time who remains so employed immediately after the Effective Time (“Company Employees”) (i) base compensation and annual target bonus that, in each case, is no less favorable than was provided to the Company Employees immediately before the Effective Time and (ii) employee benefits (other than stock purchase plans, change in control, transaction, nonqualified deferred compensation, defined benefit pension, profit sharing or employer matching contributions to a defined contribution pension plan or post-employment welfare plans or arrangements) that are substantially comparable in the aggregate to those that were provided to the Company Employee immediately before the Effective Time under the Company Benefit Plans set forth on Section 3.12(a) of the Company Disclosure Letter (subject to the same exclusions); provided, however, that nothing set forth in this Section 5.18 will require Parent to provide compensation in the form of equity or equity-based compensation.
(c)   Service Crediting.   For all purposes of vesting, eligibility to participate and level of benefits under the corresponding employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), Parent shall use commercially reasonable efforts to cause each Company Employee to be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent and for the same purpose as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply with respect to any defined benefit pension benefits or to the extent that its application would result in a duplication of compensation or benefits. In addition, and without limiting the generality of the foregoing, (i) Parent shall use commercially reasonable efforts to cause each Company Employee to be immediately eligible to participate, without any waiting time, in any New Plans to the extent coverage under such New Plan is comparable to and replaces a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, and vision insurance benefits to any Company Employee, Parent shall use commercially reasonable efforts to cause all preexisting condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived or satisfied under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan to the extent such amounts were credited to such person for the same purpose under the Old Plan.
(d)   No Employment Commitments.   Without limiting the generality of Section 8.10, the provisions of this Section 5.18 are solely for the benefit of the Parties to this Agreement, and (i) no current or former director, employee or consultant or any other person shall be a third-party beneficiary of this Agreement, (ii) nothing herein shall be construed as an amendment to, or the establishment, modification or termination of, any Company Benefit Plan or other compensation or benefit plan or arrangement for any purpose, (iii) subject to compliance with this Section 5.18, nothing herein shall alter or limit Parent’s, the Company’s or any of their Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement, and (iv) nothing herein shall confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

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ARTICLE VI
CONDITIONS
6.1   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligation of each Party to effect the Merger is subject to the satisfaction (or waiver by Parent and the Company) at or prior to the Closing of each of the following conditions:
(a)   Stockholder Approvals.    (i) The Company Stockholder Approval shall have been obtained in accordance with applicable Law, the Company Charter and the Company Bylaws and (ii) the Parent Stockholder Approval shall have been obtained in accordance with applicable Law, the Parent Charter and the Parent Bylaws.
(b)   Law; Judgment.   No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Judgment (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger.
(c)   Nasdaq Listing.   The shares of Parent Common Stock issuable in connection with the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.
(d)   Form S-4.   The Form S-4 shall have been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued.
6.2   Conditions to Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction (or waiver by Parent) at or prior to the Closing of the following conditions:
(a)   Representations and Warranties.   (i) The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Sections 3.1 (Organization, Good Standing and Qualification), 3.3 (Capital Structure), 3.4 (Corporate Authority and Approval), 3.8(a) and 3.8(c) (Absence of Changes), 3.22 (Brokers and Finders) and 3.23 (Opinion of Financial Advisor)) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent such representation or warranty is expressly made as of an earlier date, in which case, as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Sections 3.1 (Organization, Good Standing and Qualification), 3.3 (Capital Structure) (other than Section 3.3(a) and 3.3(d)), 3.4 (Corporate Authority and Approval), 3.22 (Brokers and Finders) and 3.23 (Opinion of Financial Advisor) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent such representation or warranty is expressly made as of an earlier date, in which case, as of such earlier date); (iii) the representations and warranties of the Company contained in Section 3.3(a) and 3.3(d) (Capital Structure) shall be true and correct in all respects, except for de minimis inaccuracies, at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent such representation or warranty is expressly made as of an earlier date, in which case, as of such earlier date); and (iv) the representations and warranties of the Company contained in Section 3.8(a) and 3.8(c) (Absence of Changes) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent such representation or warranty is expressly made as of an earlier date, in which case, as of such earlier date).
(b)   Performance of Obligations of the Company.   The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.
(c)   No Company Material Adverse Effect.   After the date of this Agreement, there shall not have occurred any Effect that, individually or in the aggregate with all other Effects, has resulted in a Company Material Adverse Effect.

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(d)   Company Certificate.   Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied.
6.3   Conditions to Obligation of the Company.   The obligation of the Company to effect the Merger is also subject to the satisfaction (or waiver by the Company) at or prior to the Closing of the following conditions:
(a)   Representations and Warranties.   (i) The representations and warranties of Parent contained in this Agreement (except for the representations and warranties contained in Sections 4.1 (Organization, Good Standing and Qualification), 4.3 (Capital Structure), 4.4 (Corporate Authority and Approval), Section 4.8(a) (Absence of Changes), 4.23 (Brokers and Finders) and 4.24 (Opinion of Financial Advisor)) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent such representation or warranty is expressly made as of an earlier date, in which case, as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; (ii) the representations and warranties of Parent contained in Sections 4.1 (Organization, Good Standing and Qualification), 4.3 (Capital Structure) (other than Section 4.3(a), 4.3(c) and 4.3(d)), 4.4 (Corporate Authority and Approval), 4.23 (Brokers and Finders) and 4.24 (Opinion of Financial Advisor) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent such representation or warranty is expressly made as of an earlier date, in which case, as of such earlier date); and (iii) the representations and warranties of Parent contained Section 4.3(a), 4.3(c) and 4.3(d) (Capital Structure) shall be true and correct in all respects, except for de minimis inaccuracies, at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent such representation or warranty is expressly made as of an earlier date, in which case, as of such earlier date); and (iv) the representations and warranties contained in Section 4.8(a) (Absence of Changes) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent such representation or warranty is expressly made as of an earlier date, in which case, as of such earlier date).
(b)   Performance of Obligations of Parent and Merger Sub.   Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.
(c)   No Parent Material Adverse Effect.   After the date of this Agreement, there shall not have occurred any Effect that, individually or in the aggregate with all other Effects, has resulted in a Parent Material Adverse Effect.
(d)   Parent Certificate.   The Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.
(e)   Parent Board Expansion.   The Company shall have received evidence of the Parent Board Expansion.
6.4   Frustration of Conditions.   None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or the other transactions or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in this Article VI, as the case may be, to be satisfied if such failure was caused by such Party’s material breach of any provision of this Agreement.
ARTICLE VII
TERMINATION
7.1   Termination by Mutual Consent.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the date of the Company Stockholder Approval and the Parent Stockholder Approval, by mutual written consent of Parent and the Company.

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7.2   Termination by Either Parent or the Company.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company if:
(a)   the Merger shall not have been consummated by 11:59 p.m. Eastern Time on July 7, 2025 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.2(a) shall not be available to any party whose material breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by the Termination Date;
(b)   the Company Stockholder Approval shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the adoption of this Agreement was taken; provided, however, that the right to terminate this Agreement under this Section 7.2(b) shall not be available to the Company if its material breach of any provision of this Agreement has been the cause of, or resulted in, the failure to obtain the Company Stockholder Approval;
(c)   the Parent Stockholder Approval shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the issuance of the Parent Common Stock in connection with the Merger was taken; provided, however, that the right to terminate this Agreement under this Section 7.2(c) shall not be available to Parent if its material breach of any provision of this Agreement has been the cause of, or resulted in, the failure to obtain the Parent Stockholder Approval; or
(d)   any Law or Judgment permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, whether before or after the date of the Company Stockholder Approval and Parent Stockholder Approval; provided, that the right to terminate this Agreement under this Section 7.2(d) shall not be available to any Party if its material breach of any provision of this Agreement has been the cause of, or resulted in the failure of the Merger to be consummated.
7.3   Termination by the Company.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company if:
(a)   at any time prior to the Parent Stockholder Approval having been obtained, (i) the Parent Board shall have made a Parent Change in Recommendation; (ii) Parent shall have failed to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus mailed to its stockholders; (iii) the Parent Board shall have failed to publicly reaffirm its recommendation to approve the Parent Board Recommendation within ten (10) Business Days after the Company so requests in writing following the public disclosure of any Parent Acquisition Proposal with any Person other than the Company (provided, that the Company shall only be able to make such request twice); (iv) a tender offer or exchange offer for outstanding shares of Parent Capital Stock shall have been commenced (other than by the Company or an Affiliate of Company) and the Parent Board shall have recommended that the stockholders of Parent tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Parent Board shall have failed to recommend against acceptance of such offer; or (v) Parent shall have materially breached or shall have failed to perform in any material respect its obligations set forth in Section 5.3;
(b)   at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is obtained, by action of the Company Board if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that any condition set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of: (i) 30 days following notice to Parent from the Company of such breach or failure and (ii) the date that is three (3) Business Days prior to the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.3(b) if the Company is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement; or

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(c)   at any time prior to the Company Stockholder Approval being obtained, (i) the Company Board authorizes the Company to the extent permitted by and subject to complying with the terms of Section 5.2, to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Company Superior Proposal that did not result from a breach of this Agreement; (ii) concurrently with the termination of this Agreement, the Company, subject to complying with the terms of Section 5.2, enters into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Company Superior Proposal that did not result from a material breach of this Agreement; and (iii) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds any fees required to be paid pursuant Section 7.5.
7.4   Termination by Parent.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if:
(a)   at any time prior to the Company Stockholder Approval having been obtained, (i) the Company Board shall have made a Company Change in Recommendation; (ii) the Company shall have failed to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus mailed to its stockholders; (iii) the Company Board shall have failed to publicly reaffirm its recommendation to approve the Company Board Recommendation within ten (10) Business Days after Parent so requests in writing following the public disclosure of any Company Acquisition Proposal with any Person other than Parent (provided, that Parent shall only be able to make such request twice); (iv) a tender offer or exchange offer for outstanding Shares shall have been commenced (other than by Parent or an Affiliate of Parent) and the Company Board shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Company Board shall have failed to recommend against acceptance of such offer; or (v) the Company shall have materially breached or shall have failed to perform in any material respect its obligations set forth in Section 5.2;
(b)   at any time prior to the Effective Time, whether before or after the Parent Stockholder Approval is obtained, by action of the Parent Board, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that any condition set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of: (i) 30 days following notice to the Company from Parent of such breach or failure and (ii) the date that is three (3) Business Days prior to the Termination Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.4(b) if Parent is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement; or
(c)   at any time prior to the Parent Stockholder Approval being obtained, (i) the Parent Board authorizes Parent, to the extent permitted by and subject to complying with the terms of Section 5.3, to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Parent Superior Proposal that did not result from a breach of this Agreement; (ii) concurrently with the termination of this Agreement, Parent, subject to complying with the terms of Section 5.3, enters into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Parent Superior Proposal that did not result from a material breach of this Agreement; and (iii) prior to or concurrently with such termination, Parent pays to Company in immediately available funds any fees required to be paid pursuant Section 7.6.
7.5   Company Termination Fee.
(a)   If this Agreement is terminated (x) by Parent pursuant to Section 7.4(a) (Company Change in Recommendation) or (y) by the Company pursuant to Section 7.3(c) (Company Superior Proposal), then the Company shall, within two (2) Business Days after such termination in the case of clause (x) or concurrently with such termination in the case of clause (y), pay to Parent the Company Termination Fee in immediately available funds by wire transfer.
(b)   If (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.2(a) (Termination Date) or Section 7.2(b) (Company Stockholder Approval) or by Parent pursuant to

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Section 7.4(b) (Company Breach); (ii) prior to such termination but after the date of this Agreement, a bona fide Company Acquisition Proposal has been publicly announced or publicly disclosed to the Company or its stockholders and not publicly withdrawn; and (iii) within 12 months after the date of such termination, the Company consummates a Company Acquisition Proposal or enters into an agreement contemplating a Company Acquisition Proposal which is subsequently consummated, then the Company shall pay the Company Termination Fee concurrently with such consummation to Parent in immediately available funds by wire transfer; provided, that, solely for purposes of this Section 7.5(b), the term “Company Acquisition Proposal” shall have the meaning assigned to such term in Section 5.2(d), except that the references to “15%” shall be deemed to be references to “50%.” In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.
7.6   Parent Termination Fee.
(a)   If this Agreement is terminated (x) by the Company pursuant to Section 7.3(a) (Parent Change in Recommendation) or (y) by Parent pursuant to Section 7.4(c) (Parent Superior Proposal), then Parent shall, within two (2) Business Days after such termination in the case of clause (x) or concurrently with such termination in the case of clause (y), pay to the Company the Parent Termination Fee in immediately available funds by wire transfer.
(b)   If (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.2(a) (Termination Date) or Section 7.2(c) (Parent Stockholder Approval) or by the Company pursuant to Section 7.3(b) (Parent Breach), (ii) prior to such termination but after the date of this Agreement, a bona fide Parent Acquisition Proposal has been publicly made or publicly disclosed to Parent or its stockholders and not publicly withdrawn; and (iii) within 12 months after the date of such termination, Parent consummates a Parent Acquisition Proposal or enters into an agreement contemplating a Parent Acquisition Proposal which is subsequently consummated, then Parent shall pay the Parent Termination Fee to the Company concurrently with such consummation in immediately available funds by wire transfer; provided, that, solely for purposes of this Section 7.6(b), the term “Parent Acquisition Proposal” shall have the meaning assigned to such term in Section 5.3(d), except that the references to “15%” shall be deemed to be references to “50%.” In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.
7.7   Effect of Termination and Abandonment.   In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement (other than as set forth in this Section 7.7 and in Section 8.1 (Survival)) shall become void and of no effect with no liability on the part of any Party (or of any of its respective Representatives); provided, that no such termination shall relieve any Party (x) from any liability for Fraud or Willful Breach of this Agreement prior to such termination and (y) from any obligation to pay, if applicable, the Company Termination Fee pursuant to Section 7.5 or the Parent Termination Fee pursuant to Section 7.6, as applicable. For purposes of this Agreement, the term “Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.
7.8   Remedies.
(a)   Each Party acknowledges that the agreements contained in Section 7.5 and Section 7.6 are an integral part of the transactions contemplated by this Agreement, and that, without such agreements, no Party would have entered into this Agreement; accordingly, (i) if the Company fails to promptly pay the Company Termination Fee in accordance with Section 7.5, and, in order to obtain such Company Termination Fee, Parent commences a suit which results in a judgment against the Company, the Company shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the Company Termination Fee at the prime rate in effect on the date the Company Termination Fee was required to be paid through the date of full payment thereof and (ii) if Parent fails to promptly pay the Parent Termination Fee in accordance with Section 7.6 and, in order to obtain such Parent Termination Fee, the Company commences a suit which results in a judgment against Parent, Parent shall pay to the Company its costs and expenses (including attorneys’ fees) in

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connection with such suit, together with interest on the Parent Termination Fee at the prime rate in effect on the date the Parent Termination Fee was required to be paid through the date of full payment thereof.
(b)   The Parties agree that the monetary remedies set forth in Section 7.5, Section 7.6, this Section 7.8 and the specific performance remedies set forth in Section 8.7 (Specific Performance) shall be the sole and exclusive remedies of (i) the Company and the Company Subsidiaries against Parent, Merger Sub and any of their respective former, current or future general or limited partners, shareholders, equityholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated, except in the case of Fraud or a Willful Breach of any covenant, agreement or obligation (in which case only Parent shall be liable for damages for such Fraud or Willful Breach), and upon payment of such amount, none of Parent, Merger Sub or any of their respective former, current or future general or limited partners, shareholders, equityholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, except for the liability of Parent in the case of Fraud or a Willful Breach of any covenant, agreement or obligation; and (ii) Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, shareholders, equityholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, except in the case of Fraud or a Willful Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such Fraud or Willful Breach), and upon payment of such amount, none of the Company and the Company Subsidiaries or any of their respective former, current or future general or limited partners, shareholders, equityholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, except for the liability of the Company in the case of Fraud or a Willful Breach of any covenant, agreement or obligation.
ARTICLE VIII
MISCELLANEOUS
8.1   Survival.   This Article VIII and the agreements of the Company, Parent and Merger Sub in Section 5.10 (Expenses), and Section 5.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article VIII (other than Section 8.2 (Amendment), Section 8.3 (Waiver) and Section 8.4 (Assignment)) and the agreements of the Company, Parent and Merger Sub contained in Section 5.10 (Expenses), Section 7.7 (Effect of Termination and Abandonment), Section 7.8 (Remedies) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the consummation of the Merger or the termination of this Agreement. This Section 8.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.
8.2   Amendment.   Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement (including any Exhibit, Annex, Appendix or Schedule hereto) may be amended, modified or supplemented solely in writing by the Parties.
8.3   Waiver.
(a)   Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by the Party or Parties against whom the waiver is to be effective; provided, however, that (a) after the Company Stockholder Approval has been obtained, no amendment shall be made which by applicable Law would require further approval of the stockholders of the Company without the further approval of such stockholders; and (b) after the Parent Stockholder Approval has been obtained, no amendment shall be made which by applicable Law would require further approval of the stockholders of Parent without the further approval of such stockholders.
(b)   No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further

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exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.
8.4   Assignment.   Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void.
8.5   Counterparts; Effectiveness; Electronic Signature.   This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. This Agreement may be executed by.pdf or Docusign (or similar electronic application) signature and a .pdf or Docusign (or similar electronic application) signature shall constitute an original for all purposes.
8.6   Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL.
(a)   This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the state of Delaware without regard to the conflict of law principles thereof.
(b)   Each of the Parties hereby irrevocably submits exclusively to the jurisdiction of the Court of Chancery of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware) and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and each of the Parties hereto irrevocably agrees that all claims relating to such action, suit or proceeding shall be heard and determined in such a state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the Person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.8 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.
(c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.
8.7   Specific Performance.   The Parties acknowledge and agree that irreparable damage would occur and that the Parties would not have any adequate remedy at Law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically

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the performance of the terms and provisions hereof in accordance with Section 8.6, without proof of actual damages (and each Party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the Company or Parent otherwise have an adequate remedy at law.
8.8   Notices.   Any notice or other communication required or permitted to be delivered to a Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) upon receipt when delivered by hand, (b) one (1) Business Days after being sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 5:00 p.m. Eastern Time, upon transmission thereof (provided that no bounceback or similar “undeliverable” message is received by such sender) or (d) if sent by email transmission after 5:00 p.m. Eastern Time, the Business Day following the date of transmission (provided that no bounceback or similar “undeliverable” message is received by such sender); provided, that, in each case, the notice or other communication is sent to the physical address or email address, as applicable, set forth beneath the name of such Party below:
if to Parent or Merger Sub:
Alumis Inc.
280 East Grand Avenue
South San Francisco, CA 94080
Attention: [***]
Email: [***]
with a copy (which shall not constitute notice) to:
Cooley LLP
3 Embarcadero Center
20th Floor
San Francisco, CA 94111
Attention: Jamie Leigh; Ben Beerle; Polina A. Demina
Email: jleigh@cooley.com; bbeerle@cooley.com; pdemina@cooley.com if to the Company:
ACELYRIN, Inc.
4149 Liberty Canyon Road
Agoura Hills, CA 91301
Attention: [***]
Email: [***]
with a copy (which shall not constitute notice) to:
Fenwick & West LLP
902 Broadway
18th Floor
New York, NY 10010
Attention: Stefano Quintini; Ethan A. Skerry; Jeremy R. Delman
Email: squintini@fenwick.com; eskerry@fenwick.com; jdelman@fenwick.com or to such other person, physical address or email address as such Party shall have specified in a written notice given to the other Party in accordance with the notice provisions hereof.
8.9   Entire Agreement.   This Agreement (and any Exhibit, Annex, Appendix or Schedule hereto, the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement and the other documents and instruments executed pursuant hereto constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.

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8.10   No Third Party Beneficiaries.   This Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, other than as provided in Section 5.11(d) (Indemnification; Directors’ and Officers’ Insurance).
8.11   Obligations of Parent and of the Company.   Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.
8.12   Severability.   The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision negotiated in good faith by the Parties shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a), be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
8.13   No Other Representations and Warranties.
(a) Except for the representations and warranties of the Company contained in Article III, Parent and Merger Sub acknowledge that neither the Company nor any Company Subsidiary is making and has not made, and no other Person is making or has made on behalf of the Company or Company Subsidiaries, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby. None of Parent or Merger Sub are relying and none of Parent or Merger Sub have relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article III, including the Company Disclosure Letter. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company and the Company Subsidiaries in connection with the transactions contemplated hereby and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company and the Company Subsidiaries.
(b)   Except for the representations and warranties of Parent and Merger Sub contained in Article IV, the Company acknowledges that none of Parent or Merger Sub are making or have made, and no other Person is making or has made on behalf of Parent or Merger Sub, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby. The Company is not relying and it has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article IV, including the Parent Disclosure Letter. Such representations and warranties by Parent and Merger Sub constitute the sole and exclusive representations and warranties of Parent and Merger Sub in connection with the transactions contemplated hereby and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent.
8.14   Interpretation; Construction.
(a)   The following rules of interpretation shall apply to this Agreement:
(i)   The table of contents and the Article, Section and paragraph headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
(ii)   Where a reference in this Agreement is made to a Section, Exhibit, Annex, Appendix or Schedule hereto, such reference shall be to a Section of or Exhibit, Annex, Appendix or Schedule to this Agreement unless otherwise indicated.

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(iii)   Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(iv)   The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(v)   The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(vi)   The words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
(vii)   When calculating the period of time before which, within which or following which any act is to be done or step taken, the date that is the reference date in beginning the calculation of such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(viii)   Any capitalized term used in any Exhibit, Annex, Appendix or Schedule hereto, including the Company Disclosure Letter and the Parent Disclosure Letter, or in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning set forth in this Agreement.
(ix)   The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.
(x)   Any Law or statute defined or referred to herein or in any certificate or other document made or delivered pursuant hereto shall be deemed to refer to such Law or statute as amended, modified or supplemented from time to time and to any rules or regulations promulgated thereunder as of the referenced time.
(xi)   References to any Person include the successors and permitted assigns of that Person.
(xii)   References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively.
(xiii)   References to “dollars” and “$” means U.S. dollars.
(xiv)   The term “made available” and words of similar import mean that the relevant documents, instruments or materials were (A) with respect to Parent, posted and made available to Parent on the Company due diligence data site (including in any “clean room” or as otherwise provided on an “outside counsel only” basis), or, with respect to the Company, posted or made available to the Company on the Parent due diligence data site (including in any “clean room” or as otherwise provided on an “outside counsel only” basis), in each case, on or before 11:59 pm Eastern Time on the calendar day prior to the date hereof or (B) filed or furnished to the SEC at least one (1) Business Day prior to the date hereof.
(b)   The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(c)   The Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in Article III, and the disclosure in any section of the Company Disclosure Letter shall be deemed to qualify other sections in Article III to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections.

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(d)   The Parent Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in Article IV, and the disclosure in any section of the Parent Disclosure Letter shall be deemed to qualify other sections in Article IV to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections.
8.15   Certain Definitions.
(a)   For all purposes of this Agreement, the following capitalized terms have the following respective meanings:
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
“Anti-Corruption and Anti-Bribery Laws” means the FCPA or all other applicable United States or foreign anti-corruption or anti-bribery Laws.
“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act and all other federal, state and foreign Laws and Judgments that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.
“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in San Francisco.
“Clinical Trial” means any human clinical study of a pharmaceutical product.
“Code” means the Internal Revenue Code of 1986.
“Commence” means (a) with respect to any Clinical Trial not ongoing as of the date of this Agreement, the enrollment of the first subject for participation in such Clinical Trial or (b) with respect to any separate stage of an ongoing Clinical Trial, the first dosing of the first subject in such separate stage.
“Company Affiliate” means any Person under common control with the Company within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code.
“Company Associate” means any director, officer, employee, independent contractor or consultant of or to the Company or any Company Subsidiary or any Company Affiliate.
“Company Audited Balance Sheet” means the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2023 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.
“Company ESPP” means the Company’s 2023 Employee Stock Purchase Plan (as amended from time to time).
“Company IP” means Company Owned IP and Company Licensed IP.
“Company Licensed IP” means any Intellectual Property Rights that are exclusively licensed or purported to be exclusively licensed to the Company or any Company Subsidiary, except, in each case, for Excluded IP Rights.
“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.
“Company Option” means any option to purchase Shares (whether granted under any Company Stock Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

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“Company Owned IP” shall mean all Intellectual Property Rights that are owned or purported to be owned by the Company or any Company Subsidiary, except, in each case, for Excluded IP Rights.
“Company Plan” means each (i) employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA; (ii) stock option plan, stock purchase plan, equity-related arrangement, retention plan or arrangement, bonus or incentive award plan, severance pay plan, program or arrangement, deferred compensation arrangement or agreement, employment agreement, retention arrangement, executive compensation plan, program, agreement or arrangement, change in control plan, program or arrangement, supplemental income arrangement, retirement arrangement, profit sharing arrangement, vacation plan, paid leave or other paid time off plan, employee loan and each other employee benefit plan, policy, program, agreement and arrangement (U.S. or non-U.S.) not described in clause (i) above; and (iii) U.S. and non-U.S. plan or arrangement providing compensation to current and former employees, directors and/or other service providers of the Company or any Company Subsidiary, in each case, that is maintained, sponsored or contributed to, or required to be maintained, sponsored or contributed to, by the Company or any of its ERISA Affiliates under which compensation or benefits are provided to current or former employees, director and/or other service providers of the Company or any Company Subsidiary (or their spouses, dependents or beneficiaries) or with respect to which the Company or any Company Subsidiary has or may have any liability, whether subject to U.S. or foreign Law. In the case of a Company Plan funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code, or any other funding vehicle, each reference to such Company Plan shall include a reference to such trust, organization or other vehicle.
“Company PSU” means any restricted stock unit that is subject to vesting restrictions based on continuing service and performance metrics (whether granted under any Company Stock Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).
“Company RSU” means any restricted stock unit that is subject to vesting restrictions based on continuing service (whether granted under any Company Stock Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted), excluding any Company PSU.
“Company Severance Plan” means the Company’s Severance Plan and Summary Plan Description, adopted by the Company Board on April 27, 2023 (as amended from time to time).
“Company Stock Plans” means the Company’s 2020 Stock Option and Grant Plan (as amended from time to time), the ValenzaBio 2020 Stock Option Plan (as amended from time to time) and the Company’s 2023 Equity Incentive Plan (as amended from time to time).
“Company Termination Fee” means $10,000,000.
“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, dated January 15, 2025, by and between the Company and Parent.
“Consent” means consent, approval, ratification, permission, authorization, clearance, waiver, Permit or order.
“Contract” means any written, oral or other form of binding agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.
“D&O Insurance” means the Company’s current directors’ and officers’ liability insurance.
“Environmental Laws” means all applicable Laws concerning or relating to pollution or protection of the environment or natural resources, or protection of human health and safety as related to exposure to any harmful or deleterious substances.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Exchange Act” means the Securities Exchange Act of 1934.

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“Excluded IP Rights” means the Intellectual Property Rights set forth on Section 8.15(a) of the Company Disclosure Letter.
“FCPA” means the Foreign Corrupt Practices Act of 1977.
“FDA” means the U.S. Food and Drug Administration or any successor Governmental Entity thereto.
“FDA Act” means the U.S. Federal Food, Drug, and Cosmetic Act.
“Federal Healthcare Program” means any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, TRICARE, CHAMPVA and state healthcare programs (as defined therein).
“Fraud” means, with respect to a Party, an actual and intentional misrepresentation, deceit or concealment of fact made by such Party with respect to the making of the representations and warranties of such Party as expressly set forth in Article III or Article IV, as applicable, of this Agreement, with the intent to induce the other Party to rely on such misrepresentation, deceit or concealment of fact and act or fail to act to such other Party’s detriment, on which such other Party justifiably relies and subsequently justifiably acts or fails to act in a manner that results in actual material losses to such other Party; provided that, for the avoidance of doubt, actual and intentional misrepresentation, deceit or concealment of fact of a Party excludes any misrepresentation, deceit or concealment of fact made negligently or recklessly.
“GAAP” means United States generally accepted accounting principles.
“Governmental Entity” means any federal, national, transnational, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational.
“Hazardous Material” means any substance, material or waste that is listed, defined or otherwise characterized as “hazardous”, “toxic”, “radioactive” or a “pollutant”, or “contaminant” or terms of similar meaning or effect under any Environmental Law, including petroleum or its by-products, asbestos and polychlorinated biphenyls.
“Healthcare Laws” means (a) the FDA Act, (b) the Public Health Service Act (42 U.S.C. §201 et seq.), (c) all federal and state fraud and abuse Laws, including the Federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the civil False Claims Act (31 U.S.C. §3729 et seq.), the administrative False Claims Law (42 U.S.C. §1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. §1320a-7a(a)(5)), the exclusion Laws (42 U.S.C. §1320a-7), the Physician Payment Sunshine Act (42 U.S.C. §1320a-7h), (d) the Health Insurance Portability and Accountability Act of 1996 as amended (42 U.S.C. §§1320d et seq.) and comparable state Laws, (e) the Controlled Substances Act (21 U.S.C. §801 et seq.), (f) Titles XVIII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act (g) all other applicable healthcare Laws or Judgments.
“Indebtedness” means, with respect to any Person, without duplication, any and all (i) obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (iv) obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person (other than any guarantee by Parent or any wholly owned Parent Subsidiary with respect to Indebtedness of Parent or any wholly owned Parent Subsidiary, or any guarantee by the Company or any wholly owned Company Subsidiary with respect to Indebtedness of the Company or any wholly owned Company Subsidiary), (vi) obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements

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or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination) or (viii) letters of credit, bank guarantees and other similar contractual obligations entered into by or on behalf of such Person; it being understood that the amount of any of the foregoing Indebtedness described in clauses (i) through (viii) shall include any and all accrued interest, prepayment, breakage, and make-whole fees, expenses, premiums or penalties related thereto, and any other fees and expenses required to be paid by such Person upon repayment thereof, in each case, including as a result of or in connection with the Closing.
“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights; (e) other proprietary rights in intellectual property of every kind and nature; (f) rights of publicity; and (g) all registrations, renewals, extensions, statutory invention registrations, provisionals, non-provisionals, continuations, continuations-in-part, divisionals, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.
“Judgment” means any judgment, order, injunction, ruling, writ award or decree of any Governmental Entity.
“Knowledge” means, in the case of Parent, the actual knowledge after reasonable inquiry of any of the individuals set forth on Section 8.15 of the Parent Disclosure Letter and, in the case of the Company, the actual knowledge after reasonable inquiry of any of the individuals set forth on Section 8.15(b) of the Company Disclosure Letter.
“Law” means any federal, state, local, foreign or transnational law, statute, ordinance or common law of any Governmental Entity.
“Leased Company Property” means the real property leased, subleased or licensed by the Company or any of its Subsidiaries, in each case, as tenant or subtenant, as applicable, together with, to the extent leased or subleased by the Company or any of its Subsidiaries, all buildings and other structures, facilities, fixtures or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any of its Subsidiaries relating to the foregoing.
“Leased Parent Property” means the real property leased, subleased or licensed by Parent or any of its Subsidiaries, in each case, as tenant or subtenant, as applicable, together with, to the extent leased or subleased by Parent or any of its Subsidiaries, all buildings and other structures, facilities, fixtures or improvements located thereon and all easements, licenses, rights and appurtenances of Parent or any of its Subsidiaries relating to the foregoing.
“Legal Proceeding” means any claim, demand, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, formally heard, conducted or threatened in writing to be commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.
“Lien” means, with respect to any share, security, property or asset (as applicable), any mortgage, lien, pledge, charge, security interest, hypothecation, right of preemption, right of first refusal, negotiation or offer, contract for sale, license, option, easement, right of way, encroachment, occupancy right, community property interest or restriction of any nature or other encumbrance, whether voluntarily incurred or arising by operation of applicable Law.

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“Material Adverse Effect” means, with respect to any Person, any fact, circumstance, effect, change, event or development (an “Effect”) that, individually or in the aggregate with all other Effects, materially adversely affects or would reasonably be expected to materially adversely affect the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that none of the following Effects shall be deemed in and of themselves, either alone or in combination with any other Effects existing at such time, to constitute, or shall be taken into account in determining whether there is, a Material Adverse Effect:
(i)   changes or conditions generally affecting the industries in which such Person and any of its Subsidiaries operate, except to the extent such Effect has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in such industries in respect of the business conducted in such industries;
(ii)   general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such Effect has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries;
(iii)   any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect, to the extent otherwise permitted by this definition);
(iv)   the public announcement or pendency of the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners;
(v)   any change, in and of itself, in the market price or trading volume of such Person’s securities or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect, to the extent otherwise permitted by this definition);
(vi)   any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof), except to the extent such Effect has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries;
(vii)   geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent such Effect has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries;
(viii)   any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent such Effect has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries;
(ix)   any epidemic, pandemic or disease outbreak (including COVID-19) and any action by a Governmental Entity in response thereto, except to the extent such Effect has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries;

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(x)   any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated hereby,
(xi)   any adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations with respect to such Person’s product candidates;
(xii)   any regulatory, manufacturing or clinical Effect or other action resulting from any non-clinical (including internal and external research and discovery) or clinical studies (including compassionate use studies) sponsored by such Person or any competitor of such Person, results of meetings with the FDA or other Governmental Body (including any communications from any Governmental Body in connection with such meetings), or any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations with respect to such Person’s or any competitor’s product candidates; or
(xiii)   any taking of any action required pursuant to this Agreement, or not required by this Agreement but taken at the written request or with the prior written consent of, in the case of Parent, the Company, and in the case of the Company, Parent.
“Nasdaq” means, with respect to Parent, the Nasdaq Global Select Market and, with respect to the Company, the Nasdaq Stock Market LLC.
“Parent Affiliate” means any Person under common control with Parent within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code.
“Parent Associate” means any director, officer, employee, independent contractor or consultant of or to Parent or any Parent Subsidiary or any Parent Affiliate.
“Parent IP” means Parent Owned IP and Parent Licensed IP.
“Parent Licensed IP” means any Intellectual Property Rights that are exclusively licensed or purported to be exclusively licensed to Parent or any Parent Subsidiary.
“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.
“Parent Owned IP” means any Intellectual Property Rights that are owned or purported to be owned by Parent or any Parent Subsidiary.
“Parent Stock Option” means any option to purchase Parent Common Stock (whether granted under any Parent Stock Plan, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted).
“Parent Stock Plans” means Parent’s 2021 Stock Plan (as amended from time to time), Parent’s 2024 Equity Incentive Plan (as amended from time to time) and Parent’s 2024 Performance Option Plan (as amended from time to time).
“Parent Termination Fee” means $10,000,000.
“Permitted Lien” means (i) any Lien for Taxes that is not yet due and payable or that is being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) any carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business, (iii) any Lien with respect to zoning, planning and other limitations and restrictions, including all rights of any Governmental Entity (but not violations thereof), (iv) in the case of any Contract, any Lien that is a restriction against the transfer or assignment thereof that is included in the terms of such Contract or any non-exclusive license of Intellectual Property Rights granted to service providers in the ordinary course of business, (v) any Lien created by the execution and delivery of this Agreement, (vi) any Lien that is disclosed on the most recent consolidated balance sheet of the Company or Parent, as applicable, or notes thereto, which has been previously provided to Parent or the Company, as applicable, (vii) any Lien for which adequate reserves have been established on the Company’s or Parent’s, (viii) any imperfection of title or similar Lien that does not, individually or in the aggregate, adversely impair the ability of the Company or

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Parent, as applicable, or any of its Subsidiaries to use, the assets to which they relate or (ix) in the case of Intellectual Property Rights, any Lien that is a non-exclusive license of Intellectual Property Rights in the ordinary course of business consistent with past practice.
“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.
“Personal Information” means information in any form in the relevant Party’s possession, custody or control or that is Processed by or on behalf of such Party that constitutes “personally identifiable information,” “personal information,” “personal data,” “nonpublic financial information,” “individually identifiable health information” or any similar term as defined under applicable Laws.
“Phase 2 Clinical Trial” means a human Clinical Trial of a biopharmaceutical product that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(b), regardless of where such Clinical Trial is conducted.
“Privacy Laws” means each applicable Law and all binding regulatory guidance concerning (i) the privacy, secrecy, security, protection, sharing, sale, disposal, international transfer or other Processing of Personal Information, and incident reporting and Security Incident notification requirements; and (ii) direct marketing, e-mails, communication by text messages or initiation, transmission, monitoring, recording, or receipt of communications (in any format, including voice, video, email, phone, text messaging or otherwise).
“Process” or “Processing” means any operation or set of operations, with respect to data or information, whether or not by automated means, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination, erasure or destruction of such data or any other operation that is otherwise considered “processing” or similar term under applicable Privacy Laws.
“Registered IP” means all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Entity, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Security Incident” means any (i) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise or other Processing of Personal Information; or (ii) occurrence that otherwise constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident” or any similar term as defined under applicable Privacy Laws.
“SOX” means the Sarbanes-Oxley Act of 2002.
“Standard Contract” means any materials transfer agreement, clinical trial agreement, nondisclosure agreement, services agreement, commercially available software-as-a-service offerings agreement, off-the-shelf software license agreement, license agreement commonly referred to as “open source,” “public,” or “freeware” software license or generally available patent license agreement, in each case, solely to the extent entered into in the ordinary course of business, and excluding any such agreement that includes the grant of an exclusive option or other exclusive rights to use or practice any Company IP or Parent IP, as applicable.
“Subsidiary” means, with respect to a Person, (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or

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such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; and (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership or the power to direct the policies, management and affairs thereof (including by Contract).
“Tax Return” means any Tax return, declaration, statement, report, claim for refund, schedule, form and information return, any amended Tax return and any other document filed or required to be filed with a Governmental Entity relating to Taxes.
“Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties (including customs duties) or assessments, in each case, in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts.
“Transaction Expenses” means, with respect to each Party, any fees and expenses incurred by such Party at or prior to the Effective Time in connection with this Agreement and the transactions contemplated hereby, including (a) fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, and other advisors of such Party; (b) fees paid to the SEC in connection with filing the Form S-4, the Joint Proxy Statement/Prospectus, and any amendments and supplements thereto, with the SEC; (c) fees and expenses in connection with the printing, mailing and distribution of the Form S-4, the Joint Proxy Statement/Prospectus and any amendments and supplements thereto; (d) fees associated with listing the shares of Parent Common Stock in connection with the transactions contemplated hereby on Nasdaq, including the portion of Parent’s periodic Nasdaq fees that is attributable to the shares of Parent Common Stock to be issued in connection with the transactions contemplated hereby; and (e) only with respect to the Company, any bonus, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the transactions contemplated hereby) that become due or payable to any current or former Company Associate or any other Person in connection with the consummation of the transactions contemplated hereby.
“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.
(b)   The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:
Term	Section Reference
Agreement	Preamble
Bankruptcy and Equity Exception	3.4(b)
Bylaws	1.5
Certificate	2.1(b)
Certificate of Incorporation	1.4
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
Company	Preamble
Company Acquisition Proposal	5.2(d)
Company Alternative Acquisition Agreement	5.2(e)
Company Balance Sheet	3.9(b)
Company Board	Recitals

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Term	Section Reference
Company Board Recommendation	Recitals
Company Bylaws	3.1(b)
Company Capital Stock	3.3(a)
Company Change in Recommendation	5.2(e)
Company Charter	3.1(b)
Company Disclosure Letter	Article III
Company Employees	5.18(b)
Company Equity Awards	2.4(d)(i)
Company Financial Advisor	3.22
Company In-bound License	3.16(d)
Company Intervening Event	5.2(d)
Company Leases	3.20(c)
Company Licensed Registered IP	3.16(a)
Company Material Contract	3.11(b)
Company Out-bound License	3.16(d)
Company Owned Registered IP	3.16(a)
Company Permits	3.18(a)
Company Preferred Stock	3.3(a)
Company Privacy Requirements	3.17(a)
Company Registered IP	3.16(a)
Company SEC Documents	3.6(a)
Company Specified Representatives	5.2(i)
Company Stockholder Approval	3.4(b)
Company Stockholders Meeting	5.5(a)(i)
Company Subsidiaries	3.1(a)
Company Superior Proposal	5.2(d)
Company Voting Agreements	Recitals
Continuation Period	5.18(b)
Converted Option	2.4(a)(i)
Converted Performance RSU	2.4(c)(i)
Converted Performance RSU Vesting Date	2.4(c)(i)
Converted PSU Parent Shares	2.4(c)(i)
Converted RSU	2.4(b)(i)
Converted RSU Parent Shares	2.4(b)(i)
Current Purchase Period	2.4(e)
DGCL	Recitals
Effective Time	1.3
Equiniti	2.2(a)
ERISA Affiliate	3.12(f)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Exchange Ratio	2.1(a)
Excluded Share	2.1(a)

A-1-78

Term	Section Reference
Filed Company Contract	3.11(a)
Filed Company SEC Documents	Article III
Filed Parent Contract	4.11(a)
Filed Parent SEC Documents	Article IV
Form S-4	5.4(a)
HSR Act	4.5(c)
Indemnification Period	5.11(a)
Intended Tax Treatment	Recitals
IRS	3.12(e)
Joint Proxy Statement/Prospectus	5.4(a)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
New Plans	5.18(c)
Old Plans	5.18(c)
Parent	Preamble
Parent Acquisition Proposal	5.3(d)
Parent Alternative Acquisition Agreement	5.3(e)
Parent Balance Sheet	4.9(b)
Parent Board	Recitals
Parent Board Expansion	5.16
Parent Board Recommendation	Recitals
Parent Bylaws	4.1(b)
Parent Capital Stock	4.3(a)
Parent Change in Recommendation	5.3(e)
Parent Charter	4.1(b)
Parent Common Stock	4.3(a)
Parent Disclosure Letter	Article IV
Parent Financial Advisor	4.23
Parent In-bound License	4.15(d)
Parent Intervening Event	5.3(d)
Parent Leases	4.20(c)
Parent Licensed Registered IP	4.15(a)
Parent Material Contract	4.11(b)
Parent Non-Voting Common Stock	4.3(a)
Parent Out-bound License	4.15(d)
Parent Owned Registered IP	4.15(a)
Parent Permits	4.17(a)
Parent Preferred Stock	4.3(a)
Parent Privacy Requirements	4.16(a)
Parent Registered IP	4.15(a)
Parent SEC Documents	4.6(a)
Parent Share Issuance	4.4(a)

A-1-79

Term	Section Reference
Parent Special Committee	Recitals
Parent Specified Representatives	5.3(i)
Parent Stockholder Approval	4.4(b)
Parent Stockholders Meeting	4.4(a)
Parent Subsidiaries	4.1(a)
Parent Superior Proposal	5.3(d)
Parent Voting Agreements	Recitals
participate	5.14(b)
Party/(ies)	Preamble
Permits	3.18(a)
Pre-Closing Period	5.1(a)
Shares	Recitals
Surviving Corporation	1.1
Tail Policy	5.11(c)
Termination Date	7.2(a)
Uncertificated Shares	2.1(b)
WARN Act	3.13(e)
[The remainder of this page is intentionally left blank.]

A-1-80

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first written above.
ACELYRIN, INC.
By:
/s/ Mina Kim

Name: Mina Kim
Title:  Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first written above.
ALUMIS INC.
By:
/s/ Martin Babler

Name: Martin Babler
Title:  Chief Executive Officer
ARROW MERGER SUB, INC.
By:
/s/ Sara Klein

Name: Sara Klein
Title:  President
[Signature Page to Agreement and Plan of Merger]

ANNEX A-2
AMENDMENT TO AGREEMENT AND PLAN OF MERGER
This AMENDMENT (this “Amendment”), dated as of April 20, 2025, to the AGREEMENT AND PLAN OF MERGER (the “Agreement” and as amended by this Amendment, the “Amended Agreement”), dated as of February 6, 2025, by and among Alumis Inc., a Delaware corporation (“Parent”), Arrow Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and ACELYRIN, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.
WHEREAS, capitalized terms used and not otherwise defined in this Amendment shall have the respective meanings ascribed to such terms in the Agreement;
WHEREAS, Section 8.2 of the Agreement provides that, at any time prior to the Effective Time, the Agreement may be amended, modified or supplemented solely in writing by the Parties; and
WHEREAS, subject to the terms and conditions set forth in this Amendment, and pursuant to Section 8.2 of the Agreement, the Parties desire to amend certain terms of the Agreement by entering into this Amendment.
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:
1.
Amendment to the Agreement.   Section 2.1(a) of the Agreement shall be amended and restated in its entirety as follows:

“Exchange Ratio; Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by the Company (including in treasury) or any of its Subsidiaries or Parent or any of its Subsidiaries, if any (each such Share, an “Excluded Share” and, collectively, “Excluded Shares”)) shall be converted into the right to receive 0.4814 shares of Parent Common Stock, without interest thereon (the number of shares of Parent Common Stock in exchange for each Share, the “Exchange Ratio” and the consideration to be received in respect of such Share, the “Merger Consideration”).”
2.
Representations and Warranties of the Company.

The Company hereby represents and warrants to Parent as follows:
(a)   The Company has all requisite corporate power and authority to execute and deliver this Amendment. On or prior to the date of this Amendment, the Company Transaction Committee adopted resolutions, by vote at a meeting duly called: (i) determining that the Amended Agreement and the transactions contemplated by the Amended Agreement are advisable, fair to and in the best interests of the Company and its stockholders, (ii) recommending to the Company Board that it approve the execution, delivery and performance by the Company of this Amendment and the consummation by the Company of the transactions contemplated by the Amended Agreement, including the Merger, (iii) recommending to the Company Board that it direct that the Amended Agreement be submitted to the Company’s stockholders for adoption and (iv) recommending to the Company Board that it recommend that the stockholders of the Company adopt the Amended Agreement. As of the date of this Amendment, such resolutions have not been amended or withdrawn. On or prior to the date of this Amendment, the Company Board adopted resolutions, by vote at a meeting duly called: (A) determining that the Amended Agreement and the transactions contemplated by the Amended Agreement are advisable, fair to and in the best interests of the Company and its stockholders, (B) approving the execution, delivery and performance by the Company of this Amendment and the consummation by the Company of the transactions contemplated by the Amended Agreement, including the Merger, (C) directing that the Amended Agreement be submitted to the Company’s stockholders for adoption and (D) recommending that the stockholders of the Company adopt the Amended Agreement. As of the date of this Amendment, such resolutions have not been amended or withdrawn.

A-2-1

(b)   The Company has duly executed and delivered this Amendment and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Amendment constitutes its legal, valid and binding obligation, enforceable against the Company in accordance with its terms, except, in each case, as enforcement may be limited by the Bankruptcy and Equity Exception.
3.
Representations and Warranties of Parent and Merger Sub.

Parent hereby represents and warrants to the Company as follows:
(a)   Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Amendment. On or prior to the date of this Amendment, the Parent Special Committee has adopted resolutions, by vote at a meeting duly called: (i) determining that the Amended Agreement and the transactions contemplated by the Amended Agreement, including the Merger, are advisable, fair to and in the best interests of Parent and its stockholders, (ii) recommending to the Parent Board that it approve the Merger and the transactions contemplated by the Amended Agreement, including the Parent Share Issuance, and (iii) recommending to the Parent Board that it submit, and recommending the approval of the Parent Share Issuance, to Parent’s stockholders for approval at the Parent Stockholders Meeting. On or prior to the date of this Amendment, the Parent Board has adopted resolutions, by vote at a meeting duly called: (i) determining that the Amended Agreement and the transactions contemplated by the Amended Agreement are advisable, fair to and in the best interests of Parent and its stockholders, (ii) approving the Merger and the transactions contemplated by the Amended Agreement, including the Parent Share Issuance, (iii) resolving to submit the Parent Share Issuance to Parent’s stockholders for approval at the Parent Stockholder Meeting and (iv) recommending that the stockholders of Parent approve the Parent Share Issuance in connection with the Merger. As of the date of this Amendment, such resolutions have not been amended or withdrawn.
(b)   Parent and Merger Sub have duly executed and delivered this Amendment and, assuming the due authorization, execution and delivery by the Company, this Amendment constitutes its legal, valid and binding obligation, enforceable against Parent, in accordance with its terms except, in each case, as enforcement may be limited by the Bankruptcy and Equity Exception.
4.   General Provisions.
a.
All of the provisions of this Amendment shall be effective as of the date of this Amendment. Except to the extent specifically amended or supplemented by this Amendment, (i) no waivers with respect to the Agreement or the obligations thereunder are hereby being made, granted or consented to by the Parties and (ii) all of the terms of the Agreement shall remain unchanged and in full force and effect, and are hereby incorporated by reference into this Amendment.

b.
This Amendment and the Agreement (and any Exhibit, Annex, Appendix or Schedule thereto, the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement and the other documents and instruments executed pursuant thereto constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.

c.
The provisions of Section 8.2, Section 8.3, Section 8.4, Section 8.5, Section 8.6, Section 8.7, Section 8.8, Section 8.10, Section 8.12 and Section 8.14 of the Agreement shall apply mutatis mutandis to this Amendment.

[The remainder of this page is intentionally left blank.]

A-2-2

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first written above.
ALUMIS INC.
By:
/s/ Martin Babler

Name: Martin Babler
Title:  Chief Executive Officer
ARROW MERGER SUB, INC.
By:
/s/ Sara Klein

Name: Sara Klein
Title:  President
[Signature Page to Amendment to the Agreement and Plan of Merger]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first written above.
ACELYRIN, INC.
By:
/s/ Mina Kim

Name: Mina Kim
Title:  Chief Executive Officer
[Signature Page to Amendment to the Agreement and Plan of Merger]

Annex B
VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of February 6, 2025, by and among ACELYRIN, Inc., a Delaware corporation (the “Company”), and the stockholder(s) of Alumis Inc., a Delaware corporation (“Parent”), listed on Schedule A hereto (each, a “Securityholder”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).
RECITALS
WHEREAS, each Securityholder is the record or beneficial owner of the securities of Parent (including options and convertible securities) as set forth opposite such Securityholder’s name on Schedule A hereto (such securities, together with any other securities of Parent acquired by such Securityholder after the date hereof and during the term of this Agreement, collectively referred to herein as the “Subject Securities”);
WHEREAS, concurrently with the execution of this Agreement, Parent, Arrow Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as amended, restated or supplemented from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof and in accordance with the applicable provisions of the DGCL, Merger Sub will be merged with and into the Company, with the Company to be the surviving corporation of such merger (the “Merger”); and
WHEREAS, in order to induce the Company to enter into the Merger Agreement and in consideration of the execution thereof by the Company and to enhance the likelihood that the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”) will be consummated, each Securityholder, solely in such Securityholder’s capacity as holder of such Securityholder’s Subject Securities, has entered into this Agreement and agrees to be bound hereby.
NOW THEREFORE, in consideration of the promises, and of the representations, warranties, covenants and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.   No Transfer of Subject Securities.   From the date hereof until the Expiration Date, no Securityholder shall cause or permit any Transfer (as defined below) of any of such Securityholder’s Subject Securities or enter into any Contract, option or arrangement with respect to a Transfer of any of such Securityholder’s Subject Securities. Following the date hereof and except as required by this Agreement, no Securityholder shall deposit (or permit the deposit of) any of such Securityholder’s Subject Securities in a voting trust or grant any proxy or enter into any voting agreement or similar agreement with respect to any of such Securityholder’s Subject Securities or in any way grant any other Person any right whatsoever with respect to the voting or disposition of any of such Securityholder’s Subject Securities. For purposes hereof, a Person shall be deemed to have effected a “Transfer” of Subject Securities if such Person directly or indirectly: (a) sells, pledges, encumbers, grants an option with respect to, transfers, assigns, or otherwise disposes of any Subject Securities, or any interest in such Subject Securities; or (b) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Subject Securities or any interest therein. Notwithstanding the foregoing, each Securityholder may make (i) solely with respect to a Securityholder who is an individual, transfers by will or by operation of law or other transfers for estate-planning purposes or charitable purposes (provided that, in each such case, the applicable transferee has signed a voting agreement in substantially the form hereof), (ii) with respect to such Securityholder’s Parent Stock Options (if any) which expire on or prior to the termination of this Agreement, transfers, sale, or other disposition of such Securityholder’s Subject Securities to Parent as payment for or to fund the payment of the (A) exercise price of such Securityholder’s Parent Stock Options and (B) Taxes applicable to the exercise of such Securityholder’s Parent Stock Options, (iii) if such Securityholder is a partnership or limited liability company, a transfer to one or more partners or members of such Securityholder or to an Affiliated corporation, trust or other entity under common control with such Securityholder, or if such Securityholder is a trust, a transfer to a beneficiary (provided that, in each such case, the applicable transferee has signed a voting agreement in substantially the form hereof), (iv) transfers to a transferee that has signed a voting agreement in substantially the form hereof or (v) pursuant to a Rule 10b5-1 trading plan of Parent that is in effect as of the date hereof. If any voluntary or involuntary transfer of any Subject Securities covered hereby shall occur (including a transfer or disposition permitted by clauses (i) through (v) hereof, sale by a Securityholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, notwithstanding that such transferee is not a Securityholder and has not executed a counterpart hereof or joinder hereto.
2.   Agreement to Vote Shares; Irrevocable Proxy.
(a)   At any meeting of stockholders of Parent or at any adjournment, postponement or recess thereof, in any action by written consent or in any other circumstances upon which Securityholder’s vote, consent or other approval is sought with respect to the Parent Share Issuance, each Securityholder shall (i) appear (in person or by proxy) at each such meeting or otherwise cause all of such Securityholder’s Subject Securities that such Securityholder is entitled to vote to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted, in person or by proxy), as applicable, all of such Securityholder’s Subject Securities that are then entitled to be voted (A) in favor of: (1) the Parent Share Issuance, (2) any other proposals presented by Parent to its stockholders to effect or facilitate the Transactions in accordance with the Merger Agreement and (3) any proposal to adjourn or postpone such meeting of stockholders of Parent to a later date if there are not sufficient votes to approve the Parent Share Issuance or there are not sufficient shares of Parent Common Stock represented to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting; and (B) against (1) any Parent Acquisition Proposal or any of the transactions contemplated thereby, (2) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of Parent under the Merger Agreement or of such Securityholder under this Agreement and (3) any action, proposal, transaction, or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the timely consummation of the Transactions or the fulfillment of Parent’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of Parent (including any amendments to the Parent Charter or the Parent Bylaws), in each case, except as required by the Merger Agreement.
(b)   Each Securityholder agrees that such Securityholder’s Subject Securities that are entitled to be voted shall be voted (or caused to be voted) as set forth in this Section 2 whether or not such Securityholder’s vote, consent or other approval is sought on only one or on any combination of the matters set forth in this Section 2 and at any time or at multiple times during the term of this Agreement.
3.   No Solicitation.   Subject to Section 7, each Securityholder, solely in its capacity as such, shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ directors and officers to not, and shall use its reasonable best efforts to cause its Affiliates and Representatives not to, directly or indirectly: (a) solicit, initiate, knowingly induce, knowingly encourage or knowingly facilitate (including by way of granting a waiver under Section 203 of the DGCL), any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Parent Acquisition Proposal; (b) participate in any discussions or negotiations or cooperate in any way with any Person regarding any proposal or offer the consummation of which would constitute a Parent Acquisition Proposal; (c) provide any information or data concerning Parent or any of its Subsidiaries to any Person in connection with any proposal the consummation of which would constitute a Parent Acquisition Proposal or for the purpose of soliciting, initiating, inducing, encouraging or facilitating a Parent Acquisition Proposal; (d) enter into any binding or nonbinding letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement with respect to a Parent Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a Parent Acquisition Proposal; (e) adopt, approve or recommend or make any public statement approving or recommending any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Parent Acquisition Proposal (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL);

(f) take any action to exempt any Person (other than the Company and its Subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable takeover laws or the Parent Charter or the Parent Bylaws; or (g) resolve, publicly propose or agree to do any of the foregoing.
4.   Confidentiality; Public Disclosure; Further Assurances.
(a)   From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Section 6, each Securityholder shall not, and shall cause its Affiliates to not, make any public announcements regarding this Agreement, the Merger Agreement or the Transactions or the transactions contemplated hereby; provided, however, that nothing herein shall be deemed to prohibit such public announcement (i) that the Company and Parent mutually agree upon in writing or (ii) that is required by obligations pursuant to any listing agreement with any national securities exchange or stock market or applicable Law.
(b)   Each Securityholder hereby severally as to itself only, but not jointly with any other Securityholder, authorizes Parent and the Company to publish and disclose in any public filing made in connection with the Merger Agreement and the Transactions and in any other announcement or disclosure required or requested by applicable Law, such Securityholder’s identity and ownership of the Subject Securities and the nature of such Securityholder’s obligations under this Agreement and authorizes the Company and Parent to include this Agreement as an exhibit to any filing required to be made by the Company or Parent with the SEC in connection with the Merger Agreement and the Transactions.
(c)   From time to time and without additional consideration, each Securityholder shall execute and deliver, or cause to be executed and delivered, such additional instruments, and shall take such further actions, as the Company or Parent may reasonably request for the purpose of carrying out the intent of this Agreement and the Merger Agreement.
5.   Representations and Warranties of Securityholder(s).   Each Securityholder hereby severally as to itself only, but not jointly with any other Securityholder represents and warrants as follows:
(a)   Such Securityholder (i) is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Subject Securities set forth opposite its name on Schedule A, free and clear of any Liens, adverse claims, charges or other encumbrances of any nature whatsoever (other than pursuant to (A) restrictions on transfer under applicable securities Laws or (B) this Agreement), and (ii) does not beneficially own any securities of Parent (including options or convertible securities) other than the Subject Securities set forth opposite its name on Schedule A.
(b)   Except with respect to obligations under the Parent Charter and the Parent Bylaws, as applicable, such Securityholder has the sole right to Transfer, to vote (or cause to vote) and to direct (or cause to direct) the voting of such Securityholder’s Subject Securities, and none of such Securityholder’s Subject Securities are subject to any voting trust or other Contract, arrangement or restriction with respect to the Transfer or the voting of such Securityholder’s Subject Securities (other than restrictions on transfer under applicable securities Laws), except as set forth in this Agreement.
(c)   Such Securityholder (i) if not a natural person, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and (ii) has the requisite corporate, company, partnership or other power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the terms hereof. The execution and delivery by such Securityholder of this Agreement, the consummation by such Securityholder of the transactions contemplated hereby and the compliance by such Securityholder with the provisions hereof have been duly authorized by all necessary corporate, company, partnership or other action on the part of such Securityholder, and no other corporate, company, partnership or other proceedings on the part of such Securityholder are necessary to authorize this Agreement, to consummate the transactions contemplated hereby or to comply with the provisions hereof.
(d)   This Agreement has been duly executed and delivered by such Securityholder, constitutes a valid and binding obligation of such Securityholder and, assuming due authorization, execution and delivery by the other parties hereto, is enforceable against such Securityholder in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.
(e)   With respect to such Securityholder, as of the date hereof, there is no Legal Proceeding pending against such Securityholder or, to the knowledge of such Securityholder, threatened against such Securityholder or any of its Subsidiaries or Affiliates, or any Judgement to which such Securityholder or any of its Subsidiaries or Affiliates (if such Securityholder is not a natural person) is subject that would reasonably be expected to question the beneficial or record ownership of such Securityholder’s Subject Securities, the validity of this Agreement or the performance by such Securityholder of its obligations under this Agreement.
(f)   The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not conflict with, or result in (i) any violation or breach of, or default (with or without notice or lapse of time, or both) under, any provision of the organizational documents of such Securityholder, if applicable, (ii) any violation or breach of, or default (with or without notice or lapse of time, or both) under any applicable Law or Judgment, in each case, applicable to such Securityholder or its properties or assets, or (iii) any violation or breach of, or default (with or without notice or lapse of time, or both) under any Contract, obligation or restriction of any kind to which such Securityholder is a party or by which such Securityholder or such Securityholder’s assets are bound.
(g)   Except for this Agreement, such Securityholder (i) has not entered into any voting agreement, voting trust or similar agreement or understanding with respect to any of such Securityholder’s Subject Securities, and shall not enter into any other voting agreement, voting trust or similar agreement or understanding with respect to any of such Securityholder’s Subject Securities, (ii) has not granted, and shall not grant at any time prior to the Expiration Date, a proxy, consent or power of attorney with respect to any of such Securityholder’s Subject Securities (other than pursuant to Section 2), (iii) has not given, and shall not give, prior to the Expiration Date, any voting instructions or authorities in any manner inconsistent with Section 1 or Section 2, with respect to any of such Securityholder’s Subject Securities and (iv) has not taken and shall not take any action that would reasonably be expected to constitute a breach hereof or make any representation or warranty of such Securityholder contained herein untrue or incorrect or have the effect of preventing such Securityholder from performing any of its obligations under this Agreement.
6.   Termination.   This Agreement shall terminate upon the earliest to occur of: (a) the Effective Time, (b) such date and time as the Merger Agreement shall be validly terminated in accordance with its terms, (c) as to a Securityholder, such date and time as any amendment or change to the Merger Agreement is effected without such Securityholder’s prior written consent that increases the amount of, changes the form of, or otherwise materially and adversely affects, the consideration payable by Parent under the Merger Agreement; provided, that, with respect to this clause (c), such Securityholder shall provide written notice to the Company of such termination, including the reasonable basis for such termination, and this Agreement shall remain in full force and effect as to any other Securityholder that is a party to this Agreement and has not delivered such a notice pursuant to this clause (c), and (d) by written agreement of the Company and each Securityholder party hereto (the first to occur of clauses (a) through (d), the “Expiration Date”). In the event of the termination of this Agreement, this Agreement shall forthwith become null and void, there shall be no liability on the part of any of the parties, and all rights and obligations of each party hereto shall cease; provided, however, that no such termination of this Agreement shall relieve any party hereto from any liability for such party’s fraud or willful breach of any provision of this Agreement prior to such termination and the provisions of this Section 6 shall survive any termination of this Agreement.
7.   No Agreement as Director, Officer or Employee.   No Securityholder makes any agreement or understanding in this Agreement in such Securityholder’s capacity as a director, officer or employee of Parent or any of its Subsidiaries (if such Securityholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by such Securityholder in such Securityholder’s capacity as such a director, officer or employee of Parent, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict such Securityholder from exercising its fiduciary duties, or any other duty (including duties as an employee), as a director or officer of Parent or any of its Subsidiaries to Parent or its stockholders.
8.   Opportunity to Review.   Each Securityholder acknowledges receipt of the Merger Agreement and represents that he, she, or it has had (a) the opportunity to review, and has read, reviewed and understands, the terms and conditions of the Merger Agreement and this Agreement, and (b) the opportunity to review and discuss the Merger Agreement, this Agreement, the Transactions and the transactions contemplated hereby with his, her or its own advisors and legal counsel.
9.   No Securityholder Litigation.   Each Securityholder agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, that may be brought against the Company, Parent, Merger Sub or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the Transactions or the transactions contemplated hereby; provided that this Section 9 shall not be deemed a waiver of any rights of such Securityholder or its Affiliates for any breach of this Agreement or the Merger Agreement by Parent, the Company or any of their respective Affiliates.
10.   Miscellaneous.
(a)   Notices.   Any notice or other communication required or permitted to be delivered to a party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (i) upon receipt when delivered by hand, (ii) one (1) Business Day after being sent by registered mail or by courier or express delivery service, (iii) if sent by email transmission prior to 5:00 p.m. Eastern Time, upon transmission thereof (provided that no bounceback or similar “undeliverable” message is received by such sender) or (iv) if sent by email transmission after 5:00 p.m. Eastern Time, the Business Day following the date of transmission (provided that no bounceback or similar “undeliverable” message is received by such sender); provided, that, in each case, the notice or other communication is sent to the physical address or email address, as applicable, set forth beneath the name of such party below (or to such other person, physical address or email address as such party shall have specified in a written notice given to the other Party in accordance with the notice provisions hereof):
if to the Company:
ACELYRIN, Inc.
4149 Liberty Canyon Road
Agoura Hills, CA 91301
Attention: [***]
Email: [***]
with a copy (which shall not constitute notice) to:
Fenwick & West LLP
902 Broadway
18th Floor
New York, NY 10010
Attention: Stefano Quintini; Ethan A. Skerry; Jeremy R. Delman
Email: squintini@fenwick.com; eskerry@fenwick.com; jdelman@fenwick.com
If to any Securityholder, to the address or email address set forth opposite the name of such Securityholder on Schedule A hereto.
(b)   Successors, Assigns and Transferees Bound.   Without limiting Section 1 hereof in any way, each Securityholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Securities from the date hereof through the Expiration Date and shall, to the extent permitted by applicable Laws, be binding upon any Person to which legal or beneficial ownership of such Securityholder’s Subject Securities shall pass, whether by operation of law or otherwise, including such

Securityholder’s heirs, guardians, administrators or successors, and such Securityholder further agrees to take all reasonable actions necessary to effectuate the foregoing.
(c)   Incorporation.   Sections 8.2 (Amendment), 8.5 (Counterparts; Effectiveness; Electronic Signature), 8.6 (Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL), 8.12 (Severability) and 8.14 (Interpretation; Construction) of the Merger Agreement shall apply to this Agreement, mutatis mutandis, as if such provisions had been fully set forth herein.
(d)   Specific Performance.   Each Securityholder acknowledges and agrees that irreparable damage would occur and that the Company would not have any adequate remedy at law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in accordance with Section 8.6 of the Merger Agreement, without proof of actual damages (and each Securityholder hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Each Securityholder further agrees not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the Company otherwise has an adequate remedy at law.
(e)   Entire Agreement.   This Agreement (including the provisions of the Merger Agreement referenced herein) and the other documents and instruments executed pursuant hereto constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.
(f)   No Agreement Until Merger Agreement Effective.   Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract or understanding between the parties hereto unless and until (a) Parent Board has approved, for purposes of any applicable anti-takeover Laws and any applicable provision of the Parent Charter, the Merger Agreement and the Transactions; (b) the Merger Agreement is executed and delivered by all parties thereto; and (c) this Agreement is executed and delivered by all parties hereto.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.
[SECURITYHOLDER]
By:

Name:
Title:
[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.
ACELYRIN, INC.
By:

Name:
Mina Kim

Title:
Chief Executive Officer

[Signature Page to Voting and Support Agreement]

SCHEDULE A
Name, Address and Electronic Mail Address of Securityholder	Number and Class of Subject Securities

Schedule A

Annex C
VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of February 6, 2025, by and among Alumis Inc., a Delaware corporation (“Parent”), Arrow Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”) and the stockholder(s) of ACELYRIN, Inc., a Delaware corporation (the “Company”) listed on Schedule A hereto (each, a “Securityholder”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).
RECITALS
WHEREAS, each Securityholder is the record or beneficial owner of the securities of the Company (including options and convertible securities) as set forth opposite such Securityholder’s name on Schedule A hereto (such securities, together with any other securities of the Company acquired by such Securityholder after the date hereof and during the term of this Agreement, collectively referred to herein as the “Subject Securities”);
WHEREAS, concurrently with the execution of this Agreement, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger (as amended, restated or supplemented from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof and in accordance with the applicable provisions of the DGCL, Merger Sub will be merged with and into the Company, with the Company to be the surviving corporation of such merger (the “Merger”); and
WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and in consideration of the execution thereof by Parent and Merger Sub and to enhance the likelihood that the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”) will be consummated, each Securityholder, solely in such Securityholder’s capacity as holder of such Securityholder’s Subject Securities, has entered into this Agreement and agrees to be bound hereby.
NOW THEREFORE, in consideration of the promises, and of the representations, warranties, covenants and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.   No Transfer of Subject Securities.   From the date hereof until the Expiration Date, no Securityholder shall cause or permit any Transfer (as defined below) of any of such Securityholder’s Subject Securities or enter into any Contract, option or arrangement with respect to a Transfer of any of such Securityholder’s Subject Securities. Following the date hereof and except as required by this Agreement or Section 2.2(b) of the Merger Agreement, no Securityholder shall deposit (or permit the deposit of) any of such Securityholder’s Subject Securities in a voting trust or grant any proxy or enter into any voting agreement or similar agreement with respect to any of such Securityholder’s Subject Securities or in any way grant any other Person any right whatsoever with respect to the voting or disposition of any of such Securityholder’s Subject Securities. For purposes hereof, a Person shall be deemed to have effected a “Transfer” of Subject Securities if such Person directly or indirectly: (a) sells, pledges, encumbers, grants an option with respect to, transfers, assigns, or otherwise disposes of any Subject Securities, or any interest in such Subject Securities; or (b) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Subject Securities or any interest therein. Notwithstanding the foregoing, each Securityholder may make (i) solely with respect to a Securityholder who is an individual, transfers by will or by operation of law or other transfers for estate-planning purposes or charitable purposes (provided that, in each such case, the applicable transferee has signed a voting agreement in substantially the form hereof), (ii) with respect to such Securityholder’s Company Options (if any) which expire on or prior to the termination of this Agreement, transfers, sale, or other disposition of such Securityholder’s Subject Securities to the Company as payment for or to fund the payment of the (A) exercise price of such Securityholder’s Company Options and (B) Taxes applicable to the exercise of such Securityholder’s Company Options, (iii) with respect to such Securityholder’s Company RSUs or Company PSUs, as applicable, (if any) (A) transfers for the net settlement of such Securityholder’s Company RSUs or Company PSUs settled in Subject Securities (to pay any Tax withholding obligations)

or (B) transfers for receipt upon settlement of such Securityholder’s Company RSUs or Company PSUs, and the sale of a sufficient number of such Subject Securities acquired upon settlement of such securities as would generate sales proceeds sufficient to pay the aggregate Taxes payable by such Securityholder as a result of such settlement, (iv) if such Securityholder is a partnership or limited liability company, a transfer to one or more partners or members of such Securityholder or to an Affiliated corporation, trust or other entity under common control with such Securityholder, or if such Securityholder is a trust, a transfer to a beneficiary (provided that, in each such case, the applicable transferee has signed a voting agreement in substantially the form hereof), (v) transfers to a transferee that has signed a voting agreement in substantially the form hereof or (vi) pursuant to a Rule 10b5-1 trading plan of the Company that is in effect as of the date hereof. If any voluntary or involuntary transfer of any Subject Securities covered hereby shall occur (including a transfer or disposition permitted by clauses (i) through (vi) hereof, sale by a Securityholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, notwithstanding that such transferee is not a Securityholder and has not executed a counterpart hereof or joinder hereto.
2.   Agreement to Vote Shares; Irrevocable Proxy.
(a)   At any meeting of stockholders of the Company or at any adjournment, postponement or recess thereof, in any action by written consent or in any other circumstances upon which Securityholder’s vote, consent or other approval is sought with respect to the Transactions (including the Company Stockholder Approval), each Securityholder shall (i) appear (in person or by proxy) at each such meeting or otherwise cause all of such Securityholder’s Subject Securities that such Securityholder is entitled to vote to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted, in person or by proxy), as applicable, all of such Securityholder’s Subject Securities that are then entitled to be voted (A) in favor of: (1) the adoption of the Merger Agreement and approval of the Transactions, (2) any other proposals presented by the Company to its stockholders to effect or facilitate the Transactions in accordance with the Merger Agreement and (3) any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to adopt the Merger Agreement and approve the Transactions or there are not sufficient Shares represented to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting; and (B) against (1) any Company Acquisition Proposal or any of the transactions contemplated thereby, (2) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of the Company under the Merger Agreement or of such Securityholder under this Agreement and (3) any action, proposal, transaction, or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the timely consummation of the Transactions or the fulfillment of the Company’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company Charter or the Company Bylaws), in each case, except as required by the Merger Agreement.
(b)   Each Securityholder agrees that such Securityholder’s Subject Securities that are entitled to be voted shall be voted (or caused to be voted) as set forth in this Section 2 whether or not such Securityholder’s vote, consent or other approval is sought on only one or on any combination of the matters set forth in this Section 2 and at any time or at multiple times during the term of this Agreement.
3.   No Solicitation.   Subject to Section 7, each Securityholder, solely in its capacity as such, shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ directors and officers to not, and shall use its reasonable best efforts to cause its Affiliates and Representatives not to, directly or indirectly: (a) solicit, initiate, knowingly induce, knowingly encourage or knowingly facilitate (including by way of granting a waiver under Section 203 of the DGCL), any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal; (b) participate in any discussions or negotiations or cooperate in any way with any Person regarding any proposal or offer the consummation of which would constitute a Company Acquisition Proposal; (c) provide any information or data concerning the Company or any of its Subsidiaries to any Person in connection with any proposal the consummation of which would constitute a Company Acquisition Proposal or for the purpose of soliciting, initiating, inducing, encouraging or facilitating a Company Acquisition Proposal; (d) enter into any binding or nonbinding letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement with respect to a Company Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal; (e) adopt, approve or recommend or make any public statement approving or recommending any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL); (f) take any action to exempt any Person (other than Parent and its Subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable takeover laws or the Company Charter or the Company Bylaws; or (g) resolve, publicly propose or agree to do any of the foregoing.
4.   Confidentiality; Public Disclosure; Further Assurances.
(a)   From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Section 6, each Securityholder shall not, and shall cause its Affiliates to not, make any public announcements regarding this Agreement, the Merger Agreement or the Transactions or the transactions contemplated hereby; provided, however, that nothing herein shall be deemed to prohibit such public announcement (i) that the Company and Parent mutually agree upon in writing or (ii) that is required by obligations pursuant to any listing agreement with any national securities exchange or stock market or applicable Law.
(b)   Each Securityholder hereby severally as to itself only, but not jointly with any other Securityholder, authorizes Parent and the Company to publish and disclose in any public filing made in connection with the Merger Agreement and the Transactions and in any other announcement or disclosure required or requested by applicable Law, such Securityholder’s identity and ownership of the Subject Securities and the nature of such Securityholder’s obligations under this Agreement and authorizes the Company and Parent to include this Agreement as an exhibit to any filing required to be made by the Company with the SEC in connection with the Merger Agreement and the Transactions.
(c)   From time to time and without additional consideration, each Securityholder shall execute and deliver, or cause to be executed and delivered, such additional instruments, and shall take such further actions, as the Company or Parent may reasonably request for the purpose of carrying out the intent of this Agreement and the Merger Agreement.
5.   Representations and Warranties of Securityholder(s).   Each Securityholder hereby severally as to itself only, but not jointly with any other Securityholder represents and warrants as follows:
(a)   Such Securityholder (i) is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Subject Securities set forth opposite its name on Schedule A, free and clear of any Liens, adverse claims, charges or other encumbrances of any nature whatsoever (other than pursuant to (A) restrictions on transfer under applicable securities Laws or (B) this Agreement), and (ii) does not beneficially own any securities of the Company (including options or convertible securities) other than the Subject Securities set forth opposite its name on Schedule A.
(b)   Except with respect to obligations under the Company Charter and the Company Bylaws, as applicable, such Securityholder has the sole right to Transfer, to vote (or cause to vote) and to direct (or cause to direct) the voting of such Securityholder’s Subject Securities, and none of such Securityholder’s Subject Securities are subject to any voting trust or other Contract, arrangement or restriction with respect to the Transfer or the voting of such Securityholder’s Subject Securities (other than restrictions on transfer under applicable securities Laws), except as set forth in this Agreement.
(c)   Such Securityholder (i) if not a natural person, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and (ii) has the requisite corporate, company, partnership or other power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the terms hereof. The execution and delivery by such Securityholder of this Agreement, the consummation by such Securityholder of the transactions contemplated hereby and the compliance by such Securityholder with the provisions hereof have been duly authorized by all necessary corporate, company, partnership or other action on the part of such Securityholder, and no other corporate, company, partnership or other proceedings on the part of such Securityholder are necessary to authorize this Agreement, to consummate the transactions contemplated hereby or to comply with the provisions hereof.
(d)   This Agreement has been duly executed and delivered by such Securityholder, constitutes a valid and binding obligation of such Securityholder and, assuming due authorization, execution and delivery by the other parties hereto, is enforceable against such Securityholder in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.
(e)   With respect to such Securityholder, as of the date hereof, there is no Legal Proceeding pending against such Securityholder or, to the knowledge of such Securityholder, threatened against such Securityholder or any of its Subsidiaries or Affiliates, or any Judgement to which such Securityholder or any of its Subsidiaries or Affiliates (if such Securityholder is not a natural person) is subject that would reasonably be expected to question the beneficial or record ownership of such Securityholder’s Subject Securities, the validity of this Agreement or the performance by such Securityholder of its obligations under this Agreement.
(f)   The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not conflict with, or result in (i) any violation or breach of, or default (with or without notice or lapse of time, or both) under, any provision of the organizational documents of such Securityholder, if applicable, (ii) any violation or breach of, or default (with or without notice or lapse of time, or both) under any applicable Law or Judgment, in each case, applicable to such Securityholder or its properties or assets, or (iii) any violation or breach of, or default (with or without notice or lapse of time, or both) under any Contract, obligation or restriction of any kind to which such Securityholder is a party or by which such Securityholder or such Securityholder’s assets are bound.
(g)   Except for this Agreement, such Securityholder (i) has not entered into any voting agreement, voting trust or similar agreement or understanding with respect to any of such Securityholder’s Subject Securities, and shall not enter into any other voting agreement, voting trust or similar agreement or understanding with respect to any of such Securityholder’s Subject Securities, (ii) has not granted, and shall not grant at any time prior to the Expiration Date, a proxy, consent or power of attorney with respect to any of such Securityholder’s Subject Securities (other than pursuant to Section 2), (iii) has not given, and shall not give, prior to the Expiration Date, any voting instructions or authorities in any manner inconsistent with Section 1 or Section 2, with respect to any of such Securityholder’s Subject Securities and (iv) has not taken and shall not take any action that would reasonably be expected to constitute a breach hereof or make any representation or warranty of such Securityholder contained herein untrue or incorrect or have the effect of preventing such Securityholder from performing any of its obligations under this Agreement.
6.   Termination.   This Agreement shall terminate upon the earliest to occur of: (a) the Effective Time, (b) such date and time as the Merger Agreement shall be validly terminated in accordance with its terms, (c) as to a Securityholder, such date and time as any amendment or change to the Merger Agreement is effected without such Securityholder’s prior written consent that decreases the amount, changes the form of, or otherwise materially and adversely affects, the consideration payable in respect of such Securityholder’s Subject Securities under the Merger Agreement; provided, that, with respect to this clause (c), such Securityholder shall provide written notice to Parent of such termination, including the reasonable basis for such termination, and this Agreement shall remain in full force and effect as to any other Securityholder that is a party to this Agreement and has not delivered such a notice pursuant to this clause (c), and (d) by written agreement of Parent and each Securityholder party hereto (the first to occur of clauses (a) through (d), the “Expiration Date”). In the event of the termination of this Agreement, this Agreement shall forthwith become null and void, there shall be no liability on the part of any of the parties, and all rights and obligations of each party hereto shall cease; provided, however, that no such termination of this Agreement shall relieve any party hereto from any liability for such party’s fraud or willful breach of any provision of this Agreement prior to such termination and the provisions of this Section 6 shall survive any termination of this Agreement.

7.   No Agreement as Director, Officer or Employee.   No Securityholder makes any agreement or understanding in this Agreement in such Securityholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries (if such Securityholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by such Securityholder in such Securityholder’s capacity as such a director, officer or employee of the Company, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict such Securityholder from exercising its fiduciary duties, or any other duty (including duties as an employee), as a director or officer of the Company or any of its Subsidiaries to the Company or its stockholders.
8.   Opportunity to Review.   Each Securityholder acknowledges receipt of the Merger Agreement and represents that he, she, or it has had (a) the opportunity to review, and has read, reviewed and understands, the terms and conditions of the Merger Agreement and this Agreement, and (b) the opportunity to review and discuss the Merger Agreement, this Agreement, the Transactions and the transactions contemplated hereby with his, her or its own advisors and legal counsel.
9.   No Securityholder Litigation.   Each Securityholder agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, that may be brought against the Company, Parent, Merger Sub or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the Transactions or the transactions contemplated hereby; provided that this Section 9 shall not be deemed a waiver of any rights of such Securityholder or its Affiliates for any breach of this Agreement or the Merger Agreement by Parent, the Company or any of their respective Affiliates.
10.   Miscellaneous.
(a)   Notices.   Any notice or other communication required or permitted to be delivered to a party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (i) upon receipt when delivered by hand, (ii) one (1) Business Day after being sent by registered mail or by courier or express delivery service, (iii) if sent by email transmission prior to 5:00 p.m. Eastern Time, upon transmission thereof (provided that no bounceback or similar “undeliverable” message is received by such sender) or (iv) if sent by email transmission after 5:00 p.m. Eastern Time, the Business Day following the date of transmission (provided that no bounceback or similar “undeliverable” message is received by such sender); provided, that, in each case, the notice or other communication is sent to the physical address or email address, as applicable, set forth beneath the name of such party below (or to such other person, physical address or email address as such party shall have specified in a written notice given to the other Party in accordance with the notice provisions hereof):
if to Parent or Merger Sub:
Alumis Inc.
280 East Grand Avenue
South San Francisco, CA 94080
Attention: [***]
Email: [***]
with a copy (which shall not constitute notice) to:
Cooley LLP
3 Embarcadero Center
20th Floor
San Francisco, CA 94111-4004
Attention: Jamie Leigh; Ben Beerle; Polina A. Demina
Email: jleigh@cooley.com; bbeerle@cooley.com; pdemina@cooley.com
If to any Securityholder, to the address or email address set forth opposite the name of such Securityholder on Schedule A hereto.

(b)   Successors, Assigns and Transferees Bound.   Without limiting Section 1 hereof in any way, each Securityholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Securities from the date hereof through the Expiration Date and shall, to the extent permitted by applicable Laws, be binding upon any Person to which legal or beneficial ownership of such Securityholder’s Subject Securities shall pass, whether by operation of law or otherwise, including such Securityholder’s heirs, guardians, administrators or successors, and such Securityholder further agrees to take all reasonable actions necessary to effectuate the foregoing.
(c)   Incorporation.   Sections 8.2 (Amendment), 8.5 (Counterparts; Effectiveness; Electronic Signature), 8.6 (Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL), 8.12 (Severability) and 8.14 (Interpretation; Construction) of the Merger Agreement shall apply to this Agreement, mutatis mutandis, as if such provisions had been fully set forth herein.
(d)   Specific Performance.   Each Securityholder acknowledges and agrees that irreparable damage would occur and that Parent would not have any adequate remedy at law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in accordance with Section 8.6 of the Merger Agreement, without proof of actual damages (and each Securityholder hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Each Securityholder further agrees not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that Parent otherwise has an adequate remedy at law.
(e)   Entire Agreement.   This Agreement (including the provisions of the Merger Agreement referenced herein) and the other documents and instruments executed pursuant hereto constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.
(f)   No Agreement Until Merger Agreement Effective.   Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract or understanding between the parties hereto unless and until (a) the Company Board has approved, for purposes of any applicable anti-takeover Laws and any applicable provision of the Company Charter, the Merger Agreement and the Transactions; (b) the Merger Agreement is executed and delivered by all parties thereto; and (c) this Agreement is executed and delivered by all parties hereto.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.
[SECURITYHOLDER]
By:

Name:
Title:
[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.
Alumis Inc.
By:

Name:
Martin Babler

Title:
Chief Executive Officer

Arrow Merger Sub, Inc.
By:

Name:
Sara Klein

Title:
President

[Signature Page to Voting and Support Agreement]

SCHEDULE A
Name, Address and Electronic Mail Address of Securityholder	Number and Class of Subject Securities

Schedule A

Annex D
April 20, 2025
Special Committee of the
Board of Directors
Alumis Inc.
280 East Grand Avenue
South San Francisco, CA 94080
Members of the Special Committee of the Board:
We understand that Acelyrin, Inc. (the “Company”), Alumis Inc. (the “Parent”) and Arrow Merger Sub, Inc., a wholly owned subsidiary of the Parent (“Merger Sub”), propose to enter into an Amendment to the Agreement and Plan of Merger, substantially in the form of the draft dated April 20, 2025 (the “Amendment”) amending the Agreement and Plan of Merger, dated February 6, 2025 (as amended by the Amendment, the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will continue as the surviving corporation and become a wholly owned subsidiary of the Parent, and each outstanding share of common stock, par value $0.00001 per share, of the Company (the “Company Common Stock”), other than shares held by the Company (including in treasury) or any of its Subsidiaries (as defined in the Merger Agreement) or held by the Parent or any of its Subsidiaries will be converted into the right to receive 0.4814 shares (the “Exchange Ratio”) of common stock, par value $0.0001 per share, of the Parent (the “Parent Common Stock”), without interest thereon, subject to adjustment as set out in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the Parent.
For purposes of the opinion set forth herein, we have:
1)
Reviewed certain publicly available financial statements and other business and financial information of the Company and the Parent, respectively;

2)
Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Parent, respectively;

3)
Reviewed certain financial projections prepared by the management of the Parent;

4)
Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger (the “Synergy Estimates”), prepared by the management of the Parent;

5)
Participated in discussions regarding the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

6)
Discussed the past and current operations and financial condition and the prospects of the Company and the Parent, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Parent;

7)
Reviewed the pro forma impact of the Merger on the Parent’s cash flow, consolidated capitalization and certain financial ratios;

8)
Reviewed the reported prices and trading activity for the Company Common Stock and the Parent Common Stock on an affected and unaffected basis;

9)
Compared the prices and trading activity of the Company Common Stock and the Parent

Common Stock with that of certain other publicly-traded companies comparable with the Company and the Parent, respectively, and their securities;
10)
Participated in certain discussions and negotiations among representatives of the Company and the Parent and their financial and legal advisors;

11)
Reviewed the Merger Agreement (including the Amendment) and certain related documents; and

12)
Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Parent, and formed a substantial basis for this opinion. With respect to the financial projections, including the Synergies Estimates, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Parent of the future financial performance of the Company and the Parent. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Parent and the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of the parties, or any class of such persons, whether relative to the Exchange Ratio or otherwise. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Parent or any of their subsidiaries, nor have we been furnished with any such valuations or appraisals, upon which we have relied without independent verification. We do not express any view on, and this opinion does not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith.
Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring or coming to our attention after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
This opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to the Parent, nor does it address the underlying business decision of the Parent to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement.
We have acted as financial advisor to the Special Committee of the Board of Directors of the Parent in connection with this transaction and will receive a fee for our services, a portion of which is already payable and a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financing services for the Parent and the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to the Parent and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Parent, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.
This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Special Committee of the Board of Directors of the Parent only and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Parent is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Parent Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Parent and the Company should vote at the shareholders’ meetings to be held in connection with the Merger or in connection with any other matter.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the Parent.
Very truly yours,
MORGAN STANLEY & CO. LLC
By: /s/ Benjamin M. Rockwell Name: Benjamin M. Rockwell Title: Managing Director

Annex E
Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017 GuggenheimPartners.com
February 6, 2025
The Board of Directors
ACELYRIN, Inc.
4149 Liberty Canyon Road
Agoura Hills, CA 91301
Members of the Board:
We understand that ACELYRIN, Inc. (“Acelyrin”) and Alumis Inc. (“Alumis”) intend to enter into an Agreement and Plan of Merger to be dated as of February 6, 2025 (the “Agreement”) pursuant to which Arrow Merger Sub, Inc., a wholly owned subsidiary of Alumis (“Merger Sub”), will merge with and into Acelyrin (the “Merger”) and Acelyrin will become a wholly owned subsidiary of Alumis. Pursuant to the Agreement, each of the issued and outstanding shares of the common stock, par value $0.0001 per share, of Acelyrin (subject to certain exceptions) will be converted into the right to receive 0.4274 of a share of voting common stock, par value $0.0001 per share, of Alumis (the “Exchange Ratio”). The terms and conditions of the Merger are more fully set forth in the Agreement.
You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the stockholders of Acelyrin.
In connection with rendering our opinion, we have:
•
Reviewed a draft of the Agreement dated as of February 6, 2025;

•
Reviewed certain publicly available business and financial information regarding each of Acelyrin and Alumis;

•
Reviewed certain non-public business and financial information regarding Acelyrin and Alumis and their respective businesses and future prospects (including (i) certain probability-adjusted financial projections for Acelyrin on a stand-alone basis for the years ending December 31, 2025 through December 31, 2045, (ii) certain probability-adjusted financial projections for Alumis on a stand-alone basis for the years ending December 31, 2025 through December 31, 2045 and (iii) certain estimates as to potentially realizable existing net operating loss carryforwards expected to be utilized by Acelyrin and Alumis (clauses (i), (ii) and (iii) collectively, the “Acelyrin-Provided Financial Projections”) and certain other estimates and other forward-looking information), all as prepared by, discussed with and approved for our use by Acelyrin’s senior management (collectively with the Synergy Estimates (as defined below), the “Acelyrin-Provided Information”);

•
Reviewed certain non-public business and financial information regarding Alumis and its business and future prospects (including (i) certain probability-adjusted financial projections for Alumis on a stand-alone basis for the years ending December 31, 2025 through December 31, 2045 and (ii) certain estimates as to potentially realizable existing net operating loss carryforwards expected to be utilized by Alumis (clauses (i) and (ii) collectively, the “Alumis-Provided Financial Projections for Alumis” and, together with the Acelyrin-Provided Financial Projections, the “Financial Projections”) and certain other estimates and other forward-looking information), all as prepared by and discussed with Alumis’s senior management and reviewed by, discussed with and approved for our use by Acelyrin’s senior management (collectively, the “Alumis-Provided Information”);

•
Reviewed certain estimated cost savings expected to result from the Merger and estimated costs to achieve the same (collectively, the “Synergy Estimates” or the “Synergies”), all as prepared by, discussed with and approved for our use by Acelyrin’s senior management and discussed with Alumis’s senior management;

•
Discussed with Acelyrin’s senior management their strategic and financial rationale for the Merger as well as their views of Acelyrin’s and Alumis’s respective businesses, operations, historical and projected financial results, liquidity, funding needs, access to capital and future prospects (including, without limitation, their assumptions as to the expected amounts, timing and pricing of future issuances of equity in each of Acelyrin and Alumis, respectively) and the commercial, competitive and regulatory dynamics in the biopharmaceutical sector;

•
Discussed with Alumis’s senior management their strategic and financial rationale for the Merger as well as their views of Alumis’s business, operations, historical and projected financial results, liquidity, funding needs, access to capital and future prospects (including, without limitation, their assumptions as to the expected amounts, timing and pricing of future issuances of equity in Alumis) and the commercial, competitive and regulatory dynamics in the biopharmaceutical sector;

•
Performed financing-adjusted discounted cash flow analyses based on the Acelyrin-Provided Financial Projections and the Synergy Estimates;

•
Reviewed the historical prices and the trading activity of the common shares of Acelyrin and Alumis;

•
Reviewed the pro forma financial results, financial condition and capitalization of Alumis giving effect to the Merger; and

•
Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

With respect to the information used in arriving at our opinion:
•
We have relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information provided by or discussed with Acelyrin or Alumis (including, without limitation, the Acelyrin-Provided Information and the Alumis-Provided Information) or obtained from public sources, data suppliers and other third parties.

•
We (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, the Acelyrin-Provided Information or the Alumis-Provided Information), (ii) express no view or opinion regarding (a) the reasonableness or achievability of the Financial Projections, the Synergy Estimates, any other estimates or any other forward-looking information provided by Acelyrin or Alumis or the assumptions upon which any of the foregoing are based or (b) the reasonableness of the probability adjustments reflected in the Financial Projections and (iii) have relied upon the assurances of Acelyrin’s senior management that they are (in the case of the Acelyrin-Provided Information) and have assumed that Alumis’s senior management are (in the case of the Alumis-Provided Information) unaware of any facts or circumstances that would make the Acelyrin-Provided Information or the Alumis-Provided Information incomplete, inaccurate or misleading.

•
We (i) have been advised by Acelyrin’s senior management, and have assumed, that the Acelyrin-Provided Financial Projections (including the probability adjustments reflected therein) and the Synergy Estimates have been (y) reasonably prepared on bases reflecting the best currently available estimates and judgments of Acelyrin’s senior management as to the expected future performance of Acelyrin and Alumis and the expected amounts and realization of the Synergies and (z) reviewed by Acelyrin’s Board of Directors with the understanding that such information will be used and relied upon by us in connection with rendering our opinion, (ii) have assumed that the Alumis-Provided Financial Projections for Alumis (including the probability adjustments reflected therein) have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Alumis’s senior management as to the expected future performance of Alumis on a stand-alone basis and (iii) have assumed that any other financial projections/forecasts, any other estimates and/or any other forward-looking information obtained from public sources, data suppliers and other third parties are reasonable and reliable.

•
In addition, we have relied upon (without independent verification and without expressing any view or opinion regarding) the assessments, judgments and estimates of Acelyrin’s senior management and

Alumis’s senior management as to, among other things, (i) the potential impact on Acelyrin and Alumis of market, competitive and other trends in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the biotechnology, life sciences and pharmaceutical sectors, including the continuing availability and amount of reimbursement for existing and future products by governmental and third-party payors, (ii) Acelyrin’s and Alumis’s existing and future products, product candidates, technology and intellectual property and the associated risks thereto (including, without limitation, the probabilities and timing of successful development, testing, manufacturing and marketing thereof; approval thereof by relevant governmental authorities; prospective product-related peak worldwide sales, sales prices, annual sales price increases and sales volumes with respect thereto; the validity and life of patents with respect thereto; and the potential impact of competition thereon), (iii) Acelyrin’s and Alumis’s existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key employees, suppliers and other commercial relationships and (iv) Alumis’s ability to effectively integrate the businesses and operations of Acelyrin. We have assumed that there will not be any developments with respect to any of the foregoing matters that would have an adverse effect on Acelyrin, Alumis or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.
During the course of our engagement, we were asked by Acelyrin’s Board of Directors to solicit indications of interest from various potential third-party transaction counterparties regarding a potential extraordinary corporate transaction with or involving Acelyrin, and we have considered the results of such solicitation process in rendering our opinion.
In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Acelyrin, Alumis or any other entity or the solvency or fair value of Acelyrin, Alumis or any other entity, nor have we been furnished with any such appraisals. We are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in our opinion should be construed as constituting advice with respect to such matters; accordingly, we have relied on the assessments of Acelyrin’s senior management, Alumis’s senior management and Acelyrin’s and Alumis’s respective other professional advisors with respect to such matters. We have assumed that the Merger will qualify, for US federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We are not expressing any view or rendering any opinion regarding the tax consequences of the Merger to Acelyrin, Alumis or their respective securityholders.
In rendering our opinion, we have assumed that, in all respects meaningful to our analyses, (i) the final executed form of the Agreement will not differ from the draft that we have reviewed, (ii) Acelyrin, Alumis and Merger Sub will comply with all terms and provisions of the Agreement and (iii) the representations and warranties of Acelyrin, Alumis and Merger Sub contained in the Agreement are true and correct and all conditions to the obligations of each party to the Agreement to consummate the Merger will be satisfied without any waiver, amendment or modification thereof. We also have assumed that the Merger will be consummated in a timely manner in accordance with the terms of the Agreement and in compliance with all applicable legal and other requirements, without any delays, limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Acelyrin, Alumis, Merger Sub or the Merger (including its contemplated benefits) in any way meaningful to our analyses or opinion.
In rendering our opinion, we do not express any view or opinion as to (i) the prices at which the shares of common stock or other securities or financial instruments of or relating to Acelyrin or Alumis may trade or otherwise be transferable at any time, (ii) the potential effects of volatility in the credit, financial or equity markets on Acelyrin or Alumis, their respective securities or other financial instruments or the Merger or (iii) the impact of the Merger on the solvency or viability of Acelyrin, Alumis or Merger Sub or the ability of Acelyrin, Alumis or Merger Sub to pay their respective obligations when they come due.
We have acted as a financial advisor to Acelyrin in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is payable upon successful consummation of the Merger and a portion of which is payable upon the rendering of our opinion. In addition, Acelyrin has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.
As previously disclosed, (i) aside from our current engagement by Acelyrin, we have not been previously engaged during the past two years by Acelyrin to provide financial advisory or investment banking services for which we received fees and (ii) we have not been previously engaged during the past two years by Alumis to provide financial advisory or investment banking services for which we received fees, except that we acted as joint book-running manager to Alumis in connection with its June 2024 initial public offering, for which we have received agreed upon fees. We may in the future seek to provide Acelyrin and Alumis or their respective affiliates with financial advisory and investment banking services unrelated to the Merger, for which services we would expect to receive compensation.
We and our affiliates and related entities engage in a wide range of financial services activities for our and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, we and our affiliates and related entities may (i) provide such financial services to Acelyrin, Alumis, other participants in the Merger or their respective affiliates, for which services we and our affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to Acelyrin, Alumis, other participants in the Merger or their respective affiliates. Furthermore, our and our affiliates’ and related entities’ respective directors, officers, employees, consultants and agents may make investments in Acelyrin, Alumis, other participants in the Merger or their respective affiliates.
Consistent with applicable legal and regulatory guidelines, we have adopted certain policies and procedures to establish and maintain the independence of our research departments and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Acelyrin, Alumis, other participants in the Merger or their respective affiliates or the Merger that differ from the views of our investment banking personnel.
Our opinion has been provided to Acelyrin’s Board of Directors (in its capacity as such) for its information and assistance in connection with its evaluation of the Exchange Ratio. Our opinion may not be disclosed publicly, made available to third parties or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement/prospectus to be distributed to the holders of Acelyrin common stock in connection with the Merger.
Our opinion and any materials provided in connection therewith do not constitute a recommendation to Acelyrin’s Board of Directors with respect to the Merger, nor does our opinion or any summary of our underlying analyses constitute advice or a recommendation to any holder of Acelyrin or Alumis common stock as to how to vote or act in connection with the Merger or otherwise. Our opinion does not address Acelyrin’s underlying business or financial decision to pursue or effect the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Acelyrin or the effects of any other transaction in which Acelyrin might engage. Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Exchange Ratio to the stockholders of Acelyrin to the extent expressly specified herein. We do not express any view or opinion as to (i) any other term, aspect or implication of (y) the Merger (including, without limitation, the form or structure of the Merger or the Agreement) or (z) any other agreement, transaction document or instrument contemplated by the Agreement or to be entered into or amended in connection with the Merger or (ii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified herein), creditors or other constituencies of Acelyrin or Alumis. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Acelyrin’s or Alumis’s directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Exchange Ratio or otherwise.

Our opinion has been authorized for issuance by our Fairness Opinion and Valuation Committee. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, business, capital markets and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.
Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the stockholders of Acelyrin.
Very truly yours,
/s/ Guggenheim Securities, LLC
GUGGENHEIM SECURITIES, LLC